Filed Pursuant to Rule 424(b)(3)
Registration Number 333-260692

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF SUPERNOVA PARTNERS

ACQUISITION COMPANY II, LTD.

PROSPECTUS FOR 161,086,522

SHARES OF COMMON STOCK AND 13,075,000 WARRANTS OF SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD.

(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE, WHICH WILL BE RENAMED RIGETTI COMPUTING, INC. IN CONNECTION WITH THE DOMESTICATION DESCRIBED HEREIN)

The board of directors of Supernova Partners Acquisition Company II, Ltd., a Cayman Islands exempted company (“Supernova”), has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Merger Agreement, dated October 6, 2021, as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of December 23, 2021 and Amendment No. 2 to the Agreement and Plan of Merger dated as of January 10, 2022 (and as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Supernova, Supernova Merger Sub, Inc., a Delaware corporation (“First Merger Sub”), Romeo Supernova Merger Sub, LLC, a Delaware limited liability company (“Second Merger Sub”) and Rigetti Holdings, Inc. (“Rigetti”), a copy of which is attached to this proxy statement/prospectus as Annex A, including the domestication of Supernova as a Delaware corporation (the “Domestication”). As described in this proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), Supernova’s shareholders are being asked to consider a vote upon each of the Domestication and the Business Combination, among other items. As used in this proxy statement/prospectus, “New Rigetti” refers to Supernova after giving effect to the consummation of the Domestication and the Business Combination.

In connection with the Domestication, immediately prior to (but no later than the day preceding) the date on which the closing of the Business Combination actually occurs (the “Closing Date”): (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”), and each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “Class B ordinary shares”), of Supernova will be converted into one share of common stock, par value $0.0001 per share, of New Rigetti (the “New Rigetti Common Stock”); (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of Supernova will automatically represent the right to purchase one share of New Rigetti Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Warrant Agreement between American Stock Transfer & Trust Company, LLC and Supernova Partners Acquisition Company II, Ltd., dated February 23, 2021 (the “Supernova warrant agreement”); (iii) each issued and outstanding Supernova preference share will continue to exist as a share of preferred stock of New Rigetti; (iv) the governing documents of Supernova will be amended and restated and become the certificate of incorporation and the bylaws of New Rigetti as described in this proxy statement/prospectus; and (v) Supernova’s name will change to “Rigetti Computing, Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of Supernova that has not been previously separated into the underlying Class A ordinary shares of Supernova and the underlying warrants of Supernova prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Rigetti Common Stock and one-fourth of one warrant representing the right to purchase one share of New Rigetti Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Supernova warrant agreement.

On the Closing Date, First Merger Sub will merge with and into Rigetti, with Rigetti surviving such merger as a wholly owned subsidiary of New Rigetti, followed by the Second Merger, whereby, immediately following and as part of the same overall transaction as the First Merger, Rigetti will merge with and into Second Merger Sub, with Second Merger Sub surviving such merger as a wholly owned subsidiary of New Rigetti (the “Merger” and the time that the Merger becomes effective being referred to as the “Effective Time”).

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, each share of Rigetti outstanding as of immediately prior to the Effective Time will be exchanged for shares of New Rigetti Common Stock based on an implied Rigetti equity value of $1,041,000,000, each Rigetti option or warrant will convert into options or warrants to purchase New Rigetti Common Stock and each Rigetti Restricted Stock Unit Award will convert into restricted stock units for New Rigetti Common Stock. The market value of the shares to be issued could vary significantly from the market value as of the date of this proxy statement/prospectus.

Concurrently with the execution of the Merger Agreement, Supernova entered into Subscription Agreements (the “Initial Subscription Agreements”) with certain investors (together, the “Initial PIPE Investors”), pursuant to which the Initial PIPE Investors have agreed to subscribe for and purchase, and Supernova has agreed to issue and sell to the Initial PIPE Investors, an aggregate of 10,251,000 shares of New Rigetti Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $102,510,000 (the “Initial PIPE Financing”). On December 23, 2021, Supernova entered into

Subscription Agreements (the “Subsequent Subscription Agreements”, and together with the Initial Subscription Agreements, the “Subscription Agreements”) with two “accredited investors” (as such term is defined in Rule 501 of Regulation D) (the “Subsequent PIPE Investors”, and together with the Initial PIPE Investors, the “PIPE Investors”) pursuant to which the Subsequent PIPE Investors have agreed to subscribe for and purchase, and Supernova has agreed to issue and sell to the Subsequent PIPE Investors, an aggregate of 4,390,244 shares of New Rigetti Common Stock at a price of $10.25 per share, for aggregate gross proceeds of $45,000,000 (the “Subsequent PIPE Financing”, and together with the Initial PIPE Financing, the “PIPE Financing”). The shares of New Rigetti Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Rule 506(c) promulgated thereunder. Supernova will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

It is anticipated that, upon completion of the Business Combination, (i) existing shareholders of Rigetti will own approximately 59% of New Rigetti on an undiluted basis; (ii) Supernova’s public shareholders (other than the PIPE Investors) will retain an ownership interest of approximately 26% in New Rigetti on an undiluted basis; (iii) the PIPE Investors (which includes the Sponsor) will own approximately 11% of New Rigetti on an undiluted basis; and (iv) Supernova Partners II LLC, a Cayman Islands exempted company (the “Sponsor”) (and its affiliates) will own approximately 4% of New Rigetti (which amount excludes shares purchased by the Sponsor in the PIPE and excludes Sponsor Earn Out Shares), in each case, assuming that none of Supernova’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 76%, 5%, 14% and 5%, respectively, assuming that approximately 84% of Supernova’s outstanding public shares are redeemed in connection with the Business Combination. These percentages (i) assume that 78,153,546 shares of New Rigetti Common Stock are issued to the holders of shares of common stock and preferred stock of Rigetti at Closing, which would be the number of shares of New Rigetti Common Stock issued to these holders if Closing were to occur on September 30, 2021; (ii) are based on 14,641,244 shares of New Rigetti Common Stock to be issued in the PIPE Financing; (iii) do not take into account any exercise of public warrants or private placement warrants to purchase New Rigetti Common Stock that will be outstanding immediately following Closing; and (iv) do not take into account any shares of New Rigetti Common Stock underlying vested and unvested options, warrants, or restricted stock units that will be held by equityholders of Rigetti immediately following Closing. If the actual facts are different than these assumptions, the ownership percentages in New Rigetti will be different. See “Summary of the proxy statement/prospectus—Ownership of New Rigetti” for more information.

This prospectus covers up to 161,086,522 shares of New Rigetti Common Stock (including shares issuable upon exercise of the options and warrants and restricted stock units described above) and up to 13,075,000 warrants to acquire shares of New Rigetti Common Stock to be issued in connection with the Domestication. The number of shares of New Rigetti Common Stock that this prospectus covers represents the maximum number of shares that may be issued to holders of Rigetti shares, options, warrants or restricted stock units in connection with the Business Combination (as more fully described in this proxy statement/prospectus), together with the shares issued or issuable to the existing shareholders and warrant holders of Supernova in connection with the Business Combination.

Supernova’s units, public shares and public warrants are currently listed on New York Stock Exchange (the “NYSE”) under the symbols “SNII.U,” “SNII” and “SNII WS,” respectively. Supernova will apply for listing, to be effective at the time of the Business Combination, of New Rigetti Common Stock and warrants on Nasdaq under the proposed symbols “RGTI” and “RGTI WS,” respectively. It is a condition of the consummation of the Business Combination that Supernova receive confirmation from Nasdaq that New Rigetti has been conditionally approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that Supernova will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the stock exchange condition set forth in the Merger Agreement is waived by the applicable parties.

The accompanying proxy statement/prospectus provides shareholders of Supernova with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of Supernova. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 60 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated February 9, 2022, and is first being mailed to Supernova’s shareholders on or about February 9, 2022.

SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD.

4301 50th Street NW,

Suite 300 PMB 1044,

Washington, D.C. 20016

Dear Supernova Partners Acquisition Company II, Ltd. Shareholders:

You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of Supernova Partners Acquisition Company II, Ltd., a Cayman Islands exempted company (“Supernova”), at 11:00 a.m., Eastern Time, on February 28, 2022, at the offices of Latham & Watkins LLP located at 811 Main Street, #3700, Houston, Texas 77002, and virtually via live webcast at https://web.lumiagm.com/242489800, on such other date and at such other place to which the meeting may be adjourned. As all shareholders are no doubt aware, due to the current novel coronavirus (“COVID-19”) global pandemic, there are restrictions in place in many jurisdictions relating to the ability to conduct in-person meetings. As part of our precautions regarding COVID-19, we are planning for the possibility that the meeting may be held virtually over the internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association.

As further described in the accompanying proxy statement/prospectus, in connection with the Domestication (as defined below), immediately prior to (but no later than the day preceding) the date on which the closing of the Domestication (as defined below), the Merger (as defined below) and other transactions contemplated by the Merger Agreement (as defined below), collectively, including the PIPE Financing (as defined below); (the “Business Combination”) actually occurs ( the “Closing Date”), among other things, (i) Supernova will change its name to “Rigetti Computing, Inc.,” (ii) all of the outstanding shares of Supernova will be converted into common stock of a new Delaware corporation and all of the outstanding Supernova warrants will be converted into warrants to purchase common stock of a new Delaware corporation, and (iii) the governing documents of Supernova will be amended and restated. As used in the accompanying proxy statement/prospectus, “New Rigetti” refers to Supernova after giving effect to the Domestication and the Business Combination.

At the extraordinary general meeting, Supernova shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal,” to approve and adopt the Merger Agreement, dated as of October 6, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Supernova, Supernova Merger Sub, Inc., a Delaware corporation (“First Merger Sub”), Supernova Romeo Merger Sub, LLC, a Delaware limited liability company (“Second Merger Sub”) and Rigetti Holdings, Inc., a Delaware corporation (“Rigetti”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the transactions contemplated thereby.

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Merger Agreement, the following transactions will occur:

(1)    Immediately prior to (but no later than the day preceding) the Closing Date, Supernova will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which Supernova will change its name to “Rigetti Computing, Inc.” (“New Rigetti”) (for further details, see “The Domestication Proposal”).

(2)    First Merger Sub will merge with and into Rigetti, with Rigetti surviving such merger as a wholly owned subsidiary of New Rigetti, followed by the Second Merger, whereby, immediately following and as part of the same overall transaction as the First Merger, Rigetti will merge with and into Second Merger Sub, with Second Merger Sub surviving such merger as a wholly owned subsidiary of New Rigetti (the “Merger” and the time that the Merger becomes effective being referred to as the “Effective Time”). In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, each share of Rigetti outstanding

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as of immediately prior to the Effective Time will be exchanged for shares of New Rigetti Common Stock based on an implied Rigetti equity value of $1,041,000,000, each Rigetti option or warrant will convert into options or warrants to purchase New Rigetti Common Stock and each Rigetti Restricted Stock Unit Award will convert into restricted stock units for New Rigetti Common Stock.

In connection with the foregoing and concurrently with the execution of the Merger Agreement, Supernova entered into Subscription Agreements (the “Initial Subscription Agreements”) with certain investors (together, the “Initial PIPE Investors”), pursuant to which the Initial PIPE Investors have agreed to subscribe for and purchase, and Supernova has agreed to issue and sell to the Initial PIPE Investors, an aggregate of 10,251,000 shares of New Rigetti Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $102,510,000 (the “Initial PIPE Financing”). On December 23, 2021, Supernova entered into Subscription Agreements (the “Subsequent Subscription Agreements”, and together with the Initial Subscription Agreements, the “Subscription Agreements”) with two “accredited investors” (as such term is defined in Rule 501 of Regulation D) (the “Subsequent PIPE Investors”, and together with the Initial PIPE Investors, the “PIPE Investors”) pursuant to which the Subsequent PIPE Investors have agreed to subscribe for and purchase, and Supernova has agreed to issue and sell to the Subsequent PIPE Investors, an aggregate of 4,390,244 shares of New Rigetti Common Stock at a price of $10.25 per share, for aggregate gross proceeds of $45,000,000 (the “Subsequent PIPE Financing, and together with the Initial PIPE Financing, the “PIPE Financing”). The shares of New Rigetti Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Rule 506(c) promulgated thereunder. Supernova will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination (the “Closing”).

You will also be asked to consider and vote upon (a) a proposal to approve by special resolution the adoption and approval of the proposed new certificate of incorporation and proposed new bylaws of New Rigetti (the “Proposed Charter and Bylaws Proposal”), (b) four (4) separate proposals, each as an ordinary resolution and on a non-binding advisory basis, to approve material differences between Supernova’s existing amended and restated memorandum and articles of association (the “Existing Governing Documents”) and the proposed new certificate of incorporation of New Rigetti and the proposed new bylaws of New Rigetti upon the Domestication, copies of which are attached to the accompanying proxy statement/prospectus as Annexes C and D, respectively, which are referred to herein collectively as the “Advisory Governing Documents Proposals,” (c) a proposal to approve, for purpose of complying with Rule 312.03 of the NYSE Listed Company Manual, the issuance of the 14,641,244 shares of Rigetti Common Stock immediately prior to the Closing of the Business Combination in connection with the PIPE Financing and the New Rigetti Common Stock to be issued in connection with the Business Combination, which is referred to herein as the “Stock Issuance Proposal,” (d) a proposal to elect eight directors who, upon consummation of the Business Combination, will be the directors of New Rigetti, which is referred to herein as the “Director Election Proposal,” (e) a proposal to approve and adopt the New Rigetti 2022 Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex H, which is referred to herein as the “Equity Incentive Plan Proposal,” (f) a proposal to approve and adopt the New Rigetti 2022 Employee Stock Purchase Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex I, which is referred to herein as the “Employee Stock Purchase Plan Proposal,” and (g) a proposal to adjourn the extraordinary general meeting to a later date or dates which is referred to herein as the “Adjournment Proposal.”

The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Proposed Charter and Bylaws Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Stock Issuance Proposal and the Director Election Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the new certificate of incorporation or new bylaws of New Rigetti. The Adjournment Proposal is not conditioned upon the approval of

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any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

The Adjournment Proposal provides for a vote to adjourn the extraordinary general meeting to a later date or dates (i) to solicit additional proxies for the purpose of obtaining approval by the shareholders of Supernova for each of the proposals necessary to consummate the transactions contemplated by the Merger Agreement, (ii) for the absence of a quorum or (iii) if the holders of the Class A ordinary shares have elected to redeem a number of Class A ordinary shares as of such time that would reasonably be expected to result in the conditions required for the Closing of the Merger Agreement not to be satisfied; provided that, without the consent of Rigetti, in no event shall the extraordinary general meeting of shareholders be adjourned to a date that is more than fifteen (15) business days later than the most recently adjourned meeting or to a date that is five (5) business days prior to the termination date of the Merger Agreement.

In connection with the Business Combination, certain related agreements have been, or will be entered into at or prior to the closing of the Business Combination, including the Subscription Agreements, Rigetti Holder Support Agreement, the Sponsor Support Agreement and the Registration Rights Agreement (each as defined in the accompanying proxy statement/prospectus). See “Business Combination Proposal—Related Agreements” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Existing Governing Documents, a holder of Supernova’s public shares (a “public shareholder”) may request that Supernova redeem all or a portion of such public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact American Stock Transfer & Trust Company (“AST”), Supernova’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to AST in order to validly redeem its shares. Public shareholders may elect to redeem their public shares even if they vote “for” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to AST, New Rigetti will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Supernova’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “Extraordinary General Meeting of Supernova—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Supernova Partners II LLC, a Cayman Islands exempted company (the “Sponsor”) and each of our directors and officers (collectively, the “Initial Shareholders”) have, pursuant to the sponsor support agreement with the Sponsor, Rigetti and Supernova’s directors and officers (the “Sponsor Support Agreement”), agreed to, among

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other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive its anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Initial Shareholders own approximately 20% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Support Agreement.

The Merger Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such closing condition. In addition, in no event will Supernova redeem public shares in an amount that would cause New Rigetti’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.

Supernova is providing the accompanying proxy statement/prospectus and accompanying proxy card to Supernova’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by Supernova’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of Supernova’s shareholders should read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 59 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of Supernova has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to Supernova’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Supernova, you should keep in mind that the Sponsor and Supernova’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Supernova’s Sponsor, Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of each of the Domestication Proposal and the Proposed Charter and Bylaws Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Stock Issuance Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, vote at the extraordinary general meeting. Because the Domestication Proposal involves a vote to continue Supernova outside the jurisdiction of the Cayman Islands, holders of Class B ordinary shares will have ten votes per Class B ordinary share and holders of Class A ordinary shares will have one vote per Class A ordinary share for purposes of the Domestication Proposal. Holders of Class B ordinary shares and Class A ordinary shares shall have one vote per share on all other proposals.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares

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in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposal. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the new certificate of incorporation or new bylaws of New Rigetti. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO SUPERNOVA’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. THE DEPOSITORY TRUST COMPANY (“DTC”) WILL PROCESS THE REDEMPTION OFFER THROUGH DTC’S AUTOMATED TENDER OFFER PROGRAM (“ATOP”) UNTIL THE LATER OF THE OFFER’S EXPIRATION DATE OF FEBRUARY 24, 2022 AT 5PM EST, ANY EXTENSION OF SUCH EXPIRATION DATE OR THE END OF ANY PERIOD FOR DELIVERY OF SECURITIES PURSUANT TO NOTICES OF GUARANTEED DELIVERY. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of Supernova’s board of directors, we would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Spencer M. Rascoff and Alexander M. Klabin

Co-Chairs of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated February 9, 2022, and is first being mailed to shareholders on or about February 9, 2022.

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SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD.

4301 50th Street NW,

Suite 300 PMB 1044,

Washington, D.C. 20016

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON FEBRUARY 28, 2022

TO THE SHAREHOLDERS OF SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of Supernova Partners Acquisition Company II, Ltd., a Cayman Islands exempted company (“Supernova”), will be held at 11:00 a.m., Eastern Time, on February 28, 2022, at the offices of Latham & Watkins LLP located at 811 Main Street, #3700, Houston, Texas 77002, and virtually via live webcast at https://web.lumiagm.com/242489800, on such other date and at such other place to which the meeting may be adjourned. As all shareholders are no doubt aware, due to the current novel coronavirus (“COVID-19”) global pandemic, there are restrictions in place in many jurisdictions relating to the ability to conduct in-person meetings. As part of our precautions regarding COVID-19, we are planning for the possibility that the meeting may be held virtually over the internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

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Proposal No. 1—The Business Combination Proposal—RESOLVED, as an ordinary resolution, that Supernova’s entry into the Merger Agreement, dated as of October 6, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Supernova, Supernova Merger Sub, Inc., a Delaware corporation (“First Merger Sub”), Supernova Romeo Merger Sub, LLC, a Delaware limited liability company (“Second Merger Sub”) and Rigetti Holdings, Inc., a Delaware corporation (“Rigetti”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the de-registration of Supernova as an exempted company in the Cayman Islands and the continuation and domestication of Supernova as a corporation in the State of Delaware with the name “Rigetti Computing, Inc.” (the “Domestication”) (a) First Merger Sub will merge with and into Rigetti, with Rigetti surviving such merger as a wholly owned subsidiary of New Rigetti, followed by the Second Merger, whereby, immediately following and as part of the same overall transaction as the First Merger, Rigetti will merge with and into Second Merger Sub, with Second Merger Sub surviving such merger as a wholly owned subsidiary of New Rigetti and (b) at the Effective Time, each share of Rigetti outstanding as of immediately prior to the Effective Time will be exchanged for shares of New Rigetti Common Stock based on an implied Rigetti equity value of $1,041,000,000, and each Rigetti option or warrant will convert into options or warrants to purchase New Rigetti Common Stock and each Rigetti Restricted Stock Unit Award will convert into restricted stock units for New Rigetti Common Stock, certain related agreements (including the Subscription Agreements and the Registration Rights Agreement, each in the form attached to the proxy statement/prospectus as Annex E and Annex F, respectively), and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.

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Proposal No. 2—The Domestication Proposal—RESOLVED, as a special resolution, that Supernova be transferred by way of continuation to Delaware pursuant to Article 47 of the amended and restated articles of association of Supernova, Part XII of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, Supernova be continued and domesticated as a corporation under the laws of the State of Delaware and, conditional upon, and with effect from, the registration of Supernova as a corporation in the State of Delaware, the name of Supernova be changed from “Supernova Partners Acquisition Company II, Ltd.” to “Rigetti Computing, Inc.”

•	Proposal No. 3—The Proposed Charter and Bylaws Proposal—RESOLVED, as a special resolution, that the amended and restated memorandum and articles of association of Supernova currently in effect be

i

amended and restated by the deletion in their entirety and substitution in their place with the certificate of incorporation and bylaws of Supernova (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), which be approved as the certificate of incorporation and bylaws of Rigetti Computing, Inc., effective upon the effectiveness of the Domestication.

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Advisory Governing Documents Proposals—to consider and vote upon the following four (4) separate resolutions, each as an ordinary resolution and on a non-binding advisory basis, to approve the following material differences between the amended and restated memorandum and articles of association of Supernova (“Existing Governing Documents”) and the proposed new certificate of incorporation, a copy of which is attached to the proxy statement/prospectus as Annex C (the “Proposed Certificate of Incorporation”) and the proposed new bylaws, a copy of which is attached to the proxy statement/prospectus as Annex D (the “Proposed Bylaws”) of “Rigetti Computing, Inc.” upon the Domestication (such proposals, collectively, the “Advisory Governing Documents Proposals”):

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Proposal No. 4A—Advisory Governing Documents Proposal A—RESOLVED, as an ordinary resolution, that the change in the authorized share capital of Supernova from (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 50,000,000 Class B ordinary shares, par value $0.0001 per share and (iii) 5,000,000 preference shares, par value $0.0001 per share, to (a) 1,000,000,000 shares of common stock, par value $0.0001 per share, of New Rigetti and (b) 10,000,000 shares of preferred stock, par value $0.0001 per share, of New Rigetti be approved.

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Proposal No. 4B—Advisory Governing Documents Proposal B—RESOLVED, as an ordinary resolution, that the authorization to the board of directors of New Rigetti (the “New Rigetti Board”) to issue any or all shares of New Rigetti Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Rigetti Board and as may be permitted by the Delaware General Corporation Law be approved.

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Proposal No. 4C—Advisory Governing Documents Proposal C—RESOLVED, as an ordinary resolution, that the removal of the ability of New Rigetti stockholders to take action by written consent in lieu of a meeting unless such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the directors then in office be approved.

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Proposal No. 4D—Advisory Governing Documents Proposal D—RESOLVED, as an ordinary resolution, that the amendment and restatement of the Existing Governing Documents be approved and that all other changes necessary or, as mutually agreed in good faith by Supernova and Rigetti, desirable in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “Supernova Partners Acquisition Company II, Ltd.” to “Rigetti Computing, Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making New Rigetti’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States District Court for the District of Delaware as the exclusive forum for litigation arising out of the Securities Act of 1933, as amended, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved.

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Proposal No. 5—The Stock Issuance Proposal—RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Rule 312.03 of the New York Stock Exchange (“NYSE”) Listed Company Manual, the issuance of the shares of New Rigetti Common Stock be approved.

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Proposal No. 6— The Director Election Proposal—RESOLVED, as an ordinary resolution, that Chad Rigetti, Alissa Fitzgerald, Gen. Peter Pace, Ray Johnson, David Cowan, Cathy McCarthy, Michael Clifton and H. Gail Sandford be elected to serve on the New Rigetti Board upon the consummation of the Business Combination.

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Proposal No. 7—The Equity Incentive Plan Proposal—RESOLVED, as an ordinary resolution, that the New Rigetti 2022 Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex H, be adopted and approved.

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Proposal No. 8—The Employee Stock Purchase Plan Proposal—RESOLVED, as an ordinary resolution, that the New Rigetti Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex I, be adopted and approved.

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Proposal No. 9—The Adjournment Proposal—RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (i) to solicit additional proxies for the purpose of obtaining approval by the shareholders of Supernova for each of the proposals necessary to consummate transactions contemplated by the Merger Agreement, (ii) for the absence of a quorum or (iii) if the holders of the Class A ordinary shares have elected to redeem a number of Class A ordinary shares as of such time that would reasonably be expected to result in the conditions required for the Closing of the Merger Agreement not to be satisfied; provided that, without the consent of Rigetti, in no event shall the extraordinary general meeting of shareholders be adjourned to a date that is more than fifteen (15) business days later than the most recently adjourned meeting or to a date that five (5) business days prior to the termination date of the Merger Agreement, at the extraordinary general meeting be approved.

Each of the Business Combination Proposal, the Domestication Proposal, the Proposed Charter and Bylaws Proposal, the Stock Issuance Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the new certificate of incorporation or new bylaws of New Rigetti. The Adjournment Proposal is not conditioned on any other proposal.

These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of ordinary shares at the close of business on January 18, 2022 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to Supernova’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of Supernova’s shareholders should read this proxy statement/prospectus, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 59 of this proxy statement/prospectus.

After careful consideration, the board of directors of Supernova has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to Supernova’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Supernova, you should keep in mind that the Sponsor and Supernova’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Supernova’s Sponsor, Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Existing Governing Documents, a public shareholder may request of Supernova that New Rigetti redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(1)    (a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(2)    submit a written request to AST, Supernova’s transfer agent, in which you (a) request that New Rigetti redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(3)    deliver share certificates (if any) and other redemption forms (as applicable) to AST, Supernova’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on February 24, 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact AST, Supernova’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to AST in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to AST, Supernova’s transfer agent, New Rigetti will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Supernova’s initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “Extraordinary General Meeting of Supernova—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Supernova Partners II LLC, a Cayman Islands exempted company (the “Sponsor”) and each of our directors and officers (the “Initial Shareholders”) have, pursuant to the sponsor support agreement with the Sponsor, Rigetti and Supernova’s directors and officers (the “Sponsor Support Agreement”), agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 20% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Support Agreement.

The Merger Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such closing condition. In addition, in no event will Supernova redeem public shares in an amount that would cause New Rigetti’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing (as defined in the proxy statement/prospectus). Nor will Supernova redeem public shares in an amount that would cause the aggregate cash proceeds available for release from the trust account in connection with the transactions contemplated in the Merger Agreement (including the PIPE Financing) to be less than $165 million.

The approval of each of the Domestication Proposal and the Proposed Charter and Bylaws Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Stock Issuance Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Because the Domestication Proposal involves a vote to continue Supernova outside the jurisdiction of the Cayman Islands, holders of Class B ordinary shares will have ten votes per Class B ordinary share and holders of Class A ordinary shares will have one vote per Class A ordinary share for purposes of the Domestication Proposal. Holders of Class B ordinary shares and Class A ordinary shares will have one vote per share on all other proposals.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the new certificate of incorporation or new bylaws of New Rigetti. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing Supernova.info@investor.morrowsodali.com.

Thank you for your participation. We look forward to your continued support.

v

By Order of the Board of Directors of Supernova Partners Acquisition Company II, Ltd.,

Spencer M. Rascoff and Alexander M. Klabin

Co-Chairs of the Board of Directors

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO SUPERNOVA’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. THE DEPOSITORY TRUST COMPANY (“DTC”) WILL PROCESS THE REDEMPTION OFFER THROUGH DTC’S AUTOMATED TENDER OFFER PROGRAM (“ATOP”) UNTIL THE LATER OF THE OFFER’S EXPIRATION DATE OF FEBRUARY 24, 2022 AT 5PM EST, ANY EXTENSION OF SUCH EXPIRATION DATE OR THE END OF ANY PERIOD FOR DELIVERY OF SECURITIES PURSUANT TO NOTICES OF GUARANTEED DELIVERY. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

ADDITIONAL INFORMATION	1

TRADEMARKS	2

MARKET INDUSTRY AND OTHER DATA	2

SELECTED DEFINITIONS	3

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	7

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF SUPERNOVA	9

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	31

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	56

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED PER SHARE FINANCIAL INFORMATION	58

RISK FACTORS	60

EXTRAORDINARY GENERAL MEETING OF SUPERNOVA	116

BUSINESS COMBINATION PROPOSAL	124

DOMESTICATION PROPOSAL	167

PROPOSED CHARTER AND BYLAWS PROPOSAL	170

ADVISORY GOVERNING DOCUMENTS PROPOSALS	171

ADVISORY GOVERNING DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	174

ADVISORY GOVERNING DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW RIGETTI AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	176

ADVISORY GOVERNING DOCUMENTS PROPOSAL C—APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	178

ADVISORY GOVERNING DOCUMENTS PROPOSAL D—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED GOVERNING DOCUMENTS	180

STOCK ISSUANCE PROPOSAL	183

DIRECTOR ELECTION PROPOSAL	185

THE EQUITY INCENTIVE PLAN PROPOSAL	187

THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL	198

ADJOURNMENT PROPOSAL	203

U.S. FEDERAL INCOME TAX CONSIDERATIONS	205

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	219

INFORMATION ABOUT SUPERNOVA	231

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Supernova and Rigetti that is not included in or delivered with the document. You may request copies of this proxy statement/prospectus and any other publicly available information concerning Supernova, without charge, by written request to Supernova Partners Acquisition Company II, Ltd., 4301 50th Street NW, Suite 300 PMB 1044, Washington, D.C. 20016, or by telephone request at 202-918-7050; or Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing Supernova.info@investor.morrowsodali.com or from the SEC through the SEC website at http://www.sec.gov.

In order for Supernova’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of Supernova to be held on February 28, 2022 you must request the information no later than five business days prior to the date of the extraordinary general meeting, by February 21, 2022.

TRADEMARKS

This document contains references to trademarks, trade names and service marks certain of which belong to Rigetti and others that are the property of other organizations. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

MARKET INDUSTRY AND OTHER DATA

This proxy statement/prospectus includes industry and market data obtained from periodic industry publications, third-party studies and surveys, as well as from filings of public companies in our industry and internal company surveys. These sources include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this proxy statement/prospectus, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. Each publication, study and report speaks as of its original publication date (and not as of the date of this proxy statement/prospectus). Certain of these publications, studies and reports were published before the COVID-19 pandemic and therefore do not reflect any impact of COVID-19 on any specific market or globally. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

The sources of certain statistical data, estimates, and forecasts contained in this prospectus are the following independent industry sources:

•	Analytics India Magazine, Now GANs Are Being Used For Drug Discovery: Complete Guide To Quantum GAN With Python Code, August 2021

•	Boston Consulting Group, What Happens When ‘If’ Turns to ‘When’ in Quantum Computing?, July 2021.

•	Boston Consulting Group, Where Will Quantum Computers Create Value —and When?, May 2019.

•	Emergen Research, High-Performance Computing (HPC) Market, April 2021.

•	Fortune Business Insights, Machine Learning (ML) Market Size, Share & Covid-19 Impact Analysis, June 2021.

•	Gartner, Gartner Forecasts Worldwide Public Cloud End-User Spending to Grow 23% in 2021, April 2021.

•	Google AI Blog, Quantum Machine Learning and the Power of Data, June 2021.

•	Grand View Research, High Performance Computing Market Size Worth $53.6 Billion By 2027, September 2020.

•	Nature Communications, Power of data in quantum machine learning, May 2021.

•	Nature Communications, The power of quantum neural networks, June 2021.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

“2022 Plan” are to the New Rigetti 2022 Equity Incentive Plan to be considered for adoption and approval by the shareholders pursuant to the Equity Incentive Plan Proposal;

“Articles of Association” are to the amended and restated articles of association of Supernova;

“AST” are to American Stock Transfer & Trust Company;

“Business Combination” are to the Domestication, the Merger and other transactions contemplated by the Merger Agreement, collectively, including the PIPE Financing;

“Cayman Islands Companies Act” are to the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time;

“Class A ordinary shares” are to the Class A ordinary shares, par value $0.0001 per share, of Supernova, which will automatically convert, on a one-for-one basis, into shares of New Rigetti Common Stock in connection with the Domestication;

“Class B ordinary shares” are to the 8,625,000 Class B ordinary shares, par value $0.0001 per share, of Supernova outstanding as of the date of this proxy statement/prospectus that were initially issued to our Sponsor in a private placement prior to our initial public offering and of which 34,500 were transferred to each of the Supernova independent directors in February 2021, and, in connection with the Domestication, will automatically convert, on a one-for-one basis, into shares of New Rigetti Common Stock;

“Closing” are to the closing of the Business Combination;

“Closing Date” are to the date on which the Closing actually occurs;

“Condition Precedent Proposals” are to the Business Combination Proposal, the Domestication Proposal, the Proposed Charter and Bylaws Proposal, the Stock Issuance Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, collectively;

“Domestication” are to the transfer by way of continuation and deregistration of Supernova from the Cayman Islands and the continuation and domestication of Supernova as a corporation incorporated in the State of Delaware;

“Effective Time” are to the time at which the Merger becomes effective;

“Employee Stock Purchase Plan” are to the New Rigetti 2021 Employee Stock Purchase Plan to be considered for adoption and approval by the shareholders pursuant to the Employee Stock Purchase Plan Proposal;

“extraordinary general meeting” are to the extraordinary general meeting of Supernova at 11:00 a.m., on February 28, 2022, located at at the offices of Latham & Watkins LLP located at 811 Main Street, #3700, Houston, Texas 77002, and virtually via live webcast at https://web.lumiagm.com/242489800, or at such other time, on such other date and at such other place to which the meeting may be adjourned;

“Existing Governing Documents” are to the Memorandum of Association and the Articles of Association;

“Founder Shares” are to Class B ordinary shares initially issued to the Sponsor in a private placement prior to Supernova’s initial public offering and the Class A ordinary shares that will be issued upon the automatic conversion of the Class B ordinary shares at the time of our initial business combination or earlier at the option of the holders thereof;

“GAAP” are to generally accepted accounting principles in the United States, as applied on a consistent basis;

“initial public offering” are to Supernova’s initial public offering that was consummated on March 4, 2021;

“Initial Shareholders” are to Sponsor and each of the directors and officers of Supernova;

“Memorandum of Association” are to the amended and restated memorandum of association of Supernova;

“Merger” are to the merger of First Merger Sub with and into Rigetti pursuant to the Merger Agreement, with Rigetti as the surviving company in the Merger and the merger of Rigetti with and into Second Merger Sub, with Second Merger Sub being the surviving entity in the merger, and after giving effect to such Merger, Rigetti becoming a wholly owned subsidiary of New Rigetti;

“Merger Agreement” are to that certain Merger Agreement, dated October 6, 2021, by and among Supernova, Supernova Merger Sub, Inc., Supernova Romeo Merger Sub, LLC and Rigetti, and as may be amended, supplemented or otherwise modified from time to time;

“Nasdaq” are to The NASDAQ Capital Market.

“New Rigetti” are to Rigetti Computing, Inc., a Delaware corporation, upon and after the Domestication and the consummation of the Business Combination;

“New Rigetti Board” or “New Rigetti’s Board” are to the board of directors of New Rigetti;

“New Rigetti Common Stock” are to the common stock, par value $0.0001 per share, of New Rigetti;

“New Rigetti Preferred Stock” are to the preferred stock, par value $0.0001 per share, of New Rigetti;

“NYSE” are to the New York Stock Exchange;

“ordinary shares” are to our Class A ordinary shares and our Class B ordinary shares;

“PIPE Financing” are to the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors have collectively committed to subscribe for an aggregate of 14,641,244 shares of New Rigetti Common Stock for an aggregate purchase price of $147,510,000 to be consummated in connection with Closing;

“private placement warrants” are to the 4,450,000 private placement warrants outstanding as of the date of this proxy statement/ prospectus that were issued to our Sponsor as part of the closing of our initial public offering, which are substantially identical to the public warrants sold as part of the units in the initial public offering, subject to certain limited exceptions;

“pro forma” are to giving pro forma effect to the Business Combination, including the Merger and the PIPE Financing;

“Proposed Bylaws” are to the proposed bylaws of New Rigetti to be effective upon the Domestication attached to this proxy statement/prospectus as Annex D;

“Proposed Certificate of Incorporation” or “Proposed Charter” are to the proposed certificate of incorporation of New Rigetti to be effective upon the Domestication attached to this proxy statement/prospectus as Annex C;

“Proposed Governing Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

“public shareholders” are to holders of public shares, whether acquired in Supernova’s initial public offering or acquired in the secondary market;

“public shares” are to the currently outstanding 34,500,000 Class A ordinary shares of Supernova, whether acquired in Supernova’s initial public offering or acquired in the secondary market;

“public warrants” are to the currently outstanding 8,625,000 redeemable warrants to purchase Class A ordinary shares of Supernova that were issued by Supernova in its initial public offering;

“redemption” are to each redemption of public shares for cash pursuant to the Existing Governing Documents;

“Registration Statement” are to the registration statement of which this proxy statement/prospectus forms a part;

“Rigetti” are to Rigetti Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries since the consummation of the Rigetti Holding Company Reorganization on October 5, 2021 and prior to the consummation of the Business Combination, and to Rigetti & Co, Inc. and its consolidated subsidiaries prior to the consummation of the Rigetti Holding Company Reorganization on October 5, 2021;

“Rigetti Common Stock” means the shares of common stock, par value $0.000001 per share, of Rigetti, which shares have been designated as Class A Common Stock and the shares of common stock, par value $0.000001 per share, of Rigetti, which shares have been designated as Class B Common Stock;

“Rigetti Holding Company Reorganization” means the holding company reorganization pursuant to which (i) Rigetti & Co, Inc. established Rigetti Holdings, Inc. and Rigetti Intermediate Merger Sub Inc., each as wholly owned subsidiaries of Rigetti & Co, Inc., (ii) on October 5, 2021, pursuant to an Agreement and Plan of Merger (the “Holding Company Merger Agreement”) by and among Rigetti & Co, Inc., Rigetti Holdings, Inc. and Rigetti Intermediate Merger Sub, Inc., dated as of October 5, 2021, Rigetti Intermediate Merger Sub, Inc. merged with and into Rigetti & Co, Inc., with Rigetti & Co, Inc. surviving such merger as a wholly owned subsidiary of Rigetti Holdings, Inc., with all of the outstanding equity securities of Rigetti & Co, Inc. exchanged for identical equity securities of Rigetti Holdings, Inc. and (iii) on October 6, Rigetti & Co, Inc. was converted into a Delaware limited liability company and continues as “Rigetti & Co, LLC”;

“Rigetti Preferred Stock” means, collectively, the shares of preferred stock, par value $0.000001 per share, of Rigetti, of which shares have been designated as Series C Preferred Stock and Series C-1 Preferred Stock;

“Rigetti Restricted Stock Unit Award” means an award of restricted stock units based on shares of Rigetti Common Stock (whether to be settled in cash or shares), granted under the 2013 Plan;

“Rigetti Stockholders” are the current and former holders of Rigetti shares prior to the consummation of the Business Combination;

“Rigetti Stockholder Approval” means the approval of the Merger Agreement and the Transactions, including the Mergers and the making of any filings, notices or information statements in connection with the foregoing, in accordance with the terms and subject to the conditions of Rigetti’s governing documents and applicable law;

“SEC” are to the Securities and Exchange Commission;

“Securities Act” are to the Securities Act of 1933, as amended;

“Sponsor” are to Supernova Partners II LLC, a Cayman Islands exempted company;

“Sponsor Support Agreement” are to are to that certain Sponsor Agreement, dated as of October 6, 2021, by and among the Sponsor, Supernova and Rigetti, as amended and modified from time to time;

“Subscription Agreements” are to the subscription agreements, entered into by Supernova and each of the PIPE Investors in connection with the PIPE Financing;

“Supernova,” “we,” “us” or “our” are to Supernova Partners Acquisition Company II, Ltd., a Cayman Islands exempted company, prior to the consummation of the Business Combination;

“Supernova Board” or “our Board” are to Supernova’s board of directors;

“Supernova Insiders” are Supernova’s officers, directors and Sponsor.

“transfer agent” are to AST, Supernova’s transfer agent;

“trust account” are to the trust account established at the consummation of Supernova’s initial public offering that holds the proceeds of the initial public offering and is maintained by AST, acting as trustee;

“units” are to the units of Supernova, each unit representing one Class A ordinary share and one-fourth of one warrant to acquire one Class A ordinary share, that were offered and sold by Supernova in its initial public offering and in its concurrent private placement; and

“warrants” are to the public warrants and the private placement warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to Rigetti has been provided by Rigetti and its management, and forward-looking statements include statements relating to our and its respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination, future financial performance and business strategies and expectations for its business. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus include, for example, statements about:

•	Rigetti’s ability to execute its business strategy, including monetization of its products;

•	our ability to complete the Business Combination with Rigetti or, if we do not consummate such Business Combination, any other initial business combination;

•

satisfaction or waiver of the conditions to the Business Combination including, among others: (i) approval by Supernova’s and Rigetti’s respective stockholders, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the obtaining of any consents required under antitrust laws in the jurisdictions specified on a schedule, (iii) no law or order enjoining or prohibiting the consummation of the Transactions being in force, (iv) Supernova having at least $5,000,001 of net tangible assets as of the Closing, (v) receipt of approval for listing on the Nasdaq of the shares of New Rigetti Common Stock to be issued in connection with the Transactions, (vi) completion of the Domestication, (vii) the effectiveness of this registration statement on Form S-4, (viii) the accuracy of the parties’ respective representations and warranties (subject to specified materiality thresholds) and the material performance of the parties’ respective covenants and other obligations, (ix) no material adverse effect on Rigetti having occurred since signing that is continuing at Closing and (x) solely as relates to Rigetti’s obligation to consummate the Transaction, Supernova having at least $165,000,000 of available cash at the Closing;

•	the projected financial information, growth rate and market opportunity of New Rigetti;

•	the ability to obtain and/or maintain the listing of the New Rigetti Common Stock and the warrants on Nasdaq, and the potential liquidity and trading of such securities;

•	the risk that the proposed Business Combination disrupts current plans and operations of Rigetti as a result of the announcement and consummation of the proposed Business Combination;

•

the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the New Rigetti to grow and retain its key employees;

•	costs related to the proposed Business Combination;

•	changes in applicable laws or regulations;

•	our ability to raise financing in the future and ability to continue as a going concern;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;

•	our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Business Combination;

•	Rigetti’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	Rigetti’s financial performance;

•	the ability of New Rigetti to expand or maintain its existing customer base; and

•	the effect of COVID-19 on the foregoing, including our ability to consummate the Business Combination due to the uncertainty resulting from the recent COVID-19 pandemic.

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us and/or Rigetti. There can be no assurance that future developments affecting us and/or Rigetti will be those that we and/or the Rigetti have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Rigetti) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. Neither we nor Rigetti undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Before any shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the extraordinary general meeting, such shareholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF SUPERNOVA

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to Supernova’s shareholders. Shareholders should read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at 11:00 a.m., Eastern Time, on February 28, 2022, at the offices of Latham & Watkins LLP located at 811 Main Street, #3700, Houston, Texas 77002, or virtually via live webcast at https://web.lumiagm.com/242489800.

Q:    Why am I receiving this proxy statement/prospectus?

A:    Supernova shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Merger Agreement, among other things, in connection with the Domestication, immediately prior to (but no later than the day preceding) the Closing Date, (i) Supernova will be renamed “Rigetti Computing, Inc.,” and (ii) each share of Rigetti outstanding as of immediately prior to the Effective Time will be exchanged for shares of New Rigetti Common Stock based on an implied equity value of $1,041,000,000 each Rigetti option or warrant will convert into options or warrants to purchase New Rigetti Common Stock and each Rigetti Restricted Stock Unit Award will convert into restricted stock units for New Rigetti Common Stock. See “Business Combination Proposal.”

A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Merger Agreement in its entirety.

The approval of each of the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Stock Issuance Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, and each of the Domestication Proposal, and the proposal to approve by special resolution the adoption and approval of the proposed new certificate of incorporation and proposed new bylaws of New Rigetti (the “Proposed Charter and Bylaws Proposal”) requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting and, vote at the extraordinary general meeting. Because the Domestication Proposal involves a vote to continue Supernova outside the jurisdiction of the Cayman Islands, holders of Class B ordinary shares will have ten votes per Class B ordinary share and holders of Class A ordinary shares will have one vote per Class A ordinary share for purposes of the Domestication Proposal. Holders of Class B ordinary shares and Class A ordinary shares shall have one vote per share on all other proposals.

In connection with the Domestication, immediately prior to (but no later than the day preceding) the Closing Date: (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share, of Supernova will be converted into one share of common stock, par value $0.0001 per share, of New Rigetti; (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of Supernova will automatically represent the right to purchase one share of New Rigetti Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Supernova warrant agreement; (iii) the governing documents of Supernova will be amended and restated and become the certificate of incorporation and the bylaws of New Rigetti as described in this proxy statement/prospectus; and (iv) Supernova’s name will change to “Rigetti Computing, Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of Supernova that has not been previously separated into the underlying Class A ordinary shares of

Supernova and the underlying warrants of Supernova prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Rigetti Common Stock and one-fourth of one warrant representing the right to purchase one share of New Rigetti Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Supernova warrant agreement. See “Domestication Proposal.”

The provisions of the Proposed Governing Documents will differ in certain material respects from the Existing Governing Documents. Please see “What amendments will be made to the current constitutional documents of Supernova?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:    What proposals are shareholders of Supernova being asked to vote upon?

A:    At the extraordinary general meeting, Supernova is asking holders of its ordinary shares to consider and vote upon twelve (12) separate proposals:

•	a proposal to approve by ordinary resolution and adopt the Merger Agreement, including the Merger, and the transactions contemplated thereby;

•	a proposal to approve by special resolution the Domestication;

•	a proposal to approve by special resolution the Proposed Charter and Bylaws Proposal;

•

the following four (4) separate proposals, on a non-binding advisory basis, to approve by ordinary resolution the following material differences between the Existing Governing Documents and the Proposed Governing Documents:

•

to authorize the change in the authorized share capital of Supernova from (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 1,000,000,000 shares of New Rigetti Common Stock and 10,000,000 shares of New Rigetti Preferred Stock;

•

to authorize the New Rigetti Board to issue any or all shares of New Rigetti Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Rigetti Board and as may be permitted by the DGCL;

•

to authorize the removal of the ability of New Rigetti stockholders to take action by written consent in lieu of a meeting unless such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the directors then in office;

•

to amend and restate the Existing Governing Documents and authorize all other changes necessary or, as mutually agreed in good faith by Supernova and Rigetti, desirable in connection with the replacement of Existing Governing Documents with the Proposed Governing Documents as part of the Domestication;

•	a proposal to approve by ordinary resolution the election of eight directors to serve staggered terms, who, upon consummation of the Business Combination, will be the directors of New Rigetti;

•

a proposal to approve by ordinary resolution shares of New Rigetti Common Stock in connection with the Business Combination and the PIPE Financing in compliance with the Rules of the NYSE Listed Company Manual;

•	a proposal to approve and adopt by ordinary resolution the 2022 Plan;

•	a proposal to approve and adopt by ordinary resolution the Employee Stock Purchase Plan; and

•

a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated.

For more information, please see “Business Combination Proposal,” “Domestication Proposal,” “Proposed Charter and Bylaws Proposal,” “Advisory Governing Documents Proposals,” “Stock Issuance Proposal,” “Director Election Proposal,” “Equity Incentive Plan Proposal,” “Employee Stock Purchase Plan Proposal” and “Adjournment Proposal.”

Supernova will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of Supernova should read it carefully.

After careful consideration, the Supernova Board has determined that the Business Combination Proposal, the Domestication Proposal, the Proposed Charter and Bylaws Proposal, each of the Advisory Governing Documents Proposals, the Stock Issuance Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal are in the best interests of Supernova and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of Supernova’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Supernova and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and Supernova’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Supernova’s Sponsor, Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:    Why is Supernova proposing the Business Combination?

A:    Supernova is a blank check company that was incorporated on December 22, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although Supernova may pursue an acquisition opportunity in any business, industry, sector or geographical location, for purposes of consummating the initial business combination, Supernova has focused on the technology industry. Supernova is not permitted under its Existing Governing Documents to effect a business combination with a blank check company or a similar type of company with nominal operations.

Supernova has identified several criteria and guidelines it believes are important for evaluating acquisition opportunities. Supernova has sought to acquire companies that meet its core investment philosophy, including companies that demonstrate sustainable competitive differentiation, have topline growth potential, a management team with a proven track record of success and a large addressable market.

Based on its due diligence investigations of Rigetti and the industry in which it operates, including the financial and other information provided by Rigetti in the course of negotiations, the Supernova Board believes that Rigetti is an attractive target based on its evaluation of Rigetti in light of the criteria and guidelines listed above. Further, based on its due diligence investigations of Rigetti and the industry in which it operates, including the financial and other information provided by Rigetti in the course of negotiations, the Supernova Board believes that the Business Combination with Rigetti presents an attractive business combination opportunity and is in the best interests of Supernova and its shareholders. The Supernova Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Business Combination Proposal—The Supernova Board’s Reasons for the Business Combination” and “Risk Factors—Risks Related to Supernova’s Business and to New Rigetti’s Business Following the Business Combination.”

Q:    Did the Supernova Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:    No. The Supernova Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. However, Supernova’s management, the members of the Supernova Board and the other representatives of Supernova have substantial experience in evaluating the operating and financial merits of companies similar to Rigetti and reviewed certain financial information of Rigetti and compared it to certain publicly traded companies, selected based on the experience and the professional judgment of Supernova’s management team, which enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of the Supernova Board in valuing Rigetti’s business and assuming the risk that the Supernova Board may not have properly valued such business.

Q:    What will Rigetti’s equityholders receive in return for the Business Combination with Supernova?

A:    On the Closing Date, First Merger Sub will merge with and into Rigetti, with Rigetti being the surviving entity in the merger, and immediately following the First Merger, Rigetti will merge with and into Second Merger Sub, with Second Merger Sub being the surviving entity in the merger. In connection with the Closing, Supernova will change its name to “Rigetti Computing, Inc.” In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, each share of Rigetti outstanding as of immediately prior to the Effective Time will be exchanged for shares of New Rigetti Common Stock based on an implied Rigetti equity value of $1,041,000,000 each Rigetti option or warrant will convert into options or warrants to purchase New Rigetti Common Stock and each Rigetti Restricted Stock Unit Award will convert into restricted stock units for New Rigetti Common Stock.

Based on our current estimate, Rigetti’s existing stockholders are expected to receive approximately 78,153,546 shares of New Rigetti Common Stock, Rigetti’s existing optionholders are expected to receive approximately options to purchase 12,261,219 shares of New Rigetti Common Stock, Rigetti’s existing warrant holders are expected to receive approximately warrants to purchase 8,960,551 shares of New Rigetti Common Stock and holders of Rigetti Restricted Stock Unit Awards are expected to receive restricted stock units to be settled for approximately 5,551,897 shares of New Rigetti Common Stock. The value of the aggregate equity consideration to be paid to Rigetti’s equityholders in the Transactions will be equal to (i) $1,041,000,000 plus (ii) the aggregate exercise price of in the money Rigetti Warrants and Rigetti Options, in each case, outstanding prior to the effective time of the First Merger (the “Aggregate Equity Value”). At the Closing, each share of common stock and preferred stock of Rigetti that is issued and outstanding immediately prior to the effective time of the First Merger (other than “Excluded Shares,” as defined in the Merger Agreement) will be cancelled and converted into the right to receive a number of shares of New Rigetti Common Stock equal to an exchange ratio determined by dividing (a) the Aggregate Equity Value by (b) the “Aggregate Fully Diluted Company Common Stock” (as defined in the Merger Agreement), and then dividing that quotient by $10.00. As of October 31, 2021 and December 31, 2021, the Exchange Ratio is equal to 0.8182 and 0.8175, respectively. The exchange ratio and the number of shares to be issued to Rigetti’s existing equityholders will not change based on the number amount of redemptions from public SPAC investors.

Q:    How was the implied Rigetti equity value determined?

A:    The implied Rigetti equity value of $1,041,000,000 plus the aggregate exercise price of in the money Rigetti Warrants and Rigetti Options, in each case, outstanding prior to the effective time of the First Merger, was determined based on an implied pro forma enterprise value of New Rigetti of approximately $1,152,000,000, including the anticipated $147,510,000 in PIPE Financing. As shown in the table below, the enterprise value was increased by estimated pro forma cash of approximately $434,000,000, which yields an equity value of approximately $1,586,000,000. The implied equity value of Rigetti of $1,041,000,000 represents the portion of the $1,586,000,000 pro forma equity value attributable to existing Rigetti equityholders after taking into account 34,500,000 Class A ordinary shares held by existing Supernova shareholders, 6,146,000 Class B ordinary shares not subject to forfeiture and 14,641,244 shares of New Rigetti Common Stock to be issued in the PIPE Financing.

(amounts in millions, except per share amount)
Enterprise Value	$1,152

Plus: Cash	$434

Equity Value	$1,586
Price Per Share	$10.00

Shares Outstanding	133,441

Less: Class A Ordinary Shares	34,500
Less: Class B Ordinary Shares Not Subject to Forfeiture	6,146
Less: PIPE Financing Shares	14,641

Shares to Existing Rigetti Equityholders	78,153

Q:    How will New Rigetti be managed following the Business Combination?

A:    Following the Closing, it is expected that the New Rigetti Board will consist of eight directors. Please see the section entitled “Management of New Rigetti Following the Business Combination” for further information.

Q:    What equity stake will current Supernova shareholders and current equity holders of Rigetti hold in New Rigetti immediately after the consummation of the Business Combination?

A:    As of the date of this proxy statement/prospectus, there are (i) 34,500,000 Class A ordinary shares outstanding underlying units issued in Supernova’s initial public offering, and (ii) 8,625,000 Class B ordinary shares outstanding held by Supernova’s Initial Shareholders. As of the date of this proxy statement/prospectus, there are outstanding 4,450,000 private placement warrants held by the Sponsor and 8,625,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Rigetti Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination or the PIPE Financing and assuming that none of Supernova’s outstanding public shares are redeemed in connection with the Business Combination), Supernova’s fully diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 56,200,000 ordinary shares.

The following table illustrates varying ownership levels in New Rigetti Common Stock immediately following the consummation of the Business Combination (assuming Closing occurred on January 25, 2022 and an Exchange Ratio as of January 25, 2022 of 0.7870) based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 75,907,733 shares of New Rigetti Common Stock are issued to the holders of shares of common stock and preferred stock of Rigetti at Closing, which would be the number of shares of New Rigetti Common Stock issued to these holders if Closing had occurred on January 25, 2022; (ii) 14,641,244 shares of New Rigetti Common Stock are issued in the PIPE Financing;

(iii) no public warrants or private placement warrants to purchase New Rigetti Common Stock that will be outstanding immediately following Closing have been exercised; and (iv) no vested and unvested options or warrants to purchase shares of New Rigetti Common Stock that will be held by equityholders of Rigetti immediately following the Closing have been exercised and no restricted stock units have vested.

	Share Ownership in New Rigetti
	Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions		Assuming 100% Redemptions
	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage
Former Rigetti equityholders	75,907,733	57.9%	75,907,733	65.2%	75,907,733	74.9%	75,907,733	79.3%
Sponsor	6,146,000	4.7%	5,869,004	5.0%	5,342,007	5.3%	5,146,000	5.4%
Former Supernova Class A stockholders	34,500,000	26.3%	19,954,903	17.1%	5,409,805	5.3%	—	0.0%
PIPE Investors	14,641,244	11.2%	14,641,244	12.6%	14,641,244	14.5%	14,641,244	15.3%

Total ownership	131,194,977	100.0%	116,372,884	100.0%	101,300,789	100.0%	95,694,977	100.0%

(1)

Assumes that approximately 84.3% of Supernova’s outstanding public shares are redeemed in connection with the Business Combination, which is the maximum amount of redemptions permitted while still satisfying the minimum cash condition to the consummation of the Business Combination in the Merger Agreement.

(2)

Excludes (i) the Sponsor Earn Out Shares that are subject to forfeiture and (ii) shares purchased by the Sponsor in the PIPE Financing. Includes up to 1,000,000 in Sponsor Redemption-Based Vesting Shares. As part of the Sponsor Support Agreement, the Sponsor has agreed that an amount of Class B ordinary shares based upon redemption levels will be forfeited if the New Rigetti Common Stock does not meet certain price thresholds post-closing. Up to 3,479,000 Sponsor Earn Out Shares may vest post-closing upon certain price thresholds. For additional information, see “Business Combination Proposal—Related Agreements—Sponsor Support Agreement.”

(3)	Amount shown represents share redemption levels reflecting 50% of the Max Permitted Redemption scenario (approximately 42.15% redemptions).
(4)

Assumes Rigetti and the PIPE Investors waive the minimum cash condition in the Merger Agreement. If all 34,500,000 Supernova Class A ordinary shares are redeemed, Supernova and Rigetti would be required to waive the minimum cash condition or otherwise obtain alternative financing arrangements to satisfy this Closing Condition. Additionally, waiver of the minimum cash condition in the Merger Agreement requires the consent of a majority of PIPE Investors (based on commitments), thus the above table assumes PIPE Investors have provided the required consent.

In addition, the following table illustrates varying ownership levels in New Rigetti Common Stock immediately following the consummation of the Business Combination (assuming Closing occurred on January 25, 2022 and an Exchange Ratio as of January 25, 2022 of 0.7870) based on the varying levels of redemptions by the public shareholders on a fully diluted basis, assuming full exercise of (i) public warrants or private placement warrants to purchase New Rigetti Common Stock and (ii) options and warrants to purchase shares of New Rigetti Common Stock that will be held by equityholders of Rigetti, and vesting of all restricted stock units.

Additional Dilution Sources(1)	Assuming No Redemption	% of Total(2)	Assuming 50% Redemption(3)	% of Total(2)	Assuming Maximum Redemption(4)	% of Total(2)	Assuming 100% Redemption(5)	% of Total(2)
Shares underlying Former Rigetti options(6)	11,153,138	7.8%	11,153,138	8.7%	11,153,138	9.9%	11,153,138	10.4%
Shares underlying Former Rigetti warrants(7)	8,513,263	6.1%	8,513,263	6.8%	8,513,263	7.8%	8,513,263	8.2%
Shares underlying Former Rigetti RSUs(8)	9,294,083	6.6%	9,294,083	7.4%	9,294,083	8.4%	9,294,083	8.9%
Supernova Warrants(9)	13,075,000	9.1%	13,075,000	10.1%	13,075,000	11.4%	13,075,000	12.0%
Total Additional Dilutive Sources	42,035,484	24.3%	42,035,484	26.5%	42,035,484	29.3%	42,035,484	30.5%

(1)

All share numbers and percentages for the Additional Dilution Sources are presented without the potential reduction of any amounts paid by the holders of the given Additional Dilution Sources and therefore may overstate the presentation of dilution. The Additional Dilution Sources exclude shares held by the Sponsor which are subject to vesting conditions, including the Sponsor Earn Out Shares, as defined below.

(2)

The Percentage of Total with respect to each Additional Dilution Source set forth below, including the Total Additional Dilutive Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in both the numerator and denominator. For example, in the illustrative redemption scenario, the Percentage of Total with respect to the Shares underlying Former Rigetti options would be calculated as follows: (a) 11,153,138 shares issued pursuant to the former Rigetti options; divided by (b) (i) 133,440,790 shares (the number of shares outstanding prior to any issuance of shares underlying former Rigetti options) plus (ii) 11,153,138 shares issued pursuant to the shares underlying former Rigetti options.
(3)	Amount shown represents share redemption levels reflecting 50% of the Max Permitted Redemption scenario (approximately 42.15% redemptions).
(4)

Assumes that approximately 84.3% of Supernova’s outstanding public shares are redeemed in connection with the Business Combination, which is the maximum permitted amount of redemptions while still satisfying the conditions to the consummation of the Business Combination in the Merger Agreement.

(5)

Assumes Rigetti and the PIPE Investors waive the minimum cash condition in the Merger Agreement. If all 34,500,000 Supernova Class A ordinary shares are redeemed, Supernova and Rigetti would be required to waive the minimum cash condition or otherwise obtain alternative financing arrangements to satisfy this Closing Condition. Additionally, waiver of the minimum cash condition in the Merger Agreement requires the consent of a majority of PIPE Investors (based on commitments), thus the above table assumes PIPE Investors have provided the required consent.

(6)

Assumes exercise of all Rigetti options for 11,153,138 shares of New Rigetti, based on the outstanding options of Rigetti as of October 31, 2021 and assuming the Business Combination closes in the first quarter of 2022.

(7)	Assumes exercise of all Rigetti warrants to purchase 8,513,263 shares of New Rigetti Common Stock.
(8)	Assumes exercise of all restricted stock units for 9,294,083 shares of New Rigetti Common Stock.
(9)	Assumes exercise of all Supernova warrants for 13,075,000 shares of New Rigetti Common Stock.

Each of the above tables does not reflect additional dilution that may arise from exercise of the warrant issued to Ampere. The warrant provides for the purchase of an aggregate of 1,000,000 shares of New Rigetti Common Stock at an exercise price of $0.0001, since the exercise of such warrants is subject to certain conditions and cannot be exercised prior to June 30, 2022, at the earliest. See the section entitled “Business Combination Proposal—Related Agreements—Subscription Agreements” for additional information.

For further details, see “Business Combination Proposal—Consideration to Rigetti Equityholders in the Business Combination.”

Q:    Why is Supernova proposing the Domestication?

A:    The Supernova Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, the Supernova Board believes that any direct benefit that the Delaware General Corporation Law (the “DGCL”) provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The Supernova Board believes that there are several reasons why transfer by way of continuation to Delaware is in the best interests of Supernova and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal—Reasons for the Domestication.”

To effect the Domestication, we will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to closing the Business Combination under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Because the Domestication Proposal involves a vote to continue Supernova outside the jurisdiction of the Cayman Islands, holders of Class B ordinary shares will have ten votes per Class B ordinary share and holders of Class A ordinary shares will have one vote per Class A ordinary share for purposes of the Domestication Proposal. Holders of Class B ordinary shares and Class A ordinary shares shall have one vote per share on all other proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q:    What amendments will be made to the current constitutional documents of Supernova?

A:    The consummation of the Business Combination is conditional, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, Supernova’s shareholders also are being asked to consider and vote upon a proposal to approve the Domestication, and replace Supernova’s Existing Governing Documents, in each case, under Cayman Islands law with the Proposed Governing Documents, in each case, under the DGCL, which differ from the Existing Governing Documents in the following material respects:

	Existing Governing Documents	Proposed Governing Documents

Authorized Shares (Advisory Governing Documents Proposal A)

The share capital under the Existing Governing Documents is $55,500 divided into 500,000,000 Class A ordinary shares of par value $0.0001 per share, 50,000,000 Class B ordinary shares of par value $0.0001 per share and 5,000,000 preference shares of par value $0.0001 per share.

See paragraph 5 of the Memorandum of Association.

The Proposed Governing Documents authorize 1,000,000,000 shares of New Rigetti Common Stock and 10,000,000 shares of New Rigetti Preferred Stock.

See Article IV of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Advisory Governing Documents Proposal B)

The Existing Governing Documents authorize the issuance of 5,000,000 preference shares with par value $0.0001 per share and with such designation, rights and preferences as may be determined from time to time by our Board. Accordingly, our board of directors is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.

See paragraph 3 of the Memorandum of Association and Article 3 of the Articles of Association.

The Proposed Governing Documents authorize the board of directors to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the board of directors may determine.

See Article IV subsection B of the Proposed Certificate of Incorporation.

Shareholder/Stockholder Written Consent In Lieu of a Meeting (Advisory Governing Documents Proposal C)	The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Governing Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting.

	Existing Governing Documents	Proposed Governing Documents
	See Article 22 of our Articles of Association.	See Article IX subsection 2 of the Proposed Certificate of Incorporation.

Corporate Name (Advisory Governing Documents Proposal D)	The Existing Governing Documents provide the name of the company is “Supernova Partners Acquisition Company II, Ltd.” See paragraph 1 of our Memorandum of Association.	The Proposed Governing Documents will provide that the name of the corporation will be “Rigetti Computing, Inc.” See Article I of the Proposed Certificate of Incorporation.

Perpetual Existence (Advisory Governing Documents Proposal D)

The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by March 4, 2023 (twenty-four months after the closing of Supernova’s initial public offering), Supernova will cease all operations except for the purposes of winding up and will redeem the shares issued in Supernova’s initial public offering and liquidate its trust account.

See Article 49 of our Articles of Association.

The Proposed Governing Documents do not include any provisions relating to New Rigetti’s ongoing existence; the default under the DGCL will make New Rigetti’s existence perpetual.

This is the default rule under the DGCL.

Exclusive Forum (Advisory Governing Documents Proposal D)	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.

The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the United States federal district court as the exclusive forum for litigation arising out of the Securities Act.

See Article VIII of the Proposed Certificate of Incorporation.

Provisions Related to Status as Blank Check Company (Advisory Governing Documents Proposal D)

The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.

See Article 49 of our Articles of Association.

The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

Q:    How will the Domestication affect my ordinary shares, warrants and units?

A:    In connection with the Domestication, immediately prior to (but no later than the day preceding) the Closing Date: (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share, of Supernova will be converted into one share of common stock, par value $0.0001 per share, of New Rigetti; (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of Supernova will automatically represent the right to purchase one share of New Rigetti Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Supernova warrant agreement; (iii) each issued and outstanding Supernova preference share will continue to exist as a share of preferred stock of New Rigetti; (iv) the governing documents of Supernova will be amended and restated and become the certificate of incorporation and the bylaws of New Rigetti as described in this proxy statement/prospectus; and (v) Supernova’s name will change to “Rigetti Computing, Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of Supernova that has not been previously separated into the underlying Class A ordinary shares of Supernova and the underlying warrants of Supernova prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Rigetti Common Stock and one-fourth of one warrant representing the right to purchase one share of New Rigetti Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Supernova warrant agreement. See “Domestication Proposal.”

Q:    What are the U.S. federal income tax consequences of the Domestication?

A:    As discussed more fully under “U.S. Federal Income Tax Considerations,” it is intended that the Domestication qualify as a “reorganization” within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the Domestication so qualifies, and subject to the “passive foreign investment company” (“PFIC”) rules discussed below and under “U.S. Federal Income Tax Considerations—I. U.S. Holders—A. Tax Effects of the Domestication to U.S. Holders—5. PFIC Considerations,” U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—I. U.S. Holders”) will be subject to Section 367(b) of the Code and, as a result:

•

A U.S. Holder whose Class A ordinary shares have a fair market value of less than $50,000 and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of Supernova stock entitled to vote and less than 10% of the total value of all classes of Supernova stock generally will not recognize any gain or loss and will not be required to include any part of Supernova’s earnings in income in connection with the Domestication;

•

A U.S. Holder whose Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of Supernova stock entitled to vote and less than 10% of the total value of all classes of Supernova stock generally will recognize gain (but not loss) on the exchange of Class A ordinary shares for New Rigetti Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend deemed paid by Supernova the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its Class A ordinary shares provided certain other requirements are satisfied; and

•

A U.S. Holder who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of Supernova stock entitled to vote or 10% or more of the total value of all classes of Supernova stock generally will be required to include in income as a deemed dividend deemed paid by Supernova the “all earnings and profits amount” attributable to its Class A ordinary shares as a result of the Domestication.

Supernova does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

As discussed more fully under “U.S. Federal Income Tax Considerations—I. U.S. Holders—A. Tax Effects of the Domestication to U.S. Holders—5. PFIC Considerations,” Supernova believes that it is likely classified as a PFIC for U.S. federal income tax purposes. In such case, notwithstanding the U.S. federal income tax consequences of the Domestication discussed in the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of Class A ordinary shares or warrants for New Rigetti Common Stock or warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “U.S. Federal Income Tax Considerations—I. U.S. Holders—A. Tax Effects of the Domestication to U.S. Holders—5. PFIC Considerations—d. QEF Election and Mark-to-Market Election” with respect to their Class A ordinary shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Currently, there are no elections available that apply to warrants, and the application of the PFIC rules to the warrants is unclear. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations—I. U.S. Holders.”

Each U.S. Holder of Class A ordinary shares or warrants is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of Class A ordinary shares and warrants for New Rigetti Common Stock and warrants pursuant to the Domestication.

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—II. Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. Holder’s New Rigetti Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations.”

Q:    Do I have redemption rights?

A:    If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have agreed to waive their redemption rights with respect to all of their ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:    How do I exercise my redemption rights?

A:    In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, Supernova’s public shareholders may request that Supernova redeem all or a portion of such public shares for cash if the Business Combination is consummated. If you are a public shareholder and wish to exercise your right to redeem the public shares, you must: (a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•

submit a written request to AST, Supernova’s transfer agent, in which you (a) request that we redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

•	deliver your share certificates (if any) and other redemption forms (as applicable) to AST, our transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on February 24, 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

The address of AST, Supernova’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact AST, our transfer agent, directly and instruct them to do so.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of September 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders, regardless of whether such public shareholders vote or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public ordinary shares, may not be withdrawn once submitted to Supernova unless the Supernova Board determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). If you deliver your share certificates (if any) and other redemption forms (as applicable) for redemption to AST, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the share certificates (if any) and the shares (physically or electronically) to you. You may make such request by contacting AST, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by AST, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to AST, our transfer agent, at least two business days prior to the vote at the extraordinary general meeting.

If a holder of public shares properly makes a request for redemption and delivers the public share certificates (if any) along with the redemption forms (as applicable) as described above, then, if the Business Combination is consummated, we will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption takes place following the Domestication and, accordingly, it is shares of New Rigetti Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Q:    If I am a holder of units, can I exercise redemption rights with respect to my units?

A:    No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact AST, our transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to AST in order to validly redeem its shares. You are requested to cause your public shares to be separated and your share certificates (if any) and other redemption forms (as applicable) delivered to AST, our transfer agent, by 5:00 p.m., Eastern Time, on February 24, 2022 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:    What are the U.S. federal income tax consequences of exercising my redemption rights?

A:    The U.S. federal income tax consequences of exercising your redemption rights with respect to your Class A ordinary shares to receive cash from the trust account in exchange for New Rigetti Common Stock depend on your particular facts and circumstances. It is possible that you may be treated as selling such New Rigetti Common Stock and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of New Rigetti Common Stock that you own or are deemed to own (including through the ownership of New Rigetti warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur prior to the redemption of any shareholder, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—I. U.S. Holders”) exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations—I. U.S. Holders.”

All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q:    What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:    Following the closing of our initial public offering, an amount equal to $345,000,000 ($10.00 per unit) of the net proceeds from our initial public offering and the sale of the private placement warrants. As of September 30, 2021, funds in the trust account totaled approximately $345 million and were invested in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of Supernova’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if Supernova does not complete a business combination by March 4, 2023, or (iii) the redemption of all of the public shares if Supernova is unable to complete a business combination by March 4, 2023 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

Upon consummation of the Business Combination, the funds deposited in the trust account will be released to pay holders of public shares who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of New Rigetti following the Business Combination. See “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination.”

Q:    What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:    Our public shareholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders. However, a condition to the consummation of the Business Combination is that the aggregate cash proceeds available for release from the trust account (including funds from the PIPE Financing) in connection with the transactions contemplated in the Merger Agreement is equal to or greater than $165 million, after deducting Supernova’s unpaid expenses.

In no event will Supernova redeem public shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.

Additionally, as a result of redemptions, the trading market for the New Rigetti Common Stock may be less liquid than the market for the public shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for Nasdaq or another national securities exchange.

Q:    What conditions must be satisfied to complete the Business Combination?

A:    The consummation of the Business Combination is conditioned upon, among other things, (i) approval by Supernova’s and Rigetti’s respective stockholders, (ii) the expiration or termination of the waiting period under the HSR Act and the obtaining of any consents required under antitrust laws or foreign direct investment laws in the jurisdictions specified on a schedule, (iii) no law or order enjoining or prohibiting the consummation of the Transactions being in force, (iv) Supernova having at least $5,000,001 of net tangible assets as of the Closing, (v) receipt of approval for listing on the Nasdaq of the shares of New Rigetti Common Stock to be issued in connection with the Transactions, (vi) completion of the Domestication, (vii) the effectiveness of this registration statement on Form S-4, (viii) the accuracy of the parties’ respective representations and warranties (subject to specified materiality thresholds) and the material performance of the parties’ respective covenants and other obligations, (ix) no material adverse effect on Rigetti having occurred since signing that is continuing at Closing and

(x) solely as relates to Rigetti’s obligation to consummate the Transaction, Supernova having at least $165,000,000 of available cash at the Closing. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated.

For more information about conditions to the consummation of the Business Combination, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

Q:    When do you expect the Business Combination to be completed?

A:    It is currently expected that the Business Combination will be consummated in the first quarter of 2022. This date depends, among other things, on the approval of the proposals to be put to Supernova shareholders at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates, if necessary (i) to solicit additional proxies for the purpose of obtaining approval by the shareholders of Supernova for each of the proposals necessary to consummate the transactions contemplated by the Merger Agreement, (ii) for the absence of a quorum or (iii) if the holders of the Class A ordinary shares have elected to redeem a number of Class A ordinary shares as of such time that would reasonably be expected to result in the conditions required for the Closing of the Merger Agreement not to be satisfied; provided that, without the consent of Rigetti, in no event shall the extraordinary general meeting of shareholders be adjourned to a date that is more than fifteen (15) business days later than the most recently adjourned meeting or to a date that is five (5) business days prior to the termination date of the Merger Agreement. For a description of the conditions for the completion of the Business Combination, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

Q:    What happens if the Business Combination is not consummated?

A:    Supernova will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Merger Agreement. If Supernova is not able to consummate the Business Combination with Rigetti nor able to complete another business combination by March 4, 2023, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the Supernova Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable laws.

Q:    Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:    Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.

Q:    What do I need to do now?

A:    You should read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder and/or warrant holder. Our shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:    How do I vote?

A:    If you are a holder of record of ordinary shares on the record date for the extraordinary general meeting, you may vote in person virtually at the extraordinary general meeting, or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy cards, as applicable, in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to virtually attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q:    If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:    No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

Q:    When and where will the extraordinary general meeting be held?

A:    The extraordinary general meeting will be held at 11:00 a.m., Eastern Time, on February 28, 2022, at the offices of Latham & Watkins LLP located at 811 Main Street, #3700, Houston, Texas 77002, and virtually live via webcast at https://web.lumiagm.com/242489800, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:    How will the COVID-19 pandemic impact in-person voting at the General Meeting?

A:    We intend to hold the extraordinary general meeting in person. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (“COVID-19”) situation. As a result, we may impose additional procedures or limitations on meeting attendees. We plan to announce any such updates in a press release filed with the SEC and on our proxy website at https://web.lumiagm.com/242489800, and we encourage you to check this website prior to the meeting if you plan to attend.

Q:    How do I attend a virtual meeting?

A:    As a registered shareholder, you will receive the proxy card from AST. The form contains instructions on how to attend the virtual meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact AST at the phone number or e-mail address below. AST support contact information is as follows: (718) 921-8200, or email help@astfinancial.com.

You can pre-register to attend the virtual meeting starting at 10:30 a.m., Eastern Time, on February 28, 2022. Enter the URL address into your browser https://web.lumiagm.com/242489800, enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the meeting you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting.

Beneficial investors, who own their investments through a bank or broker, will need to contact AST to receive a control number. If you plan to vote at the meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote AST will issue you a guest control number with proof of ownership. Either way you must contact AST specific instructions on how to receive the control number. We can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the meeting by dialing (800) 776-9437 (toll-free) within the United States and Canada or (718) 921-8500 (standard rates apply) outside of the United States and Canada and, when prompted, entering the pin number. This is listen-in only; you will not be able to vote or enter questions during the meeting.

Q:    What impact will the COVID-19 Pandemic have on the Business Combination?

A:    Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the coronavirus outbreak on the business of Supernova and Rigetti, and there is no guarantee that efforts by Supernova and Rigetti to address the adverse impacts of the coronavirus will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and actions taken to contain the coronavirus or its impact, among others. If Supernova or Rigetti are unable to recover from a business disruption on a timely basis, the Business Combination and New Rigetti’s business, financial condition and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by the coronavirus outbreak and become more costly. Each of Supernova and Rigetti may also incur additional costs to remedy damages caused by any such disruptions, which could adversely affect its financial condition and results of operations.

Q:    Who is entitled to vote at the extraordinary general meeting?

A:    We have fixed January 18, 2022 as the record date for the extraordinary general meeting. If you were a shareholder of Supernova at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he, she or they is present in person or is represented by proxy at the extraordinary general meeting.

Q:    How many votes do I have?

A:    With the exception of our Initial Shareholders, who are entitled to ten votes for each Class B ordinary share they hold for purposes of voting on the Domestication Proposal, Supernova shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 34,500,000 Class A ordinary shares issued and outstanding and 8,625,000 Class B ordinary shares issued and outstanding, all of which are held by the Initial Shareholders.

Q:    What constitutes a quorum?

A:    A quorum of Supernova shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 21,562,501 ordinary shares would be required to achieve a quorum for each proposal contained in this proxy statement.

Q:    What vote is required to approve each proposal at the extraordinary general meeting?

A:    The following votes are required for each proposal at the extraordinary general meeting:

•

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Holders of our Class B ordinary shares will be entitled to ten votes for each Class B ordinary share for purposes of the Domestication Proposal.

•

Proposed Charter and Bylaws Proposal: The approval of the Proposed Charter and Bylaws Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting vote at the extraordinary general meeting.

•

Advisory Governing Documents Proposals: The separate approval of each of the Advisory Governing Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•

Stock Issuance Proposal: The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•

Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•

Equity Incentive Plan Proposal: The approval of the Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•

Employee Stock Purchase Plan Proposal: The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, vote at the extraordinary general meeting.

As of the record date, Supernova had 43,125,000 ordinary shares issued and outstanding, of which 34,500,000 were Class A ordinary shares and 8,625,000 were Class B ordinary shares. Supernova shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. The holders of our Class B ordinary shares will be entitled to ten votes for each Class B ordinary share when voting on the Domestication Proposal.

Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, 21,562,501 shares will need to be voted in favor of each of the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Stock Issuance Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal in order to approve each of the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Stock Issuance Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal.

Of these 21,562,501 shares, 8,625,000 Class B ordinary shares are held by the Initial Shareholders, and each of the Initial Shareholders have agreed to vote all of their ordinary shares in favor of each of the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Stock Issuance Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal. As a result, assuming all holders that are entitled to vote on such matters vote all of their ordinary shares in person or by proxy, 12,937,501 (or 37.5%) of the shares not held by the Initial Shareholders need to be voted in favor to approve each of the foregoing proposals.

Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, 28,750,001 shares will need to be voted in favor of the Proposed Charter and Bylaws Proposal in order to approve the Proposed Charter and Bylaws Proposal. Of these 28,750,001 shares, 8,625,000 Class B ordinary shares are held by the Initial Shareholders, each of whom has agreed to vote all of their ordinary shares in favor of the Proposed Charter and Bylaws Proposal. As a result, assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, 20,125,000 (or 58.3%) of the shares not held by the Initial Shareholders need to be voted in favor to approve the foregoing proposal.

Assuming all holders of the Class B ordinary shares that are entitled to vote on the Domestication Proposal vote all of their Class B ordinary shares in person or by proxy, then no other holders of ordinary shares will be needed to approve the Domestication Proposal if a quorum is present at the extraordinary general meeting. All holders of the Class B ordinary shares have agreed to vote all of their ordinary shares in favor of the Domestication Proposal.

Q:    What are the recommendations of the Supernova Board?

A:    The Supernova Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Supernova and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Proposed Charter and Bylaws Proposal, “FOR” each of the separate Advisory Governing Documents Proposals, “FOR” the Stock Issuance Proposal, “FOR” the Director Election Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of Supernova’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Supernova and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and Supernova’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Supernova’s Sponsor, Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:    How do Sponsor and the other Initial Shareholders intend to vote their shares?

A:    Unlike some other blank check companies in which the Initial Shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Initial Shareholders have agreed to vote all of their shares in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, our Initial Shareholders own approximately 20% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, our Initial Shareholders, Rigetti and/or their directors, officers, advisors or respective affiliates may enter into transactions with investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. The above-described activity could be especially prevalent in and around the time of Closing. The purpose of such transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Stock Issuance Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal, the Proposed Charter and Bylaws Proposal are approved by the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Rigetti’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or they own, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Entering into the transactions described above would allow our Initial Shareholders, Rigetti or their directors, officers, advisors or respective affiliates to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into by any of the aforementioned persons.

Q:    What happens if I sell my shares before the extraordinary general meeting?

A:    The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, you will retain your right to vote at such general meeting unless you grant a proxy to the transferee.

Q:    May I change my vote after I have mailed my signed proxy card?

A:    Yes. Shareholders may send a later-dated, signed proxy card to our secretary at our address (set forth below) so that it is received by our secretary prior to the vote at the extraordinary general meeting (which is scheduled to take place on February 28, 2022) or attend the extraordinary general meeting in person and vote. Shareholders may also revoke their proxy by sending a notice of revocation to our secretary, which must be received by our secretary prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:    What happens if I fail to take any action with respect to the extraordinary general meeting?

A:    If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder and/or warrant holder of New Rigetti. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of Supernova. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q:    What should I do with my share certificates, warrant certificates or unit certificates?

A:     Our shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates to AST, Supernova’s transfer agent, prior to the extraordinary general meeting.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on February 24, 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Our warrant holders should not submit the certificates relating to their warrants. Public shareholders who do not elect to have their public shares redeemed for the pro rata share of the trust account should not submit the certificates relating to their public shares.

Upon the Domestication, holders of Supernova units, Class A ordinary shares, Class B ordinary shares and warrants will receive shares of New Rigetti Common Stock and New Rigetti warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their units, Class A ordinary shares (unless such holder elects to redeem the public shares in accordance with the procedures set forth above), Class B ordinary shares or warrants.

Q:    What should I do if I receive more than one set of voting materials?

A:    Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:    Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:    Supernova will pay the cost of soliciting proxies for the extraordinary general meeting. Supernova has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the extraordinary general meeting. Supernova has agreed to pay Morrow Sodali LLC a fee of $37,500, plus disbursements, and will reimburse Morrow Sodali LLC for its reasonable out-of-pocket expenses and indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. Supernova will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Class A ordinary shares and in obtaining voting instructions from those owners. Supernova’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:    Where can I find the voting results of the extraordinary general meeting?

A:    The preliminary voting results will be announced at the extraordinary general meeting. Supernova will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:    Who can help answer my questions?

A:    If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Morrow Sodali LLC

509 Madison Avenue, New York, New York 10022

(800) 662-5200

SNII.info@investor.morrowsodali.com

You may also obtain additional information about Supernova from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your share certificates (if any) and other redemption forms (as applicable) (either physically or electronically) to AST, Supernova’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on February 24, 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your share certificates (if any) and other redemption forms (as applicable), please contact:

American Stock Transfer & Trust Company

6201 15th Ave.

Brooklyn, New York 11219

Attention: Proxy Department

Phone: (718) 921-8200

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Business Combination Proposal—The Merger Agreement.”

The Parties to the Business Combination

Supernova

Supernova is a blank check company that was incorporated on December 22, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Supernova has neither engaged in any operations nor generated any revenue to date. Based on Supernova’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On March 4, 2021, Supernova consummated an initial public offering of 34,500,000 units at an offering price of $10.00 per unit and a private placement with Sponsor of 4,450,000 private placement warrants at an offering price of $2.00 per warrant. Each unit sold in the initial public offering consists of one Class A ordinary share and one-fourth of one redeemable warrant.

Following the closing of Supernova’s initial public offering, an amount equal to $345,000,000 of the net proceeds from Supernova’s initial public offering and the sale of the private placement warrants was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of September 30, 2021, funds in the trust account totaled $345,011,949. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of Supernova’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if Supernova does not complete a business combination by March 4, 2023, or (iii) the redemption of all of the public shares if Supernova is unable to complete a business combination by March 4, 2023 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

Supernova’s units, public shares and public warrants are currently listed on NYSE under the symbols “SNII.U,” “SNII” and “SNII WS,” respectively.

Supernova’s principal executive office is located at 4301 50th Street NW, Suite 300 PMB 1044, Washington, D.C. 20016, and its telephone number is (202) 918-7050. Supernova’s corporate website address is www.supernovaspac.com. Supernova’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Rigetti

Rigetti Holdings, Inc. is a Delaware corporation incorporated on October 5, 2021. Prior to the Rigetti Holding Company Reorganization, Rigetti & Co, Inc. was a Delaware corporation incorporated on July 9, 2013, and was converted into a Delaware limited liability company on October 6, 2021 and continues as “Rigetti & Co, LLC”. Rigetti is a pioneer in full-stack quantum computing. Rigetti has operated quantum computers over the cloud since 2017 and serves global enterprise, government, and research clients through its Rigetti Quantum Cloud Services (as defined below) platform. It’s proprietary quantum-classical infrastructure provides ultra-low latency integration with public and private clouds for high-performance practical quantum computing. Rigetti has developed the industry’s first multi-chip quantum processor for scalable quantum computing systems. Rigetti designs and manufactures its chips in-house at the industry’s first dedicated and integrated quantum device manufacturing facility (“Fab-1”). Rigetti was founded in 2013 by Chad Rigetti and today employs more than 130 people, with offices in the United States, United Kingdom and Australia.

Following the Business Combination (as defined below), Rigetti will change its name to Rigetti Computing, Inc. and will be a wholly owned subsidiary of New Rigetti.

The mailing address of Rigetti’s principal office is 775 Heinz Avenue, Berkeley, CA 94710 and its telephone number is (510) 210-5550.

First Merger Sub

Supernova Merger Sub, Inc. (“First Merger Sub”) is a Delaware corporation and a wholly owned subsidiary of Supernova. First Merger Sub does not own any material assets or operate any business.

Second Merger Sub

Supernova Romeo Merger Sub, LLC (“Second Merger Sub”) is a Delaware limited liability company and a wholly owned subsidiary of Supernova. Second Merger Sub does not own any material assets or operate any business.

Proposals to be Put to the Shareholders of Supernova at the Extraordinary General Meeting

The following is a summary of the proposals to be put to the extraordinary general meeting of Supernova and certain transactions contemplated by the Merger Agreement. Each of the proposals below, except the Adjournment Proposal and the Advisory Governing Documents Proposals, is cross-conditioned on the approval of each other proposal. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against the Advisory Governing Documents Proposals will have no impact on the provisions of the new certificate of incorporation or new bylaws of New Rigetti. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

Business Combination Proposal

As discussed in this proxy statement/prospectus, Supernova is asking its shareholders to approve by ordinary resolution the Merger Agreement, pursuant to which Supernova will become a Delaware corporation (the “Domestication”) and the parties will enter into a business combination transaction (together with the Domestication, the “Business Combination”) by which (i) First Merger Sub will merge with and into Rigetti, with Rigetti being the surviving entity in the merger (the “First Merger”), and (ii) immediately following the First Merger, Rigetti will merge with and into Second Merger Sub, with Second Merger Sub being the surviving entity in the merger (the “Second Merger” and, together with the First Merger, the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions” and the closing of the Transactions, the “Closing”). In connection with the Closing, Supernova will change its name to “Rigetti Computing, Inc.”

After consideration of the factors identified and discussed in the section entitled “Business Combination Proposal—The Supernova Board’s Reasons for the Business Combination,” the Supernova Board concluded that the Business Combination satisfies its investment criteria, as more fully disclosed in the prospectus for Supernova’s initial public offering, including that the businesses of Rigetti had a fair market value of at least 80% of the balance of the funds in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of execution of the Merger Agreement. For more information about the transactions contemplated by the Merger Agreement, see “Business Combination Proposal.”

Consideration to Rigetti Equityholders in the Business Combination

The value of the aggregate equity consideration to be paid to Rigetti’s equityholders is equal to the Aggregate Equity Value. At the Closing, each share of common stock and preferred stock of Rigetti that is issued and outstanding immediately prior to the effective time of the First Merger (other than “Excluded Shares”, as defined in the Merger Agreement) will be cancelled and converted into the right to receive a number of shares of New Rigetti Common Stock equal to an exchange ratio (the “Exchange Ratio”) determined by dividing (a) the Aggregate Equity Value by (b) the “Aggregate Fully Diluted Company Common Stock” (as defined in the Merger Agreement), and then dividing that quotient by $10.00. As of October 31, 2021 and December 31, 2021, the Exchange Ratio is equal to 0.8182 and 0.8175, respectively.

At the Closing and as set forth in the Merger Agreement, (i) each warrant to purchase Rigetti common stock (“Rigetti Warrants”) will be converted into a warrant to purchase shares of New Rigetti Common Stock based on the Exchange Ratio, (ii) each option to purchase Rigetti common stock (“Rigetti Options”), whether vested or unvested, will be assumed and converted into an option to purchase a number of shares of New Rigetti Common Stock based on the Exchange Ratio, (iii) each restricted share of Rigetti common stock will be exchanged for shares of New Rigetti Common Stock based on the Exchange Ratio, subject to the same terms and conditions as were applicable to such restricted shares, and (iv) each Rigetti Restricted Stock Unit Award will be converted into the right to receive restricted stock units based on shares of New Rigetti Common Stock. For further details, see “Business Combination Proposal—Consideration to Rigetti Equityholders in the Business Combination.”

Domestication Proposal

As discussed in this proxy statement/prospectus, Supernova will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Merger Agreement, the Supernova Board has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of Supernova’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Supernova is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon Domestication, New Rigetti will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Existing Governing Documents and the Proposed Governing Documents. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Because the Domestication Proposal involves a vote to continue Supernova outside the jurisdiction of the Cayman Islands, holders of Class B ordinary shares will have ten votes per Class B ordinary share and holders of Class A ordinary shares will have one vote per Class A ordinary share for purposes of the Domestication Proposal. As a result, the affirmative vote of the Initial Shareholders will be sufficient to approve the Domestication Proposal if a quorum is present at the extraordinary general meeting. Accordingly, we encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” For further details, see “Domestication Proposal” and “Advisory Governing Documents Proposals.”

The Proposed Charter and Bylaws Proposal

Supernova will ask its shareholders to approve by special resolution the Proposed Certificate of Incorporation and Proposed Bylaws. The Proposed Certificate of Incorporation and the Proposed Bylaws were negotiated as part of the Business Combination. If the Condition Precedent Proposals are approved and the Business Combination is to be consummated, Supernova will replace the Existing Governing Documents with the Proposed Certificate of Incorporation and the Proposed Bylaws (the Proposed Certificate of Incorporation together with the Proposed Bylaws, the “Proposed Governing Documents”) of New Rigetti, in each case, under the DGCL. The Supernova Board’s specific reasons for each of the Advisory Governing Documents Proposals (each of which are included in the Proposed Governing Documents) are set forth in the section “Advisory Governing Documents Proposals.”

Under the Proposed Bylaws, holders of shares of New Rigetti Common Stock issued as part of the merger consideration will be subject to lock-up restrictions beginning on the date of Closing and ending on the date that is the earlier of (i) six months after the Closing, (ii) the date on which the closing price of the New Rigetti Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 90 days following the Closing and (iii) the date on which New Rigetti consummates a sale, merger, liquidation, exchange offer or other similar transaction after the Closing Date that results in New Rigetti stockholders having beneficial ownership of less than 50% of the outstanding voting securities of the combined company which results in its stockholders having the right to exchange their shares for cash, securities or other property having a value that equals or exceeds $12.00 per share.

The Advisory Governing Documents Proposals

Supernova will ask its shareholders to approve by ordinary resolution four (4) separate proposals, each on a non-binding advisory basis, in connection with the replacement of the Existing Governing Documents, under Cayman Islands law, with the Proposed Governing Documents, under the DGCL. The Supernova Board has unanimously approved each of the Advisory Governing Documents Proposals and believes such proposals are necessary to adequately address the needs of New Rigetti after the Business Combination. The Advisory Governing Documents Proposals are being presented in accordance with the requirements of the SEC. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the Proposed Certificate of Incorporation or Proposed Bylaws of New Rigetti. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Supernova and Rigetti may agree that the Proposed Certificate of Incorporation and Proposed Bylaws, in the form set forth on Annex C and Annex D, will take effect at consummation of the Business Combination and Domestication, assuming adoption of the Proposed Charter and Bylaws Proposal. A brief summary of each of the Governing Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Governing Documents.

•

Advisory Governing Documents Proposal A—to authorize by the change in the authorized share capital of Supernova from (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 1,000,000,000 shares of New Rigetti Common Stock and 10,000,000 shares of New Rigetti Preferred Stock.

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Advisory Governing Documents Proposal B—to authorize the New Rigetti Board to issue any or all shares of New Rigetti Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Rigetti Board and as may be permitted by the DGCL.

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Advisory Governing Documents Proposal C—the removal of the ability of New Rigetti stockholders to take action by written consent in lieu of a meeting unless such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the directors then in office.

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Advisory Governing Documents Proposal D—to amend and restate the Existing Governing Documents and authorize all other changes necessary or, as mutually agreed in good faith by Supernova and Rigetti, desirable in connection with the replacement of Existing Governing Documents with the Proposed Governing Documents as part of the Domestication, including (i) changing the post-Business Combination corporate name from “Supernova Partners Acquisition Company II, Ltd.” to “Rigetti Computing, Inc.” (which is expected to occur after the consummation Domestication in connection with the Business Combination), (ii) making New Rigetti’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States federal district court as the exclusive forum for litigation arising out of the Securities Act, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the Supernova Board believes is necessary to adequately address the needs of New Rigetti after the Business Combination.

The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents, and we encourage shareholders to carefully consult the information set out in the section entitled “Advisory Governing Documents Proposals” and the full text of the Proposed Governing Documents of New Rigetti, attached hereto as Annexes C and D.

Stock Issuance Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Stock Issuance Proposal. Our units, public shares and public warrants are listed on NYSE and, as such, we are seeking shareholder approval for issuance of the New Rigetti Common Stock in connection with the Business Combination and the PIPE Financing pursuant to Rule 312.02 of the NYSE Listed Company Manual.

For additional information, see “Stock Issuance Proposal.”

Director Election Proposal

Assuming the Business Combination Proposal, the Domestication Proposal, the Proposed Charter and Bylaws Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are approved, Supernova’s shareholders are also being asked to approve, by ordinary resolution, the Director Election Proposal. Under the terms of our amended and restated memorandum and articles of association, only the holders of Supernova Class B ordinary shares are entitled to vote on the election of directors to the Supernova Board. Pursuant to the Sponsor Support Agreement, the Sponsor and Supernova’s independent directors, as holders of all of the Supernova Class B ordinary shares, agreed to vote in favor of the Merger Agreement and the transactions contemplated thereby. Therefore, the Director Election Proposal is expected to be approved by the Sponsor and Supernova’s independent directors at the extraordinary general meeting. Upon the consummation of the Business Combination, the New Rigetti Board will consist of the individuals as listed in the section titled “Management of New Rigetti Following the Business Combination,” subject to Nasdaq requirements.

For additional information on the proposed directors, see “Director Election Proposal.”

Equity Incentive Plan Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Equity Incentive Plan Proposal. Pursuant to the 2022 Plan, a number of shares of New Rigetti Common Stock equal to 12% of the shares of New

Rigetti Capital Stock (as defined in the Incentive Equity Plan) that are outstanding on a fully-diluted basis as of the date immediately following the consummation of the Business Combination will be reserved for issuance under the 2022 Plan, plus additional shares of New Rigetti Common Stock (approximately 20,447,221 shares based on the Exchange Ratio of 0.7870 as of January 25, 2022) that may be issued or transferred in respect of outstanding Rigetti Options and Rigetti Restricted Stock Award Units to be assumed by New Rigetti at the time of the Business Combination. For additional information, see “Equity Incentive Plan Proposal.” The full text of the 2022 Plan is attached hereto as Annex H.

Employee Stock Purchase Plan Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Employee Stock Purchase Plan Proposal. A total of 2% of the post-closing outstanding shares of New Rigetti Common Stock will be reserved for issuance under the Employee Stock Purchase Plan. For additional information, see “Employee Stock Purchase Plan Proposal.” The full text of the Employee Stock Purchase Plan is attached hereto as Annex I.

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize Supernova to consummate the Business Combination, the Supernova Board may submit a proposal to adjourn the extraordinary general meeting to a later date or dates, and vote upon a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates. For additional information, see “Adjournment Proposal.”

Each of the Business Combination Proposal, the Domestication Proposal, the Proposed Charter and Bylaws Proposal, the Stock Issuance Proposal, the Director Election Proposal, the Incentive Award Plan Proposal and the Employee Stock Purchase Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the new certificate of incorporation or new bylaws of New Rigetti. The Adjournment Proposal is not conditioned on any other proposal.

The Supernova Board’s Reasons for the Business Combination

Supernova was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more business entities. The Supernova Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the Supernova Board and management to identify and acquire one or more businesses. The Supernova Board and management collectively have extensive transactional experience, particularly in the technology industries.

In particular, the Supernova Board considered the following positive factors, although not weighted or in any order of significance, in deciding to approve the Business Combination Proposal:

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Large potential addressable market. The Supernova Board noted that demand for computing power capable of solving computationally complex problems is increasing. The Supernova Board noted the potential of Rigetti’s quantum computers to solve many computational problems with greater speed and at a lower cost than today’s high performance computers and that quantum computing may be applicable to many challenges that today lie within the realm of the much larger cloud computing market.

•	Reasonableness of aggregate consideration. Following a review of the financial data provided to Supernova, including Rigetti’s historical financial statements and certain unaudited prospective financial information, as well as Supernova’s due diligence review of the Rigetti business and the views of Supernova’s financial advisors, the Supernova Board considered the aggregate consideration to be paid and determined that such consideration was reasonable in light of such data and financial information.

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Relative maturity of superconducting technology versus other modalities. The Supernova Board noted that it is widely believed that superconducting qubit technology is the most mature modality and the modality most likely to ultimately lead to broad commercial success compared to approaches based on trapped ions, trapped neutral, and photonics.

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Competitive positioning of Rigetti against competitors. The Supernova Board noted that Rigetti is favorably positioned to compete against current and prospective competitors on the basis of factors such as quantum computer system performance, supported software and applications, compatibility with existing classical workflows, rate of technological innovation, ability to create value through long-term partnerships, end-user support and customer experience, solutions and insight delivery, price, brand recognition and trust, financial resources and access to key personnel.

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Rigetti’s intellectual property portfolio. The Supernova Board noted that Rigetti holds patents that cover a broad range of key technology areas, including quantum computing systems, software and access, quantum processor hardware, algorithms and applications for problem solving and chip design & fabrication.

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Talent level of management and engineering resources. The Supernova Board noted that Rigetti has a seasoned leadership team with leadership experience in semiconductor manufacturing, cloud and advanced computing, and government business. The Supernova Board also noted that Rigetti has a deep technical team that includes global experts in quantum chip design and manufacturing, quantum computing systems architecture, quantum software, and quantum algorithms and applications.

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Other Alternatives. The determination that the proposed Business Combination, after a thorough review of other business combination opportunities reasonably available to Supernova, represents the best potential business combination for Supernova. No opportunity came to the attention of any member of Supernova’s’s management or the Supernova Board in his or her personal capacity, which impacted Supernova’s search for an acquisition target.

The Supernova Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including the following:

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Ability to compete against better capitalized competitors. The risk that Rigetti’s current and prospective competitors could successfully compete against Rigetti due to greater access to financial resources.

•	Potential for unforeseen engineering or system design challenges. The risk that Rigetti may need additional capital due to unforeseen circumstances, including engineering or system design challenges.

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Potential for anticipated technology roadmap timeline to be delayed. The risk that Rigetti’s technical roadmap may be delayed or may never be achieved, either of which would have a material impact on Rigetti’s business, financial condition or results of operations.

•	Potential for slower than anticipated growth in customer demand. The risk that demand for quantum computers in general does not develop as expected, or develops more slowly than expected.

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Potential for Rigetti to need additional capital before becoming cash flow positive. The risk that inability to obtain financing when needed may make it more difficult for Rigetti to operate its business or implement its growth plans.

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Benefits and growth initatives may not be achieved. The risk that the potential benefits and growth initiatives of the Transactions may not be fully achieved or may not be achieved within the expected timeframe. In this regard, the Supernova Board considered that there are risks associated with successful implementation of Rigetti’s long term business plan and strategy and Rigetti realizing the anticipated benefits of the Transactions on the timeline expected or at all, including due to factors outside of the parties’ control, such as the potential negative impact of the COVID-19 pandemic and related macroeconomic uncertainty. The Supernova Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Transactions and that Supernova shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination.

•	No third-party valuation. The risk that Supernova did not obtain a third-party valuation or fairness opinion in connection with the Transactions.

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Liquidation. The risks and costs to Supernova if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Supernova being unable to effect a business combination within the completion window and force Supernova to liquidate.

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Shareholder vote. The risk that Supernova’s shareholders may object to and challenge the Transactions and take action that may prevent or delay the consummation of the Transactions, including to vote down the proposals at the extraordinary general meeting or redeem their shares.

•	Closing conditions. The fact that completion of the Transactions is conditioned on the satisfaction of certain closing conditions that are not within Supernova’s control.

•	Litigation. The possibility of litigation challenging the Transactions or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Transactions.

•	Fees and expenses. The fees and expenses associated with completing the Transactions.

•	Other risks. Various other risks associated with the Business Combination, the business of Rigetti, and ownership of New Rigetti’s shares described under the section titled “Risk Factors.”

In addition to considering the factors described above, the Supernova Board also considered that certain of the officers and directors of Supernova may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Supernova’s shareholders, including the fact that our Sponsor and its affiliates may experience a positive rate of return on their investment, even if our public shareholders experience a negative rate of return on their investment, due to having purchased the Founder shares for approximately $0.003 per share. The Supernova Board reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving the Merger Agreement and the transactions contemplated therein, including the Business Combination.

The Supernova Board concluded that the potential benefits that it expected Supernova and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Supernova Board determined that the Merger Agreement, the Business Combination, the Domestication and the other transactions contemplated by the Merger Agreement, were advisable and in the best interests of Supernova.

For more information about the Supernova Board’s decision-making process concerning the Business Combination, please see the section entitled “Business Combination Proposal—the Supernova Board’s Reasons for the Business Combination.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into in connection with the Merger Agreement. For additional information, see “Business Combination Proposal—Related Agreements.”

PIPE Financing

Concurrently with the execution of the Merger Agreement, Supernova entered into Subscription Agreements with certain investors (together, the “Initial PIPE Investors”), pursuant to which the Initial PIPE Investors have agreed to subscribe for and purchase, and Supernova has agreed to issue and sell to the Initial PIPE Investors, an aggregate of 10,251,000 shares of New Rigetti Common Stock at a price of $10.00 per share for aggregate gross proceeds of $102,510,000. On December 23, 2021, Supernova entered into Subscription Agreements with two “accredited investors” (as such term is defined in Rule 501 of Regulation D) (the “Subsequent PIPE Investors”, and together with the Initial PIPE Investors, the “PIPE Investors”) pursuant to which the Subsequent PIPE Investors have agreed to subscribe for and purchase, and Supernova has agreed to issue and sell to the Subsequent PIPE Investors, an aggregate of 4,390,244 shares of New Rigetti Common Stock at a price of $10.25 per share, for aggregate gross proceeds of $45,000,000. The shares of New Rigetti Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Rule 506(c) promulgated thereunder. Pursuant to the Subscription Agreements, Supernova will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination. For additional information, see “Business Combination Proposal—Related Agreements—PIPE Financing.”

Amended and Restated Registration Rights Agreement

Concurrently with the Closing of the Merger, New Rigetti Sponsor, Supernova’s directors and officers, certain former stockholders of Rigetti and Rigetti’s directors and officers will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”), which will become effective at the Closing, pursuant to which, among other things, the parties thereto have been granted certain customary registration rights with respect to their respective shares of New Rigetti Common Stock. For additional information, see “Business Combination Proposal—Related Agreements—Amended and Restated Registration Rights Agreement.”

Rigetti Holders Support Agreement

Pursuant to the Merger Agreement, Rigetti and certain stockholders of Rigetti entered into a transaction support agreement (the “Rigetti Holders Support Agreement”) with Supernova, pursuant to which such Rigetti Stockholders have, among other things, agreed to vote to adopt and approve, upon this registration statement on Form S-4 being declared effective, the Merger Agreement and all other documents and transactions contemplated thereby. The Rigetti Holders Support Agreement will terminate upon the termination of the Merger Agreement if the Closing does not occur. For additional information, see “Business Combination Proposal—Related Agreements—Rigetti Holders Support Agreement.”

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, Supernova entered into a sponsor support agreement with the Sponsor, Rigetti and Supernova’s directors and officers (the “Sponsor Support Agreement”), pursuant to which Sponsor and Supernova’s directors and officers (together, the “Initial Shareholders”) have agreed to, among other things, vote all of their Supernova ordinary shares in favor of the approval of the Transactions. In addition, the Sponsor has agreed that (i) 2,479,000 Class B ordinary shares issued in connection with

Supernova’s initial public offering will be unvested and subject to forfeiture as of the Closing and will only vest if, during the five year period following the Closing, the volume weighted average price of Supernova’s domesticated common stock equals or exceeds $12.50 for any twenty trading days within a period of thirty consecutive trading days, and (ii) up to an additional 1,000,000 shares of the Sponsor (the “Sponsor Shares”) will be unvested and subject to forfeiture as of the Closing based on the level of redemptions of Class A ordinary shares by holders thereof in connection with the transactions contemplated by the Merger Agreement (calculated in the manner set forth in the Sponsor Support Agreement), and any such additional Sponsor Shares will only vest if, during the five year period following the Closing, the volume weighted average price of Supernova’s common stock equals or exceeds $15.00 for any twenty trading days within a period of thirty consecutive trading days (the shares referenced in (i) and (ii) together, the “Sponsor Earn Out Shares”). Any Sponsor Earn Out Shares that remain unvested after the fifth anniversary of the Closing will be forfeited. In addition, the Sponsors have agreed that 8,418,000 Sponsor Shares and 4,450,000 Supernova warrants are subject to lock-up and may not be transferred during the period beginning on the date of Closing and ending on the earlier to occur of (i) six months after the Closing, (ii) such date that the closing price of New Rigetti Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any period of 30 consecutive trading days commencing at least 90 calendar days following the Closing and (iii) the date on which New Rigetti consummates a sale, merger, liquidation, exchange offer or other similar transaction after the Closing that results in the stockholders of New Rigetti immediately prior to such transaction having beneficial ownership of less than 50% of the outstanding voting securities of New Rigetti, directly or indirectly, immediately following such transaction which results in its stockholders having the right to exchange their shares of New Rigetti Common Stock for cash, securities or other property having a value that equals or exceeds $12.00 per share. The Sponsor Support Agreement will terminate upon the termination of the Merger Agreement if the Closing does not occur. For additional information, see “Business Combination Proposal—Related Agreements—Sponsor Support Agreement.”

Lock-Up Provisions in Proposed Bylaws

Under the Proposed Bylaws, holders of shares of New Rigetti Common Stock issued as part of the merger consideration will be subject to lock-up restrictions beginning on the date of Closing and ending on the date that is the earlier of (i) six months after the Closing, (ii) the date on which the closing price of the New Rigetti Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 90 days following the Closing and (iii) the date on which New Rigetti consummates a sale, merger, liquidation, exchange offer or other similar transaction after the Closing Date that results in New Rigetti stockholders having beneficial ownership of less than 50% of the outstanding voting securities of the combined company which results in its stockholders having the right to exchange their shares for cash, securities or other property having a value that equals or exceeds $12.00 per share.

Ownership of New Rigetti

As of the date of this proxy statement/prospectus, there are 43,125,000 ordinary shares issued and outstanding, which includes an aggregate of 8,625,000 Class B ordinary shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 13,075,000 warrants, comprised of 4,450,000 private placement warrants held by Sponsor and 8,625,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Business Combination, will entitle the holder thereof to purchase one share of New Rigetti Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination, the PIPE Financing and assuming that none of Supernova’s outstanding public shares are redeemed in connection with the Business Combination), Supernova’s fully diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 56,200,000 ordinary shares.

The following table illustrates varying ownership levels in New Rigetti Common Stock immediately following the consummation of the Business Combination (assuming a Closing on January 25, 2022 and an Exchange Ratio as of January 25, 2022 of 0.7870) based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 75,907,733 shares of New Rigetti Common Stock are issued to the holders of shares of common stock of Rigetti at Closing, which would be the number of shares of New Rigetti Common Stock issued to these holders if Closing had occurred on January 25, 2022; (ii) 14,641,244 shares of New Rigetti Common Stock are issued in the PIPE Financing; (iii) no public warrants or private placement warrants to purchase New Rigetti Common Stock that will be outstanding immediately following Closing have been exercised; and (iv) no vested and unvested options or warrants to purchase shares of New Rigetti Common Stock that will be held by equityholders of Rigetti immediately following the Closing have been exercised and no restricted stock units have vested.

If all public shares are redeemed, the current public shareholders will not own any Class A ordinary shares as of immediately following the Closing. However, owners of the 8,625,000 public warrants outstanding will continue to own such public warrants even if such owner has redeemed any or all of the public shares held by them. Such 8,625,000 public warrants had an aggregate market value of $12,765,000 based upon the closing price of $1.48 per public warrant on the NYSE on February 8, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus.

	Share Ownership in New Rigetti
	Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions		Assuming 100% Redemptions
	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage
Former Rigetti equityholders	75,907,733	57.9%	75,907,733	65.2%	75,907,733	74.9%	75,907,733	79.3%
Sponsor	6,146,000	4.7%	5,869,004	5.0%	5,342,007	5.3%	5,146,000	5.4%
Former Supernova Class A stockholders	34,500,000	26.3%	19,954,903	17.1%	5,409,805	5.3%	—	0.0%
PIPE Investors	14,641,244	11.2%	14,641,244	12.6%	14,641,244	14.5%	14,641,244	15.3%

Total ownership	131,194,977	100.0%	116,372,884	100.0%	101,300,789	100.0%	95,694,977	100.0%

(1)

Assumes that approximately 84.3% of Supernova’s outstanding public shares are redeemed in connection with the Business Combination, which is the maximum permitted amount of redemptions while still satisfying the minimum cash condition to the consummation of the Business Combination in the Merger Agreement.

(2)

Excludes (i) the Sponsor Earn Out Shares that are subject to forfeiture and (ii) shares purchased by the Sponsor in the PIPE Financing. Includes up to 1,000,000 in Sponsor Redemption-Based Vesting Shares. As part of the Sponsor Support Agreement, the Sponsor has agreed that an amount of Class B ordinary shares based upon redemption levels will be forfeited if the New Rigetti Common Stock does not meet certain price thresholds post-closing. Up to 3,479,000 Sponsor Earn Out Shares may vest post-closing upon certain price thresholds. For additional information, see “Business Combination Proposal—Related Agreements—Sponsor Support Agreement.”

(3)	Amount shown represents share redemption levels reflecting 50% of the Max Permitted Redemption scenario (approximately 42.15% redemptions).
(4)

Assumes Rigetti and the PIPE Investors waive the minimum cash condition in the Merger Agreement. If all 34,500,000 Supernova Class A ordinary shares are redeemed, Supernova and Rigetti would be required to waive the minimum cash condition or otherwise obtain alternative financing arrangements to satisfy this Closing Condition. Additionally, waiver of the minimum cash condition in the Merger Agreement requires the consent of a majority of PIPE Investors (based on commitments), thus the above table assumes PIPE Investors have provided the required consent.

In addition, the following table illustrates varying ownership levels in New Rigetti Common Stock immediately following the consummation of the Business Combination (assuming a Closing on January 25, 2022 and an Exchange Ratio as of January 25, 2022 of 0.7870) based on the varying levels of redemptions by the public shareholders on a fully diluted basis, assuming full exercise of (i) public warrants or private placement warrants to purchase New Rigetti Common Stock and (ii) options and warrants to purchase shares of New Rigetti Common Stock that will be held by equityholders of Rigetti, and vesting of all restricted stock units.

Additional Dilution Sources(1)	Assuming No Redemption	% of Total(2)	Assuming 50% Redemption (3)	% of Total(2)	Assuming Maximum Redemption(4)	% of Total(2)	Assuming 100% Redemption(5)	% of Total(2)
Shares underlying Former Rigetti options(6)	11,153,138	7.8%	11,153,138	8.7%	11,153,138	9.9%	11,153,138	10.4%
Shares underlying Former Rigetti warrants(7)	8,513,263	6.1%	8,513,263	6.8%	8,513,263	7.8%	8,513,263	8.2%
Shares underlying Former Rigetti RSUs(8)	9,294,083	6.6%	9,294,083	7.4%	9,294,083	8.4%	9,294,083	8.9%
Supernova Warrants(9)	13,075,000	9.1%	13,075,000	10.1%	13,075,000	11.4%	13,075,000	12.0%
Total Additional Dilutive Sources	42,035,484	24.3%	42,035,484	26.5%	42,035,484	29.3%	42,035,484	30.5%

(1)

All share numbers and percentages for the Additional Dilution Sources are presented without the potential reduction of any amounts paid by the holders of the given Additional Dilution Sources and therefore may overstate the presentation of dilution.

(2)

The Percentage of Total with respect to each Additional Dilution Source set forth below, including the Total Additional Dilutive Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in both the numerator and denominator. For example, in the illustrative redemption scenario, the Percentage of Total with respect to the Shares underlying Former Rigetti options would be calculated as follows: (a) 11,153,138 shares issued pursuant to the former Rigetti options; divided by (b) (i) 133,440,790 shares (the number of shares outstanding prior to any issuance of shares underlying former Rigetti options) plus (ii) 11,153,138 shares issued pursuant to the shares underlying former Rigetti options.

(3)	Amount shown represents share redemption levels reflecting 50% of the Max Permitted Redemption scenario (approximately 42.15% redemptions).
(4)

Assumes that approximately 84.3% of Supernova’s outstanding public shares are redeemed in connection with the Business Combination, which is the maximum permitted amount of redemptions while still satisfying the conditions to the consummation of the Business Combination in the Merger Agreement.

(5)

Assumes Rigetti and the PIPE Investors waive the minimum cash condition in the Merger Agreement. If all 34,500,000 Supernova Class A ordinary shares are redeemed, Supernova and Rigetti would be required to waive the minimum cash condition or otherwise obtain alternative financing arrangements to satisfy this Closing Condition. Additionally, waiver of the minimum cash condition in the Merger Agreement requires the consent of a majority of PIPE Investors (based on commitments), thus the above table assumes PIPE Investors have provided the required consent.

(6)

Assumes exercise of all Rigetti options for 11,153,138 shares of New Rigetti, based on the outstanding options of Rigetti as of October 31, 2021 and assuming the Business Combination closes in the first quarter of 2022.

(7)	Assumes exercise of all Rigetti warrants to purchase 8,513,263 shares of New Rigetti Common Stock.
(8)	Assumes exercise of all restricted stock units for 9,294,083 shares of New Rigetti Common Stock.
(9)	Assumes exercise of all Supernova warrants for 13,075,000 shares of New Rigetti Common Stock.

Each of the above tables does not reflect additional dilution that may arise from exercise of the warrant issued to Ampere. The warrant provides for the purchase of an aggregate of 1,000,000 shares of New Rigetti Common Stock at an exercise price of $0.0001, since the exercise of such warrants is subject to certain conditions and cannot be exercised prior to June 30, 2022, at the earliest. See the section entitled “Business Combination Proposal—Related Agreements—Subscription Agreements” for additional information.

For further details, see “Business Combination Proposal—Consideration to Rigetti Equityholders in the Business Combination.”

Date, Time and Place of Extraordinary General Meeting of Supernova’s Shareholders

The extraordinary general meeting of Supernova, will be held at 11:00 a.m. on February 28, 2022 at the offices of Latham & Watkins LLP located at 811 Main Street, #3700, Houston, Texas 77002 and virtually via live webcast at https://web.lumiagm.com/242489800, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.

Voting Power; Record Date

Supernova shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on January 18, 2022, which is the “record date” for the extraordinary general meeting. Holders of Class A ordinary shares will have one vote for each Class A ordinary share owned at the close of business on the record date. Holders of Class B ordinary shares will have ten votes per share on the vote for the Domestication Proposal for each Class B ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 34,500,000 Class A ordinary shares issued and outstanding and 8,625,000 Class B ordinary shares issued and outstanding, all of which are held by the Initial Shareholders.

Quorum and Vote of Supernova Shareholders

A quorum of Supernova shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 21,562,501 ordinary shares would be required to achieve a quorum.

The Initial Shareholders have, pursuant to the Sponsor Support Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 20% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Support Agreement.

The proposals presented at the extraordinary general meeting require the following votes:

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Because the Domestication Proposal involves a vote to continue Supernova outside the jurisdiction of the Cayman Islands, holders of Class B ordinary shares will have ten votes per Class B ordinary share and holders of Class A ordinary shares will have one vote per Class A ordinary share for purposes of the Domestication Proposal. Holders of Class B ordinary shares and Class A ordinary shares shall have one vote per share on all other proposals.

Proposed Charter and Bylaws Proposal: The approval of the Proposed Charter and Bylaws Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Advisory Governing Documents Proposals: The separate approval of each of the Governing Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Stock Issuance: The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Equity Incentive Plan Proposal: The approval of the Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Employee Stock Purchase Plan Proposal: The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Redemption Rights

Pursuant to the Existing Governing Documents, a public shareholder may request of Supernova that New Rigetti redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)    (a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)    submit a written request to AST, Supernova’s transfer agent, in which you (a) request that New Rigetti redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)    deliver your share certificates (if any) and other redemption forms (as applicable) to AST, Supernova’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on February 24, 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact AST, Supernova’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to AST in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business

Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to AST, Supernova’s transfer agent, New Rigetti will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “Extraordinary General Meeting of Supernova—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have, pursuant to the Sponsor Support Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 20% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Support Agreement.

Holders of the warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Neither Supernova shareholders nor Supernova warrant holders have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Supernova has engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of Supernova—Revoking Your Proxy.”

Interests of Supernova’s Sponsor, Directors and Executive Officers in the Business Combination

When you consider the recommendation of the Supernova Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, including the Sponsor and Supernova’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of Supernova shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•	the fact that our Initial Shareholders have agreed, as part of Supernova’s initial public offering and without any separate consideration provided by Supernova for such agreement, not to redeem any

Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor paid an aggregate of $25,000 for the 8,625,000 Class B ordinary shares currently owned by the Initial Shareholders and such securities will have a significantly higher value at the time of the Business Combination. Because the Sponsor, the other Initial Shareholders and Supernova’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them, such shares will be worthless if a business combination is not consummated by March 4, 2023 (unless such date is extended in accordance with the Existing Governing Documents). Such shares had an aggregate market value of $85,818,750 based upon the closing price of $9.95 per share of Class A ordinary shares on the NYSE on February 8, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus and an aggregate market value of $86,163,750 based upon the closing price of $9.99 per share of Class A ordinary shares on the NYSE on January 18, 2022, the record date;

•

the fact that the Sponsor paid $8,900,000 for its private placement warrants, and those warrants would be worthless if a business combination is not consummated by March 4, 2023 (unless such date is extended in accordance with the Existing Governing Documents). Such warrants had an aggregate market value of $6,586,000 based upon the closing price of $1.48 per public warrant on the NYSE on February 8, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus and an aggregate market value of $6,230,000 based upon the closing price of $1.40 per public warrant on the NYSE on January 18, 2022, the record date;

•

the fact that the Sponsor has invested an aggregate of $8,925,000 (consisting of $25,000 for the Founder Shares, or approximately $0.003 per share, and $8,900,000 for the private placement warrants, but excluding the purchase price of the PIPE Shares the Sponsor has agreed to purchase) means that our Sponsor, officers and directors stand to make significant profit on their investment and could potentially recoup their entire investment in Supernova even if the trading price of our Class A ordinary shares were as low as $1.46 per share (assuming no redemptions and even if the private placement warrants are worthless) and therefore our Sponsor, officers and directors may experience a positive rate of return on their investment, even if our public shareholders experience a negative rate of return on their investment;

•

the fact that the Sponsor and Supernova’s directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, in which case the Sponsor would lose its entire investment. As a result, the Sponsor may have a conflict of interest in determining whether Rigetti is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. The Supernova board of directors was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to public shareholders that they approve the Business Combination;

•

the fact that the Registration Rights Agreement will be entered into by the Sponsor and Supernova’s directors and officers, and such parties will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions, following the consummation of the Business Combination;

•

the fact that Mr. Clifton, a current director and Chief Financial Officer of Supernova, is expected to be a director of New Rigetti after the consummation of the Business Combination. As such, in the future, Mr. Clifton may receive fees for his service as a director, which may consist of cash or stock-based awards, and any other remuneration that the New Rigetti Board determines to pay to its non-employee directors. See “Rigetti’s Executive and Director Compensation—Director Compensation Following the Business Combination”;

•

the fact that Mr. Clifton, a current director and Chief Financial Officer of Supernova, helped form Ampere Computing, Inc. (“Ampere”), an investor in the proposed transactions, when he worked at The Carlyle Group, and the fact that Mr. Clifton currently holds a non-controlling interest in Ampere;

•	the fact that Palantir Technologies Inc. (“Palantir”) is one of the PIPE Investors and Mr. Rascoff currently serves as a director of Palantir;

•	the fact that Mr. Rascoff recused himself from all work related to the investment of Palantir in the proposed transactions;

•	the fact that the Sponsor is purchasing 500,000 PIPE Shares for an aggregate price of $5,000,000 in the Initial PIPE Financing on the same terms as the other Initial PIPE Investors;

•

the fact that Kingston Marketing Group, a marketing and communications agency co-owned by Katie Curnette, is supporting Supernova with marketing services associated with the proposed Business Combination;

•

the fact that the Sponsor (including its representatives and affiliates) and Supernova’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Supernova. For example, certain officers and directors of Supernova, who may be considered an affiliate of the Sponsor, have also incorporated Supernova Partners Acquisition Company III, Ltd., a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting an initial business combinations (“Supernova III”). Mr. Rascoff and Mr. Klabin are Co-Chairs, Mr. Reid is Chief Executive Officer and Director and Mr. Clifton is Chief Financial Officer and Director of Supernova III. Each of Mr. Fox, Mr. Lanzone, Ms. Renfrew and Mr. Singh are directors of Supernova III. The Sponsor and Supernova’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Supernova completing its initial business combination. Moreover, certain of Supernova’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. Supernova’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Supernova, and the other entities to which they owe certain fiduciary or contractual duties, including Supernova III. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Supernova’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Supernova, subject to applicable fiduciary duties under the Cayman Islands Companies Act. Supernova’s amended and restated memorandum and articles of association provide that Supernova renounces its interest in any corporate opportunity offered to any director or officer of Supernova;

•

the continued indemnification of Supernova’s directors and officers and the continuation of Supernova’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•

the fact that the Sponsor and Supernova’s officers and directors will lose their entire investment in Supernova, which, as stated above, consists of Class B ordinary shares and private placement warrants with an aggregate market value of $92,404,750 as of February 8, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, and will not be reimbursed for any loans, advances or out-of-pocket expenses, if an initial business combination is not consummated by March 4, 2023, which would result in an aggregate loss of $92,404,750;

•	the fact that if the trust account is liquidated, including in the event Supernova is unable to complete an initial business combination by March 4, 2023, the Sponsor has agreed to indemnify

Supernova to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which Supernova has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Supernova, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

•

the fact that Supernova may be entitled to distribute or pay over funds held by Supernova outside the trust account to the Sponsor or any of its Affiliates (as defined in the Merger Agreement) prior to the Closing.

Neither the Sponsor nor Supernova’s directors and executive officers have any interest in, or affiliation with, Rigetti. For a discussion of the fiduciary obligations to other entities of the Sponsor and Supernova’s directors and executive officers, see the sections entitled “Risk Factors-Risks Related to the Business Combination and Supernova- Since the Initial Shareholders, including the Sponsor and Supernova’s directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, conflicts of interest exist in determining whether the Business Combination with Rigetti is appropriate as our initial business combination. Such interests include that Sponsor, as well as our executive officers and directors, will lose their entire investment in us if the Business Combination is not completed” and “Business Combination Proposal—Interests of Supernova’s Sponsor, Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus.

Our Sponsor and its affiliates are active investors across a number of different investment platforms, which we and our Sponsor believe improved the volume and quality of opportunities that were available to Supernova. However, it also creates potential conflicts and the need to allocate investment opportunities across multiple investment vehicles. In order to provide our Sponsor with the flexibility to evaluate opportunities across these platforms, our amended and restated memorandum and articles of association provide that we renounce our interest in any business combination opportunity offered to any founder, director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the company and is an opportunity that we are able to complete on a reasonable basis. This waiver allows our Sponsor and its affiliates to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the investment vehicle. We do not believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on our search for an acquisition target.

The Initial Shareholders have, pursuant to the Sponsor Support Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 20% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Support Agreement.

At any time at or prior to the Business Combination, our Initial Shareholders, Rigetti and/or their directors, officers, advisors or respective affiliates may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. The above described activity could be especially prevalent in and around the time of Closing. The purpose of such transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Stock Issuance Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal and the Proposed Charter and Bylaws Proposal are approved by the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Rigetti’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or they own, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Entering into the transactions described above would allow our Initial Shareholders, Rigetti or their directors, officers, advisors or respective affiliates to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into by any of the aforementioned persons.

The existence of financial and personal interests of one or more of Supernova’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Supernova and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Supernova’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Recommendation to Shareholders of Supernova

The Supernova Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Supernova and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Proposed Charter and Bylaws Proposal, “FOR” each of the Governing Documents Proposals, “FOR” the Stock Issuance Proposal, “FOR” the Director Election Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of Supernova’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Supernova and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Supernova’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Supernova’s Sponsor, Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination assuming a Closing Date of September 30, 2021, and (i) assuming that none of Supernova’s outstanding public shares are redeemed in connection with the Business Combination and (ii) assuming that approximately 84% of Supernova’s outstanding public shares are redeemed in connection with the Business Combination, which is the maximum amount of redemptions while still satisfying the condition to the consummation of the Business Combination that proceeds available for release from the trust account in connection with the transactions contemplated in the Merger Agreement be equal to or greater than $165,000,000.

No Redemption

Source of Funds(1) (in thousands)		Uses(1) (in thousands)
Cash Held in Trust	$345	Cash on Balance Sheet	$434
PIPE Investment	$148	Equity Consideration	$1,041
Issuances of Shares(1)	$1,041	Estimated Transaction Expenses(2)(3)	$59

Total Sources	$1,534	Total Uses	$1,534

(1)	Issuance of shares excludes the aggregate exercise price of the outstanding in-the-money warrants and options of $7.5 million.
(2)	Estimated transaction costs include current estimated costs of Supernova and Rigetti including deferred underwriting fees of $12.1 million from Supernova’s initial public offering.
(3)

No decision on the repayment of the Loan and Security Agreement, (the “Loan Agreement”), with Trinity Capital Inc., as lender, for a principal amount of $12.0 million, bearing an interest rate of the greater of 7.5% plus the prime rate published by the Wall Street Journal and 11.0%. Currently, the Loan Agreement has an outstanding of $20 million has been made and is therefore not included as part of the sources and uses.

Max Permitted Redemption

Source of Funds(1) (in thousands)		Uses(1) (in thousands)
Cash Held in Trust(2)	$54	Cash on Balance Sheet	$146
PIPE Investment	$148	Equity Consideration	$1,041
Issuances of Shares(1)	$1,041	Estimated Transaction Expenses(3)	$56

Total Sources	$1,243	Total Uses	$1,243

(1)	Issuance of shares excludes the aggregate exercise price of the outstanding in-the-money warrants and options of $7.5 million.
(2)

The Maximum Permitted Redemption scenario assumes approximately 84% of public shares are redeemed. The condition in the Merger Agreement requiring the Available Closing Acquiror Cash (as defined in the Merger Agreement) to be not less than $165,000,000 (the “Available Closing Supernova Cash Condition”) stated in the Merger Agreement requires Supernova to maintain a minimum cash balance of $165.0 million at Closing.

(3)	Estimated transaction costs include current estimated costs of Supernova and Rigetti including deferred underwriting fees of $12.1 million from Supernova’s initial public offering.
(4)	No decision on the repayment of Loan Agreement outstanding of $20 million has been made and is therefore not included as part of the sources and uses.

Deferred Underwriting Fees

Approximately $12.1 million of the underwriting fee was deferred and conditioned upon completion of a business combination. The following table illustrates the effective deferred underwriting fee on a percentage basis for public shares at each redemption level identified below.

Underwriting Fees	Assuming No Redemption	Assuming 50% Max Permitted Redemption(1)	Assuming Max Permitted Redemption(2)	Assuming 100% Redemption(3)
Unredeemed public shares	34,500,000	19,954,903	5,409,805	0
Trust proceeds to New Rigetti	$345,000,000	$199,549,030	$54,098,050	0
Deferred underwriting fee	$12,075,000	$12,075,000	$12,075,000	$12,075,000
Effective deferred underwriting fee	3.5%	6.1%	22.3%	—

(1)	Amount shown represents share redemption levels reflecting 50% of the Max Permitted Redemption scenario (approximately 42% redemptions).
(2)

Assumes that approximately 84% of Supernova’s outstanding public shares are redeemed in connection with the Business Combination, which is the maximum permitted amount of redemptions while still satisfying the conditions to the consummation of the Business Combination in the Merger Agreement.

(3)

Assumes Rigetti and the PIPE Investors waive the minimum cash condition in the Merger Agreement. If all 34,500,000 Supernova Class A ordinary shares are redeemed, Supernova and Rigetti would be required to waive the minimum cash condition or otherwise obtain alternative financing arrangements to satisfy this Closing Condition. Additionally, waiver of the minimum cash condition in the Merger Agreement requires the consent of a majority of PIPE Investors (based on commitments), thus the above table assumes PIPE Investors have provided the required consent.

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “U.S. Federal Income Tax Considerations.”

Expected Accounting Treatment

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Supernova as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Rigetti immediately following the Domestication will be the same as those of Supernova immediately prior to the Domestication.

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America, or GAAP. Under this method of accounting, Supernova is treated as the “acquired” company for accounting purposes. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of Rigetti. Rigetti will be deemed the accounting predecessor and New Rigetti will be the successor SEC registrant, which means that Rigetti’s financial statements for previous periods will be disclosed in New Rigetti’s future periodic reports filed with the SEC. The consolidated assets, liabilities and results of operations of Rigetti will become the historical financial statements of New Rigetti, and Supernova’s assets, liabilities and results of operations will be consolidated with Rigetti beginning on the acquisition date.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. Supernova and Rigetti will file the required forms under the HSR Act with the Antitrust Division and the FTC and requesting early termination to the extent available.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New Rigetti’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Supernova cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Supernova cannot assure you as to its result.

Additionally, under applicable laws and regulatory regimes in certain foreign jurisdictions, certain transactions may not be consummated until approval is granted or applicable waiting periods expire or terminate. The Business Combination is subject to applicable foreign direct investment laws in certain jurisdictions and may not be consummated until such approvals are obtained or the applicable waiting periods have expired. Specifically, under the UK National Security and Investment Act 2021 (the “NSI Act”), certain transactions in the quantum technology sector that close on or after Transactions subject to the mandatory regime must be notified and approved prior to their consummation. Supernova filed for approval pursuant to the NSI Act on January 4, 2022 and such approval must be obtained prior to the closing of the Business Combination. Approval under the German Investment Screening Laws, required prior to the closing of the Business Combination, has been received. In addition, a post-closing filing under the Investment Canada Act is required to be made within thirty (30) days after the closing of the Business Combination.

Supernova and Rigetti are not aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act and approvals, if applicable, under the foreign direct investment laws discussed above. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Emerging Growth Company

Supernova is an emerging growth company, as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a

Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Supernova has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Supernova, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Supernova’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of Supernova’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means, among other things, the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Summary of Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. Such risks include, but are not limited to:

•	Rigetti is in its early stages and has a limited operating history, which makes it difficult to forecast its future results of operations;

•

Rigetti has a history of operating losses and expects to incur significant expenses and continuing losses for the foreseeable future and there is substantial doubt about Rigetti’s ability to continue as a going concern if it does not receive additional financing capital in a timely manner;

•	Even if the market in which Rigetti competes achieves the forecasted growth, its business could fail to grow at similar rates, if at all;

•

Rigetti may need additional capital to pursue its business objectives and respond to business opportunities, challenges or unforeseen circumstances, and Rigetti cannot be sure that additional financing will be available;

•	Rigetti’s ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the Business Combination or other ownership changes;

•

Rigetti has not produced quantum computers with high qubit counts or at volume and faces significant barriers in its attempts to produce quantum computers, including the need to invent and develop new technology. If Rigetti cannot successfully overcome those barriers, its business will be negatively impacted and could fail;

•

Rigetti’s future generations of hardware developed to demonstrate narrow quantum advantage and broad quantum advantage, and the release of a 1,000+ qubit system and 4,000+ qubit system, each of which is an important milestone for Rigetti’s technical roadmap and commercialization, may not occur on Rigetti’s anticipated timeline or at all;

•

The quantum computing industry is competitive on a global scale and Rigetti may not be successful in competing in this industry or establishing and maintaining confidence in its long-term business prospects among current and future partners and customers;

•

Rigetti’s business is currently dependent upon its relationship with its cloud providers. There are no assurances that Rigetti will be able to commercialize quantum computers from its relationships with cloud providers;

•

Rigetti relies on access to high performance third party classical computing through public clouds, high performance computing centers and on-premises computing infrastructure to deliver performant quantum solutions to customers. Rigetti may not be able to maintain high quality relationships and connectivity with these resources which could make it harder for it to reach customers or deliver solutions in a cost-effective manner;

•

Rigetti’s system depends on the use of certain development tools, supplies, equipment and production methods. If Rigetti is unable to procure the necessary tools, supplies and equipment to build its quantum systems, or are unable to do so on a timely and cost-effective basis, and in sufficient quantities, Rigetti may incur significant costs or delays which could negatively affect its operations and business;

•

Even if Rigetti is successful in developing quantum computing systems and executing its strategy, competitors in the industry may achieve technological breakthroughs which render its quantum computing systems obsolete or inferior to other products;

•	Rigetti may be unable to reduce the cost of developing its quantum computers, which may prevent it from pricing its quantum systems competitively;

•

The quantum computing industry is in its early stages and volatile, and if it does not develop, if it develops slower than Rigetti expects, if it develops in a manner that does not require use of its quantum computing solutions, if it encounters negative publicity or if its solution does not drive commercial engagement, the growth of its business will be harmed;

•	If Rigetti’s computers fail to achieve quantum advantage, its business, financial condition and future prospects may be harmed;

•

Rigetti could suffer disruptions, outages, defects and other performance and quality problems with its quantum computing systems, its production technology partners or with the public cloud, data centers and internet infrastructure on which it relies;

•

Rigetti has identified a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future. If we fail to remediate the material weakness or if we otherwise fail to establish and maintain effective control over financial reporting, it may adversely affect our ability to accurately and timely report our financial results, and may adversely affect investor confidence and business operations.

•

System security and data protection breaches, as well as cyber-attacks, including state-sponsored attacks, could disrupt Rigetti’s operations, which may damage its reputation and adversely affect its business;

•

Rigetti’s failure to obtain, maintain and protect its intellectual property rights could impair Rigetti’s ability to protect and commercialize its proprietary products and technology and cause Rigetti to lose its competitive advantage;

•	The public stockholders will experience immediate dilution as a consequence of the issuance of New Rigetti Common Stock as consideration in the Business Combination and in the PIPE Financing;

•

Delaware law and New Rigetti’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable;

•

If a public shareholder fails to receive notice of Supernova’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed;

•

The Sponsor and Supernova’s directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, in which case the Sponsor and Supernova’s directors and officers would lose their entire investment. As a result, the Sponsor as well as Supernova’s directors or officers may have a conflict of interest in determining whether Rigetti is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. The Supernova board of directors was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to public shareholders that they approve the Business Combination.”

•

If Supernova is not able to complete the Business Combination with Rigetti nor able to complete another business combination by March 3, 2023, in each case, as such date may be extended pursuant to its Existing Governing Documents, Supernova would cease all operations except for the purpose of winding up and it would redeem its Class A ordinary shares and liquidate the trust account, in which case its public shareholders may only receive approximately $10.00 per share and the warrants will expire worthless; and

•	The other risks and uncertainties discussed in “Risk Factors” elsewhere in this proxy statement/prospectus.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and for the nine months ended September 30, 2021 combine the historical statement of operations of Supernova and the historical consolidated statement of operations of Rigetti for such period on a pro forma basis as if the Business Combination, the PIPE Financing and the transactions contemplated by the Merger Agreement had been consummated on January 1, 2020, the beginning of the earliest period presented.

The following summary unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the unaudited historical condensed balance sheet of Supernova as of September 30, 2021 with the unaudited historical condensed balance sheet of Rigetti as of October 31, 2021 as if they had been consummated as of September 30, 2021.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination, the PIPE Financing and the transactions contemplated by the Merger Agreement and has been prepared for informational purposes only. The unaudited pro forma condensed combined statement of operations is not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations of the post-combination company. The transaction accounting adjustments are based on the information currently available. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by Supernova’s public shareholders of shares of Supernova’s public shares for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing Date) in the trust account:

•

Assuming No Redemptions: This scenario, which we refer to as the “No Redemption Scenario,” assumes that no public shareholders of Supernova exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•

Assuming Maximum Redemptions: This scenario, which we refer to as the “Maximum Redemption Scenario”, assumes that 29,090,195 of Supernova’s public shares are redeemed for an aggregate payment of $290.9 million, which is derived from the number of shares that could be redeemed in order for the Merger to be completed in connection with the Business Combination at an assumed redemption price of approximately $10.00. The Maximum Redemption Scenario cash amount is determined by combining (i)(a) the amount available in the trust account at Closing, (b) the PIPE Financing amount received by Supernova at or prior to the Closing Date, less (ii)(a) assumed transaction expenses of Supernova (including deferred underwriting fees). This scenario is based on satisfaction of the Available Closing Supernova Cash Condition stated in the Merger Agreement that specifies Supernova is required to maintain a minimum cash balance of $165.0 million at Closing. Supernova and Rigetti would be required to waive the minimum cash condition or otherwise obtain alternative financing arrangements to satisfy this Closing Condition if the minimum cash balance of $165.0 million is not satisfied at Closing.

	Condensed Combined Pro Forma
	Nine Months Ended September 30, 2021
(Amounts in thousands)	Assuming No Redemption	Assuming Maximum Redemption
Statement of Operations Data
Revenues	$6,940	$6,940
Operating expenses	$34,159	$34,159
Loss from operations	$(28,315)	$(28,315)
Other income (expense), net	$(1,075)	$(1,075)
Net Loss	$(29,390)	$(29,390)

	Condensed Combined Pro Forma
	Year Ended December 31, 2020
(Amounts in thousands)	Assuming No Redemption	Assuming Maximum Redemption
Statement of Operations Data
Revenues	$5,543	$5,543
Operating expenses	$66,297	$63,472
Loss from operations	$(62,246)	$(59,421)
Other income (expense), net	$8,964	$8,964
Net Loss	$(53,282)	$(50,457)

	Condensed Combined Pro Forma
(Amounts in thousands)	Assuming No Redemption	Assuming Maximum Redemption
Balance Sheet Data - As of September 30, 2021
Total current assets	$447,436	$162,548
Total assets	$476,408	$191,520
Total current liabilities	$4,524	$4,524
Total liabilities	$63,762	$63,762
Total stockholders’ equity	$412,646	$127,758

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED PER SHARE FINANCIAL INFORMATION

The following table sets forth the per share data of each of Supernova and Rigetti on a stand-alone basis and the unaudited pro forma combined per share data for the year ended December 31, 2020 and for the nine months ended September 30, 2021 after giving effect to the Business Combination, the PIPE Financing with an aggregate commitment amount of $147.51 million and the transactions contemplated by the Merger Agreement, assuming the following in the two pro forma scenarios presented:

•

Assuming No Redemptions: This scenario, which we refer to as the “No Redemption Scenario,” assumes that no public shareholders of Supernova exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•

Assuming Maximum Redemptions: This scenario, which we refer to as the “Maximum Redemption Scenario,” assumes that 29,090,195 of Supernova’s public shares are redeemed for an aggregate payment of $290.9 million, which is derived from the number of shares that could be redeemed in order for the Merger to be completed in connection with the Business Combination at an assumed redemption price of approximately $10.00. The Maximum Redemption Scenario cash amount is determined by combining (i)(a) the amount available in the trust account at Closing, (b) the PIPE Financing amount received by Supernova at or prior to the Closing Date, less (ii)(a) assumed transaction expenses of Supernova (including deferred underwriting fees). This scenario is based on satisfaction of the Available Closing Supernova Cash Condition stated in the Merger Agreement that specifies Supernova is required to maintain a minimum cash balance of $165.0 million at Closing. Supernova and Rigetti would be required to waive the minimum cash condition or otherwise obtain alternative financing arrangements to satisfy this Closing Condition if the minimum cash balance of $165.0 million is not satisfied at Closing.

The pro forma net loss information for the year ended December 31, 2020 and for the nine months ended September 30, 2021 was computed as if the Business Combination, the PIPE Financing and the transactions contemplated by the Merger Agreement had been consummated on January 1, 2020, the beginning of the earliest period presented.

You should read the information in the following table in conjunction with the summary historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of Supernova and Rigetti and related notes that are included elsewhere in this proxy statement/ prospectus. The unaudited Supernova and Rigetti pro forma condensed combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined loss per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of Supernova and Rigetti would have been had the companies been combined during the periods presented.

	As of and for the nine months ended September 30, 2021	As of and for the nine months ended October 31, 2021	As of and for the nine months ended September 30, 2021
(Amounts in thousands except share and per share amounts)	SNII (Historical)	Rigetti (Historical)	Pro Forma Condensed Combined (Assuming No Redemptions)	Pro Forma Condensed Combined (Assuming Maximum Redemptions)
As of and for the nine months ended September 30, 2021
Book value per share(1)	$(0.64)	$(2.86)	$3.09	$1.23
Net income (loss)	$1,060	$(29,507)	$(29,390)	$(29,390)
Weighted average shares outstanding, basic and diluted	34,500,000	22,067,245	133,440,790	103,546,602
Basic and diluted net income (loss) per share(2)	$0.03	$(1.34)	$(0.22)	$(0.28)

	For the Period from December 22, 2020 (inception) through December 31, 2020	For the Year ended January 31, 2021	For the Year ended December 31, 2020
(Amounts in thousands except share and per share amounts)	SNII (Historical)	Rigetti (Historical)	Pro Forma Condensed Combined (Assuming No Redemptions)	Pro Forma Condensed Combined (Assuming Maximum Redemptions)
For the year ended December 31, 2020
Net Loss	$(14)	$(26,127)	$(53,282)	$(50,457)
Weighted average shares outstanding, basic and diluted	7,500,000	20,719,085	133,440,790	103,546,602
Basic and diluted net loss per share(2)	$(0.00)	$(1.26)	$(0.40)	$(0.49)

(1)

The Supernova and Rigetti historical book values per share as of September 30, 2021 are computed by dividing the total stockholders’ equity balance by the number of weighted average common stock shares outstanding at the end of the period. The pro forma condensed combined book value per share of the New Rigetti is computed by dividing total pro forma stockholders’ equity by the pro forma number of weighted average common shares outstanding at the end of the period.

(2)

Net loss per share of the historical and pro forma condensed combined company is computed by dividing the historical or pro forma net loss available to stockholders by the historical or pro forma weighted-average number of shares of common stock outstanding over the period.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the extraordinary general meeting. Certain of the following risk factors apply to the business and operations of Rigetti and will also apply to the business and operations of New Rigetti following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of New Rigetti following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by Supernova and Rigetti that later may prove to be incorrect or incomplete. Supernova and Rigetti may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair its business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to Rigetti’s Business and to New Rigetti’s Business Following the Business Combination

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to Rigetti and its subsidiaries prior to the Business Combination and to New Rigetti and its consolidated subsidiaries after giving effect to the Business Combination.

Risks Related to Rigetti’s Financial Condition and Status as an Early Stage Company

Rigetti is in its early stages and has a limited operating history, which makes it difficult to forecast its future results of operations.

Rigetti was founded in 2013 and has operated quantum computers over the cloud since 2017. As a result of its limited operating history, its ability to accurately forecast the future results of operations is limited and subject to a number of uncertainties, including Rigetti’s ability to plan for and model future growth. Rigetti’s ability to generate revenues will largely be dependent on its ability to develop and produce quantum computers with increasing numbers of quantum bits (“qubits”). As of the date of this registration statement, the highest number of qubits Rigetti has deployed is a quantum computer with 80 qubits. As a result, Rigetti’s scalable business model has not been formed and its technical roadmap may not be realized as quickly as hoped, or even at all. The company has in the past failed to meet publicly announced milestones and may fail to meet projected technological milestones in the future. For example, in 2018, Rigetti announced that it planned to build and deploy a 128-qubit system over the subsequent twelve months, but has not to date built a 128-qubit system. The development of Rigetti’s scalable business model will likely require the incurrence of a substantially higher level of costs than incurred to date, while Rigetti’s revenues will not substantially increase until more powerful, scalable computers are produced, which requires a number of technological advancements which may not occur on the currently anticipated timetable or at all. As a result, Rigetti’s historical results should not be considered indicative of its future performance. Further, in future periods, Rigetti’s growth could slow or decline for a number of reasons, including but not limited to slowing demand for its Quantum Cloud Services (“Quantum Cloud Services” or “QCS”), increased competition, changes to technology, inability to scale up Rigetti’s technology, a decrease in the growth of the market, or Rigetti’s failure, for any reason, to continue to take advantage of growth opportunities.

Rigetti has also encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly changing industries. If Rigetti’s assumptions regarding these risks and uncertainties and its future growth are incorrect or change, or if Rigetti does not address these risks successfully, Rigetti’s operating and financial results could differ materially from its expectations, and its business could suffer. Rigetti’s success as a business ultimately relies upon fundamental research and development breakthroughs in the coming years. There is no certainty these research and development milestones will be achieved as quickly as hoped, or even at all.

Rigetti has a history of operating losses and expects to incur significant expenses and continuing losses for the foreseeable future and there is substantial doubt about Rigetti’s ability to continue as a going concern if it does not receive additional financing capital in a timely manner.

Rigetti incurred net losses of $26.1 million and $53.8 million for the years ended January 31, 2021 and 2020, respectively. As of January 31, 2021, Rigetti had an accumulated deficit of $168.9 million. Rigetti believes that it will continue to incur operating and net losses each quarter until at least the time it begins generating significant revenue from its narrow or broad quantum advantage quantum computers, which may never occur. Even with significant production, its services may never become profitable.

Rigetti expects the rate at which it will incur losses to be significantly higher in future periods as it, among other things, continues to incur significant expenses in connection with the design, development and manufacturing of its quantum computers; and as it expands its research and development activities; invests in manufacturing capabilities; builds up inventories of components for its quantum computers; increases its sales and marketing activities; develops its infrastructure; and increases its general and administrative functions to support its growing operations and its being a public company. Rigetti may find that these efforts are more expensive than it currently anticipates or that these efforts may not result in revenues, which would further increase Rigetti’s losses. If Rigetti is unable to achieve and/or sustain profitability, or if Rigetti is unable to achieve the growth that it expects from these investments, it could have a material effect on Rigetti’s business, financial condition or results of operations. Rigetti’s business model is unproven and may never allow it to cover its costs.

Without additional financing, such as in connection with the Business Combination, these conditions raise substantial doubt about Rigetti’s ability to continue as a going concern, meaning that it may be unable to continue operations for at least the next twelve months or realize assets and discharge liabilities in the ordinary course of operations.

Additionally, Rigetti’s financial statements have been prepared assuming it will continue as a going concern and do not include adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Rigetti may not be able to scale its business quickly enough to meet customer and market demand, which could result in lower profitability or cause it to fail to execute on its business strategies.

In order to grow its business, Rigetti will need to continually evolve and scale its business and operations to meet customer and market demand. Quantum computing technology has never been sold at large-scale commercial levels. Evolving and scaling its business and operations places increased demands on Rigetti’s management as well as its financial and operational resources to:

•	attract new customers and grow its customer base;

•	maintain and increase the rates at which existing customers use its platform, sell additional products and services to its existing customers, and reduce customer churn;

•	invest in its platform and product offerings;

•	effectively manage organizational change;

•	accelerate and/or refocus research and development activities;

•	expand manufacturing and supply chain capacity;

•	increase sales and marketing efforts;

•	broaden customer-support and services capabilities;

•	maintain or increase operational efficiencies;

•	implement appropriate operational and financial systems; and

•	maintain effective financial disclosure controls and procedures.

Commercial traction of quantum computing technology may never occur. As noted above, there are significant technological challenges associated with developing, producing, marketing and selling services in the advanced technology industry, including Rigetti’s services, and Rigetti may not be able to resolve all of the difficulties that may arise in a timely or cost-effective manner, or at all. Rigetti may not be able to cost effectively manage production at a scale or quality consistent with customer demand in a timely or economical manner.

Rigetti’s ability to scale is dependent also upon components it must source from multiple industries including: from the electronics industry with low-noise microwave components, CPUs, GPUs, FPGAs; cryogenic industry with dilution refrigerators and associated helium gas products; and from the semiconductor industry with silicon wafers and other specialty materials, tooling and measurement equipment. Shortages or supply interruptions in any of these components will adversely impact Rigetti’s ability to deliver revenues.

If large-scale development of Rigetti’s quantum computers commences, its computers may contain defects in design and manufacture that may cause them to not perform as expected or that may require repair and design changes. Rigetti’s quantum computers are inherently complex and incorporate technology and components that have not been used for other applications and that may contain defects and errors, particularly when first introduced. Rigetti has a limited frame of reference from which to evaluate the long-term performance of its computers. There can be no assurance that Rigetti will be able to detect and fix any defects in its quantum computers in a timely manner that does not disrupt its services to its customers. If Rigetti’s technology fails to perform as expected, customers may seek out a competitor or turn away from quantum computing entirely, each of which could adversely affect Rigetti’s sales and brand and could adversely affect Rigetti’s business, prospects and results of operations. If defects in Rigetti’s technology lead to erroneous outputs, third parties relying on those outputs may draw from them erroneous conclusions, creating a risk that Rigetti will be liable to those third parties.

If Rigetti cannot evolve and scale its business and operations effectively, it may not be able to execute its business strategies in a cost-effective manner and its business, financial condition, profitability and results of operations could be adversely affected.

Even if the market in which Rigetti competes achieves the forecasted growth, its business could fail to grow at similar rates, if at all.

Rigetti’s success will depend upon its ability to expand, scale its operations, and increase its sales and support capability. Even if the market in which Rigetti competes meets the size estimates and growth forecasted, its business could fail to grow at similar rates, if at all.

Rigetti’s growth is dependent upon its ability to successfully expand its solutions and services, retain customers, bring in new customers and retain critical talent. Unforeseen issues associated with scaling up and constructing quantum computing technology at commercially viable levels could negatively impact Rigetti’s business, financial condition and results of operations.

Rigetti’s growth is dependent upon its ability to successfully market and sell its quantum computing services and solutions. Rigetti does not have experience with the large-scale production and sale of quantum computing technology. Its growth and long-term success will depend upon the development of its sales and retention capabilities.

Moreover, because of Rigetti’s unique technology, its customers will require particular support and service functions, some of which are not currently available, and may never be available. If Rigetti experiences delays in adding such support capacity or servicing its customers efficiently, or experiences unforeseen issues with the reliability of its technology, it could overburden Rigetti’s servicing and support capabilities. Similarly, increasing the number of Rigetti products and services would require it to rapidly increase the availability of these services. Failure to adequately support and service its customers may inhibit Rigetti’s growth and ability to expand.

There is no assurance that Rigetti will be able to ramp its business to meet its sales, manufacturing, installation, servicing and quantum computing targets globally, that its projections on which such targets are based will prove accurate or that the pace of growth or coverage of its customer infrastructure network will meet customer expectations. Failure to grow at rates similar to that of the quantum computing industry may adversely affect Rigetti’s operating results and ability to effectively compete within the industry.

Rigetti may not manage growth effectively.

Rigetti’s failure to manage growth effectively could harm its business, results of operations and financial condition. Rigetti anticipates that a period of significant expansion will be required to address potential growth. This expansion will place a significant strain on Rigetti’s management, operational and financial resources. Expansion will require significant cash investments and management resources and there is no guarantee that they will generate additional sales of Rigetti’s products or services, or that Rigetti will be able to avoid cost overruns or be able to hire additional personnel to support them. In addition, Rigetti will also need to ensure its compliance with regulatory requirements in various jurisdictions applicable to the sale, installation and servicing of its products. To manage the growth of its operations and personnel, Rigetti must establish appropriate and scalable operational and financial systems, procedures and controls and establish and maintain a qualified finance, administrative and operations staff. Rigetti may be unable to acquire the necessary capabilities and personnel required to manage growth or to identify, manage and exploit potential strategic relationships and market opportunities.

Rigetti may need additional capital to pursue its business objectives and respond to business opportunities, challenges or unforeseen circumstances, and Rigetti cannot be sure that additional financing will be available.

Rigetti’s business and its future plans for expansion are capital-intensive, and the specific timing of cash inflows and outflows may fluctuate substantially from period to period. Rigetti’s operating plan may change because of factors currently unknown, and Rigetti may need to seek additional funds sooner than planned, through public or private equity or debt financings or other sources, such as strategic collaborations. Such financings may result in dilution to stockholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than common stock, imposition of debt covenants and repayment obligations or other restrictions that may adversely affect its business. In addition, Rigetti may seek additional capital due to favorable market conditions or strategic considerations even if it believes that it has sufficient funds for current or future operating plans. There can be no assurance that financing will be available to Rigetti on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for Rigetti to operate its business or implement its growth plans.

Rigetti has a credit facility secured by substantially all of it assets under which it has borrowed and may in the future borrow additional amounts; any indebtedness thereunder could adversely affect our financial position and our ability to raise additional capital and prevent Rigetti from fulfilling it obligations under it obligations.

On March 10, 2021, Rigetti entered into a Loan and Security Agreement (as amended from time to time, the “Loan Agreement”) with Trinity Capital Inc., or Trinity. The credit facility has an available borrowing capacity of $32.0 million. As of the date of this proxy statement/prospectus, Rigetti had total outstanding indebtedness of $32.0 million consisting of outstanding borrowings under the Loan Agreement. This and future indebtedness incurred under the Loan Agreement may:

•	limit Rigetti’s ability to borrow additional funds for working capital, capital expenditures, acquisitions, or other general business purposes;

•

require Rigetti to use a portion of its cash flow from operations to make debt service payments instead of other purposes, thereby reducing the amount of cash flow available for future working capital, capital expenditures, acquisitions, or other general business purposes;

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expose Rigetti to the risk of increased interest rates as following the consummation of our initial public offering borrowings under the Loan Agreement are subject to interest at the greater of (i) a floating per annum rate equal to 7.5% above the prime rate, or (ii) a fixed per annum rate equal to 11.0%, also paid on a monthly basis;

•	limit Rigetti’s flexibility to plan for, or react to, changes in its business and industry;

•	increase Rigetti vulnerability to the impact of adverse economic, competitive and industry conditions; and

•	increase Rigetti’s cost of borrowing.

The credit facility is secured by substantially all of Rigetti’s assets. In addition, the Loan Agreement contains, and the agreements governing our future indebtedness may contain, restrictive covenants that may limit our ability to engage in activities that may be in our long-term best interest. These restrictive covenants include, among others, financial reporting requirements and limitations on indebtedness, liens, mergers, consolidations, liquidations and dissolutions, sales of assets, dividends and other restricted payments, investments (including acquisitions) and transactions with affiliates. Rigetti’s failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of substantially all of its debt.

Rigetti’s ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the Business Combination or other ownership changes.

Rigetti has incurred losses during its history, does not expect to become profitable in the near future and may never achieve profitability. To the extent that Rigetti continues to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all. As of January 31, 2021, Rigetti had U.S. federal net operating loss carryforwards of approximately $153 million.

Under legislation informally known as the Tax Cuts and Jobs Act (the “Tax Act”), as modified by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act.

In addition, Rigetti’s net operating loss carryforwards are subject to review and possible adjustment by the IRS, and state tax authorities. Under Sections 382 and 383 of the Code, Rigetti’s federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in the ownership of Rigetti. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Rigetti’s ability to utilize its net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the Business Combination or other transactions. Similar rules may apply under state tax laws. Rigetti has not yet determined the amount of the cumulative change in its ownership resulting from the Business Combination or other transactions, or any resulting limitations on its ability to utilize its net operating loss carryforwards and other tax attributes. If Rigetti earns taxable income, such limitations could result in increased future income tax liability and its future cash flows could be adversely affected. Rigetti has recorded a valuation allowance related to its net operating loss carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

Risks Related to Rigetti’s Business and Industry

Rigetti has not produced quantum computers with high qubit counts or at volume and faces significant barriers in its attempts to produce quantum computers, including the need to invent and develop new technology. If Rigetti cannot successfully overcome those barriers, its business will be negatively impacted and could fail.

Producing quantum computers is a difficult undertaking. There are significant engineering challenges that Rigetti must overcome to build its quantum computers. Rigetti is still in the development stage and faces significant challenges in completing development of its quantum computers and in producing quantum computers in sufficient volumes. Some of the development challenges that could prevent the introduction of Rigetti’s quantum computers include, but are not limited to, failure to find scalable ways to manipulate qubits, failure to reduce error rates, failure to transition quantum systems to leverage low-cost components, and failure to realize multi-chip quantum computer technology.

Even if Rigetti completes development and achieves volume production of its quantum computers, if the cost, accuracy, performance characteristics or other specifications of the quantum computer fall short of Rigetti’s projections, Rigetti’s business, financial condition and results of operations would be adversely affected.

Rigetti’s future generations of hardware developed to demonstrate narrow quantum advantage and broad quantum advantage, and the release of a 1,000+ qubit system and 4,000+ qubit system, each of which is an important milestone for Rigetti’s technical roadmap and commercialization, may not occur on Rigetti’s anticipated timeline or at all.

Rigetti’s successful execution of its technical roadmap is based on the development of multiple generations of quantum computing systems, including hardware that demonstrates narrow quantum advantage and broad quantum advantage, and the release of a 1,000+ qubit system in 2024 and 4,000+ qubit system in 2026. The future success of Rigetti’s technical roadmap will depend upon its ability to continue to increase the number of qubits and decrease error rates in each subsequent generation of its quantum computer. If Rigetti is unable to achieve the increase in the number of qubits or decrease in error rates on the timeframe that it anticipates, the availability of future generations of quantum computer systems may be materially delayed, or may never occur. In the past Rigetti has failed to meet publicly announced milestones and may fail to meet projected milestones in the future. If Rigetti’s technical roadmap is delayed or never achieved, this would have a material impact on Rigetti’s business, financial condition or results of operations.

The quantum computing industry is competitive on a global scale and Rigetti may not be successful in competing in this industry or establishing and maintaining confidence in its long-term business prospects among current and future partners and customers.

The markets in which Rigetti operates are rapidly evolving and highly competitive. As the marketplace continues to mature and new technologies and competitors enter, Rigetti expects competition to intensify. Rigetti’s current competitors include:

•	large, well-established tech companies that generally compete across Rigetti’s products, including Honeywell, Google, Microsoft, Amazon, Intel and IBM;

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large research organizations funded by sovereign nations such as China, Russia, Canada, Australia and the United Kingdom, and those in the European Union as of the date of this proxy statement/prospectus and Rigetti believes additional countries in the future;

•	less-established public and private companies with competing technology, including companies located outside the United States; and

•	new or emerging entrants seeking to develop competing technologies.

Rigetti competes based on various factors, including technology, performance, multi-cloud availability, brand recognition and reputation, customer support and differentiated capabilities, including ease of administration and use, scalability and reliability, data governance and security. Many of Rigetti’s competitors have substantially greater brand recognition, customer relationships, and financial, technical and other resources, including an experienced sales force and sophisticated supply chain management. They may be able to respond more effectively than Rigetti to new or changing opportunities, technologies, standards, customer requirements and buying practices. In addition, many countries are focused on developing quantum computing solutions either in the private or public sector and may subsidize quantum computers which may make it difficult for Rigetti to compete. Many of these competitors do not face the same challenges Rigetti does in growing its business. In addition, other competitors might be able to compete with Rigetti by bundling their other products in a way that does not allow Rigetti to offer a competitive solution.

Additionally, Rigetti must be able to achieve its objectives in a timely manner lest quantum computing lose ground to competitors, including competing technologies. Because there are a large number of market participants, including certain sovereign nations, focused on developing quantum computing technology, Rigetti must dedicate significant resources to achieving any technical objectives on the timelines established by its management team. Any failure to achieve objectives in a timely manner could adversely affect Rigetti’s business, operating results and financial condition.

For all of these reasons, competition may negatively impact Rigetti’s ability to maintain and grow consumption of its platform or put downward pressure on its prices and gross margins, any of which could materially harm the reputation, business, results of operations, and financial condition of Rigetti.

Rigetti’s business is currently dependent upon its relationship with its cloud providers. There are no assurances that Rigetti will be able to commercialize quantum computers from its relationships with cloud providers.

Rigetti currently offers access to quantum computing as a service (“Quantum Computing as a Service,” or “QCaaS”), both directly to its end users with its own Quantum Cloud Services. and indirectly to end users through public cloud providers such as Amazon Braket who integrate Rigetti’s QCS into their own quantum computing platforms. These public cloud partners operate a service in direct competition with Rigetti’s providing direct access to QCS. Currently, a majority of Rigetti’s Quantum Computing as a Service, or QCaaS, business is run through the AWS service, and Rigetti intends to partner with additional partners to provide access to its QCaaS. Cloud computing partnerships could be terminated, or not scale as anticipated, or even at all.

There is risk that one or more of the public cloud providers, such as AWS, could use their respective control of their public clouds to control market pricing of the services, restrict access, embed innovations or privileged interoperating capabilities in competing products, bundle competing products and leverage their public cloud customer relationships to exclude Rigetti from opportunities. Further, they have the resources to acquire or partner with existing and emerging providers of competing technology and thereby accelerate adoption of those competing technologies. All of the foregoing could make it difficult or impossible for Rigetti to provide products and services that compete favorably with those of the public cloud providers.

Further, if Rigetti’s contractual and other business relationships with its partners are terminated, either by the counterparty or by Rigetti, suspended or suffer a material change to which Rigetti is unable to adapt, such as the elimination of services or features on which Rigetti depends, Rigetti would be unable to provide its QCaaS business at the same scale and would experience significant delays and incur additional expense in transitioning customers to a different public cloud provider.

Currently, Rigetti’s customer agreement with AWS remains in effect until (i) terminated for convenience, which Rigetti may do for any reason by providing AWS notice and closing its account and which AWS may do for any reason by providing Rigetti at least 30 days’ notice or (ii) terminated for cause, which either party may do if the other party has an uncured material breach and which AWS may do immediately upon notice. Although alternative data center providers could host Rigetti’s business on a substantially similar basis to AWS, transitioning the cloud infrastructure currently hosted by AWS to alternative providers could potentially be disruptive, and Rigetti could incur significant one-time costs. If Rigetti is unable to renew its agreement with AWS on commercially acceptable terms, its agreement with AWS is prematurely terminated, or it adds additional infrastructure providers, Rigetti may experience costs or downtime in connection with the transfer to, or the addition of, new data center providers. If AWS or other infrastructure providers increase the costs of their services, Rigetti’s business, financial condition, or results of operations could be materially and adversely affected.

Any material change in Rigetti’s contractual and other business relationships with its partners, could result in reduced use of Rigetti’s systems, increased expenses, including service credit obligations, and harm to the Rigetti brand and reputation, any of which could have a material adverse effect on Rigetti’s business, financial condition and results of operations.

Rigetti relies on access to high performance third party classical computing through public clouds, high performance computing centers and on-premises computing infrastructure to deliver performant quantum solutions to customers. Rigetti may not be able to maintain high quality relationships and connectivity with these resources which could make it harder for it to reach customers or deliver solutions in a cost-effective manner.

Rigetti’s QCS incorporates high performance classical computing through public clouds to provide services to end users and Rigetti’s partners. These services are predominantly on AWS.

Any material change in Rigetti’s contractual and other business relationships with AWS or other cloud provider, could result in reduced use of Rigetti’s systems, increased expenses, including service credit obligations, and harm to the Rigetti brand and reputation, any of which could have a material adverse effect on Rigetti’s business, financial condition and results of operations.

Further, if Rigetti’s contractual and other business relationships with its partners are terminated, either by the counterparty or by Rigetti, suspended or suffer a material change to which Rigetti is unable to adapt, such as the elimination of services or features on which Rigetti depends, Rigetti would be unable to provide its QCaaS business at the same scale and would experience significant delays and incur additional expense in transitioning customers to a different public cloud provider.

Rigetti depends on certain suppliers to source products, failure to maintain its relationship with any of these suppliers, or a failure to replace any supplier, could have a material adverse effect on Rigetti’s business, financial position, results of operations and cash flows.

Rigetti buys its products and supplies from suppliers that manufacture and source products from the United States and abroad. Rigetti enters into agreements with many of its suppliers that provide it with exclusive or restrictive distribution rights, limiting its competitors’ ability to source materials from such suppliers. Its ability to identify and develop relationships with qualified suppliers and enter into exclusive or restrictive distribution rights agreements with suppliers who can satisfy its standards for quality and its need to access products and supplies in a timely and efficient manner is a significant challenge. In the year ended January 31, 2021, its top supplier accounted for approximately 4% of its product expenditures. Rigetti’s top ten largest suppliers accounted for approximately 30% of its total purchases in the year ended January 31, 2021. Any failure to maintain its relationship with any of its top ten largest suppliers, or a failure to replace any such supplier that is lost, could have a material adverse effect on its business, financial position, results of operations and cash flows.

Rigetti may be required to replace a supplier if their products do not meet its quality or safety standards. In addition, its suppliers could discontinue selling products at any time for reasons that may or may not be in its control or the suppliers’ control, including shortages of raw materials, environmental and social supply chain issues, pandemic, labor disputes or weather conditions. Disruptions in transportation lines, such as the March 2021 blockage of the Suez Canal and the adverse impact to the global shipping industry, may also cause global supply chain issues that affect it or its suppliers. Rigetti generally has multiple sources of supply, however, in some cases, materials are provided by a single supplier. The loss of, or substantial decrease in the availability of, products from its suppliers, or the loss of a key supplier, temporarily or permanently, could result in a material shortage of products, which could lead to price escalations that Rigetti may be unable to offset by its prices to its customers. When supply chain issues are later resolved and prices return to normal levels, Rigetti may be required to reduce the prices at which Rigetti sells its products to its customers in order to remain competitive. In addition, even where these risks do not materialize, Rigetti may incur costs as it prepares contingency plans to address such risks. Its operating results and inventory levels could suffer if Rigetti is unable to promptly replace a supplier who is unwilling or unable to satisfy its requirements with a supplier providing similar products. In addition, its suppliers’ ability to deliver products may also be affected by raw material and commodity cost volatility or financing constraints caused by credit market conditions, which could materially and negatively impact its net sales and operating costs, at least until alternate sources of supply are arranged.

Additionally, its business, financial position, results of operations and cash flows could be materially and adversely affected by its inability to continue sourcing products from its suppliers. Although Rigetti seeks to have alternate sources and recover increases in input costs through price increases in its products, shortages, supply chain interruptions or regulatory changes or other governmental actions could result in the need to change suppliers or incur cost increases that cannot, in the short term, or in some cases even in the long-term, be offset by its prices.

Rigetti may face unknown supply chain issues that could delay the development or introduction of its product and negatively impact its business and operating results.

Rigetti is reliant on third-party suppliers for components necessary to develop and manufacture its quantum computing solutions. Any of the following factors (and others) could have an adverse impact on the availability of these components:

•	Rigetti’s inability to enter into agreements with suppliers on commercially reasonable terms, or at all;

•	difficulties of suppliers ramping up their supply of materials to meet Rigetti’s requirements;

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a significant increase in the price of one or more components, including due to industry consolidation occurring within one or more component supplier markets or as a result of decreased production capacity at manufacturers;

•	any reductions or interruption in supply, including disruptions on Rigetti’s global supply chain as a result of the COVID-19 pandemic, which Rigetti has experienced, and may in the future experience;

•	financial problems of either manufacturers or component suppliers;

•	significantly increased freight charges, or raw material costs and other expenses associated with Rigetti’s business;

•	other factors beyond Rigetti’s control or which it does not presently anticipate, could also affect its suppliers’ ability to deliver components to Rigetti on a timely basis;

•	a failure to develop its supply chain management capabilities and recruit and retain qualified professionals;

•	a failure to adequately authorize procurement of inventory by Rigetti’s contract manufacturers; or

•	a failure to appropriately cancel, reschedule or adjust its requirements based on Rigetti’s business needs.

If any of the aforementioned factors were to materialize, it could cause Rigetti to halt production of its quantum computing solutions and/or entail higher manufacturing costs, any of which could materially adversely affect Rigetti’s business, operating results, and financial condition and could materially damage customer relationships.

Rigetti’s system depends on the use of certain development tools, supplies, equipment and production methods. If Rigetti is unable to procure the necessary tools, supplies and equipment to build its quantum systems, or are unable to do so on a timely and cost-effective basis, and in sufficient quantities, Rigetti may incur significant costs or delays which could negatively affect its operations and business.

There are limited suppliers to sources of materials which may be necessary for the production of Rigetti’s technology. Rigetti is currently reliant on a single or small number of suppliers for certain resources. While Rigetti is currently looking to engage additional suppliers, there is no guarantee Rigetti will be able to establish or maintain relationships with such additional suppliers on terms satisfactory to Rigetti. Reliance on any single supplier increases the risks associated with being unable to obtain the necessary components because the supplier may have manufacturing constraints, can be subject to unanticipated shutdowns and/or may be affected by natural disasters and other catastrophic events. Some of these factors may be completely out of Rigetti and its suppliers’ control. Failure to acquire sufficient quantities of the necessary components in a timely or cost-effective manner could materially harm Rigetti’s business.

Even if Rigetti is successful in developing quantum computing systems and executing its strategy, competitors in the industry may achieve technological breakthroughs which render its quantum computing systems obsolete or inferior to other products.

Rigetti’s continued growth and success depend on its ability to innovate and develop quantum computing technology in a timely manner and effectively market these products. Without timely innovation and development, Rigetti’s quantum computing solutions could be rendered obsolete or less competitive by changing customer preferences or because of the introduction of a competitor’s newer technologies. Rigetti believes that many competing technologies will require a technological breakthrough in one or more problems related to science, fundamental physics or manufacturing. While it is uncertain whether such technological breakthroughs will occur in the next several years that does not preclude the possibility that such technological breakthroughs could eventually occur. Any technological breakthroughs which render Rigetti’s technology obsolete or inferior to other products, could have a material effect on Rigetti’s business, financial condition or results of operations.

Rigetti may be unable to reduce the cost of developing its quantum computers, which may prevent it from pricing its quantum systems competitively.

Rigetti’s projections are dependent on the cost per qubit decreasing over the next several years as its quantum computers advance. These cost projections are based on economies of scale due to demand for Rigetti computer systems, technological innovation and negotiations with third-party parts suppliers. If these cost savings do not materialize, the cost per qubit may be higher than projected, making its quantum computing solution less competitive than those produced by its competitors, which could have a material effect on Rigetti’s business, financial condition or results of operations.

The quantum computing industry is in its early stages and volatile, and if it does not develop, if it develops slower than Rigetti expects, if it develops in a manner that does not require use of its quantum computing solutions, if it encounters negative publicity or if its solution does not drive commercial engagement, the growth of its business will be harmed.

The nascent market for quantum computers is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards, and changing customer demands and behaviors. If demand for quantum computers in general does not develop as expected, or develops more slowly than expected, Rigetti’s business, prospects, financial condition and operating results could be harmed.

In addition, Rigetti’s growth and future demand for its products is highly dependent upon the adoption by developers and customers of quantum computers, as well as on its ability to demonstrate the value of quantum computing to Rigetti’s customers. Delays in future generations of Rigetti’s quantum computers or technical failures at other quantum computing companies could limit acceptance of Rigetti’s solution. Negative publicity concerning Rigetti’s solution or the quantum computing industry as a whole could limit acceptance of Rigetti’s solution. Rigetti believes quantum computing will solve many large-scale problems. However, such problems may never be solvable by quantum computing technology. If Rigetti’s clients and partners do not perceive the benefits of its solution, or if Rigetti’s solution does not drive member engagement, then demand for Rigetti’s products may not develop at all, or it may develop slower than Rigetti expects. If any of these events occur, it could have a material adverse effect on Rigetti’s business, financial condition or results of operations. If progress towards quantum advantage ever slows relative to expectations, it could adversely impact revenues and customer confidence to continue to pay for testing, access and “quantum readiness.” This would harm or even eliminate revenues in the period before quantum advantage.

If Rigetti’s computers fail to achieve quantum advantage, its business, financial condition and future prospects may be harmed.

Quantum advantage refers to the moment when a quantum computer can compute faster than traditional computers, while quantum supremacy is achieved once quantum computers are powerful enough to complete calculations that traditional supercomputers cannot perform at all. Broad quantum advantage is when quantum advantage is seen in many applications and developers prefer quantum computers to a traditional computer. No current quantum computers, including the Rigetti quantum hardware, have reached a broad quantum advantage, and may never reach such advantage. Achieving a broad quantum advantage will be critical to the success of any quantum computing company, including Rigetti. However, achieving quantum advantage would not necessarily lead to commercial viability of the technology that accomplished such advantage, nor would it mean that such system could outperform classical computers in tasks other than the one used to determine a quantum advantage. Quantum computing technology, including broad quantum advantage, may take decades to be realized, if ever. If Rigetti cannot develop quantum computers that have quantum advantage, customers may not continue to purchase Rigetti’s products and services. If other companies’ quantum computers reach a broad quantum advantage prior to the time Rigetti reaches such capabilities, it could lead to a loss of customers. If any of these events occur, it could have a material adverse effect on Rigetti’s business, financial condition or results of operations.

Rigetti could suffer disruptions, outages, defects and other performance and quality problems with its quantum computing systems, its production technology partners or with the public cloud, data centers and internet infrastructure on which it relies.

Rigetti’s business depends on its quantum computing systems to be available. Rigetti has experienced, and may in the future further experience, disruptions, outages, defects and other performance and quality problems with its systems. Rigetti has also experienced, and may in the future further experience, disruptions, outages, defects and other performance and quality problems with the public cloud and internet infrastructure on which its systems rely. These problems can be caused by a variety of factors, including failed introductions of new functionality, vulnerabilities and defects in proprietary and open-source software, hardware components, human error or misconduct, capacity constraints, design limitations or denial of service attacks or other security-related incidents. Rigetti does not have a contractual right with its public cloud providers that compensates it for any losses due to availability interruptions in the public cloud.

Any disruptions, outages, defects and other performance and quality problems with the Rigetti quantum computing system or with the public cloud and internet infrastructure on which it relies, could result in reduced use of Rigetti’s systems, increased expenses, including service credit obligations, and harm to the Rigetti brand and reputation, any of which could have a material adverse effect on Rigetti’s business, financial condition and results of operations.

If Rigetti cannot successfully execute on its strategy, including in response to changing customer needs and new technologies and other market requirements, or achieve its objectives in a timely manner, its business, financial condition and results of operations could be harmed.

The quantum computing market is characterized by rapid technological change, changing user requirements, uncertain product lifecycles and evolving industry standards. Rigetti believes that the pace of innovation will continue to accelerate as technology changes and different approaches to quantum computing mature on a broad range of factors, including system architecture, error correction, performance and scale, ease of programming, user experience, markets addressed, types of data processed, and data governance and regulatory compliance. Rigetti’s future success depends on its ability to continue to innovate and increase customer adoption of its quantum solutions. If Rigetti is unable to enhance its quantum computing system to keep pace with these rapidly evolving customer requirements, or if new technologies emerge that are able to deliver competitive products at lower prices, more efficiently, with better functionality, more conveniently, or more securely than the Rigetti platform, its business, financial condition and results of operations could be adversely affected.

Rigetti is highly dependent on its ability to attract and retain senior executive leadership and other key employees, such as quantum physicists, software engineers and other key technical employees, which is critical to its success. If Rigetti fails to retain talented, highly qualified senior management, engineers and other key employees or attract them when needed, such failure could negatively impact its business.

Rigetti’s future success is highly dependent on its ability to attract and retain its executive officers, key employees and other qualified personnel. As Rigetti builds its brand and becomes more well known, there is increased risk that competitors or other companies may seek to hire Rigetti personnel. The loss of the services provided by these individuals will adversely impact the achievement of Rigetti’s business strategy. These individuals could leave Rigetti’s employment at any time, as they are “at will” employees. A loss of a member of senior management, or an engineer or other key employee particularly to a competitor, could also place Rigetti at a competitive disadvantage. Effective succession planning is also important to Rigetti’s long-term success. Failure to ensure effective transfer of knowledge and smooth transitions involving key employees could hinder the company’s strategic planning and execution.

Rigetti’s future success also depends on its continuing ability to attract, develop, motivate, and retain highly qualified and skilled employees. The market for highly skilled workers and leaders in the quantum computing industry is extremely competitive. In particular, hiring qualified personnel specializing in supply chain management, engineering and sales, as well as other technical staff and research and development personnel is critical to Rigetti’s business and the development of its quantum computing systems. Some of these professionals are hard to find and Rigetti may encounter significant competition in its efforts to hire them. Many of the other companies with which Rigetti competes for qualified personnel have greater financial and other resources than it does. The effective operation of Rigetti’s supply chain, including the acquisition of critical components and materials, the development of its quantum computing technologies, the commercialization of its quantum computing technologies and the effective operation of its managerial and operating systems all depend upon Rigetti’s ability to attract, train and retain qualified personnel in the aforementioned specialties. Additionally, changes in immigration and work permit laws and regulations or the administration or interpretation of such laws or regulations could impair Rigetti’s ability to attract and retain highly qualified employees. If Rigetti cannot attract, train and retain qualified personnel in this competitive environment, it may experience delays in the development of its quantum computing technologies and be otherwise unable to develop and grow its business as projected, or even at all.

Rigetti’s future growth and success depend on its ability to sell effectively to customers, which could make achieving revenue targets difficult.

In the nine-month periods ended October 31, 2021 and 2020, sales to government entities comprised 80.5% and 60.5% of our total revenue, respectively, and in the years ended January 31, 2021 and 2020, sales to government entities comprised 59.6% and 58.6% of our total revenue, respectively.

Rigetti’s potential customers tend to be government agencies and large enterprises. Therefore, Rigetti’s future success will depend on its ability to effectively sell its products to such customers. Sales to these end-customers involve risks that may not be present (or that are present to a lesser extent) with sales to non-governmental agencies or smaller customers. These risks include, but are not limited to, (i) increased purchasing power and leverage held by such customers in negotiating contractual arrangements with Rigetti and (ii) longer sales cycles and the associated risk that substantial time and resources may be spent on a potential end-customer that elects not to purchase Rigetti’s solutions.

Government agencies and large organizations often undertake a significant evaluation process that results in a lengthy sales cycle. In addition, product purchases by such organizations are frequently subject to budget constraints, multiple approvals and unanticipated administrative, processing and other delays. Finally, these organizations typically have longer implementation cycles, require greater product functionality and scalability, require a broader range of services, demand that vendors take on a larger share of risks, require acceptance provisions that can lead to a delay in revenue recognition and expect greater payment flexibility. All of these factors can add further risk to business conducted with these potential customers.

Rigetti may not be able to accurately estimate the future supply and demand for its quantum computers, which could result in a variety of inefficiencies in its business and hinder its ability to generate revenue. If Rigetti fails to accurately predict its manufacturing requirements, it could incur additional costs or experience delays.

It is difficult to predict Rigetti’s future revenues and appropriately budget for its expenses, and Rigetti may have limited insight into trends that may emerge and affect its business. Rigetti anticipates being required to provide forecasts of its demand to its current and future suppliers prior to the scheduled delivery of products to potential customers. Currently, there is no historical basis for making judgments on the demand for Rigetti’s quantum computers or its ability to develop, manufacture, and deliver quantum computers, or Rigetti’s profitability, if any, in the future. If Rigetti overestimates its requirements, its suppliers may have excess inventory, which indirectly would increase Rigetti’s costs. If Rigetti underestimates its requirements, its suppliers may have inadequate inventory, which could interrupt manufacturing of its products and result in delays in shipments and revenues. In addition, lead times for materials and components that Rigetti’s suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If Rigetti fails to order sufficient quantities of product components in a timely manner, the delivery of quantum computers and related compute time to its potential customers could be delayed, which would harm Rigetti’s business, financial condition and operating results.

Because Rigetti’s success depends, in part, on its ability to expand sales internationally, its business will be susceptible to risks associated with international operations.

Rigetti currently maintains offices and has sales personnel in the United States, the United Kingdom, Australia and Canada, and Rigetti intends to expand its international operations by developing a sales presence in other international markets. In the years ended January 31, 2020 and 2021, its non-U.S. revenue was 0% and 8% of its total revenue, respectively. Rigetti expects to continue to expand its international operations, which may include opening offices in new jurisdictions and providing its solutions in additional languages. Any additional international expansion efforts that Rigetti is undertaking and may undertake may not be successful. In addition, conducting international operations subjects it to new risks, some of which Rigetti has not generally faced in the United States or other countries where Rigetti currently operates. These risks include, among other things:

•	unexpected costs and errors in the localization of its platform and solutions, including translation into foreign languages and adaptation for local culture, practices and regulatory requirements;

•

lack of familiarity and burdens of complying with foreign laws, legal standards, privacy and cybersecurity standards, regulatory requirements, tariffs and other barriers, and the risk of penalties to its customers and individual members of management or employees if its practices are deemed to not be in compliance;

•	practical difficulties of enforcing intellectual property rights in countries with varying laws and standards and reduced or varied protection for intellectual property rights in some countries;

•

an evolving legal framework and additional legal or regulatory requirements for data privacy and cybersecurity, which may necessitate the establishment of systems to maintain data in local markets, requiring it to invest in additional data centers and network infrastructure, and the implementation of additional employee data privacy documentation (including locally-compliant data privacy notice and policies), all of which may involve substantial expense and may cause it to need to divert resources from other aspects of its business, all of which may adversely affect its business;

•	unexpected changes in regulatory requirements, taxes, trade laws, tariffs, export quotas, custom duties or other trade restrictions;

•	difficulties in managing systems integrators and technology partners;

•	differing technology standards;

•	different pricing environments, longer sales cycles, longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

•	increased financial accounting and reporting burdens and complexities;

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difficulties in managing and staffing international operations including the proper classification of independent contractors and other contingent workers, differing employer/employee relationships and local employment laws;

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increased costs involved with recruiting and retaining an expanded employee population outside the United States through cash and equity-based incentive programs and unexpected legal costs and regulatory restrictions in issuing its shares to employees outside the United States;

•	global political and regulatory changes that may lead to restrictions on immigration and travel for its employees;

•	fluctuations in exchange rates that may decrease the value of its foreign-based revenue;

•	potentially adverse tax consequences, including the complexities of foreign value added tax (or other tax) systems, restrictions on the repatriation of earnings, and transfer pricing requirements; and

•	permanent establishment risks and complexities in connection with international payroll, tax and social security requirements for international employees.

Additionally, operating in international markets also requires significant management attention and financial resources. Rigetti cannot be certain that the investment and additional resources required in establishing operations in other countries will produce desired levels of revenue or profitability.

Compliance with laws and regulations applicable to its global operations also substantially increases its cost of doing business in foreign jurisdictions. Rigetti has limited experience in marketing, selling and supporting its platform outside of the United States. Its limited experience in operating its business internationally increases the risk that any potential future expansion efforts that Rigetti may undertake will not be successful. If Rigetti invests substantial time and resources to expand its international operations and are unable to do so successfully and in a timely manner, its business, financial condition, revenues, results of operations or cash flows will suffer. Rigetti may be unable to keep current with changes in government requirements as they change from time to time. Failure to comply with these regulations could harm its business. In many countries, it is common for others to engage in business practices that are prohibited by its internal policies and procedures or other regulations applicable to it. Although Rigetti has implemented policies and procedures designed to ensure compliance with these laws and policies, there can be no assurance that all of its employees, contractors, partners and agents will comply with these laws and policies. Violations of laws or key control policies by its employees, contractors, partners or agents could result in delays in revenue recognition, financial reporting misstatements, enforcement actions, reputational harm, disgorgement of profits, fines, civil and criminal penalties, damages, injunctions, other collateral consequences or the prohibition of the importation or exportation of its solutions and could harm its business, financial condition, revenues, results of operations or cash flows.

Rigetti’s international sales and operations subject it to additional risks and costs, including the ability to engage with customers in new geographies, exposure to foreign currency exchange rate fluctuations, that can adversely affect its business, financial condition, revenues, results of operations or cash flows.

Rigetti derives a significant portion of revenue from its customers in the United States. Rigetti is continuing to expand its international operations as part of its growth strategy. However, there are a variety of risks and costs associated with its international sales and operations, which include making investments prior to the proven adoption of its solutions, the cost of conducting its business internationally and hiring and training international employees and the costs associated with complying with local law. Furthermore, Rigetti cannot predict the rate at which its platform and solutions will be accepted in international markets by potential customers. Rigetti currently has sales, customer support and engineering personnel outside the United States in the United Kingdom, Australia and Canada, and have started the process of establishing a sales presence in Germany; however, its sales, support and engineering organization outside the United States is substantially smaller than its U.S. sales organization. Rigetti believes its ability to attract new customers to subscribe to its platform or to attract existing customers to renew or expand their use of its platform is directly correlated to the level of engagement Rigetti obtains with the customer. To the extent Rigetti is unable to effectively engage with non-U.S. customers due to its limited sales force capacity, Rigetti may be unable to effectively grow in international markets.

As its international operations expand, its exposure to the effects of fluctuations in currency exchange rates grows. While Rigetti has primarily transacted with customers in U.S. dollars, historically, Rigetti expects to continue to expand the number of transactions with its customers that are denominated in foreign currencies in the future. Additionally, fluctuations in the value of the U.S. dollar and foreign currencies may make its subscriptions more expensive for international customers, which could harm Rigetti’s business. Additionally, Rigetti incurs expenses for employee compensation and other operating expenses at its non-U.S. locations in the local currency for such locations. Fluctuations in the exchange rates between the U.S. dollar and other currencies could result in an increase to the U.S. dollar equivalent of such expenses. These fluctuations could cause its results of operations to differ from its expectations or the expectations of its investors. Additionally, such foreign currency exchange rate fluctuations could make it more difficult to detect underlying trends in its business and results of operations.

Rigetti’s international operations may subject it to greater than anticipated tax liabilities.

The amount of taxes Rigetti pays in different jurisdictions depends on the application of the tax laws of various jurisdictions, including the United States, to its international business activities, changes in tax rates, new or revised tax laws or interpretations of existing tax laws and policies, and its ability to operate its business in a manner consistent with its corporate structure and intercompany arrangements. The taxing authorities of the jurisdictions in which Rigetti operates may challenge its methodologies for pricing intercompany transactions pursuant to its intercompany arrangements or disagree with its determinations as to the income and expenses attributable to specific jurisdictions. If such a challenge or disagreement were to occur, and Rigetti’s position was not sustained, it could be required to pay additional taxes, interest, and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows, and lower overall profitability of its operations. Rigetti’s financial statements could fail to reflect adequate reserves to cover such a contingency. Similarly, a taxing authority could assert that Rigetti is subject to tax in a jurisdiction where Rigetti believes it has not established a taxable connection, often referred to as a “permanent establishment” under international tax treaties, and such an assertion, if successful, could increase its expected tax liability in one or more jurisdictions.

Rigetti’s quantum computing systems may not be compatible with some or all industry-standard software and hardware in the future, which could harm its business.

Rigetti has focused its efforts on creating quantum computing hardware, the operating system for such hardware, a suite of low-level software programs that optimize execution of quantum algorithms on its hardware, application programing interfaces (“APIs”) to access Rigetti systems, software development kits (“SDKs”) for system and application developers, and quantum programming languages for low- and high-level application developers. The industry is rapidly evolving, and customers have many choices for programming languages, application libraries, APIs, and SDKs, some of which may not be compatible with Rigetti’s own languages, APIs or SDKs. Rigetti’s quantum computing solutions are designed today to be compatible with most major quantum software development kits, including Qiskit, Cirq, and Open QASM, all of which are open source. If a proprietary (not open source) software toolset became the standard for quantum application development in the future by a competitor, usage of Rigetti hardware might be limited as a result which would have a negative impact on Rigetti. Similarly, if a piece of hardware became a necessary component for quantum computing (for instance, quantum networking) and Rigetti cannot integrate with it, the result might have a negative impact on Rigetti.

If Rigetti’s customers are unable to achieve compatibility between other software and hardware and its hardware, it could impact Rigetti’s relationships with such customers or with customers, generally, if the incompatibility is more widespread. In addition, the mere announcement of an incompatibility problem relating to Rigetti’s products with higher level software tools could cause Rigetti to suffer reputational harm and/or lead to a loss of customers. Any adverse impacts from the incompatibility of Rigetti’s quantum computing solutions could adversely affect Rigetti’s business, operating results and financial condition.

Rigetti may rely heavily on future collaborative partners and third parties to develop key, relevant algorithms and programming to make its quantum systems commercially viable.

Rigetti has entered into, and may enter into, strategic partnerships to develop and commercialize Rigetti’s current and future research and development programs with other companies to accomplish one or more of the following:

•	obtain expertise;

•	obtain sales and marketing services or support;

•	obtain equipment and facilities;

•	develop relationships with potential future customers; and

•	generate revenue.

Rigetti may not be successful in establishing or maintaining suitable partnerships, and Rigetti may not be able to negotiate collaboration agreements having terms satisfactory to Rigetti, or at all. Failure to make or maintain these arrangements or a delay or failure in a collaborative partner’s performance under any such arrangements could harm its business and financial condition.

System security and data protection breaches, as well as cyber-attacks, including state-sponsored attacks, could disrupt its operations, which may damage its reputation and adversely affect its business.

Cyber-attacks, denial-of-service attacks, ransomware attacks, business email compromises, computer malware, viruses, and social engineering (including phishing) are prevalent in the technology industry and Rigetti’s customers’ industries. In addition, Rigetti may experience attacks, unavailable systems, unauthorized access or disclosure due to employee theft or misuse, denial-of-service attacks, sophisticated nation-state and nation-state supported actors, and advanced persistent threat intrusions. The techniques may be used to sabotage or to obtain unauthorized access to Rigetti’s platform, systems, networks, or physical facilities where the Rigetti quantum computers are stored, and Rigetti may be unable to implement adequate preventative measures or stop security breaches while they are occurring. U.S. law enforcement agencies have indicated to Rigetti that quantum computing technology is of particular interest to certain malicious cyber threat actors.

Rigetti’s platform is built to be accessed through third-party public cloud providers such as AWS. These providers may also experience breaches and attacks to their products which may impact Rigetti’s systems. Data security breaches may also result from non-technical means, such as actions by an employee with access to Rigetti’s systems. While Rigetti and its third-party cloud providers have implemented security measures designed to protect against security breaches, these measures could fail or may be insufficient, resulting in the unauthorized disclosure, modification, misuse, destruction, or loss of sensitive or confidential information.

Actual or perceived breaches of Rigetti’s security measures or the accidental loss, inadvertent disclosure or unapproved dissemination of proprietary information or sensitive or confidential data about Rigetti, its partners, its customers or third parties could expose the company and the parties affected to a risk of loss or misuse of this information, resulting in litigation and potential liability, paying damages, regulatory inquiries or actions, damage to the Rigetti brand and reputation or other harm to the Rigetti business. Rigetti’s efforts to prevent and overcome these challenges could increase its expenses and may not be successful. If Rigetti fails to detect or remediate a security breach in a timely manner, or a breach otherwise affects a Rigetti’s customers, or if Rigetti suffers a cyber-attack that impacts its ability to operate its platform, Rigetti may suffer material damage to its reputation, business, financial condition and results of operations.

Unfavorable conditions in its industry or the global economy, could limit its ability to grow its business and negatively affect its results of operations.

Rigetti’s results of operations may vary based on the impact of changes in its industry or the global economy on the company or its customers and potential customers. Negative conditions in the general economy both in the United States and abroad, including conditions resulting from changes in gross domestic product growth, financial and credit market fluctuations, international trade relations, pandemics (such as the COVID-19 pandemic), political turmoil, natural catastrophes, warfare, and terrorist attacks on the United States or elsewhere, could cause a decrease in business investments, including the progress on development of quantum technologies, and negatively affect the growth of Rigetti’s business. In addition, in challenging economic times, its current or potential future customers may experience cash flow problems and as a result may modify, delay or cancel plans to purchase its products and services. Additionally, if its customers are not successful in generating sufficient revenue or are unable to secure financing, they may not be able to pay, or may delay payment of, accounts receivable due to it. Moreover, its key suppliers may reduce their output or become insolvent, thereby adversely impacting its ability to manufacture its products. Furthermore, uncertain economic conditions may make it more difficult for it to raise funds through borrowings or private or public sales of debt or equity securities. Rigetti cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry.

Government actions and regulations, such as tariffs and trade protection measures, may limit its ability to obtain products from its suppliers or sell its products and services to customers.

Political challenges between the United States and countries in which Rigetti’s suppliers are located, and changes to trade policies, including tariff rates and customs duties, trade relations between the United States and those countries and other macroeconomic issues could adversely impact its business. The United States administration has announced tariffs on certain products imported into the United States, and some countries have imposed tariffs in response to the actions of the United States. There is also a possibility of future tariffs, trade protection measures or other restrictions imposed on its products or on its customers by the United States or other countries that could have a material adverse effect on its business. Rigetti’s technology may be deemed a matter of national security and as such its customer base may be tightly restricted. It may accept government grants that place restrictions on the business’ ability to operate.

Rigetti’s operating and financial results forecast relies in large part upon assumptions and analyses developed by it. Rigetti has limited insight into customer demand, pricing models and price sensitivities which could make it difficult to create reliable business models and accurately forecast growth. If these assumptions or analyses prove to be incorrect, its actual operating results may be materially different from its forecasted results.

The projected financial and operating information appearing elsewhere in this proxy statement/prospectus reflect current estimates of future performance, which may never occur. Whether actual operating and financial results and business developments will be consistent with Rigetti’s expectations and assumptions as reflected in its forecasts depends on a number of factors, many of which are outside Rigetti’s control, including, but not limited to:

•	success and timing of development activity;

•	customer acceptance of Rigetti’s quantum computing systems;

•	breakthroughs in classical computing or other computing technologies that could eliminate the advantages of quantum computing systems rendering them less practical to customers;

•	competition, including from established and future competitors;

•	whether Rigetti can obtain sufficient capital to sustain and grow its business;

•	Rigetti’s ability to manage its growth;

•	Rigetti’s ability to manage fixed fee arrangements;

•	Rigetti’s ability to retain existing key management, integrate recent hires and attract, retain and motivate qualified personnel; and

•	the overall strength and stability of domestic and international economies.

Unfavorable changes in any of these or other factors, most of which are beyond Rigetti’s control, could materially and adversely affect its business, financial condition and results of operations.

If Rigetti’s cost and time estimates for fixed fee arrangements do not accurately anticipate the cost of servicing those arrangements, Rigetti could experience losses on these arrangements and its profitability could be reduced.

Rigetti’s development contracts are typically fixed fee arrangements invoiced on a milestone basis. If Rigetti underestimates the amount of effort required to deliver on a contract, its profitability could be reduced. Any cost overruns on projects have not had a significant impact on our operations or profitability. However, if the actual costs of completing the contract exceed the agreed upon fixed price, we would incur a loss on the arrangement.

Rigetti has identified a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future. If we fail to remediate the material weakness or if we otherwise fail to establish and maintain effective control over financial reporting, it may adversely affect our ability to accurately and timely report our financial results, and may adversely affect investor confidence and business operations.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

We identified a material weakness in our internal control over financial reporting related to accounting for complex warrant instruments as a result of an error in not properly recording a liability for the warrant with respect to a warrant to purchase stock issued by Rigetti to Trinity Capital Inc. that was subsequently cancelled and reissued for a new warrant in connection with an amendment to Rigetti’s loan and security agreement as described in Note 6 to Rigetti’s unaudited interim financial statements included elsewhere in this proxy statement/prospectus.

Rigetti corrected the immaterial error in its interim financial statements for the nine months ended October 31, 2021 as set forth in Note 7 to the unaudited interim financial statements included elsewhere in this proxy statement/prospectus.

Our management has concluded that this material weakness in our internal control over financial reporting is due to the fact that Rigetti is a private company with limited resources and did not have the necessary business processes and related internal controls formally designed and implemented to address the accounting and financial reporting requirements related to this complex transaction.

Our management is in the process of developing a remediation plan and is taking steps to remediate the material weakness. The material weakness will be considered remediated when our management designs and implements effective controls that operate for a sufficient period of time and our management has concluded, through testing, that these controls are effective. Our management will continue to monitor the effectiveness of our remediation plan and will make the changes it determines to be appropriate. Although we intend to complete this remediation process as quickly as practicable, we cannot at this time estimate how long it will take, and our initiatives may not prove to be successful in remediating the material weakness.

Furthermore, we cannot assure that the measures we have taken to date, and actions we may take in the future, will be sufficient to remediate the control deficiencies that led to our material weakness in our internal controls over financial reporting or that they will prevent or avoid potential future material weaknesses. Further, additional weaknesses in our disclosure controls and internal controls over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to the listing requirements of the Nasdaq, investors may lose confidence in our financial reporting and our stock price may decline as a result.

Acquisitions, divestitures, strategic investments and strategic partnerships could disrupt its business and harm its financial condition and operating results.

Rigetti may pursue growth opportunities by acquiring complementary businesses, solutions or technologies through strategic transactions, investments or partnerships. The identification of suitable acquisition, strategic investment or strategic partnership candidates can be costly and time consuming and can distract Rigetti’s management team from its current operations. If such strategic transactions require Rigetti to seek additional debt or equity financing, it may not be able to obtain such financing on terms favorable to Rigetti or at all, and such transactions may adversely affect Rigetti’s liquidity and capital structure. Any strategic transaction might not strengthen Rigetti’s competitive position, may increase some of its risks, and may be viewed negatively by its customers, partners or investors. Even if Rigetti successfully completes a strategic transaction, it may not be able to effectively integrate the acquired business, technology, systems, control environment, solutions, personnel or operations into its business. Rigetti may experience unexpected changes in how it is required to account for strategic transactions pursuant to U.S. GAAP and may not achieve the anticipated benefits of any strategic transaction. Rigetti may incur unexpected costs, claims or liabilities that it incurs during the strategic transaction or that it assumes from the acquired company, or Rigetti may discover adverse conditions post acquisition for which it has limited or no recourse.

Rigetti has been, and may in the future be, adversely affected by the global COVID-19 pandemic, its various strains or future pandemics.

Rigetti faces various risks related to epidemics, pandemics, and other outbreaks, including the recent COVID-19 pandemic, including newly discovered strains of the virus. In response to the COVID-19 pandemic, governments have implemented significant measures, including, but not limited to, business closures, quarantines, travel restrictions, shelter-in-place, stay-at-home and other social distancing directives, intended to control the spread of the virus. Companies have also taken precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses. To the extent that these restrictions remain in place, additional prevention and mitigation measures are implemented in the future, or there is uncertainty about the effectiveness of these or any other measures to contain or treat COVID-19 or future pandemics, there is likely to be an adverse impact on Rigetti’s potential customers, its employees and global economic conditions, and consumer confidence and spending, which could materially and adversely affect Rigetti’s operations and demand for its products.

The spread of COVID-19 has and may continue to impact Rigetti suppliers by disrupting the manufacturing, delivery and the overall supply chain of parts required to manufacture Rigetti’s quantum computers. In addition, various aspects of Rigetti’s business cannot be conducted remotely, such as the fabrication of quantum processors and the assembly of its quantum computers. These measures by government authorities may remain in place for a significant period of time and they are likely to continue to adversely affect Rigetti’s future manufacturing plans, sales and marketing activities, business and results of operations. Rigetti may take further actions as may be required by government authorities or that it determines are in the best interests of its employees, suppliers, vendors and business partners.

Due to the fluid nature of the COVID-19 pandemic, uncertainties regarding the related economic impact are likely to result in sustained market turmoil, which could also negatively impact the company’s business, financial condition and cash flows. During 2020, Rigetti scaled back its recruiting efforts to control costs and experienced weeklong onsite work stoppages due to quarantining related to the COVID-19 pandemic. The extent of COVID-19’s effect on Rigetti’s operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on Rigetti’s business. However, if the pandemic continues to persist as a severe worldwide health crisis, the disease could negatively impact Rigetti’s business, financial condition results of operations and cash flows, and may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

Even after the COVID-19 pandemic has subsided, Rigetti may continue to experience an adverse impact to its business as a result of COVID-19’s global economic impact, including any recession that has occurred or may occur in the future.

Rigetti’s facilities or operations could be damaged or adversely affected as a result of prolonged power outages, natural disasters and other catastrophic events.

Rigetti’s facilities or operations could be adversely affected by events outside of its control, such as natural disasters, and other calamities. Rigetti cannot assure you that any backup systems will be adequate to protect it from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause delays in development and fabrication, the loss or corruption of data or malfunctions of software or hardware as well as adversely affect Rigetti’s ability to provide services.

Risks Related to Litigation and Government Regulation

State, federal and foreign laws and regulations related to privacy, data use and security could adversely affect it.

Rigetti is subject to state and federal laws and regulations related to privacy, data use and security. In addition, in recent years, there has been a heightened legislative and regulatory focus on data security, including requiring consumer notification in the event of a data breach. Legislation has been introduced in Congress and there have been several Congressional hearings addressing these issues. From time to time, Congress has considered, and may do so again, legislation establishing requirements for data security and response to data breaches that, if implemented, could affect Rigetti by increasing its costs of doing business. In addition, several states have enacted privacy or security breach legislation requiring varying levels of consumer notification in the event of a security breach. For example, the California Consumer Privacy Act (“CCPA”), which enhances consumer protection and privacy rights by granting consumers resident in California new rights with respect to the collection of their personal data and imposing new operational requirements on businesses, went into effect in January 2020. The CCPA includes a statutory damages framework and private rights of action against businesses that fail to comply with certain CCPA terms or implement reasonable security procedures and practices to prevent data breaches. Several other states are considering similar legislation. Foreign governments are raising similar privacy and data security concerns. In particular, the European Union enacted a General Data Protection Regulation. China, Russia, Japan and other countries in Latin America and Asia are also strengthening their privacy laws and the enforcement of privacy and data security requirements. Complying with such laws and regulations may be time-consuming and require additional resources, and could therefore harm Rigetti’s business, financial condition and results of operations.

Contracts with U.S. government entities subject us to risks including early termination, audits, investigations, sanctions and penalties.

We have several contracts with various government entities, including contracts with NASA, the Defense Advanced Research Project Agency (“DARPA”), and the Department of Energy (“DOE”), among others, and we may enter into additional contracts with U.S. government entities in the future, which subjects our business to statutes and regulations applicable to companies doing business with the government, including the Federal Acquisition Regulation. These government contracts customarily contain provisions that give the government substantial rights and remedies, many of which are not typically found in commercial contracts and which are unfavorable to contractors. For instance, most U.S. government agencies include provisions that allow the government to unilaterally terminate or modify contracts for convenience, and in that event, the counterparty to the contract may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting party may be liable for any extra costs incurred by the government in procuring undelivered items from another source.

In addition, government contracts normally contain additional requirements that may increase our costs of doing business, reduce our profits, and expose us to liability for failure to comply with these terms and conditions. These requirements include, for example:

•	specialized disclosure and accounting requirements unique to government contracts;

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financial and compliance audits that may result in potential liability for price adjustments, recoupment of government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from doing business with the U.S. government;

•	public disclosures of certain contract and company information; and

•	mandatory socioeconomic compliance requirements, including labor requirements, non-discrimination and affirmative action programs and environmental compliance requirements.

Government contracts are also generally subject to greater scrutiny by the government, which can initiate reviews, audits and investigations regarding our compliance with government contract requirements. In addition, if we fail to comply with government contracting laws, regulations and contract requirements, our contracts may be subject to termination, and we may be subject to financial and/or other liability under our contracts, the Federal Civil False Claims Act (including treble damages and other penalties), or criminal law. In particular, the False Claims Act’s “whistleblower” provisions also allow private individuals, including present and former employees, to sue on behalf of the U.S. government. Any penalties, damages, fines, suspension, or damages could adversely affect our ability to operate our business and our financial results.

Rigetti is subject to U.S. and foreign anti-corruption, anti-bribery and similar laws, and non-compliance with such laws can subject it to criminal or civil liability and harm its business.

Rigetti is subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other anti-bribery, and anti-corruption laws in countries in which it conducts activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees, and their third-party intermediaries from authorizing, promising, offering, providing, soliciting, or accepting, directly or indirectly, improper payments or benefits to or from any person whether in the public or private sector. Rigetti may engage with partners and third-party intermediaries to market its services and to obtain necessary permits, licenses, and other regulatory approvals. In addition, Rigetti or its third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. Rigetti can be held liable for the corrupt or other illegal activities of these third-party intermediaries, and of its employees, representatives, contractors, partners, and agents, even if Rigetti does not explicitly authorize such activities. Rigetti cannot provide any assurance that all of its employees and agents will not take actions in violation of its policies and applicable law, for which Rigetti may be ultimately held responsible.

Detecting, investigating, and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources, and attention from senior management. In addition, noncompliance with anti-corruption or anti-bribery laws could subject Rigetti to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties, injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage, and other collateral consequences.

Rigetti is subject to governmental export and import controls that could impair its ability to compete in international markets due to licensing requirements and subject it to liability if Rigetti is not in compliance with applicable laws.

Rigetti’s products and technologies are subject to U.S. export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. U.S. export control and economic sanctions laws include restrictions or prohibitions on the sale or supply of certain products, technologies, and services to U.S. Government embargoed or sanctioned countries, governments, persons and entities. In addition, certain products and technology may be subject to export licensing or approval requirements. Exports of its products and technology must be made in compliance with export control and sanctions laws and regulations. If Rigetti fails to comply with these laws and regulations, it and certain of its employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges; fines, which may be imposed on Rigetti and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers.

In addition, changes in Rigetti’s products or technologies or changes in applicable export or import laws and regulations may create delays in the introduction and sale of its products and technologies in international markets or, in some cases, prevent the export or import of its products and technologies to certain countries, governments or persons altogether. Any change in export or import laws and regulations, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons or technologies targeted by such laws and regulations, could also result in decreased use of Rigetti’s products and technologies, or in its decreased ability to export or sell its products and technologies to existing or potential customers. Any decreased use of Rigetti’s products and technologies or limitation on its ability to export or sell its products and technologies would likely adversely affect its business, financial condition and results of operations.

Rigetti expects to incur significant costs in complying with these regulations. Regulations related to quantum computing are currently evolving and Rigetti faces risks associated with changes to these regulations.

Rigetti’s business is exposed to risks associated with litigation, investigations and regulatory proceedings.

Rigetti may in the future face legal, administrative and regulatory proceedings, claims, demands and/or investigations involving stockholder, consumer, competition and/or other issues relating to its business on a global basis. Litigation and regulatory proceedings are inherently uncertain, and adverse rulings could occur, including monetary damages, or an injunction stopping Rigetti from engaging in certain business practices, or requiring other remedies, such as compulsory licensing of patents. An unfavorable outcome or settlement may result in a material adverse impact on Rigetti’s business, results of operations, financial position and overall trends. In addition, regardless of the outcome, litigation can be costly, time-consuming, and disruptive to Rigetti’s operations. Any claims or litigation, even if fully indemnified or insured, could damage Rigetti’s reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future. In addition, the laws and regulations Rigetti’s business is subject to are complex and change frequently. Rigetti may be required to incur significant expense to comply with changes in, or remedy violations of, these laws and regulations.

Furthermore, while Rigetti maintains insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if Rigetti believes a claim is covered by insurance, insurers may dispute Rigetti’s entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of Rigetti’s recovery.

Rigetti may become subject to product liability claims, which could harm its financial condition and liquidity if Rigetti is not able to successfully defend or insure against such claims.

Rigetti may become subject to product liability claims, even those without merit, which could harm its business prospects, operating results, and financial condition. Rigetti may face inherent risk of exposure to claims in the event its quantum computers do not perform as expected or malfunction. A successful product liability claim against Rigetti could require Rigetti to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about Rigetti’s quantum computers and business and inhibit or prevent commercialization of other future quantum computers, which would have material adverse effects on Rigetti’s brand, business, prospects and operating results. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of Rigetti’s coverage, or outside of Rigetti’s coverage, may have a material adverse effect on Rigetti’s reputation, business and financial condition. Rigetti may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if it does face liability for its products and are forced to make a claim under its policy.

Rigetti is subject to requirements relating to environmental and safety regulations and environmental remediation matters which could adversely affect its business, results of operation and reputation.

Rigetti is subject to numerous federal, state and local environmental laws and regulations governing, among other things, solid and hazardous waste storage, treatment and disposal, and remediation of releases of hazardous materials. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance or require Rigetti to manufacture with alternative technologies and materials.

Federal, state and local authorities also regulate a variety of matters, including, but not limited to, health, safety and permitting in addition to the environmental matters discussed above. New legislation and regulations may require Rigetti to make material changes to its operations, resulting in significant increases to the cost of production.

Rigetti’s manufacturing process will have hazards such as but not limited to hazardous materials, machines with moving parts, and high voltage and/or high current electrical systems typical of large manufacturing equipment and related safety incidents. There may be safety incidents that damage machinery or product, slow or stop production, or harm employees. Consequences may include litigation, regulation, fines, increased insurance premiums, mandates to temporarily halt production, workers’ compensation claims, or other actions that impact the company brand, finances, or ability to operate.

Risks Related to Intellectual Property

Rigetti’s failure to obtain, maintain and protect its intellectual property rights could impair Rigetti’s ability to protect and commercialize its proprietary products and technology and cause Rigetti to lose its competitive advantage.

Rigetti’s success depends, in significant part, on its ability to obtain, maintain, enforce and defend its intellectual property rights, including patents and trade secrets. Rigetti relies upon a combination of the intellectual property protections afforded by patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to establish, maintain and enforce rights in its proprietary technologies. In addition, Rigetti seeks to protect its intellectual property rights through nondisclosure and invention assignment agreements with its employees and consultants, and through non-disclosure agreements with business partners and other third parties.

However, Rigetti may not be able to prevent unauthorized use of its intellectual property. Rigetti’s trade secrets may also be compromised, which could cause it to lose its competitive advantage. Third parties may attempt to copy or otherwise obtain, use or infringe Rigetti’s intellectual property. Monitoring and detecting unauthorized use of Rigetti’s intellectual property is difficult and costly, and the steps Rigetti has taken or will take to prevent infringement or misappropriation may not be sufficient. Any enforcement efforts Rigetti undertakes, including litigation, could be time-consuming and expensive and could divert management’s attention, which could harm its business, results of operations, and financial condition. In addition, existing intellectual property laws and contractual remedies may afford less protection than needed to safeguard Rigetti’s intellectual property portfolio, and third parties may develop competitive offerings in a manner that leaves Rigetti with limited means to enforce its intellectual property rights against them.

Patent, copyright, trademark and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, Rigetti’s intellectual property rights may not be as strong or as easily enforced outside of the United States and efforts to protect against the unauthorized use of Rigetti’s intellectual property rights, technology and other proprietary rights may be more expensive and difficult outside of the United States.

Failure to adequately protect Rigetti’s intellectual property rights could result in its competitors using Rigetti’s intellectual property to offer products, potentially resulting in the loss of some of Rigetti’s competitive advantage and a decrease in its revenue, which would adversely affect its business, financial condition and operating results.

Rigetti’s inability to secure patent protection or enforce its patent rights could have a material adverse effect on its ability to prevent others from commercializing similar products or technology.

The application and registration of patents involves complex legal and factual questions. As a result, Rigetti cannot be certain that the patent applications that it files will result in patents being issued, or that its patents and any future patents that do issue will afford protection against competitors with similar technology. Numerous patents and pending patent applications owned by others exist in the fields in which Rigetti has developed and is developing its technology, and this may make it difficult for Rigetti to obtain certain patent coverage on its own. Any of Rigetti’s existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus Rigetti cannot be certain that foreign patent applications related to issued U.S. patents will be issued.

Even if Rigetti’s patent applications succeed, it is still uncertain whether these patents will be contested, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide Rigetti with meaningful protection or competitive advantages. The intellectual property rights of others could bar Rigetti from licensing and exploiting any patents that issue from its pending applications, and the claims under any patents that issue from Rigetti’s patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to Rigetti’s. In addition, patents issued to Rigetti may be infringed upon or designed around by others and others may obtain patents that it needs to license or design around, either of which would increase costs and may adversely affect its business, prospects, financial condition and operating results.

Rigetti may face patent infringement and other intellectual property claims that could be costly to defend, result in injunctions and significant damage awards, or limit its ability to use certain key technologies in the future, all of which could harm its business.

Rigetti’s success depends, in part, on its ability to develop and commercialize its products, services and technologies without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. However, Rigetti may not be aware that its products, services or technologies are infringing, misappropriating or otherwise violating third-party intellectual property rights and such third parties may bring claims alleging such infringement, misappropriation or violation.

For example, there may be issued patents of which Rigetti is unaware, held by third parties that, if found to be valid and enforceable, could be alleged to be infringed by Rigetti’s current or future products, services or technologies. Also, because patent applications can take years to issue and are often afforded confidentiality for some period of time, there may currently be pending applications, unknown to Rigetti, that later result in issued patents that could cover Rigetti’s current or future products, services or technologies. The strength of Rigetti’s defenses will depend on the rights asserted, the interpretation of these rights, and its ability to invalidate the asserted rights. However, Rigetti could be unsuccessful in advancing non-infringement and/or invalidity arguments in its defense.

Companies that have developed and are developing technology are often required to defend against litigation claims based on allegations of infringement, misappropriation or other violations of intellectual property rights. Rigetti’s products, services or technologies may not be able to withstand third-party claims against their use. In addition, as compared to Rigetti, many companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. If a third party is able to obtain an injunction preventing it from using or accessing such third-party intellectual property rights, or if Rigetti cannot license or develop alternative technology for any infringing aspect of its business, it may be forced to limit or stop sales of its products, services or technologies or cease business activities related to such intellectual property. Although the company carries general liability insurance, its insurance may not cover potential claims of this type or may not be adequate to indemnify it for all liability that may be imposed. Rigetti cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on its business, financial condition or results of operations. Even if the claims do not result in litigation or are resolved in Rigetti’s favor, these claims, and the time and resources necessary to resolve them, could divert the resources of its management and harm its business and operating results. Further, there could be public announcements of the intellectual property litigation, and if securities analysts, investors or others perceive the potential impact to be negative or risks to be substantial, it could have an adverse effect on the price of Rigetti’s common stock.

Any intellectual property litigation to which Rigetti might become a party, or for which it is required to provide indemnification, regardless of the merit of the claim or its defenses, may require Rigetti to do one or more of the following:

•	cease selling or using solutions or services that incorporate the intellectual property rights that allegedly infringe, misappropriate or violate the intellectual property of a third party;

•	make substantial payments for legal fees, settlement payments or other costs or damages;

•	obtain a license, which may not be available on reasonable terms or at all, to sell or use the relevant technology;

•	redesign the allegedly infringing solutions to avoid infringement, misappropriation or violation, which could be costly, time-consuming or impossible; or

•	indemnify third parties using Rigetti’s products or services.

The occurrence of infringement claims may grow as the market for Rigetti’s products, services and technologies grows. Accordingly, Rigetti’s exposure to damages resulting from infringement claims could increase and this could further exhaust its financial and management resources.

Rigetti relies on certain open-source software in its quantum systems. If licensing terms change, its business may be adversely affected.

Rigetti’s platform utilizes software licensed to it by third-party authors under “open-source” licenses and Rigetti expects to continue to utilize open-source software in the future. The use of open-source software may entail greater risks than the use of third-party commercial software, as open-source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. To the extent that its platform depends upon the successful operation of the open-source software Rigetti uses, any undetected errors or defects in this open-source software could prevent the deployment or impair the functionality of its platform, delay new solution introductions, result in a failure of its platform and injure its reputation. For example, undetected errors or defects in open-source software could render it vulnerable to breaches or security attacks, and, in conjunction, make its systems more vulnerable to data breaches.

Furthermore, some open-source licenses require the release of proprietary source code combined with, linked to or distributed with such open-source software to be released to the public. If Rigetti combines, links or distributes its proprietary software with open-source software in a specific manner, Rigetti could, under some open-source licenses, be required to release the source code of its proprietary software to the public. This would allow its competitors to create similar solutions with lower development effort and time and ultimately put Rigetti at a competitive disadvantage.

Although Rigetti monitors its use of open-source software to avoid subjecting its platform to conditions Rigetti does not intend to attach to such platform or Rigetti’s proprietary code, Rigetti cannot assure you that its processes for controlling such use will be effective. If Rigetti is held to have breached the terms of an open-source software license, Rigetti could be required to seek licenses from third parties to continue operating using its solution on terms that are not economically feasible, to re-engineer its solution or the supporting computational infrastructure to discontinue use of code, or to make generally available, in source code form, portions of its proprietary code. This could allow its competitors to create similar solutions with lower development effort and time and ultimately put Rigetti at a competitive disadvantage.

Some of its intellectual property has been or may be conceived or developed through government-funded research and thus may be subject to federal regulations providing for certain rights for the U.S. government or imposing certain obligations on it, such as a license to the U.S. government under such intellectual property, “march-in” rights, certain reporting requirements and a preference for U.S.-based companies, and compliance with such regulations may limit its exclusive rights and its ability to contract with non-U.S. manufacturers.

As a result, the U.S. government may have certain rights to intellectual property embodied in Rigetti’s current or future product candidates pursuant to the Bayh-Dole Act of 1980, or the Patent and Trademark Law Amendments Act. These U.S. government rights include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government has the right, under certain limited circumstances, to require the licensor to grant exclusive, partially exclusive or non-exclusive licenses to any of these inventions to a third party if it determines that (1) adequate steps have not been taken to commercialize the invention, (2) government action is necessary to meet public health or safety needs or (3) government action is necessary to meet requirements for public use under federal regulations (also referred to as “march-in” rights). The U.S. government also has the right to take title to these inventions if the licensor fails to disclose the invention to the government or fails to file an application to register the intellectual property within specified time limits. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require Rigetti to expend substantial resources. In addition, the U.S. government requires that any products embodying any of these inventions or produced through the use of any of these inventions be manufactured substantially in the United States, and some of our license agreements require that Rigetti complies with this requirement. This preference for U.S. industry may be waived by the federal agency that provided the funding if the owner or assignee of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture the products substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. To the extent any of Rigetti’s owned or licensed future intellectual property is also generated through the use of U.S. government funding, the provisions of the Bayh-Dole Act may similarly apply.

Risks Relating to Ownership of Our Common Stock following the Business Combination

We will incur increased costs as a result of preparing to operate as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices. We may fail to comply with the rules that apply to public companies, including Section 404 of the Sarbanes-Oxley Act, which could result in sanctions or other penalties that would adversely impact our business.

As a public company, and particularly after we are no longer an “emerging growth company,” we will incur significant legal, accounting, and other expenses that we did not incur as a private company, including costs resulting from public company reporting obligations under the Securities Act, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and regulations regarding corporate governance practices. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the rules of the SEC, the listing requirements of the Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. We have begun to hire additional accounting, finance, and other personnel in connection with our becoming, and our efforts to comply with the requirements of being, a public company, and our management and other personnel will need to devote a substantial amount of time towards maintaining compliance with these requirements. These requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We are currently evaluating these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We cannot predict or estimate the amount of additional costs we will incur as a result of becoming a public company or the timing of such costs. Any changes we make to comply with these obligations may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis, or at all. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or board committees or to serve as executive officers, or to obtain certain types of insurance, including directors’ and officers’ insurance, on acceptable terms.

Pursuant to Sarbanes-Oxley Act Section 404, we will be required to furnish a report by our management on our internal control over financial reporting beginning with the filing of our Annual Report on Form 10-K with the SEC for the year ending December 31, 2021. In order to continue to maintain effective internal controls to support growth and public company requirements, we will need additional financial personnel, systems and resources. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Sarbanes-Oxley Act Section 404 within the prescribed period, we will be engaged in a process to enhance our documentation and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Sarbanes-Oxley Act Section 404. If we identify one or more material weaknesses in the future, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

The price of New Rigetti Common Stock and New Rigetti warrants may be volatile.

Upon consummation of the Business Combination, the price of New Rigetti Common Stock and New Rigetti warrants may fluctuate due to a variety of factors, including, without limitation:

•	New Rigetti’s ability to meet its technological milestones;

•	changes in the industries in which New Rigetti and its customers operate;

•	variations in its operating performance and the performance of its competitors in general;

•	material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•	actual or anticipated fluctuations in New Rigetti’s quarterly or annual operating results;

•	publication of research reports by securities analysts about New Rigetti or its competitors or its industry;

•	the public’s reaction to New Rigetti’s press releases, its other public announcements and its filings with the SEC;

•	New Rigetti’s failure or the failure of its competitors to meet analysts’ projections or guidance that New Rigetti or its competitors may give to the market;

•	additions and departures of key personnel;

•	changes in laws and regulations affecting its business;

•	commencement of, or involvement in, litigation involving New Rigetti;

•	changes in New Rigetti’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of New Rigetti Common Stock available for public sale; and

•	general economic and political conditions such as recessions, interest rates, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of New Rigetti Common Stock and New Rigetti warrants regardless of the operating performance of New Rigetti.

Future issuances of debt securities and equity securities may adversely affect us, including the market price of New Rigetti Common Stock and may be dilutive to existing stockholders.

In the future, we may incur debt or issue equity ranking senior to the New Rigetti Common Stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the New Rigetti Common Stock. Because our decision to issue debt or equity in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of New Rigetti Common Stock and be dilutive to existing stockholders.

Following the consummation of the Business Combination, our only significant asset will be our ownership interest in New Rigetti and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on New Rigetti Common Stock or satisfy our other financial obligations.

Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than our ownership of New Rigetti. The shareholders of Supernova, the Sponsor, certain investors (including the PIPE Investors), the Rigetti stockholders, and directors and officers of Rigetti and its affiliates will become stockholders of New Rigetti. We will depend on New Rigetti for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to the New Rigetti Common Stock. The financial condition and operating requirements of New Rigetti may limit our ability to obtain cash from New Rigetti. The earnings from, or other available assets of, New Rigetti may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on New Rigetti Common Stock or satisfy our other financial obligations.

Concentration of ownership among New Rigetti’s executive officers, directors and their respective affiliates may limit other stockholders’ ability to influence corporate matters and delay or prevent a third party from acquiring control over New Rigetti.

Upon completion of the Business Combination, the executive officers and directors of New Rigetti and their respective affiliates are expected to beneficially own, in the aggregate, approximately 21.5% of outstanding New Rigetti Common Stock, assuming no public shareholders redeem their Class A ordinary shares. This significant concentration of ownership may have a negative impact on the trading price for the New Rigetti Common Stock because investors often perceive disadvantages in owning stock in companies where there is a concentration of ownership in a small number of stockholders. In addition, these stockholders will be able to exercise influence over all matters requiring stockholder approval, including the election of directors and approval of corporate transactions, such as a merger or other sale of New Rigetti or its assets. This concentration of ownership could limit other stockholders’ ability to influence corporate matters and may have the effect of delaying or preventing a change in control, including a merger, consolidation or other business combination, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change in control would benefit the other stockholders.

Our quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond our control, resulting in a decline in our stock price.

Our quarterly operating results may fluctuate significantly because of several factors, including:

•	labor availability and costs for hourly and management personnel;

•	profitability of our products, especially in new markets and due to seasonal fluctuations;

•	changes in interest rates;

•	impairment of long-lived assets;

•	macroeconomic conditions, both nationally and locally;

•	negative publicity relating to products we serve;

•	changes in consumer preferences and competitive conditions; and

•	expansion to new markets.

New Rigetti does not intend to pay cash dividends for the foreseeable future.

Following the Business Combination, New Rigetti currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of New Rigetti’s board of directors and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our securities.

Securities research analysts may establish and publish their own periodic projections for New Rigetti following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of us, the market price and volume for our securities could be adversely affected.

We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Class A ordinary shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.

The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies. Rigetti is not a public reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and New Rigetti management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New Rigetti after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal control over financial reporting is effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of New Rigetti Common Stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New Rigetti Common Stock to drop significantly, even if New Rigetti’s business is doing well.

Sales of a substantial number of shares of New Rigetti Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Rigetti Common Stock.

It is anticipated that, upon completion of the Business Combination, (i) existing shareholders of Rigetti will own approximately 59% of New Rigetti on an undiluted basis; (ii) Supernova’s public shareholders (other than the PIPE Investors) will retain an ownership interest of approximately 26% in New Rigetti on an undiluted basis; (iii) the PIPE Investors (which includes the Sponsor) will own approximately 11% of New Rigetti on an undiluted basis; and (iv) the Sponsor (and its affiliates) will own approximately 4% of New Rigetti (which amount excludes shares purchased by the Sponsor in the PIPE and excludes Sponsor Earn Out Shares), in each case, assuming that none of Supernova’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 76%, 5%, 14% and 5%, respectively, assuming that approximately 84% of Supernova’s outstanding public shares are redeemed in connection with the Business Combination. These percentages (i) assume that 78,153,546 shares of New Rigetti Common Stock are issued to the holders of shares of common stock and preferred stock of Rigetti at Closing, which would be the number of shares of New Rigetti Common Stock issued to these holders if Closing were to occur on September 30, 2021; (ii) are based on 14,641,244 shares of New Rigetti Common Stock to be issued in the PIPE Financing; (iii) do not take into account any exercise of public warrants or private placement warrants to purchase New Rigetti Common Stock that will be outstanding immediately following Closing; and (iv) do not take into account any shares of New Rigetti Common Stock underlying vested and unvested options, warrants or restricted stock units that will be held by equityholders of Rigetti immediately following Closing. If the actual facts are different than these assumptions, the ownership percentages in New Rigetti will be different. See “Summary of the proxy statement/prospectus—Ownership of New Rigetti” for more information.

Although the Sponsor and the former Rigetti securityholders will be prohibited from transferring any securities of New Rigetti until the earlier of (i) the date that is six months following the Closing Date and (ii) the first date on which the daily closing price of New Rigetti Common Stock has been greater than or equal to $12.00 per share (subject to customary adjustments) for any 20 trading days within a 30-trading-day period commencing at least 90 days after the Closing Date, in each case, subject to certain customary exceptions, these shares may be sold after the expiration or early termination or release of the respective applicable lock-up provisions in the Sponsor Support Agreement with respect to the Sponsor or Proposed Bylaws with respect to the former Rigetti securityholders. We intend to file one or more registration statements prior to or shortly after the closing of the Business Combination to provide for the resale of shares of New Rigetti Common Stock held by the Sponsor, Supernova’s and New Rigetti’s directors and officers and certain other securityholders of New Rigetti from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New Rigetti Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Risks Related to the Business Combination and Supernova

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “Supernova,” “we,” “us” or “our” refers to Supernova prior to the Business Combination and to New Rigetti and its consolidated subsidiaries following the Business Combination.

Our Sponsor and our other Initial Shareholders have entered into letter agreements with us to vote in favor of the Business Combination, regardless of how our public shareholders vote.

Unlike some other blank check companies in which the Initial Shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Sponsor and each other Initial Shareholders have, pursuant to the Sponsor Support Agreement, agreed, among other things, to vote all of their public shares and Class B ordinary shares in favor of all the proposals being presented at the extraordinary general meeting, including the Business Combination Proposal and the transactions contemplated thereby (including the Merger). As of the date of this proxy statement/prospectus, our Initial Shareholders own approximately 20% of the issued and outstanding ordinary shares.

Neither the Supernova Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.

Neither the Supernova Board nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that Supernova is paying for Rigetti is fair to Supernova from a financial point of view. Neither the Supernova Board nor any committee thereof obtained a third party valuation in connection with the Business Combination. In analyzing the Business Combination, the Supernova Board and management conducted due diligence on Rigetti and researched the industry in which Rigetti operates. The Supernova Board reviewed, among other things, financial due diligence materials prepared by professional advisors, including quality of earnings reports and tax due diligence reports, the SPAC merger markets, and financial and market data information on selected comparable companies; marketing reports prepared by analysts in the industry in which Rigetti operates; initial investor feedback on Rigetti and the proposed transactions; current information and forecast projections provided by Rigetti’s management; and the implied purchase price multiple of Rigetti and the financial terms set forth in the Merger Agreement, and concluded that the Business Combination was in the best interest of its shareholders. Accordingly, investors will be relying solely on the judgment of the Supernova Board and management in valuing Rigetti, and the Supernova Board and management may not have properly valued Rigetti’s business. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.

The COVID-19 pandemic triggered an economic crisis which may delay or prevent the consummation of the Business Combination.

In December 2019, a COVID-19 outbreak was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since being initially reported in China, the coronavirus has spread throughout the world and has resulted in unprecedented restrictions and limitations on operations of many businesses, educational institutions and governmental entities. Given the ongoing and dynamic nature of the COVID-19 pandemic, it is difficult to predict the impact on the business of Supernova, Rigetti and New Rigetti, and there is no guarantee that efforts by Supernova, Rigetti and New Rigetti to address the adverse impact of the COVID-19 pandemic will be effective. If Supernova or Rigetti are unable to recover from a business disruption on a timely basis, the Business Combination and New Rigetti’s business and financial conditions and results of operations following the completion of the Business Combination will be adversely affected. The Business Combination may also be delayed and adversely affected by the coronavirus pandemic, and become more costly. Each of Supernova and Rigetti may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect their financial condition and results of operations.

Since the Initial Shareholders, including the Sponsor and Supernova’s directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, conflicts of interest exist in determining whether the Business Combination with Rigetti is appropriate as our initial business combination. Such interests include that Sponsor, as well as our executive officers and directors, will lose their entire investment in us if the Business Combination is not completed.

When you consider the recommendation of the Supernova Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, including the Sponsor and Supernova’s directors and executive officers, have interests in such proposal that are different from, or in addition to (which may conflict with), those of Supernova shareholders and warrant holders generally.

These interests include, among other things, the interests listed below:

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the fact that our Initial Shareholders have agreed, as part of Supernova’s initial public offering and without any separate consideration provided by Supernova for such agreement, not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

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the fact that the Sponsor paid an aggregate of $25,000 for the 8,625,000 Class B ordinary shares currently owned by the Initial Shareholders and such securities will have a significantly higher value at the time of the Business Combination. Because the Sponsor, the other Initial Shareholders and Supernova’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them, such shares will be worthless if a business combination is not consummated by March 4, 2023 (unless such date is extended in accordance with the Existing Governing Documents). Such shares had an aggregate market value of $85,818,750 based upon the closing price of $9.95 per share of Class A ordinary shares on the NYSE on February 8, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus and an aggregate market value of $86,163,750 based upon the closing price of $9.99 per share of Class A ordinary shares on the NYSE on January 18, 2022, the record date;

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the fact that the Sponsor paid $8,900,000 for its private placement warrants, and those warrants would be worthless if a business combination is not consummated by March 4, 2023 (unless such date is extended in accordance with the Existing Governing Documents). Such warrants had an aggregate market value of $6,586,000 based upon the closing price of $1.48 per public warrant on the NYSE on February 8, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus and an aggregate market value of $6,230,000 based upon the closing price of $1.40 per public warrant on the NYSE on January 18, 2022, the record date;

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the fact that the Sponsor has invested an aggregate of $8,925,000 (consisting of $25,000 for the Founder Shares, or approximately $0.003 per share, and $8,900,000 for the private placement warrants but excluding the purchase price of the PIPE Shares the Sponsor has agreed to purchase) means that our Sponsor, officers and directors stand to make significant profit on their investment and could potentially recoup their entire investment in Supernova even if the trading price of our Class A ordinary shares were as low as $1.46 per share (assuming no redemptions and even if the private placement warrants are worthless) and therefore our Sponsor, officers and directors may experience a positive rate of return on their investment, even if our public shareholders experience a negative rate of return on their investment;

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the fact that the Sponsor and Supernova’s directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, in which case the Sponsor would lose its entire investment. As a result, the Sponsor may have a conflict of interest in determining whether Rigetti is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. The Supernova board of directors was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to public shareholders that they approve the Business Combination;

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the fact that the Registration Rights Agreement will be entered into by the Sponsor and Supernova’s directors and officers, and such parties will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions, following the consummation of the Business Combination;

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the fact that Mr. Clifton, a current director and Chief Financial Officer of Supernova, is expected to be a director of New Rigetti after the consummation of the Business Combination. As such, in the future, Mr. Clifton may receive fees for his service as a director, which may consist of cash or stock-based awards, and any other remuneration that the New Rigetti Board determines to pay to its non-employee directors;

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the fact that Mr. Clifton, a current director and Chief Financial Officer of Supernova, helped form Ampere, an investor in the proposed transactions, when he worked at The Carlyle Group, and the fact that Mr. Clifton currently holds a non-controlling interest in Ampere;

•	the fact that Palantir is one of the PIPE Investors and Mr. Rascoff currently serves as a director of Palantir;

•	the fact that Mr. Rascoff recused himself from all work related to the investment of Palantir in the proposed transactions;

•	the fact that the Sponsor is purchasing 500,000 PIPE Shares for an aggregate price of $5,000,000 in the Initial PIPE Financing on the same terms as the other Initial PIPE Investors;

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the fact that Kingston Marketing Group, a marketing and communications agency co-owned by Katie Curnutte, is supporting Supernova with marketing services associated with the proposed Business Combination;

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the fact that the Sponsor (including its representatives and affiliates) and Supernova’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Supernova. For example, certain officers and directors of Supernova, who may be considered an affiliate of the Sponsor, have also incorporated Supernova III. Mr. Rascoff and Mr. Klabin are Co-Chairs, Mr. Reid is Chief Executive Officer and Director, and Mr. Clifton is Chief Financial Officer and Director of Supernova III. Each of Mr. Fox, Mr. Lanzone, Ms. Renfrew and Mr. Singh are directors of Supernova III. The Sponsor and Supernova’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Supernova completing its initial business combination. Moreover, certain of Supernova’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. Supernova’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Supernova, and the other entities to which they owe certain fiduciary or contractual duties, including Supernova III. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Supernova’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Supernova, subject to applicable fiduciary duties under the Cayman Islands Companies Act. Supernova’s amended and restated memorandum and articles of association provide that Supernova renounces its interest in any corporate opportunity offered to any director or officer of Supernova;

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the continued indemnification of Supernova’s directors and officers and the continuation of Supernova’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

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the fact that the Sponsor and Supernova’s officers and directors will lose their entire investment in Supernova, which, as stated above, consists of Class B ordinary shares and private placement warrants with an aggregate market value of $92,404,750 as of February 8, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, and will not be reimbursed for any loans, advances or out-of-pocket expenses, if an initial business combination is not consummated by March 4, 2023, which would result in an aggregate loss of $92,404,750;

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the fact that if the trust account is liquidated, including in the event Supernova is unable to complete an initial business combination by March 4, 2023, the Sponsor has agreed to indemnify Supernova to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which Supernova has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Supernova, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

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the fact that Supernova may be entitled to distribute or pay over funds held by Supernova outside the trust account to the Sponsor or any of its Affiliates (as defined in the Merger Agreement) prior to the Closing.

See “Business Combination Proposal—Interests of Supernova’s Sponsor, Directors and Executive Officers in the Business Combination” for additional information on interests of Supernova’s Sponsor, directors and executive officers.

The personal and financial interests of the Initial Shareholders as well as Supernova’s directors and executive officers may have influenced their motivation in identifying and selecting Rigetti as a business combination target, completing an initial business combination with Rigetti and influencing the operation of the business following the initial business combination. In considering the recommendations of the Supernova Board to vote for the proposals, the shareholders of Supernova should consider these interests.

Our Sponsor and its affiliates are active investors across a number of different investment platforms, which we and our Sponsor believe improved the volume and quality of opportunities that were available to Supernova. However, it also creates potential conflicts and the need to allocate investment opportunities across multiple investment vehicles. In order to provide our Sponsor with the flexibility to evaluate opportunities across these platforms, our amended and restated memorandum and articles of association provide that we renounce our interest in any business combination opportunity offered to any founder, director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the company and is an opportunity that we are able to complete on a reasonable basis. This waiver allows our Sponsor and its affiliates to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the investment vehicle. We do not believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on our search for an acquisition target.

The Sponsor may have interests in the Business Combination different from the interests of public shareholders and may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to stockholders, rather than to liquidate.

The Sponsor has financial interests in the Business Combination that are different from, or in addition to, those of other public shareholders generally. In addition, the Sponsor may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, in which case the Sponsor would lose its entire investment. As a result, the Sponsor may have a conflict of interest in determining whether Rigetti is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. The Supernova board of directors was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to public shareholders that they approve the Business Combination.

We may waive one or more of the conditions to the Business Combination.

We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the Business Combination, to the extent permitted by the Proposed Charter and Bylaws Proposal and applicable laws. However, if our Board determines that a failure to satisfy the condition is not material, then our Board may elect to waive that condition and close the Business Combination. We may not waive the condition that our shareholders approve the Business Combination. Please see the section titled “Business Combination Proposal—Conditions to Closing of the Business Combination” for additional information.

The exercise of Supernova’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination results in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Supernova’s shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require Supernova to agree to amend the Merger Agreement, to consent to certain actions taken by Rigetti or to waive rights that Supernova is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Rigetti’s business, a request by Rigetti to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Rigetti’s business or could entitle Supernova to terminate the Merger Agreement. In any of such circumstances, it would be at Supernova’s discretion, acting through its Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is best for Supernova and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Supernova does not believe there will be any changes or waivers that Supernova’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, Supernova will circulate a new or amended proxy statement/prospectus and resolicit proxies from Supernova’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

Past performance by Supernova and by our management team may not be indicative of future performance of an investment in Supernova or New Rigetti.

Past performance by Supernova and by our management team is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of Supernova or our management team’s performance as indicative of the future performance of an investment in Supernova or New Rigetti or the returns Supernova or New Rigetti will, or is likely to, generate going forward.

Subsequent to consummation of the Business Combination, we may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Rigetti has identified all material issues or risks associated with Rigetti, its business or the industry in which it competes. As a result of these factors, we may incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or New Rigetti. Accordingly, any shareholders of Supernova who choose to remain New Rigetti stockholders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. Under our warrant agreement, we also agree that we will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants will be deemed to have notice of and to have consented to the forum provisions in our warrant agreement.

If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder will be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of New Rigetti, some of whom may be from Rigetti (and, potentially though not currently expected, Supernova), and some of whom may join New Rigetti following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of New Rigetti.

Our ability to successfully effect the Business Combination and be successful thereafter will be dependent upon the efforts of our key personnel. Although not currently expected, some of Supernova’s key personnel may potentially remain with the target business in senior management or advisory positions following our business combination. We expect New Rigetti’s current management to remain in place. We cannot assure you that we will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals we determine may be necessary following the Business Combination.

The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New Rigetti’s actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Rigetti being considered the accounting acquirer in the Business Combination, the debt obligations and the cash and cash equivalents of Rigetti at the Closing and the number of public shares that are redeemed in connection with the Business Combination. Accordingly, such unaudited pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our unaudited pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. Additionally, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The ability of our public shareholders to exercise redemption rights with respect to a large number of our public shares may not allow us to complete the most desirable business combination or optimize the capital structure of New Rigetti.

At the time of entering into the Merger Agreement, we did not know how many shareholders may exercise their redemption rights, and therefore, we needed to structure the transaction based on our expectations as to the number of shares that will be submitted for redemption. The consummation of the Business Combination is conditioned upon, among other things, (i) approval by Supernova’s and Rigetti’s respective stockholders, (ii) the expiration or termination of the waiting period under the HSR Act and the obtaining of any consents required under antitrust laws or foreign direct investment laws in the jurisdictions specified on a schedule, (iii) no law or order enjoining or prohibiting the consummation of the Transactions being in force, (iv) Supernova having at least $5,000,001 of net tangible assets as of the Closing, (v) receipt of approval for listing on the Nasdaq of the shares of New Rigetti Common Stock to be issued in connection with the Transactions, (vi) completion of the Domestication, (vii) the effectiveness of this registration statement on Form S-4, (viii) the accuracy of the parties’ respective representations and warranties (subject to specified materiality thresholds) and the material performance of the parties’ respective covenants and other obligations, (ix) no material adverse effect on Rigetti having occurred since signing that is continuing at Closing and (x) solely as relates to Rigetti’s obligation to consummate the Transaction, Supernova having at least $165,000,000 of available cash at the Closing. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated.

Sponsor, as well as Rigetti, our directors, executive officers, advisors and their affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our Class A ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Initial Shareholders, Rigetti and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Initial Shareholders, Rigetti and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. Our Initial Shareholders, Rigetti, and/or their directors, officers, advisors or respective affiliates may also purchase public shares from institutional and other investors who indicate an intention to redeem our shares, or, if the price per share of our shares falls below $10.00 per share, such parties may seek to enforce their redemption rights. The above described activity could be especially prevalent in and around the time of Closing. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, Advisory Governing Documents Proposals, the Stock Issuance Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal and the Proposed Charter and Bylaws Proposal are approved by the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Rigetti’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing. Our Initial Shareholders, Rigetti and/or their directors, officers, advisors or respective affiliates may also purchase shares from institutional and other investors for investment purposes.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or they own, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

In addition, if such purchases are made, the public “float” of our public shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering).

Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

There is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we are unable to complete our business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors. In order to protect the amounts held in the trust account, the Sponsor has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduces the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked the Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses. Our directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to our shareholders.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we may not be able to return to our public shareholders $10.00 per share.

Supernova’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to the public stockholders.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Supernova’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While Supernova currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to Supernova, it is possible that Supernova’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If Supernova’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to the public stockholders may be reduced below $10.00 per share.

The ability of our public shareholders to exercise redemption rights with respect to a large number of our shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.

Since the Merger Agreement requires that the aggregate cash proceeds available for release from the trust account (including funds from the PIPE Financing) in connection with the transactions contemplated in the Merger Agreement shall be equal to or greater than $165 million, there is increased probability that the Business Combination would be unsuccessful. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the trust account until we liquidate the trust account. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time our shares may trade at a discount to the pro rata amount per share in the trust account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with our redemption until we liquidate or you are able to sell your shares in the open market.

We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account and to not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares).

Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the trust account or (ii) we consummate the Business Combination. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our Board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. Claims may be brought against us for these reasons.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities, each of which may make it difficult for us to complete the Business Combination.

In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company with the SEC;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are currently not subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We do not believe that our principal activities and the Business Combination will subject us to the Investment Company Act. To this end, the proceeds held in the trust account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. An investment in our securities is not intended for persons who are seeking a return on investments in government securities or investment securities. The trust account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of our initial business combination (which shall be the Business Combination should it occur); (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination (which shall be the Business Combination should it occur) or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of our initial public offering or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares; or (iii) absent an initial business combination (which shall be the Business Combination should it occur) within 24 months from the closing of our initial public offering, our return of the funds held in the trust account to our public shareholders as part of our redemption of the public shares. If we do not invest the proceeds as discussed above, we may be deemed to be subject to the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete a business combination. If we are unable to complete the Business Combination, our public shareholders may only receive their pro rata portion of the funds in the trust account that are available for distribution to public shareholders, and our warrants will expire worthless.

The public stockholders will experience immediate dilution as a consequence of the issuance of New Rigetti Common Stock as consideration in the Business Combination and in the PIPE Financing and due to future issuances pursuant to the New Rigetti 2022 Equity Incentive Plan.

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, each share of Rigetti outstanding as of immediately prior to the Effective Time will be exchanged for shares of New Rigetti Common Stock based on an implied Rigetti equity value of $1,041,000,000, and each Rigetti option or warrant will convert into options or warrants to purchase New Rigetti Common Stock and each Rigetti Restricted Stock Unit Award will convert into restricted stock units for New Rigetti Common Stock. Additionally, Supernova will issue 14,641,244 shares in the PIPE Financing.

In addition, Rigetti employees and consultants hold equity awards granted under the Rigetti 2013 Equity Incentive Plan, and after the Business Combination, are expected to be granted equity awards under the New Rigetti Equity Incentive Plan and purchase rights under the New Rigetti ESPP. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of New Rigetti common stock.

The issuance of additional common stock will significantly dilute the equity interests of existing holders of Supernova securities, and may adversely affect prevailing market prices for the New Rigetti Common Stock and/or the New Rigetti warrants.

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing our warrants. As a result of the SEC Statement, we reevaluated the accounting treatment of our 8,625,000 public warrants and 4,450,000 private placement warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on our balance sheet as of September 30, 2021 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within our warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of our securities.

We have identified a material weakness in our internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

As described elsewhere in this proxy statement/prospectus, we identified a material weakness in our internal control over financial reporting related to our warrants. As a result of this material weakness, our management concluded that our internal control over financial reporting was not effective as of September 30, 2021.

Any failure to maintain such internal control over our financial reporting control could adversely impact our ability to report our financial position and results from operations on a timely and accurate basis, which could delay or disrupt our efforts to consummate the initial business combination. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our common stock is listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on our ability to consummate the initial business combination.

As a result of the material weakness described above, we face potential for litigation or other disputes which may include, among others, claims under federal and state securities laws, contractual claims or other claims arising from the material weakness in our internal control over financial. As of the date of this proxy statement/prospectus, we have no knowledge of any such litigation or dispute.

We can give no assurance as to our ability to timely remediate the material weakness identified, if at all: that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls; or that any litigation or dispute will not arise in the future.

Warrants will become exercisable for New Rigetti Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

If the Business Combination is completed, outstanding warrants to purchase an aggregate of 13,075,000 shares of New Rigetti Common Stock will become exercisable in accordance with the terms of the warrant agreement governing those securities. These warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of New Rigetti Common Stock will be issued, which will result in dilution to the holders of New Rigetti Common Stock and increase the number of shares eligible for resale in the public market. The dilution, as a percentage of outstanding shares, caused by the exercise of the warrants will increase if a large number of our shareholders elect to redeem their shares in connection with the Business Combination. Further, the redemption of public shares without any accompanying redemption of public warrants will increase the dilutive effect of the exercise of public warrants. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of New Rigetti Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “ —Even if the Business Combination is consummated, the warrants may never be in the money, and they may expire worthless and the terms of the public warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.”

Even if the Business Combination is consummated, the warrants may never be in the money, and they may expire worthless and the terms of the public warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.

The warrants were issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, as warrant agent, and Supernova. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants, 50% of the number of the then outstanding private placement warrants. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of New Rigetti Common Stock purchasable upon exercise of a warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the New Rigetti Common Stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (i) exercise your warrants and pay the exercise price therefore at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

In addition, we may redeem your warrants at any time after they become exercisable and prior to their expiration at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption for a number of Class A ordinary shares determined based on the redemption date and the fair market value of our Class A ordinary shares.

The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of ordinary shares received is capped at 0.361 Class A ordinary shares per warrant (subject to adjustment) irrespective of the remaining life of the warrants. None of the private placement warrants will be redeemable by us, subject to certain circumstances, so long as they are held by our Sponsor or its permitted transferees.

The Nasdaq may not list New Rigetti’s securities on its exchange, which could limit investors’ ability to make transactions in New Rigetti’s securities and subject New Rigetti to additional trading restrictions.

An active trading market for New Rigetti’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, in order to continue to list our securities on Nasdaq, we will be required to demonstrate compliance with Nasdaq listing requirements. We will apply to have New Rigetti’s securities listed on Nasdaq upon consummation of the Business Combination. We cannot assure you that we will be able to meet all listing requirements. Even if New Rigetti’s securities are listed on Nasdaq, New Rigetti may be unable to maintain the listing of its securities in the future.

If New Rigetti fails to meet the listing requirements and Nasdaq does not list its securities on its exchange, Rigetti would not be required to consummate the Business Combination. In the event that Rigetti elected to waive this condition, and the Business Combination was consummated without New Rigetti’s securities being listed on the Nasdaq or on another national securities exchange, New Rigetti could face significant material adverse consequences, including, without limitation:

•	a limited availability of market quotations for New Rigetti’s securities;

•	reduced liquidity for New Rigetti’s securities;

•

a determination that New Rigetti Common Stock is a “penny stock” which will require brokers trading in New Rigetti Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Rigetti’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New Rigetti’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

Shareholder litigation could prevent or delay the closing of the Business Combination or otherwise negatively impact our business, operating results and financial condition.

We may incur additional costs in connection with the defense or settlement of existing and any future shareholder litigation in connection with the proposed Business Combination. Litigation may adversely affect our ability to complete the proposed Business Combination. We could incur significant costs in connection with any such litigation lawsuits, including costs associated with the indemnification of obligations to our directors. Furthermore, one of the conditions to the closing of the proposed Transactions is the absence of any governmental order or law preventing the Business Combination or making the consummation of the proposed transactions illegal. Consequently, if a plaintiff were to secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting our ability to complete the proposed Business Combination, then such injunctive or other relief may prevent the proposed Business Combination from becoming effective within the expected time frame or at all.

We are subject to, and New Rigetti will be subject to, changing laws and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both Supernova’s costs and the risk of non-compliance and will increase both New Rigetti’s costs and the risk of non-compliance.

We are and New Rigetti will be subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in and New Rigetti’s efforts to comply likely will result in, increased general and administrative expenses and a diversion of management time and attention from seeking a business combination target.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to New Rigetti’s disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

You may not have the same benefits as an investor in an underwritten public offering.

Rigetti will become a publicly listed company upon the completion of the Business Combination. The Business Combination and the transactions described in this proxy statement/prospectus are not an underwritten initial public offering of Rigetti’s securities and differ from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following.

Like other business combinations and spin-offs, in connection with the Business Combination, you will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer will also deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. In contrast, Supernova and Rigetti have each engaged financial advisors (rather than underwriters) in connection with the Business Combination. While such financial advisors or their respective affiliates may act as underwriters in underwritten public offerings, the role of a financial advisor differs from that of an underwriter. For example, financial advisors do not act as intermediaries in the sale of securities and therefore do not face the same potential liability under the U.S. securities laws as underwriters. As a result, financial advisors typically do not undertake the same level of, or any, due diligence investigation of the issuer as is typically undertaken by underwriters.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on on the trading day immediately following the closing, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on the Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of the New Rigetti Common Stock on the Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of shares of the New Rigetti Common Stock or helping to stabilize, maintain or affect the public price of the New Rigetti Common Stock following the closing. Moreover, we will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the New Rigetti Common Stock that will be outstanding immediately following the closing. All of these differences from an underwritten public offering of Rigetti’s securities could result in a more volatile price for the New Rigetti Common Stock.

Further, we will not conduct a traditional “roadshow” with underwriters prior to the opening of initial post-closing trading of the New Rigetti Common Stock on the Nasdaq. There can be no guarantee that any information made available in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to the New Rigetti Common Stock or sufficient demand among potential investors immediately after the closing, which could result in a more volatile price for the New Rigetti Common Stock.

In addition, our Initial Shareholders, including our Sponsor, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to our shareholders and that would not be present in an underwritten public offering of Rigetti’s securities. Such interests may have influenced our board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if Rigetti became a publicly listed company through an underwritten initial public offering instead of upon completion of the merger.

Risks Related to the Consummation of the Domestication

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to Supernova prior to the Business Combination and to New Rigetti and its subsidiaries following the Business Combination.

The Domestication may result in adverse tax consequences for holders of Class A ordinary shares.

It is intended that the Domestication qualify as a “reorganization” within the meaning of Section 368(a)(l)(F) of the Code, i.e., an F Reorganization. If the Domestication fails to qualify as an F Reorganization, a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations—I. U.S. Holders”) of Class A ordinary shares or warrants generally would recognize gain or loss with respect to its Class A ordinary shares or warrants in an amount equal to the difference, if any, between the fair market value of the corresponding common stock or warrants of New Rigetti received in the Domestication and the U.S. Holder’s adjusted tax basis in its Class A ordinary shares or warrants surrendered. Because the Domestication will occur prior to the redemption of U.S.

Holders that exercise redemption rights with respect to Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—II. Non-U.S. Holders”) may become subject to U.S. federal income tax (including withholding tax) on any amounts treated as dividends paid on New Rigetti Common Stock common stock after the Domestication.

Assuming that the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code. A U.S. Holder whose Class A ordinary shares have a fair market value of less than $50,000 and who, on the date of the Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of Supernova stock entitled to vote and less than 10% of the total value of all classes of Supernova stock generally will not recognize any gain or loss and will not be required to include any part of Supernova’s earnings in income as a result of the Domestication. A U.S. Holder whose Class A ordinary shares have a fair market value of $50,000 or more and, who on the day of the Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of Supernova stock entitled to vote and less than 10% or more of the total value of all classes of Supernova stock, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its Class A ordinary shares for New Rigetti Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by Supernova the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the Class A ordinary shares held directly by such U.S. Holder. A U.S. Holder who, on the day of the Domestication, beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of Supernova stock entitled to vote or 10% or more of the total value of all classes of Supernova stock, generally will be required to include in income as a deemed dividend deemed paid by Supernova the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the Class A ordinary shares held directly by such U.S. Holder as a result of the Domestication.

Additionally, even if the Domestication qualifies as an F Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code (which have a retroactive effective date) generally require that, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants for New Rigetti warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Supernova believes that it is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of Class A ordinary shares to recognize gain under the PFIC rules on the exchange of its Class A ordinary shares for New Rigetti Common Stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Class A ordinary shares. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges warrants for New Rigetti warrants; currently, however, the elections mentioned above do not apply to warrants (for discussion regarding the unclear application of the PFIC rules to warrants, see “U.S. Federal Income Tax Considerations—I. U.S. Holders—A. Tax Effects of the Domestication to U.S. Holders —5. PFIC Considerations”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of Supernova. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.

All holders should consult their tax advisor for the tax consequences of the Domestication to their particular situation. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see “U.S. Federal Income Tax Considerations.”

Upon consummation of the Business Combination, the rights of holders of New Rigetti Common Stock arising under the DGCL as well as Proposed Governing Documents will differ from and may be less favorable to the rights of holders of Class A ordinary shares arising under Cayman Islands law as well as our current memorandum and articles of association.

Upon consummation of the Business Combination, the rights of holders of New Rigetti Common Stock will arise under the Proposed Governing Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in the Existing Governing Documents and Cayman Islands law and, therefore, some rights of holders of New Rigetti Common Stock could differ from the rights that holders of Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under the DGCL. This change could increase the likelihood that New Rigetti becomes involved in costly litigation, which could have a material adverse effect on New Rigetti.

In addition, there are differences between the Proposed Governing Documents of New Rigetti and the current constitutional documents of Supernova. For a more detailed description of the rights of holders of New Rigetti Common Stock and how they may differ from the rights of holders of Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New Rigetti are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus, and you should read them.

Delaware law and New Rigetti’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Governing Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the New Rigetti Board and therefore depress the trading price of New Rigetti Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the New Rigetti Board or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Governing Documents include provisions regarding:

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the ability of the New Rigetti Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, New Rigetti’s directors and officers;

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removal of the ability of New Rigetti stockholders to take action by written consent in lieu of a meeting such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the directors then in office;

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the requirement that a special meeting of stockholders may be called only by a majority of the entire New Rigetti Board, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

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the ability of the New Rigetti Board to amend the bylaws, which may allow the New Rigetti Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•	advance notice procedures with which stockholders must comply to nominate candidates to the New Rigetti Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the New Rigetti Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Rigetti.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the New Rigetti Board or management.

New Rigetti’s Proposed Certificate of Incorporation will designate the Delaware Court of Chancery or the United States federal district courts as the sole and exclusive forum for substantially all disputes between New Rigetti and its stockholders, which could limit New Rigetti’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Rigetti or its directors, officers, stockholders, employees or agents.

The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Business Combination, provides that, unless New Rigetti consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of New Rigetti; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of New Rigetti to New Rigetti or New Rigetti’s stockholders, or any claim for aiding or abetting such an alleged breach; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Proposed Certificate of Incorporation or Proposed Bylaws, or to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws; (iv) any action asserting a claim against New Rigetti or any current or former director, officer, employee, agent or stockholder, whether arising under the Delaware General Corporate Laws, the Proposed Certificate of Incorporation or the Proposed Bylaws, or such actions as to which the Delaware General Corporate Laws confer jurisdiction on the Delaware Court of Chancery; or (v) any action asserting a claim against New Rigetti or any current or former director, officer, employee, agent or stockholder governed by the internal affairs doctrine. The foregoing provisions will not apply to any claims as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of such court, which is rested in the exclusive jurisdiction of a court or forum other than such court (including claims arising under the Exchange Act), or for which such court does not have subject matter jurisdiction, or to any claims arising under the Securities Act and, unless the Corporation consents in writing to the selection of an alternative forum, the United States District Court for the District of Delaware will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules or regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, New Rigetti’s Proposed Certificate of Incorporation will provide that, unless we consent in writing to the selection of an alternative forum, United States District Court for the District of Delaware shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce the forum provision with respect to claims under the federal securities laws.

This choice of forum provision in our Proposed Certificate of Incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Rigetti or any of New Rigetti’s directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, New Rigetti may incur additional costs associated with resolving such action in other jurisdictions, which could harm New Rigetti’s business, results of operations and financial condition.

Furthermore, investors cannot waive compliance with the federal securities laws and rules and regulations thereunder.

Risks Related to the Redemption

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to Supernova prior to the Business Combination and to New Rigetti and its subsidiaries following the Business Combination.

Public shareholders who wish to redeem their public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.

A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (i)(a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; (ii) submits a written request to AST, Supernova’s transfer agent, in which it (a) requests that New Rigetti redeem all or a portion of its public shares for cash, and (b) identifies itself as a beneficial holder of the public shares and provides its legal name, phone number and address; and (iii) delivers its share certificates (if any) and other redemption forms (as applicable) to AST, Supernova’s transfer agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on February 24, 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and AST, Supernova’s transfer agent, will need to act to facilitate this request. It is Supernova’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Supernova does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to AST, Supernova’s transfer agent, New Rigetti will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering, calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “Extraordinary General Meeting of Supernova—Redemption Rights” for additional information on how to exercise your redemption rights.

If a public shareholder fails to receive notice of Supernova’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite Supernova’s compliance with the proxy rules, a public shareholder fails to receive Supernova’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that Supernova is furnishing to holders of public shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of Supernova—Redemption Rights” for additional information on how to exercise your redemption rights.

Supernova does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination even though a substantial majority of Supernova’s shareholders do not agree. However, we must maintain a certain amount of cash within our trust account as a closing condition to the Merger Agreement.

The Existing Governing Documents do not provide a specified maximum redemption threshold, except that Supernova will not redeem public shares in an amount that would cause Supernova’s net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

As a result, Supernova may be able to complete the Business Combination even though a substantial portion of public shareholders do not agree with the transaction and have redeemed their shares. The Merger Agreement requires Supernova to maintain a minimum amount of cash within the trust account (which includes amounts raised from the PIPE Financing) such that Supernova would be able to complete the Merger Agreement even if a substantial portion of the public shareholders redeem their shares.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, Supernova will require each public shareholder seeking to exercise redemption rights to certify to Supernova whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to Supernova at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Supernova makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over Supernova’s ability to consummate the Business Combination and you could suffer a material loss on your investment in Supernova if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if Supernova consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. Supernova cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge Supernova’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, Supernova’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.

Supernova can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in Supernova share price, and may result in a lower value realized now than a shareholder of Supernova might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

The securities in which we invest the funds held in the trust account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.

The proceeds held in the trust account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that we are unable to complete our initial business combination or make certain amendments to our amended and restated memorandum and articles of association, our public shareholders are entitled to receive their pro-rata share of the proceeds held in the trust account, plus any interest income, net of income taxes paid or payable (less, in the case we are unable to complete our initial business combination, $100,000 of interest to pay dissolution expenses). Negative interest rates could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.

Risks if the Domestication and the Business Combination are not Consummated

References in this section to “we,” “us” and “our” refer to Supernova.

If we are not able to complete the Business Combination with Rigetti nor able to complete another business combination by March 4, 2023, in each case, as such date may be extended pursuant to our Existing Governing Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

If we are not able to complete the Business Combination with Rigetti nor able to complete another business combination by March 4, 2023, in each case, as such date may be extended pursuant to our Existing Governing Documents we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

Our ability to complete our initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. For example, the COVID-19 pandemic continues in the U.S. and, while the extent of the impact of the outbreak on Supernova will depend on future developments, it could limit our ability to complete our initial business combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.

Our public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) the completion of a business combination (including the closing of the Business Combination), and then only in connection with those Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (a) to modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of our public shares if we do not complete our initial business combination by March 4, 2023 or (b) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, and (iii) the redemption of our public shares if we have not consummated an initial business combination by March 4, 2023, subject to applicable law and as further described herein. Public shareholders who redeem their public shares in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by March 4, 2023, with respect to such public shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of warrants will not have any right to the proceeds held in the trust account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

If we do not consummate an initial business combination by March 4, 2023, our public shareholders may be forced to wait until after March 4, 2023 before redemption from the trust account.

If we are unable to consummate our initial business combination by March 4, 2023 (as such date may be extended pursuant to our Existing Governing Documents), we will distribute the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Existing Governing Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with Cayman Islands law. In that case, investors may be forced to wait beyond March 4, 2023 (as such date may be extended pursuant to our Existing Governing Documents), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Existing Governing Documents, and only then in cases where investors have sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we do not complete our initial business combination and do not amend our Existing Governing Documents. Our Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through March 4, 2023, and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.

As of September 30, 2021, we had cash of approximately $925,438 held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of September 30, 2021, we had total current liabilities of $995,252. The funds available to us outside of the trust account may not be sufficient to allow us to operate until March 4, 2023, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the public warrants will expire worthless.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the Supernova Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The Supernova Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the Supernova Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

EXTRAORDINARY GENERAL MEETING OF SUPERNOVA

General

Supernova is furnishing this proxy statement/prospectus to Supernova’s shareholders as part of the solicitation of proxies by the Supernova Board for use at the extraordinary general meeting of Supernova to be held on February 28, 2022, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to Supernova’s shareholders on or about February 9, 2022 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides Supernova’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting will be held at 11:00 a.m., Eastern Time, on February 28, 2022, at the offices of Latham & Watkins LLP located at 811 Main Street, #3700, Houston, Texas 77002, and virtually via live webcast at https://web.lumiagm.com/242489800, or on such other date and at such other place to which the meeting may be adjourned. As all shareholders are no doubt aware, due to the current novel coronavirus global pandemic, there are restrictions in place in many jurisdictions relating to the ability to conduct in-person meetings. As part of our precautions regarding COVID-19, we are planning for the possibility that the meeting may be held virtually over the internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association.

Purpose of the Supernova Extraordinary General Meeting

At the extraordinary general meeting, Supernova is asking holders of ordinary shares to consider and vote upon:

•	a proposal to approve by ordinary resolution and adopt the Merger Agreement, including the Merger, and the transactions contemplated thereby;

•	a proposal to approve by special resolution the Domestication;

•	a proposal to approve by special resolution the adoption and approval of the Proposed Certificate of Incorporation and Proposed Bylaws;

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the following four separate proposals to approve, on a non-binding advisory basis, by ordinary resolution the following material differences between the Existing Governing Documents and the Proposed Governing Documents:

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to authorize the change in the authorized share capital of Supernova from (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 1,000,000,000 shares of New Rigetti Common Stock and 10,000,000 shares of New Rigetti Preferred Stock;

•

to authorize the New Rigetti Board to issue any or all shares of New Rigetti Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Rigetti Board and as may be permitted by the DGCL;

•

to authorize the removal of the ability of New Rigetti stockholders to take action by written consent in lieu of a meeting unless such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the directors then in office;

•

to amend and restate the Existing Governing Documents and authorize all other changes in connection with the replacement of Existing Governing Documents with the Proposed Governing Documents as part of the Domestication, including (i) changing the post-Business Combination corporate name from “Supernova Partners Acquisition Company II, Ltd.” to “Rigetti Computing, Inc.” (which is expected to occur upon the effectiveness of the Domestication), (ii) making

New Rigetti’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States federal district court as the exclusive forum for litigation arising out of the Securities Act, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the Supernova Board believes is necessary to adequately address the needs of New Rigetti after the Business Combination;

•

a proposal to approve by ordinary resolution shares of New Rigetti Common Stock issued in connection with the Business Combination and the PIPE Financing pursuant to Rule 312.02 of the NYSE Listed Company Manual;

•	a proposal to approve by ordinary resolution, to elect eight directors who, upon consummation of the Business Combination, will be the directors of New Rigetti;

•	a proposal to approve and adopt by ordinary resolution the 2022 Plan;

•	a proposal to adopt as an ordinary resolution the Employee Stock Purchase Plan; and

•

a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Proposed Charter and Bylaws Proposal, the Stock Issuance Proposal, the Director Election Proposal, and the Incentive Award Plan Proposal and the Employee Stock Purchase Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the new certificate of incorporation or new bylaws of New Rigetti. The Adjournment Proposal is not conditioned on any other proposal.

Recommendation of the Supernova Board

The Supernova Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Supernova and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Proposed Charter and Bylaws Proposal, “FOR” each of the separate Advisory Governing Documents Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Director Election Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of Supernova’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Supernova and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Supernova’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Supernova’s Sponsor, Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

Supernova shareholders holding shares in “street name” will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on January 18, 2022, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 34,500,000 Class A ordinary shares issued and outstanding and 8,625,000 Class B ordinary shares issued and outstanding, all of which are held by the Initial Shareholders.

Quorum

A quorum of Supernova shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 21,562,501 ordinary shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Supernova but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal or any of the other Condition Precedent Proposals.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Because the Domestication Proposal involves a vote to continue Supernova outside the jurisdiction of the Cayman Islands, holders of Class B ordinary shares will have ten votes per Class B ordinary share and holders of Class A ordinary shares will have one vote per Class A ordinary share for purposes of the Domestication Proposal. Holders of Class B ordinary shares and Class A ordinary shares shall have one vote per share on all other proposals.

The approval of the Proposed Charter and Bylaws Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of each of the Advisory Governing Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Director Election Proposal will have no effect, even if approved by holders of ordinary shares.

The approval of the Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Proposed Charter and Bylaws Proposal, the Stock Issuance Proposal, the Director Election Proposal, the Incentive Award Plan Proposal and the Employee Stock Purchase Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents Proposals are non-binding advisory proposals that is not a condition precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the new certificate of incorporation or new bylaws of New Rigetti. The Adjournment Proposal is not conditioned on any other proposal.

Voting Your Shares

Each ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ordinary shares at the extraordinary general meeting:

•

You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Supernova Board “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Proposed Charter and Bylaws Proposal, “FOR” each of the separate Advisory Governing Documents Proposals, “FOR” the Stock Issuance Proposal, “FOR” the Director Election Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•

You can attend the extraordinary general meeting and vote in person, or you may attend the extraordinary general meeting virtually and vote electronically. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way Supernova can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a Supernova shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Supernova’s secretary in writing before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting, revoke your proxy, and vote in person or electronically, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing Supernova.info@investor.morrowsodali.com.

Redemption Rights

In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, a public shareholder may request of Supernova that New Rigetti redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

•

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

•

submit a written request to AST, Supernova’s transfer agent, in which you (i) request that New Rigetti redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

•	deliver your public shares to AST, Supernova’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on February 24, 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact AST, Supernova’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to AST in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to AST, Supernova’s transfer agent, New Rigetti will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically, along with the other redemption forms (as applicable). Shares of New Rigetti Common Stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s ATOP system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of public ordinary shares, may not be withdrawn once submitted to Supernova unless the Supernova Board determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). If you deliver your share certificates (if any) and other redemption forms (as applicable) for redemption to AST, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the share certificates (if any) and the shares (physically or electronically) to you. You may make such request by contacting AST, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by AST, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s share certificates (if any) and other redemption forms (as applicable) have been delivered (either physically or electronically) to AST, our agent, at least two business days prior to the vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have, pursuant to the Sponsor Support Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 20% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Support Agreement.

Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of Supernova’s units on September 30, 2021 was $9.95. For illustrative purposes, as of September 30, 2021, funds in the trust account totaled approximately $345 million or $10.00 per issued and outstanding public share.

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Supernova cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.

Proxy Solicitation Costs

Supernova is soliciting proxies on behalf of the Supernova Board. This solicitation is being made by mail but also may be made by telephone or in person. Supernova and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Supernova will bear the cost of the solicitation.

Supernova has hired Morrow Sodali LLC to assist in the proxy solicitation process. Supernova will pay that firm a fee of $37,500 plus disbursements. Such fee will be paid with non-trust account funds.

Supernova will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Supernova will reimburse them for their reasonable expenses.

Supernova Initial Shareholders’ Agreements

As of the date of this proxy statement/prospectus, there are 43,125,000 ordinary shares issued and outstanding, which includes an aggregate of 8,625,000 Class B ordinary shares held by the Initial Shareholders, including Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 13,075,000 warrants, comprised of 4,450,000 private placement warrants held by Sponsor and the 8,625,000 public warrants.

At any time at or prior to the Business Combination, our Initial Shareholders, Rigetti and/or their directors, officers, advisors or respective affiliates may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. The above described activity could be especially prevalent in and around the time of Closing. The purpose of such transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, Advisory Governing Documents Proposals, the Stock Issuance Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal and the Proposed Charter and Bylaws Proposal are approved by the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Rigetti’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or they own, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Entering into the transactions described above would allow our Initial Shareholders, Rigetti or their directors, officers, advisors or respective affiliates to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into by any of the aforementioned persons.

BUSINESS COMBINATION PROPOSAL

Overview

Supernova’s shareholders are being asked to approve the Business Combination described in this proxy statement/prospectus, including (a) adopting the Merger Agreement and (b) approving the other Transactions and related agreements described in this proxy statement/prospectus. The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus.

You should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement. Please see the subsection entitled “—Certain Agreements Related to the Business Combination—Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement.

We may consummate the Business Combination only if it is approved by the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

General

Structure of the Transactions

Pursuant to the Merger Agreement, a business combination between Supernova and Rigetti will be effected through the First Merger, whereby First Merger Sub will merge with and into Rigetti, with Rigetti surviving such merger as a wholly owned subsidiary of New Rigetti, followed by the Second Merger, whereby, immediately following and as part of the same overall transaction as the First Merger, Rigetti will merge with and into Second Merger Sub, with Second Merger Sub surviving such merger as a wholly owned subsidiary of New Rigetti.

Impact of the Business Combination on Supernova’s Public Float

It is anticipated that, upon completion of the Business Combination, (i) existing shareholders of Rigetti will own approximately 59% of New Rigetti on an undiluted basis; (ii) Supernova’s public shareholders (other than the PIPE Investors) will retain an ownership interest of approximately 26% in New Rigetti on an undiluted basis; (iii) the PIPE Investors (which includes the Sponsor) will own approximately 11% of New Rigetti on an undiluted basis; and (iv) the Sponsor (and its affiliates) will own approximately 4% of New Rigetti (which amount excludes shares purchased by the Sponsor in the PIPE Financing and excludes Sponsor Earn Out Shares), in each case, assuming that none of Supernova’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 76%, 5%, 14% and 5%, respectively, assuming that approximately 84% of Supernova’s outstanding public shares are redeemed in connection with the Business Combination. These indicative levels of ownership interest assume that no public shareholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in the trust account. These percentages further (i) assume that 78,153,546 shares of New Rigetti Common Stock are issued to the holders of shares of common stock and preferred stock of Rigetti at Closing, which would be the number of shares of New Rigetti Common Stock issued to these holders if Closing were to occur on September 30, 2021; (ii) are based on 14,641,244 shares of New Rigetti Common Stock to be issued in the PIPE Financing; (iii) do not take into account any exercise of public warrants or private placement warrants to purchase New Rigetti Common Stock that will be outstanding immediately following Closing; and (iv) do not take into account any shares of New Rigetti Common Stock underlying vested and unvested options, warrants or restricted stock units that will be held by equityholders of Rigetti immediately following Closing. If the actual facts are different than these assumptions, the ownership percentages in New Rigetti will be different.

For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information,” and “The Equity Incentive Plan Proposal.”

The following table illustrates varying ownership levels in New Rigetti Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 75,907,733 shares of New Rigetti Common Stock are issued to the holders of shares of common stock of Rigetti at Closing, which would be the number of shares of New Rigetti Common Stock issued to these holders if Closing were to occur on January 25, 2022; (ii) 14,641,244 shares of New Rigetti Common Stock are issued in the PIPE Financing; (iii) no public warrants or private placement warrants to purchase New Rigetti Common Stock that will be outstanding immediately following Closing have been exercised; and (iv) no vested and unvested options or warrants to purchase shares of New Rigetti Common Stock that will be held by equityholders of Rigetti immediately following the Closing have been exercised and no restricted stock units have vested.

	Share Ownership in New Rigetti
	Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions		Assuming 100% Redemptions
	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage
Former Rigetti equityholders	75,907,733	57.9%	75,907,733	65.2%	75,907,733	74.9%	75,907,733	79.3%
Sponsor	6,146,000	4.7%	5,869,004	5.0%	5,342,007	5.3%	5,146,000	5.4%
Former Supernova Class A stockholders	34,500,000	26.3%	19,954,903	17.1%	5,409,805	5.3%	—	0.0%
PIPE Investors	14,641,244	11.2%	14,641,244	12.6%	14,641,244	14.5%	14,641,244	15.3%

Total ownership	131,194,977	100.0%	116,372,884	100.0%	101,300,789	100.0%	95,694,977	100.0%

(1)

Assumes that approximately 84.3% of Supernova’s outstanding public shares are redeemed in connection with the Business Combination, which is the maximum permitted amount of redemptions while still satisfying the minimum cash condition to the consummation of the Business Combination in the Merger Agreement.

(2)

Excludes (i) the Sponsor Earn Out Shares that are subject to forfeiture and (ii) shares purchased by the Sponsor in the PIPE Financing. Includes up to 1,000,000 in Sponsor Redemption-Based Vesting Shares. As part of the Sponsor Support Agreement, the Sponsor has agreed that an amount of Class B ordinary shares based upon redemption levels will be forfeited i the New Rigetti Common Stock does not meet certain price thresholds post-closing. Up to 3,479,000 Sponsor Earn Out Shares may vest post-closing upon certain price thresholds. For additional information, see “Business Combination Proposal—Related Agreements—Sponsor Support Agreement.”

(3)	Amount shown represents share redemption levels reflecting 50% of the Max Permitted Redemption scenario (approximately 42.15% redemptions).
(4)

Assumes Rigetti and the PIPE Investors waive the minimum cash condition in the Merger Agreement. If all 34,500,000 Supernova Class A ordinary shares are redeemed, Supernova and Rigetti would be required to waive the minimum cash condition or otherwise obtain alternative financing arrangements to satisfy this Closing Condition. Additionally, waiver of the minimum cash condition in the Merger Agreement requires the consent of a majority of PIPE Investors (based on commitments), thus the above table assumes PIPE Investors have provided the required consent.

In addition, the following table illustrates varying ownership levels in New Rigetti Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders on a fully diluted basis, assuming full exercise of (i) public warrants or private placement warrants to purchase New Rigetti Common Stock and (ii) options and warrants to purchase shares of New Rigetti Common Stock that will be held by equityholders of Rigetti, and vesting of all restricted stock units.

Additional Dilution Sources(1)	Assuming No Redemption	% of Total(2)	Assuming 50% Redemption(3)	% of Total(2)	Assuming Maximum Redemption(4)	% of Total(2)	Assuming 100% Redemption(5)	% of Total(2)
Shares underlying Former Rigetti options(6)	11,153,138	7.8%	11,153,138	8.7%	11,153,138	9.9%	11,153,138	10.4%
Shares underlying Former Rigetti warrants(7)	8,513,263	6.1%	8,513,263	6.8%	8,513,263	7.8%	8,513,263	8.2%
Shares underlying Former Rigetti RSUs(8)	9,294,083	6.6%	9,294,083	7.4%	9,294,083	8.4%	9,294,083	8.9%
Supernova Warrants(9)	13,075,000	9.1%	13,075,000	10.1%	13,075,000	11.4%	13,075,000	12.0%
Total Additional Dilutive Sources	42,035,484	24.3%	42,035,484	26.5%	42,035,484	29.3%	42,035,484	30.5%

(1)

All share numbers and percentages for the Additional Dilution Sources are presented without the potential reduction of any amounts paid by the holders of the given Additional Dilution Sources and therefore may overstate the presentation of dilution. The Additional Dilution Sources exclude shares held by the Sponsor which are subject to vesting conditions, including the Sponsor Earn Out Shares, as defined below.

(2)

The Percentage of Total with respect to each Additional Dilution Source set forth below, including the Total Additional Dilutive Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in both the numerator and denominator. For example, in the illustrative redemption scenario, the Percentage of Total with respect to the Shares underlying Former Rigetti options would be calculated as follows: (a) 11,153,138 shares issued pursuant to the former Rigetti options; divided by (b) (i) 133,440,790 shares (the number of shares outstanding prior to any issuance of shares underlying former Rigetti options) plus (ii) 11,153,138 shares issued pursuant to the shares underlying former Rigetti options.

(3)	Amount shown represents share redemption levels reflecting 50% of the Max Permitted Redemption scenario (approximately 42.15% redemptions).
(4)

Assumes that approximately 84.3% of Supernova’s outstanding public shares are redeemed in connection with the Business Combination, which is the maximum permitted amount of redemptions while still satisfying the conditions to the consummation of the Business Combination in the Merger Agreement.

(5)

Assumes Rigetti and the PIPE Investors waive the minimum cash condition in the Merger Agreement. If all 34,500,000 Supernova Class A ordinary shares are redeemed, Supernova and Rigetti would be required to waive the minimum cash condition or otherwise obtain alternative financing arrangements to satisfy this Closing Condition. Additionally, waiver of the minimum cash condition in the Merger Agreement requires the consent of a majority of PIPE Investors (based on commitments), thus the above table assumes PIPE Investors have provided the required consent.

(6)

Assumes exercise of all Rigetti options for 11,153,138 shares of New Rigetti, based on the outstanding options of Rigetti as of October 31, 2021 and assuming the Business Combination closes in the first quarter of 2022.

(7)	Assumes exercise of all Rigetti warrants to purchase 8,513,263 shares of New Rigetti Common Stock.
(8)	Assumes exercise of all restricted stock units for 9,294,083 shares of New Rigetti Common Stock.
(9)	Assumes exercise of all Supernova warrants for 13,075,000 shares of New Rigetti Common Stock.

Each of the above tables does not reflect additional dilution that may arise from exercise of the warrant issued to Ampere. The warrant provides for the purchase of an aggregate of 1,000,000 shares of New Rigetti Common Stock at an exercise price of $0.0001, since the exercise of such warrants is subject to certain conditions and cannot be exercised prior to June 30, 2022, at the earliest. See the section entitled “Business Combination Proposal—Related Agreements—Subscription Agreements” for additional information.

Certain Agreements Related to the Business Combination

Merger Agreement

The summary of the material provisions of the Merger Agreement set forth below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and which is incorporated by reference in this proxy statement/prospectus. All shareholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the Business Combination. Certain defined terms used herein and not defined elsewhere in this proxy statement/prospectus have the meaning given to them in the Merger Agreement.

Consideration to Rigetti Equityholders in the Business Combination

The value of the aggregate equity consideration to be paid to Rigetti’s equityholders in the Transactions will be equal to (i) $1,041,000,000 plus (ii) the aggregate exercise price of the in the money Rigetti Warrants and Rigetti Options, in each case, outstanding prior to the effective time of the First Merger (whether or not then vested or exercisable). At the Closing, each share of common stock and preferred stock of Rigetti that is issued and outstanding immediately prior to the effective time of the First Merger (other than “Excluded Shares”, as defined in the Merger Agreement) will be cancelled and converted into the right to receive a number of shares of New Rigetti Common Stock equal to an exchange ratio determined by dividing (a) the Aggregate Equity Value by (b) the “Aggregate Fully Diluted Company Common Stock” (as defined in the Merger Agreement), and then dividing that quotient by $10.00. As of October 31, 2021 and December 31, 2021, the Exchange Ratio is equal to 0.8182 and 0.8175, respectively.

Treatment of Rigetti Warrants

At the First Effective Time (as defined in the Merger Agreement), each Rigetti Warrant that remains outstanding and unexercised immediately prior to the First Effective Time (and which is not automatically and fully exercised in accordance with its terms prior to the First Effective Time) will automatically be converted into a warrant to purchase shares of New Rigetti Common Stock (each, a “Supernova Assumed Warrant”); provided, that the exercise price and the number of shares of New Rigetti Common Stock purchasable pursuant to such Supernova Assumed Warrants will be determined based on the Exchange Ratio; provided, that, notwithstanding the foregoing, the exercise price and the number of shares of New Rigetti Common Stock purchasable pursuant to the Supernova Assumed Warrant issued with respect to the Designated Company Warrant (as defined in the Merger Agreement) will be determined in accordance with the terms of such Designated Company Warrant. Except as specifically provided above, following the First Effective Time, each Supernova Assumed Warrant will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Rigetti Warrant immediately prior to the First Effective Time.

Treatment of Rigetti Options

As of immediately prior to the First Effective Time, each Rigetti Option will be assumed and converted into an option to purchase a number of shares of New Rigetti Common Stock (each, a “Supernova Assumed Option”). Each such Supernova Assumed Option as so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the Rigetti Option immediately prior to the First Effective Time (taking into account any changes set forth in the Merger Agreement). As of immediately prior to the First Effective Time, each such Supernova Assumed Option as so assumed and converted will be an option to acquire that number of whole shares of New Rigetti Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Rigetti Common Stock subject to such Rigetti Option and (ii) the Exchange Ratio, at an exercise price per share of New Rigetti Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Rigetti Common Stock of such Rigetti Option by (y) the Exchange Ratio.

Treatment of Rigetti Restricted Shares

If any shares of Rigetti Common Stock outstanding immediately prior to the First Effective Time are outstanding Rigetti Common Stock (including shares acquired by the early exercise of an option to acquire shares of Rigetti Common Stock granted under the Rigetti Incentive Plan or any other agreement or plan (a “Rigetti Option”)) that are unvested or are subject to a repurchase option or a risk of forfeiture (“Rigetti Restricted Shares”), then the number of shares of New Rigetti Common Stock issued in exchange for the Rigetti Restricted Shares will be subject to the same terms and conditions as were applicable to such Rigetti Restricted Shares immediately prior to the First Effective Time (including with respect to vesting and termination-related provisions). Rigetti will take all actions that may be necessary to ensure that, from and after the First Effective Time, Supernova is entitled to exercise any such repurchase option or other right set forth in the applicable agreement governing such Rigetti Restricted Shares.

Treatment of Rigetti Restricted Share Units

As of the First Effective Time, each Rigetti Restricted Stock Unit Award that is outstanding immediately prior to the First Effective Time will be converted into the right to receive restricted stock units based on shares of New Rigetti Common Stock (each, a “Supernova Assumed Restricted Stock Unit Award”) with the same terms and conditions as were applicable to such Rigetti Restricted Stock Unit Award immediately prior to the First Effective Time, except that each Supernova Assumed Restricted Stock Unit Awards will relate to such number of shares of New Rigetti Common Stock as is equal to the product of (i) the number of shares of Rigetti Common Stock subject to such Rigetti Restricted Stock Unit Award immediately prior to the First Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share. For purposes of any Rigetti Restricted Stock Unit Awards with a liquidity vesting condition, Rigetti will be permitted to treat the occurrence of the First Effective Time as an initial public offering under the terms of any such award for purposes of the vesting of such award.

Representations and Warranties

The Merger Agreement contains representations and warranties of the parties affiliated with Supernova (the “Supernova Parties”) and Rigetti, certain of which are qualified by materiality and material adverse effect (as defined below) and may be further modified and limited by the confidential disclosure letters delivered by the parties concurrently with the execution of the Merger Agreement. See “—Material Adverse Effect” below. The representations and warranties of Supernova are also qualified by information included in Supernova’s public filings, filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).

Representations and Warranties of Rigetti

Rigetti has made representations and warranties relating to, among other things, corporate organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, current capitalization of Rigetti and its subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, compliance with laws, contracts and no defaults, Rigetti benefit plans, labor matters, tax matters, insurance, permits, personal property and assets, real property, intellectual property and IT security, environmental matters, absence of changes, brokers’ fees, business relationships, related party transactions, information supplied, regulatory compliance, government contracts and no interested shareholders.

Representations and Warranties of Supernova Parties

The Supernova Parties have made representations and warranties relating to, among other things, corporate organization, due authorization, no conflict, litigation and proceedings, governmental authorities and consents, financial ability and trust account, brokers’ fees, SEC reports, financial statements and Sarbanes-Oxley Act, undisclosed liabilities, business activities, employees, tax matters, capitalization, stock exchange listing, PIPE Financing, related party transactions, Investment Company Act and information supplied.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of the parties are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

With respect to Rigetti and its subsidiaries, a material adverse effect under the Merger Agreement means any effect, occurrence, development, fact, condition or change (each an “Effect”) that (i) has had a material adverse effect on the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of Rigetti and its subsidiaries, taken as a whole, or (ii) would prevent, materially delay or materially impair Rigetti from consummating the Transactions, including the Mergers; provided, however, that solely for purposes of clause (i) above, in no event will any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”:

a.	any change in applicable laws or GAAP or any official interpretation thereof;

b.	any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally;

c.

the announcement or the execution of the Merger Agreement, the pendency or consummation of the Transactions or the performance of the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, licensors, distributors, partners, providers and employees (provided, that this clause (c) will not apply to any representation or warranty to the extent such representation or warranty addresses the consequences resulting from the execution and delivery of the Merger Agreement, the performance of obligations of a party to the Merger Agreement or the consummation of the Transactions);

d.	any Effect generally affecting other participants in any of the industries in which Rigetti or its subsidiaries operate;

e.

Rigetti’s compliance with the terms of the Merger Agreement or Rigetti’s taking of any action required or contemplated by the Merger Agreement or with the prior written consent of Supernova or at the written request of any Supernova Party;

f.	any earthquake, hurricane, epidemic, pandemic (including COVID-19), tsunami, tornado, flood, mudslide, wildfire or other natural disaster, act of God or other force majeure event;

g.

any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Rigetti operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel;

h.

any failure of Rigetti to meet any projections, forecasts or budgets (provided that any Effect underlying such failure (except to the extent otherwise excluded by the other clauses in this definition) shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or

i.	COVID-19 or any COVID-19 measures, or Rigetti’s or any of its subsidiaries’ compliance therewith.

Any Effect referred to in clauses (a), (b), (d), (f), (g) and (i) above will be taken into account in determining if a Material Adverse Effect has occurred to the extent (but only to the extent) that such Effects have had or are reasonably likely to have a disproportionate and adverse impact on Rigetti and its subsidiaries, taken as a whole, as compared to other similarly situated competitors or comparable entities operating in the industries or markets in which Rigetti and its subsidiaries operate.

With respect to the Supernova Parties, a material adverse effect under the Merger Agreement means any Effect that (i) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of the Supernova Parties, taken as a whole, or (ii) would prevent, materially delay or materially impair any Supernova Party from consummating the Transactions, including the Domestication and the Mergers; provided, however, that solely for purposes of clause (i) above, in no event will any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”:

a.	any change in applicable laws or GAAP or any official interpretation thereof;

b.	any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally;

c.

the announcement or the execution of the Merger Agreement, the pendency or consummation of the Transactions or the performance of the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, licensors, distributors, partners, providers and employees (provided, that this clause (c) shall not apply to any representation or warranty to the extent such representation or warranty addresses the consequences resulting from the execution and delivery of the Merger Agreement, the performance of obligations of a party to the Merger or the consummation of the Transactions);

d.	any Effect generally affecting other blank check companies;

e.

any Supernova Party’s compliance with the terms of the Merger Agreement or any Supernova Party’s taking of any action required or contemplated by the Merger Agreement or with the prior written consent of Rigetti or at the written request of Rigetti;

f.	any earthquake, hurricane, epidemic, pandemic (including COVID-19), tsunami, tornado, flood, mudslide, wildfire or other natural disaster, act of God or other force majeure event;

g.

any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Supernova operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel; or

h.	COVID-19 or any COVID-19 Measures, or Supernova’s compliance therewith.

Any Effect referred to in clauses (a), (b), (d), (f), (g) and (h) above will be taken into account in determining if a Material Adverse Effect has occurred to the extent (but only to the extent) that such Effects have had or are reasonably likely to have a disproportionate and adverse impact on Supernova as compared to other blank check companies.

Covenants and Agreements

Rigetti has made covenants relating to, among other things, Rigetti’s conduct of business, inspection, the HSR Act and approvals, no claim against the trust account, FIRPTA, Rigetti Stockholder Approval, affiliate agreements, credit agreements and payoff letters, and pre-Closing conversion of Rigetti preferred stock and convertible notes.

Supernova has made covenants relating to, among other things, the HSR Act and regulatory approvals, indemnification and insurance, Supernova’s conduct of business, the PIPE Financing, inspection, Supernova’s stock exchange listing, Supernova’s public filings, Section 16 matters, post-Closing directors, committees and officers, the 2022 Plan and qualification as an emerging growth company.

Conduct of Business by Rigetti

Rigetti has agreed that from the date of the Merger Agreement until the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as required by, or otherwise expressly permitted by, the Merger Agreement, as required by applicable law, as set forth on Rigetti’s disclosure letter, as consented to in writing by Supernova (which consent will not be unreasonably conditioned, withheld, delayed or denied) or for actions that are reasonably required to comply with COVID-19 Measures, use reasonable best efforts to operate its business only in the ordinary course.

During the Interim Period, Rigetti has also agreed not to, and to cause its subsidiaries not to, except as required by the Merger Agreement, as required by applicable law, as set forth on Rigetti’s disclosure letter or as consented to in writing by Supernova (which consent will not be unreasonably conditioned, withheld, delayed or denied):

•	change, waive or amend the governing documents of Rigetti;

•

make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned subsidiary of Rigetti to Rigetti or any other wholly owned subsidiaries of Rigetti;

•

issue, deliver, sell, transfer, pledge, dispose of or place any lien (other than a permitted lien) on, or enter into any contract with respect to the voting of, any shares of capital stock or any other equity or voting securities of Rigetti or any of its subsidiaries;

•

issue, grant or agree to provide any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity or equity-based or voting securities of Rigetti, except, in each case, for (i) the issuance of shares of capital stock of Rigetti in connection with Rigetti Options or Rigetti Warrants outstanding and exercisable as of the date of the Merger Agreement or otherwise issued in compliance with the Merger Agreement, (B) the issue of any Rigetti Options or Rigetti Restricted

Stock Unit Awards to any employee hired after the date of the Merger Agreement in the ordinary course of business consistent with past practice, provided that the total number of shares of Rigetti Common Stock and Rigetti Preferred Stock (together, “Rigetti Stock”) underlying such grants will not exceed the amount set forth on the Rigetti disclosure letter, (C) the issue of promissory notes that convert into shares of New Rigetti Common Stock upon the consummation of the Closing (“Rigetti Convertible Notes”) having the terms and subject to the maximum aggregate purchase price set forth on the Rigetti disclosure letter, (D) the entry by Rigetti into any joinder necessary to reflect any disposition, transfer or sale of shares of Rigetti Stock solely by and among any holder of Rigetti Stock, Rigetti Options or Rigetti Warrants as of the date of the Merger Agreement or any of their respective Affiliates and (E) any Permitted Repurchases (as defined below), subject to the terms of the Rigetti Holders Support Agreement and so long as such transfers would not result in, together with the Transactions, a change of control in respect of Rigetti or delay, impair or prevent the Transactions (any such financing referred to in clause (A) through (E), a “Permitted Interim Financing”);

•

sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse of expire, subject to or grant any lien (other than permitted liens) on or otherwise dispose of any material assets, or properties of Rigetti and its subsidiaries, taken as a whole, other than (i) the sale of goods and services to customers, or the sale or other disposition of assets or equipment deemed by Rigetti in its good faith reasonable business judgment to be obsolete or no longer material to the business of Rigetti and its subsidiaries, taken as a whole, in each such case, in the ordinary course of business and (ii) transactions between Rigetti and any wholly owned subsidiary of Rigetti or between wholly owned subsidiaries of Rigetti;

•

settle any pending or threatened action (i) if such settlement would require payment by Rigetti and/or its subsidiaries in an amount greater than $500,000 or (ii) to the extent such settlement is adverse to Rigetti and/or its subsidiaries and involves an action brought by a governmental authority or alleged criminal wrongdoing;

•

except as required by applicable law or the terms of any existing Rigetti benefit plans as in effect on the date of the Merger Agreement and set forth on Rigetti’s disclosure letter, (i) materially increase the compensation or benefits of any employee of Rigetti or any of its subsidiaries except for increases in salary or hourly wage rates made in the ordinary course of business to such employees with annual base salary less than $250,000 or for ordinary course annual salary increases (and corresponding bonus opportunity increases) for 2021 for all employees that do not exceed, in the aggregate, 4% of the aggregate salary paid by Rigetti and its subsidiaries in calendar year 2020, (ii) make any grant or promise of any severance, retention, incentive, bonus or termination payment to any person, except (A) severance or termination payments in connection with the termination of any employee with a base salary of less than $250,000 in the ordinary course of business or (B) bonus payments that do not exceed $50,000 for any individual, (iii) make any change in the key management structure of Rigetti or any of its subsidiaries, including the hiring of additional officers or the termination (other than for “cause” or due to death or disability) of existing officers, (iv) hire any employee of Rigetti or its subsidiaries or any other individual who is providing or will provide services to Rigetti or its subsidiaries other than any employee with an annual base salary of less than $250,000 in the ordinary course of business that would not otherwise violate subsection (iii) or (v) except in the ordinary course of business and as would not otherwise violate subsections (i)-(iv), establish, adopt, enter into, amend in any material respect or terminate any Rigetti benefit plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Rigetti benefit plan if it were in existence as of the date of the Merger Agreement;

•

split, combine, subdivide, reclassify, redeem, purchase or otherwise acquire any shares of capital stock (or other equity interests) of Rigetti or any of its subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of Rigetti or any of its subsidiaries, except for (i) acquisitions of shares of capital stock of

Rigetti in connection with the “net-settlement” exercise of Rigetti Options, (ii) the acquisition by Rigetti or any of its subsidiaries of any shares of restricted stock (other than pursuant to subsection (i)) of Rigetti or its subsidiaries in connection with the forfeiture or cancellation thereof, (iii) acquisitions of Rigetti Stock in connection with the termination of the employment of any service provider of Rigetti or its subsidiaries and (iv) transactions between Rigetti and any wholly owned subsidiary of Rigetti or between wholly owned subsidiaries of Rigetti (clauses (i)-(iv), “Permitted Repurchases”);

•

make any change in its accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of Rigetti and its subsidiaries, other than as may be required by applicable law or GAAP;

•	adopt or enter into a plan of, or otherwise effect, a complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•

except in the ordinary course of business consistent with past practice, make, change or revoke any material tax election, adopt or change (or request any governmental authority to change) any material accounting method or accounting period with respect to taxes, file any amended material tax return, settle or compromise any material tax liability or claim for a refund of a material amount of taxes, enter into any closing agreement or other binding written agreement with respect to any material tax, or enter into any tax sharing or tax indemnification agreement or similar agreement (excluding commercial contracts not primarily relating to taxes), in each case, to the extent such action could reasonably be expected to have an adverse impact on Supernova, Rigetti or any of its subsidiaries;

•

issue any debt securities or otherwise incur any indebtedness or assume, guarantee or endorse or otherwise become responsible for the obligations of any other person for indebtedness (other than any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind (a “Person”) that is a wholly owned subsidiary of Rigetti as of the date of the Merger Agreement or becomes a wholly owned subsidiary after the date of the Merger Agreement in accordance with the terms of the Merger Agreement), except (x) the issue of Rigetti Convertible Notes (having the terms set forth in Rigetti’s disclosure letter) and (y) any equipment financing entered into by Rigetti or its Subsidiaries so long as (A) the amount financed is equal to the lesser of the fair market value or cost of the relevant equipment being financed and (B) the aggregate amount of equipment financed under all such equipment financing does not exceed the amount set forth Rigetti’s disclosure letter (any such financing referred to in clause (x) through (y), a “Permitted Interim Debt Financing” and together with any Permitted Interim Equity Financing, a “Permitted Interim Financing”);

•

terminate without replacement or amend in a manner materially detrimental to Rigetti and its subsidiaries, taken as a whole, any material insurance policy covering Rigetti, its subsidiaries or their respective properties, assets and businesses;

•

enter into any agreement that materially restricts the ability of Rigetti or its subsidiaries to engage or compete in any line of business or enter into a new line of business, except where such restriction does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of Rigetti and its subsidiaries, taken as a whole;

•

enter into, assume, assign, partially or completely amend any material term of or terminate (excluding any expiration in accordance with its terms) any collective bargaining or similar agreement, other than as required by applicable law;

•

enter into, modify in any material respect or terminate any contract that is (or would be if entered into prior to the date of the Merger Agreement) a “Material Contract” of the type described in clauses (iii), (iv), (viii) or (xii) of Section 5.12(a) of the Merger Agreement, other than in the ordinary course of business;

•	enter into or modify in any material respect any affiliate agreement;

•

make any payment, distribution, loan or other transfer of value to any related party, other than (i) payments to employees in the ordinary course of business and (ii) payments pursuant to certain affiliate agreements set forth on Rigetti’s disclosure letter;

•

fail to maintain, dedicate to the public, allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any material owned intellectual property, excluding any failures, dedications, or allowances made by Rigetti or its subsidiaries in the ordinary course of business, or for any owned intellectual property that is not used or useful in the business of Rigetti and its subsidiaries or is not in Rigetti’s reasonable business judgment, commercially practical to maintain;

•

acquire, directly or indirectly, by merger, consolidation, acquisition of stock or assets or otherwise, any business, person or assets from any other person with a fair market value or purchase price in excess of $12,500,000 in any individual transaction or series of related transactions or $50,000,000 in the aggregate;

•

make any loans, advances, guarantees or capital contributions to or investments in any person that is not as of the date of the Merger Agreement a wholly owned subsidiary of Rigetti, except in the ordinary course of business;

•

make or authorize any payment of, or accrual or commitment for, capital expenditures in excess of $5,000,000 for any individual capital expenditure or series of related capital expenditures or $25,000,000 in the aggregate, except in the ordinary course of business;

•

cancel, modify or waive any debts or claims held by or owed to Rigetti or any of its subsidiaries having in each case a value in excess of $250,000 individually or $2,000,000 in the aggregate, except in the ordinary course of business; or

•	enter into any agreement, or otherwise become obligated, to do any of the foregoing.

Conduct of Business by Supernova

During the Interim Period, Supernova has agreed not to, and to cause each of its subsidiaries not to, except as set forth on Supernova’s disclosure letter, as required by the Merger Agreement, as required by applicable law, in connection with the Domestication or as consented to by Rigetti in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied, except in certain cases as described in the Merger Agreement as to which Rigetti’s consent may be granted or withheld in its sole discretion):

•	change, modify, supplement, restate or amend the trust agreement or the organizational documents of the Supernova Parties, other than as necessary to consummate the Domestication;

•	declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding share capital of, or other equity interests in, Supernova;

•	split, combine or reclassify any share capital of, or other equity interests in, Supernova;

•

other than in connection with redemptions of Supernova’s Class A ordinary shares or as otherwise required by Supernova’s organizational documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, any Supernova Party;

•

make, change or revoke any material tax election, adopt or change (or request any governmental authority to change) any material accounting method or accounting period with respect to taxes, file any amended material tax return, settle or compromise any material tax liability or claim for a refund of a material amount of taxes, enter into any closing agreement or other binding written agreement with respect to any material tax, or enter into any tax sharing or tax indemnification agreement or similar agreement (excluding commercial contracts not primarily relating to taxes);

•

enter into, renew, modify, supplement or amend any transaction or contract with an affiliate of Supernova (including, for the avoidance of doubt, the Sponsor, and, where applicable, (i) anyone related by blood, marriage or adoption to the Sponsor or (ii) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•

amend, modify or waive any of the terms or rights set forth in any Supernova warrant, including any amendment, modification or reduction of the exercise price of any Supernova warrant, in a way that is adverse to Rigetti;

•	waive, release, compromise, settle or satisfy any pending or threatened action or compromise or settle any liability in excess of $500,000 individually or $2,500,000 in the aggregate;

•

(A) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, other than any indebtedness incurred by Supernova in order to fund the payment of its transaction expenses or otherwise satisfy the Supernova Parties’ obligations under the Merger Agreement or in connection with the Transactions (provided, that any such indebtedness that is incurred after the date of the Merger Agreement must be paid off or otherwise extinguished at or prior to the Closing and all outstanding loans from the Sponsor or an affiliate of the Sponsor, or certain of Supernova’s officers and directors, to Supernova as may be required to fund working capital deficiencies or finance transaction costs in connection with a Business Combination (“Working Capital Loans”) shall be paid in cash at Closing), (B) make any advances or capital contributions to, or investments in, any Person other than advances to Supernova’s directors, officers or employees in the ordinary course of business or (C) amend or modify in any material respect any Indebtedness (as defined in the Merger Agreement) for borrowed money;

•

offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any share capital of, other equity interests, equity equivalents, share appreciation rights, phantom share ownership interests or similar rights in, Supernova or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such share capital or equity interests, other than (i) the issuance of New Rigetti Common Stock in connection with the exercise of any Supernova warrants outstanding on the date of the Merger Agreement or (ii) the issuance of New Rigetti Common Stock, in each case on the terms set forth in the Subscription Agreements;

•

amend, modify or waive any of the terms or rights set forth in any Supernova warrant or the Supernova warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;

•

(A) enter into, materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any contracts to which any Supernova Party is party (including engagement letters with financial advisors) in a manner that would materially and adversely affect any Supernova Party after the Closing or that would impose material liabilities on any Supernova Party after the Closing or (B) enter into any contract that would entitle any third party to any bonuses, payments or other fees upon or conditioned upon the consummation of the Closing, if and to the extent that such bonuses, payments or other fees with respect to all such contracts entered into after the date hereof exceed, in the aggregate, the amount set forth in the Supernova disclosure letter, other than any services providers engaged by Supernova prior to the Closing for printing and filing services with respect to the PIPE Financing or printing, mailing and solicitation services with respect to the proxy statement/prospectus and the Registration Statement; or

•	enter into any agreement, or otherwise become obligated, to do any of the foregoing.

Covenants of Supernova

Pursuant to the Merger Agreement, Supernova has agreed, among other things, to:

•

during the Interim Period, subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Supernova or its subsidiaries by third parties that may be in

Supernova’s or its subsidiaries’ possession from time to time, and except for any information which (a) relates to (i) interactions prior to May 14, 2021 with prospective counterparties to a business combination or (ii) the negotiation of the Merger Agreement or the Transactions, (b) is prohibited from being disclosed by applicable law or (c) on the advice of Supernova’s legal counsel would result in the loss of attorney-client privilege or other privilege from disclosure, (A) afford (and cause its subsidiaries to afford) Rigetti and its representatives reasonable access to its and its subsidiaries’ properties, assets, books, contracts, commitments, tax returns, records and appropriate officers and employees and (B) use (and cause its subsidiaries to use) reasonable best efforts to furnish Rigetti and such representatives with all financial and operating data and other information concerning its and its subsidiaries’ business and affairs that are in its or its subsidiaries’ possession, in each case as Rigetti and its representatives may reasonably request solely for purposes of consummating the Transactions; provided that remote access may be provided by Supernova in lieu of physical access in response to COVID-19;

•

after the First Effective Time, indemnify and hold harmless each present and former director, manager and officer of Rigetti and Supernova and each of their respective subsidiaries against any costs, expenses, judgments, fines, losses, damages or liabilities incurred in connection with any action, to the fullest extent that it, Rigetti or their respective subsidiaries would have been permitted under applicable law and their applicable governing documents in effect on the date of the Merger Agreement to indemnify such person;

•

cause New Rigetti and its subsidiaries to maintain, for a period of not less than six years from the First Effective Time, provisions in its governing documents and those of its subsidiaries concerning the indemnification, exculpation and exoneration of officers and directors/managers that are no less favorable to those persons than the provisions of such governing documents as of the date of the Merger Agreement;

•

maintain, and cause one or more of its subsidiaries to maintain, a directors’ and officers’ liability insurance policy covering those persons who are currently covered by Rigetti’s or any of its subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event will it be required to pay an annual premium for such insurance in excess of 500% of the last annual payment made by Rigetti or any of its affiliates for such directors’ and officers’ liability insurance policies currently in effect as of the date of the Merger Agreement;

•

during the Interim Period, use reasonable best efforts to take, or to cause to be taken, all reasonable actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements, including maintaining in effect such Subscription Agreements and use its reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Supernova in such Subscription Agreements and otherwise comply with its obligations thereunder, and (ii) in the event that all conditions in such Subscription Agreements (other than conditions that Supernova or any of its affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, enforce the rights of Supernova under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) it the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms and consummate the transactions contemplated by such Subscription Agreements at or prior to Closing and Rigetti will cooperate with Supernova in such efforts;

•

Supernova acknowledges and agrees that, following satisfaction of the conditions to such obligations set forth therein, Rigetti will be entitled to cause Supernova to specifically enforce the obligations of the PIPE Investors under the Subscription Agreements (including to fund the subscription amounts set forth in such Subscription Agreements) and not, without the prior written consent of Rigetti, (A) decrease or otherwise adversely modify the PIPE Financing or the subscription amount under any Subscription Agreement or reduce or impair in any material respect the rights of Supernova under any

Subscription Agreement, or (B) permit or consent to any amendment, supplement or modification to, or waiver under, any Subscription Agreement or any replacement thereof (including (i) the price, terms, timing and conditions of the funding of the PIPE Financing, (ii) the identity of any PIPE Investor (other than assignments to permitted assignees), (iii) the representations of the PIPE Investors and/or of Supernova, (iv) the covenants of the PIPE Investors that apply prior to the consummation of the PIPE Financing or the termination of the Subscription Agreements, (v) the registration rights of the PIPE Investor, (vi) the indemnification obligations of Supernova thereunder, (vii) the termination provisions of the Subscription Agreements, (viii) any covenants, obligations or liabilities set forth in the Subscription Agreements that survive the consummation of the PIPE Financing and (ix) any amendments, side letters or other Contracts (as defined in the Merger Agreement) related to the foregoing matters), in each case in this clause (B), in a manner adverse to the interests of Rigetti, and in each case in the foregoing clauses (A) – (B), other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of New Rigetti Common Stock contemplated thereby;

•	give Rigetti prompt notice of any breach, termination, or alleged or purported termination, by any party to the Subscription Agreements of which Supernova has become aware;

•

during the Interim Period, use reasonable best efforts to ensure it remains listed as a public company on, and for shares of Supernova ordinary shares and warrants (but, in the case of its warrants, only to the extent issued as of the date of the Merger Agreement) to be listed on, the NYSE;

•

prior to the Closing, prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the shares of Supernova ordinary shares issuable in the Mergers, and obtain approval for the listing of such shares of Supernova ordinary shares;

•

during the Interim Period, use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and to otherwise comply in all material respects with its reporting obligations under applicable securities laws;

•

prior to the First Effective Time, take all reasonable steps as may be required (to the extent permitted under applicable law) to cause any acquisition or disposition of its shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Supernova to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•

take all actions necessary to ensure the individuals listed on Rigetti’s disclosure letter (so long as, with respect to any such individual, he or she is able and willing to serve) are elected and appointed as directors of New Rigetti effective at the Closing;

•	take all actions necessary to ensure that the officers of Rigetti as of immediately prior to the Closing will be the officers of New Rigetti effective at the Closing;

•	prior to the Closing Date, subject to approval of the shareholders of Supernova, adopt the 2022 Plan and the ESPP;

•

within five business days following the expiration of the sixty-day period after it has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, file an effective registration statement on Form S-8 (or other applicable form) with respect to the ordinary shares of Supernova after the Domestication under the 2022 Plan (as defined below) and the ESPP (as defined below) and use reasonable efforts to maintain the effectiveness of such registration statement(s) (and the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the 2022 Plan and ESPP remain outstanding;

•

during the Interim Period, use reasonable best efforts to (i) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act and (ii) not take any action that would cause it to not qualify as an “emerging growth company” within the meaning of the JOBS Act;

•

subject to receipt of the approval of the shareholders of Supernova, prior to the First Effective Time, use its reasonable best efforts to take all actions necessary to cause the Domestication to become effective in accordance with the applicable provisions of the DGCL and the Companies Act, including by (i) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Supernova and Rigetti, together with the Domestication certificate of incorporation, in each case, in accordance with the provisions thereof and applicable law, and (ii) completing and making and procuring all those filings required to be made under the Companies Act with the Registrar of Companies in the Cayman Islands in connection with the Domestication;

•	on or effective as of the Closing Date, causing the Domestication bylaws to be adopted; and

•

during the Interim Period, not take, and direct its affiliates and representatives to not take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in any discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, provide information to or commence due diligence with respect to, any person (other than Rigetti, its shareholders and/or any of their affiliates or representatives) concerning or relating to any business combination involving Supernova or which is otherwise intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination involving Supernova (“Another Business Combination Proposal”) other than with Rigetti, its shareholders and their respective affiliates and representatives or (ii) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, Another Business Combination Proposal other than with Rigetti and (iii) immediately cease, and direct its representatives to immediately cease, any and all existing discussions or negotiations with any person conducted prior to the date of the Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, Another Business Combination Proposal.

Covenants of Rigetti

Pursuant to the Merger Agreement, Rigetti has agreed, among other things, to:

•	prior to the Closing, reasonably cooperate with Supernova with respect to the Nasdaq listing application covering the shares of New Rigetti Common Stock issuable in the Mergers;

•	take all actions necessary to ensure that the officers of Rigetti as of immediately prior to the Closing will be the officers of New Rigetti effective at the Closing;

•

during the Interim Period, subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Rigetti or any of its subsidiaries by third parties that may be in Rigetti’s or any of its subsidiaries’ possession from time to time, and except for any information which (a) relates to (i) interactions prior to May 14, 2021 with prospective counterparties to a business combination or (ii) the negotiation of the Merger Agreement or the Transactions, (b) is prohibited from being disclosed by applicable law or (c) on the advice of Rigetti’s legal counsel would result in the loss of attorney-client privilege or other privilege from disclosure, and to the extent permitted by applicable law, (A) afford (and cause its subsidiaries to afford) Supernova and its representatives reasonable access to its and its subsidiaries’ properties, assets, books, contracts, commitments, tax returns, records and appropriate officers and employees and (B) use (and cause its subsidiaries to use) reasonable best efforts to furnish Supernova and such representatives with all financial and operating data and other information concerning its and its subsidiaries’ business and affairs that are in its or its subsidiaries’ possession, in each case as Supernova and its representatives may reasonably request solely for purposes of consummating the Transactions; provided that remote access may be provided by Supernova in lieu of physical access in response to COVID-19;

•

on behalf of itself and its subsidiaries, affiliates and its and their respective representatives, waive any past, present or future action of any kind against, and any right to access, the trust account or to collect from the trust account any monies that may be owed to them for any reason whatsoever, and not seek recourse against the trust account at any time for any reason whatsoever;

•	at the Closing, deliver to Supernova a FIRPTA certification and notice;

•

(i) obtain and deliver to Supernova Rigetti Stockholder Approval in the form of a written consent executed by certain shareholders of Rigetti as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, and in any event within three business days after the Registration Statement is declared effective; (ii) take all other action necessary or advisable to secure Rigetti Stockholder Approval and, if applicable, any additional consents or approvals of its shareholders related thereto; and (iii) use its reasonable best efforts to obtain and deliver to Supernova, prior to the Closing, the approval of the Merger Agreement and the Transactions, including the Mergers, the conversion, effective as of immediately prior to the Closing, of all shares of Rigetti Preferred Stock to Rigetti Common Stock in accordance with Article V Section 3 of the Amended and Restated Certificate of Incorporation of Rigetti (the “Rigetti Preferred Conversion”) and the making of any filings, notices or information statements in connection with the foregoing, from all of the holders of Rigetti Common Stock and Rigetti Preferred Stock (including those that did not execute the Rigetti Holders Support Agreement), in the form of a written consent executed by such shareholders of Rigetti as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act;

•

prior to the Closing, use reasonable best efforts to cause the consummation of (i) the Rigetti Preferred Conversion and (ii) the conversion of all Rigetti convertible notes outstanding immediately prior to the Closing;

•

prior to the Closing, terminate, or cause to be terminated, without liability to or any payment by Supernova, Rigetti or any of its subsidiaries, all affiliate agreements other than certain agreements set forth on Rigetti’s disclosure letter and provide evidence to Supernova that such affiliate agreements have been terminated effective prior to the Closing; and

•

(i) during the Interim Period, not, and direct its affiliates and representatives to not take, whether directly or indirectly, any action to (A) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, or provide information to, any person (other than Supernova and/or any of its affiliates or representatives) concerning any merger, recapitalization or similar business combination transaction, or any sale of substantially all of the assets involving it and its subsidiaries, taken as a whole (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”), or (B) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction, and (ii) immediately cease, and direct its affiliates and representatives to immediately cease, any and all discussions or negotiations with any person conducted prior to the date of the Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

Joint Covenants of Supernova and Rigetti

In addition, each of Supernova and Rigetti has agreed, among other things, to take certain actions set forth below:

•	comply promptly, and in any event no later than ten business days following the date of the Merger Agreement, with the notification and reporting requirements of the HSR Act;

•	use their reasonable best efforts to substantially comply with any information or document requests with respect to antitrust matters;

•

request early termination of any waiting period(s) under the HSR Act and use their reasonable best efforts to undertake promptly any and all action required to (i) obtain termination or expiration of the waiting period under the HSR Act and termination or expiration of any waiting period and any consent required under any other antitrust law or foreign direct investment laws, (ii) prevent the entry in any action brought by an antitrust authority of any governmental order which would prohibit, make unlawful or delay the consummation of the Transactions and (iii) if any such governmental order is issued in any such action, cause such governmental order to be lifted;

•

use their reasonable best efforts to (i) cooperate in all respects with the other in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other promptly informed of any communications received by such party from, or given by such party to, any governmental authority, in each case regarding any of the Transactions; (iii) to the extent not prohibited under applicable antitrust law, permit the other party to review in advance any communication given by it to any governmental authority concerning the Transactions, consider in good faith the views of the other in connection with any proposed written communications by such party to any governmental authority concerning the Transactions, and consult with each other in advance of any meeting or telephone or video conference with, any governmental authority, and to the extent not prohibited by such governmental authority, give the other the opportunity to attend and participate in such meetings and conferences; (iv) cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications regarding the Transactions; and (v) not pull and refile any HSR filing, extend any waiting period, enter into any timing agreement, or agree not to consummate the Transactions for any period of time, with any governmental authority;

•

use their commercially reasonable efforts to ensure that Supernova will, with effectiveness as of the First Effective Time, obtain directors’ and officers’ liability insurance covering the persons who will be directors and officers of New Rigetti and its subsidiaries as of the First Effective Time and thereafter on terms that are consistent with market standards;

•

use, and will cause its respective subsidiaries to use (i) reasonable efforts to assemble, prepare and file any information as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (ii) reasonable efforts to obtain all material consents and approvals of third parties that any of Supernova, Rigetti, or their respective affiliates are required to obtain in order to consummate the Transactions, and (iii) reasonable best efforts to take other actions as reasonably necessary or reasonably requested by the other party to satisfy the closing conditions and consummate the Merger Agreement;

•

jointly prepare, and Supernova will file with the SEC, the proxy statement/prospectus in connection with the registration under the Securities Act of (i) the shares of New Rigetti Common Stock that will be issued at the Closing to the pre-Closing holders of Rigetti stock, (ii) the shares of New Rigetti Common Stock that are subject to Supernova Assumed Options, (iii) the shares of New Rigetti Common Stock that are subject to Supernova Assumed Warrants and (iv) the shares of New Rigetti Common Stock that are subject to Supernova Assumed Restricted Stock Unit Awards;

•

use their reasonable efforts to cause the Registration Statement to comply with the rules and regulations promulgated by the SEC, have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective as long as is necessary to consummate the Transactions and otherwise ensure that the information contained therein contains no untrue statement of material fact or material omission;

•

in regards to Supernova, prior to or as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) establish a record date (which date will mutually be agreed with Rigetti, acting reasonably) for, give notice of and duly call a meeting of the shareholders of

Supernova to vote on the proposals for a date no later than 40 days following the date on which the Registration Statement is declared effective nor more than 30 days following the date on which Supernova mails the proxy statement/prospectus to the Supernova shareholders, (ii) provide its shareholders with the opportunity to elect to redeem their of Supernova ordinary shares, and (iii) solicit proxies from holders of Supernova ordinary shares to vote in favor of each of the proposals;

•

prior to the Closing, promptly notify and keep the other party reasonably informed of the status of any litigation brought or, to its knowledge, threatened in writing, against it or its respective board of directors by any of its shareholders in connection with the Merger Agreement, the other Transaction Agreements (as defined in the Merger Agreement) or any of the transactions contemplated therein, and provide the other party with the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, given due consideration to the other party’s advice with respect to such litigation and not settle any such litigation without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned, delayed or denied); and

•	reasonably cooperate to create and implement a communications plan regarding the Transactions promptly following the date of the Merger Agreement.

Conditions to Closing of the Transactions

Conditions to the Obligations of Each Party

The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by Rigetti and Supernova:

•

the waiting period(s) under the HSR Act and consents required under antitrust laws or foreign direct investment laws in the jurisdictions specified in the Supernova disclosure letter in respect of the Transactions (and any extension thereof, or any timing agreements entered into by both Rigetti and Supernova with the U.S. Federal Trade Commission, the U.S. Department of Justice and/or other Governmental Authority (as defined in the Merger Agreement)) shall have expired or been terminated or obtained, as applicable;

•

there will not be in force any law adopted following the date of the Merger Agreement or order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority enjoining or prohibiting the consummation of the Transactions;

•

Supernova will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining upon the consummation of the Closing (after giving effect to the Acquiror Shareholder Redemption (as defined in the Merger Agreement), PIPE Financing, and the other transactions contemplated to occur on the Closing Date, including the payment of Supernova’s and Rigetti’s expenses);

•	approval of the shareholders of Supernova will have been obtained;

•	Rigetti Stockholder Approval will have been obtained;

•

the Registration Statement will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

•

Supernova’s initial listing application with Nasdaq in connection with the transactions contemplated by the Merger Agreement will have been conditionally approved and, immediately following the First Effective Time, Supernova will satisfy any applicable initial and continuing listing requirements of Nasdaq, and Supernova will not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following, the First Effective Time, and the New Rigetti Common Stock to be issued in connection with the Transactions will have been approved for listing on the Nasdaq; and

•

the Domestication will have been completed as provided in the Merger Agreement; provided that, the Supernova Parties will not be permitted to assert a failure of the satisfaction of the condition set forth in the Merger Agreement if such failure arises solely from a failure of any of the Supernova Parties or its representatives to reasonably promptly undertake any action solely within the control of any of the Supernova Parties or its representatives and necessary to consummate the Domestication, including making the filings pursuant to the Merger Agreement.

Conditions to the Obligations of the Supernova Parties

The obligations of the Supernova Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Supernova:

•

certain of the representations and warranties of Rigetti pertaining to its corporate organization, due authorization, absence of conflicts, current capitalization and brokers’ fees will be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made, except, in each case, to the extent such representations and warranties expressly relate to an earlier date, and in such case, will be so true and correct on and as of such earlier date;

•

certain of the representations and warranties of Rigetti pertaining to its current capitalization will be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, will be true and correct in all respects other than de minimis inaccuracies on and as of such earlier date) (other than solely as required pursuant to the Rigetti Preferred Conversion, any Permitted Interim Financing, any Permitted Repurchase or the exercise of outstanding Rigetti Options or Rigetti Warrants as of the date of the Merger Agreement, in each case, in accordance with the terms of Rigetti’s governing documents, the New Rigetti 2022 Equity Incentive Plan or Rigetti Warrant, as applicable, in effect as of the date of the Merger Agreement);

•

each of the remaining representations and warranties of Rigetti will be true and correct in all respects (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, will be so true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect;

•	each of the covenants and agreements of Rigetti to be performed as of or prior to the Closing will have been performed in all material respects (subject to a 30-day cure period);

•	no Material Adverse Effect will have occurred since the date of the Merger Agreement that is continuing; and

•

Rigetti will have delivered to Supernova a certificate signed by an officer of Rigetti, dated the Closing Date, certifying that, solely in such person’s capacity as an officer of Rigetti, the foregoing conditions have been fulfilled.

Conditions to the Obligations of Rigetti

The obligations of Rigetti to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Rigetti:

•	certain of the representations and warranties of the Supernova Parties pertaining to corporate organization, due authorization, absence of conflicts and brokers’ fees will be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made, except, in each case, to the extent such representations and warranties expressly relate to an earlier date, and in such case, will be so true and correct on and as of such earlier date;

•

certain of the representations and warranties of the Supernova Parties regarding capitalization will be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, will be so true and correct on and as of such earlier date);

•

the representations and warranties of the Supernova Parties pertaining to absence of a Material Adverse Effect will be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date;

•

each of the remaining representations and warranties of the Supernova Parties will be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, will be so true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect;

•

each of the covenants of the Supernova Parties to be performed as of or prior to the Closing will have been performed in all material respects (subject to a 30-day cure period or if earlier, the Termination Date);

•	the Available Closing Supernova Cash (as defined in the Merger Agreement) will not be less than $165,000,000; and

•

Supernova will have delivered to Rigetti a certificate signed by an officer of Supernova, dated the Closing Date, certifying that, solely in such person’s capacity as an officer of Supernova, the foregoing conditions have been fulfilled.

Waiver

Any party to the Merger Agreement may, at any time prior to the closing of the Transactions, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under the Merger Agreement. Notwithstanding the foregoing, pursuant to Supernova’s current certificate of incorporation, Supernova cannot consummate the proposed business combination if it has less than $5,000,001 of net tangible assets remaining after the Closing.

Termination

The Merger Agreement may be terminated and the Transactions abandoned, at any time prior to the Closing:

•	by mutual written consent of Rigetti and Supernova;

•

by Rigetti or Supernova if the Closing is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable (a) law adopted following the date of the Merger Agreement or (b) order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority;

•

by Rigetti or Supernova if the Closing has not occurred on or before June 6, 2022 (the “Termination Date”), except if the terminating party’s failure to fulfill any of its obligations under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Termination Date;

•

by Rigetti or Supernova if such party is not then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement and the other party has breached any of its representations, warranties, covenants or agreements set forth in the Merger Agreement such that the conditions to the Closing would not to be satisfied if the Closing were then to occur and such breach either (a) is not capable of being cured prior to the Termination Date or (b) if curable, is not cured within the earlier of (i) 30 days after such party provides the other party with written notice of such breach and (ii) two business days prior to the Termination Date; or

•	by Supernova if Rigetti does not deliver the Rigetti Stockholder Approval to Supernova within seven days after the Registration Statement is declared effective;

•	by Rigetti in the event that the Supernova Board changes its recommendation that Supernova shareholders vote in favor of the Transactions; or

•

by Rigetti or Supernova if the approval of the shareholders of Supernova is not obtained following the extraordinary general meeting and vote of Supernova shareholders, subject to any adjournment, postponement or recess of the meeting.

Effect of Termination

In the event of termination, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors, employees or shareholders, other than liability of Rigetti or the Supernova Parties, as the case may be, for any fraud, and with respect to certain exceptions contemplated by the Merger Agreement (including the terms of the Non-Disclosure Agreement, dated as of April 21, 2021, by and between the Company and Acquiror) that will survive any termination of the Merger Agreement.

Fees and Expenses

Rigetti and Supernova will split evenly the HSR Act filing fee and any filing fees in connection with any other filings required under antitrust laws or foreign direct investment laws in the jurisdictions specified in the Supernova disclosure letter. Except as provided in the immediately preceding sentence, if the Closing does not occur, each party to the Merger Agreement will bear its own costs and expenses incurred in connection with the Merger Agreement, the other Transaction Agreements and the transactions contemplated therein, including all fees of its legal counsel, financial advisers and accountants. If the Closing occurs, New Rigetti will, upon the Closing and release of proceeds from the trust account, pay or cause to be paid all accrued and unpaid transaction expenses of Rigetti and pay or cause to be paid all accrued transaction expenses of Supernova and its affiliates, provided that all working capital loans will be repaid in cash and will not be converted into equity securities of Supernova. Rigetti and Supernova will exchange written statements listing all accrued and unpaid transaction expenses not less than five business days prior to the Closing Date.

Amendments

The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement. The approval of the Merger Agreement by the shareholders of any of the parties thereto will not restrict the ability of the Supernova Board or board of directors of Rigetti the (“Rigetti Board”) (or other body performing similar functions) of any party to terminate the Merger Agreement or to cause such party to enter into an amendment to the Merger Agreement, in each case, in accordance with its terms and conditions.

Governing Law; Consent to Jurisdiction

The Merger Agreement, and all claims or causes of action based upon, arising out of, or related to the Merger Agreement and/or the Transactions, will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws. The parties to the Merger Agreement have irrevocably submitted to the exclusive jurisdiction of federal and state courts in the State of Delaware.

Related Agreements

Amended and Restated Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, New Rigetti, the Sponsor, Supernova’s directors and officers, certain former stockholders of Rigetti and Rigetti’s officers and directors will enter into the Amended and Restated Registration Rights Agreement, the form of which is attached to this proxy statement/prospectus as Annex F, pursuant to which holders of Registrable Securities (as defined in the Amended and Restated Registration Rights Agreement), subject to certain conditions, will be entitled to registration rights. Pursuant to the Amended and Restated Registration Rights Agreement, New Rigetti will agree that, within thirty (30) calendar days after the Closing, New Rigetti will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Registrable Securities (the “Resale Registration Statement”), and New Rigetti will use its commercially reasonable efforts to have the Resale Registration Statement declared effective by the SEC as soon as practicable after the filing thereof. In certain circumstances, the holders party to the Amended and Restated Registration Rights Agreement can request to sell in an underwritten offering that is registered pursuant to a Shelf available at such time (an “Underwritten Shelf Takedown”). The Sponsor may not demand more than one (1) Underwritten Shelf Takedown and Rigetti Holders (as defined in the Amended and Restated Registration Rights Agreement) may demand not more than two (2) Underwritten Shelf Takedowns, and will also be entitled to piggyback registration rights, in each case subject to certain limitations set forth in the Amended and Restated Registration Rights Agreement.

These registration rights will be subject to certain customary limitations, including the right of the underwriters to limit the number of securities to be included in an underwritten offering and New Rigetti’s right to delay or withdraw a registration statement under certain circumstances. New Rigetti will generally be required to bear the registration expenses associated with any registration and sale of Registrable Securities held by the holders. Under the Amended and Restated Registration Rights Agreement, New Rigetti will agree to indemnify the holders against any losses or damages resulting from any untrue statement or omission or alleged untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell its equity securities, unless such liability arose from their misstatement or omission, and each of the holders, severally and individually, will agree to indemnify New Rigetti against any losses or damages caused by such holder’s material misstatements or omissions in those documents.

The Amended and Restated Registration Rights Agreement amends and restates the registration rights agreement by and among Supernova, the Sponsor and the other parties thereto, dated March 1, 2021, and entered into in connection with Supernova’s initial public offering. The Amended and Restated Registration Rights Agreement will terminate on the earlier of (a) the fifth anniversary of the date of the Agreement, and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities.

Rigetti Holders Support Agreement

In connection with the execution of the Merger Agreement, Supernova entered into a support agreement with Rigetti and certain stockholders of Rigetti pursuant to which such stockholders have, among other things, agreed to vote to adopt and approve, upon the registration statement on Form S-4 being declared effective, the Merger Agreement and all other documents and transactions contemplated thereby. The Rigetti Holders Support Agreement will terminate upon the termination of the Merger Agreement if the Closing does not occur.

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, Supernova entered into a sponsor support agreement with Rigetti, the Sponsor and certain holders of Supernova Class B ordinary shares and Supernova Warrants

(together with the Sponsor, the “Sponsors”). Pursuant to the Sponsor Support Agreement, the Sponsors have, among other things, agreed to vote all of their Supernova ordinary shares in favor of the approval of the Transactions. In addition, the Sponsors have agreed that (i) 2,479,000 Class B ordinary shares issued in connection with the initial public offering will be unvested and subject to forfeiture as of the Closing and will only vest if, during the five year period following the Closing, the volume weighted average price of Supernova’s common stock equals or exceeds $12.50 for any twenty trading days within a period of thirty consecutive trading days, and (ii) up to an additional 1,000,000 Sponsor Shares will be unvested and subject to forfeiture as of the Closing based on the level of redemptions of Supernova Class A ordinary shares by holders thereof in connection with the transactions contemplated by the Merger Agreement (calculated in the manner set forth in the Sponsor Support Agreement), and any such additional Sponsor Earn Out Shares will only vest if, during the five year period following the Closing, the volume weighted average price of Supernova’s common stock equals or exceeds $15.00 for any twenty trading days within a period of thirty consecutive trading days. Any Sponsor Earn Out Shares that remain unvested after the fifth anniversary of the Closing will be forfeited. In addition, the Sponsors have agreed that 8,418,000 Sponsor Shares and 4,450,000 Supernova warrants are subject to lock-up and may not be transferred during the period beginning on the date of Closing and ending on the earlier to occur of (i) six months after the Closing, (ii) such date that the closing price of New Rigetti Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any period of 30 consecutive trading days commencing at least 90 calendar days following the Closing and (iii) the date on which New Rigetti consummates a sale, merger, liquidation, exchange offer or other similar transaction after the Closing that results in the stockholders of New Rigetti immediately prior to such transaction having beneficial ownership of less than 50% of the outstanding voting securities of New Rigetti, directly or indirectly, immediately following such transaction which results in its stockholders having the right to exchange their shares of New Rigetti Common Stock for cash, securities or other property having a value that equals or exceeds $12.00 per share. The Sponsor Support Agreement will terminate upon the termination of the Merger Agreement if the Closing does not occur.

Subscription Agreements

Concurrently with the execution of the Merger Agreement, the Initial PIPE Investors entered into the Initial Subscription Agreements, pursuant to which the Initial PIPE Investors have committed to purchase in a private placement 10,251,000 shares of New Rigetti Common Stock at a purchase price of $10.00 per share and an aggregate purchase price of $102.51 million (the “Initial PIPE Shares”). On December 23, 2021, Supernova entered into the Subsequent Subscription Agreements with two “accredited investors” (as such term is defined in Rule 501 of Regulation D) pursuant to which the Subsequent PIPE Investors have committed to purchase in a private placement 4,390,244 shares of New Rigetti Common Stock at a purchase price of $10.25 per share and an aggregate purchase price of $45 million (the “Subsequent PIPE Shares” and together with the Initial PIPE Shares, the “PIPE Shares”). The purchase of the PIPE Shares is conditioned upon, among other things, the consummation of the Transactions and will be consummated concurrently with the Closing. The PIPE Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance on the availability of an exemption from such registration. The Subscription Agreements further provide that New Rigetti will use commercially reasonable efforts to file a registration statement to register the resale of the PIPE Shares within fifteen (15) business days after the Closing.

In connection with the execution of the Merger Agreement, Rigetti entered into a warrant subscription agreement with a strategic partner, Ampere, for the purchase of a warrant for an aggregate purchase price (including amounts from exercise) of $10,000,000. The warrant provides for the purchase of an aggregate of 1,000,000 shares of New Rigetti Common Stock at an exercise price of $0.0001. The purchase of the warrant is conditioned upon, among other things, the consummation of the Business Combination and the entry into a collaboration agreement between Rigetti and Ampere. Rigetti and Ampere entered into a collaboration agreement in January 2022. Ampere is required to pay $5 million to Rigetti on the later of (i) the Closing and (ii) June 30, 2022, and upon such payment the warrant will vest and be exercisable by Ampere with respect to 500,000 shares of New Rigetti Common Stock pursuant to the terms of the warrant. Ampere is required to pay an additional $5 million to Rigetti no later than the second anniversary of the date of the warrant subscription agreement, and upon such payment, the warrant will vest and be exercisable by Ampere with respect to the remaining 500,000 shares of New Rigetti Common Stock pursuant to the terms of the warrant.

Lock-Up Provisions in Proposed Bylaws

Under the Proposed Bylaws, holders of shares of New Rigetti Common Stock issued as part of the merger consideration will be subject to lock-up restrictions beginning on the date of Closing and ending on the date that is the earlier of (i) six months after the Closing, (ii) the date on which the closing price of the New Rigetti Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 90 days following the Closing and (iii) the date on which New Rigetti consummates a sale, merger, liquidation, exchange offer or other similar transaction after the Closing Date that results in New Rigetti stockholders having beneficial ownership of less than 50% of the outstanding voting securities of the combined company which results in its stockholders having the right to exchange their shares for cash, securities or other property having a value that equals or exceeds $12.00 per share.

Name, Headquarters; Stock Symbols

The name of Rigetti after the consummation of the Transactions will be New Rigetti and our headquarters will be located at 775 Heinz Avenue, Berkeley, CA, 94710. We intend to apply for listing, effective at the time of the Closing, of New Rigetti Common Stock and New Rigetti warrants on the Nasdaq under the symbols “RGTI” and “RGTI WS ”, respectively. Our publicly traded units will separate into the component securities upon the Closing and will no longer trade as a separate security.

Background of the Transactions

Supernova is a blank check company that was incorporated as a Cayman Islands exempted company on December 22, 2020, solely for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The proposed business combination with Rigetti is the result of an extensive search for a potential transaction whereby Supernova, with the assistance of the Sponsor, evaluated more than 25 potential targets. The terms of the Transactions are the result of arms-length negotiations between representatives of Supernova and representatives of Rigetti over the course of approximately six months. On March 4, 2021, Supernova completed its initial public offering (the “Supernova IPO”), for which J.P. Morgan Securities LLC (“J.P. Morgan”) and Jefferies LLC (“Jefferies”) served as book-running managers. J.P. Morgan and Jefferies will receive deferred underwriting commissions from the Supernova IPO in connection with the consummation of Supernova’s initial business combination. Prior to the consummation of the Supernova IPO, neither Supernova nor anyone on its behalf contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Supernova.

Prior to forming Supernova, Supernova’s founders also successfully executed an initial public offering of Supernova Partners Acquisition Company, Inc., a Delaware corporation, which raised proceeds of $402,500,000, in October of 2020 and completed a business combination with OfferPad, Inc., a Delaware corporation (“Offerpad”), a leading tech-enabled platform for buying and selling residential real estate, in September of 2021. The business combination with Offerpad had a post-transaction equity value of approximately $3.0 billion. As of February 8, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, the closing price of Offerpad shares on the NYSE was $3.74. Supernova’s founders also incorporated Supernova III, another blank check company, which raised proceeds of approximately $281 million upon the completion of its initial public offering in March of 2021. Although Supernova III is currently actively searching for potential acquisition targets, Supernova’s founders did not consider Supernova III to be a potential acquiror for Rigetti because the targeted proceeds for Rigetti were larger than Supernova III would be able to provide, based on the proceeds raised from its initial public offering.

Following Supernova’s IPO, Supernova commenced a search for prospective businesses and assets to acquire. Supernova’s goal was to identify technology companies that are well-positioned to benefit from thematic shifts and tech-enabled trends, and are valued between approximately $1 billion and $5 billion. In evaluating potential businesses and assets to acquire, Supernova, together with Supernova’s advisory partners and the Sponsor, surveyed the landscape of potential acquisition opportunities based on its knowledge of, and familiarity with, the M&A marketplace. In the prospectus for the Supernova IPO, Supernova identified general criteria and guidelines it believed would be important in evaluating a prospective target, including businesses that it believes (i) address a large market that creates the opportunity for attractive long-term growth prospects; (ii) are capable of sustainable growth; (iii) have a management team with a well-defined vision for its company and the sector in which such company operates and with a proven track record in managing and scaling businesses; (iv) maintain strong and defensible competitive “moats,” which Supernova believes over time will lead to durable and profitable growth; (v) have compelling unit economics that will underpin the trajectory of the business over time; (vi) will be able to significantly scale operations to take advantage of opportunities; (vii) have a transparent corporate culture anchored in strong values; and (viii) pair significant upside potential with limited downside risks. In addition, Supernova looked for an acquisition target that it believes would benefit from the expertise of Supernova’s operating partners, including the Sponsor and its affiliates, on a post-closing basis. The foregoing criteria were not exhaustive. Any evaluation relating to the merits of a particular business combination was based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that Supernova’s management and the Supernova Board deemed relevant.

During the search process, Supernova conducted a thorough evaluation of potential targets. By March 4, 2021, Supernova had developed a comprehensive database with more than 400 potential targets. In the process that led to identifying Rigetti as an attractive investment opportunity, Supernova engaged with more than 25 potential targets, entered into non-disclosure agreements with 19 of those potential targets, held management meetings with 19 of the potential targets, and identified nine of those potential targets as meeting the criteria set forth above. Supernova performed material financial and industry due diligence and held meetings with the management teams of each of these nine targets (including Rigetti as discussed below) from March 2021 through May 2021, and submitted non-binding initial indications of interest or had substantive discussions on valuation with each target or its advisors on seven opportunities. Of the opportunities where there was significant engagement on valuation, Supernova was informed its valuation was too low on four of them. Out of all of the remaining potential targets (excluding Rigetti), Supernova did not proceed to signing a letter of intent and exclusivity agreement for various reasons, including Supernova’s concerns over valuation, strength of their respective business models or because based on Supernova’s diligence experience evaluating investment opportunities, the remaining potential targets (excluding Rigetti) did not meet Supernova’s criteria for transacting. Supernova conducted numerous meetings with experts in the quantum computing sector from academia, industry, and government to assess the quantum market as well as Rigetti’s technology and capabilities.

On April 21, 2021, Deutsche Bank contacted Supernova via e-mail about the opportunity to merge with Rigetti. On April 22, 2021, Supernova and Deutsche Bank had an initial discussion about Rigetti, the transaction, and the process they intended to undertake.

Later in the day on April 22, 2021, Supernova and Rigetti executed the non-disclosure agreement, effective April 21, 2021.

On April 29, 2021, representatives of Deutsche Bank, Mssrs. Rigetti and Naidu, and Messrs. Reid, Clifton, Rascoff, and Klabin participated in a video conference management presentation detailing Rigetti’s business, including descriptions of Rigetti’s proprietary technology, engineering capabilities, performance and forecasts, comparisons to competitors, anticipated future products and services and assessments of the market in which Rigetti operates, and certain unaudited historical financial information and projected financial information prepared by Rigetti management. The Supernova representatives also provided their backgrounds, preliminary investment thesis on the opportunity, and how they could help Rigetti with various aspects of its business, including the process of becoming public.

On April 30, 2021, representatives of Deutsche Bank and Supernova discussed the potential transaction again. Supernova indicated its high level of interest in pursuing the opportunity and a willingness to commit significant time and resources to conduct its due diligence and negotiated terms of a potential transaction with Rigetti.

On May 6, 2021, representatives of Deutsche Bank, Rigetti and Supernova conducted a follow-up due diligence call focused on financial due diligence of historical performance, the company’s business model, its go-to-market strategy, and the construction and feasibility of its forecasted financial performance.

On May 10, 2021, Supernova sent representatives of Deutsche Bank a preliminary, non-binding term sheet providing for a mutual 30-day exclusivity period to negotiate and finalize definitive transaction documentation and proposing the following terms, among others:

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Supernova would acquire all of the outstanding equity interests (including options, warrants, preferred stock and other convertible securities) of Rigetti in a business combination between Supernova and Rigetti, in exchange for the issuance to Rigetti’s pre-Closing equityholders of equity interests in the surviving entity of the Business Combination, proposing an enterprise value for Rigetti of $1.3 billion;

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the transaction consideration payable to Rigetti’s pre-Closing equityholders would not be subject to any adjustments for cash, debt or debt-like items, transaction expenses, working capital or other items;

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concurrently with the closing of the Business Combination, Supernova would target raising additional capital of $300,000,000 pursuant to a customary private placement, with the Sponsor participating in the private placement on the same terms as other investors;

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the terms of any post-closing lockup of surviving entity equity interests issued to Rigetti stockholders and optionholders in the transaction (a “Rigetti Lockup”) would be determined by Rigetti and Supernova prior to the execution of definitive transaction documentation, any Rigetti Lockup would not exceed 180 days and any common stock or warrants of the surviving entity held by the Sponsor or its affiliates would be subject to the same lock-up as the Rigetti Lockup;

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the Supernova Insiders would enter into customary redemption waivers and support agreements providing for, among other things, (i) an obligation to vote in favor of the Business Combination, (ii) an agreement not to redeem their shares and (iii) a waiver of the anti-dilution feature of their Founder Shares in connection with the PIPE Financing;

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the Supernova Board would recommend and submit the Transactions for approval by Supernova’s shareholders and would only have the right to change such recommendation if failing to do so could result in a breach of fiduciary duty;

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the Sponsor would subject 20% of its Founder Shares to an earn-out, with such shares vesting upon either (i) the common stock of the surviving entity trading above $12.00 for 20 trading days during any consecutive 30 trading day period or (ii) the surviving entity experiencing a sale transaction resulting in a price per share equal to or greater than $12.00 (the “Sponsor Earn-Out”);

•	the board of directors of the surviving entity would consist of a number and composition to be mutually agreed by the parties, provided that at least one nominee would be named by the Sponsor;

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the surviving entity would create a new equity incentive plan with an award pool equal to 12% of the surviving entity’s fully diluted equity or such other amount as may be reasonably proposed by Rigetti, and also would create an employee stock purchase program with a reserved pool in an amount to be mutually agreed by Rigetti and Supernova;

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the definitive transaction agreement would include a customary closing condition (benefiting Rigetti only) that Supernova have at least $300,000,000 in cash at Closing (inclusive of amounts in the Trust Account (as defined in the Merger Agreement) and amounts raised in the PIPE Financing, in each case, net of fees and expenses);

•	the definitive transaction agreement would include a closing condition relating to the absence of a “material adverse effect” on each of Rigetti and Supernova; and

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Rigetti’s pre-Closing equityholders and the Sponsor would be entitled to customary registration rights, with the surviving entity being required to use its reasonable best efforts to file, within 45 days following the Closing, a registration statement on Form S-1 to facilitate the sale of shares held by the surviving entity’s affiliates, shares issued pursuant to the PIPE Financing, and shares of common stock underlying the warrants.

On May 11, 2021, representatives of Deutsche Bank sent Supernova a revised draft of the term sheet, which provided for the following changes to Supernova’s initial draft, among others:

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Rigetti would be a third-party beneficiary of the subscription agreements entered into by Supernova in connection with the PIPE Financing, and if marketing for the PIPE Financing requires an adjustment to the agreed enterprise value, up to an additional 1,000,000 Founder Shares would be placed into escrow and subject to vesting earnout for every $50,000,000 decrease to the enterprise value;

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the support agreements entered into by the Supernova Insiders would include restrictions on transferring shares prior to Closing and a waiver of any right to convert any working capital loans into shares or warrants of Supernova;

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the Supernova Board’s ability to change its recommendation would apply only in response to an intervening event that was not known by or reasonably foreseeable to the Supernova Board as of the signing date;

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the Sponsor would deposit the shares subject to the Sponsor Earn-Out into an escrow, the price threshold that would apply to the Sponsor Earn-Out would be $12.50 instead of $12.00, and all shares subject to the Sponsor Earn-Out that did not vest by the fifth anniversary of the Closing would be forfeited;

•	the board nominee named by the Sponsor would satisfy applicable stock exchange independence requirements and be mutually acceptable to the Sponsor and Rigetti;

•	the reserved pools for the equity incentive plan and employee stock purchase program would be subject to customary annual evergreen increases;

•	the minimum cash closing condition threshold would be $425,000,000 instead of $300,000,000 and would be net of deferred underwriting commissions of Supernova; and

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the closing condition regarding the absence of a “material adverse effect” at Rigetti and Supernova was clarified to note that the condition would fail to be satisfied only if such “material adverse effect” was then continuing.

Between May 11, 2021 and May 14, 2021, representatives of Supernova and Rigetti, including (i) Deutsche Bank, Rigetti’s exclusive financial advisor in the Transactions; (ii) Latham & Watkins LLP (“Latham”), Supernova’s legal counsel in the Transactions; and (iii) Cooley LLP (“Cooley”), Rigetti’s legal counsel in the Transactions, negotiated the terms of, and continued to exchange drafts of, the term sheet, with the parties ultimately agreeing to certain additional proposed changes, including, among others:

•	Supernova would migrate to and domesticate as a Delaware corporation prior to Closing;

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references to Rigetti being a third-party beneficiary of the subscription agreements entered into in connection with the PIPE Financing were removed, but Supernova would have customary obligations to enforce such subscription agreements;

•	Supernova would use its reasonable best efforts to seek, prior to signing, non-redemption waivers from certain Supernova shareholders to be determined by the parties;

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references to waivers of rights to convert working capital loans into shares or warrants of Supernova were removed, and it was clarified that the support agreements entered into by Supernova Insiders would terminate upon termination of the definitive transaction documentation;

•	the Sponsor would not be required to deposit the shares subject to the Sponsor Earn-Out into an escrow;

•	the minimum cash closing condition threshold would be $300,000,000 instead of $425,000,000 (but would be net of deferred underwriting commissions of Supernova); and

•	the closing condition regarding the absence of a “material adverse effect” at Rigetti and Supernova would not require that the “material adverse effect” be then continuing.

On May 13, 2021, at a regularly scheduled board meeting, members of Supernova’s management team informed the independent directors of the Supernova Board that Supernova was negotiating the terms of a potential business combination transaction with Rigetti and that both Supernova and Rigetti were nearing agreement on the term sheet. The independent directors of the Supernova Board asked questions about the opportunity, Rigetti, and the terms of the transaction.

On May 14, 2021, Mr. Clifton, on behalf of Supernova, and Dr. Rigetti, on behalf of Rigetti, executed the agreed final version of the term sheet regarding a potential business combination transaction involving Supernova and Rigetti.

In addition, effective as of May 14, 2021, Supernova and Rigetti entered into a side letter to the term sheet providing for the following terms, among others:

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if the marketing for the PIPE Financing required a reduction to the enterprise value of between $100,000,000 and $300,000,000, a number of additional Founder Shares would become subject to the Sponsor Earn-Out, with such number of additional shares determined by straight line interpolation between $100,000,000 in reduction (at which no additional Founder Shares would become subject to the Sponsor Earn-Out) and $300,000,000 in reduction (at which an additional 1,000,000 Founder Shares would become subject to the Sponsor Earn-Out);

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if the marketing for the PIPE Financing required a reduction to the enterprise value of more than $300,000,000, the parties would negotiate in good faith regarding adjustments to the terms of the term sheet and such side letter; and

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if holders of more than 20% of the issued and outstanding Class A ordinary shares of Supernova exercised their redemption rights in connection with the Transactions, a number of additional Founder Shares would become subject to the Sponsor Earn-Out, with such number of additional shares determined by straight line interpolation between 20% of the issued and outstanding Class A ordinary shares (at which no additional Founder Shares would become subject to the Sponsor Earn-Out) and 100% of the issued and outstanding Class A ordinary shares (at which an additional 1,000,000 Founder Shares would become subject to the Sponsor Earn-Out); provided that the applicable trading threshold for vesting for any additional Founder Shares that become subject to the Sponsor Earn-Out as a result of these redemption-based provisions would be $15.00 rather than $12.50.

On May 15, 2021, members of Supernova’s management team informed the independent directors of the Supernova Board that Supernova had entered into a term sheet and exclusivity with Rigetti. The independent directors were also provided a copy of the Rigetti management presentation for further background and were invited to contact Supernova’s management team with any questions.

On May 17, 2021, representatives of Rigetti provided additional confidential diligence materials to Supernova and its advisors for purposes of conducting legal, financial, accounting and tax due diligence via an electronic data room. Between May 14, 2021 and October 6, 2021, Supernova and its advisors conducted extensive due diligence, including pursuant to multiple video or telephonic meetings with Rigetti’s management. Supernova and its legal, financial, accounting, and tax due diligence providers provided initial information request lists and updated and supplemented these request lists as due diligence progressed.

On May 17, 2021, representatives of Supernova, Rigetti, Deutsche Bank, Morgan Stanley, Latham and Cooley attended a telephonic meeting, during which the participants discussed, among other matters, a proposed timeline for, and other key considerations relating to, the PIPE Financing. Between June 30, 2021 and July 9, 2021, representatives of Supernova, Deutsche Bank, and Morgan Stanley negotiated and finalized a customary agreements providing for Deutsche Bank and Morgan Stanley, respectively, to serve as joint placement agents in connection with the PIPE Financing, which agreements, in the case of Supernova and Deutsche Bank, was executed on July 7, 2021 and, in the case of Supernova and Morgan Stanley, was executed on July 9, 2021. Between June 30, 2021 and July 16, 2021, representatives of Supernova and Morgan Stanley negotiated and finalized a customary engagement letter providing for Morgan Stanley to serve as mergers and acquisitions advisor in connection with the Business Combination; such engagement letter was executed on July 16, 2021. Morgan Stanley also provided Rigetti and Supernova with disclosure letters describing its respective roles with Rigetti and Supernova and any other material relationships that it had with Rigetti and Supernova. After carefully considering with their respective boards and legal counsel the potential benefits of engaging Morgan Stanley for both roles, Rigetti and Supernova each consented to Morgan Stanley’s roles as mergers and acquisitions advisor to Supernova in connection with the Business Combination and as joint placement agent to Supernova in connection with the PIPE Financing and waived any potential conflicts in connection with such dual roles.

Morgan Stanley (together with its affiliates) is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, wealth management, investment research, principal investing, lending, financing, hedging, market making, brokerage and other financial and non-financial activities and services. In addition, Morgan Stanley and its affiliates may provide investment banking and other commercial dealings to Supernova, Rigetti and their respective affiliates in the future, for which they would expect to receive customary compensation.

Further, in the ordinary course of its business activities, Morgan Stanley and its affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Supernova, Rigetti or their respective affiliates. Morgan Stanley and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

During this period of time, representatives of Supernova, Rigetti, Latham and Cooley also jointly prepared and discussed with representatives of Deutsche Bank and Morgan Stanley, in their capacities as placement agents, an investor presentation and other marketing materials that would be presented to prospective PIPE Financing investors.

On May 27, 2021, Cooley sent Latham a draft of the Merger Agreement. On June 18, 2021, Latham sent Cooley a revised draft of the Merger Agreement, which reflected, among other things, certain revisions to (i) the mechanics regarding calculation of merger consideration, (ii) the parties’ respective representations and warranties and which materiality thresholds should apply to those representations and warranties for purposes of testing their accuracy at the Closing, (iii) the pre-Closing restrictions on the parties’ operations of their respective businesses, (iv) certain other pre-Closing covenants of the parties, including those related to the PIPE Financing, antitrust filings and employee matters, (v) certain conditions to the parties’ respective obligations to consummate the Closing and (vi) the parties’ respective termination rights.

From May 24, 2021 until June 9, 2021, representatives of Supernova and Rigetti compiled a list of potential strategic investors for the PIPE Financing process. These investors included suppliers to Rigetti, other participants in the quantum computing industry and potential development partners or customers for Rigetti. Representatives of Supernova and Rigetti provided the list of potential strategic investors to Morgan Stanley and Deutsche Bank, in their capacities as placement agents, on or around June 9, 2021 and requested that they review and edit the list based on their knowledge of the sector, including through engagement with their other clients. Beginning on June 12, 2021 and continuing thereafter, Morgan Stanley and Deutsche Bank, in their capacities as placement agents, began contacting approximately 50 potential strategic investors about the opportunity. Over the course of July, August, September, and October 2021, representatives of Rigetti and Supernova engaged with more than ten potential strategic investors, which included holding management meetings, providing additional information, and proposing potential ways for the strategic investors to collaborate with Rigetti in addition to their financial investment.

On June 1, 2021 and June 2, 2021, Messrs. Reid, Clifton, Rascoff, and Klabin visited Rigetti representatives, including Dr. Rigetti, Messrs. Naidu, and Danis, at their facilities in Berkeley and Fremont, California. Supernova conducted on-site due diligence of Rigetti, including its fabrication facility, its quantum cloud data center and its research and development offices. Additionally, the parties continued work on the PIPE Financing presentation. On the evening of June 1, 2021, representatives from Supernova and Rigetti dined together and discussed how Supernova could help Rigetti with various areas of becoming public, including constructing an independent board and managing investor relations.

On June 14, 2021, Rigetti and Supernova entered into an agreement extending the mutual exclusivity period to July 14, 2021. On August 9, 2021, Rigetti and Supernova entered into an agreement extending the mutual exclusivity period to September 8, 2021.

On September 9, 2021, Cooley sent Latham a revised draft of the Merger Agreement, which reflected, among other things, certain revisions to (i) the mechanics regarding calculation of merger consideration, (ii) the parties’ respective representations and warranties and which materiality thresholds should apply to those representations and warranties for purposes of testing their accuracy at the Closing, (iii) the pre-Closing restrictions on the parties’ operations of their respective businesses, (iv) certain other pre-Closing covenants of the parties, including those related to the PIPE Financing and antitrust filings, (v) certain conditions to the parties’ respective obligations to consummate the Closing and (vi) the parties’ respective termination rights.

Between September 9, 2021 and October 5, 2021, representatives of Cooley and Latham continued to negotiate the terms of, and exchange drafts of, the Merger Agreement, including provisions relating to (i) certain pre-closing restructuring steps to be taken by Rigetti and its affiliates, (ii) a two-step merger structure, (iii) the mechanics regarding calculation of merger consideration, (iv) the parties’ respective representations and warranties and which materiality thresholds should apply to those representations and warranties for purposes of testing their accuracy at the Closing, (v) the pre-Closing restrictions on the parties’ operations of their respective businesses, (vi) certain other pre-Closing covenants of the parties, including those related to the PIPE Financing, antitrust filings and preparation and delivery of PCAOB audited financial statements, (vii) certain conditions to the parties’ respective obligations to consummate the Closing and (viii) the parties’ respective termination rights.

Beginning on June 24, 2021, representatives of Supernova and Rigetti, and representatives Deutsche Bank and Morgan Stanley, in their capacity as placement agents, participated in various virtual meetings with prospective participants in the Initial PIPE Financing. During this period of time, after a draft form of the Initial Subscription Agreement had been provided to the prospective Initial PIPE Investors, the terms of the form of Initial Subscription Agreement, including with respect to conditions to closing and registration rights, were further negotiated between representatives of Cooley, on behalf of Rigetti, Latham, on behalf of Supernova, Sidley Austin LLP, legal counsel to Deutsche Bank and Morgan Stanley, and representatives of the Initial PIPE Investors by their respective advisors, and multiple drafts of the Initial Subscription Agreements were exchanged prior to the execution of the agreed form of Initial Subscription Agreement by the parties thereto on October 6, 2021. See the section entitled “Business Combination Proposal—Related Agreements—Subscription Agreements” for additional information.

Additionally, Supernova and Rigetti participated in discussions with a strategic investor with respect to an alternative investment in Rigetti. Latham, on behalf of Supernova, and Cooley, on behalf of Rigetti, negotiated the terms of a warrant subscription agreement and warrant that provided for, among other things, a collaboration agreement between Rigetti and the strategic partner (the “Warrant Documents”). See the section entitled “Business Combination Proposal—Related Agreements—Subscription Agreements” for additional information.

On September 16, 2021, Latham sent Cooley drafts of the Sponsor Support Agreement and the Rigetti Holders Support Agreement. Such draft of the Sponsor Support Agreement reflected a lock-up period of 180 days on the securities of Supernova held by the Sponsors. On September 24, 2021, Cooley sent Latham a revised draft of the Sponsor Support Agreement, which reflected, among other things, certain revisions to (i) the securities covered by the terms of the Sponsor Support Agreement and the transfer restrictions applicable thereto, (ii) the vesting terms applicable to certain of the securities of Supernova held by the Sponsors, (iii) the representations and warranties of the Sponsors and (iv) added a mutual release by and between Supernova and each Sponsor. Between September 16, 2021 and October 6, 2021, representatives of Cooley and Latham negotiated the terms of, and exchanged drafts of, the Sponsor Support Agreement, including adding provisions regarding early release of the Sponsors’ securities of Supernova from the lock-up in the event certain price thresholds are met or certain change of control transactions occur, prior to the ultimate execution of the Sponsor Support Agreement on October 6, 2021.

Between September 16, 2021 and October 6, 2021, representatives of Cooley and Latham negotiated the terms of, and exchanged drafts of, the Rigetti Holders Support Agreement, including provisions relating to (i) certain representations, warranties and covenants of the stockholders in the Rigetti Holders Support Agreement and (ii) permitted transfers by the stockholders party to the Rigetti Holders Support Agreement, prior to the ultimate execution of the Rigetti Holders Support Agreement on October 6, 2021.

Between September 27, 2021 and September 30, 2021, representatives of Supernova and Rigetti, and representatives of Deutsche Bank and Morgan Stanley, in their capacities as placement agents, discussed and negotiated changes to the transaction terms following completion of the majority of meetings from the PIPE Financing marketing process and receipt of feedback from potential PIPE Financing investors. The parties agreed that the pre-money enterprise value of the company would be reduced to $1.041 billion, the minimum cash would be reduced to $165 million, the Founder Shares would be adjusted in accordance with the side letter that addressed adjustments in valuation, affiliates of the Sponsor would invest $5 million into the PIPE Financing, and the Board of Directors of New Rigetti would consist of eight people.

On September 28, 2021, Cooley sent Latham drafts of the 2022 Plan, the ESPP and the Registration Rights Agreement, the terms of which the parties continued to negotiate, exchanging multiple drafts prior to the execution of the Merger Agreement on October 6, 2021, to which the agreed forms of the 2022 Plan, the ESPP and the Registration Rights Agreement were attached as exhibits.

On September 29, 2021, Cooley sent Latham drafts of the form of Proposed Certificate of Incorporation and the form of Proposed Bylaws. Between September 29, 2021 and October 6, 2021, representatives of Cooley and Latham negotiated the terms of, and exchanged drafts of, the foregoing documents, prior to the ultimate agreement on forms of the Proposed Certificate of Incorporation and Proposed Bylaws, which were attached as exhibits to the Merger Agreement.

On October 5, 2021, the Supernova Board held a telephonic meeting, at which members of Supernova management and representatives of Morgan Stanley, Latham and the Maples Group (“Maples”), Supernova’s Cayman Islands counsel, were present. Mr. Reid first provided an update on the status of the proposed transactions, including the status of discussions with potential PIPE Financing investors. Mr. Clifton then provided an overview of Rigetti and its business, including the differentiating aspects of its technology. Representatives of Morgan Stanley, in its capacity as placement agent, next provided their view on the status of discussions regarding the PIPE Financing and the expected size of the PIPE Financing. Representatives of Maples reviewed with the members of the Supernova Board their fiduciary duties under applicable law in connection with the Transactions. Representatives of Latham then provided an overview of the key terms of the Merger Agreement and the Rigetti Holders Support Agreement. Ms. Curnutte then provided an overview of the communications plan with respect to announcement of the Transactions. Representatives of Latham and Maples then provided an overview of the resolutions to be approved by the Supernova Board with respect to approval of the Transactions and related matters. Following this discussion, the Supernova Board unanimously approved and declared advisable the Merger Agreement and determined that the Mergers are advisable and fair to, and in the best interests of, Supernova and its shareholders, and further resolved to submit the Merger Agreement for adoption by Supernova’s shareholders at a meeting of Supernova’s shareholders and recommended that Supernova’s shareholders adopt the Merger Agreement at such meeting.

On October 5, 2021, the Rigetti Board, with representatives of Cooley and Rick Danis, Rigetti’s General Counsel, and Taryn Naidu, Rigetti’s COO, met telephonically to discuss the Business Combination, including a detailed discussion of the forms of the transaction documents. Representatives of Cooley reviewed with the members of the Rigetti Board their fiduciary duties under applicable law in connection with the Transactions. The Rigetti Board reviewed the proposed terms of the transaction agreements that had been negotiated with Supernova and its representatives. Following the presentation by Cooley to the Rigetti Board and additional discussion on related matters concerning the proposed business combination, the Rigetti Board unanimously (i) determined that it is in the best interests of Rigetti and the stockholders of Rigetti, and declared it advisable to enter into the Merger Agreement providing for the Mergers, (ii) approved the Merger Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions of the Merger Agreement, and (iii) adopted a resolution recommending that the Merger Agreement and the Transactions, including the Mergers, be adopted by the stockholders of Rigetti.

On October 6, 2021, the parties finalized the transaction documents (or forms thereof) with respect to the proposed business combination based on the terms agreed upon by the parties and approved by their respective boards of directors, including the Rigetti Holders Support Agreement, the Sponsor Support Agreement, the Initial Subscription Agreements with each of the PIPE Investors, and the Merger Agreement and the exhibits thereto.

On October 6, 2021, Supernova, Rigetti, First Merger Sub and Second Merger Sub executed the Merger Agreement. Concurrent with the execution of the Merger Agreement, Supernova also entered into the Rigetti Holders Support Agreement, the Sponsor Support Agreement, the Initial Subscription Agreements and the Warrant Documents, in each case, with the applicable other parties thereto. See “Business Combination Proposal—Related Agreements” for additional information.

On October 6, 2021, Supernova and Rigetti issued a joint press release announcing the execution of the Merger Agreement, which Supernova filed with a Current Report on Form 8-K along with the executed Rigetti Holders Support Agreement, the executed Sponsor Support Agreement, the form of Initial Subscription Agreement that was executed by the PIPE Investors, and the investor presentations prepared by members of Supernova’s and Rigetti’s management teams regarding Rigetti and the Transactions.

In December of 2021, Supernova received indications of interest from certain investors interested in purchasing PIPE Shares. Representatives of Supernova and Rigetti, and representatives Deutsche Bank and Morgan Stanley, in their capacity as placement agents, participated in discussions with the Subsequent PIPE Investors, during which it was agreed that the Subsequent PIPE Investors would purchase PIPE Shares at a price of $10.25 per share. Supernova received the consent of each Initial PIPE Investor to enter into the Subsequent PIPE Financing. Supernova and each Subsequent PIPE Investor executed an agreed form of Subscription Agreement on December 23, 2021. In connection with the Subsequent PIPE Financing, the Supernova Board and Rigetti Board approved, and Supernova and Rigetti entered into, an amendment to the Merger Agreement permitting the Subsequent PIPE Financing and clarifying that cash raised from the Subsequent PIPE Financing will count towards the condition that Supernova has at least $165,000,000 of available cash at the Closing. See the section entitled “Business Combination Proposal—Related Agreements—Subscription Agreements” for additional information.

In January 2022, Supernova and Rigetti discussed listing the shares of New Rigetti Common Stock on Nasdaq instead of the NYSE. On January 11, 2022, the Supernova Board and Rigetti Board approved, and Supernova and Rigetti entered into, an amendment to the Merger Agreement to permit the shares of New Rigetti Common Stock to trade on the Nasdaq.

The Supernova Board’s Reasons for the Business Combination

The Supernova Board, in evaluating the Transactions, consulted with Supernova’s management and its legal and financial advisors. In unanimously (i) resolved that it is in the best interests of Supernova and its shareholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the Merger Agreement and the Transactions, including the Business Combination, on the terms and subject to the conditions of the Merger Agreement, and (iii) recommended that the Business Combination be adopted by Supernova’s shareholders. The Supernova Board considered and evaluated a number of factors, including the factors discussed below. The Supernova Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Supernova Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Supernova’s reasons for the Transactions and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The Supernova Board considered a number of factors pertaining to the Transactions as generally supporting its decision to enter into the Merger Agreement and the related agreements and the Transactions, including the following material factors:

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Large potential addressable market. The Supernova Board noted that demand for computing power capable of solving computationally complex problems is increasing. The Supernova Board noted the potential of Rigetti’s quantum computers to solve many computational problems with greater speed and at a lower cost than today’s high performance computers and that quantum computing may be applicable to many challenges that today lie within the realm of the much larger cloud computing market.

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Reasonableness of aggregate consideration. Following a review of the financial data provided to Supernova, including Rigetti’s historical financial statements and certain unaudited prospective financial information, as well as Supernova’s due diligence review of the Rigetti business and the views of Supernova’s financial advisors, the Supernova Board considered the aggregate consideration to be paid and determined that such consideration was reasonable in light of such data and financial information.

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Relative maturity of superconducting technology versus other modalities. The Supernova Board noted that it is widely believed that superconducting qubit technology is the most mature modality and the modality most likely to ultimately lead to broad commercial success compared to approaches based on trapped ions, trapped neutral, and photonics.

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Competitive positioning of Rigetti against competitors; The Supernova Board noted that Rigetti is favorably positioned to compete against current and prospective competitors on the basis of factors such as quantum computer system performance, supported software and applications, compatibility with existing classical workflows, rate of technological innovation, ability to create value through long-term partnerships, end-user support and customer experience, solutions and insight delivery, price, brand recognition and trust, financial resources and access to key personnel.

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Rigetti’s intellectual property portfolio. The Supernova Board noted that Rigetti holds patents that cover a broad range of key technology areas, including quantum computing systems, software and access, quantum processor hardware, algorithms and applications for problem solving and chip design & fabrication.

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Talent level of management and engineering resources. The Supernova Board noted that Rigetti has a seasoned leadership team with leadership experience in semiconductor manufacturing, cloud and advanced computing, and government business. The Supernova Board also noted that Rigetti has a deep technical team that includes global experts in quantum chip design and manufacturing, quantum computing systems architecture, quantum software, and quantum algorithms and applications.

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Other Alternatives. The determination that the proposed Business Combination, after a thorough review of other business combination opportunities reasonably available to Supernova, represents the best potential business combination for Supernova. No opportunity came to the attention of any member of Supernova’s’s management or the Supernova Board in his or her personal capacity, which impacted Supernova’s search for an acquisition target.

The Supernova Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including the following:

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Ability to compete against better capitalized competitors. The risk that Rigetti’s current and prospective competitors could successfully compete against Rigetti due to greater access to financial resources.

•	Potential for unforeseen engineering or system design challenges. The risk that Rigetti may need additional capital due to unforeseen circumstances, including engineering or system design challenges.

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Potential for anticipated technology roadmap timeline to be delayed. The risk that Rigetti’s technical roadmap may be delayed or may never be achieved, either of which would have a material impact on Rigetti’s business, financial condition or results of operations.

•	Potential for slower than anticipated growth in customer demand. The risk that demand for quantum computers in general does not develop as expected, or develops more slowly than expected.

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Potential for Rigetti to need additional capital before becoming cash flow positive. The risk that inability to obtain financing when needed may make it more difficult for Rigetti to operate its business or implement its growth plans.

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Benefits and growth initiatives may not be achieved. The risk that the potential benefits and growth initiatives of the Transactions may not be fully achieved or may not be achieved within the expected timeframe. In this regard, the Supernova Board considered that there are risks associated with successful implementation of Rigetti’s long term business plan and strategy and Rigetti realizing the anticipated benefits of the Transactions on the timeline expected or at all, including due to factors outside of the parties’ control, such as the potential negative impact of the COVID-19 pandemic and related macroeconomic uncertainty. The Supernova Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Transactions and that Supernova shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination.

•	No third-party valuation. The risk that Supernova did not obtain a third-party valuation or fairness opinion in connection with the Transactions.

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Liquidation. The risks and costs to Supernova if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Supernova being unable to effect a business combination within the completion window and force Supernova to liquidate.

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Shareholder vote. The risk that Supernova’s shareholders may object to and challenge the Transactions and take action that may prevent or delay the consummation of the Transactions, including to vote down the proposals at the extraordinary general meeting or redeem their shares.

•	Closing conditions. The fact that completion of the Transactions is conditioned on the satisfaction of certain closing conditions that are not within Supernova’s control.

•	Litigation. The possibility of litigation challenging the Transactions or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Transactions.

•	Fees and expenses. The fees and expenses associated with completing the Transactions.

•	Other risks. Various other risks associated with the Business Combination, the business of Rigetti, and ownership of New Rigetti’s shares described under the section titled “Risk Factors.”

In addition to considering the factors described above, the Supernova Board also considered that the officers and directors of Supernova, as well as the Sponsor and its affiliates, may have interests in the Transactions that are in addition to, and that may be different from, the interests of Supernova’s shareholders, including the fact that our Sponsor and its affiliates may experience a positive rate of return on their investment, even if our public shareholders experience a negative rate of return on their investment, due to having purchased the Founder shares for approximately $0.003 per share (see section entitled “Business Combination Proposal—Interests of Supernova’s Sponsor, Directors and Executive Officers in the Business Combination”). Supernova’s independent directors reviewed and considered these interests during the negotiation of the Transactions and in evaluating and unanimously approving, as members of the Supernova Board, the Merger Agreement and the Transactions.

The Supernova Board concluded that the potential benefits that it expected Supernova and its shareholders to achieve as a result of the Transactions outweighed the potentially negative factors associated with the Transactions. The Supernova Board also noted that Supernova shareholders would have a substantial economic interest in New Rigetti (depending on the level of Supernova shareholders that sought redemption of their public shares for cash). Accordingly, the Supernova Board unanimously determined that the Merger Agreement and the related agreements and the transactions contemplated thereby are advisable, fair to and in the best interests of Supernova and its shareholders.

Certain Prospective Financial Information for Rigetti

Supernova and Rigetti do not as a matter of course make public projections as to future sales, earnings, or other results. However, in connection with the Supernova Board’s evaluation of the Business Combination, Rigetti’s management prepared and provided to the Supernova Board and Supernova’s financial advisors certain non-public internal, unaudited prospective financial information of Rigetti for the fiscal years 2021 through 2026. Supernova has included such prospective financial information in the tables below to give its shareholders access to such information because it was considered by the Supernova Board for purposes of evaluating the Business Combination. While the prospective financial information was not prepared for this purpose, it was also shared with potential investors in connection with the PIPE Financing, and an investor presentation dated October 6, 2021 (the “October Presentation”) that included the prospective financial information was furnished on a Current Report on Form 8-K, as required by the Subscription Agreements, and filed as soliciting material pursuant to Rule 425 and Rule 14a-12 of the Exchange Act. On January 10, 2022, Rigetti attended the 24th Annual Needham Growth Conference and presented a similar presentation (the “January Presentation”) that contained the same prospective financial information included in the October Presentation. Supernova subsequently filed the January presentation to comply with Rule 425 and Rule 14a-12 of the Exchange Act. Rigetti prepared the prospective financial information based on management’s judgment and assumptions regarding the company’s ability to meet its future technology roadmap and future financial performance. The inclusion of the below information should not be regarded as an indication that Supernova or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. Inclusion of such prospective financial information in this proxy statement/prospectus is not intended to influence your decision whether to vote for the Business Combination.

Neither Rigetti’s management, nor the Supernova Board, prepared or considered forecasted net income (loss) for the prospective periods since each believed that projections of gross profit and EBITDA were more useful to evaluate Rigetti. Rigetti’s disclosure of EBITDA is in lieu of income (loss) from operations (or net income (loss)), as an estimated measure of income (loss) to present alongside its revenue projections. Rigetti’s use of EBITDA in the prospective financial information reflects the fact that management does not have a reasonable basis for projecting certain recurring and non-recurring expenses that would be necessary to present GAAP-based net income/(loss), including interest, taxes, depreciation, and stock-based compensation which will vary based on borrowing requirements, available interest rates to Rigetti at the time capital is required, depreciation of assets and stock-based compensation which is dependent on stock-price projections, that will depend on a variety of factors that are not yet known.

Neither Rigetti’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such prospective financial information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The prospective financial information are forward-looking statements that are based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant technology, business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties, as described in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” The prospective financial information is subjective in many respects and is thus susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. Accordingly, there can be no assurance that the prospective financial information is indicative of the future performance of Rigetti or that actual results will not differ materially from those presented in the prospective financial information. Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date that information was prepared.

The prospective financial information was requested by, and disclosed to, Supernova for use as a component in its overall evaluation of Rigetti and are included in this proxy statement/prospectus on that account. Rigetti believes the assumptions in the prospective financial information were reasonable at the time the prospective financial information was prepared given the information Rigetti had at the time regarding technology development, competition, customer adoption and other factors set forth below. Rigetti’s management selected the length of the period for the prospective financial information because Rigetti’s management believes five years appropriately demonstrates a reasonable estimate of Rigetti’s future financial performance based on Rigetti’s experience in quantum computing development for over eight years, its management’s understanding of the current state of the quantum computing industry, including where industry competitors are in their technological developments, and further based on Rigetti’s prior and ongoing work on quantum computing applications with partners and customers that span government and enterprise, such customers’ particular requirements and use cases, as well as third party research reports on the potential value generated from achieving narrow and broad quantum advantage.

The key assumptions underlying the prospective financial information include, without limitation:

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Successful execution of a technology roadmap based on the development of multiple generations of quantum computing systems with increasing qubit counts and fidelities, culminating in the release of a 1,000+ qubit system in 2024 and a 4,000+ qubit system in 2026.

•

The growth of the quantum computing market resulting from the achievement of narrow quantum advantage in 2023 and broad quantum advantage in 2025, and a capture of approximately 10% of the estimated quantum computing market in 2026.

•	An increase in revenue from an increase in quantum computing systems from two systems in 2021 to 14 systems in 2026 to meet expected increased demand for quantum computing services.

•

By 2026, there will be a range of quantum computers generating revenue, including five 1,000+ qubit systems and two 4,000+ qubit systems operational among the total of 14 systems projected to be commercially available. As new generations of Rigetti quantum computers are projected to add capacity to the company’s QCaaS offering, the company intends to keep older generations of its quantum computers in service.

•	The range of quantum computers generating revenue will have different performance capabilities, price points and revenue generation potential. The projections estimate an increase in average revenue potential per system from an average of $4 million per system per year in 2021 to an assumed $40 million per system per year in 2026 due to increased usage. The increase in revenue per system assumes a maximum utilization per system of 75% for the years 2021-2026.

•

An increase in the useful life of future quantum computing systems capable of narrow quantum advantage and broad quantum advantage applications, with future generation quantum computing systems costing less to produce through economies of scale and successful cost engineering.

•

An increase in revenue due to an increase in the number of customers and as well as an increase in revenue per customer as a result of: (a) decreasing QCaaS pricing on a price per qubit per time basis, (b) growth in the number of QCaaS direct customers to 100 and QCaaS distribution customers to 5-10 in 2026, (c) increase in projected revenue per QCaaS direct customer from $0.8 million to $13 million, and increase in projected revenue per QCaaS distribution customer from $9 million to $146 million, (d) external maturation of the market and quantum computing ecosystem increasing customer adoption, (e) a shift in the proportion of QCaaS revenue to development contracts shifting from 40% in 2021 to over 90% in 2026 which will contribute to increasing gross margin, and (f) a shift in the proportion of direct access QCaaS revenue to distribution channel QCaaS revenue shifts from 40% in 2021 to 60% in 2026.

Rigetti believes its assumption regarding the release of a 1,000+ qubit system in 2024 and 4,000+ qubit system in 2026 is reasonable because its multi-chip quantum processor technology allows for larger processors to be constructed by assembling several smaller core processors together. Rigetti expects that this technology will enable it to scale from its 80 qubit system to an intermediate 100-500 qubit system and to the 1,000+ qubit system in 2024 and 4,000+ qubit system in 2026, which is based on the company’s historical experience of engineering improvements, including being able to scale from 4 qubit systems to 80 qubit systems in five years. 1,000+ and 4,000+ qubit systems are used in the industry as key benchmarks in computing power and commercialization and utilized by industry competitors in their technology roadmaps.

Rigetti’s ability to achieve the estimates presented in the prospective financial information is dependent on the continued development of its technology roadmap in line with our expectations and the validation of multiple assumptions. The prospective financial information assumes a large portion of the expected transaction proceeds being available, as the revenue projections are dependent on the achievement of narrow and broad quantum advantage, which is dependent on the execution of the technology roadmap which requires near term investment in capital expenditures and operating expenses, which could be reduced if the actual transaction proceeds are less than the expected amount. A more comprehensive discussion of uncertainties is included in “Risk Factors.”

The unaudited prospective financial information was not prepared with a view toward public disclosure or compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of financial forecasts. No independent auditors have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, none of Supernova, Marcum LLP, Supernova’s independent registered public accounting firm, and BDO USA, LLP, Rigetti’s independent registered public accounting firm, express an opinion or any other form of assurance with respect thereto or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

Inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as a representation by Rigetti, Supernova or any other person that the results contained in the prospective financial information will be achieved, and should not be regarded as an indication that Supernova, the Supernova Board, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.

Rigetti does not expect to generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, neither Supernova nor Rigetti intends to update or otherwise revise the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, except to the extent required by applicable securities laws. Furthermore, neither Supernova nor Rigetti intends to update or revise the prospective financial information to reflect changes in general economic or industry conditions. Additional information relating to the principal assumptions used in preparing the projections is described above. See “Risk Factors” for a discussion of various factors that could materially affect Rigetti’s financial condition, results of operations, business, prospects and securities.

READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW AND NOT TO RELY ON SUCH PROSPECTIVE FINANCIAL INFORMATION IN MAKING A DECISION REGARDING THE BUSINESS COMBINATION PROPOSAL, AS SUCH PROSPECTIVE FINANCIAL INFORMATION MAY BE MATERIALLY DIFFERENT THAN ACTUAL RESULTS. NONE OF SUPERNOVA, RIGETTI NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SUPERNOVA SHAREHOLDER, RIGETTI STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION.

The key elements of the projections provided by management of Rigetti to Supernova, which assumes Rigetti executes on the technology roadmap and achieves narrow quantum advantage in 2023 and broad quantum advantage in 2025, are summarized in the table below:

$M	2021E	2022E	2023E	2024E	2025E	2026E
Systems Online (Year End)	2	3	3	4	9	14
Revenue	7	18	34	73	288	594
(-) Costs of Goods Sold	(3)	(6)	(10)	(17)	(36)	(69)
Gross Profit	5	12	25	56	252	525
(-) Operating Expenses	(41)	(60)	(70)	(86)	(138)	(187)
Depreciation	5	8	13	18	28	42
EBITDA	(31)	(39)	(32)	(12)	142	380
(-) Capital expenditures	(7)	(41)	(33)	(63)	(112)	(170)
EBITDA less capex	(39)	(80)	(66)	(75)	30	210

Satisfaction of the 80% Test

It is a requirement under Supernova’s Existing Governing Documents that any business acquired by Supernova have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions at the time of the execution of a definitive agreement for an initial business combination and taxes payable on the income earned in the trust account). As of October 6, 2021, the date of the execution of the Merger Agreement, the balance of the funds in the trust account was approximately $332.9 million (excluding approximately $12.1 million of deferred underwriting commissions) and 80% thereof represents approximately $266.3 million. In reaching its conclusion on the 80% asset test, the Supernova Board used as a fair market value the $1,041,000,000 equity value for Rigetti, which was implied based on the value of the consideration to be issued in the Merger to Rigetti equityholders.

The Supernova Board considered factors such as Rigetti’s future growth outlook and financial plan, as well as valuations and trading of publicly traded companies in similar and adjacent sectors. The Supernova Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arm’s-length, was fair to, and in the best interests of, Supernova and its shareholders and appropriately reflected Rigetti’s value.

The Supernova Board believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of Rigetti met the 80% requirement. Based on the fact that the $1,041,000,000 fair market value of Rigetti as described above is in excess of the threshold of approximately $266.3 million, representing 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned in the trust account), the Supernova Board determined that the fair market value of Rigetti was substantially in excess of 80% of the funds in the trust account and that the 80% test was met.

Interests of Supernova’s Sponsor, Directors and Executive Officers in the Business Combination

In considering the recommendation of the Supernova Board to vote in favor of approval of the Business Combination Proposal and the other proposals, shareholders should keep in mind that the Sponsor and the other Supernova Insiders have interests in such proposals that are different from, or in addition to, those of Supernova shareholders generally. In particular, shareholders should keep in mind:

•

the fact that our Initial Shareholders have agreed, as part of Supernova’s initial public offering and without any separate consideration provided by Supernova for such agreement, not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor paid an aggregate of $25,000 for the 8,625,000 Class B ordinary shares currently owned by the Initial Shareholders and such securities will have a significantly higher value at the time of the Business Combination. Because the Sponsor, the other Initial Shareholders and Supernova’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them, such shares will be worthless if a business combination is not consummated by March 4, 2023 (unless such date is extended in accordance with the Existing Governing Documents). Such shares had an aggregate market value of $85,818,750 based upon the closing price of $9.95 per share of Class A ordinary shares on the NYSE on February 8, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus and an aggregate market value of $86,163,750 based upon the closing price of $9.99 per share of Class A ordinary shares on the NYSE on January 18, 2022, the record date;

•

the fact that the Sponsor paid $8,900,000 for its private placement warrants, and those warrants would be worthless if a business combination is not consummated by March 4, 2023 (unless such date is extended in accordance with the Existing Governing Documents). Such warrants had an aggregate market value of $6,586,000 based upon the closing price of $1.48 per public warrant on the NYSE on February 8, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus and an aggregate market value of $6,230,000 based upon the closing price of $1.40 per public warrant on the NYSE on January 18, 2022, the record date;

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the fact that the Sponsor has invested an aggregate of $8,925,000 (consisting of $25,000 for the Founder Shares, or approximately $0.003 per share, and $8,900,000 for the private placement warrants but excluding the purchase price of the PIPE Shares the Sponsor has agreed to purchase) means that our Sponsor, officers and directors stand to make significant profit on their investment and could potentially recoup their entire investment in Supernova even if the trading price of our Class A ordinary shares were as low as $1.46 per share (assuming no redemptions and even if the private placement warrants are worthless) and therefore our Sponsor, officers and directors may experience a positive rate of return on their investment, even if our public shareholders experience a negative rate of return on their investment;

•

the fact that the Sponsor and Supernova’s directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, in which case the Sponsor would lose its entire investment. As a result, the Sponsor may have a conflict of interest in determining whether Rigetti is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. The Supernova board of directors was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to public shareholders that they approve the Business Combination;

•

the fact that the Registration Rights Agreement will be entered into by the Sponsor and Supernova’s directors and officers, and such parties will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions, following the consummation of the Business Combination;

•

the fact that Mr. Clifton, a current director and Chief Financial Officer of Supernova, is expected to be a director of New Rigetti after the consummation of the Business Combination. As such, in the future, Mr. Clifton may receive fees for his service as a director, which may consist of cash or stock-based awards, and any other remuneration that the New Rigetti Board determines to pay to its non-employee directors;

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the fact that Mr. Clifton, a current director and Chief Financial Officer of Supernova, helped form Ampere, an investor in the proposed transactions, when he worked at The Carlyle Group, and the fact that Mr. Clifton currently holds a non-controlling interest in Ampere;

•	the fact that Plaintir is one of the PIPE Investors and Mr. Rascoff currently serves as a director of Palantir;

•	the fact that Mr. Rascoff recused himself from all work related to the investment of Palantir in the proposed transactions;

•	the fact that the Sponsor is purchasing 500,000 PIPE Shares for an aggregate price of $5,000,000 in the Initial PIPE Financing on the same terms as the other Initial PIPE Investors;

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the fact that Kingston Marketing Group, a marketing and communications agency co-owned by Katie Curnutte, is supporting Supernova with marketing services associated with the proposed Business Combination;

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the fact that the Sponsor (including its representatives and affiliates) and Supernova’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Supernova. For example, certain officers and directors of Supernova, who may be considered an affiliate of the Sponsor, have also incorporated Supernova III. Mr. Rascoff and Mr. Klabin are Co-Chairs, Mr. Reid is Chief Executive Officer and Director and Mr. Clifton is Chief Financial Officer and Director of Supernova III. Each of Mr. Fox, Mr. Lanzone, Ms. Renfrew and Mr. Singh are directors of Supernova III. The Sponsor and Supernova’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Supernova completing its initial business combination. Moreover, certain of Supernova’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. Supernova’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Supernova, and the other entities to which they owe certain fiduciary or contractual duties, including Supernova III. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Supernova’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Supernova, subject to applicable fiduciary duties under the Cayman Islands Companies Act. Supernova’s amended and restated memorandum and articles of association provide that Supernova renounces its interest in any corporate opportunity offered to any director or officer of Supernova;

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the continued indemnification of Supernova’s directors and officers and the continuation of Supernova’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•	the fact that the Sponsor and Supernova’s officers and directors will lose their entire investment in Supernova which, as stated above, consists of Class B ordinary shares and private placement warrants with an aggregate market value of $92,404,750 as of February 8, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, and will not be reimbursed for any loans, advances or out-of-pocket expenses, if an initial business combination is not consummated by March 4, 2023, which would result in an aggregate loss of $92,404,750;

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the fact that if the trust account is liquidated, including in the event Supernova is unable to complete an initial business combination by March 4, 2023, the Sponsor has agreed to indemnify Supernova to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which Supernova has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Supernova, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

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the fact that Supernova may be entitled to distribute or pay over funds held by Supernova outside the trust account to the Sponsor or any of its Affiliates (as defined in the Merger Agreement) prior to the Closing.

Neither the Sponsor nor Supernova’s directors and executive officers have any interest in, or affiliation with, Rigetti. For a discussion of the fiduciary obligations to other entities of the Sponsor and Supernova’s directors and executive officers, see the sections entitled “Risk Factors—Risks Related to the Business Combination and Supernova- Since the Initial Shareholders, including the Sponsor and Supernova’s directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, conflicts of interest exist in determining whether the Business Combination with Rigetti is appropriate as our initial business combination. Such interests include that Sponsor, as well as our executive officers and directors, will lose their entire investment in us if the Business Combination is not completed” and “Business Combination Proposal—Interests of Supernova’s Sponsor, Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus.

Our Sponsor and its affiliates are active investors across a number of different investment platforms, which we and our Sponsor believe improved the volume and quality of opportunities that were available to Supernova. However, it also creates potential conflicts and the need to allocate investment opportunities across multiple investment vehicles. In order to provide our Sponsor with the flexibility to evaluate opportunities across these platforms, our amended and restated memorandum and articles of association provide that we renounce our interest in any business combination opportunity offered to any founder, director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the company and is an opportunity that we are able to complete on a reasonable basis. This waiver allows our Sponsor and its affiliates to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the investment vehicle. We do not believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on our search for an acquisition target.

Board of Directors Following the Business Combination

In accordance with the terms of Supernova’s Existing Governing Documents, until the consummation of Supernova’s initial business combination, only holders of Supernova’s Class B ordinary shares can appoint or remove directors.

Following the Business Combination, the Proposed Charter provides for a classified board of directors with staggered, three-year terms. The term of office of the first class of directors, consisting of H. Gail Sandford, Chad Rigetti and Ray Johnson will expire at our first annual meeting of shareholders in 2023. The term of office of the second class of directors, consisting of Alissa Fitzgerald, Gen. Peter Pace and David Cowan, will expire at the second annual meeting of shareholders in 2024. The term of office of the third class of directors, consisting of Cathy McCarthy and Michael Clifton will expire at the third annual meeting of shareholders in 2025. Gen. Peter Pace will serve as Chairman of the Board upon the consummation of the Business Combination.

Redemption Rights

Pursuant to Supernova’s Existing Governing Documents, public shareholders may seek to redeem their shares for cash, regardless of whether they vote “for” or “against” the Business Combination Proposal. Any shareholder holding public shares as of the record date who votes “for” or “against” the Business Combination Proposal may demand that Supernova redeem such shares for a full pro rata portion of the trust account (which, for illustrative purposes, was approximately $10.00 per share as of January 18, 2022, the record date for the extraordinary general meeting), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, Supernova will redeem these shares for a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a public shareholder, together with any affiliate such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, all public shares in excess of 15% held by a public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.

The Sponsor and the Supernova Insiders will not have redemption rights with respect to any of Supernova’s Class A ordinary shares owned by them in connection with the Transactions.

Holders may demand redemption by delivering their stock, either physically or electronically using DTC’s ATOP System, to Supernova’s transfer agent, AST, prior to the vote at the extraordinary general meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the ATOP system. AST will typically charge the tendering broker $100 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then Supernova’s public shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the trust account, as applicable. In such case, Supernova will promptly return any shares delivered by public shareholders. Additionally, if Supernova would be left with less than $5,000,001 of net tangible assets as a result of the public shareholders properly demanding redemption of their shares for cash, Supernova will not be able to consummate the Business Combination.

The closing price of Supernova’s Class A ordinary shares on January 18, 2022, the record date for the extraordinary general meeting, was $9.99 per share. The cash held in the trust account on such date was approximately $345,019,271 (approximately $10.00 per public share). Prior to exercising redemption rights, shareholders should verify the market price of Supernova’s ordinary shares as they may receive higher proceeds from the sale of their Supernova’s ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Supernova cannot assure its shareholders that they will be able to sell their Supernova ordinary shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a public shareholder exercises its redemption rights, then it will be exchanging its shares of Supernova’s ordinary shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than the close of the vote on the Business Combination proposal by delivering your stock certificate (either physically or electronically) to Supernova’s transfer agent, AST, prior to the vote at the extraordinary general meeting, and the Business Combination is consummated.

Sources and Uses for the Business Combination

The following table summarizes the estimated sources and uses for funding the Transactions (all amounts in millions):

Source of Funds(1) (in thousands)		Uses(1) (in thousands)
Cash Held in Trust	$345	Cash on Balance Sheet	$434
PIPE Investment	$148	Equity Consideration	$1,041
Issuances of Shares(1)	$1,041	Estimated Transaction Expenses(2)(3)	$59

Total Sources	$1,533	Total Uses	$1,534

(1)	Issuance of shares excludes the aggregate exercise price of the outstanding in-the-money warrants and options of $7.5 million.
(2)	Estimated transaction costs include current estimated costs of Supernova and Rigetti including deferred underwriting fees of $12.1 million from Supernova’s IPO.
(3)

No decision on the repayment of the Loan Agreement with Trinity Capital Inc., as lender, for a principal amount of $20 million, bearing an interest rate of the greater of 7.5% plus the prime rate published by the Wall Street Journal and 11.0%. Currently, the Loan Agreement has an outstanding of $20 million has been made and is therefore not included as part of the sources and uses.

Deferred Underwriting Fees

Approximately $12.1 million of the underwriting fee was deferred and conditioned upon completion of a business combination. The following table illustrates the effective deferred underwriting fee on a percentage basis for public shares at each redemption level identified below.

Underwriting Fees	Assuming No Redemption	Assuming 50% Max Permitted Redemption(1)	Assuming Max Permitted Redemption(2)	Assuming 100% Redemption(3)
Unredeemed public shares	34,500,000	19,954,903	5,409,805	0
Trust proceeds to New Rigetti	$345,000,000	$199,549,030	$54,098,050	0
Deferred underwriting fee	$12,075,000	$12,075,000	$12,075,000	$12,075,000
Effective deferred underwriting fee	3.5%	6.1%	22.3%	—

(1)	Amount shown represents share redemption levels reflecting 50% of the Max Permitted Redemption scenario (approximately 42% redemptions).
(2)

Assumes that approximately 84% of Supernova’s outstanding public shares are redeemed in connection with the Business Combination, which is the maximum permitted amount of redemptions while still satisfying the conditions to the consummation of the Business Combination in the Merger Agreement.

(3)

Assumes Rigetti and the PIPE Investors waive the minimum cash condition in the Merger Agreement. If all 34,500,000 Supernova Class A ordinary shares are redeemed, Supernova and Rigetti would be required to waive the minimum cash condition or otherwise obtain alternative financing arrangements to satisfy this Closing Condition. Additionally, waiver of the minimum cash condition in the Merger Agreement requires the consent of a majority of PIPE Investors (based on commitments), thus the above table assumes PIPE Investors have provided the required consent.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Transactions are subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. If the FTC or the Antitrust Division issues a Second Request within the initial 30-day waiting period, the waiting period with respect to the Transactions will be extended for an additional period of 30 calendar days, which will begin on the date on which the filing parties each certify compliance with the Second Request. Complying with a Second Request can take a significant period of time. On October 21, 2021, Supernova and Rigetti filed the required forms under the HSR Act with the Antitrust Division and the FTC.

At any time before or after consummation of the Transactions, notwithstanding expiration of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transactions. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There is no assurance that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Transactions on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

Additionally, under applicable laws and regulatory regimes in certain foreign jurisdictions, certain transactions may not be consummated until approval is granted or applicable waiting periods expire or terminate. The Business Combination is subject to applicable foreign direct investment laws in certain jurisdictions and may not be consummated until such approvals are obtained or the applicable waiting periods have expired. Specifically, under the UK National Security and Investment Act 2021 (the “NSI Act”), certain transactions in the quantum technology sector that close on or after January 4, 2022 are subject to a mandatory notification and approval by the UK Secretary of State. Transactions subject to the mandatory regime must be notified and approved prior to their consummation. Supernova filed for approval pursuant to the NSI Act on January 4, 2022 and such approval must be obtained prior to the closing of the Business Combination. Approval under the German Investment Screening Laws, required prior to the closing of the Business Combination, has been received. In addition, a post-closing filing under the Investment Canada Act is required to be made within thirty (30) days after the closing of the Business Combination.

Neither Supernova nor Rigetti is aware of any material regulatory approvals or actions that are required for completion of the Transactions other than the expiration of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required

The approval of the Business Combination proposal will require the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Additionally, the Business Combination will not be consummated if Supernova has less than $5,000,001 of net tangible assets after taking into account the public shareholders that properly demanded that Supernova redeem their public shares for their pro rata share of the trust account.

Consummation of the Transactions is conditioned on the approval of each of the Condition Precedent Proposals. It is important for you to note that in the event that the Condition Precedent Proposals do not receive the requisite vote for approval, we will not consummate the Transactions.

Recommendation of the Supernova Board

THE SUPERNOVA BOARD UNANIMOUSLY RECOMMENDS THAT THE SUPERNOVA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of Supernova’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Supernova and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Supernova’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Supernova’s Sponsor, Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, Supernova is asking its shareholders to approve the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.

As a condition to closing the Business Combination, the Supernova Board has unanimously approved, and Supernova shareholders are being asked to consider and vote upon a proposal to approve (the “Domestication Proposal”) a change of Supernova’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, Supernova will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Supernova will be domesticated and continue as a Delaware corporation.

In connection with the Domestication, immediately prior to (but no later than the day preceding) the Closing Date: (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of Supernova will be converted into one share of common stock, par value $0.0001 per share, of New Rigetti; (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of Supernova will automatically represent the right to purchase one share of New Rigetti Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Supernova warrant agreement; (iii) each issued and outstanding Supernova preference share will continue to exist as a share of preferred stock of New Rigetti; (iv) the governing documents of Supernova will be amended and restated and become the certificate of incorporation and the bylaws of New Rigetti as described in this proxy statement/prospectus; and (v) Supernova’s name will change to “Rigetti Computing, Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of Supernova that has not been previously separated into the underlying Class A ordinary shares of Supernova and the underlying warrants of Supernova prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Rigetti Common Stock and one-fourth of one warrant representing the right to purchase one share of New Rigetti Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Supernova warrant agreement.

The Domestication Proposal, if approved, will approve a change of Supernova’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Supernova is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, New Rigetti will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then Supernova will also ask its shareholders to approve the Advisory Governing Documents Proposals (discussed below), which, if approved, will replace the Existing Governing Documents with a new certificate of incorporation and bylaws of New Rigetti under the DGCL. The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents and we encourage shareholders to carefully consult the information set out below under “Advisory Governing Documents Proposals,” the Existing Governing Documents of Supernova, attached hereto as Annex B and the Proposed Governing Documents of New Rigetti, attached hereto as Annex C and Annex D.

Reasons for the Domestication

Our Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. Our Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of Supernova and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

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Prominence, Predictability and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a jurisdiction of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the jurisdiction of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other jurisdictions’ corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

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Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New Rigetti, its board of directors and management and would enable them to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to entities organized in other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs.

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Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New Rigetti’s incorporation in Delaware may make New Rigetti more attractive to future candidates for our Board, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. Our Board therefore believes that providing the benefits afforded directors by Delaware law will enable New Rigetti to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands law and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Supernova as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Rigetti immediately following the Domestication will be the same as those of Supernova immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Because the Domestication Proposal involves a vote to continue Supernova outside the jurisdiction of the Cayman Islands, holders of Class B ordinary shares will have ten votes per Class B ordinary share and holders of Class A ordinary shares will have one vote per Class A ordinary share for purposes of the Domestication Proposal. Holders of Class B ordinary shares and Class A ordinary shares will have one vote per share on all other proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that Supernova be transferred by way of continuation to Delaware pursuant to Article 47 of the amended and restated articles of association of Supernova, Part XII of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, Supernova be continued and domesticated as a corporation under the laws of the State of Delaware and, conditional upon, and with effect from, the registration of Supernova as a corporation in the State of Delaware, the name of Supernova be changed from “Supernova Partners Acquisition Company II, Ltd.” to “Rigetti Computing, Inc.””

Recommendation of the Supernova Board

THE SUPERNOVA BOARD UNANIMOUSLY RECOMMENDS THAT SUPERNOVA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of Supernova’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Supernova and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Supernova’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Supernova’s Sponsor, Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSED CHARTER AND BYLAWS PROPOSAL

Overview

If the Condition Precedent Proposals are approved and the Business Combination is to be consummated, Supernova will replace the Existing Governing Documents, with the Proposed Certificate of Incorporation and the Proposed Bylaws of New Rigetti, in each case, under the DGCL.

Reasons for the Proposed Governing Documents

The Proposed Certificate of Incorporation, as well as the Proposed Bylaws, was negotiated as part of the Business Combination. The Supernova Board’s specific reasons for each of the Advisory Governing Documents Proposals (each of which are included in the Proposed Governing Documents) are set forth in the section “Governing Documents Proposals.”

Vote Required for Approval

The approval of the Proposed Charter and Bylaws Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Abstentions and broker non-votes, while considered present for the purpose of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and other will have no effect on a particular proposal.

The Proposed Charter and Bylaws Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the certificate of incorporation and amended and restated memorandum and articles of association of Supernova currently in effect be amended and restated by the deletion in their entirety and substitution in their place with the certificate of incorporation and bylaws of Supernova (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), which be approved as the certificate of incorporation and bylaws of Rigetti Computing, Inc., effective upon the effectiveness of the Domestication.”

Recommendation of the Supernova Board

THE SUPERNOVA BOARD UNANIMOUSLY RECOMMENDS THAT SUPERNOVA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE PROPOSED CHARTER AND BYLAWS PROPOSAL.

The existence of financial and personal interests of one or more of Supernova’s directors results in conflicts of interest on the part of such director(s) between what he or they may believe is in the best interests of Supernova and its shareholders and what he or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Supernova’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Supernova’s Sponsor, Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADVISORY GOVERNING DOCUMENTS PROPOSALS

Overview

If the Proposed Charter and Bylaws Proposal and the other Condition Precedent Proposals are approved and the Business Combination is to be consummated, Supernova will replace the Existing Governing Documents with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Governing Documents”) of New Rigetti, in each case, under the DGCL.

Supernova’s shareholders are asked to consider and vote upon, on a non-binding advisory basis, and to approve by ordinary resolution four (4) separate proposals (collectively, the “Advisory Governing Documents Proposals”) in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents. This separate vote is not otherwise required by Delaware law or Cayman Islands law separate and apart from the Proposed Charter and Bylaws Proposal but, pursuant to SEC guidance, Supernova is submitting these provisions to its shareholders separately for approval, allowing shareholders the opportunity to present their separate views on important governance provisions. However, the shareholder votes regarding these proposals are advisory votes, and are not binding on Supernova or the Supernova Board (separate and apart from the approval of the Proposed Charter and Bylaws Proposal). In the judgment of the Supernova Board, these provisions are necessary to appropriate to address the needs of the post-combination company. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Governing Documents Proposals (separate and apart from approval of Proposed Charter and Bylaws Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Supernova and Rigetti may agree that the Proposed Certificate of Incorporation and Proposed Bylaws, in the form set forth on Annex C and Annex D, will take effect at consummation of the Business Combination and Domestication, assuming adoption of the Proposed Charter and Bylaws Proposal.

The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents. The following table sets forth a summary of the principal changes proposed to be made between the Existing Governing Documents and the Proposed Certificate of Incorporation and Proposed Bylaws for New Rigetti. This summary is qualified by reference to the complete text of the Existing Governing Documents of Supernova, attached to this proxy statement/prospectus as Annex B, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D. All shareholders are encouraged to read each of the Proposed Governing Documents in its entirety for a more complete description of its terms. Additionally, as the Existing Governing Documents governed by Cayman Islands law and the Proposed Governing Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Advisory Governing Documents Proposal A)

The share capital under the Existing Governing Documents is $55,500 divided into 500,000,000 Class A ordinary shares of par value $0.0001 per share, 50,000,000 Class B ordinary shares of par value $0.0001 per share and 5,000,000 preference shares of par value $0.0001 per share.

See paragraph 5 of the Memorandum of Association.

The Proposed Governing Documents authorize 1,000,000,000 shares of New Rigetti Common Stock and 10,000,000 shares of New Rigetti Preferred Stock.

See Article IV of the Proposed Certificate of Incorporation.

	Existing Governing Documents	Proposed Governing Documents
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Advisory Governing Documents Proposal B)

The Existing Governing Documents authorize the issuance of 5,000,000 preference shares with par value $0.0001 per share and with such designation, rights and preferences as may be determined from time to time by our Board. Accordingly, our board of directors is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.

See paragraph 3 of the Memorandum of Association and Article 3 of the Articles of Association.

The Proposed Governing Documents authorize the board of directors to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the board of directors may determine.

See Article IV subsection B of the Proposed Certificate of Incorporation.

Shareholder/Stockholder Written Consent In Lieu of a Meeting (Advisory Governing Documents Proposal C)

The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.

See Article 22 of our Articles of Association.

The Proposed Governing Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting.

See Article IX subsection B of the Proposed Certificate of Incorporation.

Corporate Name (Advisory Governing Documents Proposal D)	The Existing Governing Documents provide the name of the company is “Supernova Partners Acquisition Company II, Ltd.” See paragraph 1 of our Memorandum of Association.	The Proposed Governing Documents will provide that the name of the corporation will be “Rigetti Computing, Inc.” See Article I of the Proposed Certificate of Incorporation.

Perpetual Existence (Advisory Governing Documents Proposal D)	The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by March 4, 2023 (twenty-four months after the closing of	The Proposed Governing Documents do not include any provisions relating to New Rigetti’s ongoing existence; the default under the DGCL will make New Rigetti’s existence perpetual.

	Existing Governing Documents	Proposed Governing Documents

Supernova’s initial public offering), Supernova will cease all operations except for the purposes of winding up and will redeem the shares issued in Supernova’s initial public offering and liquidate its trust account.

See Article 49 of our Articles of Association.

This is the default rule under the DGCL.

Exclusive Forum (Advisory Governing Documents Proposal D)	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.

The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the United States federal district court as the exclusive forum for litigation arising out of the Securities Act.

See Article VIII of the Proposed Certificate of Incorporation.

Provisions Related to Status as Blank Check Company (Advisory Governing Documents Proposal D)

The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.

See Article 49 of our Articles of Association.

The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

ADVISORY GOVERNING DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF

CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED

GOVERNING DOCUMENTS

Overview

Advisory Governing Documents Proposal A—to approve the change in the authorized share capital of Supernova from $55,500 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 1,000,000,000 shares of New Rigetti Common Stock and 10,000,000 shares of New Rigetti Preferred Stock.

As of the date of this proxy statement/prospectus, there are 43,125,000 ordinary shares issued and outstanding, which includes an aggregate of 8,625,000 Class B ordinary shares held by the Initial Shareholders, including Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 13,075,000 warrants to acquire ordinary shares, comprised of 4,450,000 private placement warrants held by Sponsor and 8,625,000 public warrants.

In connection with the Domestication, immediately prior to (but no later than the day preceding) the Closing Date: (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of Supernova will be converted into one share of common stock, par value $0.0001 per share, of New Rigetti; (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of Supernova will automatically represent the right to purchase one share of New Rigetti Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Supernova warrant agreement; (iii) each issued and outstanding Supernova preference share will continue to exist as a share of preferred stock of New Rigetti; (iv) the governing documents of Supernova will be amended and restated and become the certificate of incorporation and the bylaws of New Rigetti as described in this proxy statement/prospectus; and (v) Supernova’s name will change to “Rigetti Computing, Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of Supernova that has not been previously separated into the underlying Class A ordinary shares of Supernova and the underlying warrants of Supernova prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Rigetti Common Stock and one-fourth of one warrant representing the right to purchase one share of New Rigetti Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Supernova warrant agreement. See “Domestication Proposal.”

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, each share of Rigetti outstanding as of immediately prior to the Effective Time will be exchanged for shares of New Rigetti Common Stock based on an implied Rigetti equity value of $1,041,000,000, each Rigetti option or warrant will convert into options or warrants to purchase New Rigetti Common Stock, and each Rigetti Restricted Stock Unit Award will convert into restricted stock units for New Rigetti Common Stock. See “Business Combination Proposal–Consideration to Rigetti Equityholders in the Business Combination.”

In order to ensure that New Rigetti has sufficient authorized capital for future issuances, our Board has approved, subject to stockholder approval, that the Proposed Governing Documents of New Rigetti change in the authorized share of Supernova from U.S. $55,500 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share to (ii) 1,000,000,000 shares of New Rigetti Common Stock and 10,000,000 shares of New Rigetti Preferred Stock.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of New Rigetti, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

The principal purpose of this proposal is to provide for an authorized capital structure of New Rigetti that will enable it to continue as an operating company governed by the DGCL. Our Board believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Vote Required for Approval

The approval of Advisory Governing Documents Proposal A requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Advisory Governing Documents Proposal A is a non-binding advisory proposal and is not conditioned on any other approval.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the change in the authorized share capital of Supernova from $55,500 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 1,000,000,000 shares of common stock, par value $0.0001 per share, of New Rigetti and 10,000,000 shares of preferred stock, par value $0.0001 per share, of New Rigetti be approved.”

Recommendation of the Supernova Board

THE SUPERNOVA BOARD UNANIMOUSLY RECOMMENDS THAT SUPERNOVA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ADVISORY GOVERNING DOCUMENTS PROPOSAL A.

The existence of financial and personal interests of one or more of Supernova’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Supernova and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Supernova’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Supernova’s Sponsor, Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADVISORY GOVERNING DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW RIGETTI AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Advisory Governing Documents Proposal B—to authorize the New Rigetti Board to issue any or all of the shares of New Rigetti Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Rigetti Board and as may be permitted by the DGCL.

Our shareholders are also being asked to approve Advisory Governing Documents Proposal B, which is, in the judgment of our Board, necessary to adequately address the needs of New Rigetti after the Business Combination.

If Advisory Governing Documents Proposal A is approved, the number of authorized shares of preferred stock of New Rigetti will be 10,000,000 shares. Approval of this Advisory Governing Documents Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the board of directors, as may be permitted by the DGCL, and without further stockholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital-raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an anti-takeover defense.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of New Rigetti, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Our Board believes that the ability of the New Rigetti Board to issue shares of New Rigetti Preferred Stock in one or more classes or series will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Authorized but unissued preferred stock may enable the New Rigetti Board to render it more difficult or to discourage an attempt to obtain control of New Rigetti and thereby protect continuity of or entrench its management, which may adversely affect the market price of New Rigetti. If, in the due exercise of its fiduciary obligations, for example, the New Rigetti Board was to determine that a takeover proposal was not in the best interests of New Rigetti, such preferred stock could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the New Rigetti Board, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the New Rigetti Board to issue the authorized preferred stock on its own volition will enable New Rigetti to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New Rigetti currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Vote Required for Approval

The approval of Advisory Governing Documents Proposal B requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Advisory Governing Documents Proposal B is a non-binding advisory proposal and is not conditioned on any other proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the authorization to the New Rigetti Board to issue any or all shares of New Rigetti Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Rigetti Board and as may be permitted by the DGCL be approved.”

Recommendation of the Supernova Board

THE SUPERNOVA BOARD UNANIMOUSLY RECOMMENDS THAT SUPERNOVA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ADVISORY GOVERNING DOCUMENTS PROPOSAL B.

The existence of financial and personal interests of one or more of Supernova’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Supernova and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Supernova’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Supernova’s Sponsor, Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADVISORY GOVERNING DOCUMENTS PROPOSAL C—APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Advisory Governing Documents Proposal C—the removal of the ability of New Rigetti stockholders to take action by written consent in lieu of a meeting unless such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the directors then in office.

Our shareholders are also being asked to approve Advisory Governing Documents Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Rigetti after the Business Combination.

The Proposed Governing Documents stipulate that any action required or permitted to be taken by the stockholders of New Rigetti must be effected at a duly called annual or special meeting of stockholders of New Rigetti, and may not be effected by any consent in writing by such stockholder.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of New Rigetti, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Under the Proposed Governing Documents, New Rigetti’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings and will not have the ability to take action by written consent in lieu of a meeting. Limiting the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend New Rigetti’s organizational documents outside of a duly called special or annual meeting of the stockholders of New Rigetti. However, our Board believes continuing to limit stockholders’ ability to act by written consent will reduce the time and effort our Board and management would need to devote to stockholder proposals, which time and effort could distract our directors and management from other important company business.

In addition, limiting the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which Supernova is aware to obtain control of New Rigetti, and Supernova and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the Supernova Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New Rigetti. Inclusion of these provisions in the Proposed Governing Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the New Rigetti Board and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Vote Required for Approval

The approval of Advisory Governing Documents Proposal C requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Advisory Governing Documents Proposal C is a non-binding advisory proposal and is not conditioned on any other proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the removal of the ability of New Rigetti stockholders to take action by written consent in lieu of a meeting unless such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the directors then in office be approved.”

Recommendation of the Supernova Board

THE SUPERNOVA BOARD UNANIMOUSLY RECOMMENDS THAT SUPERNOVA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ADVISORY GOVERNING DOCUMENTS PROPOSAL C.

The existence of financial and personal interests of one or more of Supernova’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Supernova and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Supernova’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Supernova’s Sponsor, Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADVISORY GOVERNING DOCUMENTS PROPOSAL D—APPROVAL OF OTHER CHANGES IN

CONNECTION WITH ADOPTION OF THE PROPOSED GOVERNING DOCUMENTS

Overview

Advisory Governing Documents Proposal D—to amend and restate the Existing Governing Documents and to authorize all other changes in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “Supernova Partners Acquisition Company II, Ltd.” to “Rigetti Computing, Inc.” (which is expected to occur after the consummation of the Domestication in connection with the Business Combination), (ii) making New Rigetti’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States federal district court as the exclusive forum for litigation arising out of the Securities Act and certain other litigation, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the Supernova Board believes are necessary to adequately address the needs of New Rigetti after the Business Combination.

Our shareholders are also being asked to approve Advisory Governing Documents Proposal D, which is, in the judgment of our Board, necessary to adequately address the needs of New Rigetti after the Business Combination.

The Proposed Governing Documents will be further amended in connection with the Business Combination to provide that the name of the corporation will be “Rigetti Computing, Inc.” In addition, the Proposed Governing Documents will make New Rigetti’s corporate existence perpetual.

The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Domestication, provides that, unless New Rigetti consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Rigetti, (ii) any action asserting a claim of breach of a fiduciary duty (including any fiduciary duty) owed by any current or former director, officer, employee, agent or stockholder of New Rigetti to New Rigetti or New Rigetti’s stockholders, or any claim for aiding or abetting such an alleged breach, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Proposed Certificate of Incorporation or Proposed Bylaws, or to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws, (iv) any action asserting a claim against New Rigetti or any current or former director, officer, employee, agent or stockholder, whether arising out of or relating to any provision of the General Corporation Law of Delaware, the Proposed Certificate of Incorporation or Proposed Bylaws (each, as in effect from time to time), or such actions as to which the Delaware General Corporate Laws confer jurisdiction on the Delaware Court of Chancery, or (v) any action asserting a claim against New Rigetti or any current or former director, officer, employee, agent or stockholder governed by the internal affairs doctrine of the State of Delaware. The foregoing shall not apply to any claims as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of such court, which is rested in the exclusive jurisdiction of a court or forum other than such court (including claims arising under the Exchange Act), or for which such court does not have subject matter jurisdiction, or to any claims arising under the Securities Act. In addition, unless New Rigetti gives an Alternative Forum Consent, the United States District Court for the District of Delaware shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act of 1933.

The Proposed Certificate of Incorporation will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of our operations should we not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Governing Documents) because following the consummation of the Business Combination, New Rigetti will not be a blank check company.

While certain material changes between the Existing Governing Documents and the Proposed Governing Documents have been unbundled into distinct Advisory Governing Documents Proposals or otherwise identified in this Advisory Governing Documents Proposal D, there are other differences between the Existing Governing Documents and the Proposed Governing Documents (arising from, among other things, differences between Cayman Islands law and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Advisory Governing Documents Proposal D. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Governing Documents of New Rigetti, attached hereto as Annex C and Annex D, as well as the information set under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

Reasons for the Amendments

Corporate Name

Our Board believes that changing the post-business combination corporate name from “Supernova Partners Acquisition Company II, Ltd.” to “Rigetti Computing, Inc.” is desirable to reflect the Business Combination with Rigetti and to clearly identify New Rigetti as the publicly traded entity.

Perpetual Existence

Our Board believes that making New Rigetti’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our Board believes that it is the most appropriate period for New Rigetti following the Business Combination.

Exclusive Forum

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Rigetti in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues and the application of a relatively known body of case law and level of expertise and should promote efficiency and cost savings in the resolutions of such claims. Our Board believes that the Delaware courts are best suited to address disputes involving such matters given that, after the Domestication, New Rigetti will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Adopting the United States federal district court as the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless we consent in writing to an alternative forum, is intended to allow for the consolidation of multi-jurisdiction litigation, avoid state court forum shopping, provide efficiencies in managing the procedural aspects of securities litigation and reduce the risk that the outcome of cases in multiple jurisdictions could be inconsistent.

Provisions Related to Status as Blank Check Company

The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Certificate of Incorporation does not include the requirement to dissolve New Rigetti and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and our Board believes it is the most appropriate period for New Rigetti following the Business Combination. In addition, certain other provisions in our current certificate require the proceeds from Supernova’s initial public offering be held in the trust account until a business combination or liquidation of Supernova has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Certificate of Incorporation.

Vote Required for Approval

The approval of Advisory Governing Documents Proposal D requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Advisory Governing Documents Proposal D is a non-binding advisory proposal and is not conditioned on any other proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the amendment and restatement of the Existing Governing Documents be approved and that all other changes necessary or, as mutually agreed in good faith by Supernova and Rigetti, desirable in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively) as part of the Domestication, including (i) changing the post-Business Combination corporate name from “Supernova Partners Acquisition Company II, Ltd.” to “Rigetti Computing, Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making New Rigetti’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States federal district courts as the exclusive forum for litigation arising out of the Securities Act of 1933, as amended, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved.”

Recommendation of the Supernova Board

THE SUPERNOVA BOARD UNANIMOUSLY RECOMMENDS THAT SUPERNOVA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY GOVERNING DOCUMENTS PROPOSAL D.

The existence of financial and personal interests of one or more of Supernova’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Supernova and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Supernova’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Supernova’s Sponsor, Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

STOCK ISSUANCE PROPOSAL

Overview

The Stock Issuance Proposal—to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of the NYSE Listed Company Manual (the “NYSE Listed Company Manual”), the issuance of the shares of New Rigetti Common Stock in connection with the Business Combination and the PIPE Financing, to the extent such issuance would require a shareholder vote under Rule 312.02 of the NYSE Listed Company Manual (such proposal, the “Stock Issuance Proposal”).

Reasons for the Approval for Purposes of Rule 312.03 of the NYSE Listed Company Manual.

Under Rule 312.03 of the NYSE Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Additionally, under Rule 312.02 of the NYSE Listed Company Manual, shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Under Rule 312.02 of the NYSE Listed Company Manual, shareholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the official NYSE closing price immediately before signing of a binding agreement and the average official NYSE closing price for the five trading days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued exceeds one percent is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. If the Business Combination is completed pursuant to the Merger Agreement, Supernova currently expects to issue an estimated 92,794,790 shares of New Rigetti Common Stock (excluding shares underlying Rigetti warrants, options and restricted stock units) in connection with the Business Combination and PIPE Financing. For further details, see “Business Combination Proposal—Consideration to Rigetti Equityholders in the Business Combination” and “Equity Incentive Plan Proposal.”

Additionally, pursuant to Rule 312.02 of the NYSE Listed Company Manual, when a NYSE-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, shareholder approval is required if any director, officer or substantial security holder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more. Rules 312.02 (b) and 312.04(e) of the NYSE Listed Company Manual defines a substantial security holder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a NYSE-listed company. Because Sponsor currently owns greater than 5% of Supernova’s ordinary shares, Sponsor is considered substantial security holder of Supernova under Rules 312.02 (b) and 312.04(e) of the NYSE Listed Company Manual.

In the event that this proposal is not approved by Supernova shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by Supernova shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New Rigetti Common Stock pursuant to the Merger Agreement, New Rigetti will not issue such shares of New Rigetti Common Stock.

Vote Required for Approval

The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Stock Issuance Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Rule 312.02 of the NYSE Listed Company Manual, the issuance of the shares of New Rigetti Common Stock be approved.”

Recommendation of the Supernova Board

THE SUPERNOVA BOARD UNANIMOUSLY RECOMMENDS THAT SUPERNOVA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of Supernova’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Supernova and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Supernova’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Supernova’s Sponsor, Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DIRECTOR ELECTION PROPOSAL

Overview

The Director Election Proposal — to consider and vote upon a proposal to elect directors who, upon consummation of the Business Combination, will be the directors of New Rigetti (the “Director Election Proposal”).

Nominees

As contemplated by the Merger Agreement, the New Rigetti Board following the Business Combination will consist of eight directors, which initially shall be: Alissa Fitzgerald, Chad Rigetti, Gen. Peter Pace, Ray Johnson, David Cowan, Cathy McCarthy, Michael Clifton and H. Gail Sandford. Gen. Peter Pace will serve as Chairman of the Board upon the consummation of the Business Combination

Accordingly, our Board has nominated each of the above listed persons to serve as our directors immediately following the consummation of the Business Combination, with Gen. Peter Pace to serve as the Chairperson of the New Rigetti Board, in each case, in accordance with the terms and subject to the conditions of the Proposed Certificate of Incorporation and Proposed Bylaws. For more information on the experience of each of these director nominees, please see the section titled “Management of New Rigetti Following the Business Combination” of this proxy statement/prospectus.

Under the Proposed Certificate of Incorporation, we expect to have a classified board of directors following the Business Combination, with three directors in Class I (expected to be Chad Rigetti, Ray Johnson and H. Gail Sandford), three directors in Class II (expected to be Alissa Fitzgerald, Gen. Peter Pace and David Cowan) and two directors in Class III (expected to be Cathy McCarthy and Michael Clifton).

Vote Required for Approval

The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Director Election Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on the New Rigetti Board effective immediately following the consummation of the Business Combination.”

Chad Rigetti Alissa Fitzgerald Gen. Peter Pace Ray Johnson David Cowan Cathy McCarthy Michael Clifton H. Gail Sandford

Recommendation of the Supernova Board

THE SUPERNOVA BOARD UNANIMOUSLY RECOMMENDS THAT SUPERNOVA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of one or more of Supernova’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Supernova and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Supernova’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Supernova’s Sponsor, Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

THE EQUITY INCENTIVE PLAN PROPOSAL

Overview

The Equity Incentive Plan Proposal—to approve the New Rigetti 2022 Equity Incentive Plan, which we refer to herein as the “2022 Plan.” Rigetti’s board of directors approved the 2022 Plan on October 4, 2021, subject to shareholder approval at the extraordinary general meeting. If shareholders approve this proposal, the 2022 Plan will become effective on the consummation of the Business Combination, provided that the 2022 Plan is approved by our shareholders prior to such date. If the 2022 Plan is not approved by our shareholders, it will not become effective and no awards will be granted thereunder and the New Rigetti Board will be able to grant awards under the Rigetti 2013 Equity Incentive Plan, which we refer to herein as the “2013 Plan.” If the 2022 Plan is approved by our shareholders, no awards will be granted under the 2013 Plan following the closing. The 2022 Plan is described in more detail below.

General Information about the 2022 Plan

The purpose of the 2022 Plan is to provide a means whereby New Rigetti can secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of New Rigetti and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of New Rigetti Common Stock through the granting of awards under the 2022 Plan.

Approval of the 2022 Plan by our shareholders is required, among other things, in order to comply with stock exchange rules requiring stockholder approval of equity compensation plans and allow the grant of incentive stock options under the 2022 Plan. If this Equity Incentive Plan Proposal is approved by our shareholders, the 2022 Plan will become effective as of the date of the closing. In the event that our shareholders do not approve this proposal, the 2022 Plan will not become effective.

New Rigetti’s equity compensation program, as expected to be implemented under the 2022 Plan, is anticipated to be designed to enable New Rigetti to be competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. Rigetti believes it is critical to New Rigetti’s long-term success that the interests of employees and other service providers are tied to its success as “owners” of the business. Approval of the 2022 Plan will allow New Rigetti to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing employees and service providers and to provide incentives for such persons to exert maximum efforts for New Rigetti’s success and ultimately increase stockholder value. The 2022 Plan would enable New Rigetti to utilize a broad array of equity incentives with flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance awards to offer competitive equity compensation packages in order to retain and motivate the talent necessary for New Rigetti.

If the request to approve the 2022 Plan is approved by our shareholders, there will be a number of shares of New Rigetti Common Stock equal to approximately 12% of New Rigetti’s outstanding capital stock on a fully-diluted basis immediately after the closing of the Business Combination available for grant under the 2022 Plan as of the effective time of the closing. Recognizing that granting equity-based awards help us to attract, retain and motivate our employees, including our executive officers, it is anticipated that New Rigetti will make equity award grants to its employees, including executive officers, and members of the New Rigetti Board as set forth under “New Plan Benefits” below following the Closing of the Business Combination, subject to, among other things, approval by the New Rigetti Board following approval of the 2022 Plan by Supernova shareholders, the effectiveness of a Registration Statement on Form S-8 expected to be filed by New Rigetti with respect to the 2022 Plan and the continued service of the individuals. In addition, as further described below under the section titled “The Equity Incentive Plan Proposal—Description of the 2022 Plan—Authorized Shares,” the share reserve is subject to annual increases each January 1 of up to 5% of the total number of shares of the New Rigetti capital stock outstanding on a fully-diluted basis (or a lesser number determined by the New Rigetti Board). Rigetti’s board of directors believes this pool size is necessary to provide sufficient reserved shares for a level of grants to attract, retain, and motivate employees and other participants.

Description of the 2022 Plan

A summary description of the material features of the 2022 Plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the 2022 Plan and is qualified by reference to the 2022 Plan, the form of which is attached to this proxy statement/prospectus as Annex H and incorporated by reference in its entirety. Shareholders should refer to the 2022 Plan for more complete and detailed information about the terms and conditions of the 2022 Plan.

Eligibility

Any individual who is an employee of New Rigetti or any of its affiliates, or any person who provides services to New Rigetti or its affiliates, including members of the New Rigetti Board, is eligible to receive awards under the 2022 Plan at the discretion of the plan administrator. If this proposal is approved by the shareholders, all of Rigetti’s employees, directors and consultants will be eligible to receive awards following the closing. Following the closing, New Rigetti is expected to have approximately 165 employees, non-employee directors and consultants who may be eligible to receive awards under the 2022 Plan.

Awards

The 2022 Plan provides for the grant of ISOs within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of New Rigetti’s affiliates.

Authorized Shares

Initially, the maximum number of shares of New Rigetti Common Stock that may be issued under the 2022 Plan after it becomes effective will be set by the New Rigetti Board at a number that represents 12% of New Rigetti’s outstanding capital stock on a fully-diluted basis immediately after the closing of the Business Combination. In addition, the number of shares of New Rigetti Common Stock reserved for issuance under the 2022 Plan will automatically increase on January 1 of each year, beginning on January 1, 2023 and continuing through and including January 1, 2032, in an amount equal to (1) 5% of the total number of shares of New Rigetti’s capital stock outstanding on a fully-diluted basis or (2) a lesser number of shares of New Rigetti Common Stock determined by the New Rigetti Board prior to the date of the increase. The maximum number of shares of New Rigetti Common Stock that may be issued upon the exercise of ISOs under the 2022 Plan is three times the initial reserve.

Shares subject to stock awards granted under the 2022 Plan that expire or terminate without being exercised or otherwise issued in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under the 2022 Plan. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the number of shares available for issuance under the 2022 Plan. If any shares of New Rigetti Common Stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by New Rigetti (1) because of the failure to vest, (2) to satisfy the exercise, strike or purchase price or (3) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited, repurchased or reacquired will revert to and again become available for issuance under the 2022 Plan.

Non-Employee Director Compensation Limit

The aggregate value of all compensation granted or paid to any non-employee director with respect to any period commencing on the date of New Rigetti’s annual meeting of stockholders for a particular period and ending on the day immediately prior to the date of the New Rigetti annual meeting of stockholders for the next subsequent year (the “annual period”), including awards granted and cash fees paid to such non-employee director, will not exceed (1) $750,000 in total value or (2) if such non-employee director is first appointed or elected to the New Rigetti Board during such annual period, $1,000,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes and excluding distributions from a deferred compensation program. The foregoing limitation on non-employee director compensation will apply commencing with the annual period that begins on New Rigetti’s first annual meeting of stockholders following the effective date of the 2022 Plan.

Plan Administration

The New Rigetti Board, or a duly authorized committee thereof, will administer the 2022 Plan and is referred to as the “plan administrator” herein. The New Rigetti Board may also delegate to one or more of New Rigetti’s officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2022 Plan, the New Rigetti Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Under the 2022 Plan, the New Rigetti Board also generally has the authority to effect, without the approval of stockholders but with the consent of any materially adversely affected participant, (1) the reduction of the exercise, purchase, or strike price of any outstanding option or stock appreciation right; (2) the cancellation of any outstanding option or stock appreciation right and the grant in substitution therefore of other awards, cash, or other consideration; or (3) any other action that is treated as a repricing under generally accepted accounting principles.

Stock Options

ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2022 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of New Rigetti Common Stock on the date of grant. Options granted under the 2022 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2022 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with New Rigetti or any of New Rigetti’s affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with New Rigetti or any of New Rigetti’s affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with New Rigetti or any of New Rigetti’s affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of New Rigetti Common Stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of New Rigetti Common Stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.

Tax Limitations on ISOs

The aggregate fair market value, determined at the time of grant, of New Rigetti Common Stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of New Rigetti’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of New Rigetti’s total combined voting power or that of any of New Rigetti’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards

Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of New Rigetti Common Stock, a combination of cash and shares of New Rigetti Common Stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards

Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past or future services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with New Rigetti ends for any reason, New Rigetti may receive any or all of the shares of New Rigetti Common Stock held by the participant that have not vested as of the date the participant terminates service with New Rigetti through a forfeiture condition or a repurchase right.

Stock Appreciation Rights

Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of a share of New Rigetti Common Stock on the date of grant. A stock appreciation right granted under the 2022 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of New Rigetti Common Stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under the 2022 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New Rigetti or any of its affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New Rigetti or any of its affiliates ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards

The 2022 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, New Rigetti Common Stock.

The performance goals may be based on any measure of performance selected by the plan administrator. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates or segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the plan administrator when the performance award is granted, the plan administrator will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any portion of New Rigetti’s business which is divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of New Rigetti Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to holders of New Rigetti Common Stock other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under New Rigetti’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles.

Other Stock Awards

The plan administrator may grant other forms of awards valued in whole or in part by reference to, or otherwise based on, common stock, including the appreciation in value thereof. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Changes to Capital Structure

In the event there is a specified type of change in the capital structure of New Rigetti, such as a stock split, reverse stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2022 Plan, (2) the class of shares used to determine the number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions

The following applies to stock awards under the 2022 Plan in the event of a corporate transaction (as defined in the 2022 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with New Rigetti or one of its affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2022 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by New Rigetti with respect to the stock award may be assigned to New Rigetti’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by New Rigetti with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by New Rigetti with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of New Rigetti Common Stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.

Plan Amendment or Termination

The New Rigetti Board has the authority to amend, suspend, or terminate the 2022 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of New Rigetti’s stockholders. No ISOs may be granted after the tenth anniversary of the date Rigetti’s board of directors adopts the 2022 Plan. No stock awards may be granted under the 2022 Plan while it is suspended or after it is terminated.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and New Rigetti with respect to participation in the 2022 Plan, which will not become effective until the date of the consummation of the Business Combination. No awards will be issued under the 2022 Plan prior to the date of the closing. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the 2022 Plan. The 2022 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. New Rigetti’s ability to realize the benefit of any tax deductions described below depends on New Rigetti’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of New Rigetti’s tax reporting obligations.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of a NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by New Rigetti or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Rigetti will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options

The 2022 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. New Rigetti is not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, New Rigetti will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or New Rigetti timely satisfies its reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Rigetti will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards

Generally, the recipient of a restricted stock unit award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Rigetti will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.

Stock Appreciation Rights

Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Rigetti will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Tax Consequences to New Rigetti

Compensation of Covered Employees

The ability of New Rigetti to obtain a deduction for amounts paid under the 2022 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits New Rigetti’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.

Golden Parachute Payments

The ability of New Rigetti (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2022 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.

New Plan Benefits

The awards, if any, that will be made to eligible persons under the 2022 Plan are subject to the discretion of the compensation committee of the New Rigetti Board. Therefore, Rigetti cannot currently determine the benefits or number of shares subject to awards that may be granted in the future. However, as described in “Rigetti’s Executive and Director Compensation—Executive Officer Compensation Following the Business Combination” and “Rigetti’s Executive and Director Compensation—Director Compensation Following the Business Combination,” it is anticipated that, subject to New Rigetti Board approval, New Rigetti is expected to grant New Rigetti Alignment RSUs, 2022 New Rigetti Annual RSUs and New Rigetti stock bonus awards, to executive officers and certain employees of New Rigetti and New Rigetti non-employee directors as set forth below following the Closing of the Business Combination, subject to, among other things, approval by the New Rigetti Board following approval of the 2022 Plan by Supernova shareholders, the effectiveness of a Registration Statement on Form S-8 expected to be filed by New Rigetti with respect to the 2022 Plan and the continued service of the individuals. See “Rigetti’s Executive and Director Compensation—Executive Officer and Director Compensation Following the Business Combination” for a description of the anticipated New Rigetti Alignment RSUs, 2022 New Rigetti Annual RSUs, New Rigetti stock bonus awards, anticipated non-employee director compensation program and related matters.

The following table sets forth certain information regarding anticipated future benefits under the 2022 Plan. The number of anticipated awards is for illustrative purposes only. The actual New Rigetti Alignment RSUs are expected to be determined based on the final Exchange Ratio.

New Plan Benefits

Name and Position at New Rigetti	Dollar Value ($)(1)	Illustrative Number of Shares Subject to Anticipated Awards (#)(1)
Chad Rigetti, Chief Executive Officer	$32,371,140	3,237,114	(2)
Brian Sereda, Chief Financial Officer	$1,423,910	142,391	(3)
Taryn Naidu, Chief Operating Officer	$6,507,450	650,745	(4)
All current executive officers as a group	$50,706,290	5,070,629	(5)
All current directors who are not executive officers as a group	$17,500,000	1,750,000	(6)
All employees, including current officers who are not executive officers, as a group	$14,722,770	1,472,277	(7)

(1)

The number of New Rigetti Alignment RSUs set forth in this table is illustrative only and is estimated assuming an Exchange Ratio of 0.7870 as of January 25, 2022. The final Exchange Ratio to be used will be the same as the Exchange Ratio that will apply to all Rigetti capital stock in connection with the First Merger. The value of the RSUs is based on an assumed per share value of $10.00. Actual awards may differ and are subject to New Rigetti Board approval.

(2)

Consists of anticipated 2,857,414 New Rigetti Alignment RSUs, 334,700 2022 New Rigetti Annual RSUs and 45,000 New Rigetti stock bonus awards subject to, among other things, approval by the New Rigetti Board following approval of the 2022 Plan by Supernova shareholders, the effectiveness of a Registration Statement on Form S-8 expected to be filed by New Rigetti with respect to the 2022 Plan and the continued employment of the individual, as further described in the section titled, “Rigetti’s Executive and Director Compensation—Executive Officer and Director Compensation Following the Business Combination—Executive Officer Compensation”. The number of New Rigetti Alignment RSUs is expected to be 5,031,790 less the product of 2,762,867 (which represents the number of 2022 Rigetti RSUs granted to Dr. Rigetti) multiplied by the final Exchange Ratio.

(3)

Consists of anticipated 8,791 New Rigetti Alignment RSUs, 161,300 2022 New Rigetti Annual RSUs and 5,000 New Rigetti stock bonus awards subject to, among other things, approval by the New Rigetti Board following approval of the 2022 Plan by Supernova shareholders, the effectiveness of a Registration Statement on Form S-8 expected to be filed by New Rigetti with respect to the 2022 Plan and the continued employment of the individual, as further described in the section titled, “Rigetti’s Executive and Director Compensation—Executive Officer and Director Compensation Following the Business Combination—Executive Officer Compensation”. The number of New Rigetti Alignment RSUs is expected to be 15,480 less the product of 8,500 (which represents the number of 2022 Rigetti RSUs granted to Mr. Sereda) multiplied by the final Exchange Ratio.
(4)

Consists of anticipated grants of 444,445 New Rigetti Alignment RSUs, 102,800 2022 New Rigetti Annual RSUs and 45,000 New Rigetti stock bonus awards subject to, among other things, approval by the New Rigetti Board following approval of the 2022 Plan by Supernova shareholders, the effectiveness of a Registration Statement on Form S-8 expected to be filed by New Rigetti with respect to the 2022 Plan and the continued employment of the individual, as further described in the section titled, “Rigetti’s Executive and Director Compensation—Executive Officer and Director Compensation Following the Business Combination—Executive Officer Compensation”. The number of New Rigetti Alignment RSUs is expected to be 782,649 less the product of 429,739 (which represents the number of 2022 Rigetti RSUs granted to Mr. Naidu) multiplied by the final Exchange Ratio.

(5)

Consists of anticipated grants of 4,105,229 New Rigetti Alignment RSUs, 935,400 2022 New Rigetti Annual RSUs and 120,000 New Rigetti stock bonus awards subject to, among other things, approval by the New Rigetti Board following approval of the 2022 Plan by Supernova shareholders, the effectiveness of a Registration Statement on Form S-8 expected to be filed by New Rigetti with respect to the 2022 Plan and the continued employment of the individual, as further described in the section titled, “Rigetti’s Executive and Director Compensation—Executive Officer and Director Compensation Following the Business Combination—Executive Officer Compensation”.

(6)

It is anticipated that following the Closing of the Business Combination, the New Rigetti director compensation program will include initial New Rigetti RSU grants to each New Rigetti Board member equivalent to $210,000 and New Rigetti annual RSU grants to each New Rigetti Board member equivalent to $140,000. The RSUs subject to, among other things, approval by the New Rigetti Board following approval of the 2022 Plan by Supernova shareholders, the effectiveness of a Registration Statement on Form S-8 expected to be filed by New Rigetti with respect to the 2022 Plan and the continued employment of the individual. See “Rigetti’s Executive and Director Compensation—Executive Officer and Director Compensation Following the Business Combination—Director Compensation Following the Business Combination” for a description of the vesting and other anticipated terms of the anticipated equity grants.

(7)

Consists of anticipated grants of 1,117,677 New Rigetti Alignment RSUs, 2,296,900 2022 New Rigetti Annual RSUs and 45,000 New Rigetti stock bonus awards subject to, among other things, approval by the New Rigetti Board following approval of the 2022 Plan by Supernova shareholders, the effectiveness of a Registration Statement on Form S-8 expected to be filed by New Rigetti with respect to the 2022 Plan and the continued employment of the individual, as further described in the section titled, “Rigetti’s Executive and Director Compensation—Executive Officer and Director Compensation Following the Business Combination—Executive Officer Compensation”. The number of New Rigetti Alignment RSUs is expected to be 5,031,790 less the product of 2,762,867 (which represents the number of 2022 Rigetti RSUs granted) multiplied by the final Exchange Ratio.

Equity Compensation Plan Information

As of December 31, 2020, Supernova had no compensation plans (including individual compensation arrangements) under which equity securities of Rigetti were authorized for issuance.

Registration with the SEC

If the 2022 Plan is approved by Supernova’s shareholders and becomes effective, New Rigetti intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2022 Plan as soon as reasonably practicable after New Rigetti becomes eligible to use such form.

Vote Required for Approval

Approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Failure to vote by proxy or to vote online at the virtual extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Equity Incentive Plan Proposal.

Adoption of the Equity Incentive Plan Proposal is conditioned on the approval of each of the other Condition Precedent Proposals at the extraordinary general meeting.

The Business Combination will be consummated only if each of the Condition Precedent Proposals are approved at the extraordinary general meeting. The Initial Stockholders have agreed to vote their Founder Shares, PIPE Shares, and any other Supernova shares owned by them in favor of the Equity Incentive Plan Proposal. See “The Merger Agreement and Related Agreements—Related Agreements—Sponsor Support Agreement” for more information.

Recommendation of the Board of Directors

THE BOARD UNANIMOUSLY RECOMMENDS THAT SUPERNOVA SHAREHOLDERS VOTE “FOR” THE EQUITY INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of Supernova’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Supernova and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals.

Interests of Supernova’s Directors and Officers in the Equity Incentive Plan Proposal

When you consider the recommendation of the board of directors of Supernova in favor of approval of the 2022 Plan, you should keep in mind that Supernova’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder and that certain of Supernova’s directors and officers may have interests in the equity incentive plan that are different from, or in addition to, your interests as a shareholder, including, among other things, the existence of financial and personal interests. See the section entitled “Business Combination Proposal—Interests of Supernova’s Sponsor, Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

Overview

The Employee Stock Purchase Plan Proposal—to approve the Employee Stock Purchase Plan, which we refer to as the “ESPP.” Rigetti’s board of directors approved the ESPP on October 4, 2021, subject to shareholders approval at the extraordinary general meeting. If shareholders approve this proposal, the ESPP will become effective on the consummation of the Business Combination. If the ESPP is not approved by the shareholders, it will not become effective. The ESPP is described in more detail below.

The purpose of the ESPP is to provide a means whereby New Rigetti can align the long-term financial interests of its employees with the financial interests of its stockholders. In addition, the Supernova Board believes that the ability to allow New Rigetti employees to purchase shares of New Rigetti Common Stock will help the New Rigetti attract, retain and motivate employees and encourage them to devote their best efforts to the New Rigetti’s business and financial success. Approval of the ESPP by Supernova shareholders will allow New Rigetti to provide its employees with the opportunity to acquire an ownership interest in New Rigetti through their participation in the ESPP, thereby encouraging them to remain in service and more closely aligning their interests with those of the New Rigetti’s stockholders.

Description of the ESPP

The material features of the ESPP are described below. The following description of the ESPP is a summary only. This summary is not a complete statement of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex I. Supernova shareholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP.

Purpose

The purpose of the ESPP is to provide a means by which eligible employees of New Rigetti and certain designated companies may be given an opportunity to purchase shares of New Rigetti Common Stock following the closing, to assist New Rigetti in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for New Rigetti’s success.

The ESPP includes two components: a 423 Component and a Non-423 Component. New Rigetti intends that the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by New Rigetti Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Share Reserve

The maximum number of shares of New Rigetti Common Stock that may be issued under the ESPP will be set by the New Rigetti Board at a number that represents approximately 2% of the New Rigetti outstanding capital stock on a fully-diluted basis immediately after the closing of the Business Combination. Additionally, the number of shares of New Rigetti Common Stock reserved for issuance under the ESPP will automatically increase on January 1 of each year, beginning on January 1, 2023 and continuing through and including January 1, 2032, by the lesser of (1) 1% of the total number of shares of capital stock outstanding on a fully diluted basis on December 31 of the preceding calendar year, (2) the number of shares of New Rigetti Common Stock equal to the initial share reserve, or (3) such lesser number of shares of New Rigetti Common Stock as determined by the New Rigetti Board. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP.

Administration

The New Rigetti Board, or a duly authorized committee thereof, will administer the ESPP.

Limitations

New Rigetti employees and the employees of any of its designated affiliates will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with the New Rigetti or one of its affiliates for more than 20 hours per week and for five or more months per calendar year or (2) continuous employment with New Rigetti or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, the New Rigetti Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If this proposal is approved by the shareholders, all the employees of Rigetti will be eligible to participate in the ESPP following the closing. Following the closing, New Rigetti is expected to have approximately 165 employees who will be eligible participate in the ESPP. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of New Rigetti stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of New Rigetti stock for each calendar year that the rights remain outstanding.

The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of New Rigetti Common Stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of New Rigetti Common Stock on any purchase date during the offering period is less than or equal to the fair market value of a share of New Rigetti Common Stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.

A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.

Payroll Deductions

The ESPP permits participants to purchase shares of New Rigetti Common Stock through payroll deductions of up to 15% of their earnings. Unless otherwise determined by the administrator, the purchase price per share will be 85% of the lower of the fair market value of a share of New Rigetti Common Stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with New Rigetti and its related affiliates.

Withdrawal

Participants may withdraw from an offering by delivering a withdrawal form to New Rigetti and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the administrator. Upon such withdrawal, New Rigetti will distribute to the employee such employee’s accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.

Termination of Employment

A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by New Rigetti or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, New Rigetti will distribute to the participant such participant’s accumulated but unused contributions, without interest.

Corporate Transactions

In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.

Amendment and Termination

The New Rigetti Board has the authority to amend, suspend or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of New Rigetti stockholders. Any benefits privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by the New Rigetti Board in accordance with the terms of the ESPP.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and New Rigetti with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of New Rigetti Common Stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

423 Component of the ESPP

Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of New Rigetti Common Stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.

If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.

If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.

Non-423 Component

A participant will be taxed on amounts withheld for the purchase of shares of New Rigetti Common Stock as if such amounts were actually received. Under the Non-423 Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by New Rigetti or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to the fair market value of the shares on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after the shares are transferred to the participant.

There are no U.S. federal income tax consequences to New Rigetti by reason of the grant or exercise of rights under the ESPP. New Rigetti is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations).

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make an individual decision regarding whether and to what extent to participate in the ESPP. Therefore, Rigetti cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.

Vote Required for Approval

Approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Failure to vote by proxy or to vote online at the virtual extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Employee Stock Purchase Plan Proposal.

Adoption of the Employee Stock Purchase Plan Proposal is conditioned on the approval of each of the other Condition Precedent Proposals at the extraordinary general meeting.

The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. The Initial Shareholders have agreed to vote their Founder Shares, PIPE Shares, and any other Supernova shares owned by them in favor of the Employee Stock Purchase Plan Proposal. See “The Merger Agreement and Related Agreements—Related Agreements—Sponsor Support Agreement” for more information.

Recommendation of the Board of Directors

THE BOARD UNANIMOUSLY RECOMMENDS THAT SUPERNOVA SHAREHOLDERS VOTE “FOR” THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of Supernova’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Supernova and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Supernova’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Supernova’s Sponsor, Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal—to allow the Supernova Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to solicit additional proxies for the purpose of obtaining approval by the Supernova shareholders for each of the proposals necessary to consummate the transactions contemplated by the Merger Agreement, (ii) for the absence of a quorum or (iii) if the holders of the Class A ordinary shares have elected to redeem a number of Class A ordinary shares as of such time that would reasonably be expected to result in the conditions required for the Closing of the Merger Agreement not to be satisfied; provided that, without the consent of Rigetti, in no event shall the extraordinary general meeting of shareholders be adjourned to a date that is more than fifteen (15) business days later than the most recently adjourned meeting or to a date that is five (5) business days prior to the termination date of the Merger Agreement. See “Business Combination Proposal—Interests of Supernova’s Sponsor, Directors and Executive Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the Supernova Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Adjournment Proposal is not conditioned on any other proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to solicit additional proxies for the purpose of obtaining approval by the Supernova shareholders for each of the proposals necessary to consummate the transactions contemplated by the Merger Agreement (B) for the absence of a quorum or (C) if the holders of the Class A ordinary shares have elected to redeem a number of Class A ordinary shares as of such time that would reasonably be expected to result in the conditions required for the Closing of the Merger Agreement to not occur; provided that, without the consent of Rigetti, in no event shall the extraordinary general meeting of shareholders be adjourned to a date that is more than fifteen (15) business days later than the most recently adjourned meeting or to a date that is five (5) business days prior to the termination date of the Merger Agreement, at the extraordinary general meeting be approved.”

Recommendation of the Supernova Board

THE SUPERNOVA BOARD UNANIMOUSLY RECOMMENDS THAT SUPERNOVA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of Supernova’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of

Supernova and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Supernova’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Supernova’s Sponsor, Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations (i) for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) of Class A ordinary shares and warrants (each, a “Supernova Security”) of the Domestication and (ii) for Holders of Class A ordinary shares that elect to have the New Rigetti Common Stock they receive in connection with the Domestication redeemed for cash if the Business Combination is completed. This section applies only to Holders that hold their Supernova Securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). For purposes of this discussion, because the components of a unit are generally separable at the option of the Holder, the Holder of a unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying Class A ordinary share and warrant components of the unit. Accordingly, the separation of a unit into the Class A ordinary share and the one-fourth of one warrant underlying the unit generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of Supernova Securities are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Domestication and the Business Combination (including any redemption of the New Rigetti Common Stock) with respect to any Class A ordinary shares and warrants held through units (including alternative characterizations of units).

This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules with respect to the Supernova Securities;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes);

•	U.S. expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more (by vote or value) of Class A ordinary shares (except as specifically provided below);

•	the Sponsor or its affiliates, officers or directors;

•	persons that acquired their Supernova Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold their Supernova Securities as part of a straddle, constructive sale, hedging, wash sale, conversion or other integrated or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Supernova Securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Supernova Securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Domestication and the exercise of redemption rights with respect to their Class A ordinary shares.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.

We have not sought, and do not intend to, seek any rulings from the IRS as to any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE DOMESTICATION AND EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO THE CLASS A ORDINARY SHARES. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.

I.	U.S. HOLDERS

As used herein, a “U.S. Holder” is a beneficial owner of a Supernova Security who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

A.	Tax Effects of the Domestication to U.S. Holders

1.	Generally

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, Supernova will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, in connection with the Closing, will change its name to “Rigetti Computing, Inc.”

It is intended that the Domestication qualify as an F Reorganization. However, Supernova has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. Holder of Supernova Securities is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such U.S. Holder.

Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of Supernova Securities generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the sections entitled “ —3. Effects of Section 367 to U.S. Holders of Class A Ordinary Shares” and “ —5. PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if Supernova (i) transferred all of its assets and liabilities to New Rigetti in exchange for all of the outstanding common stock and warrants of New Rigetti; and (ii) then distributed the common stock and warrants of New Rigetti to the holders of securities of Supernova in liquidation of Supernova. The taxable year of Supernova will be deemed to end on the date of the Domestication.

Subject to the discussion below under the section entitled “ —5. PFIC Considerations,” if the Domestication fails to qualify as an F Reorganization, a U.S. Holder of Supernova Securities generally would recognize gain or loss with respect to its Supernova Securities in an amount equal to the difference, if any, between the fair market value of the corresponding common stock and warrants of New Rigetti received in the Domestication and the U.S. Holder’s adjusted tax basis in its Supernova Securities surrendered.

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to Class A ordinary shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Following the Domestication, a U.S. Holder generally would be required to include in gross income as U.S. source dividend income the amount of any distribution of cash or other property paid on the New Rigetti Common Stock to the extent the distribution is paid out of New Rigetti’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). U.S. Holders are urged to consult with their tax advisors regarding this and any other tax considerations of owning stock and warrants of a U.S. corporation, i.e., New Rigetti, rather than a non-U.S. corporation following the Domestication.

2.	Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization, subject to the discussion below under the section entitled “ —5. PFIC Considerations”: (i) the tax basis of a share of New Rigetti Common Stock or New Rigetti warrant component received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the Class A ordinary share or warrant component surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of New Rigetti Common Stock or a New Rigetti warrant component received by a U.S. Holder will include such U.S. Holder’s holding period for the Class A ordinary share or warrant component surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, the U.S. Holder’s basis in the common stock and warrants of New Rigetti Common Stock would be equal to the fair market value of such common stock and warrants of New Rigetti on the date of the Domestication, and such U.S. Holder’s holding period for the such common stock and warrants of New Rigetti would begin on the day following the date of the Domestication. Shareholders who hold different blocks of Supernova Securities (generally, shares of Supernova Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of Supernova Securities.

3.	Effects of Section 367 to U.S. Holders of Class A Ordinary Shares

Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as an F Reorganization. Subject to the discussion below under the section entitled “ —5. PFIC Considerations,” Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-deferred. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to their Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules, as discussed below under the section entitled “ —5. PFIC Considerations,” as a result of the Domestication.

a.	U.S. Holders Who Own 10 Percent or More (By Vote or Value) of Supernova Stock

Subject to the discussion below under the section entitled “ —5. PFIC Considerations,” a U.S. Holder who beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of Supernova stock entitled to vote or 10% or more of the total value of all classes of Supernova stock (a “10% U.S. Shareholder”) on such date generally must include in income as a dividend deemed paid by Supernova the “all earnings and profits amount” attributable to the Class A ordinary shares it directly owns within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of warrants will be taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder, and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its Class A ordinary shares is the net positive earnings and profits of Supernova (as determined under Treasury Regulations under Section 367 of the Code) attributable to such Class A ordinary shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such Class A ordinary shares. Treasury Regulations under Section 367 of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

Supernova does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If Supernova’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its Class A ordinary shares. However, the determination of earnings and profits is complex and may be impacted by numerous factors. It is possible that the amount of Supernova’s cumulative net earnings and profits could be positive through the date of the Domestication, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend deemed paid by Supernova under Treasury Regulations under Section 367 as a result of the Domestication.

b.	U.S. Holders Who Own Less Than 10% (By Vote or Value) of Supernova Stock

Subject to the discussion below under the section entitled “ —5. PFIC Considerations,” a U.S. Holder whose Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, is not a 10% U.S. Shareholder generally will recognize gain (but not loss) with respect to its Class A ordinary shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s Class A ordinary shares as described below.

Subject to the discussion below under the section entitled “—5. PFIC Considerations,” unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to New Rigetti Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such New Rigetti Common Stock over the U.S. Holder’s adjusted tax basis in the Class A ordinary shares deemed surrendered in exchange therefor. U.S. Holders who hold different blocks of Class A ordinary shares (generally, Class A ordinary shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a deemed dividend paid by Supernova the “all earnings and profits amount” attributable to its Class A ordinary shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)	a complete description of the Domestication;

(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)

a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Supernova establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s Class A ordinary shares and (B) a representation that the U.S. Holder has notified Supernova (or New Rigetti) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to Supernova or New Rigetti no later than the date such tax return is filed. In connection with this election, Supernova may in its discretion provide each U.S. Holder eligible to make such an election with information regarding Supernova’s earnings and profits upon written request.

Supernova does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that Supernova had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its Class A ordinary shares, and thus could be required to include that amount in income as a deemed dividend deemed paid by Supernova under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL

EARNINGS AND PROFITS AMOUNT” ATTRIBUTABLE TO ITS CLASS A ORDINARY SHARES UNDER SECTION 367(b) OF THE CODE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.

A U.S. Holder who is not a 10% U.S. Shareholder and whose Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication generally should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section entitled “ —5. PFIC Considerations.”

4.	Tax Consequences for U.S. Holders of Warrants

Assuming the Domestication qualifies as an F Reorganization, subject to the considerations described under the section entitled “ —3. Effects of Section 367 to U.S. Holders of Class A Ordinary Shares—a. U.S. Holders Who Own 10 Percent or More (By Vote or Value) of Supernova Stock” above relating to a U.S. Holder’s ownership of warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below under the section entitled “ —5. PFIC Considerations” relating to the PFIC rules, a U.S. Holder of warrants generally should not be subject to U.S. federal income tax with respect to the exchange of their warrants for New Rigetti warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

5.	PFIC Considerations

Regardless of whether the Domestication qualifies as an F Reorganization (and, if the Domestication qualifies as an F Reorganization, in addition to the discussion under the section entitled “ —3. Effects of Section 367 to U.S. Holders of Class A Ordinary Shares” above), the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code if Supernova is considered a PFIC.

a.	Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually. Pursuant to a “startup exception,” a foreign corporation will not be a PFIC for the first taxable year the foreign corporation has gross income (the “startup year”) if (1) no predecessor of the foreign corporation was a PFIC; (2) the foreign corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the startup year; and (3) the foreign corporation is not in fact a PFIC for either of those years.

b.	PFIC Status of Supernova

Based upon the composition of its income and assets, and upon a review of its financial statements, Supernova believes that it likely will not be eligible for the startup exception and therefore likely has been a PFIC since its first taxable year and will likely be considered a PFIC for the taxable year which ends as a result of the Domestication.

c.	Effects of PFIC Rules on the Domestication

Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants of a PFIC for newly issued warrants in connection with a domestication transaction) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. Holders of Class A ordinary shares and warrants as a result of the Domestication if:

(i)	Supernova were classified as a PFIC at any time during such U.S. Holder’s holding period in such Class A ordinary shares or warrants; and

(ii)

the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such Class A ordinary shares or in which Supernova was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) a MTM Election (as defined below) with respect to such Class A ordinary shares. Currently, applicable Treasury Regulations provide that neither a QEF Election nor an MTM Election can be made with respect to warrants of a PFIC, as further described below.

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of Supernova. Under these rules:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s Class A ordinary shares or warrants;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Supernova was a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the U.S. Holder to recognize gain or include an amount in income as a deemed dividend deemed paid by Supernova, the gain realized on the transfer is taxable as an excess distribution under these rules, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under these rules is taxable as provided under Section 367(b) of the Code. See the discussion above under the section entitled “ —3. Effects of Section 367 to U.S. Holders of Class A Ordinary Shares.”

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. Holders of Class A ordinary shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or a MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their Class A ordinary shares and warrants under the PFIC rules in the manner set forth above. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or a MTM Election with respect to its Class A ordinary shares is referred to herein as an “Electing Shareholder,” and a U.S. Holder that is not an Electing Shareholder is referred to herein as a “Non-Electing Shareholder.”

The application of the PFIC rules to U.S. Holders of warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include a Supernova warrant or warrant component) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that the QEF Election does not apply to options and no MTM Election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of Supernova warrants for New Rigetti warrants pursuant to the Domestication.

Any gain recognized by a Non-Electing Shareholder of Class A ordinary shares or a U.S. Holder of warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

As noted above, the Domestication could be a taxable event under the PFIC rules regardless of whether the Domestication qualifies as an F Reorganization if Supernova is considered a PFIC. If the Domestication fails to qualify as an F Reorganization, absent a QEF Election (or a QEF Election along with a purging election) or a MTM Election, a U.S. Holder would be taxed under the PFIC rules in the manner set forth above.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

d.	QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of Class A ordinary shares will depend on whether the U.S. Holder has made a timely and effective election to treat Supernova as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of Class A ordinary shares during which Supernova qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s Class A ordinary shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its Class A ordinary shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its Class A ordinary shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to Supernova is contingent upon, among other things, the provision by Supernova of a “PFIC Annual Information Statement” to such U.S. Holder. Supernova will endeavor to provide PFIC Annual Information Statements, upon written request, to U.S. Holders of Class A ordinary shares with respect to each taxable year for which Supernova determines it is or has been a PFIC. There is no assurance, however, that Supernova will timely provide such information. As discussed further above, a U.S. Holder is not currently able to make a QEF Election with respect to warrants under applicable final Treasury Regulations. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to its Class A ordinary shares. As a result, such an Electing Shareholder generally should not recognize gain or loss as a result of the Domestication except to the extent described under “ —3. Effects of Section 367 to U.S. Holders of Class A Ordinary Shares” and subject to the discussion above under “ —A. Tax Effects of the Domestication to U.S. Holders,” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Supernova, whether or not such amounts are actually distributed.

The impact of the PFIC rules on a U.S. Holder of Class A ordinary shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NYSE and Nasdaq (a “MTM Election”). No assurance can be given that the Class A ordinary shares are considered to be marketable stock for purposes of the MTM Election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders generally will not be subject to the special taxation rules of Section 1291 of the Code discussed herein with respect their Class A ordinary shares in connection with the Domestication or otherwise. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Class A ordinary shares at the end of its taxable year over its adjusted basis in its Class A ordinary shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its Class A ordinary shares over the fair market value of its Class A ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The U.S. Holder’s basis in its Class A ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Class A ordinary shares will be treated as ordinary income. However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the PFIC stock, then the Section 1291 rules discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to Class A ordinary shares, including in connection with the Domestication. A MTM Election is not available with respect to warrants, including the warrants of Supernova.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE APPLICATION OF THE RULES ADDRESSING OVERLAPS IN THE PFIC RULES AND THE SECTION 367(b) RULES AND THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER AND HOW ANY OVERLAP RULES APPLY, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

B.	Tax Effects to U.S. Holders of Exercising Redemption Rights

1.	Generally

The U.S. federal income tax consequences to a U.S. Holder of Class A ordinary shares (which will be exchanged for New Rigetti Common Stock in the Domestication) that exercises its redemption rights with respect to its Class A ordinary shares to receive cash in exchange for all or a portion of its New Rigetti Common Stock received in the Domestication will depend on whether the redemption qualifies as a sale of shares of New Rigetti Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of New Rigetti Common Stock by a U.S. Holder, the tax consequences to such U.S. Holder are as described below under the section entitled “ —3. Taxation of Redemption Treated as a Sale of New Rigetti Common Stock.” If the redemption does not qualify as a sale of shares of New Rigetti Common Stock, a U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section entitled “—2. Taxation of Redemption Treated as a Distribution.”

Whether a redemption of shares of New Rigetti Common Stock qualifies for sale treatment will depend largely on the total number of shares of New Rigetti treated as held by the redeemed U.S. Holder before and after the redemption (including any stock constructively owned by the U.S. Holder as a result of owning New Rigetti warrants and any New Rigetti stock that a U.S. Holder would directly or indirectly acquire pursuant to the Business Combination or the PIPE Financing) relative to all of the New Rigetti stock outstanding both before and after the redemption. The redemption of New Rigetti Common Stock generally will be treated as a sale of New

Rigetti Common Stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in New Rigetti or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a U.S. Holder takes into account not only shares of New Rigetti stock actually owned by the U.S. Holder, but also shares of New Rigetti stock that are constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include New Rigetti Common Stock which could be acquired pursuant to the exercise of New Rigetti warrants. Moreover, any New Rigetti stock that a U.S. Holder directly or constructively acquires pursuant to the Business Combination or the PIPE Financing generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of New Rigetti’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of shares of New Rigetti Common Stock must, among other requirements, be less than eighty percent (80%) of the percentage of New Rigetti’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption (taking into account both redemptions by other holders of New Rigetti Common Stock and the New Rigetti stock to be issued pursuant to the Business Combination or the PIPE Financing). Prior to the completion of the Business Combination, New Rigetti Common Stock may not be treated as voting stock for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of a U.S. Holder’s interest if either (1) all of the shares of New Rigetti stock actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares of New Rigetti stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares of New Rigetti stock (including any stock constructively owned by the U.S. Holder as a result of owning New Rigetti warrants). The redemption of New Rigetti Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in New Rigetti. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in New Rigetti will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of New Rigetti Common Stock will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such a U.S. Holder will be as described below under the section entitled “ —2. Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed New Rigetti Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining New Rigetti stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its New Rigetti warrants or possibly in other New Rigetti stock constructively owned by it.

2.	Taxation of Redemption Treated as a Distribution

If the redemption of a U.S. Holder’s shares of New Rigetti Common Stock is treated as a corporate distribution, as discussed above under the section entitled “ —1. Generally,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from New Rigetti’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of New Rigetti’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of New Rigetti Common Stock. Any remaining excess will be treated as gain realized on the sale of New Rigetti Common Stock and will be treated as described below under the section entitled “ —3. Taxation of Redemption Treated as a Sale of New Rigetti Common Stock.”

3.	Taxation of Redemption Treated as a Sale of New Rigetti Common Stock

If the redemption of a U.S. Holder’s shares of New Rigetti Common Stock is treated as a sale, as discussed above under the section entitled “ —1. Generally,” a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the shares of New Rigetti Common Stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the New Rigetti Common Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

U.S. Holders who hold different blocks of New Rigetti Common Stock (including as a result of holding different blocks of Class A ordinary shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules as a result of the Domestication (discussed further above).

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR NEW RIGETTI COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

4.	Information Reporting and Backup Withholding

Payments of cash to a U.S. Holder as a result of the redemption of New Rigetti Common Stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

II.	NON-U.S. HOLDERS

As used herein, a “Non-U.S. Holder” is a beneficial owner of a Supernova Security who or that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. Holder.

A.	Effects of the Domestication to Non-U.S. Holders

The Domestication is not expected to result in any U.S. federal income tax consequences to Non-U.S. Holders of Supernova Securities.

The following describes U.S. federal income tax considerations relating to the ownership and disposition of New Rigetti Common Stock and New Rigetti warrants by a Non-U.S. Holder after the Domestication.

B.	Distributions

In general, any distributions (including constructive distributions, but not including certain distributions of New Rigetti stock or rights to acquire New Rigetti stock) made to a Non-U.S. Holder of shares of New Rigetti Common Stock, to the extent paid out of New Rigetti’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, New Rigetti will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of New Rigetti Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the New Rigetti Common Stock, which will be treated as described under “ —C. Sale, Taxable Exchange or Other Taxable Disposition of New Rigetti Common Stock and Warrants” below.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides a completed IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, such effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

C.	Sale, Taxable Exchange or Other Taxable Disposition of New Rigetti Common Stock and Warrants

A Non-U.S. Holder generally will not be subject to U.S. federal income tax (including withholding of U.S. federal income tax) in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its New Rigetti Common Stock or New Rigetti warrants (including an expiration or redemption of the New Rigetti warrants, or a redemption of New Rigetti Common Stock that is treated as a sale or exchange as described under “ —D. Tax Effects to Non-U.S. Holders of Exercising Redemption Rights”), unless:

(i)

the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder);

(ii)	such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met; and

(iii)

New Rigetti is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of redemption or the period that the Non-U.S. Holder held New Rigetti Common Stock and, in the case where shares of New Rigetti Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than five percent (5%) of New Rigetti Common Stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. Holder’s holding period for the shares of New Rigetti Common Stock. There can be no assurance that New Rigetti Common Stock is or has been treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. Holder may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%).

If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, New Rigetti may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption. It is not expected that New Rigetti would be a “United States real property holding corporation” after the Domestication or immediately after the Business Combination is completed. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether New Rigetti would be treated as a “United States real property holding corporation” in any future year.

D.	Tax Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a Non-U.S. Holder of Class A ordinary shares that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its New Rigetti Common Stock received in the Domestication will depend on whether the redemption qualifies as a sale of the New Rigetti Common Stock redeemed, as described above under “I. U.S. Holders—B. Tax Effects to U.S. Holders of Exercising Redemption Rights—1. Generally.” If such a redemption qualifies as a sale of New Rigetti Common Stock, the U.S. federal income tax consequences to the Non-U.S. Holder will be as described above under “ —C. Sale, Taxable Exchange or Other Taxable Disposition of New Rigetti Common Stock and Warrants.” If such a redemption does not qualify as a sale of New Rigetti Common Stock, the Non-U.S. Holder will be treated as receiving a corporate distribution, the U.S. federal income tax consequences of which are described above under “ —B. Distributions.”

Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale of shares or a corporate distribution, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder in redemption of such Non-U.S. Holder’s New Rigetti Common Stock, unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the Section 302 of the Code tests described above under the section entitled “I. U.S. Holders—B. Tax Effects to U.S. Holders of Exercising Redemption Rights—1. Generally”). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

E.	Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of New Rigetti Common Stock and New Rigetti warrants. A Non-U.S. Holder may have to comply with certification procedures to avoid such information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder may be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

F.	Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”) impose withholding of thirty percent (30%) on payments of dividends (including constructive dividends) on New Rigetti Common Stock and New Rigetti warrants to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN or W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of New Rigetti Common Stock and warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement. In this section, the financial information presented for Rigetti is that of Rigetti & Co, Inc. as it reflects periods prior to the Rigetti Holding Company Reorganization on October 6, 2021.

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Supernova and Rigetti adjusted to give effect to the Business Combination, summarized below, and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release

No. 33-10786 “Amendments to Financial Disclosure about Acquired and Disposed Businesses.”

The historical financial information of Supernova was derived from the financial statements of Supernova as of September 30, 2021 and combines the historical balance sheets of Supernova and Rigetti as if the Business Combination, PIPE Financing and related transactions had been consummated on September 30, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and nine months ended September 30, 2021 combines the historical financial statements of operations of Supernova and Rigetti on a pro forma basis as if the Business Combination, PIPE Financing and related transactions had been consummated at the beginning of the earliest period presented. The historical financial information of Rigetti was derived from the consolidated financial statements of Rigetti as of October 31, 2021, and for the year ended January 31, 2021, and for the nine months ended October 31, 2021, which are included elsewhere in this proxy statement/prospectus. Supernova’s fiscal year ends on December 31, 2020 and Rigetti’s fiscal year ends on January 31, 2021. The unaudited pro forma condensed combined financial statements are presented on the basis of Supernova’s fiscal year and combine the historical results of the fiscal periods of Supernova and Rigetti. Supernova’s and Rigetti’s fiscal year ends differ by less than 93 days, and therefore pursuant to Rule 11-02(c)(3) of regulation S-X, Supernova combines the historical results of the fiscal period of Rigetti. This information should be read together with Supernova’s and Rigetti’s financial statements and related notes, the sections titled “Supernova’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Rigetti’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The Business Combination is summarized below as:

•	On October 6, 2021, Supernova entered into the Merger Agreement, by and among First Merger Sub, Second Merger Sub, and Rigetti.

•	Pursuant to the Merger Agreement; the First Merger will occur.

•	Immediately following the consummation of the First Merger, the Second Merger will occur. In connection with the closing of the Mergers, Supernova will change its name to “Rigetti Computing, Inc.”

•	Pursuant to the Mergers:

•

Each share of common stock and preferred stock of Rigetti that is issued and outstanding immediately prior to the First Merger will be cancelled and converted into the right to receive a number of shares of New Rigetti Common Stock as defined in the Merger Agreement.

•	Each warrant to purchase Rigetti common stock will be converted into a warrant to purchase shares of New Rigetti Common Stock,

•	Each option to purchase Rigetti common stock, whether vested or unvested, will be assumed and converted into an option to purchase shares of New Rigetti Common Stock

•	Each restricted share of Rigetti common stock will be exchanged for restricted shares of New Rigetti Common Stock subject to the same terms and conditions as were applicable to such restricted shares

•	Each Rigetti Restricted Stock Unit Award will be converted into the right to receive restricted stock units based on shares of Supernova common stock.

Other related events that are contemplated or assumed to occur in connection with the Business Combination are summarized below:

•

The value of the Rigetti implied equity value of shares of New Rigetti to be issued to Rigetti’s equityholders in the Business Combination will be equal to $1,041,000,000. At the Closing, each share of common stock and preferred stock of Rigetti that is issued and outstanding immediately prior to the effective time of the First Merger of Rigetti will be cancelled and converted into the right to receive a number of shares of New Rigetti Common Stock equal to the Exchange Ratio. An aggregate of 104.9 million shares of New Rigetti Common Stock on a fully diluted, net exercise basis, is expected to be issued (or reserved for issuance) to Rigetti equityholders.

•

The issuance and sale of (i) 10,251,000 shares of New Rigetti Common Stock for a purchase price of $10.00 per share, for an aggregate purchase price of $102.51 million from the Initial PIPE Investors, and (ii) 4,390,244 shares of New Rigetti Common Stock for a purchase price of $10.25 per share, for aggregate gross proceeds of $45,000,000 from the Subsequent PIPE Investors.

•

Pursuant to the Sponsor Support Agreement, (i) 2,479,000 Class B ordinary shares issued in connection with the IPO (the “Promote Sponsor Vesting Shares”) will be unvested and subject to vesting as of the Closing if, during the five year period following the Closing, the volume weighted average price of New Rigetti Common Stock equals or exceeds $12.50 for any twenty trading days within a period of thirty consecutive trading days, and (ii) up to an additional 1,000,000 Class B ordinary shares (“Sponsor Redemption-Based Vesting Shares”) will be unvested and subject to vesting as of the Closing based on the level of redemptions of Supernova Class A ordinary shares by holders thereof in connection with the transactions contemplated by the Merger Agreement, and any such additional Sponsor Shares will only vest if, during the five year period following the Closing, the volume weighted average price of New Rigetti Common Stock equals or exceeds $15.00 for any twenty trading days within a period of thirty consecutive trading days (collectively, the Promote Sponsor Vesting Shares and Sponsor Redemption-Based Vesting Shares referred to as “Sponsor Earn Out Shares”). Any Sponsor Earn Out Shares that remain unvested after the fifth anniversary of the Closing will be forfeited.

•

In connection with the execution of the Merger Agreement, Rigetti entered into a warrant subscription agreement with a strategic partner, Ampere, for the purchase of a warrant for an aggregate purchase price (including amounts from exercise) of $10,000,000. The warrant provides for the purchase of an aggregate of 1,000,000 shares of New Rigetti Common Stock at an exercise price of $0.0001. The purchase of the warrant is conditioned upon, among other things, the consummation of the Business Combination and the entry into a collaboration agreement between Rigetti and Ampere. Rigetti and Ampere entered into a collaboration agreement in January 2022. Ampere is required to pay $5 million to Rigetti no later than (i) the Closing and (ii) June 30, 2022, and upon such payment the warrant will vest and be exercisable by Ampere with respect to 500,000 shares of New Rigetti Common Stock pursuant to the terms of the warrant. Ampere is required to pay an additional $5 million to Rigetti no later than the second anniversary of the date of the warrant subscription agreement, and upon such payment, the warrant will vest and be exercisable by Ampere with respect to the remaining 500,000 shares of New Rigetti Common Stock pursuant to the terms of the warrant. No pro forma adjustments have been made for the purchase of the warrants as the purchase of such warrants are contingent upon future events not tied to the Closing and are not expected to be purchased until June 30, 2022. Further, shares underlying the warrant subscription agreement are not reflected in the post-combination capitalization tables.

Expected Accounting Treatment of the Business Combination

The Business Combination is expected to be accounted for as a reverse recapitalization, in accordance with GAAP. Under the guidance in ASC 805, Supernova is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Rigetti issuing stock for the net assets of Supernova, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the business combination will be those of Rigetti. Rigetti is expected to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no redemption and maximum redemption scenarios:

•	Former Rigetti stockholders will have a controlling voting interest in New Rigetti;

•	The New Rigetti Board as of immediately after the closing will be comprised of 8 board members,

•	7 seats occupied by previous Rigetti board members and 1 seat being occupied by a previous

•	Supernova representative;

•	Rigetti management will continue to hold executive management roles for the post-combination company and be responsible for the day-to-day operations;

•	the post-combination company will assume the Rigetti name;

•	Rigetti will maintain the current Rigetti headquarters; and

•	the intended strategy of Rigetti will be to continue Rigetti’s current strategy.

Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical condensed balance sheet of Supernova and the historical condensed balance sheet of Rigetti as of October 31, 2021 on a pro forma basis as if the business combination and related transactions, summarized below, had been consummated on September 30, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical statement of operations of Supernova for the period from December 22, 2020 to December 31, 2020 and the historical consolidated statement of operations of Rigetti for the year ended January 31, 2021 on a pro forma basis. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 combines the historical statement of operations of Supernova for the nine months ended September 30, 2021 and the historical condensed statement of operations of Rigetti for the nine months ended October 31, 2021 on a pro forma basis. Both are presented as if the business combination and related transactions summarized below had been consummated at the beginning of the earliest period presented.

These unaudited pro forma condensed combined financial information are for informational purposes only. They do not purport to indicate the results that would have been obtained had the business combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of filing this prospectus and is subject to change as additional information becomes available and analyses are performed. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers the basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. Rigetti has not had any historical relationship with Supernova prior to the Business Combination. Accordingly, no adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of New Rigetti would have been had the Business Combination taken place on September 30, 2021, nor is it indicative of the financial condition of New Rigetti as of any future date. The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination, PIPE Financing and certain other related events taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New Rigetti. The unaudited pro forma condensed combined financial information is subject to several uncertainties and assumptions as described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by Supernova’s public shareholders of shares of Supernova’s public shares for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing Date) in the trust account:

•

Assuming No Redemptions: This scenario, which we refer to as the “No Redemption Scenario,” assumes that no public shareholders of Supernova exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•

Assuming Maximum Redemptions: This scenario, which we refer to as the “Maximum Redemption Scenario”, assumes that 29,090,195 of Supernova’s public shares are redeemed for an aggregate payment of $290.9 million, which is derived from the number of shares that could be redeemed in order for the First Merger to be completed in connection with the Business Combination at an assumed redemption price of approximately $10.00. The Maximum Redemption Scenario cash amount is determined by combining (i)(a) the amount available in the trust account at Closing, (b) the PIPE Financing amount received by Supernova at or prior to the Closing Date, less (ii)(a) assumed transaction expenses of Supernova (including deferred underwriting fees). This scenario is based on satisfaction of the Available Closing Supernova Cash Condition stated in the Merger Agreement, that specifies Supernova is required to maintain a minimum cash balance of $165.0 million at Closing. Supernova and Rigetti would be required to waive the minimum cash condition or otherwise obtain alternative financing arrangements to satisfy this Closing Condition if the minimum cash balance of $165.0 million is not satisfied at Closing.

Upon the consummation of the Business Combination, shares outstanding as presented in the unaudited pro forma condensed combined financial statements include the following:

	Assuming No Redemptions		Assuming Maximum Redemptions
Stockholder	Shares	Percentage	Shares	Percentage
Former Rigetti equityholders(a)(b)	78,153,546	58.5%	78,153,546	75.5%
Sponsor(c)	6,146,000	4.6%	5,342,007	5.2%
Former Supernova Class A stockholders	34,500,000	25.9%	5,409,805	5.2%
PIPE Investors(d)(e)	14,641,244	11.0%	14,641,244	14.1%

Pro forma common stock outstanding	133,440,790	100.0%	103,546,602	100.0%

(a)

In accordance with the terms and subject to the conditions of the Merger Agreement, each outstanding share of capital stock of Rigetti will be exchanged for shares of New Rigetti Common Stock and outstanding Rigetti Options and Rigetti Warrants (whether vested or unvested) will be converted into options and warrants to purchase New Rigetti Common Stock, in each case, based on an implied Rigetti equity value of $1.04 billion. The number of shares of New Rigetti Common Stock issued to the holders of shares of capital stock of Rigetti at Closing will fluctuate based on the number of shares underlying Rigetti Options and Rigetti Warrants, whether vested or unvested (and the exercise prices of such options and warrants), outstanding at Closing.
(b)

Amount excludes shares underlying existing options of Rigetti converted into options to purchase New Rigetti Common Stock (“Rollover Options”) to be issued to holders of Rigetti options, which are estimated to be 12,261,219 assuming such Rigetti Options remain unexercised as of the Closing. In addition, this amount excludes shares of Rigetti Class A ordinary shares issuable upon exercise of outstanding Rigetti warrants and restricted stock units which will convert to warrants and restricted stock units, respectively, in New Rigetti upon Closing. The shares of New Rigetti underlying the Rigetti warrants and restricted stock units are estimated to be 8,960,551 and 5,511,897, respectively. Of the 5,511,897 shares of New Rigetti underlying the Rigetti Restricted Stock Unit Awards, 341,720 are estimated to vest based on meeting both a liquidity and a service condition upon the close of the Business Combination.

(c)

Amount excludes 4,450,000 Class A ordinary shares underlying the private placement warrants and 13,075,000 Class A ordinary shares underlying the public warrants that will convert to warrants to purchase New Rigetti Common Stock. Under both the No Redemption and Maximum Redemption scenario, 2,479,000 Sponsor Earn Out Shares are excluded and subject to forfeiture if certain performance-based vesting requirements are not met. Under the Maximum Redemption scenario, an additional 803,993 Sponsor Earn Out Shares are excluded as a result of the assumed redemptions of Supernova Class A ordinary shares pursuant to the Sponsor Support Agreement and will be subject to forfeiture if certain performance-based vesting requirements are not met.

(d)

Amount excludes shares underlying the warrant subscription agreement that provides for the purchase of an aggregate of 1,000,000 shares of New Rigetti Common Stock issued to a strategic investor as described in the section entitled “Business Combination Proposal—Related Agreements—Subscription Agreements” in this proxy statement/prospectus.

(e)	PIPE Investors include affiliates of Supernova investing in 500,000 shares of New Rigetti.

The figures in the table above are presented only as illustrative examples and are based on the scenarios described above, which may be different from the actual amount of redemptions in connection with the business combination.

			As of September 30, 2021
	As of September 30, 2021	As of October 31, 2021	Assuming No Redemption				Assuming Maximum Redemption
	SNII (Historical)	Rigetti (Historical)	Transaction Accounting Adjustments			Pro Forma Condensed Combined	Additional Transaction Accounting Adjustments			Pro Forma Condensed Combined
ASSETS
Current assets
Cash	$926	$13,124	345,012	(2A	)	444,231	(290,902)	(2I	)	159,343
			(12,075)	(2C	)		3,189	(2J	)
			147,510	(2B	)		2,825	(2N	)
			(46,961)	(2D	)
			(3,305)	(2M	)
Accounts receivable	—	1,470	—			1,470	—			1,470
Prepaid expenses and other current assets	346	1,389	—			1,735	—			1,735
Deferred offering costs	—	1,650	(1,650)	(2D	)	—	—			—

Total Curreaent Assets	1,272	17,633	428,531			447,436	(284,888)			162,548

			As of September 30, 2021
	As of September 30, 2021	As of October 31, 2021	Assuming No Redemption				Assuming Maximum Redemption
	SNII (Historical)	Rigetti (Historical)	Transaction Accounting Adjustments			Pro Forma Condensed Combined	Additional Transaction Accounting Adjustments			Pro Forma Condensed Combined
Property and equipment, net	—	22,396	—			22,396	—			22,396
Restricted cash	—	317	—			317	—			317
Marketable securities held in Trust Account	345,012	—	(345,012)	(2A	)	—	—			—
Other assets	—	882	—			882	—			882
Goodwill	—	5,377	—			5,377	—			5,377

TOTAL ASSETS	$346,284	$46,605	$83,519			$476,408	$(284,888)			$191,520

Current liabilities
Accounts payable	150	1,651	—			1,801	—			1,801
Accrued expenses and other current liabilities	845	3,062	(1,815)	(2D	)	2,092	—			2,092
Deferred revenue - current	—	631	—			631	—			631

Total Current Liabilities	995	5,344	(1,815)			4,524	—			4,524
Other liabilities	—	447	25,890	(2K	)	26,337	—			26,337
Derivative warrant liabilities	10,460	4,243	—			14,703	—			14,703
Deferred underwriting commissions	12,075	—	(12,075)	(2C	)	—	—			—
Notes payable, net	—	18,198	—			18,198	—			18,198

Total Liabilities	23,530	28,232	12,000			63,762	—			63,762

Commitments and contingencies
Redeemable convertible preferred stock, par value $0.000001 per share	—	81,523	(81,523)	(2F	)	—	—			—
Class A Ordinary shares, $0.0001 par value	345,000	—	(345,000)	(2E	)	—	—			—
Stockholders’ Equity
Class A Common stock, par value $0.000001 per share	—	1	(1)	(2F	)	—	—			—
Class A Common stock, par value $0.0001 per share	—	—	—			—	—			—
Class A Common stock, par value $0.0001 per share	—	—	3	(2E	)	13	(3)	(2I	)	10
			1	(2B	)
			1	(2G	)
			8	(2F	)
Class B Common stock, par value $0.0001 per share	1	—	(1)	(2G	)	—	—			—
Additional paid-in capital	—	135,197	344,997	(2E	)	615,217	(290,899)	(2I	)	327,507
			(22,247)	(2H	)		3,189	(2J	)
			147,509	(2B	)
			81,516	(2F	)
			(46,796)	(2D	)
			(25,890)	(2K	)
			931	(2L	)
Accumulated other comprehensive gain	—	50	—			50	—			50
Accumulated deficit	(22,247)	(198,398)	22,247	(2H	)	(202,634)	2,825	(2N	)	(199,809)
			(931)	(2L	)
			(3,305)	(2M	)

Total Stockholders’ Deficit	(22,246)	(63,150)	498,042			412,646	(284,888)			127,758

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$346,284	$46,605	$83,519			$476,408	$(284,888)			$191,520

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year Ended December 31, 2020

(in thousands, except per share amounts)

			For the Year ended December 31, 2020
	For the Period from December 22, 2020 (inception) through December 31, 2020	For the Year ended January 31, 2021	Assuming No Redemption				Assuming Maximum Redemption
	SNII (Historical)	Rigetti (Historical)	Transaction Accounting Adjustments			Pro Forma Condensed Combined	Additional Transaction Accounting Adjustments			Pro Forma Condensed Combined
Revenue	$—	$5,543				$5,543				5,543
Cost of revenues	—	1,492				$1,492				1,492

Total gross profit	—	4,051	—			4,051	—			4,051
Operating Expenses
Research and development	—	24,099	—			24,099	—			24,099
General and administrative	14	13,158	23,836	(2BB	)	40,313	(2,825)	(2FF	)	37,488
			3,305	(2EE	)
Sales and marketing	—	1,885	—			1,885	—			1,885

Total operating expenses	14	39,142	27,141			66,297	(2,825)			63,472

Operating loss:	$(14)	$(35,091)	$(27,141)			$(62,246)	$2,825			$(59,421)

Other income (expense), net
Gain on extinguishment of debt	—	8,914	—			8,914	—			8,914
Interest income (expense), net	—	8	—			8	—			8
Other income	—	42				42				42

Total other income (expense), net	—	8,964	—			8,964	—			8,964

Net loss	$(14)	$(26,127)	$(27,141)			$(53,282)	$2,825			$(50,457)

Loss per Share
Weighted-average shares outstanding of common stock						133,440,790	(29,894,188)	(2CC	)	103,546,602
Loss per share (basic and diluted) attributable to common stockholders						$(0.40)				$(0.49)

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2021

(in thousands, except per share amounts)

			For the nine months ended September 30, 2021
	For the nine months ended September 30, 2021	For the nine months ended October 31, 2021	Assuming No Redemption			Assuming Maximum Redemption
	SNII (Historical)	Rigetti (Historical)	Transaction Accounting Adjustments		Pro Forma Condensed Combined	Additional Transaction Accounting Adjustments		Pro Forma Condensed Combined
Revenue	$—	$6,940			$6,940			6,940
Cost of revenues	—	1,096			1,096			1,096

Total gross profit	—	5,844	—		5,844	—		5,844
Operating Expenses
Research and development	—	21,241	521	(2DD)	21,762	—		21,762
General and administrative	1,195	8,841	410	(2DD)	10,446	—		10,446
Sales and marketing	—	1,951	—		1,951	—		1,951

Total operating expenses	1,195	32,033	931		34,159	—		34,159

Operating loss:	$(1,195)	$(26,189)	$(931)		$(28,315)	$—		$(28,315)

Other income (expense), net
Gain on extinguishment of debt	—	—	—		—	—		—
Interest income (expense), net	12	(1,773)	(12)	(2AA)	(1,773)			(1,773)
Offering costs associated with derivative warrant liabilities	(502)				(502)			(502)
Change in fair value of derivative warrant liabilities	2,745	(1,552)			1,193			1,193
Other income	—	7	—		7	—		7

Total other income (expense), net	2,255	(3,318)	(12)		(1,075)	—		(1,075)

Net income (loss)	$1,060	$(29,507)	$(943)		$(29,390)	$—		$(29,390)

Loss per Share
Weighted-average shares outstanding of common stock					133,440,790	(29,894,188)	(2CC)	103,546,602
Loss per share (basic and diluted) attributable to common stockholders					$(0.22)			$(0.28)

Note 1—Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management has not identified differences that would have an impact on the unaudited pro forma condensed combined financial information and recorded the necessary adjustments.

The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of the post-combination company’s shares outstanding, assuming the Business Combination and related transactions occurred on January 1, 2020.

Note 2—Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only. The unaudited pro forma condensed combined balance sheet as of September 30, 2021 include adjustments that are directly attributable to the Business Combination, PIPE Financing and certain other related events.

The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(A)

Reflects the reclassification of approximately $345.0 million of cash and cash equivalents held in the trust account at the balance sheet date that becomes available to fund expenses in connection with the business combination or future cash needs of post-combination company

(B)

Represents aggregate gross proceeds of $147.5 million from the private placement (i) 10,251,000 shares of New Rigetti Common Stock for a purchase price of $10.00 per share and (ii) 4,390,244 shares of New Rigetti Common Stock for a purchase price of $10.25 per share.

(C)	Reflects the payment of approximately $12.0 million of deferred underwriters’ fees. The fees are expected to be paid at Closing out of the monies in the trust account.

(D)

Represents the (i) settlement of $47.5 million of expected transaction costs in consummating the Business Combination and related transactions, of which $46.9 million have not been paid as of September 30, 2021, and (ii) reclassification of Rigetti and Supernova transaction costs of $1.7 million within Deferred Offering Costs and $1.8 million within Accrued expenses. In connection with the reverse recapitalization treatment, Rigetti’s transaction costs are recorded as reductions to additional paid-in capital. Of the total amount shown, approximately $24.5 million is from Supernova, and $23.0 million is from Rigetti in the No Redemption scenario.

Supernova’s transaction costs are recorded through the income statement and would be treated as a reduction to accumulated deficit, however, as Supernova’s accumulated deficit is reclassified to additional paid-in capital in connection with the First Merger, this adjustment reflects the recording of the transaction costs directly to additional paid-in capital.

(E)	Reflects the reclassification of Supernova Class A ordinary shares subject to possible redemption to permanent stockholders’ equity.

(F)

Represents recapitalization of Rigetti equity, both redeemable convertible preferred stock and common stock, and issuance of shares of the New Rigetti Common Stock to former Rigetti equityholders as consideration for the reverse recapitalization.

(G)

Reflects the conversion of Supernova Class B ordinary shares held by the initial stockholders of Supernova to shares of New Rigetti Common Stock. Pursuant to the terms of the Supernova’s current organizational documents, all shares of Supernova Class B ordinary shares outstanding prior to the Closing will be converted into shares of New Rigetti Common Stock at the Closing. This adjustment reflects the conversion of such ordinary shares directly into New Rigetti Common Stock subject to the terms and conditions of the Merger Agreement.

(H)	Reflects the reclassification of Supernova’s historical accumulated deficit.

(I)

Reflects the Maximum Redemption Scenario, in which 29,090,195 shares of Supernova’s outstanding public shares are redeemed for an aggregate payment of approximately $290.9 million (based on the estimated per share redemption price of approximately $10.00 per share).

(J)	Reflects an adjustment to the settlement of expected transaction costs that are contingent on aggregate transaction proceeds and would be reduced under a Maximum Redemption Scenario at Closing.

(K)

Reflects the fair value of the Sponsor Earn Out Shares contingently releasable to Supernova’s Sponsor to be accounted for as a liability. Fair value was determined based on information available as of the date of the unaudited pro forma condensed combined financial information. Significant assumptions to the valuation include estimated redemption levels of Supernova’s outstanding public shares, a term of five years, volatility of 89.2%, risk-free rate of 0.98%, and a dividend yield of 0.0%.

(L)

Represents incremental stock-based compensation expense associated with certain Rigetti RSUs that vest based on both a liquidity and a service condition. The liquidity condition is satisfied upon the occurrence of certain events, including a merger or acquisition or other business combination transaction involving the Company and a publicly traded special purpose acquisition company or other similar entity and, as a result, the liquidity condition for certain of Rigetti’s RSUs will be satisfied upon the completion of the Business Combination. Upon closing of the Business Combination, we expect to recognize approximately $0.9 million of incremental stock-based compensation expense associated with these restricted stock units, based on the number of restricted stock units outstanding and the requisite service completed at October 31, 2021, and assuming no forfeitures prior to closing of the Business Combination. The actual incremental stock-based compensation expense that will be recorded upon closing of the Business Combination will depend on the timing of closing and actual forfeitures. The liquidity events have not been deemed probable for expense recognition in the Unaudited Consolidated Statement of Operations. On January 25, 2022, Rigetti granted 4,963,063 RSUs to officers and executives of the company, half of which vest over twelve months and the other half vesting over 48 months from the date of grant. These grants are excluded from the proforma as the vesting of these grants are directly tied to the officers’ continued service to the company, and thus represent compensation for their services.

(M)	Represents the payment of a cash transaction bonus to certain Rigetti employees upon close of the Business Combination.

(N)	Represents an adjustment to the cash transaction bonus that is contingent on aggregate transaction proceeds and would be reduced under the Maximum Redemption scenario at Closing.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 are as follows:

(AA) Elimination of interest on trust account

(BB) Reflects $23.8 million of Supernova’s non-recurring transaction costs related to the Business Combination and related transactions. These transaction costs are not reflected in Supernova’s historical financial statements and will be expensed as incurred.

(CC) Represents the weighted average shares outstanding due to redemptions in the Maximum Redemption Scenario of (i) 29,090,195 shares of former Supernova class A stockholders and (ii) an additional 803,993 Sponsor Earn Out Shares forfeited as a result of the assumed redemptions of Supernova Class A ordinary shares pursuant to the Sponsor Support Agreement which are subject to forfeiture if certain performance- based vesting requirements are not met.

(DD) Represents incremental stock-based compensation expense associated with certain Rigetti RSUs that vest based on both a liquidity and a service condition. The liquidity condition is satisfied upon the occurrence of certain events, including a merger or acquisition or other business combination transaction involving the Company and a publicly traded special purpose acquisition company or other similar entity and, as a result, the liquidity condition for certain of Rigetti’s RSUs will be satisfied upon the completion of the Business Combination. Upon closing of the Business Combination, we expect to recognize approximately $0.9 million of incremental stock-based compensation expense associated with these restricted stock units, based on the number of restricted stock units outstanding and the requisite service completed at October 31, 2021, and assuming no forfeitures prior to closing of the Business Combination. The actual incremental stock-based compensation expense that will be recorded upon closing of the

Business Combination will depend on the timing of closing and actual forfeitures. The liquidity events have not been deemed probable for expense recognition in the Unaudited Consolidated Statement of Operations.

(EE) Reflects non-recurring expenses related to the payment of a cash transaction bonus to certain Rigetti employees upon close of the Business Combination.

(FF) Represents a decrease in expenses related to the cash transaction bonus under the Maximum Redemption scenario, as the cash transaction bonus is contingent on cash proceeds received.

Note 3—Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares of New Rigetti Common Stock in connection with the Business Combination and related transactions, assuming the shares were outstanding since January 1, 2020. As the Business Combination and transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and related transactions have been outstanding for the entire period presented. Holders of Rigetti Common Stock will receive shares of New Rigetti Common Stock in an amount determined by application of the Exchange Ratio. In the Maximum Redemption Scenario, this calculation eliminates 29,090,195 public shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption by Supernova’s public shareholders for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account for the year ended

December 31, 2020 and nine months ended September 30, 2021:

	For the year ended December 31, 2020		For the Nine Months ended September 30, 2021
(Amounts in thousands, except share and per share data)	Assuming No Redemption	Assuming Maximum Redemptions	Assuming No Redemption	Assuming Maximum Redemption
Pro forma net loss	$(53,282)	$(50,457)	$(29,390)	$(29,390)
Weighted average shares calculation, basic and diluted
Former Rigetti equityholders(a)(b)	78,153,546	78,153,546	78,153,546	78,153,546
Sponsor(c)	6,146,000	5,342,007	6,146,000	5,342,007
Former Supernova Class A stockholders	34,500,000	34,500,000	34,500,000	34,500,000
PIPE Shares(d)(e)	14,641,244	14,641,244	14,641,244	14,641,244
Redemptions	—	(29,090,195)	—	(29,090,195)

Weighted average Class A shares outstanding	133,440,790	103,546,602	133,440,790	103,546,602

Loss per share attributable to Class A common stockholders (basic and diluted)	$(0.40)	$(0.49)	$(0.22)	$(0.28)

As a result of the pro forma net loss, the earnings per share amounts exclude the anti-dilutive impact from the following securities:

(a)

In accordance with the terms and subject to the conditions of the Merger Agreement, each outstanding share of capital stock of Rigetti will be exchanged for shares of New Rigetti Common Stock and outstanding Rigetti Options and Rigetti Warrants (whether vested or unvested) will be converted into options and warrants to purchase New Rigetti Common Stock, in each case, based on an implied Rigetti equity value of $1.04 billion. The number of shares of New Rigetti Common Stock issued to the holders of shares of capital stock of Rigetti at Closing will fluctuate based on the number of shares underlying Rigetti Options and Rigetti Warrants, whether vested or unvested (and the exercise prices of such options and warrants), outstanding at Closing.

(b)

Amount excludes shares underlying existing options of Rigetti converted into options to purchase New Rigetti Common Stock (“Rollover Options”) to be issued to holders of Rigetti options, which are estimated to be 12,261,219 assuming such Rigetti Options remain unexercised as of the Closing. In addition, this amount excludes shares of Rigetti Class A ordinary shares issuable upon exercise of outstanding Rigetti warrants and restricted stock units which will convert to warrants and restricted stock units, respectively, in New Rigetti upon Closing. The shares of New Rigetti underlying the Rigetti warrants and Restricted Stock Units are estimated to be 8,960,551 and 5,511,897, respectively. Of the 5,511,897 shares of New Rigetti underlying the Rigetti Restricted Stock Unit Awards, 341,720 are estimated to vest based on meeting both a liquidity and a service condition upon the close of the Business Combination

(c)

Amount excludes 4,450,000 Class A ordinary shares underlying the private placement warrants and 13,075,000 Class A ordinary shares underlying the public warrants that will convert to warrants to purchase New Rigetti Common Stock. Under both the No Redemption and Maximum Redemption scenario, 2,479,000 Sponsor Earn Out Shares are excluded and subject to forfeiture if certain performance- based vesting requirements are not met. Under the Maximum Redemption scenario, an additional 803,993 Sponsor Earn Out Shares are excluded as a result of the assumed redemptions of Supernova Class A ordinary shares pursuant to the Sponsor Support Agreement and will be subject to forfeiture if certain performance-based vesting requirements are not met.

(d)

Amount excludes shares underlying the warrant subscription agreement that provides for the purchase of an aggregate of 1,000,000 shares of New Rigetti Common Stock issued to a strategic investor as described in the section entitled “Business Combination Proposal—Related Agreements—Subscription Agreements” in this proxy statement/prospectus.

(e)	PIPE Investors include affiliates of Supernova investing in 500,000 shares of New Rigetti.

INFORMATION ABOUT SUPERNOVA

We are a blank check company incorporated on December 22, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Merger Agreement on October 6, 2021.

Our team has decades of operational, investment and acquisition experience across both public and private companies. Mr. Rascoff is a serial entrepreneur who co-founded Hotwire and Zillow, and who led Zillow as Chief Executive Officer (“CEO”) for nearly a decade. Mr. Klabin is an accomplished investor and entrepreneur who co-founded Senator Investment Group in 2008 and successfully navigated the firm through complicated equity and credit market environments during his 12-year tenure as Co-Chief Investment Officer. Mr. Reid is an experienced investor who spent 21 years at Blackstone, where he was a Senior Managing Director in the Private Equity Group. Mr. Clifton has been an investor and financial professional for over 18 years and was most recently a senior investment professional at The Carlyle Group. Our founders also successfully executed an initial public offering of Supernova Partners Acquisition Company, Inc., a Delaware corporation in October of 2020 and completed a business combination with OfferPad, Inc., a Delaware corporation, a leading tech-enabled platform for buying and selling residential real estate, in September of 2021. On March 4, 2021, we consummated an initial public offering of 34,500,000 units at an offering price of $10.00 per unit, and a private placement with Sponsor of 4,450,000 private placement warrants at an offering price of $10.00 per unit. Each unit sold in the initial public offering and private placement consists of one Class A ordinary share and one-fourth of one redeemable warrant.

Following the closing of our initial public offering, an amount equal to $345,000,000 of the net proceeds from the initial public offering and the sale of the private placement warrants was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of September 30, 2021, funds in the trust account totaled $345,011,949. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of our initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if Supernova does not complete a business combination by March 4, 2023, or (iii) the redemption of all of the public shares if Supernova is unable to complete a business combination by March 4, 2023 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

Supernova’s units, public shares and public warrants are currently listed on NYSE under the symbols “SNII.U,” “SNII” and “SNII WS,” respectively.

Financial Position

As of September 30, 2021, in the trust account, we had approximately $345 million held in cash, prior to payment of $12,075,000 of deferred underwriting fees. With the funds available, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete our initial business combination using Supernova’s cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires.

Effecting Our Business Combination

Fair Market Value of Target Business

The NYSE Listed Company Manual requires that our business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. Our Board determined that this test was met in connection with the proposed Business Combination.

Lack of Business Diversification

For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:

•

subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

•	cause us to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for Public Shareholders upon Completion of the Business Combination

We are providing our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares, subject to the limitations described herein. The amount in the trust account was approximately $10.00 per public share as of September 30, 2021. The per share amount we will distribute to shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that we will pay to the underwriters of our initial public offering. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the transfer agent in order to validly redeem its shares. There will be no redemption rights upon the completion of our initial business combination with respect to our warrants. Further, if the Business Combination does not close, we will not proceed with redeeming our public shares, even if a public shareholder has properly elected to redeem its shares. The redemptions referred to herein shall take effect as repurchases under the Existing Governing Documents.

Limitations on Redemption Rights

Notwithstanding the foregoing, the Existing Governing Documents provide that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules).

Redemption of Public Shares and Liquidation if No Business Combination

We have until March 4, 2023 (unless such date is extended in accordance with the Existing Governing Documents) to complete a business combination. If we are unable to consummate an initial business combination by March 4, 2023, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial business combination by March 4, 2023. The Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any Class B ordinary shares they hold if we fail to consummate an initial business combination by March 4, 2023 (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination by March 4, 2023).

Our Sponsor, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by March 4, 2023 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets, after payment of the deferred underwriting commissions to be less than $5,000,001 either prior to or upon consummation of an initial business combination (so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Sponsor, any executive officer, director or director nominee, or any other person.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds of our initial public offering held outside the trust account plus up to $100,000 of funds from the trust account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.

If we were to expend all of the net proceeds of our initial public offering and the sale of the private placement warrants, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriters of our initial public offering and Marcum LLP will not execute an agreement with us waiving such claims to the monies held in the trust account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us (other than our independent registered public accounting firm), or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third party claims. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Our Sponsor may not be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share. We will seek to reduce the possibility that our Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. At September 30, 2021, we had access to up to approximately

$1.2 million from the proceeds of the initial public offering and the sale of the private placement warrants with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our trust account could be liable for claims made by creditors; however, such liability will not be greater than the amount of funds from our trust account received by any such shareholder.

If we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy or insolvency claims deplete the trust account, we cannot assure you we will be able to return $10.00 per public share to our public shareholders. Additionally, if we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.”

As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, our Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

See “Risk Factors—Risks Related to the Business Combination and Supernova—If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our Board may be exposed to claims of punitive damages.”

Employees

We currently have four executive officers and do not intend to have any full-time employees prior to the completion of our initial business combination. Members of our management team are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that any such person will devote in any time period to our company will vary based on whether a target business has been selected for our initial business combination and the current stage of the business combination process.

Directors and Executive Officers

Our officers and directors are as follows:

Name	Age	Position
Spencer M. Rascoff	46	Co-Chair
Alexander M. Klabin	45	Co-Chair
Robert D. Reid	48	Chief Executive Officer and Director
Michael S. Clifton	41	Chief Financial Officer and Director
Katie Curnutte	42	Director
Ken Fox	51	Director
Damien Hooper-Campbell	43	Director
Jim Lanzone	50	Director
Gregg Renfrew	53	Director
Rajeev Singh	53	Director

Number and Terms of Office of Officers and Directors

Our Board consists of ten members. Our Board is divided into three classes, with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with the NYSE corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on the NYSE. The term of office of the first class of directors, consisting of Damien Hooper-Campbell, Katie Curnutte and Ken Fox, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Jim Lanzone, Gregg Renfrew and Rajeev Singh, will expire at our second annual general meeting. The term of office of the third class of directors, consisting of Spencer Rascoff, Alexander Klabin, Michael Clifton and Robert Reid, will expire at our third annual general meeting.

Prior to the completion of an initial business combination, any vacancy on the Supernova Board may be filled by a nominee chosen by holders of a majority of our Class B ordinary shares. In addition, prior to the completion of an initial business combination, holders of a majority of our Class B ordinary shares may remove a member of the Supernova Board for any reason.

Our officers are appointed by the board of directors and serve at the discretion of the Supernova Board, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our amended and restated memorandum and articles of association provide that our officers may consist of one or more chair or co-chair of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Committees of the Board of Directors

Our Board has three standing committees: an audit committee, a nominating committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of the NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of the NYSE require that the compensation committee and the nominating committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the Board. Alexander Klabin, Rajeev Singh and Jim Lanzone serve as members of our audit committee. Our Board has determined that each of Rajeev Singh and Jim Lanzone are independent under the NYSE listing standards and applicable SEC rules. Alexander Klabin serves as the Chairman of the audit committee. Under NYSE listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. We intend to appoint one additional independent director to our audit committee within one year from the date of the listing to replace the non-independent member pursuant to the NYSE phase-in provisions for initial public offerings. Each member of the audit committee is financially literate and our Board has determined that Alexander Klabin qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee is responsible for:

•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•	monitoring the independence of the independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

•

determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

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monitoring compliance on a quarterly basis with the terms of our initial public offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of our initial public offering; and

•

reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our Board, with the interested director or directors abstaining from such review and approval.

Nominating Committee

We have established a nominating committee of our Board. The members of our nominating committee are Spencer Rascoff, Gregg Renfrew and Ken Fox. Spencer Rascoff serves as chairman of the nominating committee. Under the NYSE listing standards, we are required to have a nominating committee composed entirely of independent directors. We intend to appoint one additional independent director to our nominating committee within one year from the date of the listing to replace the non-independent member pursuant to the NYSE phase-in provisions for initial public offerings. Our Board has determined that each of Gregg Renfrew and Ken Fox are independent.

The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our Board. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in a charter adopted by us, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

•

should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee

We have established a compensation committee of our Board. The members of our compensation committee are Spencer Rascoff, Gregg Renfrew, Ken Fox and Damien Hooper-Campbell. Spencer Rascoff serves as chairman of the compensation committee.

Under the NYSE listing standards, we are required to have a compensation committee composed entirely of independent directors. Our Board has determined that each of Gregg Renfrew, Ken Fox and Damien Hooper-Campbell are independent. We intend to appoint one additional independent director to our compensation committee within one year from the date of the listing to replace the non-independent member pursuant to the NYSE phase-in provisions for initial public offerings. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other Section 16 executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser.

However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee must consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Code of Ethics

We adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics is available on our website. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serves as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is available on our website.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Executive Compensation and Director Compensation and Other Interests

None of our executive officers or directors have received any cash compensation for services rendered to us. Our sponsor, executive officers and directors, or their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews, on a quarterly basis, all payments that were made by us to our sponsor, executive officers or directors, or their affiliates. Any such payments prior to the Business Combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating the Business Combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our sponsor, executive officers and directors, or their respective affiliates, prior to completion of the Business Combination.

Director Independence

NYSE listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have six “independent directors” as defined in the NYSE listing rules and applicable SEC rules. Our Board has determined that each of Katie Curnutte, Ken Fox, Damien Hooper-Campbell, Jim Lanzone, Gregg Renfrew, and Rajeev Singh are “independent directors”. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

Properties

We currently maintain our executive offices at 4301 50th Street NW, Suite 300 PMB 1044, Washington, D.C. 20016. Upon consummation of the Business Combination, the principal executive offices of New Rigetti will be located at 775 Heinz Avenue, Berkeley, CA, 94710.

Competition

If we succeed in effecting the Business Combination with Rigetti, there will be, in all likelihood, significant competition from their competitors. We cannot assure you that, subsequent to the Business Combination, we will have the resources or ability to compete effectively.

Periodic Reporting and Audited Financial Statements

Supernova has registered its securities under the Exchange Act and have reporting obligations, including the requirement to file annual and reports with the SEC. In accordance with the requirements of the Exchange Act, Supernova’s annual reports contain, and will continue to contain, financial statements audited and reported on by Supernova’s independent registered public accounting firm.

We are required to evaluate our internal control procedures for the fiscal year ending December 31, 2021 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman

Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

SUPERNOVA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “Supernova,” “we,” “us” or “our” refer to Supernova prior to the consummation of the Business Combination. The following discussion and analysis of Supernova’s financial condition and results of operations should be read in conjunction with Supernova’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company incorporated as a Cayman Islands exempted company on December 22, 2020. We were formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.

Our Sponsor is Supernova Partners II LLC, a Cayman Islands exempted company. The registration statement for the Supernova IPO was declared effective on March 1, 2021. On March 4, 2021, we consummated the Supernova IPO of 34,500,000 units, which includes 4,500,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.5 million, of which approximately $12.1 million was for deferred underwriting commissions.

Simultaneously with the closing of the Supernova IPO, we consummated the private placement of 4,450,000 warrants, at a price of $2.00 per private placement warrant with the Sponsor, generating gross proceeds of $8.9 million.

Upon the closing of the Supernova IPO and the private placement, $345.0 million ($10.00 per Unit) of the net proceeds of the Supernova IPO and certain of the proceeds of the private placement were placed in the trust account and was invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, as amended (the “Investment Company Act”) with a maturity of 185 days or less or in money market fund meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by us, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the trust account as described below.

Proposed Business Combination

On October 6, 2021, Supernova entered into the Merger Agreement. In connection with the Business Combination, Supernova also entered into the Subscription Agreements, the Sponsor Support Agreement, the Registration Rights Agreement and the Rigetti Holders Support Agreement, as further described in “Business Combination Proposal—Related Agreements.”

Liquidity

As of September 30, 2021, we had approximately $0.9 million in our operating bank account, and working capital of approximately $0.3 million.

Supernova has incurred and expects to incur significant costs in pursuit of its financing and acquisition plans. Management has determined that Supernova has access to funds from the Sponsor that are sufficient to fund the working capital needs of Supernova until the consummation of an initial Business Combination or for a minimum of one year from the date of issuance of these unaudited condensed financial statements. However, in connection with Supernova’s assessment of going concern considerations in accordance with Financial Accounting Standards Board Accounting Standards Update 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that Supernova’s cash flow deficit raises substantial doubt about Supernova’s ability to continue as a going concern within one year after the date that the financial statements are issued. There is no assurance that Supernova’s plans to consummate a Business Combination or raise additional funds will be successful within the Combination Period. The “Combination Period” refers to the requirement for Supernova to complete a business combination within 24 months from the closing of the initial public offering. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Results of Operations

Our entire activity since inception up to September 30, 2021, was in preparation for our formation and the Initial Public Offering. We will not be generating any operating revenues until the closing and completion of our initial Business Combination.

For the three months ended September 30, 2021, we had net income of approximately $4.7 million, which consisted of a $5.2 million gain from change in fair value of derivative warrant liabilities and an approximately $5,000 of income from investments held in the Trust Account partially offset by approximately $570,000 of general and administrative expenses.

For the nine months ended September 30, 2021, we had we had net income of approximately $1.1 million, which consisted of a $2.7 million gain from change in fair value of derivative warrant liabilities and approximately $12,000 of income from investments held in the Trust Account, partially offset by approximately $1.2 million of general and administrative expenses and approximately $502,000 of offering costs associated with derivative warrant liabilities.

Contractual Obligations

Registration Rights

The holders of Founder Shares, private placement warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of Working Capital Loans) were entitled to registration rights pursuant to the Registration Rights Agreement signed upon consummation of the Supernova IPO. These holders were entitled to certain demand and “piggyback” registration rights. However, the Registration Rights Agreement provided that we would not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

We granted the underwriters a 45-day option from the final prospectus relating to the Supernova IPO to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at the Supernova IPO price less the underwriting discounts and commissions. On March 4, 2021, the underwriter fully exercised its over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $6.9 million in the aggregate, paid upon the closing of the initial public offering. In addition, $0.35 per unit, or approximately $12.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

Derivative Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The public warrants and the private placement warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, Supernova recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period until exercised. The fair value of the public warrants issued in connection with the initial public offering and private placement warrants were initially measured at fair value using a Monte Carlo simulation model. Subsequent to the separate listing and trading of the public warrants the fair value of the public warrants has been measured based on the observable listed prices for such warrants and the fair value of the private warrants are measured using a Black-Scholes Option Pricing Model. Derivative warrant liabilities are classified as non-current as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Ordinary Shares Subject to Possible Redemption

We account for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. Our Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, at September 30, 2021 and December 31, 2020, 345,000,000 and 0 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of our balance sheets.

Immediately upon the closing of the Supernova IPO, we recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.

Net Income Per Ordinary Share

Net income per ordinary share is calculated by dividing net income by the weighted average ordinary shares outstanding for the respective period. We have not considered the effect of the warrants sold in the Supernova IPO and private placement to purchase an aggregate of 13,075,000 shares in the calculation of diluted income (loss) per share, since the exercise price of the warrants is in excess of the average ordinary share price for the period and therefore the inclusion of such warrants would be anti-dilutive under the treasury stock method. The number of weighted average Class B ordinary shares for calculating basic net income per ordinary share was reduced for the effect of an aggregate of 1,125,000 Class B ordinary shares that were subject to forfeiture if the over-allotment option was not exercised in full or part by the underwriters. Since the contingency was satisfied as of September 30, 2021, we included these shares in the weighted average number as of the beginning of the period to determine the dilutive impact of these shares. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own

Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. Supernova adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact Supernova’s financial position, results of operations or cash flows.

Supernova’s management does not believe that any other recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying unaudited condensed financial statements.

Off-Balance Sheet Arrangements

As of September 30, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.

Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item. The net proceeds of the Supernova IPO, including amounts in the trust account, have been invested in U.S. government securities with a maturity of 185 days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, that invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

We have not engaged in any hedging activities since our inception and we do not expect to engage in any hedging activities with respect to the market risk to which we are exposed.

INFORMATION ABOUT RIGETTI

The following discussion reflects the business of New Rigetti, as currently embodied by Rigetti. In this section, “we,” “us,” “our” or “the Company” generally refer to Rigetti’s business currently and the proposed business of New Rigetti from and after the Business Combination.

Overview

OUR MISSION IS TO BUILD THE WORLD’S MOST POWERFUL COMPUTERS TO HELP SOLVE HUMANITY’S MOST IMPORTANT AND PRESSING PROBLEMS.

Today, many of the world’s most important computational challenges remain intractable, lying beyond the capabilities of traditional supercomputers and cloud infrastructure. Rigetti builds and operates quantum computers. We believe quantum computing represents one of the most transformative emerging capabilities in the world today. By leveraging quantum mechanics, our quantum computers process information in fundamentally new, more powerful ways. When scaled, these systems are poised to solve problems of staggering computational complexity at unprecedented speed.

The availability of scalable quantum computers is expected to enable scientists and engineers to address problems in areas like climate change, fusion energy, quantitative finance, drug development and discovery, materials science, and artificial intelligence. Industry researchers estimate that fully fault tolerant quantum computers could ultimately produce up to $850 billion in annual value creation for end users and technology providers.

To unlock this opportunity, Rigetti has developed the world’s first multi-chip quantum processor for scalable quantum computing systems. This patented and patent pending, modular chip architecture is the building block for new generations of quantum processors that we expect to achieve a clear advantage over classical computers.

Rigetti is a vertically integrated company. We own and operate Fab-1. Through Fab-1, Rigetti owns the means of production of its breakthrough multi-chip quantum processor technology. The company leverages its chips through a full-stack product development approach, from quantum chip design and manufacturing through cloud delivery. Rigetti believes this full-stack development approach offers both the fastest and lowest risk path to building commercially valuable quantum computers.

Rigetti has been deploying its quantum computers to end users over the cloud since 2017. We offer our full-stack quantum computing platform as a cloud service to a wide range of end-users, directly through our Rigetti QCS platform, and also through cloud service providers.

Rigetti has developed strong customer relationships and collaborative partnerships to accelerate the development of key technologies for high-value use cases that unlock strategic early markets. Rigetti’s partners and customers include commercial enterprises such as Amazon Web Services, Astex Pharmaceuticals, Microsoft, and Standard Chartered Bank, along with U.S. government organizations such as DARPA, DOE, and NASA.

Rigetti is led by its founder and CEO, Dr. Chad Rigetti, a quantum computing entrepreneur and physicist. Since founding Rigetti in 2013, Dr. Rigetti has led the company in becoming a preeminent global leader in quantum computing. He has raised more than $200 million in venture funding, assembled a world class leadership team and board, and established a culture of innovation within the company. In addition to his track record as an entrepreneur and executive leader, Dr. Rigetti is an inventor on 38 issued U.S. patents and the author of more than 20 peer-reviewed scientific publications that have received more than 4,000 total citations.

In addition, the company’s seasoned leadership team has a distinctive blend of entrepreneurial and public company experience required to understand emerging technology markets, create strong partnerships, develop advanced computing technologies that deliver on long term product road maps, and scale the business. Their experience includes expertise and leadership in semiconductor manufacturing, cloud and advanced computing, and government business. The company is powered by a deep technical team that includes global experts in quantum chip design and manufacturing, quantum computing systems architecture, quantum software, and quantum algorithms and applications.

Powered by the production of our scalable multi-chip quantum processors in Fab-1 and our full-stack product development approach, we expect to deliver quantum computing systems that demonstrate clear performance advantages over classical computing alternatives for multiple high-impact application areas.

Market Opportunity

Many of humankind’s greatest achievements were only made possible through the invention of the transistor in 1947, which led to the Digital Revolution. For more than half a century, we have witnessed how the continuous progress of transistors and their application in computing has led to an immeasurably positive economic and social impact on the world.

However, despite the tremendous advances resulting from a near continuous doubling of computing capacity every two years through the reduction of transistor size, many of the world’s most pressing computational problems are still considered impossible to solve with today’s classical computers. Furthermore, the historical rate of progress in classical computing power appears to be slowing down as the miniaturization of transistors begins to run into its natural physical limits.

Against this backdrop, quantum computing has emerged as a potentially disruptive new approach to building ever-more powerful computers and tackling the world’s most challenging computational problems. This is because the quantum computing technology leverages the properties of quantum physics to perform calculations in a fundamentally different way. Classical computer chips use binary bits to represent information as either ones or zeros. They are constrained to solving problems by evaluating solutions sequentially. Quantum computer chips, on the other hand, use qubits, which can simultaneously exist in both zero and one states at the same time. This allows qubits and quantum computers to store and process an exponentially larger amount of data when compared to their classical counterparts, and it enables them to solve problems by evaluating solutions simultaneously.

Quantum computing may allow software programs to evaluate problems with billions of potential outcomes or process calculations on large datasets that would not be possible even on the world’s most powerful supercomputers. The availability of this kind of computing power would enable scientists and engineers to take on problems currently hindering society’s ability to achieve much needed breakthroughs in areas like climate change, fusion energy, pharmaceutical drug discovery, material science and artificial intelligence.

Opportunities and Challenges in Classical Computing

Demand for computing power capable of solving computationally complex problems is increasing. Many of these types of problems are approached through the use of High Performance Computing (“HPC”), which relies primarily on large classical computers located either in the cloud or on-premise. Management estimates the global market for HPC to be approximately $54 billion by 2027. Furthermore, Rigetti believes its quantum computers will be able to solve many computational problems with greater speed and at a lower cost than today’s high performance computers, thereby unlocking considerable value for the users of current HPC systems. Furthermore, Rigetti believes that quantum computing will be applicable to many use cases that today lie within the realm of the much larger cloud computing market, which based on available reports, management estimates to be $332 billion in 2021.

Intractable Nature of Many Great Computation Problems

Advanced scientific and technical computing applied in fields like drug discovery, materials science, computational fluid dynamics, machine learning, and quantitative finance have underpinned many of society’s greatest scientific and industrial advancements over the past half-century. Yet, despite the availability of the latest cloud and supercomputing capabilities, these and many other fields remain constrained by the intractable nature of their thorniest problems. Typically, the computational limits of classical computers are reached because of either the size or complexity of the required calculations. In certain cases, algorithms have been developed that in theory solve a particular computation problem; however, classical computers are limited in their ability to implement and process such algorithms.

Rigetti anticipates that its quantum computers will have the ability to solve some of these problems that remain out of reach for other forms of computing, thus bringing the potential to unlock significant commercial opportunities that are not addressable today.

Slowing Rate of Classical Computing Performance Improvements

For decades, classical computing power increased exponentially as the number of transistors on a microchip were doubling about every two years, while the cost of computing simultaneously decreased significantly. Over the past ten years, this rate of progress in classical computing power has significantly slowed as physical limits on the miniaturization of transistors in nano-scale devices are being reached.

The Evolution of Quantum Computing Capabilities & Market Opportunities

Rigetti believes that market demand for its quantum computers will grow in phases that map to the increasing capabilities of its commercially available quantum computing systems. With each new phase, Rigetti expects quantum computers to solve an ever-increasing breadth of high-impact commercial problems and to do so with greater speed and accuracy.

Emerging Quantum Advantage (“eQA”) Phase

This phase is characterized by the availability of practical, fully functional and operational quantum computers, whose capabilities do not yet enable them to demonstrate clear performance advantages relative to traditional computers. Currently, our quantum computers are of sufficient scale and capability to be useful in applied research for quantum algorithm development, the exploration of potential applications of quantum computing, and for understanding the skill gaps an organization must resolve in order to be prepared to take advantage of quantum computing capabilities.

Rigetti considers the eQA phase to have begun two years ago, and during this time has been working with business and government researchers, commercial software developers and academic institutions who all access our quantum computers via cloud-based services.

Indications that this phase is coming to a close will be when there are repeated demonstrations solving practical problems, of substantial commercial or customer value, with a level of performance that is competitive with the best available classical computing performance.

Narrow Quantum Advantage (“nQA”) Phase

When our quantum computing processing capabilities have scaled to the point where they are production ready and can be used to solve practical, operationally relevant problems with improved accuracy, speed or cost over classical computers, Rigetti will have reached the phase of nQA.

In the nQA phase, Rigetti expects that large enterprises and government organizations will increase their investment in quantum computing as the superior computational capabilities of the technology will have progressed from projected to verifiably advantaged for certain applications. In addition to quantum-based research and development, quantum machine learning (“QML”) is likely to emerge as a strong avenue for growth as it can be leveraged in a wide range of business and scientific applications. Research into quantum simulation and quantum optimization opportunities is predicted to increase in the nQA phase.

Broad Quantum Advantage (“bQA”)

Rigetti will consider the phase of bQA to have begun when its quantum computing processing abilities have scaled to the point where they can be used to solve practical problems that would be physically impossible to solve on any classical computer.

With both scaled qubit counts and strong error correction capabilities, Rigetti believes its quantum computers will be suitable for many applications of quantum machine learning and begin to be used for a growing number of quantum simulation and quantum optimization problems. When Rigetti demonstrates bQA, it expects many new potential clients to emerge as the range and value of the problems that are addressable by its quantum computing systems significantly increases.

Large-Scale Fault Tolerant Quantum Computing (“lFTQC”)

Rigetti will consider the phase of lFTQC to begin when systems are available with hundreds of logical qubits, which can be universally controlled and measured with substantially error-free operation through the full course of a quantum computation. This likely requires systems with 10,000 to 1,000,000 physical qubits. Rigetti’s scalable multi-chip architecture paves the way to scale up to these large systems.

Rigetti anticipates the beginning of the large-scale fault tolerant phase to be likely at least a decade away. As quantum computing further matures through this phase, systems will likely continue to grow in scale and performance, culminating in full-scale fault tolerance that operates using potentially thousands of effectively perfect logical qubits. This ultimate goal of full-scale fault tolerance represents the largest commercial opportunity at an estimated $850 billion per year in annual value creation for end users and technology providers.

Business Strategy

Rigetti’s approach to developing and sustaining strong competitive advantage relies on a four-pronged strategy:

•

Create high performance quantum computing systems through full-stack product development. From the outset, Rigetti has approached the market opportunity with a strategy to build quantum computers, the superconducting processors that power them, and the software required to access and program these systems. Rigetti believes that vertical integration, from chip manufacturing through cloud delivery, unlocks the fastest and lowest risk path to broad commercialization and the largest, long-term market opportunity. This was recently underscored by our announcement of the industry’s first multi-chip quantum processor for scalable quantum computers, a capability realized through many innovations from Fab-1.

•

Leverage cloud to provide broad access to our quantum computers. Rigetti has been providing cloud access to its quantum computers since 2017 and has since expanded the availability of its machines through distribution agreements with other solution providers including Amazon Braket, Microsoft, Oak Ridge National Laboratory (“ORNL”) and Strangeworks. Cloud services efficiently simplify access to our quantum computers and allow for pricing that enables a broad range of scientific, commercial and academic developers to readily participate in the development of quantum computing algorithms, applications and software development tools. Collectively, these cloud services provide a range of choices and capabilities designed to meet the diverse needs of large and small organizations alike.

•	Develop deep partnerships that accelerate the development and commercialization of quantum computing. Rigetti has formed commercial partnerships with business and government entities that are designed to advance their mutual understanding of the opportunities, challenges and solutions necessary for quantum computing to excel in specific real-world applications. Examples of these partnerships include our contracted relationships with DARPA, the DOE’s Fermi National Accelerator Laboratory (“Fermilab”), ORNL, and Innovate UK. Rigetti believes these types of highly collaborative, multi-year relationships will yield specialized and proprietary market insights and technological advancements. Rigetti expects the number and scope of these types of partnerships to expand as the capabilities of its quantum computers continue to grow.

•

Advance its technology leadership position. Rigetti invests heavily in recruiting and resourcing a world-class and multidisciplinary team of scientists, hardware and software engineers, system designers and algorithm and application developers to rapidly innovate, invent, engineer and commercialize its quantum computing technologies. Rigetti has also developed numerous proprietary technologies required to create quantum computing chips, quantum computer systems, software and cloud-based services and it rigorously protects its unique intellectual property through a portfolio of over 130 patents issued and pending. Rigetti intends to continue deeply investing in finding and fostering the talent required to remain at the forefront of quantum computing innovation, while protecting its growing base of intellectual property.

Business Model & Services

Our business model centers on revenue generated from quantum computing systems made accessible via the cloud in the form of QCaaS products. Additionally, Rigetti is developing a revenue stream and forging important customer relationships by entering into technology development contracts with various partners.

Quantum Computing as a Service

Rigetti designs, builds, owns, and operates quantum computers and sells access to these systems through cloud-based services, commonly referred to as QCaaS. This approach enables Rigetti to serve a wide range of customers without the complexity and cost associated with shipping, operating and servicing computing equipment on customer premises.

Rigetti Quantum Cloud Services

The company’s flagship product is Rigetti Quantum Cloud Services. QCS is a platform to deliver high-performance quantum computing over the cloud. QCS features a hybrid quantum-classical computing environment that incorporates Rigetti quantum computers operating in tandem with cloud infrastructure. It provides support for a broad range of programming capabilities, the ability to integrate over public or private clouds, and high-speed connectivity to auxiliary classical computing resources.

The product is designed to meet the needs of a diverse set of customers that all benefit from the high-performance nature of its core computational capabilities. Central to QCS are two very powerful sets of technologies developed by Rigetti—its quantum processing units (“QPUs”), and its quantum operating system, as described below.

Rigetti Quantum Processing Units. At the heart of QCS are the proprietary QPUs that perform quantum computations. Our QPUs contain fabricated silicon-based chips featuring superconducting qubits. These high-performance chips provide fast gate times, low latency conditional logic, and fast program execution times.

Rigetti QPUs are designed and fabricated at Fab-1, leveraging novel manufacturing methods to create state-of-the-art superconducting qubits.

Production versions of QCS currently utilize our Aspen-11 series chips with 40 qubits. In December 2021 Rigetti announced that its 80-qubit chip, incorporating an industry-first multi-chip architecture, was released into private beta testing and made available for select customers.

Quantum Operating System Software. QCS’s computing environment is powered by a distributed quantum operating system that natively supports both public and private cloud architectures.

The operating system software includes a rich set of quantum application and software development tools designed to unlock the capabilities of the quantum computing ecosystem by:

•	Enabling customers to access Rigetti QPUs through a broad range of quantum application software, development frameworks and algorithm libraries;

•	Providing software and algorithm developers with the performance and fine-grained control required to expedite a new era of computational breakthroughs; and

•	Facilitating the implementation of high performance public and private clouds with ultra-low latency connectivity between classical hardware and Rigetti QPUs.

Rigetti’s quantum computing facility in Berkeley, California includes both research and development and production quantum processing units, which are each housed in a dilution refrigerator.

Direct QCaaS Distribution

Rigetti provides access on a commercial basis to its quantum computers over QCS, directly engaging with enterprises and government organizations making significant investments in quantum computing research, development and readiness.

Rigetti believes many of these customers will have performance, customization and integration requirements best met by its ability to engage deeply, and directly, with these kinds of clients. Rigetti believes the company’s full-stack product development approach, and strategy of forging collaborative customer partnerships, positions the company to be a highly valued and long-term provider of quantum computing services to these organizations.

To date, these direct customer relationships have been with customers using QCS for general quantum computing research, algorithm development, algorithm benchmarking and software development activities. They represent a cross section of industries, government agencies and partners in the quantum computing ecosystem.

Indirect QCaaS Distribution

There are a large and growing number of providers of classical computing services over the cloud. This creates an opportunity for Rigetti to efficiently reach a broad set of end-users, indirectly, by partnering with cloud computing service providers, who in turn sell access to our quantum computer systems to their own customers.

The indirect distribution model is enabled by the same QCS platform used in the direct distribution model, providing Rigetti with powerful business leverage in addressing the needs of customers in different market segments. In this instance, Rigetti can capitalize on its full-stack product development capabilities to meet the unique requirements of cloud-service providers. For example, one cloud provider or HPC operator might need deep and high-performance integration with a specific Machine Learning service they provide, while another might desire a fast and easy way for small customers to be introduced to quantum computing.

Rigetti has signed a distribution agreement with Amazon’s Amazon Braket service, providing access to our quantum computing systems to AWS customers. Rigetti has also signed a distribution agreement with ORNL, a U.S. government entity that provides state-of-the-art computational infrastructure to government researchers. Similarly, Rigetti has signed a distribution agreement with Strangeworks, a provider of quantum computing enablement software, services and computational resources. Rigetti recently announced a collaboration with Microsoft to provide Rigetti quantum computers over the cloud to users of Microsoft’s Azure Quantum service. Rigetti expects to enter into additional distribution agreements to provide broader access to our quantum computing systems as market demand increases and interest in quantum computing continues to mature.

Key Technology Development Partnerships

Rigetti enters into multi-year development partnerships with organizations that have specialized technical expertise and a strong interest in advancing their understanding and application of quantum computing technology. These partnerships can provide Rigetti with deep insight into the unique requirements of market leaders in key industries; advance our engineering and product development capabilities; and lead to the creation of new hardware and software products.

Examples of our development partnerships include contracts with:

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Fermi National Accelerator Laboratory, or Fermilab, and the U.S. DOE’s Superconducting Quantum Materials and Systems Center (“SQMS”), to advance the development of scalable and high performance quantum processors;

•	DARPA and National Aeronautics and Space Administration (“NASA”) to create quantum computing systems, software and algorithms for optimization applications; and

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Innovate UK, as part of the British government’s effort to accelerate commercialization of quantum computing in the United Kingdom and to pursue practical applications in machine learning, molecular simulation and financial optimization.

Rigetti expects to add new development partnerships as the capabilities of its quantum computer systems grow and the market’s readiness and interest in quantum computing continues to mature.

Rigetti Foundry Services

Rigetti Foundry Services leverages the company’s US-based in-house fabrication facility to deliver superconducting quantum chips to advance and accelerate quantum information science and technology research and development efforts. Customers include researchers spanning academia, defense laboratories, and national laboratories.

A Rigetti employee inspects a silicon wafer with superconducting quantum integrated circuits that was fabricated at Rigetti’s Fab-1 facility.

Professional Services

In certain engagements, Rigetti provides professional services that enhance and advance our customers’ ability to consume our core products and services. Rigetti’s engineers can augment a client’s internal capabilities with expertise in algorithm development, benchmarking, quantum application programming and software development. These fee-based services can enhance our customer’s readiness for quantum, accelerate our customer’s timelines for meaningful discoveries, and increase Rigetti’s depth of knowledge about key application domains and customer requirements for quantum computing in different industries.

Key Applications

Quantum computing is expected to drive value across many different applications and industries. Rigetti believes that many of the principal benefits in these areas will spring from three different types of computational problems that are particularly well suited to quantum computing.

Machine Learning

Machine learning is a well-established field, with broad application, that today is already having a transformative impact on a myriad of markets. Its current market size is currently estimated at $16 billion with expected compound annual growth rates through 2028 of 39%, according to market research from Fortune Business Insights. Boston Consulting Group (“BCG”) projects that machine learning applications with fully fault tolerant quantum computers could produce $150 billion to $220 billion in annual potential value creation for end users and technology providers.

At the core of any machine learning application is a series of computations, typically expressed in linear algebra, applied to vast amounts of data in order to do things such as reliably classifying objects and making data-driven predictions. Today, cloud computing and HPC have been the predominant sources of the computational capabilities required to create effective machine learning algorithms, models and data analysis applications.

But, the efficiency of HPC-powered machine learning algorithms is limited when faced with richer data sets. For that reason, computer scientists have looked toward the computational promise of quantum computers, and the development of quantum-based algorithms, as a means of both accelerating current machine learning algorithms and creating new approaches that are currently impossible on classical computers.

Given these factors, the emerging field of QML is the focus of much of the current research and development occurring on quantum computers today. We already see emerging machine learning algorithms that take advantage of the unique capabilities of quantum computing to tackle the complex linear algebra problems at the heart of many machine learning tasks. In fact, recent research has emerged demonstrating that quantum algorithms could work better than classical ones for critical machine learning classification problems. As algorithmic research continues to progress, some of these quantum algorithms are improving to the point where their benefits may be realized on smaller scale quantum computers.

Recent research has also demonstrated the promising application of QML, for Generative Adversarial Networks, (“GANs”), a deep learning technique where a neural network is used to generate highly accurate and new examples that could plausibly have come from an original dataset. The potential utilization of quantum computing for GANs alone is far-reaching and could be impactful in large markets like:

•	healthcare – for medical image analysis used to detect and categorize tumors and predict their growth;

•	drug discovery – for generating molecular structure candidates for medicines to target or cure diseases;

•	banking – for creating models that can detect financial fraud based upon predictive patterns rather than rules determined by previously observed behaviors; and

•	defense and intelligence – for reliably converting low resolution satellite imagery into high resolution photography.

Rigetti recently partnered with researchers at a U.S. government agency on a generative modeling application for weather forecasting. In this instance, we leveraged a combination of classical and QML techniques to produce high-quality synthetic weather radar data. Meteorological scoring metrics for storm prediction were in some cases augmented using the QML relative to the purely classical implementation. With additional refinement to the underlying methods, combined with the current pace of scaling and performance improvements in quantum hardware, the researchers believe the synthetic weather data application could be a strong candidate for quantum advantage and operational deployment.

Simulation

Classical computers have been used for decades in critical applications that model real-world processes or systems in order to study their behaviors over time. These computer-based simulations have had an enormous impact on fields like pharmaceuticals, material science, finance, logistics, aerospace, defense and computer-aided design and engineering.

The global market for simulation software alone is projected to grow from $12.7 billion in 2020 to $26.9 billion in 2026 according to Markets & Markets. BCG projects that simulation applications with fully fault tolerant quantum computers could produce $160 billion to $330 billion in annual potential value creation for end users and technology providers. Simulations are essentially mathematical models of a system and hence are logical candidates to benefit from quantum computing. Many important systems, such as molecular structures, cannot be accurately modeled due to the level of complexity associated with representing the properties and behaviors of the key elemental components.

Rigetti believes that quantum computers possess inherent advantages that will allow them to accurately model systems with large numbers of variables that are far outside the reach of classical computers today.

Quantum Mechanical System Simulations

The essential building blocks of nature, whose understanding has been the driver of many breakthrough innovations in pharmaceuticals, healthcare, energy, and material science, are the microscopic systems of molecules, atoms and subatomic particles like electrons and protons. The properties and behaviors of these quantum mechanical systems can be expressed in mathematical rules that have been verified experimentally with high degrees of accuracy, but the complexity associated with such calculations, and their applicability to existing and potential molecular and atomic structures, has proven to be outside the realm of capability for today’s classical computers.

Scientists have not found a way to rapidly and accurately model most quantum mechanical systems on a computational device that itself is not quantum in nature. Conversely, quantum computers have the potential to efficiently model the relevant set of potential interactions between quantum mechanical elements because they natively reflect the essential properties of quantum systems and behaviors like entanglement, superposition and wave functions.

Drug discovery is among the fields where research into the applicability of quantum computing for simulating quantum mechanical systems is producing considerable enthusiasm. With an average cost to develop a new drug at $2.4 billion, a quantum-based approach that could help pharmaceutical companies evaluate thousands of potential compounds for a targeted therapeutic, and avoid failed outcomes in costly clinical trials, would have an enormously positive economic and societal effect.

Other high potential impact areas for quantum mechanical simulations include the design of chemical catalysts, computational fluid dynamics in aerospace engineering, and nuclear fusion for clean energy.

Rigetti has several active partnerships with clients developing simulations of quantum mechanical systems. One such partnership is with Astex Pharmaceuticals, a United Kingdom-based company, which is working with our quantum computers on approaches that may speed up the process of drug discovery. Rigetti is also partnering with two U.S. DOE agencies on simulation applications in the areas of nuclear fusion and high energy physics.

Optimization

Many of the world’s largest and most valuable industries could potentially benefit from enhanced optimization enabled by quantum computing. In financial services, optimization can be applied to portfolio management, algorithmic trading and risk assessment. In telecommunications, optimization can be applied to call routing and network capacity planning. In manufacturing, optimization can help with workforce, warehouses and supply chain planning. In transport, there are logistics applications like fleet routing, driver scheduling, and package loading and delivery that can benefit from further optimization.

These types of problems can quickly overwhelm classical computers due to the large numbers of variables that need to be evaluated, which exponentially scales the computational power required with each additional possibility to be considered. For example, in a vehicle routing problem involving roundtrips to just 10 destinations there can be more than 300,000 permutations to be considered; with 15 destinations, the number of possible routes exceeds 87 billion. If you factor in other real-world considerations such as delivery cost, fleet size, driver availability, or service level agreements, you can see the intractable nature of these kinds of problems in full display.

The computational properties of a quantum computer inherently support the problem-solving requirements of extremely complex optimization calculations because quantum computers possess the ability to simultaneously evaluate very large numbers of variables, and each additional qubit in a quantum computer exponentially scales its information processing capacity. We expect that quantum computers could allow highly accurate optimization models to be continuously refreshed to reflect the impact of changing conditions on available solutions, ultimately leading to better and more responsive plans and decision-making.

With respect to optimization problems, BCG projects that simulation applications with fully fault tolerant quantum computers could unlock between $100 billion and $220 billion in annual value creation for end users and technology providers.

One of the most active fields of quantum algorithm research is the area of constrained combinatorial optimization. These mathematical equations can arrive at approximate results with a close-to-optimal solution across many possible outcomes–a result that would create high value in many different industries, particularly when the exact solution is unknowable utilizing a classical computer.

Rigetti is exploring the application of its quantum computers for high value optimization problems including a partnership with NASA and DARPA for secure dynamic message scheduling using high-demand space and national security assets. Rigetti’s partner, EntropicaLabs, has released an open source library for implementing the QAOA algorithm on Rigetti QCS.

Recent Developments

In January 2022, the Company was selected to deliver hardware, software and benchmarks for Phase 2 of a DARPA program to develop quantum computers capable of solving complex scheduling optimization problems. The award was based upon Rigetti successfully completing its performance milestones in Phase I of the program.

Our Technology

Introduction to Quantum Computing

Quantum computers encode and process data using a new kind of information storing electrical circuit called a quantum bit, or qubit. By leveraging the quantum mechanical principle of superposition, qubits can represent complex mathematical combinations of both zero and one at the same time. In contrast, classical computers are composed of transistors, electronic devices that hold binary zero or one states, therefore requiring billions of transistors in order to execute complex algorithms. This qubit property of superposition creates unique capabilities. By enabling qubits to encode more information than classical bits, it allows for a quantum computer’s power to scale exponentially, rather than linearly as with traditional computers based on transistors. Additionally, it makes it possible to construct algorithms that can evaluate all possible solutions to a problem simultaneously, rather than sequentially as is the case with classical computing.

These properties enable quantum computers to excel at solving problems with a large number of variables, highly complex and numerous solutions, or strong correlations or interactions. Many of these problems are currently intractable due to the scaling limits of classical computers and thus represent opportunities for computational advancement across many industries, including finance, pharma and biotechnology, energy, logistics, aerospace, defense and intelligence, and basic research and development.

How Quantum Computers Compute

To execute a quantum computation, classical data, which represents the problem to be solved and the algorithm, is translated into control sequences, or quantum logic gates, and applied to the qubits in the quantum computer. These sequences are called quantum circuits. Once the circuit has been executed on the quantum computer, the qubits are measured, resulting in classical data flowing out of the quantum computer and back into classical memory. The level of performance of a quantum computer in executing these circuits and solving computational problems is dictated by many factors. These include the scale, or number of qubits available in the quantum processor to encode the problem and algorithm, with more qubits enabling exponentially more complex and challenging problems to be represented; the fidelity of the quantum logic gates from which circuits are composed, which determines how often errors occur when the circuit is executed; the gate speed, which shapes the time taken to execute a given circuit; the co-processing technology and integration, which determines the rate at which classical data representing the problem and algorithm can be loaded into the quantum computer, and the rate at which it flows back out upon completion of the circuit execution; and re-programmability, or the speed with which the specific quantum circuit being executed may be updated to move on to the next step in a computational process.

Several candidate physical systems, or modalities, have been proposed or are being pursued, to form the basic physical qubits in quantum computers. These include, first and foremost, the superconducting qubit technology leveraged by Rigetti. They also include approaches based on trapped ions, trapped neutral atoms, and photonics. There is a varying degree of promise, potential and risk in building machines capable of meeting the above requirements for broad commercial utility. As outlined below, it is widely believed that superconducting qubit technology is the most mature, the most advanced, and most likely to ultimately lead to broad commercial success.

Requirements for Practical Workloads: Path to Quantum Advantage

Unlocking the broad commercial market for quantum computing calls for quantum computers that are able to solve practical commercial problems better, faster, or cheaper than the best alternative classical computing solution, including even the most powerful supercomputers. This inflection point is referred to as quantum advantage. Achieving quantum advantage imposes requirements on the quantum computer itself, the most important of which relate to the above performance factors of scale, fidelity, speed, co-processing, and re-programmability.

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Scale. In order for quantum computers to solve problems out of reach for classical computers, such as modeling molecules with many electrons in order to enhance drug discovery, they require a significant number of high-performing qubits, likely starting at between a few hundred to 1,000 qubits.

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Fidelity. A gate fidelity estimates the reliability of an operation. For instance, a two-qubit gate with a gate fidelity of 99% means that 99 out of 100 times the operation will provide the correct result. Errors can be caused by imperfect control, natural manufacturing variations, finite qubit lifetimes (coherence) or other sources. Overall, high fidelities of over 99% are likely necessary to enable performance benefits on practical workloads. An error per operation is defined as (1-fidelity).

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Speed. Speed is a crucial metric for all types of computers, both quantum and classical. Since quantum algorithms are ultimately composed of logic gates applied sequentially to qubits in a quantum computer, the speed with which these gates can be executed translates directly into processing speed and workload throughput. Therefore, faster quantum processing speeds can result in a larger number of addressable problems and larger market opportunity, as well as a more direct path to outperforming classical alternatives and a higher intrinsic revenue potential per unit time.

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Co-processing. Hybrid architectures that leverage quantum computers as co-processors, pioneered by Rigetti since the company’s inception, have now become widely adopted in the quantum computing industry. Quantum co-processing delivered over the cloud, such as Rigetti Quantum Cloud Services platform, is the predominant framework for building and using quantum computers today. In this paradigm, quantum processors are tightly integrated with classical computing systems and infrastructure to ensure the rate of data flowing in and out of the quantum processor can meet the needs of commercial applications. Effective implementation of co-processing hinges on both the intrinsic technological features of the specific qubit technology, as well as product innovations and system architectures aimed to prioritize this capability. For example, just as in classical computing architecture, fast gate speeds, coupled with a network architecture that achieves low network latency for data flow, are some requirements for high performance co-processing.

•	Reprogrammability. Reprogrammable quantum computers are general purpose machines that should be able to run any quantum algorithm, provided the machine has the scale, fidelity, and other attributes needed to support the particular problem instance. While gate-model quantum computers, such as those made by Rigetti, IBM, IonQ and Google, are typically reprogrammable, different technology approaches and architecture choices lead to varying constraints in applying this capability in a practical setting. Specifically, the ability to dynamically reprogram the quantum processor during the execution of a quantum circuit or within the coherence time of its qubits is of particular importance for many anticipated applications and use cases.

While research and development funding and investments into quantum computing have accelerated, Rigetti believes that long-term commercial demand for quantum computing systems hinges on their ability to meet the above criteria for running practical workloads. Multiple quantum hardware modalities are being pursued. Among these, Rigetti believes the superconducting qubit is the only such modality that has, to date, demonstrated viability across all these requisite metrics.

Our Superconducting Quantum Processors

Introduction to Superconducting Qubits

Rigetti builds and operates quantum computers based on superconducting qubits. Superconducting qubits are silicon-based electronic devices that encode information in quantum states associated with currents and voltages. Superconducting qubits benefit from the fact that their basic properties can be engineered through well-established semiconductor industry design and manufacturing techniques. This enables chip design and architecture tradeoffs to be made to overcome various practical constraints in building commercial quantum computing systems. As of June 2021, among commercial quantum computers, superconducting processors have achieved both the largest scale (i.e., the most qubits) and the lowest two-qubit gate error rates. They are also improving along these key metrics faster than approaches based on other qubit modalities, such as ion traps, photonics and neutral atoms. As an example, in June 2011, the largest algorithms demonstrated on programmable, gate model quantum computers across these modalities were in the range of a few qubits. In the ensuing ten-year period from 2011 to 2021, superconducting systems have successfully scaled up to the range of 30 to 60 or more qubits, including demonstrations of quantum supremacy. This rate of scaling has easily outpaced other approaches. We believe this leadership results in part from an intrinsic advantage: superconducting qubits have many inherent similarities to traditional silicon-based chips. As a result, progress in superconducting quantum computers may be achieved by leveraging the existing capabilities — expertise, technologies, workforces, and supply chains, for example – of the semiconductor manufacturing industry, rather than needing to establish such capabilities anew.

Rigetti Quantum Processors

Rigetti quantum processors are based on transmon-style superconducting qubits. Quantum logic gates are actuated by applying electronic signals to the qubits. Chips are packaged, connected to input and output circuitry, and operated in a low-temperature environment. Control and readout signals are generated and processed in a control system operating at room temperature. This control system is subsequently integrated with, or networked into, auxiliary classical computing hardware to enable co-processing system requirements. Our competitive advantage begins at the chip level and extends through the full-stack, with a distinct focus on fabricating scalable hardware meeting the requirements for practical workloads.

Scale

Achieving the scale of quantum processor needed for practical workloads is perhaps the hardest requirement of all. To address this, Rigetti has developed a unique patented and patent-pending multi-chip quantum processor technology. This approach leverages techniques long used in classical computer microprocessors and memory (“RAM”). Our scalable processor architecture enables multiple core processor chips, each having many qubits, within a multi-chip assembly to function cohesively as a single, large quantum computer - without introducing additional error sources, network latency or other overhead. Using our modular chip architecture, larger quantum processors may be constructed by assembling more core processors together. From a manufacturing perspective, this enables a single type of core processor chip to support multiple quantum processor generations of increasing scale and performance. We believe that this solution facilitates rapid scaling and can enable even faster development cycles in future chip generations.

In addition to accelerating the pace of scaling, Rigetti believes its proprietary modular chip architecture has significant manufacturability and cost benefits. For example, rather than producing large, complex individual chips with 1,000 qubits, Rigetti may fabricate 10 chips with 100 qubits each, and use its multi-chip technology to assemble them together to produce a 1,000 qubit quantum processor. This solution makes it much easier to produce large processor chips with high yield. As a result, we believe our modular approach to be fundamentally more manufacturable, predictable, and scalable.

Our multi-chip technology incorporates several advances in integrated circuit design, architecture, and silicon device manufacturing. These advances include superconducting multi-chip bonding technology for chip-level 3D integration, superconducting through-silicon via process technology and interchip coupling technology that enables high-fidelity two-qubit logic gates between qubits disposed on different silicon dies. These innovations have resulted from our investment in more than five years of technology development to establishing the essential capabilities to produce quantum processors meeting the requirements for broad commercial utility. We believe our new approach to scaling quantum computers will accelerate Rigetti toward quantum advantage systems.

Rigetti’s proprietary multi-chip architecture enables larger quantum processors to be constructed by assembling individual chips together, thereby supporting multiple quantum processor generations of increasing scale and performance

Fab-1. Rigetti has developed, owns and operates the distinctive manufacturing capabilities needed to produce quantum processors in our proprietary scalable architecture. In 2017, Rigetti became the first company to build a dedicated and integrated Fab-1. In addition to vertically integrating the process capabilities to produce its proprietary chips, Fab-1 delivers a high mix of development chips to internal teams. This in-house fabrication capability allows for rapid design-fab-test cycles of learning, enabling an innovation cycle we estimate to be two to five times faster than a typical MEMS or semiconductor foundry. In Fab-1, Rigetti engineers focus their efforts on rapidly exploring then optimizing new chip designs and establishing repeatable manufacturing processes. Fab-1 also includes semi-automated chip testing and characterization capabilities. Additionally, by leveraging traditional semiconductor tools and processes, Fab-1 builds on expertise from the existing semiconductor industry, a distinct advantage over other qubit modalities. This in-house fab capability has enabled Rigetti to accumulate the hands-on experience and intellectual property, including know-how, patents, and trade secrets, to produce quantum computer chips within its scalable, proprietary architecture. Furthermore, we believe Fab-1 has enough wafer capacity to supply all of Rigetti’s chip needs for at least the next five years.

Cooling. Like all high-performance computing systems, Rigetti quantum computers require an advanced cooling system. In this case, commercially available dilution refrigerators maintain chip temperatures at around 0.02 Kelvin. Cooling power requirements and associated electricity costs will scale approximately linearly with qubit count, while expected computational utility increases exponentially. As a result, Rigetti expects the electricity costs to run the cooling systems of its quantum computers to make up an ever-decreasing fraction of the overall revenue generated from each machine. In addition, Rigetti works closely with refrigerator vendors and anticipates the commercial availability of dilution refrigerator systems with the capabilities to support its product roadmap.

Fidelity

Improvements to the coherence times of superconducting qubits, combined with methods for ever-faster and more precise quantum logic gates, have kept superconducting qubits on a pace of continuous fidelity improvement for approximately two decades. Over the last several years, algorithms have been developed on processors with average two-qubit gate fidelities of 95-98%. As processors scale to broad quantum advantage, fidelity will need to improve, likely to 99% and beyond.

Rigetti is focused on delivering advances to fidelity through a systematic engineering approach centered on its design-fab-test flywheel powered by its in-house design and manufacturing. Uniquely, our modular processor technology enables improvements to fidelity to be achieved separately from efforts to increase scale; fidelity advancements can be developed on the individual core processor chips, and these improvements can be rapidly integrated into scaled processors through its multi-chip integration technology.

Rigetti successfully reduced the error rates on its systems by more than 50% over the four-year period from to June 2021, with a median two-qubit gate fidelity of 97.0% demonstrated internally on its 32Q QPUs.

Rigetti is now developing chips for a next-generation core quantum processor that uses tunable couplers, allowing for active cancellation of unwanted interactions between qubits to thereby improve control and decrease error. Recent tests on a 9Q system utilizing these new chips have demonstrated mean two-qubit gate fidelities of 98.9%, median fidelities of 99.2% and maximum fidelities of 99.5%.

Rigetti has successfully reduced the error rates on its systems by more than 50% over the four-year period from June 2017 to June 2021, with a median two-qubit gate fidelity of 97.0% achieved on its production 32Q QPUs. Recently, Rigetti reported entangling gate fidelities of 99.3% on chips under development for its next-generation core processor. This next-generation technology uses tunable couplers to actuate two-qubit gates with greater control and fidelity. Internal technology demonstrations have reached as high as 99.7%—well above the expected requirements for quantum advantage and error correction—with the remaining 0.3% error attributed predominantly to finite qubit coherence times, which are expected to see continued improvement.

Rigetti expects to continue to deliver substantial reductions in error rates through three parallel and complementary areas. First, improvements in chip design aim to address error sources such as signal cross talk, spurious couplings, and sensitivity to manufacturing defects and variations. Second, improvements in the manufacturing process are being pursued to reduce errors from materials and interfaces. Lastly, improvements in the chip environment, packaging and signal chain can reduce externally (i.e., originating off-chip) induced errors. Our distinctive approach to solving these problems systematically, through a blend of deep technical and manufacturing expertise, is a critical driver of the Rigetti’s achievements to date. All three of these parallel initiatives are strongly supported and enabled by our key industry and government partnerships.

Speed

One of the strengths of superconducting qubit technology, and our technology in particular, is that gate operations on superconducting processors are faster than other commercially available modalities today.

The speed of gate operations in superconducting qubits are determined by the intentional design of circuit elements on-chip and their optimized parameters, rather than relying on atomic properties. Our slowest class of gate operations, two-qubit entangling gates, have a median duration of less than 200 nanoseconds. Moreover, for future computer systems from Rigetti, high quality entangling gates as fast as 36 nanoseconds have recently been achieved through the introduction of an additional circuit element to tune the interaction strength between qubits, showcasing the value of engineered approaches. Rigetti believes that superconducting processors’ speed advantage will result in a larger market for superconducting quantum computers compared to other modalities, as there are a multitude of high value use cases that require timely results, such as real-time decision making, risk calculations, and more. As in conventional computing, faster gate speeds also equate to higher throughput in commercial deployment and therefore greater potential revenue opportunity.

Co-processing

It is widely believed that unlocking the commercial value of quantum computing requires quantum computers to be tightly integrated with classical computing systems and technology. High-performance co-processing integration accelerates the path to quantum advantage by enabling both quantum and classical computing resources to work in tandem to address computational bottlenecks best suited to their particular strengths. This approach also facilitates adoption and usability by end users who are more familiar with classical programming. The inherent speed with which superconducting processors can execute circuits and be dynamically re-programmed makes them ideally suited to high-speed co-processing integration. Other modalities have not demonstrated the gate speeds necessary to support high-performance co-processing.

Rigetti has invented and patented capabilities at the hardware and software level, such as parametric code compilation, to enable high performance co-processing on a cloud platform. Parametric code compilation supports running faster hybrid algorithms through memory registers shared between classical programs and embedded logic on a QPU control system. This means that users can run algorithms without incurring latency that would otherwise be caused by updating parameters at each step.

Reprogrammability

Rigetti systems are dynamically reprogrammable. Instructions are streamed into the quantum computer or updated within the execution time of the quantum logic circuit. This allows Rigetti machines to effectively run both the hybrid variational algorithms that underpin current use cases and quantum error correction routines in future systems. In a production setting, dynamic reprogrammability translates to higher customer job throughput per unit time. Since many applications are expected to require streamed data processing or error correction, this dynamic reprogrammability is central to unlocking the full market potential of quantum computing systems, especially in comparison to alternative modalities that are unable to implement high speed re-programming.

Rigetti quantum computers are orchestrated with a control system operated at room temperature. In the Rigetti architecture, reprogramming the quantum processor occurs exclusively within this control system. Unlike photonics, for example, reprograming the system to run a new quantum circuit does not require slow on-chip updates, but only requires changes to the sequence of signals applied to the chip. Rigetti QPUs today support dynamic programming protocols within microsecond feedback loops. For example, re-setting registers of qubits conditional on the outcomes of previous measurements, can increase overall quantum circuit throughput by 5x relative to non-dynamic implementations of the same workload.

The QPU control system includes hardware for networking, classical microprocessors, FPGAs for control and readout pulse sequencing, and analog signal processing. The integrated system is designed and built to meet the requirements for co-processing and reprogrammability over the cloud. This capability enables high-speed data flow within the quantum processor, and between the quantum processor and auxiliary classical compute and networking infrastructure. Rigetti systems are thus enabled for high-performance hybrid quantum-classical computing, the implementation of high-throughput quantum programs for practical workloads, and the dynamic control flow and feedback that underpins practical quantum error correction. The control system drives the quantum processor, calibrates and operates gates, and measures qubit states at the end of a computation.

Quantum Error Correction

Direct improvements to qubits and gate fidelities are currently the primary means of advancing the performance of quantum computers. However, at the scale of a few hundred qubits and beyond, a method called quantum error correction can be applied to further accelerate this rate of progress.

In quantum error correction, a large number of individual physical qubits can be transformed, through repeated application of gate and readout operations designed to detect and fix physical errors, into single “logical” qubits, whose properties are exponentially improved relative to the constituent physical qubits. While the methodology of quantum error correction is well-established in the field of quantum computing, systems capable of running such codes at a commercially useful scale are not currently available. Eventually, solving certain classes of problems will require the ability to compute with tens to hundreds or even thousands of logical qubits. This makes the ability to build large qubit count processors at this commercial scale an even more crucial capability.

Additionally, because errors must be identified at a specific physical location within the quantum processor in order to be corrected, those errors must also be well-localized within small regions of the quantum processor. For example, a qubit in one region must not induce errors on some distant qubit, but rather be constrained to influencing errors on nearby qubits. This essential requirement underpins modern quantum error correction theory and practice.

Turning to the processor’s physical qubit fabric, the necessity of localizing errors has led to the predominance of nearest-neighbor connectivity graphs in quantum processor design. Our quantum processors meet these essential requirements with a nearest-neighbor, planar connectivity graph. Planar codes are expected to show a high error threshold of approximately 1% error probability per operation. This means that if error rates are below the required threshold (e.g. 1%), then increasing the redundancy (i.e., the number of physical qubits making up a single logical qubit) results in an exponential reduction in logical error. In other words, adding a small number of additional physical qubits per logical qubit will provide exponential improvements. Notably, codes for other modalities, such as Bacon-Shor codes for trapped ion qubits, lack such a threshold behavior.

Rigetti aims to deliver the physical qubit count needed, with the requisite nearest-neighbor connectivity, to enable developers and customers to benefit from this exponential error reduction. In contrast to known approaches for other qubit modalities, Rigetti systems are expected to be able to run the same code family at multiple different levels of redundancy without requiring additional complexity such as code concatenation. This approach enables developers to scale the effective error rate and associated overheads up and down as dictated by their use-case requirements. For example, the smallest surface code logical qubit for superconducting processors is 17:1 physical qubits to logical qubits, in comparison to 16:1 for trapped ions. However, for complex applications, the ability to pack more physical qubits into the code (such as 100:1 or 1000:1) is critical because it allows developers to further reduce errors for algorithms based on many quantum gates where errors are more likely to accumulate. In comparison to trapped ions, we believe superconducting processors are better positioned to scale up to the large number of qubits required to run these valuable large codes while also having the fast gate speeds for them to be useful.

The Rigetti processor architecture, software tools, and cloud services platform are designed to enable users and partners to directly construct, test and deploy error correction and error mitigation protocols, and to tailor such codes to specific computational tasks through software. This capability is enabled by the re-programmability, co-processing integration, and system design Rigetti has established.

Intellectual Property

Our intellectual property portfolio plays a strategic role in advancing our innovation and leadership in quantum computing.

Our patent portfolio seeks to protect our current developments and the intellectual property space for the company’s technology roadmap and anticipated areas of development. Rigetti relies upon a combination of protections afforded to owners of patents, copyrights, trade secrets, and trademarks, along with confidentiality and proprietary rights agreements with employees, consultants, contractors, vendors and business partners to establish and protect its intellectual property rights.

As of the date of this proxy statement/prospectus, Rigetti has over 130 issued and pending patents that protect its full-stack technology across hardware, software, and services. These patents cover a broad range of key technology areas of the business including (i) quantum computing systems, software and access; (ii) quantum processor hardware; (iii) algorithms and applications for problem solving; and (iv) chip design & fabrication. Our issued patents expire between 2034 and 2038.

Rigetti regularly reviews its development efforts to assess the existence and patentability of new inventions, and expects to file additional patent applications when determined it would benefit our business to do so.

Rigetti pursues international registration of its domain names and trademarks. It is the registered holder of a variety of domain name registrations, including “rigetti.com”. As of the date of this proxy statement/prospectus Rigetti had four registered U.S. trademarks, four foreign registered trademarks, and six pending U.S. trademark applications. Our trademark registrations include “Rigetti”.

Sales & Marketing

During this period of eQA, Rigetti’s go-to-market strategy is focused on being a leader in the key market segments driving the early application of quantum computing. Our sales and marketing efforts are focused on technology development and distribution partnerships with the leading organizations in these markets. In the U.S. government, for example, the Department of Defense, the DOE and the Intelligence Community have each been making significant investments in quantum computing, and Rigetti has technology development partnerships with leading agencies and national laboratories. Rigetti is pursuing similar arrangements with customers in other important vertical market segments, like finance, where we are developing specific expertise in several application areas and are partnering with Standard Chartered Bank. Rigetti also has distribution relationships with customers like Amazon Web Services, Microsoft, ORNL, and Strangeworks.

As new generations of Rigetti hardware continue to scale and achieve nQA and then BQA, the company anticipates increasing its investment in both sales and marketing to expand the number of enterprise companies directly licensing our QCS platform.

Customers & Key Partners

Rigetti believes that the realization of quantum computing’s promise requires strong relationships across an ecosystem of innovative and quantum-committed organizations and has been developing commercial relationships and collaborative partnerships with organizations that possess a keen understanding of specific industry problems and deep technical expertise in key scientific and engineering disciplines.

To date, Rigetti has focused on developing a range of client relationships and research partnerships with:

•

enterprise-sized organizations working on quantum-assisted breakthroughs in applications areas like drug discovery, network optimization, financial modeling, weather forecasting and fusion energy with organizations like Astex Pharmaceuticals, Deloitte, NASA, Standard Chartered Bank, the U.S. DOE and certain military branches within the U.S. Department of Defense;

•

materials science researchers and quantum algorithm developers at renowned laboratories like Fermilab, Lawrence Livermore National Laboratory, MIT Lincoln Laboratory, NASA Quantum Artificial Intelligence Laboratory and ORNL;

•	quantum-focused software and algorithm companies like 1Qbit, Phasecraft, Riverlane, Q-CTRL and Zapata;

•	Cloud service providers like Amazon Web Services, Microsoft, and Strangeworks; and

•

Rigetti also enters into multi-year technology development partnerships with organizations that possess specialized technical expertise and strong interests in advancing the development of quantum computing (as referenced in Business Model – Key Technology Development Partnerships). These organizations include DARPA, SQMS, and Innovate UK.

Competition

The quantum computing market is evolving and highly competitive. With the introduction of new innovations and the potential entry of new competitors into the market, we expect competition to increase in the future, which could harm our business, results of operations, or financial condition.

Rigetti’s current and prospective competitors include companies engaged in the research, development, and operation of quantum computing capabilities. Major companies now developing both quantum hardware and software include IBM, Google, Microsoft, IonQ, PsiQuantum, Xanadu, and ColdQuanta. In addition, because of the importance of quantum computing, most large public cloud providers and traditional chip makers are researching and investing in quantum computing initiatives, in some cases seeking to build quantum computers. For example, Amazon and Intel are engaged in the research and development of quantum computers. A number of development-stage companies are also seeking to build quantum computers, quantum software and applications, and quantum cloud computing services.

Rigetti believes its primary direct competition will come from other companies building or seeking to build universal, gate-model quantum computing systems that can meet the requirements for solving commercial problems. We believe competition will be based on a number of factors, including: different approaches to building quantum computers; quantum computer system performance, including scale, speed, and fidelity; system accessibility and ease of use; supported software and applications; compatibility with existing classical workflows; rate of technological innovation; ability to create value through long-term partnerships; end-user support and customer experience; solutions and insight delivery; price; brand recognition and trust; financial resources; and access to key personnel.

Rigetti believes that it is favorably positioned to compete on the basis of these factors. However, Rigetti faces various risks relating to competition as described in “Risk Factors—Risks Related to Rigetti’s Business and Industry—The quantum computing industry is competitive on a global scale and Rigetti may not be successful in competing in this industry or establishing and maintaining confidence in its long-term business prospects among current and future partners and customers.”

Regulatory

U.S. government contracts, grants, and agreements are subject to regulations and procurement laws. The majority of Rigetti’s current programs are subject to Title 2 of the Code of Federal Regulations, covering Grants and Agreements. Rigetti also performs programs authorized under Other Transaction Authority and the Federal Acquisition Regulation. Several of Rigetti’s agreements are also subject to agency level acquisition regulation supplements, including the Defense Federal Acquisition Regulation Supplement and the Department of Energy Acquisition Regulation. These regulations mandate uniform policies and procedures for the administration of government funded programs. This includes requiring compliance with eligibility and responsibility requirements, contractor qualifications, financial and reporting requirements, as well as subjecting the company audits and to other government reviews covering issues such as cost, performance, internal controls and accounting practices.

Employees & Core Values

Rigetti’s deep and talented workforce is the key to its success. Our core values have been developed through collaborative engagement among the workforce and cohesively tie together our mission, strategy, technology development approach, and culture. Our core values play an essential role in guiding our interactions and decision making.

Rigetti’s core value statements are:

1.

United in our purpose. We bring our diverse strengths and experiences together to create a collaborative and supportive environment in service of our shared mission. Each person feels a sense of belonging and is able to reach their full potential through their unique contributions.

2.	Embrace grand challenges. We are motivated by grand challenges with world-changing potential. When the stakes are high, we respond in kind with ingenuity, creativity, and perseverance.

3.

Build for tomorrow. We solve today’s challenges with an eye toward the future. We focus on excellence over expediency and create forward-thinking solutions that lay the foundation for our lasting success.

4.

Act with integrity. We bring our whole selves to every interaction and strive for consistency in all circumstances through our words, actions, decisions, and outcomes. We lead by example, fulfill our commitments, and take responsibility for our actions.

5.

Evolve and grow. We learn through our successes and even more through our failures. We are open minded, look for opportunities to learn in every situation, and actively seek new information, feedback, and ideas that allow us to continuously improve.

6.

Magic through mastery. We live at the intersection of focus and creativity. We remove complexity and drive results through small, daily, intentional actions that compound over time to become the solutions that delight our customers and our colleagues. Our success is the culmination of sustained and determined effort.

Rigetti seeks to hire people who are mission driven and motivated by grand challenges with world-changing potential. Our success requires a high level of collaboration as it leverages different scientific and business disciplines to move faster toward breakthrough solutions. As of October 2021, Rigetti had more than 140 full-time employees, of which approximately 40 employees hold technical PhDs from many of the world’s esteemed universities. None of our employees are subject to collective bargaining agreements or are represented by a labor union at this time.

Facilities

Our corporate headquarters is located in Berkeley, California, where it leases 15,625 square feet pursuant to a lease that expires October 31, 2022 with the option to renew the lease for six additional years thereafter. Our Fab-1 facility is located in Fremont, California, where the company leases approximately 38,000 square feet pursuant to a lease that expires January 31, 2026. Rigetti also has offices for its international operations in the United Kingdom and Australia. Rigetti believes its current and planned offices will be adequate for the foreseeable future and that it will be able to obtain additional space as needed under commercially reasonable terms.

Legal Proceedings

From time to time, Rigetti may become involved in actions, claims, suits and other legal proceedings arising from the ordinary course of business. Rigetti management believes it is not currently a party to any actions, claims, suits or other legal proceedings, the outcome of which, if determined adversely to the company, would have a material adverse effect on its results of operations, financial condition or cash flows.

RIGETTI’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Rigetti Holdings, Inc. should be read together with Rigetti & Co, Inc. audited financial statements for the year ended January 31, 2021, together with related notes thereto, and unaudited financial statements for the nine months ended October 31, 2021, together with related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section of this proxy statement/prospectus entitled “Information About Rigetti” and the unaudited pro forma condensed combined financial information as of and for the nine months ended October 31, 2021, and for the year ended January 31, 2021 of Rigetti & Co, Inc. (in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Combined Condensed Financial Information”). The following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. See the section titled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in the forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors—Risks Related to Rigetti’s Business and Industry” or elsewhere in this proxy statement/prospectus.

Overview

On October 5, 2021, pursuant to an Agreement and Plan of Merger (the “Holding Company Merger Agreement”) by and among Rigetti & Co, Inc., Rigetti Holdings, Inc. and Rigetti Intermediate Merger Sub, Inc., Rigetti Intermediate Merger Sub, Inc. merged with and into Rigetti & Co, Inc., with Rigetti & Co, Inc. surviving such merger as a wholly owned subsidiary of Rigetti Holdings, Inc., with all of the outstanding equity securities of Rigetti & Co, Inc. exchanged for identical equity securities of Rigetti Holdings, Inc. and (iii) on October 6, 2021, Rigetti & Co, Inc. was converted into a Delaware limited liability company and continues as “Rigetti & Co, LLC”. As the transactions described above were among entities under common control, and the exchange was made on a one-for-one basis, this merger had no impact on the historical financial statements of Rigetti & Co, Inc. The financial results for the merged entities will be referred to as Rigetti Holdings, Inc. (“Rigetti”).

Rigetti and its subsidiaries (collectively, the “Company”), builds quantum computers and the superconducting quantum processors that power them. Rigetti believes quantum computing represents one of the most transformative emerging capabilities in the world today. By leveraging quantum mechanics, our quantum computers process information in fundamentally new, powerful ways. When scaled, these systems are poised to solve problems of staggering computational complexity at unprecedented speed.

To unlock this opportunity, Rigetti has developed the world’s first multi-chip quantum processor for scalable quantum computing systems. This patented and patent pending, modular chip architecture is the building block for new generations of quantum processors that Rigetti expects to achieve a clear advantage over classical computers.

Rigetti’s long-term business model centers on revenue generated from quantum computing systems made accessible via the cloud in the form of Quantum Computing as a Service (“QCaaS”) products. Additionally, Rigetti is developing a revenue stream and forging important customer relationships by entering into technology development contracts with various partners.

Rigetti is a vertically integrated company. Rigetti owns and operates Fab-1, a dedicated and integrated laboratory and manufacturing facility, through which Rigetti owns the means of producing of its breakthrough multi-chip quantum processor technology. Rigetti leverages its chips through a full-stack product development approach, from quantum chip design and manufacturing through cloud delivery. Rigetti believes this full-stack development approach offers both the fastest and lowest risk path to building commercially valuable quantum computers.

Rigetti has been generating revenue since 2018 through partnerships with government agencies and commercial organizations; however, Rigetti has not yet generated profits. Rigetti has incurred significant operating losses since inception. Rigetti’s net losses were $29.5 million for the nine months ended October 31, 2021, and $26.1 million for the year ended January 31, 2021, and it expects to continue to incur significant losses for the foreseeable future. As of October 31, 2021, Rigetti had an accumulated deficit of $198.4 million.

The Proposed Business Combination and PIPE Financing

On October 6, 2021, Supernova entered into the Merger Agreement by and among Supernova, First Merger Sub, Second Merger Sub, and Rigetti. In connection with the Closing, Supernova will change its name to “Rigetti Computing, Inc.”

Rigetti Computing, Inc. will become the registrant with the SEC, meaning that Rigetti’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

While the legal acquirer in the Merger Agreement is Supernova, for financial accounting and reporting purposes under GAAP, Rigetti will be deemed the accounting acquirer and the Mergers will be accounted for as a “reverse recapitalization” (i.e., a capital transaction involving the issuance of stock by Supernova for the stock of Rigetti). A reverse recapitalization does not result in a new basis of accounting, and the financial statements of New Rigetti will represent the continuation of the financial statements of Rigetti in many respects. Under this method of accounting, Supernova will be treated as the “acquired” company for financial reporting purposes.

Upon consummation of the Business Combination, the most signification change in Rigetti’s reported financial position and results of operations is expected to be an estimated increase in cash (as compared to Rigetti’s balance sheet at October 31, 2021) of approximately $146 million, assuming maximum permitted redemptions from Supernova’s shareholders (approximately 84% of public shares redeemed), or approximately $434 million assuming no redemptions of Supernova’s public shares, in each case including $148 million in gross proceeds from the PIPE Financing. Total direct and incremental transaction costs of Supernova and Rigetti are estimated at approximately $59 million, substantially all of which are expected to be offset to additional-paid-in-capital as costs in connection with the reverse recapitalization.

As a result of the Business Combination, Rigetti will become the accounting successor to Supernova, which is an SEC-registered and NYSE-listed company. Consequently, New Rigetti will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and practices. New Rigetti expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources.

Impact of COVID-19 on Rigetti’s Business

In March 2020, the COVID-19 outbreak was declared a pandemic by the World Health Organization. There are many uncertainties regarding the pandemic, and Rigetti is closely monitoring the impact of the pandemic on its business, including impacts on its employees, suppliers, vendors business partners, operations and industry.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may continue to remain in place for a significant period of time and have, and may continue to, adversely impact Rigetti’s employees and operations, including its development and sales and marketing activities, and the operations of its suppliers and business partners. For example, various aspects of Rigetti’s business cannot currently be conducted remotely, which resulted in a temporary work stoppage in Fab and Engineering operations from March to May 2020. In addition, in response to the pandemic, Rigetti initiated a number of cost saving measures, including headcount reduction, temporary reduction in compensation for employees at certain levels, subleasing of corporate offices, facility cost reduction, reduction in external consultant costs and elimination of certain employee benefits such as free meals.

The evolution of the pandemic is unpredictable and any resurgence may slow down Rigetti’s ability to develop its quantum computing products and related services. The pandemic could limit the ability of suppliers and business partners to perform, including third-party suppliers’ ability to provide components, services and materials. Rigetti may also experience an increase in the cost of raw materials.

The full impact of the COVID-19 pandemic continues to evolve as of the date of this proxy statement/prospectus. As such, the full magnitude of the pandemic’s effect on Rigetti’s business, financial condition, liquidity and results of operations is uncertain.

Rigetti’s Change in Fiscal Year

In October 2021, the board of directors of Rigetti approved a change to Rigetti’s fiscal year-end from January 31 to December 31, effective December 31, 2021 with a view to making its financial statements more readily comparable with its industry peers and also to align with Supernova’s fiscal year end. As a result of this change, Rigetti’s fiscal year 2021 will cover a period of 11 months starting from February 1, 2021 and ending on December 31, 2021. Rigetti will first reflect the change in fiscal years for interim and annual filings for fiscal years beginning January 1, 2022.

Key Components of Results of Operations

Revenue

Rigetti generates revenue through its QCaaS offerings, as well as from its development contracts and other services including training and provision of quantum computing components. Development contracts are generally multi-year, non-recurring arrangements pursuant to which Rigetti provides professional services regarding collaborative research in practical applications of quantum computing to technology and business problems within the customer’s industry or organization and assists the customer in developing quantum algorithms and applications to assist in providing commercial value to the customer in areas of business interest. QCaaS revenue is recognized on a ratable basis over the contract term or on a usage basis, which generally ranges from three months to two years. Revenue related to development contracts and other services is recognized as the related milestones are completed or over time, as the work required to complete these milestones is completed. Revenue related to the sale of custom quantum computing components is recognized at a point in time upon acceptance by the customer.

Cost of Revenue

Cost of revenue consists primarily of all direct and indirect cost associated with providing QCaaS offerings and development contracts and other services, including Rigetti employee salaries and employee related costs, including compensation, bonuses, employee taxes and benefit costs of program management and personnel associated with the delivery of goods and services to customers. Cost of revenue also includes an allocation of facility costs and depreciation directly related to providing the QCaaS offerings and development contracts and other services.

Operating Expenses

Our operating expenses consist of sales and marketing, general and administrative and research and development expenses.

Sales and Marketing

Sales and marketing expenses consist primarily of compensation including stock-based compensation, employee benefits of sales and marketing employees, fees paid to outside consultants, travel and marketing and promotion costs. Rigetti expects sales and marketing expenses to increase as it continues to expand on its operations, enhance its service and product offerings, expand its customer base, and implement new marketing strategies.

General and Administrative

General and administrative expenses include compensation, employee benefits, and stock-based compensation for executive management, legal, insurance, finance administration and human resources, an allocation of facility costs (including leases), bad debt costs, professional service fees, and an allocation of other general overhead costs including depreciation to support Rigetti’s operations, which consists of operations other than associated with providing QCaaS offerings and development contracts and other services. Rigetti expects its general and administrative expenses to increase as it continues to grow its business. Rigetti also expects to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations, and professional services.

Research and Development

Research and development expenses include compensation, employee benefits, stock-based compensation for personnel, fees paid to outside consultants and materials, allocation of facility costs and depreciation and components purchased for research and development. Research and development costs that do not meet the criteria for capitalization are expensed as incurred. Rigetti expects research and development expenses to increase as it continues to invest in the enhancement of its QCaaS offerings and development contracts and other services. Rigetti does not currently capitalize any research and development expenditures.

Other income (Expense), net

Rigetti’s other income (expense), net consists primarily of gains on extinguishment of debt, change in fair value of convertible notes, change in fair value of simple agreements for future equity, interest income (expense), net, and other miscellaneous income and expense unrelated to Rigetti’s core operations.

Provision for Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. Rigetti has recorded a full valuation allowance against its deferred tax assets.

Results of Operations

Comparison of the Nine Months Ended October 31, 2021, and 2020

The following tables set forth Rigetti’s results of operations for the periods indicated:

	Nine Months Ended October 31,
	2021	2020	$Change	% Change
	( In thousands)
Revenue:	$6,940	$4,124	2,816	68%
Cost of revenue	1,096	1,156	(60)	-5%

Total gross profit	5,844	2,968	2,876	97%
Operating expenses:
Research and development	21,241	18,576	2,665	14%
General and administrative	8,841	9,501	(660)	-7%
Sales and marketing	1,951	1,755	196	11%

Total operating expenses	32,033	29,832	2,021	7%

Operating income (loss):	(26,189)	(26,864)	675	-3%

Other income (expense), net:
Interest Income (expense), net	(1,773)	5	(1,778)	nm
Other income (expense)	7	50	(43)	-85%
Gain on extinguishment of debt	—	8,914	(8,914)	nm
Change in Fair Value of Warrant Liability	(1,553)	—	(1,553)	nm

Total Other Income (Expense), net	(3,319)	8,969	(12,288)	nm
Net loss before provision for income taxes	(29,508)	(17,895)	(11,613)	65%
Provision for income taxes	—	—	—

Net loss	(29,508)	$(17,895)	$11,613

nm not meaningful

Revenue

Revenue increased by $2.8 million, or 68%, to $6.9 million for the nine months ended October 31, 2021, compared to $4.1 million for the nine months ended October 31, 2020. The increase in revenue was attributable to:

•	An increase of $0.3 million due to an expansion of QCaaS revenue for a large customer, as well as the addition of a new international customer, during the nine month period ended October 31, 2021; and

•

An increase of $2.9 million in revenue as a result of onboarding a new contract under which Rigetti began providing development contract and other services, together with an expansion in scope of work on existing contracts, offset by a decrease of $0.4 million in development contract revenue due to the completion of a few projects during the nine months ended October 31, 2021.

Cost of Revenue

Cost of revenue decreased by $0.1 million, or 5%, to $1.1 million for the nine months ended October 31, 2021, as compared to $1.2 million for the nine months ended October 31, 2020. The decrease was mainly driven by a $0.2 million decrease in employee-related cost as a result of development contracts and other revenue comprising a smaller percentage of total revenue for the nine-month period ended October 31, 2021, compared to the nine-month period ended October 31, 2020. This type of revenue is accompanied by higher costs than QCaaS revenue, and thus resulted in the decrease in cost of revenue when comparing the two periods. The decrease was offset by a $0.1 million increase in depreciation expense for the nine-month period ended October 31, 2021, as compared to the nine months ended October 31, 2020.

Operating Expenses

Research and Development Expenses

Research and development expenses increased $2.7 million, or 14%, to $21.2 million for the nine months ended October 31, 2021, as compared to $18.6 million for the same nine-month period in 2020. The increase was primarily attributable to an increase in payroll-related expenses of $1.9 million, an increase in other expenses of $0.7 million and an increase in depreciation expense of $0.4 million as a result of the ongoing growth in Rigetti as well the continued investment in research and development activities for the nine-month period ended October 31, 2021, compared to the nine-month period ended October 31, 2020.

General and Administrative Expenses

General and administrative expenses decreased $0.7 million, or 7%, to $8.8 million for the nine months ended October 31, 2021, from $9.5 million for the corresponding period in 2020. The decrease was primarily driven by a decrease in facility costs of $0.4 million due to subleasing of certain properties during the nine-month period ended October 31, 2021 and due to a non recurring financing-related legal fees of $0.6 million, incurred during the nine month period ended October 31, 2020, offset by an increase of $0.4 million due to the change in fair value of forward contract liabilities for the nine-month period ended October 31, 2021. A discussion of change in fair value of forward contract agreement liability is included in Note 10 to Rigetti’s condensed consolidated financial statements for the nine-month period ended October 31, 2021, included elsewhere in this proxy statement/prospectus.

Sales and Marketing Expenses

Sales and marketing expenses increased $0.2 million, or 11%, to $2.0 million for the nine months ended October 31, 2021, as compared to $1.8 million for the same nine-month period in 2020. The increase was primarily attributable to an increase of $0.6 million in payroll-related expenses due to the general growth in Rigetti, offset by a reduction of $0.4 million in non-recurring website design and other expenses for the nine-month period ended October 31, 2021, compared to the nine-month period ended October 31, 2020.

Other Income (Expense), net

Interest Income (Expense), net

Interest expense was $1.8 million for the nine months ended October 31, 2021. Interest income was $5,000 for the nine months ended October 31, 2020. The increase in expense is a result of loan and security agreements entered into during the nine-month period ended October 31, 2021. See “—Loan and Security Agreement” below for further information.

Gain on Extinguishment of Debt

Gain on extinguishment of $8.9 million was the result of the conversion of outstanding convertible notes in the nine months period ended October 31, 2020, and as compared to the absence of any such one-off events during the nine-month period ended October 31, 2021.

Change in Fair Value of Warrant Liability

A discussion of change in fair value of warranty liability is included in Note 6 to Rigetti’s condensed consolidated financial statements for the nine-month period ended October 31, 2021, included elsewhere in this proxy statement/prospectus.

Comparison of the Year Ended January 31, 2021, and 2020

The following tables set forth Rigetti’s results of operations for the periods indicated:

	Year Ended January 31,
	2021	2020	$ Change	% Change
	(In thousands)

Revenue:	$5,543	$735	$4,808	654%
Cost of revenue	1,492	288	1,204	418%

Total gross profit	4,051	447	3,604	806%

Operating expenses:
Research and development	24,099	29,446	(5,347)	-18%
General and administrative	13,158	16,162	(3,004)	-19%
Sales and marketing	1,886	2,542	(656)	-26%

Total operating expenses	39,143	48,150	(9,007)	-19%

Operating income (loss):	$(35,092)	$(47,703)	$12,611	26%

Other income (expense), net:
Gain on extinguishment of debt	8,914	—	8,914	nm
Change in fair value of convertible notes	—	(5,191)	5,191	nm
Change in fair value of simple agreement for future equity	—	(382)	382	nm
Interest income (expense), net	8	(671)	679	nm
Other income	42	130	(88)	-68%

Total other income (expense), net	8,964	(6,114)	15,078
Net loss before provision for income taxes	(26,127)	(53,816)	27,689
Provision for income taxes	—	—	—

Net loss	$(26,127)	$(53,816)	$27,689

Revenue

Revenue increased $4.8 million, or 654%, to $5.5 million for the year ended January 31, 2021, compared to $0.7 million for the year ended January 31, 2020. The year over year growth is attributable to:

•	An increase of $1.8 million in revenue mainly due to an expansion of QCaaS revenue for a large customer during the year ended January 31, 2021; and

•	An increase of $3.0 million in revenue due to onboarding two new development contracts during the year ended January 31, 2021 combined with an expansion in scope of work for existing customers.

Cost of Revenue

Cost of revenue increased $1.2 million, or 418%, to $1.5 million for the year ended January 31, 2021, compared to $0.3 million for the year ended January 31, 2020. The increase was mainly due to an increase in employee related costs of $1.0 million associated with providing services as a result of the expansion of development contracts and QCaaS offerings during the year ended January 31, 2021.

Operating Expenses

Research and Development Expenses

Research and development expenses decreased by $5.3 million, or 18%, to $24.1 million for the year ended January 31, 2021, from $29.4 million for the year ended January 31, 2020. The decrease was primarily attributable to a $4.3 million decrease in payroll related costs due to a decrease in headcount driven by the pandemic and lower material and consultant costs due to the temporary stoppage of work in Fab and Engineering operations from March to May 2020 as a result of the pandemic, offset by a increase in depreciation as a result of a continued focus on research and development resources.

Sales and Marketing Expenses

Sales and marketing expenses decreased $0.7 million, or 26%, to $1.9 million for the year ended January 31, 2021 from $2.5 million for the year ended January 31, 2020. The decrease was primarily driven by COVID related measures including a $0.7 million decrease in payroll related costs, a $0.1 million decrease in non-recurring website related investment, offset by a $0.1 million increase in other expenses in the year ended January 31, 2021, compared to the year ended January 31, 2020.

General and Administrative Expenses

General and administrative expenses decreased by $3 million, or 19%, to $13.2 million for the year ended January 31, 2021, from $16.2 million for the year ended January 31, 2020. The reductions were largely driven by COVID related measures including reduction in workforce and compensation of $0.5 million, decrease in facilities costs of $1.0 million due to work-from-home arrangements, decrease in consultant costs of $0.5 million as a result of lesser engagement with outside consultants, and a decrease of $0.9 million in travel and recruiting fees.

Other Income (Expense), net

Interest Income (Expense), net

Interest income was $8,000 for the year ended January 31, 2021. Interest expense was $0.7 million for the year ended January 31, 2020. The reduction of interest expense was the result of the conversion of outstanding convertible promissory notes during the year ended January 31, 2020.

Gain on Extinguishment of Debt

Gain on extinguishment of $8.9 million was the result of the conversion of outstanding convertible notes for the year ended January 31, 2021, and as compared to the absence of any such one-off event during the year ended January 31, 2020.

Change in Fair Value of Convertible Notes

A discussion of change in fair value of convertible notes is included in Note 5 to Rigetti’s audited financial statements included elsewhere in this proxy statement/prospectus.

Change in Fair Value of Simple Agreement for Future Equity

A discussion of change in fair value of Simple Agreement for Future Equity is included in Note 5 to Rigetti’s audited financial statements included elsewhere in this proxy statement/prospectus.

Liquidity and Capital Resources

Rigetti has incurred net losses since inception, and experienced negative cash flows from operations. To date, Rigetti has financed operations primarily through the issuance of preferred stock, warrants and convertible notes and raised gross proceeds of $203 million. During the year ended January 31, 2021, and the nine months ended October 31, 2021, Rigetti incurred net losses of $26.1 million and $29.5 million, respectively. As of October 31, 2021, Rigetti had an accumulated deficit of $198.4 million. Rigetti expects to incur additional losses and higher operating expenses for the foreseeable future. Rigetti has determined additional financing will be required to fund its operations for the next 12 months and its ability to continue as a going concern is dependent upon obtaining additional capital and financing including through the consummation of the Business Combination.

Rigetti’s primary uses of cash are to fund its operations as it continues to grow its business. Rigetti will require a significant amount of cash for expenditures as it invests in ongoing research and development and business operations. Until such time as Rigetti can generate significant revenue from sales of its development contracts and other services, it expects to finance its cash needs through public or private equity or debt financings or other capital sources, including development contract revenue with government agencies and strategic partnerships. However, Rigetti may be unable to raise additional funds or enter into such other arrangements, when needed, on favorable terms or at all. To the extent that Rigetti raises additional capital through the sale of equity or convertible debt securities, the ownership interest of its stockholders will be, or could be, diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of its common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If Rigetti is unable to raise additional funds through equity or debt financings when needed, it may be required to delay, limit, or substantially reduce its quantum computing development efforts. Rigetti’s future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors.”

Loan and Security Agreement

On March 10, 2021, Rigetti & Co, LLC (formerly, Rigetti & Co, Inc.), Rigetti’s wholly-owned subsidiary, entered into a Loan and Security Agreement, or Loan Agreement, with Trinity Capital Inc., as lender, for a principal amount of $12.0 million, bearing an interest rate of the greater of 7.5% plus the prime rate published by the Wall Street Journal and 11.0%. Rigetti & Co, LLC paid a good faith deposit of $40,000.

On May 18, 2021, Rigetti & Co, LLC entered into a first amendment to the Loan Agreement, which modified certain financial covenants, including an additional good faith deposit of $20,000 and adding a tranche B to the Loan Agreement in an aggregate amount of $15.0 million, consisting of two advances of $8.0 million and $7.0 million each.

On October 21, 2021, Rigetti & Co, LLC entered into a second amendment to the Loan Agreement, which modified the date requiring Rigetti & Co, LLC to deliver evidence of completion of the PIPE transaction and execution of a definitive merger agreement with a special purpose acquisition company to October 31, 2021.

On January 27, 2022, Rigetti & Co, LLC entered into a third amendment to the Loan Agreement, which modified certain financial covenants, including adding a tranche C to the Loan Agreement in an aggregate amount of $5.0 million (bringing the Maximum Credit Limit to $32.0 million) and providing for up to $8.0 million in additional loans (more than the Maximum Credit Limit) in the lender’s sole and absolute discretion, and providing for the payment of an exit fee.

The amendments contain the same interest rate and maturity as the Loan Agreement. The maturity date of the loan is April 1, 2025. Rigetti continues to use the funds received for working capital purposes. Interest-only payments are due monthly immediately following an advance for a period of 18 months and, beginning on the 19th month, principal and interest payments are due monthly. As of the date of this proxy statement/prospectus, the total amount outstanding under Loan Agreement was the maximum $32.0 million.

Also on January 27, 2022, Rigetti Holdings, Inc., as guarantor, entered in a Guaranty Agreement with Trinity to guarantee the Loan Agreement, whereby Rigetti Holdings, Inc. unconditionally guaranties the full and timely performance of the obligations set forth in the Loan Agreement, including the payment of all indebtedness and obligations due under the Loan Agreement.

The Loan Agreement is secured by a first-priority security interest in substantially all of Rigetti’s assets and contains customary financial and operational covenants. As of the date of this proxy statement/prospectus, Rigetti was in compliance with all covenants under our Loan Agreement.

Cash Flows

The following table summarizes Rigetti’s cash flows for the periods indicated:

	Nine Months Ended October 31,		Year Ended January 31,
	2021	2020	2021	2020
	(in thousands)
Net cash used in operating activities	$(22,857)	$(23,866)	$(30,067)	$(36,889)
Net cash used in investing activities	(5,961)	(3,583)	(4,400)	(2,944)
Net cash provided by financing activities	19,747	56,289	56,289	18,741

Cash Flows Used in Operating Activities

Rigetti’s cash flows from operating activities are significantly affected by the growth of its business primarily related to research and development, sales and marketing, and general and administrative activities. Rigetti’s operating cash flows are also affected by its working capital needs to support growth in personnel-related expenditures and fluctuations in accounts payable and other current assets and liabilities.

Net cash used in operating activities decreased by $1.0 million, or 4.3%, when comparing the nine-month period ended October 31, 2021, to the nine-month period ended October 31, 2020. The decrease was primarily related to cost saving measures initiated as a result of the COVID-19 pandemic, including headcount reduction, temporary reduction in compensation for employees at certain levels, subleasing of corporate offices, reduction in external consultant costs and elimination of certain employee benefits such as free meals.

Net cash used in operating activities during the nine months ended October 31, 2021 was $22.9 million, resulting primarily from a net loss of $29.5 million, adjusted for non-cash charges of $3.7 million in depreciation, $1.5 million in stock-based compensation, $1.9 million in fair value changes associated with derivative warrant and forward contract liabilities, and adjusted for the effect of changes in operating assets and liabilities seen during the period. Changes in Rigetti’s operating assets and liabilities were $0.6 million, which consisted of an increase in deferred offering costs, prepaid expenses, accounts receivable and other assets of $3.6 million as a result of increased transaction-related expenses due to the expected Merger with Supernova and general growth of Rigetti. This was partially offset by an increase of $3.0 million in accrued expenses, accounts payable, deferred revenue and other liabilities as a result of increased transaction and advisory and other operating costs during the nine-month period ended October 31, 2021.

Net cash used in operating activities during the nine months ended October 31, 2020, was $23.9 million, resulting primarily from a net loss of $17.9 million, adjusted for non-cash charges of $3.2 million in depreciation, $8.9 million for a one-time gain on extinguishment of debt, and $2.7 million in stock-based compensation. These non-cash charges were partially offset by adjustments for changes in operating assets and liabilities seen during the period.

Net cash used by changes in Rigetti’s operating assets and liabilities was $2.9 million, which consisted of a decrease in deferred revenue of $1.5 million and a decrease in accounts payable of $ 2.3 million, partially offset by an increase in accrued expenses and other liabilities of $0.9 million. The decrease in deferred revenue was due to revenue being recognized on contracts with customers, and the decrease in accounts payable was due to the timing of vendor invoicing and payments.

Net cash used in operating activities decreased by $6.8 million, or 18.5%, when comparing the year ended January 31, 2021, to the year ended January 31, 2020. The decrease was primarily related to some temporary and permanent operational, administrative, and development expense reductions implemented as a result of the outbreak of COVID-19 pandemic in March of 2020, including headcount reduction in compensation of employees at certain levels, sub-leasing of corporate offices, elimination of certain employee benefits.

Net cash used in operating activities during the year ended January 31, 2021, was $30.1 million, resulting primarily from a net loss of $26.1 million, adjusted for non-cash charges of $4.3 million in depreciation, $2.6 million in stock-based compensation, and $8.9 million for a one-time gain on extinguishment of debt. These non-cash charges were partially offset by adjustments for changes in operating assets and liabilities seen during the period. Changes in our operating assets and liabilities was $1.9 million, which consisted of a decrease in deferred revenue and accounts payable of $1.7 million and $1.9 million, respectfully, partially offset by increases in accrued expenses and other liabilities of $1.8 million. The decrease in deferred revenue was due to revenue being recognized on contracts with customers, and the decrease in accounts payable was due to the timing of vendor invoicing and payments. The increase in accrued expenses and other liabilities was due to increased research and development activity seen during the 12-month period ended January 31, 2021.

Net cash used in operating activities during the year ended January 31, 2020, was $36.9 million, resulting primarily from a net loss of $53.8 million, adjusted for non-cash charges of $3.9 million in depreciation, $2.8 million in stock-based compensation, and convertible note fair value changes of $5.2 million. These non-cash charges were partially offset by adjustments for changes in operating assets and liabilities seen during the period. Net cash provided by changes in Rigetti’s operating assets and liabilities was $4.6 million, which consisted of an increase in deferred revenue, accounts payable, and accrued expenses by $2.0 million, $1.9 million, and $1.1 million, respectfully, partially offset by a decrease in accounts receivable by $0.8 million. The increase in deferred revenue was due to increased cash collections on a large contract that was not yet complete, and the increase in accounts payable and accrued expenses was due to increased research and development expenses, as well as timing of vendor invoicing and payments. The decrease in accounts receivable was due to timing of payments received from customers.

Cash Flows Used in Investing Activities

Net cash used in investing activities during the nine months ended October 31, 2021, was $6.0 million, resulting solely from additions of $6.0 million to property and equipment including investments made into the development of process computing equipment and information technology hardware (“IT hardware”). Net cash used in investing activities during the nine months ended October 31, 2021, increased by $2.4 million as compared to the nine months ended October 31, 2020, mainly because the Company experienced a suspension of investment in certain research and development activities, together with a temporary stoppage of work in Fab and Engineering operations from March 2020 to May 2020.

Net cash used in investing activities during the nine months ended October 31, 2020, was $3.6 million, resulting solely from additions of $3.6 million to property and equipment. Investments made into property and equipment primarily relate to process computing equipment purchased and related development, and also leasehold improvements during this period.

Net cash used in investing activities during the year ended January 31, 2021, was $4.4 million, representing additions of $4.4 million to property and equipment. Investments made into property and equipment during this period relate primarily to process computing equipment, fridge equipment and development tools for our chip fabrication facility. Net cash used in investing activities during the year ended January 31, 2021, increased by $1.5 million compared to what was seen in the year ended January 31, 2020, largely as a result of increased investment in research and development infrastructure, offset partially by suspension of investment in certain research and development activities, together with stoppage of work in Fab and Engineering operations from March to May 2020.

Net cash used in investing activities during the year ended January 31, 2020, was $2.9 million, composed of $3.1 million of property and equipment purchases, and $0.2 million in cash received in relation to a business combination. Investments made in property and equipment during the period relate primarily to the development of process computing and fridge equipment.

Cash Flows provided by Financing Activities

Net cash provided by financing activities during the nine months ended October 31, 2021, was $19.7 million, primarily reflecting proceeds from the loan and security agreement of $20 million, offset by related principal payments made on the loan.

Net cash provided by financing activities during the nine months ended October 31, 2020, was $56.3 million, reflecting proceeds from the issuance of convertible notes in the amount of $2.2 million, and net proceeds from issuance of preferred stock and warrants in the amount of $54 million as a result of recapitalization that occurred in February of 2020. See Note 8 of Rigetti’s audited financial statements.

Net cash provided by financing activities during the year ended January 31, 2021, was $56.3 million, reflecting proceeds from the issuance of convertible notes in the amount of $2.2 million, and net proceeds from issuance of preferred stock and warrants in the amount of $54 million as a result of recapitalization that occurred in February of 2020. See Note 8 of Rigetti’s audited financial statements.

Net cash provided by financing activities during the year ended January 31, 2020, was $18.7 million, primarily reflecting proceeds from securing a loan and security agreement in the amount of $20 million and proceeds from an agreement for future equity in the amount of $1.5 million, offset by debt repayment made in the amount of $2.8 million during the period.

Contractual Obligations and Commitments

The following table summarizes Rigetti’s contractual obligations as of October 31, 2021, and the years in which these obligations are due:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Contractual Obligations:
Financing obligations(1)	$18,198,250	$—	$—	$18,198,250	$—
Operating lease obligations(2)	4,085,163	1,745,567	2,104,032	235,564	—

Total	$22,283,413	$1,745,567	$2,104,032	$18,433,814	$—

(1)	Includes principal and unamortized financing costs on the Loan Agreement.
(2)	Includes operating lease liabilities for certain of Rigetti’s offices and facilities.

The commitment amounts in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. The table does not include obligations under agreements that Rigetti can cancel without a significant penalty.

Off-Balance Sheet Arrangements

Rigetti did not have off-balance sheet arrangements during the periods presented and does not currently have any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

Rigetti’s consolidated financial statements included in this proxy statement/prospectus have been prepared in accordance with U.S. GAAP. Preparation of these financial statements requires Rigetti to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. Rigetti also makes estimates and assumptions on revenue generated and reported expenses incurred during the reporting periods. Rigetti’s estimates are based on its historical experience and on various other factors that it believes are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

While Rigetti’s significant accounting policies are described in the notes to its financial statements included elsewhere in this proxy statement/prospectus, Rigetti believes the following critical accounting policies are most important to understanding and evaluating its reported financial results.

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets. The Company uses an estimated useful life of three years for furniture and information technology hardware, or IT hardware, seven years for process equipment, and ten years for quantum computers and fridges. Leasehold improvements are amortized over the shorter of the lease-term or the estimated useful life of the related asset. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in other income (loss) in the consolidated statements of operations.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. The Company evaluates goodwill for impairment at least annually, or more frequently if events or changes in circumstances indicate that the asset may not be recoverable. Triggering events that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of goodwill or a significant decrease in expected cash flows. Goodwill is tested for impairment by comparing the reporting unit’s carrying value, including goodwill to the fair value of the reporting unit. The Company has one reporting unit and for its annual goodwill impairment test, the Company determined the fair value of our reporting unit based on our enterprise value. The Company may elect to utilize a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. If, after assessing the qualitative factors, the Company determines that it is more likely than not that the fair value of the reporting unit is less than its carrying value, an impairment analysis will be performed. There was no goodwill impairment recorded for the years ended January 31, 2021, and 2020.

Redeemable Convertible Preferred Stock Warrant Liability

Redeemable convertible preferred stock warrants are classified as liabilities on the consolidated balance sheet. The warrants are subject to remeasurement at each consolidated balance sheet date, and any change in fair value is recognized as a component of other income (expense). The fair value of these warrants is determined by Rigetti based on the Black-Scholes option-pricing valuation model, which requires the input of highly subjective assumptions, including the estimated fair value of the underlying redeemable convertible preferred stock at the valuation measurement date, the remaining contractual term of the warrant, risk-free interest rates, expected dividends and expected volatility of the price of the underlying redeemable convertible preferred stock. Rigetti will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants or the completion of a liquidation event, at which time all redeemable convertible preferred stock warrants will be converted into warrants to purchase common stock and, accordingly, the liability will be reclassified into stockholders’ deficit.

Prior to the year ended January 31, 2020, Rigetti had issued a warrant to acquire 14,958 shares of series B-2 redeemable convertible preferred stock in conjunction with a revenue contract (see “Revenue Recognition” for additional details). The series B-2 redeemable convertible preferred stock warrants had a 10-year contractual term and an exercise price of $0.000001 per share. Rigetti had classified the series B-2 redeemable convertible preferred stock warrants as liabilities due to the contingently redeemable nature of the underlying series B-2 redeemable convertible preferred stock. In January 2020, the holder, pursuant to the revenue contract, exercised the series B-2 redeemable convertible preferred stock warrant in full, with Rigetti receiving the nominal cash exercise price. As part of the exercise, Rigetti estimated that the fair value of the series B-2 redeemable convertible preferred stock warrant was $122,000 (no change in fair value identified), and this fair value was reclassified as a component of the carrying value of the series B-2 redeemable convertible preferred stock.

Revenue Recognition

Revenue consists primary for access to Rigetti quantum computing systems, collaborative research services, professional services, and the sale of custom quantum computing components. Access to Rigetti quantum computing systems can be purchased as a quantum computing subscription, or on a usage basis for a specified quantity of hours. Revenue related to subscription-based access to Rigetti quantum computing systems (i.e., quantum computing subscriptions) is recognized on a ratable basis over the subscription term, which can range from three months to two years. Revenue related to usage-based access to Rigetti quantum computing systems is recognized over time as the systems are accessed using an output method based on compute credit hours expended. Revenue related to collaborative research services and professional services is recognized over time as the services are provided using an input measure based on actual labor hours incurred to date relative to total estimated labor hours needed to complete the program or total contracted hours over the program period. Revenue related to the sale of custom quantum computing components is recognized at a point in time upon acceptance by the customer.

Rigetti’s fixed fee development contracts vary in term from one to five years, with the majority of such contracts having a term of 18 months to two years. When establishing the pricing for our fixed fee arrangements, we determine the pricing based on estimated costs to complete and expected margins taking into account the scope of work outlined within the contract being evaluated and our historical experience with similar services and contracts. Actual costs incurred over the period in which these contracts are fulfilled could vary from these estimates and therefore, these estimates are subject to uncertainty. On a quarterly basis, management reviews the progress with respect to each contract and its related milestones and evaluates whether any changes in estimates exists. As a result of the quarterly reviews, revisions in the estimated effort to complete the contract are reflected in the period in which the change is identified. These revisions may impact the overall progress related to transfer of control and therefore, result in either increases or decreases in revenues, as well as, increase or decreases in fulfillment costs and contract margins. In accordance, with ASC No. 250, Accounting Changes and Error Corrections, any changes in estimates are reflected in Rigetti’s consolidated statements of operations in the period in which the circumstances that give rise to the revision become known to the management. To date, Rigetti has not experienced any changes in estimates that have had a material impact on Rigetti’s results from operations or financial position and Rigetti has not incurred any loss contracts. For not completed contracts as of October 31, 2021, a 10% change in estimated costs to complete would not have a material impact on revenues, gross profit or operating income (loss).

When Rigetti’s contracts with customers contain multiple performance obligations, the transaction price is allocated on a relative standalone selling price basis to each performance obligation. Rigetti typically determines standalone selling price based on observable selling prices of its products and services. In instances where standalone selling price is not directly observable, standalone selling price is determined using information that may include market conditions and other observable inputs. Standalone selling price is typically established as a range. In situations in which the stated contract price for a performance obligation is outside of the applicable standalone selling price range and has a different pattern of transfer to the customer than the other performance obligations in the contract, Rigetti will reallocate the total transaction price to each performance obligation based on the relative standalone selling price of each.

The transaction price is the amount of consideration to which Rigetti expects to be entitled in exchange for transferring goods and services to the customer. Revenue is recorded based on the transaction price, which includes fixed consideration and estimates of variable consideration. The amount of variable consideration included in the transaction price is constrained and is included only to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

Rigetti’s contracts with customers may include renewal or other options at fixed prices. Determining whether such options are considered distinct performance obligations that provide the customer with a material right and therefore should be accounted for separately requires significant judgment. Judgment is required to determine the standalone selling price for each renewal option to determine whether the renewal pricing is reflective of standalone selling price or is reflective of a discount that would provide the customer with a material right. Based on Rigetti’s assessment of standalone selling prices, Rigetti determined that there were no significant material rights provided to its customers requiring separate recognition.

Stock-Based Compensation

Rigetti’s stock-based compensation program grants awards that may include stock options, restricted and unrestricted stock awards and restricted stock units. The fair values of stock option grants are estimated as of the date of grant using a Black-Scholes option valuation model, which requires extensive use of accounting judgment and financial estimates, including estimates of the expected term participants will retain their vested stock options before exercising them, the estimated volatility of its common stock price over the expected term, the risk-free rate, and expected dividend yield. The fair values of restricted stock awards are based on the fair value of Rigetti’s common stock on the date of grant. The estimated fair values of the employee stock awards are then expensed over the requisite service period, which is generally the awards’ vesting period, and uses the straight-line method to recognize stock-based compensation.

The accounting for awards granted to consultants and nonemployees is largely consistent with the accounting for such awards granted to employees, with the exception that the fair value of the awards may be measured based on the expected term or the contractual term of the award and the fair value is recognized in the same period and in the same manner Rigetti would if it had paid cash for the related services.

Rigetti has elected to account for forfeitures of employee stock awards as they occur. Upon any exercise of stock option awards, Rigetti issues new shares of common stock, unless there are treasury shares available for reissuance at that time.

Recently Adopted Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact Rigetti’s financial position and results of operations is disclosed in Note 2 of Rigetti’s audited consolidated financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus.

Qualitative and Quantitative Disclosures about Market Risk

Rigetti is exposed to market risks in the ordinary course of its business. Market risk represents the risk of loss that may impact its financial position due to adverse changes in financial market prices and rates. Rigetti’s market risk exposure is primarily the result of fluctuations in interest rates.

Interest Rate Risk

As of January 31, 2020, and 2021, and October 31, 2021, cash consisted primarily of checking and savings deposits, restricted cash consists of cash secured as collateral for letters of credit in favor of Rigetti’s landlord and its corporate credit card program. Rigetti invests its excess cash in low-risk, highly liquid money market funds and certificates of deposit with a major financial institution. Rigetti’s investment policy is focused on the preservation of capital and supporting its liquidity needs. Under the policy, Rigetti invests in highly rated securities, issued by the U.S. government or liquid money market funds. Rigetti does not invest in financial instruments for trading or speculative purposes, nor does Rigetti use leveraged financial instruments. Rigetti utilizes external investment managers who adhere to the guidelines of its investment policy.

Concentration of Credit Risk

Rigetti deposits its cash with financial institutions, and, at times, such balances may exceed federally insured limits. Rigetti’s management believes the financial institutions that hold Rigetti’s cash and cash equivalents are financially sound and, accordingly, minimal credit risk exists with respect to cash and cash equivalents.

Emerging Growth Company Status

In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Therefore, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Supernova previously elected to avail itself of the extended transition period and following the consummation of the Business Combination, New Rigetti will be an emerging growth company (for the period described in the immediately succeeding paragraph) and will take advantage of the benefits of the extended transition period emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare Rigetti’s financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

New Rigetti will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of New Rigetti’s first fiscal year following the fifth anniversary of the completion of Supernova’s initial public offering, (b) the last date of New Rigetti’s fiscal year in which New Rigetti has total annual gross revenue of at least $1.07 billion, (c) the date on which New Rigetti is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which New Rigetti has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

RIGETTI’S EXECUTIVE AND DIRECTOR COMPENSATION

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “Rigetti,” “we,” “us,” “our” or “the Company” refers to Rigetti and its consolidated subsidiaries prior to the consummation of the Business Combination and to New Rigetti and its consolidated subsidiaries following the Business Combination.

This discussion may contain forward-looking statements that are based on Rigetti’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that it adopts following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion. All unit counts in this section are shown on a pre-Business Combination basis. The fiscal year ended December 31, 2021 (“fiscal year 2021”) was an 11-month period from February 1, 2021 to December 31, 2021 due to the change in Rigetti’s fiscal year from January 31 to December 31. Accordingly, the following discussion includes information for an 11-month period for the fiscal year ended December 31, 2021.

For the fiscal year ended December 31, 2021, Rigetti’s named executive officers were:

•	Chad Rigetti, Rigetti’s President and CEO;

•	Brian Sereda, Rigetti’s Chief Financial Officer; and

•	Taryn Naidu, Rigetti’s Chief Operating Officer

Dr. Rigetti and Mr. Naidu were also named executive officers for the year ended January 31, 2021 (“fiscal year 2020”). Mr. Sereda joined Rigetti as Chief Financial Officer in August 2021 and was not a named executive officer for fiscal year 2020.

Summary Compensation Table

The following table sets forth information concerning the compensation of Rigetti’s named executive officers for the fiscal year ended December 31, 2021:

Name, Principal Position	Fiscal Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total
Chad Rigetti	2021	$320,833	$1,300	$3,810,571	—	$56,000	$584	4,189,288
President and CEO	2020	$276,340	$3,000	—	$376,059	—	$608	$656,007
Brian Sereda(7)	2021	$121,875	$75,000	$3,825,049	—	$19,500	$72	$4,041,496
Chief Financial Officer
Taryn Naidu	2021	$258,098	—	$1,378,794	—	$45,540	$4,343	$1,686,775
Chief Operating Officer	2020	$228,357	$3,000	—	$85,798	—	$10,420	$327,575

(1)	Salary amounts represent actual amounts earned during fiscal year 2021. See “—Narrative Disclosure to Summary Compensation Table—Base Salaries” below.
(2)	This column reflects amounts awarded as discretionary bonuses in fiscal year 2021 and fiscal year 2020.
(3)

This column reflects the aggregate grant date fair value of the restricted stock units granted to the named executive officer during fiscal year 2021 under the 2013 Plan (as defined below). The aggregate grant date fair value is computed in accordance with ASC Topic 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in the notes to our financial statements included elsewhere in this proxy statement/registration statement. In accordance with ASC Topic 718, recognition of compensation expense is deferred until consummation of the Business Combination. This amount does not reflect the actual economic value that may be realized by the named executive officer.

(4)

This column reflects the aggregate grant date fair value of the option awards granted during fiscal year 2020 and the incremental fair value of option awards modified in fiscal year 2020 computed in accordance with ASC Topic 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in the notes to our audited financial statements included elsewhere in this proxy statement/registration statement. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options. The amounts reported include the effect of the Repricing (as defined below) in May 2020 of stock options held by employees, including the named executive officers, whereby the exercise price per share of each stock option was lowered to $0.214 (our fair market value per share on the date of the Repricing). Please see the description of the Repricing under “Equity-Based Incentive Awards” below. The incremental grant date fair value of the Repricing was $890 and $15,880 for Dr. Rigetti and Mr. Naidu, respectively.
(5)

See “—Narrative to Summary Compensation Table—Non-Equity Incentive Plan Compensation” below for a description of the material terms of the program pursuant to which this compensation was awarded. The amounts shown for non-equity incentive plan compensation represent amounts earned for the fiscal years presented, whether or not actually paid during such year.

(6)

This column reflects the aggregate value of other categories of payment, consisting of (i) for Dr. Rigetti, $584 and $608 for life insurance premiums for fiscal year 2021 and fiscal year 2020, respectively; (ii) for Mr. Naidu, $552 for life insurance premiums for each of fiscal year 2021 and fiscal year 2020, $8,305 for temporary housing for fiscal year 2020 and $3,791 and $1,563 for professional membership fees for fiscal year 2021 and fiscal year 2020, respectively; and (iii), for Mr. Sereda, $72 for life insurance premiums for fiscal year 2021.

(7)	Mr. Sereda joined Rigetti as Chief Financial Officer in August 2021. Mr. Sereda was not a named executive officer for fiscal year 2020.

Narrative Disclosure to Summary Compensation Table

Base Salaries

Our named executive officers receive a base salary to compensate them for the services they provide to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

Dr. Rigetti and Mr. Sereda had an annual base salary of $350,000 and $325,000 respectively, for fiscal year 2021. Mr. Naidu had a base salary of $275,000 from February 1, 2021 to July 14, 2021 and a base salary of $284,625 commencing on July 15, 2021. For fiscal year 2020, Dr. Rigetti and Mr. Naidu had an initial base salary of $350,000 and $275,000, respectively. In response to the COVID-19 pandemic, the base salaries for Dr. Rigetti and Mr. Naidu were reduced from February 1, 2020 to August 16, 2020. Dr. Rigetti’s base salary was reduced by 30.0%, and Mr. Naidu’s base salary was reduced by 22.0%. From August 17, 2020 to October 15, 2020, the base salary for Dr. Rigetti was reduced by 24.0%, and Mr. Naidu’s base salary was reduced by 17.6%. On October 16, 2020, the salaries for Dr. Rigetti and Mr. Naidu were reinstated to their respective initial base salaries.

The actual salaries earned by each named executive officer for fiscal year 2021 (the 11-month period from February 1, 2021 to December 31, 2021) and fiscal year 2020 are set forth in the “Summary Compensation Table” above in the column titled “Salary.”

Bonuses

Discretionary Bonuses.

Dr. Rigetti received a discretionary bonus of $700 in March 2021 and a discretionary bonus of $600 in May 2021. In March 2020, Dr. Rigetti and Mr. Naidu each received a $3,000 bonus.

Mr. Sereda Signing Bonus.

In 2021, Mr. Sereda received a sign-on bonus in an aggregate amount of $75,000 as an incentive for him to join the company. In the event that Mr. Sereda’s employment with us is terminated for any reason within one year of his start date, he will be required to repay the full amount of his sign-on bonus to the company.

Non-Equity Incentive Plan Compensation

In 2021, we implemented an annual performance-based cash bonus program in which each of the named executive officers participate. Mr. Sereda is eligible for a performance-based cash bonus under the Company’s

2021 performance bonus program pursuant to his offer letter, which is described in “Employment Arrangements with Executive Officers-Brian Sereda.” Under the performance bonus program for fiscal year 2021, each named executive officer was eligible to be considered for a cash performance bonus based on (1) a target bonus, as a percentage of base salary, and (2) the achievement of 2021 corporate goals established by Rigetti’s board of directors in its sole discretion. Each named executive officer was assigned a maximum target performance bonus of 16% of current base salary with respect to Dr. Rigetti and Mr. Naidu ($350,000 and $284,625 for Dr. Rigetti and Mr. Naidu, respectively) and base salary actually received in fiscal year 2021 with respect to Mr. Sereda. The payout amounts under the 2021 performance bonus program were $56,000 for Dr. Rigetti, $45,540 for Mr. Naidu and $19,500 for Mr. Sereda. There was no performance-based bonus program for fiscal year 2020.

Equity-Based Incentive Awards

Rigetti’s equity award program is the primary vehicle for offering long-term incentives to its executives. Rigetti believes that equity awards provide its executive officers with a strong link to long-term performance, create an ownership culture and help to align the interests of Rigetti’s executive officers and stockholders. To date, Rigetti has historically granted stock options, both incentive stock options and nonstatutory stock options, and restricted stock units (“RSUs”) to its executive officers. Rigetti believes that its equity awards are an important retention tool for its executive officers, as well as for its other employees. Rigetti grants equity awards broadly to its employees, including to its non-executive employees. The Rigetti Board is responsible for approving equity grants.

Prior to the Business Combination, all of the equity awards that Rigetti has granted were made pursuant to the Rigetti & Co, Inc. 2013 Equity Incentive Plan (the “2013 Plan”). Following the Business Combination, New Rigetti will grant equity incentive awards under the terms of the 2022 Plan. The terms of the 2013 Plan are described under the section titled “—Equity Incentive Plans” below. All options are granted with an exercise price per share that is no less than the fair market value of Rigetti’s common stock on the date of grant of such award. Stock option awards generally vest over a four year period with a one-year cliff and may be subject to acceleration of vesting and exercisability under certain termination and change in control events. See “— Outstanding Equity Awards as of December 31, 2021.” Upon the Closing, outstanding Rigetti Options and Rigetti Restricted Stock Unit Awards under the 2013 Plan will be assumed by New Rigetti and converted into options to purchase New Rigetti Common Stock and restricted stock units for New Rigetti Common Stock.

On May 22, 2020, Dr. Rigetti was granted an option to purchase 4,411,150 shares of Rigetti Common Stock at an exercise price of $0.214 per share and which vest as described below in “— Outstanding Equity Awards as of December 31, 2021”. On January 20, 2021, Dr. Rigetti was granted an option to purchase 500 shares of Rigetti Common Stock at an exercise price of $0.214, which shares were fully vested upon grant.

Effective as of May 22, 2020, we amended outstanding options held by our employees, including our named executive officers, and directors which had option exercise prices above the current fair market value of our common stock (the “Repricing”). Under the Repricing, eligible options with an exercise price above $0.214 per share were amended to reduce such exercise price to $0.214 per share, which was the fair market value of our common stock as determined by the Rigetti Board on the date of the Repricing. We believe that the Repricing was important for the growth and development of our business in order to provide appropriate retention and incentives for our employee optionholders.

On April 21, 2021, Rigetti awarded RSUs to each of Dr. Rigetti and Mr. Naidu in the amounts of 1,327,725, and 480,416, respectively. On August 18, 2021, Rigetti awarded RSUs to Mr. Sereda in the amount of 1,332,770. The RSUs are subject to time-based vesting requirements and liquidity-event vesting requirements. Time-based vesting occurs as follows: (i) with respect to the RSUs held by Messrs. Rigetti and Naidu, one-forty eighth (1/48th) of the total number of RSUs (rounded down, except for the final scheduled vesting installment) will satisfy time-based vesting on each monthly anniversary of the grant date, and (ii) with respect to Mr. Sereda: one fourth (1/4th) of the total number of RSUs (rounded down) will satisfy time-based vesting on the one-year anniversary of the grant date, and thereafter one-forty eighth (1/48th) of the total number of RSUs (rounded down, except for the final scheduled vesting installment) will satisfy time-based vesting on each subsequent monthly anniversary (measured from the one-year anniversary date). The liquidity-event vesting requirement is satisfied upon the consummation of a Liquidity Event before the expiration date of the RSUs. A “Liquidity Event” is the consummation before the expiration date of the first to occur of any of the following: (i) a Change in Control (as defined in the 2013 Plan and including the requirement that a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A of the Code), (ii) the date following the effective date of a registration statement of Rigetti filed under the Securities Act (as defined in the 2013 Plan) for the sale of Rigetti’s common stock, (iii) the settlement of the initial trade of shares of Rigetti’s common stock on the Nasdaq Global Select Market, the NYSE or another exchange or marketplace approved by the Rigetti Board by means of an effective registration statement under the Securities Act that registers shares of existing common stock of Rigetti for resale, or (iv) Rigetti’s consummation of a merger or consolidation with a special purpose acquisition company or its subsidiary in which the common stock (or similar securities) of the surviving or parent entity are publicly traded in a public offering pursuant to an effective registration statement under the Securities Act. See below for description of restricted stock awards granted to executive officers in 2022 under “—2022 Rigetti RSUs.”

Health and Welfare and Retirement Benefits; Perquisites

All of Rigetti’s named executive officers are eligible to participate in Rigetti’s employee benefit plans, including medical, dental, vision, disability and life insurance plans, in each case on the same basis as all of Rigetti’s other full-time employees. Rigetti pays the premiums for medical, dental, vision, group term life, disability and accidental death and dismemberment insurance for all of its employees, including its named executive officers. Rigetti generally does not provide perquisites or personal benefits to its named executive officers, except in limited circumstances. However, for fiscal year 2021, Rigetti paid for expenses related to temporary housing for Mr. Naidu and professional membership fees for Mr. Naidu.

401(k) Plan

Rigetti’s named executive officers are eligible to participate in a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax or after-tax (Roth) basis, up to the statutorily prescribed annual limits on contributions under the Code. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan (except for Roth contributions) and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Outstanding Equity Awards as of December 31, 2021

The following table presents information regarding outstanding equity awards held by Rigetti’s named executive officers as of December 31, 2021. All awards were granted pursuant to the 2013 Plan. See the section titled “—Equity Incentive Plans—2013 Plan” below for additional information.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Equity incentive plan awards: Number of Unearned shares, units or other rights that have not vested(#)(1)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested($)(2)
Chad Rigetti	07/13/2016	2,850	150	(3)	$0.214	07/12/2026	—		—
	05/16/2017	1,350	450	(4)	$0.214	05/15/2027	—		—
	01/20/2021	500	—		$0.214	1/19/2031	—		—
	12/14/2017	1,200	—		$0.214	12/13/2027	—		—
	04/04/2018	1,300	—		$0.214	04/03/2028	—		—
	07/11/2018	1,000	—		$0.214	07/10/2028	—		—
	09/26/2018	1,900	—		$0.214	09/25/2028	—		—
	01/29/2019	900	—		$0.214	01/28/2029	—		—
	01/29/2019	800	—		$0.214	01/28/2029	—		—
	10/30/2019	500	—		$0.214	10/29/2029	—		—
	10/30/2019	600	—		$0.214	10/29/2029	—		—
	10/30/2019	1,100	—		$0.214	10/29/2029	—		—
	05/22/2020	2,619,120	1,792,030	(3)	$0.214	05/31/2030	—		—
	01/20/2021	500	—		$0.214	01/19/2031	—		—
	04/21/2021	—	—		—	—	1,327,725	(4)	$11,168,922
Taryn Naidu	05/22/2020	110,000	90,000	(5)	$0.214	04/03/2019	—		—
	05/22/2020	407,997	414,165	(6)	$0.214	05/01/2030	—		—
	04/21/2021	—	—		—	—	480,416	(7)	$4,041,295
Brian Sereda	08/18/2021	—	—		—	—	1,332,770	(8)	$11,211,361.20

(1)

Represents RSUs that vest based on the satisfaction of both a service-based vesting condition and a liquidity-based vesting condition, which is satisfied as described above under “Narrative Disclosure to Summary Compensation Table— Equity-Based Incentive Awards.”

(2)

Represents the market value of Rigetti RSU awards as of December 31, 2021 assuming that the Rigetti RSU awards are converted into a restricted stock unit award to acquire shares of New Rigetti Common Stock at the Exchange Ratio of 0.8175 as of December 31, 2021 and based on the closing price of Supernova’s Class A ordinary shares of $10.29 per share on December 31, 2021. For more information on how the Exchange Ratio is calculated, see “Questions and Answers for Shareholders of Supernova— Q: What will Rigetti’s equityholders receive in return for the Business Combination with Supernova?”

(3)

1,102,788 of the shares underlying this option were vested as of the vesting commencement date on May 22, 2020, and one forty-eighth (1/48) of the remainder of the shares subject to this option vest each month following the vesting commencement date (February 18, 2020) on the same day of the month as the vesting commencement date (or if there is no corresponding day, on the last day of the month), subject to Dr. Rigetti’s continuing to be a Service Provider (as defined in the 2013 Plan) through each such date, subject to continued service at each vesting date. Please see “—Employment Arrangements with Executive Officers” for more information regarding severance benefits applicable to this option grant.

(4)

The RSUs have a dual vesting condition whereby vesting monthly over four-year term so long as the employee retains their status with Rigetti. There is an additional liquidity-event vesting requirement that is defined as a change in control, a successful IPO or a successful merger with a SPAC. As no units vest until such time a liquidity event occurs, no RSUs have vested. Assuming the Business Combination closes on March 1, 2022, 35,900 of Dr. Rigetti’s RSU’s will be vested at the Closing.

(5)

Twenty percent (20%) of the shares underlying this option vested on March 18, 2020, and the remaining shares underlying this option vest in 48 equal monthly installments on the last calendar day of the month, subject to continued

service at each vesting date. Please see “—Employment Arrangements with Executive Officers” for more information regarding severance benefits applicable to this option grant.
(6)

57,551 of the shares underlying this option were vested as of the vesting commencement date on February 18, 2020, and one forty-eighth (1/48) of the remainder of the shares subject to this option vest each month following the vesting commencement date on the same day of the month as the vesting commencement date (or if there is no corresponding day, on the last day of the month), subject to Mr. Naidu’s continuing to be a Service Provider (as defined in the 2013 Plan) through each such date, subject to continued service at each vesting date. Please see “—Employment Arrangements with Executive Officers” for more information regarding severance benefits applicable to this option grant.

(7)

The RSUs have dual vesting conditions, a time-based vesting requirement and a liquidity-event vesting requirement. The time-based vesting requirement is met monthly over a four-year term so long as the employee retains their status with Rigetti. The liquidity-event vesting requirement that is defined as a change in control, a successful IPO or a successful merger with a SPAC. As no units vest until such time a liquidity event occurs, no RSUs have vested. Assuming the Business Combination closes on March 1, 2022, 100,086 of Mr. Naidu’s RSUs will be vested at the Closing.

(8)

The RSUs have dual vesting conditions, a time-based vesting requirement and a liquidity-event vesting requirement. The time-based vesting requirement is met monthly over a four-year term with a 1-year cliff, so long as the employee retains their status with Rigetti The liquidity event vesting requirement is defined as a change in control, a successful IPO or a successful merger with a SPAC. As no units vest until such time a liquidity event occurs, no RSUs have vested. Assuming the Business Combination closes on March 1, 2022, none of Mr. Sereda’s RSU’s will be vested at the Closing because the first-year anniversary of the grant date will be August 18, 2022.

2022 Rigetti RSUs

The compensation committee of the Rigetti Board has engaged a compensation consultant, Compensia, Inc. (“Compensia”), to provide advice with respect to the design of Rigetti’s director, executive officer and employee compensation as Rigetti prepares to transition to a public company following the Closing of the Business Combination. In accordance with information provided by Compensia, the Compensation Committee of the Rigetti Board recommended to the Rigetti Board, and the Rigetti Board approved, the grant of (i) 3,882,372 RSUs in the aggregate to Rigetti’s executive officers as set forth in the table below and (ii) 1,080,691 RSUs in the aggregate to other Rigetti employees, for the purpose of better aligning executive and employee equity ownership in the company with similarly situated companies. The RSUs were granted pursuant to the terms of the 2013 Plan and are subject to the 2013 Plan form of restricted stock unit grant notice, form of restricted stock unit agreement and the vesting schedules set forth in the footnotes to the table below. Upon the Closing, the RSUs will be assumed by New Rigetti and converted into restricted stock units for New Rigetti Common Stock.

Name	Number of Shares of Rigetti Class A Common Stock Subject to RSUs	Grant Date	Vesting Commencement Date	Time Based Vesting Schedule
Chad T. Rigetti	2,762,867	January 25, 2022	January 25, 2022	(A), (C)
Taryn Naidu	429,739	January 25, 2022	January 25, 2022	(A), (C)
Rick Danis	159,234	January 25, 2022	January 25, 2022	(A), (C)
Brian Sereda	8,500	January 25, 2022	January 25, 2022	(B), (C)
Michael Harburn	200,321	January 25, 2022	January 25, 2022	(B), (C)
David Rivas	128,697	January 25, 2022	January 25, 2022	(A), (D)
Mandy Birch	193,014	January 25, 2022	January 25, 2022	(A), (D)

(A) The RSUs are subject to the time-based vesting requirement and liquidity-event vesting requirement described in the summary of material terms of the 2013 Plan under “2013 Plan” below (the Closing of the Business Combination will satisfy the liquidity-event requirement). Time-based vesting will occur in accordance with the following schedule (subject to the individual continuing as a Service Provider (as defined in the 2013 Plan) on each such vesting date): (i) 50% of the total number of RSUs will vest in substantially equal installments (rounded down, except for the final scheduled vesting installment) at the end of each month following the vesting commencement date over a period of 12 months and (ii) the remaining 50% of the total number of RSUs will vest in substantially equal installments (rounded down, except for the final scheduled vesting installment) at the end of each month following the vesting commencement date over a period of four years. Prongs (i) and (ii) of the time-based vesting will occur concurrently, such that, at the end of the 12-month period immediately following the vesting commencement date, 62.5% of the total number of RSUs will have vested (subject to Participant continuing as a Service Provider on such vesting date). This vesting schedule will also apply to employees who have served in their roles for at least two years before the grant date.

(B) The RSUs are subject to the time-based vesting requirement and liquidity-event vesting requirement described in the summary of material terms of the 2013 Plan under “2013 Plan” below (the Closing of the Business Combination will satisfy the liquidity-event requirement). Time-based vesting will occur in accordance with the following schedule (subject to the individual continuing as a Service Provider (as defined in the 2013 Plan) on each such vesting date): one-forty eighth (1/48th) of the total number of RSUs (rounded down, except for the final scheduled vesting installment) will satisfy time-based vesting each month following the vesting commencement date over a period of four years. This vesting schedule will also apply to employees For individuals who have served in their roles for less than two years as of the grant date.

(C) After satisfaction of the liquidity-event vesting requirement, in the event of a Change in Control (as defined in the 2013 Plan), 100% of the then unvested shares subject to the RSU grant shall vest immediately prior to the consummation of the Change in Control.

(D) After satisfaction of the liquidity-event vesting requirement, in the event of a Change in Control (as defined in the 2013 Plan), 50% of the then unvested shares subject to the RSU grant shall vest immediately prior to the consummation of the Change in Control, with such acceleration to be applied on a pro-rata basis with respect to each remaining vesting tranche.

Transaction Cash Bonuses

In recognition of contributions in connection with the Business Combination, the Compensation Committee of the Rigetti Board has approved a transaction cash bonus pool, in an aggregate amount of up to $3,305,000 that may be awarded to employees, including executive officers, after consummation of the Business Combination. The individual allocations of the transaction cash bonuses will be determined by the Rigetti Board in its discretion and, with respect to the executive officers, shall not be less than the amounts set forth under “Minimum Cash Deal Bonus” nor more than the amounts set forth under “Maximum Cash Deal Bonus” in the table below and as contemplated by their employment agreements, which are expected to take effect as of the Closing of the Business Combination. It is expected that of the aggregate transaction bonus pool, up to approximately $1,260,000 in the aggregate will be allocated to employees other than the executive officers. The cash bonuses are subject to the Closing of the Business Combination and are expected to be paid upon the Closing. The anticipated transaction cash bonuses for Rigetti’s executive officers are set forth in the table below.

Name	Minimum Cash Deal Bonus	Maximum Cash Deal Bonus
Chad Rigetti	$50,000	$750,000
Taryn Naidu	$50,000	$750,000
Rick Danis	$50,000	$500,000
Brian Sereda	$0	$25,000
David Rivas	$20,000	$20,000

Employment Arrangements with Executive Officers

Each of Rigetti’s named executive officers is an at-will employee. Except as set forth below, Rigetti has not entered into any employment agreements or offer letters with its named executive officers.

Chad Rigetti

In January 2022, Rigetti entered into an executive employment agreement with Dr. Rigetti, which was amended and restated on February 2, 2022 and will become effective contingent upon and concurrent with the Closing of the Business Combination. Pursuant to the

executive employment agreement, Dr. Rigetti will receive an annual base salary of $446,000 and will be eligible: (i) to participate in New Rigetti’s benefit plans; (ii) subject to the approval of the New Rigetti Board, to receive restricted stock units to acquire shares of Rigetti common stock (the “PSU Awards”), if certain performance-based milestones established by New Rigetti are satisfied in the future and provided that Dr. Rigetti has remained continuously employed by New Rigetti through the date that the New Rigetti Board or the Compensation Committee grants such PSU Awards (subject to continued employment for a three-year period); (iii) to receive awards of stock options, restricted stock, restricted stock units or other equity awards pursuant to any plans or arrangements which New Rigetti may have in effect from time to time; and (iv) a discretionary annual cash bonus of a target amount equal to 25% of the base salary, subject to review and adjustment by the New Rigetti Board. Mr. Rigetti is entitled to certain severance benefits as described below in “—Potential Payments Upon Termination or Change in Control.”

The executive employment agreement also provides for the grant of an initial restricted stock unit award to purchase 5,031,790 less the product of 2,762,867 multiplied by the final Exchange Ratio (as determined pursuant to the Merger Agreement) (the “Dr. Rigetti Initial RSU Award”) shares of New Rigetti Common Stock, which will be granted following the Closing subject to the approval of the New Rigetti Board, which will vest in accordance with the following schedule: (i) 50% of the total number of Dr. Rigetti Initial RSU Awards will vest in substantially equal installments (rounded down, except for the final scheduled vesting installment) at the end of each month following the vesting commencement date over a period of 12 months and (ii) the remaining 50% of the total number of Dr. Rigetti Initial RSU Awards will vest in in substantially equal installments (rounded down, except for the final scheduled vesting installment) at the end of each month following the vesting commencement date over a period of four years, with prongs (i) and (ii) occurring concurrently, such that, at the end of the 12-month period immediately following the vesting commencement date, 62.5% of the total number of Initial RSU Awards will have vested (subject to the Executive’s Continuous Service (as defined in the 2022 Plan) on such vesting date). The executive employment agreement also provides that, contingent upon the occurrence of the Closing and Dr. Rigetti’s continued employment with Rigetti through such date, Dr. Rigetti shall receive a cash bonus between $50,000 and $750,000, determined by the Rigetti Board based on the gross proceeds of the transactions contemplated by the Merger Agreement, in recognition of his contributions to Rigetti and 45,000 shares of New Rigetti Common Stock subject to the approval of the New Rigetti Board or the Compensation Committee of the New Rigetti Board and Dr. Rigetti’s continued employment with New Rigetti through such date. In addition, the executive employment agreement provides that Dr. Rigetti will receive a 2022 New Rigetti Annual RSU Award to purchase 334,700 shares of New Rigetti common stock, which will vest monthly over four years, provided that Dr. Rigetti is continuously employed for such period, or vesting 100% upon a Change in Control (as defined in the 2022 Plan). The executive employment agreement further provides that New Rigetti will reimburse Dr. Rigetti for reasonable business expenses in accordance with the company’s standard expense reimbursement policy, as the same may be modified from time to time. In addition, Dr. Rigetti is eligible to receive certain employee benefits, including medical, vision, dental, life insurance, and participation in a Section 401(k) retirement plan (as described above).

Brian Sereda

Rigetti entered into an offer letter agreement with Mr. Sereda as Rigetti’s Chief Financial Officer on July 1, 2021, pursuant to which Mr. Sereda is entitled to an annual base salary of $325,000. In addition, Mr. Sereda received a start bonus in the amount of $75,000 that is subject to repayment if Mr. Sereda’s employment with Rigetti is terminated for any reason prior to the one-year anniversary of his start date. Pursuant to the offer letter agreement, Mr. Sereda received 1,332,770 RSUs for shares of Rigetti’s common stock. The offer letter agreement provides that Mr. Sereda is eligible to receive an annual performance-based cash bonus for each fiscal year under Rigetti’s performance-based bonus program with a target bonus opportunity of 16% of his base salary actually paid based on the achievement of performance criteria established by Rigetti’s board of directors, the compensation committee of Rigetti’s board (or their designee) for fiscal year 2021.

In January 2022, Rigetti entered into an executive employment agreement with Mr. Sereda, which was amended and restated on February 2, 2022 and will become effective contingent upon and concurrent with the Closing of the Business Combination and will replace Mr. Sereda’s current offer letter agreement. Pursuant to the executive employment agreement, Mr. Sereda will receive an annual base salary of $348,000 and will be eligible: (i) to participate in New Rigetti’s benefit plans; (ii) subject to the approval of the New Rigetti Board, to receive PSU’s, if certain performance-based milestones established by New Rigetti are satisfied in the future and provided that Mr. Sereda has remained continuously employed by New Rigetti through the date that the New Rigetti Board or the Compensation Committee grants such PSU Awards (subject to continued employment for a three-year period); (iii) to receive awards of stock options, restricted stock, restricted stock units or other equity awards pursuant to any plans or arrangements which New Rigetti may have in effect from time to time; and (iv) a discretionary annual cash bonus of a target amount equal to 25% of the base salary, subject to review and adjustment by the New Rigetti Board. Mr. Sereda is entitled to certain severance benefits as described below in “—Potential Payments Upon Termination or Change in Control.”

The executive employment agreement also provides for the grant of an initial restricted stock unit award to purchase 15,480 less the product of 8,500 multiplied by the final Exchange Ratio (as determined pursuant to the Merger Agreement) (the “Sereda Initial RSU Award”) shares of New Rigetti common stock, which will be granted following the Closing subject to the approval of the New Rigetti Board, which will vest in accordance with the following schedule: one-forty eighth (1/48th) of the total number of Sereda Initial RSU Awards (rounded down, except for the final scheduled vesting installment) will satisfy time-based vesting each month following the vesting commencement date over a period of four years. The executive employment agreement also provides that, contingent upon the occurrence of the Closing and Mr. Sereda’s continued employment with Rigetti through such date, Mr. Sereda shall receive a bonus between $0 and $25,000, determined by the Board based on the gross proceeds of the transactions contemplated by the Merger Agreement, in recognition of his contributions to Rigetti and 5,000 shares of New Rigetti Common Stock subject to the approval of the New Rigetti Board or the Compensation Committee of the New Rigetti Board and Mr. Sereda’s continued employment with New Rigetti through such date. In addition, the executive employment agreement provides that Mr. Sereda will receive an 2022 New Rigetti Annual RSU Award to purchase 128,600 shares of New Rigetti common stock, which will vest monthly over four years, provided that Mr. Sereda is continuously employed for such period, or vesting 100% upon a Change in Control (as defined in the 2022 Plan). The executive employment agreement further provides that New Rigetti will reimburse Mr. Sereda for reasonable business expenses in accordance with Rigetti’s standard expense reimbursement policy, as the same may be modified from time to time. In addition, Mr. Sereta is eligible to receive certain employee benefits, including medical, vision, dental, life insurance, and participation in a Section 401(k) retirement plan (as described above).

Taryn Naidu

We originally entered into an offer letter with Mr. Naidu in March 2019. Pursuant to this offer letter, Mr. Naidu was granted an option to purchase 200,000 shares of Rigetti’s common stock at an exercise price of $7.09 per share on April 4, 2019, such exercise price being reduced to $0.214 per share by a unanimous written consent of the Rigetti Board on May 22, 2020 in connection with the Repricing. In connection with the Repricing on May 22, 2020, Mr. Naidu was also granted a “refresh” option to purchase 822,162 shares of Rigetti’s common stock.

In January 2022, Rigetti entered into an executive employment agreement with Mr. Naidu, which was amended and restated on February 2, 2022 and will become effective contingent upon and concurrent with the Closing of the Business Combination. Pursuant to the executive employment agreement, Mr. Naidu will receive an annual base salary of $379,000 and will be eligible: (i) to participate in New Rigetti’s benefit plans; (ii) subject to the approval of the New Rigetti Board, to receive PSU Awards if certain performance-based milestones established by New Rigetti are satisfied in the future and provided that Mr. Naidu has remained continuously employed by New Rigetti through the date that the New Rigetti Board or the Compensation Committee grants such PSU Awards (subject to continued employment for a three-year period); (iii) to receive awards of stock options, restricted stock, restricted stock units or other equity awards pursuant to any plans or arrangements which New

Rigetti may have in effect from time to time; and (iv) a discretionary annual cash bonus of a target amount equal to 25% of the base salary, subject to review and adjustment by the New Rigetti Board. Mr. Naidu is entitled to certain severance benefits as described below in “—Potential Payments Upon Termination or Change in Control.”

The executive employment agreement also provides for the grant of an initial restricted stock unit award to purchase 782,649 less the product of 429,739 multiplied by the final Exchange Ratio (as determined pursuant to the Merger Agreement) (the “Naidu Initial RSU Award”) shares of New Rigetti common stock, which will be granted following the Closing subject to the approval of the New Rigetti Board, which will vest in accordance with the following schedule: (i) 50% of the total number of Initial RSU Awards will vest in substantially equal installments (rounded down, except for the final scheduled vesting installment) at the end of each month following the vesting commencement date over a period of 12 months and (ii) the remaining 50% of the total number of Naidu Initial RSU Awards will vest in in substantially equal installments (rounded down, except for the final scheduled vesting installment) at the end of each month following the vesting commencement date over a period of four years, with prongs (i) and (ii) occurring concurrently, such that, at the end of the 12-month period immediately following the vesting commencement date, 62.5% of the total number of Naidu Initial RSU Awards will have vested (subject to the Executive’s Continuous Service (as defined in the 2022 Plan) on such vesting date). The executive employment agreement also provides that, contingent upon the occurrence of the Closing and Mr. Naidu’s continued employment with Rigetti through such date, Mr. Naidu shall receive a bonus between $50,000 and $750,000, determined by the Board based on the gross proceeds of the transactions contemplated by the Merger Agreement, in recognition of his contributions to Rigetti and 45,000 shares of New Rigetti Common Stock subject to the approval of the New Rigetti Board or the Compensation Committee of the New Rigetti Board and Mr. Naidu’s continued employment with New Rigetti through such date. In addition, the executive employment agreement provides that Mr. Naidu will receive an 2022 New Rigetti Annual RSU Award to purchase 161,300 shares of New Rigetti common stock, which will vest monthly over four years, provided that Mr. Naidu is continuously employed for such period, or vesting 100% upon a Change in Control (as defined in the 2022 Plan). The executive employment agreement further provides that New Rigetti will reimburse Mr. Naidu for reasonable business expenses in accordance with Rigetti’s standard expense reimbursement policy, as the same may be modified from time to time. In addition, Mr. Naidu is eligible to receive certain employee benefits, including medical, vision, dental, life insurance, and participation in a Section 401(k) retirement plan (as described above).

Potential Payments Upon Termination or Change in Control

Each of Rigetti’s named executive officers is entitled to the following severance benefits pursuant to his respective amended and restated employment agreement if his employment is terminated by New Rigetti without “Cause” or by the executive for “Good Reason”, and provided such executive officer timely executes and does not revoke a release of claims in New Rigetti’s favor, (a) continuing payments of his then-current annual base salary for twelve months; (b) payment of the premiums necessary to continue health insurance coverage for himself and his eligible dependents under New Rigetti’s group health plans pursuant to COBRA or similar state insurance laws, for up to twelve months; and (c) Accrued Obligations (as defined in the respective executive employment agreement), which include accrued but unpaid salary through the date of termination, unreimbursed expenses, and benefits owed to such executive officer under retirement or health plans in which such executive officer was a participant.

If the named executive officer’s employment is terminated by New Rigetti other than for “Cause”, death or disability or by such executive officer for “Good Reason” within three months prior to or twelve months after a Change in Control (as defined in the 2022 Plan), then, in lieu of and not in addition to any other severance benefit, (i) 100% of the then-unvested portion of each of his outstanding equity awards will become fully vested; (ii) New Rigetti will pay such executive officer a lump sum equal to his then current annual base salary; (iii) subject to such executive officer making certain elections, New Rigetti will pay certain COBRA premiums necessary to continue his and his covered dependents’ health insurance coverage; and (iv) New Rigetti will pay a bonus to such executive officer equivalent to a pro rata share of his full Target Amount (as defined in the respective executive employment agreement), for the portion of the performance year completed when his termination occurs.

Under each of the named executive officer’s employment agreement, “Cause” means that New Rigetti has determined in its sole discretion that the executive officer has engaged in any of the following: (i) his material breach of any covenant or condition under the executive employment agreement or any other agreement between the parties, and, to the extent curable, such executive officer has not cured such breach after the expiration of ten (10) days after written notice from New Rigetti of such breach; (ii) his material act constituting dishonesty, fraud, immoral or disreputable conduct in connection with his duties to New Rigetti; (iii) any conduct which constitutes a felony or a crime of moral turpitude under applicable law; (iv) material violation of a New Rigetti policy or any act of misconduct; (v) refusal to follow or implement a clear and reasonable directive of New Rigetti; (vi) negligence or incompetence in the performance of New Rigetti’s duties or failure to perform such duties in a manner satisfactory to the New Rigetti after the expiration of ten (10) days without cure after written notice of such failure; or (vii) his breach of fiduciary duty to the Company.

Under each named executive officer’s employment agreement, “Good Reason” means the occurrence of any of the following events without such executive officer’s consent: (i) a material reduction in his base salary, other than a reduction applied in a similar proportional amount to all similarly situated executives; (ii) a material breach of the executive employment agreement by New Rigetti; (iii) a material reduction in the his duties, authority and responsibilities relative to the his duties, authority, and responsibilities in effect immediately prior to such reduction; or (iv) the relocation of his principal place of employment, without his consent, in a manner that lengthens his one-way commute distance by twenty-five (25) or more miles from his then-current principal place of employment immediately prior to such relocation; not to include a requirement to return to in-person work, in which circumstance Good Reason will not apply; provided, however, that, any such termination by such executive officer shall only be deemed for Good Reason pursuant to this definition if: (1) such executive officer gives New Rigetti written notice of his intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that his believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) New Rigetti fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) such executive officer voluntarily terminates employment within thirty (30) days following the end of the Cure Period, or the parties agree in writing to extend such Cure Period. With respect to the executive employment agreements entered into by and between New Rigetti and each of Dr. Rigetti and Messrs. Naidu and Sereda, “Good Reason” shall also mean the occurrence of a material change in the executive officer’s reporting relationship, other than such change made directly in connection with organizational changes resulting from a Change in Control (as defined in the executive employment agreements).

Executive Officer Compensation Following the Business Combination

Following the Business Combination, it is expected that New Rigetti will establish an executive officer compensation program pursuant to which the compensation committee will oversee the compensation policies, plans and programs and review and determine compensation to be paid to executive officers, directors and other senior management, as appropriate. The compensation policies followed by New Rigetti will be intended to provide for compensation that is sufficient to attract, motivate and retain individuals who contribute to the success of New Rigetti and to establish an appropriate relationship between executive compensation and New Rigetti’s business objectives and stockholder value.

Transaction Stock Bonus Awards

In addition to the transaction cash bonus awards that were approved by the Compensation Committee of the Rigetti Board and described above in “—Transaction Cash Bonuses”, it is expected that a transaction bonus pool of 165,000 New Rigetti stock awards will be approved by New Rigetti Board after consummation of the Business Combination. The expected New Rigetti individual stock awards are set forth in the table below and are contemplated in the executive officers’ respective employment agreements. It is expected that of the New Rigetti aggregate stock award pool, approximately 45,000 New Rigetti stock awards in the aggregate will be allocated to employees other than executive officers. The stock awards are expected to be granted pursuant to the terms of the 2022 Plan and are subject to, among other things, approval by the New Rigetti Board following approval of the 2022 Plan by Supernova shareholders, the Closing of the Business Combination, the effectiveness of a Registration Statement on Form S-8 expected to be filed by New Rigetti with respect to the 2022 Plan and the continued employment of the individuals through the date that such conditions are met. The anticipated transaction stock bonus awards for New Rigetti’s anticipated executive officers are set forth in the table below.

Name	Number of New Rigetti Stock Awards
Chad Rigetti	45,000
Taryn Naidu	45,000
Brian Sereda	5,000
Rick Danis	25,000

New Rigetti Alignment RSU Awards and Annual RSU Awards

Consistent with information provided by Compensia and as part of the effort to better align executive officer and employee equity ownership in the company with similarly situated companies as Rigetti transitions to a public company, it is anticipated that following the Closing of the Business Combination, the New Rigetti Board is expected to award 4,015,229 New Rigetti restricted stock units (“New Rigetti RSUs”) to New Rigetti’s expected executive officers as set forth in the table below and 1,117,677 New Rigetti RSUs in the aggregate to other employees of New Rigetti (the “New Rigetti Alignment RSUs”) pursuant to the terms of the 2022 Plan, a form of restricted stock unit award agreement to be adopted by the New Rigetti Board and the vesting schedules set forth in the footnotes to the table below. For each Executive Officer, the number of New Rigetti Alignment RSUs is expected to be determined by the following formula: total number of New Rigetti RSUs as recommended by Compensia to align the equity ownership of the New Rigetti executive officers with similarly situated companies (the “Total Recommended Alignment RSUs”) less the product of the number 2022 Rigetti RSUs granted to such executive officer as set forth in “—2022 Rigetti RSUs” above multiplied by the final Exchange Ratio. The anticipated Total Recommended Alignment RSUs for the New Rigetti executive officers, subject to New Rigetti Board approval, is as follows: 5,031,790 New Rigetti RSUs for Mr. Rigetti; 782,649 New Rigetti RSUs for Mr. Naidu; 290,000 New Rigetti RSUs for Mr. Danis; 15,480 New Rigetti RSUs for Mr. Sereda; 364,828 New Rigetti RSUs for Mr. Harburn; 234,385 New Rigetti RSUs for Mr. Rivas; and 351,521 New Rigetti Awards for Ms. Birch.

In addition, it is anticipated that following the Closing of the Business Combination, the New Rigetti Board is expected to approve 935,400 New Rigetti RSUs in the aggregate to New Rigetti’s expected executive officers as set forth in the table below and 2,296,900 New Rigetti RSUs in the aggregate to other employees of New Rigetti as 2022 annual equity awards (the “New Rigetti 2022 Annual RSUs”), pursuant to the terms of the 2022 Plan, a form of restricted stock unit award agreement to be adopted by the New Rigetti Board and the vesting schedules set forth in the footnotes to the table below. The New Rigetti Alignment RSUs and 2022 New Rigetti Annual RSUs are subject to, among other things, approval by the New Rigetti Board following approval of the 2022 Plan by Supernova shareholders, the Closing of the Business Combination, the effectiveness of a Registration Statement on Form S-8 expected to be filed by New Rigetti with respect to the 2022 Plan and the continued employment of the individuals through the date such conditions are met.

Name	Number of New Rigetti Alignment RSUs*	New Rigetti Alignment RSUs Vesting	Illustrative – New Rigetti Alignment RSUs based on hypothetical Exchange Ratio of 0.7870*	Number of 2022 New Rigetti Annual RSUs	2022 New Rigetti Annual RSUs Vesting
Chad Rigetti	5,031,790 less the product of 2,762,867 multiplied by the final Exchange Ratio	(A), (C)	2,857,414	334,700	(B), (C)
Taryn Naidu	782,649 less the product of 429,739 multiplied by the final Exchange Ratio	(A), (C)	444,445	161,300	(B), (C)
Rick Danis	290,000 less the product of 159,234 multiplied by the final Exchange Ratio	(A), (C)	8,791	102,800	(B), (C)
Brian Sereda	15,480 less the product of 8,500 multiplied by the final Exchange Ratio	(B), (C)	207,176	128,600	(B), (C)
Michael Harburn	364,828 less the product of 200,321 multiplied by the final Exchange Ratio	(B), (C)	164,683	107,900	(B), (C)
David Rivas	234,385 less the product of 128,697 multiplied by the final Exchange Ratio	(A), (D)	133,101	47,700	(B), (D)
Mandy Birch	351,521 less the product of 193,014 multiplied by the final Exchange Ratio	(A), (D)	199,619	52,400	(B), (D)

* The Exchange Ratio to be used will be the same as the Exchange Ratio that will apply to all Rigetti capital stock in connection with the First Merger. Illustrative grants are based on the estimated Exchange Ratio of 0.7870 as of January 25, 2022. Actual amounts may differ and are subject to approval by the New Rigetti Board. For each Executive Officer in the table above, the number multiplied by the final Exchange Ratio is the number of 2022 Rigetti RSUs granted to such Executive Officer as set forth in “—2022 Rigetti RSUs” above.

(A) Time-based vesting will occur in accordance with the following schedule (subject to the individual’s Continuous Service (as defined in the 2022 Plan) on each such vesting date): (i) 50% of the total number of New Rigetti RSUs will vest in substantially equal installments (rounded down, except for the final scheduled vesting installment) at the end of each month following the vesting commencement date over a period of 12 months and (ii) the remaining 50% of the total number of New Rigetti RSUs will vest in substantially equal installments (rounded down, except for the final scheduled vesting installment) at the end of each month following the vesting commencement date over a period of four years. Prongs (i) and (ii) of the time-based vesting will occur concurrently, such that, at the end of the 12-month period immediately following the vesting commencement date, 62.5% of the total number of New Rigetti RSUs will have vested (subject to the individual’s Continuous Service (as defined in the 2022 Plan) on such vesting date). This vesting schedule will also apply to employees who have served in their roles for at least two years before the grant date.

(B) Time-based vesting will occur in accordance with the following schedule (subject to the individual’s Continuous Service (as defined in the 2022 Plan) on each such vesting date): one-forty eighth (1/48th) of the total number of New Rigetti RSUs (rounded down, except for the final scheduled vesting installment) will satisfy time-based vesting each month following the vesting commencement date over a period of four years. This vesting schedule will also apply to employees who have served in their roles for less than two years as of the grant date.

(C) In the event of a Change in Control (as defined in the 2022 Plan), 100% of the then unvested shares subject to the New Rigetti RSUs shall vest immediately prior to the consummation of the Change in Control.

(D) In the event of a Change in Control (as defined in the 2022 Plan), 50% of the then unvested shares subject to the New Rigetti RSUs shall vest immediately prior to the consummation of the Change in Control with such acceleration to be applied on a pro-rata basis with respect to each remaining vesting tranche.

(E) Time-based vesting will occur in accordance with the following schedule (subject to the individual’s Continuous Service (as defined in the 2022 Plan) on each such vesting date): one-forty eighth (1/48th) of the total number of New Rigetti RSUs (rounded down, except for the final scheduled vesting installment) will satisfy time-based vesting each month following the vesting commencement date over a period of four years.

As described above under “Transaction Stock Bonus Awards”, the stock award bonuses New Rigetti stock awards anticipated to be awarded as part of the transaction bonuses would also be granted by New Rigetti pursuant to the 2022 Plan following the Closing of the Business Combination.

Director Compensation

The following table sets forth information concerning the compensation of Rigetti’s directors for fiscal year 2021. Dr. Rigetti, our Chief Executive Officer, did not receive additional compensation for his service as a director in fiscal year 2021, and therefore is not included in the Director Compensation table below. All compensation paid to Dr. Rigetti is reported above in the “Summary Compensation Table.”

Name	Cash(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation	Total ($)
Peter Pace	$—	$—	$—	—	—
Alissa Fitzgerald	$—	$—	$—	—	—
Ray Johnson	$—	$—	$—	—	—
Cathy McCarthy	$—	$1,076,250	$—	—	$—

(1)	None of the non-employee directors received cash compensation for their service as a director during the fiscal year ended December 31, 2021.
(2)

This column reflects the aggregate grant date fair value of the restricted stock units granted to the named executive officer during fiscal year 2021 under the 2013 Plan. The aggregate grant date fair value is computed in accordance with ASC Topic 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in the notes to our financial statements included elsewhere in this proxy statement/registration statement. In accordance with ASC Topic 718, recognition of compensation expense is deferred until consummation of the Business Combination. This amount does not reflect the actual economic value that may be realized by the director.

Rigetti’s policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors.

The table below shows for each non-employee director who was serving, and held outstanding equity awards, as of December 31, 2021.

Name	Shares Underlying Options Outstanding (Vested) at Fiscal Year End	Shares Underlying Options Outstanding (Unvested) at Fiscal Year End	Unvested Stock Awards at Fiscal Year End
Peter Pace	179,635	195,365	—
Alissa Fitzgerald	161,035	213,965	—
Ray Johnson	100,130	274,870	—
Cathy McCarthy	—	—	375,000

Historically, we have not had a formalized non-employee director compensation program; however, we have granted certain of our non-employee directors equity awards upon commencement of service and in connection with the Repricing the form of stock options. Our stock options awarded to directors generally have a percentage that vests upon grant, with the remaining shares vesting over four years, subject to continued service, and accelerated vesting upon a change of control.

During fiscal year 2020, Rigetti granted to each of Mr. Pace, Ms. Fitzgerald and Mr. Johnson an option to purchase 250,000 shares of Rigetti common stock at an exercise price of $0.214 per share. Mr. Pace fully exercised his option on July 22, 2021. For Mr. Pace and Ms. Fitzgerald, 42,500 of the shares underlying their respective option were vested as of the vesting commencement date on February 18, 2020, and one-forty eight (1/48th) of the remainder of the shares subject to this option vest each month following the vesting commencement date on the same day of the month as the vesting commencement date (or if there is no corresponding day, on the last day of the month). For the option granted to Mr. Johnson, 32,292 of the shares underlying this option were vested as of the vesting commencement date on July 10, 2020, and one-forty eighth (1/48th) of the remainder of the shares subject to this option vest each month following the vesting commencement date on the same day of the month as the vesting commencement date (or if there is no corresponding day, on the last day of the month). In the event of a Change in Control (as defined in the 2013 Plan), 100% of the then unvested shares subject to the options held by Mr. Pace, Ms. Fitzgerald and Mr. Johnson, respectively, will vest immediately prior to the consummation of the Change in Control. Please see “—2013 Plan—Merger or Change of Control,” above for more information.

In addition, during fiscal year 2021, Rigetti granted Ms. McCarthy 375,000 RSUs. The RSUs have a dual-vesting condition whereby the RSUs vest annually over four-year term so long as the employee retains its status with the Company. There is an additional liquidity-event vesting requirement that is defined as a Change in Control (as defined in the 2013 Plan), a successful IPO or a successful merger with a SPAC. In the event of a Change in Control, 100% of the then unvested shares subject to the RSU grant shall vest immediately prior to the consummation of the Change in Control, subject to the liquidity-event vesting requirement.

Director Compensation Following the Business Combination

Following the consummation of the Business Combination, it is expected that New Rigetti will establish a director compensation program designed to align compensation with its business objectives and stockholder value, while enabling New Rigetti to attract, retain, incentivize and reward directors who contribute to the success of New Rigetti. New Rigetti’s Board is expected to review director compensation periodically to ensure that director compensation remains competitive such that New Rigetti is able to recruit and retain qualified directors.

It is anticipated that following the Closing of the Business Combination, the New Rigetti director compensation program will consist of annual cash retainers of $40,000 for each non-employee director and an additional $25,000 for the chairperson of the New Rigetti Board; an additional $20,000 and $10,000 for the chairperson and each member of the audit committee of the New Rigetti Board, respectively; an additional $12,000 and $6,000 for the chairperson and each member of the compensation committee, respectively; and an additional $9,000 and $4,500 for the chairperson and each member of the nominating and corporate governance committee of the New Rigetti Board, respectively. The initial equity grant to each New Rigetti Board member is anticipated to be a number of New Rigetti RSUs equivalent to $210,000, vesting in substantially equal installments at the end of each month over a period of three years, with annual New Rigetti RSU grants to each New Rigetti Board member equivalent to $140,000 in starting in 2022 and in future years, vesting in substantially equal installments at the end of each month over a three-year period, with respect to the initial equity grant, and a one-year period with respect to future annual grants. In the event of a Change in Control (as defined in the 2022 Plan), any unvested portion of the New Rigetti RSUs would vest immediately prior to the consummation of such Change in Control. The New Rigetti RSUs would be granted pursuant to the terms of the 2022 Plan and a form of restricted stock unit award agreement to be adopted by the New Rigetti Board and are subject to, among other things, approval by the New Rigetti Board following approval of the 2022 Plan by Supernova shareholders, the Closing of the Business Combination, the effectiveness of a Registration Statement on Form S-8 expected to be filed by New Rigetti with respect to the 2022 Plan and the continued service of the individual.

Equity Incentive Plans

Equity-based compensation has been and will continue to be an important foundation in executive compensation packages as Rigetti believes it is important to maintain a strong link between executive incentives and the creation of stockholder value. Rigetti believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. Formal guidelines for the allocations of cash and equity-based compensation have not yet been determined, but it is expected that the 2022 Plan described in the Equity Incentive Plan Proposal will be an important element of New Rigetti’s compensation arrangements for both executive officers and directors, and that the executive officers will also be eligible to participate in the ESPP described in the Employee Stock Purchase Plan Proposal. Below is a description of the 2013 Plan.

2013 Plan

The following summary describes the material terms of the 2013 Plan, which was adopted by the Rigetti Board and approved by the stockholders of Rigetti in July 2013.

Awards. The 2013 Plan provides for the grant of incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”), restricted stock, restricted stock units, and stock appreciation rights (collectively, “Awards”) to Rigetti’s employees, directors, and consultants who provide services to Rigetti. Rigetti has granted stock options, restricted stock awards, and restricted stock units under the 2013 Plan.

Authorized Shares. Subject to certain capitalization adjustments, the aggregate number of shares of Rigetti common stock that may be issued pursuant to stock awards under the 2013 Plan will not exceed 29,011,572 shares. The maximum number of shares of Rigetti common stock that may be issued pursuant to the exercise of ISOs under the 2013 Plan is 29,011,572 shares.

Shares subject to awards granted under the 2013 Plan that expire or become unexercisable without being exercised in full, that are surrendered pursuant to an exchange program, or with respect to restricted stock or restricted stock units, that are forfeited to or repurchased by Rigetti due to the failure to vest, the unpurchased shares (or for Awards other than options or stock appreciation rights the forfeited or repurchased shares) will become available for future grant or sale under the 2013 Plan. With respect to stock appreciation rights, only shares actually issued pursuant to a stock appreciation right will cease to be available under the 2013 Plan; all remaining shares under the stock appreciation right will remain available for future grant or sale under the 2013 Plan. Also, any shares used to pay the exercise price of an award or to satisfy tax withholding obligations related to an award will become available for future grant or sale under the 2013 Plan. Additionally, if any shares issued pursuant to a stock award are forfeited back to Rigetti or repurchased due to a failure to vest, then the shares that are forfeited or repurchased will revert to and again become available for issuance under the 2013 Plan.

Plan Administration. The 2013 Plan is administered by Rigetti’s Board, or a duly authorized committee of the Rigetti Board and is referred to as the “administrator” in the 2013 Plan. Subject to the provisions of the 2013 Plan, the administrator will determine in its discretion the persons to whom Awards are granted, the sizes of such Awards and all of their terms and conditions. The administrator will have the authority to construe and interpret the terms of the 2013 Plan and Awards granted under it.

Under the 2013 Plan, the administrator also generally has the authority to effect, with the consent of any adversely affected participant, modifications or amendments of awards, including but not limited to the discretionary authority to extend the post-termination exercise period of Awards and extend the maximum term of an option.

Stock Options. As of January 25, 2022, options to purchase 14,172,487 shares of Rigetti common stock were outstanding under the 2013 Plan. ISOs and NSOs are granted under stock option agreements adopted by the administrator. The administrator determines the exercise price for stock options, within the terms and conditions of the 2013 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of Rigetti common stock on the date of grant. Options granted under the 2013 Plan vest at the rate specified in the stock option agreement as determined by the administrator. The standard form of option award agreement under the 2013 Plan provides that options will vest 25% on the first anniversary of the vesting commencement date with the remainder vesting ratably over the next 36 months.

The administrator determines the term of stock options granted under the 2013 Plan, up to a maximum of 10 years. If an optionholder’s service relationship with Rigetti or any of its affiliates ceases for any reason other than disability or death, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. If an optionholder’s service relationship with Rigetti or any of its affiliates ceases due to death the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months following the date of death. If an optionholder’s service relationship with Rigetti or any of its affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the administrator and may include: (i) cash; (ii) check; (iii) promissory note; (iv) other shares, provided that such shares have a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which such option will be exercised and provided further that accepting such shares will not result in any adverse accounting consequences to Rigetti, as the administrator determines in its sole discretion; (v) consideration received by Rigetti under cashless exercise program (whether through a broker or otherwise); (vi) by net exercise; (vii) such other consideration and method of payment for the issuance of shares; or (viii) any combination of the foregoing methods of payment.

Unless the administrator provides otherwise, options generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the administrator or a duly authorized officer in each case, (i) an option may be transferred to “family members” (as defined in Rule 701(c)(3) of the Securities Act) through a gift or domestic relations order or (ii) an executor or guardian.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of Rigetti common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of Rigetti’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of Rigetti’s total combined voting power or that of any of its affiliates unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards. As of January 25, 2022, 11,810,026 restricted stock unit awards were outstanding under the 2013 Plan. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the administrator. A restricted stock unit award may be settled in cash, shares, or a combination of both.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the administrator. The administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms.

Changes to Capital Structure. In the event there is a specified type of change in Rigetti’s capital structure, such as a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, combination, repurchase, or exchange of shares, appropriate adjustments will be made to the number and class of shares that may be delivered under the 2013 Plan and/or number, class, and price of shares covered by each outstanding Award.

Merger or Change in Control. The 2013 Plan provides that in the event of a merger or change in control the administrator may take one or more of the following actions with respect to such stock awards:

•	arrange for the assumption or substitution of a stock award by a surviving or acquiring corporation;

•	terminate the stock awards;

•

accelerate the vesting of the stock award and, to the extent the administrator determines, provide for termination if not exercised (if applicable) at or before the effective time of the merger or change in control;

•	terminate or cancel or arrange for the termination or cancellation of the stock award, to the extent not vested or not exercised before the effective time of the transaction; or

•

terminate the Award in exchange for an amount of cash and/or property equal to the amount that would have been attained upon the exercise of such Award or realization of the participant’s rights as of the date of the occurrence of the transaction or the replacement of such award with other rights or property selected by the administrator in its sole discretion;

The administrator is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to treat all participants in the same manner.

In the event that the successor corporation does not assume or substitute for the Award, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares as to which such Awards would not have otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

Under the 2013 Plan, a change in control means the occurrence of any of the following events: (i) a change in ownership of Rigetti, which occurs on the date that any one person, or more than one person acting as a group, acquires ownership of the stock of Rigetti that constitutes more than 50% of the total voting power of the stock of Rigetti, except that any changes in the ownership of the stock of Rigetti as a result of a private financing of Rigetti that is approved by the board will not be considered a change in control; (ii) a change in the effective control of Rigetti which occurs on the date the majority of the members of the board is replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of members of the board prior to the date of the appointment or election; or (iii) a change in ownership of a substantial portion of Rigetti’s assets which occurs on the date that any person acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person) assets from Rigetti that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of Rigetti immediately prior to such acquisition.

Plan Amendment or Termination. Rigetti’s Board has the authority to amend, alter, suspend, or terminate the 2013 Plan, provided that such action does not impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of Rigetti stockholders. Unless terminated sooner, the 2013 Plan will automatically terminate on July 9, 2023. No stock awards may be granted under the 2013 Plan while it is suspended or after it is terminated.

Upon the closing, except as described elsewhere in this proxy statement/prospectus, outstanding Rigetti Options and Rigetti Restricted Stock Awards under the 2013 Plan will be assumed by New Rigetti and converted into options to purchase New Rigetti common stock and restricted stock units for New Rigetti Common Stock. The stock options will continue to be governed by the terms of the 2013 Plan and the stock option agreements thereunder, until such outstanding options are exercised or until they terminate or expire by their terms. The restricted stock units will continue to be governed by the terms of the 2013 Plan and the restricted stock unit agreements thereunder, until such outstanding restricted stock units vest or terminate by their terms. No further awards shall be made under the 2013 Plan following the date the 2022 Plan becomes effective in connection with the Merger. For a summary of the material terms of the 2022 Plan, see “The Equity Incentive Plan Proposal”.

Emerging Growth Company Status

As an emerging growth company, New Rigetti will be exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation or golden parachute payments, and to provide information relating to the ratio of total compensation of New Rigetti’s CEO to the median of the annual total compensation of all of New Rigetti’s employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

MANAGEMENT OF NEW RIGETTI FOLLOWING THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

Upon the consummation of the Business Combination, the business and affairs of New Rigetti will be managed by or under the direction of the New Rigetti Board. It is expected that the directors and executive officers of New Rigetti upon the consummation of the Business Combination will include the following:

Name	Age*	Position
Executive Officers
Chad Rigetti	43	President, Chief Executive Officer and Director
Taryn Naidu	43	Chief Operating Officer
Brian Sereda	61	Chief Financial Officer
Rick Danis	52	General Counsel and Corporate Secretary
Mike Harburn	52	Chief Technology Officer
Mandy Birch	47	Senior Vice President, Technology Partnerships
David Rivas	61	Senior Vice President, Systems and Service (Software)

Non-Employee Directors
Alissa Fitzgerald	52	Director
Gen. Peter Pace	76	Director
Ray Johnson	66	Director
David Cowan	55	Director
Cathy McCarthy	74	Director
Michael Clifton	42	Director
H. Gail Sandford	58	Director

*	As of December 31, 2021.

Executive Officers

Chad Rigetti. Dr. Chad Rigetti is a quantum computing entrepreneur and physicist and the founder and CEO of Rigetti. Since founding the company in 2013, Dr. Rigetti has led the company to become a preeminent global leader in quantum computing. He has raised more than $200M in venture funding, built a world class leadership team and board, and institutionalized the company’s pioneering innovation capabilities. Prior to Rigetti, Dr. Rigetti worked in the quantum computing group at IBM Research. Dr. Rigetti’s research focused on the development of novel silicon-based chip architectures, control schemes, and system-level designs for practical quantum computing systems. He is an inventor of 38 issued U.S. patents and author of more than 20 peer-reviewed scientific publications with more than 4,000 citations. He holds a Ph.D. in Applied Physics from Yale University and a B.S. in Physics with Honors from the University of Regina.

Taryn Naidu. Mr. Naidu has served as Rigetti’s Chief Operating Officer since March 2019. He has nearly 20 years of entrepreneurial and executive experience through a number of successful organizations. Prior to Rigetti, Mr. Naidu served as Chief Executive Officer at publicly traded Rightside Group, Ltd. from 2014 to 2017 where he led the company through its inception to its ultimate sale. Mr. Naidu also served as an Executive Vice President at Demand Media where he led their services business from 2008 to 2014. Mr. Naidu joined the advisory board of Reskill Americans in 2021. He has a B.Sc. in computer science from the University of Regina.

Brian Sereda. Mr. Sereda has served as Rigetti’s Chief Financial Officer since August 2021. Prior to joining Rigetti, Mr. Sereda served as Chief Financial Officer at Energous Corp., from July 2015 to August 2021, a public company trading on the NASDAQ. Mr. Sereda also served as Chief Financial Officer at ActiveVideo Networks, Inc., Virage Logic Corp., and Proxim Wireless Corp. Mr. Sereda has over 25 years of senior level finance experience in technology companies including 15 years as CFO of both public and private companies. Mr. Sereda holds a Diploma of Technology in Petroleum Engineering from the British Columbia Institute of Technology, a BBA from Simon Fraser University, and an MBA from St. Mary’s College of California.

Rick Danis. Mr. Danis has served as Rigetti’s General Counsel and Corporate Secretary since July 2019. Prior to joining Rigetti, Mr. Danis served as Chief Legal Officer and corporate secretary at Kymeta Corporation from May 2018 to July 2019. Mr. Danis also served as Senior Vice President and Assistant General Counsel at Funko from December 2017 to May 2018 and as General Counsel and Corporate Secretary at publicly traded Rightside Group, Ltd. from August 2014 until August 2017. In addition, Mr. Danis has served as a director on the board of F3 Nation, Inc. since January 2020. In all, Mr. Danis has over 25 years of experience practicing law, almost exclusively in-house at technology companies. Mr. Danis received a B.B.A. in accounting from Ohio University and a J.D. from DePaul University College of Law.

Mike Harburn. Mr. Harburn is Rigetti’s Chief Technology Officer as of January 2022, and will be New Rigetti’s Chief Technology Officer at Closing. Previously, from June 2018 to January 2022, Mr. Harburn served as Senior Vice President, Fabrication Operations and QPU Engineering at Rigetti. Mr. Harburn has more than 25 years’ experience in the semiconductor, MEMS, and OLED industries, previously leading teams in operations, manufacturing, and R&D engineering. He served as VP of Global Operations at Kateeva from 2011 to 2018. Prior he was Director; Advanced Development and NPI at FormFactor from 2004 to 2010. From 1999 to 2003 he served as Director; MEMS Processing & Foundry at Optical Micro Machines. Mr. Harburn has a B.S. in metallurgical engineering from Michigan Technological University and M.S. in materials engineering from Purdue University.

Mandy Birch. Ms. Birch has served as Senior Vice President, Technology Partnerships at Rigetti since March 2018. Since October 2017, Ms. Birch has also continued part-time military service in the United States Air Force Reserve as a commissioned officer, engineer, and international strategist. Prior to Rigetti, Ms. Birch was posted to a full-time position in the US Air Force as Director, Civil-Military Training Policy, at the Office of the Secretary of Defense, from September 2014 to October 2017. As a 25-year military veteran, Ms. Birch led multidisciplinary teams of 2,000 people and managed international asset portfolios exceeding $5B. Ms. Birch holds a B.S. in mechanical engineering, engineering sciences, and French from the United States Air Force Academy, an M.S. in mechanical engineering from the Massachusetts Institute of Technology, and an M.A. in international relations from the Fletcher School of Law and Diplomacy at Tufts University.

David Rivas. Mr. Rivas has served as Senior Vice President, Systems and Services at Rigetti since March 2019, where he oversees the engineering and operations of Rigetti’s Quantum Cloud Services platform. Mr. Rivas served as Vice President Engineering at Bolt Threads from March 2017 to February 2018. He served as President and COO and later as CEO of Stage 3 Systems from 2013 to 2015. He held several roles at Nokia from 2007 to 2012 including Vice President, Emerging Products and Vice President, Product & Technology Management. From October 2003 to February 2006 he served as Chief Technology Officer - Client Systems Group at Sun Microsystems. He holds a B.S. and M.S. in electrical and computer engineering, both from the University of California, San Diego.

Non-Employee Directors

Alissa M. Fitzgerald. Dr. Fitzgerald has served as a member of Rigetti’s board of directors since April 2018. She has also served as the Chief Executive Officer and Managing Member of A.M. Fitzgerald & Associates, LLC, a consulting services firm for micro electromechanical systems (MEMS) product development and technology since 2003. She had previously worked in engineering or management positions at several technology companies. She currently serves as a member of the board of directors of Transducer Research Foundation since 2016 and served as a board director for the MEMS Industry Group (MIG) from 2008 to 2014. Dr. Fitzgerald received a PhD. in aeronautics and astronautics from Stanford University and an M.S. and B.S. in aeronautics and astronautics from the Massachusetts Institute of Technology. We believe Dr. Fitzgerald is qualified to serve as a member of New Rigetti’s board of directors because of her extensive experience as a senior executive and substantial knowledge in semiconductor and electronics technology.

General Peter Pace. General Pace has served as a member of Rigetti’s board of directors since June 2017. General Pace served as the 16th Chairman of the Joint Chiefs of Staff from 2005 to 2007, the first Marine to hold this position. In 2008, he was awarded the Presidential Medal of Freedom. General Pace received a B.S. in engineering from the United States Naval Academy and an M.S.A. in computer science from the George Washington University. General Pace also serves on the boards of public companies AAR Corp and Qualsys, Inc.

Dr. Ray O. Johnson. Dr. Johnson has served as a member of Rigetti’s board of directors since August 2019. He has served as Operating Partner at Bessemer Venture Partners since July 2020, after joining Bessemer Venture Partners as an Executive In Residence in June 2015. Prior to that, Dr. Johnson served as Senior Vice President and Chief Technology Officer of the Lockheed Martin Corporation from July 2006 to February 2015. He also served as Senior Vice President and Chief Operating Officer of Modern Technology Solutions, Inc. from June 2005 to July 2006 and as Senior Vice President and Business Unit General Manager at SAIC from January 1996 to June 2005. Dr. Johnson received a B.S. in electrical engineering from Oklahoma State University and a PhD. and M.S. in electrical engineering from the U.S. Air Force Institute of Technology. We believe Dr. Johnson is qualified to serve as a member of New Rigetti’s board of directors because of his integral involvement in the technology industry, generally, and management roles at global venture capital firms.

David Cowan. Mr. Cowan has served as a member of Rigetti’s board of directors since April 2021. Mr. Cowan is a partner at Bessemer Venture Partners and co-founder of VeriSign, Good Technology, and Defense.net. He is a two-time graduate of Harvard University, earning degrees in computer science and math and an MBA. He serves on several non-profit boards, including Center for Inquiry and the Smithsonian Center for Astrophysics, as well as numerous boards of companies in which Bessemer Venture Partners has invested. We believe Mr. Cowan is qualified to serve as a member of New Rigetti’s board of directors because of his integral involvement in the technology industry, generally, and management roles at global venture capital firms.

Cathy McCarthy. Ms. McCarthy has served as a member of Rigetti’s board of directors since July 2021. Ms. McCarthy is currently President and CEO of Cross Tack Consulting, a strategy consulting firm. Ms. McCarthy has extensive executive level experience at both public and private companies, including a publicly traded company, SM&A, a consulting firm specializing in business capture and program support services for clients in aerospace, defense, homeland security and information services. Ms. McCarthy served on the board of directors, compensation committee, and audit committee of Solta Medical, Inc., from 2009 to 2013, prior to its merger with Valeant Pharmaceuticals International, Inc. She currently serves as a board member and audit committee chair of the Middleby Corporation, a publicly-traded leader in the foodservice equipment industry.

Michael Clifton. Mr. Clifton will serve on New Rigetti’s board, and has served as Chief Financial officer and a director of Supernova since its inception. Mr. Clifton currently serves as Chief Financial Officer of Supernova I. Prior to that he was a senior investment professional at The Carlyle Group from 2010 to 2020 as a member of its flagship U.S. Buyout team where he helped lead Carlyle’s investing activities in the technology and business services sectors. During his tenure he worked on transactions involving companies in multiple sectors, including enterprise software, FinTech and IT services. He has served on four private boards and has been a board observer of a public company. Over his career, Mr. Clifton has been involved in transactions with a total value in excess of $30 billion, including multiple leveraged buyouts, growth investments, carve-outs, and turnarounds. Mr. Clifton has substantial public market experience and has helped lead the public exits of three portfolio companies, representing the sale of over $5 billion in equity. Prior to joining Carlyle, Mr. Clifton worked at two mid-market private equity firms, as well as in the M&A group of Bank of America Securities. He earned a Bachelor of Arts, cum laude, in classics from Davidson College, and an MBA with High Distinction from the Harvard Business School where he was a Baker Scholar. We believe Mr. Clifton is well qualified to serve on the New Rigetti board due to his corporate finance experience and previous SPAC experience.

H. Gail Sandford. Ms. Sandford has served as Chief Operations Officer for Recros Medica, an aesthetic medical device startup, since 2017. Prior to joining Recros Medica, Ms. Sandford served as Chief Operating Officer of PFMG Solar, a leading solar developer in the municipal and school market from April 2011 to January 2017. She has also served as Vice President at SM&A, a consulting firm specialized in helping companies win and perform on government contracts from March 2005 to April 2011, and as Director of Proprietary Programs at Boeing where she led a program to deliver a novel classified space system from January 2004 to March 2005. Ms. Sandford holds a BS in Physics from North Georgia College, an MS in Engineering from The George Washington University, and an MBA from University of Southern California. We believe Ms. Sandford is well qualified to serve on the New Rigetti Board due to her experience in managing large, complex technical programs and her significant government contract experience.

Family Relationships

There are no family relationships among any of New Rigetti’s directors or executive officers.

Board Composition

New Rigetti’s business and affairs will be organized under the direction of the New Rigetti Board. The New Rigetti Board will meet on a regular basis and additionally as required.

In accordance with the terms of the Proposed Bylaws, which will be effective upon the consummation of the Business Combination, New Rigetti’s Board may establish the authorized number of directors from time to time by resolution. New Rigetti’s board of directors will consist of eight members upon the consummation of the Business Combination. In accordance with the Proposed Charter, which will be effective upon the consummation of the Business Combination, New Rigetti’s Board will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. New Rigetti’s Board will be divided among the three classes as follows:

•	the Class I directors will be Chad Rigetti, Ray Johnson and H. Gail Sandford, and their terms will expire at the annual meeting of stockholders to be held in 2023;

•	the Class II directors will be Alissa Fitzgerald, Gen. Peter Pace and David Cowan, and their terms will expire at the annual meeting of stockholders to be held in 2024; and

•	the Class III directors will be Cathy McCarthy and Michael Clifton and their terms will expire at the annual meeting of stockholders to be held in 2025.

As nearly as possible, each class will consist of one-third of the directors.

The division of New Rigetti’s Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Director Independence

Prior to the consummation of the Business Combination, the Supernova Board will undertake a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, it is expected that the Supernova Board will determine that none of the directors, other than Dr. Rigetti, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the directors is “independent” as that term is defined under the Nasdaq listing standards. In making these determinations, the Supernova Board will consider the current and prior relationships that each non-employee director has with New Rigetti and all other facts and circumstances the Supernova Board deems relevant in determining their independence, including the beneficial ownership of securities of New Rigetti by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Person Transactions.”

Role of New Rigetti’s Board in Risk Oversight/Risk Committee

Upon the consummation of the Business Combination, one of the key functions of New Rigetti’s Board will be informed oversight of New Rigetti’s risk management process. New Rigetti’s Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through New Rigetti Board as a whole, as well as through various standing committees of the New Rigetti Board that address risks inherent in their respective areas of oversight. In particular, the New Rigetti Board will be responsible for monitoring and assessing strategic risk exposure and New Rigetti’s audit committee will have the responsibility to consider and discuss New Rigetti’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. New Rigetti’s audit committee will also monitor compliance with legal and regulatory requirements. New Rigetti’s compensation committee will also assess and monitor whether New Rigetti’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Committees of the New Rigetti Board

Upon the consummation of the Business Combination, New Rigetti’s Board will reconstitute its audit committee, compensation committee and nominating and corporate governance committee. New Rigetti’s Board of directors will adopt a new charter for each of these committees, which will comply with the applicable requirements of current SEC and Nasdaq rules. New Rigetti intends to comply with future requirements to the extent applicable. Following the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of New Rigetti’s website.

Audit Committee

The audit committee will consist of Cathy McCarthy, Gen. Peter Pace, and Alissa Fitzgerald, each of whom New Rigetti’s Board has determined satisfies the independence requirements under Nasdaq listing standards and Rule 10A- 3(b)(1) of the Exchange Act. The chair of the audit committee will be Cathy McCarthy. New Rigetti’s Board has determined that Cathy McCarthy is an “audit committee financial expert” within the meaning of SEC regulations. Each member of the audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, Supernova’s Board has examined each audit committee member’s scope of experience and the nature of their employment.

The primary purpose of the audit committee will be to discharge the responsibilities of the board of directors with respect to the corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee the independent registered public accounting firm. Specific responsibilities of the audit committee will include:

•	oversee New Rigetti’s accounting and financial reporting processes, systems of internal control, financial statement audits and the integrity of New Rigetti’s financial statements;

•

manage the selection, engagement terms, fees, qualifications, independence, and performance of the registered public accounting firms engaged as New Rigetti’s independent outside auditors for the purpose of preparing or issuing an audit report or performing audit services (the “Auditors”);

•	maintain and foster an open avenue of communication with New Rigetti’s management, internal audit group (if any) and Auditors;

•	review any reports or disclosures required by applicable law and stock exchange listing requirements;

•	oversee the design, implementation, organization and performance of the Company’s internal audit function (if any);

•	help the New Rigetti Board oversee New Rigetti’s legal and regulatory compliance, including risk assessment;

•	oversee New Rigetti’s technology security and data privacy programs;

•	Prepare the audit committee report required by the Securities and Exchange Commission (the “SEC”) to be included in New Rigetti’s annual proxy statement, and

•	provide regular reports and information to the New Rigetti Board.

Compensation Committee

The compensation committee will consist of Ray Johnson, Gen. Peter Pace, and Michael Clifton. The chair of the compensation committee will be Ray Johnson. Supernova’s Board has determined that each member of the compensation committee is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of the compensation committee will be to discharge the responsibilities of the New Rigetti Board in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee will include:

•	help the New Rigetti Board oversee New Rigetti’s compensation policies, plans and programs with a goal to attract, incentivize, retain and reward top quality executive management and employees;

•	review and determine the compensation to be paid to New Rigetti’s executive officers and directors;

•

when required, review and discuss with management New Rigetti’s compensation disclosures in the “Compensation Discussion and Analysis” section of New Rigetti’s annual reports, registration statements, proxy statements or information statements filed with the Securities and Exchange Commission (the “SEC”);

•	when required, prepare and review the Committee report on executive compensation included in New Rigetti’s annual proxy statement; and

•	review and ensure New Rigetti’s talent management strategies are aligned to best practices and ensure New Rigetti attracts, retains and develops top talent.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will consist of Alissa Fitzgerald, Gen. Peter Pace, and David Cowan. The chair of the nominating and corporate governance committee will be Alissa Fitzgerald. Supernova’s Board has determined that each member of the nominating and corporate governance committee is independent under the Nasdaq listing standards.

Specific responsibilities of the nominating and corporate governance committee will include:

•

help the New Rigetti Board oversee New Rigetti’s corporate governance functions and develop, update as necessary and recommend to the New Rigetti Board the governance principles applicable to New Rigetti;

•

identify, evaluate and recommend and communicate with candidates qualified to become New Rigetti Board members or nominees for directors of the New Rigetti Board consistent with criteria approved by the New Rigetti Board; and

•	make other recommendations to the New Rigetti Board relating to the directors of New Rigetti.

Compensation Committee Interlocks and Insider Participation

None of the intended members of New Rigetti’s compensation committee has ever been an executive officer or employee of New Rigetti. None of New Rigetti’s executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of New Rigetti Board or compensation committee.

Code of Ethics

Following the consummation of the Business Combination, the New Rigetti Board will adopt a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of New Rigetti’s employees, executive officers and directors. The Code of Conduct will be available at the investors section of New Rigetti’s website at https://www.rigetti.com/investor-information. Information contained on or accessible through the website is not a part of this proxy statement/prospectus, and the inclusion of the website address in this proxy statement/prospectus is an inactive textual reference only. Any amendments to the Code of Conduct, or any waivers of its requirements, are expected to be disclosed on its website to the extent required by applicable rules and exchange requirements. The reference to New Rigetti website address does not constitute incorporation by reference of the information contained at or available through New Rigetti’s website, and you should not consider it to be a part of this proxy statement/prospectus.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Charter, which will be effective upon consummation of the Business Combination, will limit a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Proposed Bylaws provide that New Rigetti will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, New Rigetti will enter into separate indemnification agreements with its directors and officers. These agreements, among other things, require New Rigetti to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.

New Rigetti plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Proposed Charter and Proposed Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the beneficial ownership of Supernova ordinary shares as of January 25, 2022 (the “Ownership Date”) and (ii) the expected beneficial ownership of New Rigetti Common Stock immediately following consummation of the Business Combination by:

•	each person known by Supernova to be the beneficial owner of more than 5% of Supernova’s outstanding ordinary shares on the Ownership Date;

•	each person known by Supernova who may become beneficial owner of more than 5% of New Rigetti’s outstanding common stock immediately following the Business Combination;

•	each of Supernova’s current executive officers and directors;

•	each person who will become an executive officer or a director of New Rigetti upon consummation of the Business Combination;

•	all of Supernova’s current executive officers and directors as a group; and

•	all of New Rigetti’s executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options, within 60 days of the Ownership Date. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of the Ownership Date are considered outstanding and beneficially owned by the person holding such warrants, options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to Supernova, Supernova believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

The beneficial ownership of shares of Supernova pre-Business Combination is based on 43,125,000 ordinary shares (including 34,500,000 Class A ordinary shares and 8,625,000 Class B ordinary shares) outstanding as of January 25, 2022. The amount of beneficial ownership does not reflect the ordinary shares issuable upon the exercise of Supernova’s warrants.

The expected beneficial ownership post-Business Combination under the header “Post-Business Combination—Assuming No Redemption” assumes that no Class A ordinary shares are redeemed and excludes potential dilution from the 8,625,000 public warrants.

The expected beneficial ownership post-Business Combination under the header “Post-Business Combination—Assuming Maximum Redemption” assumes 29,090,195 of Supernova’s outstanding public shares (other than any held by the stockholders listed in the table below), which is the maximum number of shares subject to redemption based on the Exchange Ratio as of January 25, 2022, have been redeemed.

			After the Business Combination
	Before the Business Combination(2)		Assuming No Redemptions(3)		Assuming Maximum Redemptions(4)
	Number of Shares	%	Number of Shares	%	Number of Shares	%
Name and Address of Beneficial Owner

Directors and Executive Officers Pre-Business Combination(1)
Spencer M. Rascoff(5)	—	—	—	—	—	—
Alexander M. Klabin(5)	—	—	—	—	—	—
Robert D. Reid(5)	—	—	—	—	—	—
Michael S. Clifton(5)	—	—	—	—	—	—
Katie Curnutte	34,500	*	34,500	*	34,500	*
Ken Fox	34,500	*	34,500	*	34,500	*
Damien Hooperp-Campbell	34,500	*	34,500	*	34,500	*
Jim Lanzone	34,500	*	34,500	*	34,500	*
Gregg Renfrew	34,500	*	34,500	*	34,500	*
Rajeev Singh	34,500	*	34,500	*	34,500	*

All executive officers and directors as a group (ten individuals)	207,000	*	207,000	*	207,000	*

Directors and Executive Officers Post Business Combination(6)
Chad Rigetti(7)	—	—	6,846,116	4.86%	6,846,116	6.17%
Taryn Naidu(8)	—	—	802,192	*	802,192	*
Brian Sereda(9)	—	—	279	*	279	*
Rick Danis(10)	—	—	234,553	*	234,553	*
Mike Harburn(11)	—	—	291,346	*	291,346	*
Mandy Birch(12)	—	—	257,087	*	257,087	*
David Rivas(13)	—	—	261,332	*	261,332	*
Gen. Peter Pace(14)	—	—	295,113	*	295,113	*
David Cowan(15)	—	—	0	*	0	*
Alissa Fitzgerald(16)	—	—	295,113	*	295,113	*
Ray Johnson(17)	—	—	317,900	*	317,900	*
Cathy McCarthy(18)	—	—	—	—	—	—
Michael Clifton	—	—	—	—	—	—
H. Gail Sandford	—	—	—	—		—
All executive officers and directors as a group	—	—	9,601,031	6.71%		8.48%

Five Percent Holders Pre-Business Combination				*		0.00%
Supernova Partners II LLC(5)	8,418,000		13,368,000	9.68%	12,564,007	11.61%
Empyrean Capital Overseas Master Fund, Ltd.(19)	1,800,000		1,800,000	1.30%	1,800,000	1.66%
683 Capital Partners, LP(20)	2,200,000		2,200,000	1.59%	2,200,000	2.03%

Five Percent Holders Post-Business Combination
Supernova Partners II LLC	8,418,000		12,868,000	9.68%	12,064,007	11.61%
Entities affiliated with Bessemer Venture Partners(15)	—		21,581,694	15.38%	21,581,694	19.54%
AVG Entities(21)	—		7,497,443	5.41%	7,497,443	6.90%
Insurance Company of the West(22)	—		8,678,585	6.28%	8,678,585	8.02%

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each of the individuals is 4301 50th Street NW, Suite 300 PMB 1044, Washington, D.C. 20016.

(2)

The pre-Business Combination percentage of beneficial ownership of Supernova in the table below is calculated based on 34,500,000 Class A ordinary shares and 8,625,000 Class B ordinary shares outstanding as of December 31, 2021. The amount of beneficial ownership does not reflect the ordinary shares issuable upon exercise of Supernova’s warrants. Unless otherwise indicated, Supernova believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them prior to the Business Combination.

(3)

The post-Business Combination “Assuming No Redemptions” and approximate percentage is calculated based on 140,564,354 shares of New Rigetti Common Stock expected to be outstanding immediately following consummation of the Business Combination. Such expected number of shares of New Rigetti Common Stock outstanding (i) assumes that no public shareholder properly elect to redeem their shares for cash, (ii) includes the shares issued in the PIPE Financing and (iii) includes the shares of New Rigetti Common Stock that will be issuable upon exercise of Rigetti options and Rigetti warrants within 60 days of December 31, 2021. The amount of beneficial ownership for each individual or entity post-Business Combination does not include shares of New Rigetti Common Stock issuable upon exercise of (i) the warrants included in the units offered in the Supernova IPO. Unless otherwise indicated, Supernova believes that all persons named in the table have sole voting and investment power with respect to all New Rigetti Common Stock shown to be beneficially owned by them after giving effect to the Business Combination.

(4)

The post-Business Combination “Assuming Maximum Redemptions” and approximate percentage is calculated based on 110,670,166 shares of New Rigetti Common Stock expected to be outstanding immediately following consummation of the Business Combination. Such expected number of shares of New Rigetti Common Stock outstanding (i) assumes that no public shareholder properly elect to redeem their shares for cash, (ii) includes the shares issued in the PIPE Financing and (iii) includes the shares of New Rigetti Common Stock that will be issuable upon exercise of Rigetti options and Rigetti warrants within 60 days of December 31, 2021. The amount of beneficial ownership for each individual or entity post-Business Combination does not include shares of New Rigetti Common Stock issuable upon exercise of the warrants included in the units offered in the Supernova IPO. Unless otherwise indicated, Supernova believes that all persons named in the table have sole voting and investment power with respect to all New Rigetti Common Stock shown to be beneficially owned by them after giving effect to the Business Combination.

(5)

Our Sponsor holds 8,418,000 Sponsor Shares (which includes the Sponsor Earn Out Shares). The post-Business Combination amount also includes 4,450,000 private warrants held by the Sponsor, which are exercisable for shares of New Rigetti Common Stock commencing 30 days after the closing of the Business Combination. Our Sponsor is governed by a board of managers consisting of four managers: Spencer M. Rascoff, Alexander M. Klabin, Robert D. Reid and Michael S. Clifton. Each manager has one vote, and the approval of a majority of the managers is required to approve any action of our Sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of at least a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based upon the foregoing analysis, no director of our Sponsor exercises voting or dispositive control over any of the securities held by our Sponsor, even those in which he or she directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares.

(6)	Unless otherwise indicated, the business address of each of the individuals is 775 Heinz Avenue, Berkeley, CA 94710.
(7)

Consists of 4,305,687 shares of New Rigetti common stock to be issued in exchange for outstanding pre-closing Rigetti common stock held by Dr. Rigetti at Closing, and 2,701,313 shares of New Rigetti common stock issuable upon the exercise or settlement of Rigetti Options or Rigetti Restricted Stock Unit Awards held by Dr. Rigetti which are exercisable within 60 days of January 25, 2022.

(8)

Consists of 204,955 to be issued in exchange for outstanding pre-closing Rigetti common stock held by Mr. Naidu or his affiliated entity AlphaNuma LLC at Closing, and 597,237 shares of New Rigetti common stock issuable upon the exercise or settlement of Rigetti Options, Rigetti Warrants or Rigetti Restricted Stock Unit Awards which are exercisable within 60 days of January 25, 2022.

(9)

Consists of 279 shares of New Rigetti common stock issuable upon the exercise or settlement of Rigetti Options or Rigetti Restricted Stock Unit Awards held by Mr. Sereda which are exercisable within 60 days of January 25, 2022.

(10)

Consists of 234,553 shares of New Rigetti common stock issuable upon the exercise or settlement of Rigetti Options or Rigetti Restricted Stock Unit Awards held by Mr. Danis which are exercisable within 60 days of January 25, 2022.

(11)

Consists of 291,346 shares of New Rigetti common stock issuable upon the exercise or settlement of Rigetti Options or Rigetti Restricted Stock Unit Awards held by Mr. Harburn which are exercisable within 60 days of January 25, 2022.

(12)

Consists of 257,087 shares of New Rigetti common stock issuable upon the exercise or settlement of Rigetti Options or Rigetti Restricted Stock Unit Awards held by Ms. Birch which are exercisable within 60 days of January 25, 2022.

(13)

Consists of 261,332 shares of New Rigetti common stock issuable upon the exercise or settlement of Rigetti Options or Rigetti Restricted Stock Unit Awards held by Mr. Rivas which are exercisable within 60 days of January 25, 2022.

(14)	Consists of 306,568 shares of New Rigetti common stock to be issued in exchange for outstanding pre-closing Rigetti common stock held by Gen. Pace at closing.
(15)

Consists of (i) 18,030,903 shares of New Rigetti common stock to be issued to Bessemer Venture Partners X Institutional L.P. and Bessemer Venture Partners X L.P. in exchange for outstanding pre-closing Rigetti Series C preferred stock at the closing, (ii) 2,310,872 shares of New Rigetti common stock issuable upon exercise of warrants that are exercisable as of or within 60 days of January 25, 2022 and (iii) 2,000,000 PIPE Shares to be purchased by Bessemer Venture Partners X L.P. and Bessemer Partners X Institutional L.P. pursuant to Subscription Agreements, each dated October 6, 2021. Deer X & Co. L.P., or Deer X L.P., is the general partner of Bessemer Venture Partners X Institutional L.P. and Bessemer Venture Partners X L.P., together, the Bessemer Entities. Deer X & Co. Ltd., or Deer X Ltd., is the general partner of Deer X L.P. Adam Fisher, Robert P. Goodman, David Cowan, Jeremy Levine, Byron Deeter, Ethan Kurzweil, Alex Ferrara, Brian Feinstein and Stephen Kraus are the directors of Deer X Ltd. and hold the voting and dispositive power for the Bessemer Entities. Investment and voting decisions with respect to the securities held by the Bessemer Entities are made by the directors of Deer X Ltd. acting as an investment committee. Mr. Cowan disclaims beneficial ownership of the shares of the Company held by the Bessemer Entities except to the extent of his pecuniary interest, if any, in such securities through an indirect interest in the Bessemer Entities. The address for the Bessemer Entities is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Suite 104, Larchmont, NY 10538.

(16)

Consists of 199,378 shares of New Rigetti common stock issuable upon the exercise or settlement of Rigetti Options or Rigetti Restricted Stock Unit Awards held by Ms. Fitzgerald which are exercisable within 60 days of January 25, 2022.

(17)

Consists of 23,671 shares of New Rigetti common stock to be issued in exchange for outstanding pre-closing Rigetti common stock held by Mr. Johnson at Closing, and 154,969 shares of New Rigetti common stock issuable upon the exercise or settlement of Rigetti Options or Rigetti Restricted Stock Unit Awards held by Mr. Johnson and which are exercisable within 60 days of January 25, 2022.

(18)

No shares of New Rigetti common stock will be issued to Ms. McCarthy at Closing because none of her Rigetti Options or Rigetti Restricted Stock Unit Awards are exercisable within 60 days of January 25, 2022.

(19)

Based on Schedule 13G filed with the SEC on March 15, 2021 on behalf of Empyrean Capital Overseas Master Fund, Ltd., Empyrean Capital partners, LP as the investment manager of Empyrean Capital Overseas Master Fund, Ltd. and Mr. Amos Meron, who serves as the managing member of Empyrean Capital, LLC, the general partner of Empyrean Capital Partners, LP. The address for the filing persons is c/o Empyrean Capital Partners, LP, 10250 Constellation Boulevard, Suite 2950, Los Angeles, CA 90067.

(20)

Based on Schedule 13G filed with the SEC on October 18, 2021 on behalf of 683 Capital Partners, LP, 683 Capital Management, LLC, as the investment manager of 683 Capital Partners, LP and Ari Zweiman, as the Managing Member of 683 Capital management, LLC. The address for the filing persons is 3 Columbus Circle, Suite 2205, New York, NY 10019.

(21)

Consists of (i) 7,757,329 shares of New Rigetti common stock to be issued to AVG - BIV Rigetti Trust1 2020, AVG - BIV Rigetti Trust2 2020, AVG - BIV Rigetti Trust3 2020 and AVGF-BIV 2 Rigetti 2017, LLC in exchange for outstanding pre-closing Rigetti Series C preferred stock at the closing and (ii) 462,173 of New Rigetti common stock issuable upon exercise of warrants that are exercisable as of or within 60 days of January 25, 2022.

(22)

Consists of 9,015,451 shares of New Rigetti common stock to be issued to Insurance Company of the West in exchange for outstanding pre-closing Rigetti Series C preferred stock and Class A common stock at the closing.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions—Supernova

Class B Ordinary Shares

On December 22, 2020, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering and formation costs in consideration of 5,750,000 Class B ordinary shares, par value $0.0001. On January 14, 2021, Supernova effected a share dividend, resulting in 7,187,500 Class B ordinary shares outstanding. On February 22, 2021, the Sponsor transferred 28,750 founder shares to each of our six independent director nominees. On March 1, 2021, Supernova effected a share dividend, resulting in 8,625,000 Class B ordinary shares outstanding.

Private Placement Warrants

The Sponsor purchased an aggregate of 4,450,000 private placement warrants for a purchase price of $2.00 per whole warrant, or $8,900,000 in the aggregate, in a private placement that occurred simultaneously with the closing of our initial public offering. Each private placement warrant entitles the holder to purchase one Class A ordinary share at $11.50 per share, subject to adjustment. The private placement warrants (including the Class A ordinary shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of our initial business combination.

Working Capital Loans

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we may repay such loaned amounts out of the proceeds of the trust account released to us. Otherwise, such loans may be repaid only out of funds held outside the trust account. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used to repay such loaned amounts. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than the Sponsor, its affiliates or any members of our management team as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

Expense Reimbursement

No compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor, its officers and directors, or their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made by us to our Sponsor, officers, directors or their affiliates and determines which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

The Sponsor advanced $275,000 to cover expenses related to the Supernova IPO. As of March 4, 2021, this balance has been fully repaid.

Other Relationships

If any of our officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he, she or they has then-current fiduciary or contractual obligations, he, she or they will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us. We may, at our option, pursue an affiliated joint acquisition opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with us in the target business at the time of our initial business combination, or we could raise additional proceeds to complete the acquisition by making a specified future issuance to any such entity.

We currently maintain our executive offices at 4301 50th Street NW, Suite 300 PMB 1044, Washington, D.C. 20016. Sponsor has agreed to provide us office space and general administrative services at no cost.

After the Closing of the Business Combination, members of our management team who remain with New Rigetti may be paid consulting, management or other fees from New Rigetti with any and all amounts being fully disclosed to our shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a general meeting held to consider the Business Combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

PIPE Financing

At Closing, the PIPE Investors will purchase $147,510,000 of New Rigetti Common Stock in a private placement. The funds from such private placement will be used for working capital in New Rigetti. The Sponsor is purchasing 500,000 PIPE shares for an aggregate price of $5,000,000 in the Initial PIPE Financing on the same terms as the other Initial PIPE Investors. Palantir is one of the Initial PIPE Investors and Mr. Rascoff currently serves as a director of Palantir. Mr. Clifton helped form Ampere, an investor in the proposed transactions, when he worked at The Carlyle Group and Mr. Clifton currently holds a non-controlling interest in Ampere. For additional information, see “Business Combination Proposal—Related Agreements—PIPE Financing.”

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, Supernova entered into a sponsor support agreement with the Sponsor, Rigetti and Supernova’s directors and officers, pursuant to which Sponsor and Supernova’s directors and officers have agreed to, among other things, vote all of their Supernova ordinary shares in favor of the approval of the Transactions. In addition, the Sponsor has agreed that (i) 2,479,000 Class B ordinary shares issued in connection with Supernova’s initial public offering will be unvested and subject to forfeiture as of the Closing and will only vest if, during the five year period following the Closing, the volume weighted average price of Supernova’s domesticated common stock equals or exceeds $12.50 for any twenty trading days within a period of thirty consecutive trading days, and (ii) up to an additional 1,000,000 Sponsor Shares will be unvested and subject to forfeiture as of the Closing based on the level of redemptions of Class A ordinary shares by holders thereof in connection with the transactions contemplated by the Merger Agreement (calculated in the manner set forth in the Sponsor Support Agreement), and any such additional Sponsor Shares will only vest if, during the five year period following the Closing, the volume weighted average price of New Rigetti Common Stock equals or exceeds $15.00 for any twenty trading days within a period of thirty consecutive trading days. Any Sponsor Earn Out Shares that remain unvested after the fifth anniversary of the Closing will be forfeited. The Sponsor Support Agreement will terminate upon the termination of the Merger Agreement if the Closing does not occur. For additional information, see “Business Combination Proposal—Related Agreements—Sponsor Support Agreement.”

Certain Relationships and Related Person Transactions—Rigetti

Other than compensation arrangements for Rigetti’s directors and executive officers, which are described elsewhere in this prospectus/proxy statement, below is a description of transactions since February 1, 2018 to which Rigetti was a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of Rigetti’s directors, executive officers or holders of more than 5% of Rigetti’s capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Subscription Agreements

On the Closing Date, certain significant stockholders of Rigetti or their affiliates (including Data Collective III, L.P. on behalf of itself and as nominee for certain affiliated entities, Inc., Insurance Company of the West, and Bessemer Venture Partners X L.P. and Bessemer Venture Partners X Intuitional L.P.) will purchase PIPE Shares, for a purchase price of $10.00 per share pursuant to separate Subscription Agreements, each dated October 6, 2021. Pursuant to the Subscription Agreements, New Rigetti has agreed to provide the PIPE Investors with certain registration rights with respect to the PIPE Shares.

Series C Preferred Stock Financing

Between February 2020 and May 2020, Rigetti issued and sold an aggregate of 69,223,658 shares of its Series C Preferred Stock at a purchase price of $0.906793 per share, for an aggregate purchase price of $56.2 million, 220,557 of which were purchased by Taryn Naidu, an executive officer of Rigetti. In connection with the Series C Preferred Stock Financing, Rigetti also issued an aggregate of 29,502,847 shares of its Series C-1 Preferred Stock to existing preferred stock investors who participated in the Series C Preferred Stock financing and issued an aggregate of 10,074,870 shares of Class A Common Stock issuable upon the exercise of outstanding warrants with a weighted-average exercise price of $0.01 to certain participating investors. Each share of Rigetti’s Series C Preferred Stock and each share of Rigetti’s Series C-1 Preferred Stock will automatically be converted into a number of shares of New Rigetti Common Stock equal to such number of shares of preferred stock multiplied by the Exchange Ratio, and each warrant will automatically be converted into and deemed for all purposes to represent the right to receive a number of shares of New Rigetti Common Stock equal to such number of shares exercisable upon such warrants multiplied by the Exchange Ratio.

Rigetti Holders Support Agreement

In connection with the execution of the Merger Agreement, Supernova entered into the Rigetti Holders Support Agreement with Rigetti and certain stockholders of Rigetti pursuant to which such stockholders have, among other things, agreed to vote to adopt and approve, upon the registration statement on Form S-4 being declared effective, the Merger Agreement and all other documents and transactions contemplated thereby. The Rigetti Holders Support Agreement will terminate upon the termination of the Merger Agreement if the Closing does not occur.

Compensation Arrangements, Stock Option Grants and Indemnification for Executive Officers and Directors

Rigetti has employment arrangements with its named executive officers that, among other things, provide for certain change in control benefits, as well as severance benefits for Rigetti’s named executive officers. For a description of these agreements, see “Rigetti’s Executive and Director Compensation.”

Rigetti has granted stock options and restricted stock units to its executive officers and certain of its directors. For a description of these equity awards, see “Executive Compensation—Employment Arrangements with Executive Officers,” “Executive Compensation—Outstanding Option Awards as of January 31, 2021” and “Executive Compensation—Outstanding Restricted Stock Units.”

Indemnification Agreements

Rigetti has entered into indemnification agreements with each of its directors in addition to the indemnification provided in the bylaws. The indemnification agreements require Rigetti to indemnify its directors to the fullest extent permitted by Delaware law.

Related Person Transactions Policy Following the Business Combination

Upon the consummation of the Business Combination, the New Rigetti Board will adopt a written related person transactions policy that sets forth New Rigetti’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of New Rigetti’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which New Rigetti or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to New Rigetti by an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of New Rigetti’s voting securities (including New Rigetti’s Common Stock), including any of their immediate family members and affiliates and entities owned or controlled by any related person.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of New Rigetti’s voting securities, an officer with knowledge of the proposed related person transaction, must present information regarding the proposed related person transaction to New Rigetti’s audit committee (or, where review by New Rigetti’s audit committee would be inappropriate, to another independent body of New Rigetti Board) for review. To identify related person transactions in advance, New Rigetti will rely on information supplied by New Rigetti’s executive officers, directors and certain significant stockholders. In considering related person transactions, New Rigetti’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to New Rigetti;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

New Rigetti’s audit committee will approve only those transactions that it determines are fair to and in the best interests of New Rigetti. All of the transactions described above were entered into prior to the adoption of such policy.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

Supernova is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act, Cayman Islands law generally and the Existing Governing Documents govern the rights of its shareholders. The Cayman Islands Companies Act and Cayman Islands law generally differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Existing Governing Documents differ in certain material respects from the Proposed Governing Documents. As a result, when you become a stockholder of New Rigetti, your rights will differ in some regards as compared to when you were a shareholder of Supernova.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of Supernova and New Rigetti according to applicable law and/or the organizational documents of Supernova and New Rigetti. You also should review the Proposed Certificate of Incorporation and the Proposed Bylaws of New Rigetti attached hereto as Annex C and Annex D to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to Supernova and New Rigetti.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding target shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval—there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at a meeting at which a quorum is present and entitled to vote on the subject matter.	Under Cayman Islands law and the Existing Governing Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

	Delaware	Cayman Islands

Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Under the Cayman Islands Companies Act, minority shareholders that dissent to a merger are entitled to be paid the fair market value of their shares, which if necessary, may ultimately be determined by the court.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Advisory Governing Documents Proposal D).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

DESCRIPTION OF NEW RIGETTI SECURITIES

The following summary of certain provisions of New Rigetti securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively.

Authorized Capitalization

General

The total amount of our authorized share capital will consist of 1,000,000,000 shares of New Rigetti Common Stock and 10,000,000 shares of New Rigetti Preferred Stock. We expect to have approximately 132,440,790 shares of New Rigetti Common Stock outstanding immediately after the consummation of the Business Combination, assuming that none of Supernova’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination, and approximately 103,547,002 million shares of New Rigetti Common Stock outstanding immediately after the consummation of the Business Combination, assuming holders of Supernova public shares have exercised redemption rights with respect to approximately 84% of the shares.

The following summary describes all material provisions of our capital stock. You should read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively).

New Rigetti Common Stock

Voting rights

Each holder of New Rigetti Common Stock will be entitled to one (1) vote for each share of New Rigetti Common Stock held of record by such holder on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in the Proposed Certificate of Incorporation or by applicable law, the holders of New Rigetti Common Stock will not be entitled to vote on any amendment to the Proposed Certificate of Incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of New Rigetti Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Proposed Certificate of Incorporation (including any certificate of designation relating to any series of New Rigetti Preferred Stock) or pursuant to the DGCL.

Dividend rights

Subject to the rights of the holders of New Rigetti Preferred Stock and any other provisions of the Proposed Certificate of Incorporation, as it may be amended from time to time, holders of New Rigetti Common Stock will be entitled to receive such dividends and other distributions in cash, stock or property of New Rigetti when, as and if declared thereon by the New Rigetti Board, in its discretion, from time to time out of assets or funds of New Rigetti legally available therefor. See “—Preferred Stock,” below for more information regarding the dividend rights of the holders of New Rigetti Preferred Stock.

Rights upon liquidation

Subject to the rights of holders of New Rigetti Preferred Stock, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of New Rigetti Preferred Stock ranking senior to the shares of New Rigetti Common Stock upon such dissolution, liquidation or winding up, if any, New Rigetti’s remaining net assets will be distributed to the holders of New Rigetti Common Stock and the holders of any other class or series of capital stock ranking equally with the New Rigetti Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis.

Other rights

There are no redemption or sinking fund provisions applicable to the New Rigetti Common Stock. The rights, preferences and privileges of holders of the New Rigetti Common Stock will be subject to those of the holders of the New Rigetti Preferred Stock that New Rigetti may issue in the future.

Preferred Stock

The New Rigetti Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of New Rigetti Preferred Stock could have the effect of decreasing the trading price of New Rigetti Common Stock, restricting dividends on the capital stock of New Rigetti, diluting the voting power of the New Rigetti Common Stock, impairing the liquidation rights of the capital stock of New Rigetti, or delaying or preventing a change in control of New Rigetti.

Election of Directors and Vacancies

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and the terms and conditions of the Amended and Restated Registration Rights Agreement, the number of directors of the New Rigetti Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the New Rigetti Board, but shall initially consist of eight directors, which shall be divided into three (3) classes, designated Class I, II and III, respectively. The New Rigetti Board is authorized to assign members of the New Rigetti Board already in office to such classes at the time the classification becomes effective.

Under the Proposed Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast will be sufficient to elect such directors to the New Rigetti Board.

Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any series of New Rigetti Preferred Stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the New Rigetti Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.

Subject to the rights, if any, of the holders of any series of New Rigetti Preferred Stock, any director may be removed from office only for cause and only by the affirmative vote of the holders of not less than two-thirds of the outstanding voting stock (as defined below) of New Rigetti then entitled to vote generally in the election of directors, voting together as a single class. Subject to the terms and conditions of the Amended and Restated Registration Rights Agreement, in case the New Rigetti Board or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the New Rigetti Board, or by a sole remaining director, and not by the stockholders, unless the New Rigetti Board determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by New Rigetti, subject, nevertheless, to the provisions of the DGCL, the Proposed Certificate of Incorporation and to any Proposed Bylaws adopted and in effect from time to time; provided, however, that no bylaw so adopted will invalidate any prior act of the directors which would have been valid if such bylaw had not been adopted.

Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of New Rigetti Preferred Stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to the New Rigetti Preferred Stock.

For more information on the Amended and Restated Registration Rights Agreement, see the section entitled “Business Combination Proposal—Related Agreements—Amended and Restated Registration Rights Agreement.”

Quorum; Voting

The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Proposed Certificate of Incorporation. If, however, such quorum will not be present or represented at any meeting of the stockholders, the chairperson or holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the New Rigetti Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Except as otherwise provided by statute or by applicable stock exchange rules, or by the Proposed Certificate of Incorporation or the Proposed Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter will be the act of the stockholders. Except as otherwise provided by statute, the Proposed Certificate of Incorporation or the Proposed Bylaws, directors will be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Proposed Certificate of Incorporation or the Proposed Bylaws, a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, will constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Proposed Certificate of Incorporation or the Proposed Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of the voting power of the outstanding shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting will be the act of such class or classes or series.

Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws

The Proposed Certificate of Incorporation and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized above, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the New Rigetti Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the New Rigetti Board the power to discourage acquisitions that some stockholders may favor. See “—Risk Factors,” above for more information regarding certain anti-takeover provisions.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq, which would apply if and so long as the New Rigetti Common Stock (or units or warrants) remains listed on the Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of New Rigetti Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the New Rigetti Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New Rigetti by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of New Rigetti Common Stock at prices higher than prevailing market prices.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of New Rigetti Preferred Stock, special meetings of the stockholders of New Rigetti, for any purpose or purposes, may be called only by (i) the Chairperson of the Board of Directors, (i) the Chief Executive Officer, or (c) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors or (ii) at any time when no annual meeting has been held for a period of thirteen (13) months after New Rigetti’s last annual meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of the Proposed Bylaws or otherwise, all the force and effect of an annual meeting. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

The Proposed Bylaws also provide that unless otherwise restricted by the Proposed Certificate of Incorporation or the Proposed Bylaws, any action required or permitted to be taken at any meeting of the New Rigetti Board or of any committee thereof may be taken without a meeting, if all members of the New Rigetti Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the New Rigetti Board or committee.

In addition, the Proposed Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the New Rigetti Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

The Proposed Certificate of Incorporation will provide however, in addition to the votes required by law, that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of New Rigetti Common Stock and New Rigetti Preferred Stock entitled to vote generally in the election of directors, voting together as a single class:

•

the provisions regarding the management of New Rigetti, the size of the New Rigetti Board, the election and removal of directors to the New Rigetti Board, the filling of vacancies, the election of directors pursuant to the Amended and Restated Registration Rights Agreement;

•	the provisions regarding the limited liability of directors of New Rigetti; and

•	the provisions regarding exclusive forums for certain actions.

The Proposed Bylaws may be amended or repealed (A) by the affirmative vote of a majority of the entire New Rigetti Board then in office, without the assent or vote of any stockholder (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the New Rigetti Board) or (B) without the approval of the New Rigetti Board, by the affirmative vote of the holders of any class or series of stock of New Rigetti required by law or by the Proposed Certificate of Incorporation, such action by stockholders requiring the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of New Rigetti entitled to vote generally in the election of directors, voting together as a single class.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Certificate of Incorporation limits the liability of the directors of New Rigetti to the fullest extent permitted by law, and the Proposed Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the New Rigetti Board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the State of Delaware and the Proposed Certificated of Incorporation, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of New Rigetti or any of its subsidiaries or was serving at New Rigetti’s request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within ten (10) days of such request all reasonable fees, expenses, charges and other costs that any of our directors incurred, provided that such director will return any such advance if it is ultimately determined that such director is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Forum of Certain Actions

The Proposed Certificate of Incorporation requires, to the fullest extent permitted by law, unless New Rigetti consents in writing to the selection of an alternative forum, that derivative actions brought in the name of New

Rigetti, actions against current or former directors, officers, employees, agents or stockholders for breach of fiduciary duty, actions arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws, actions to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws, actions asserting a claim against New Rigetti or any current or former director, officer, employee, agent or stockholder arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws or as to which the DGCL confers jurisdiction on the Delaware Court of Chancery, and actions asserting a claim against New Rigetti or any current or former director, officer, employee, agent or stockholder governed by the internal affairs doctrine of the law of the State of Delaware may be brought only in the Court of Chancery in the State of Delaware (or, if such court lacks subject matter jurisdiction, another state or federal court located within the State of Delaware); provided, however, that the foregoing shall not apply to any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court, or for which such court does not have subject matter jurisdiction, or arising under the Securities Act, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum unless New Rigetti consents in writing to the selection of an alternative forum. Although we believe this provision benefits New Rigetti by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Lock-Up Provisions in Proposed Bylaws

Under the Proposed Bylaws, holders of shares of New Rigetti Common Stock issued as part of the merger consideration will be subject to lock-up restrictions beginning on the date of Closing and ending on the date that is the earlier of (i) six months after the Closing, (ii) the date on which the closing price of the New Rigetti Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 90 days following the Closing and (iii) the date on which New Rigetti consummates a sale, merger, liquidation, exchange offer or other similar transaction after the Closing Date that results in New Rigetti stockholders having beneficial ownership of less than 50% of the outstanding voting securities of the combined company which results in its stockholders having the right to exchange their shares for cash, securities or other property having a value that equals or exceeds $12.00 per share.

Warrants

New Rigetti Public Warrants

Each whole warrant entitles the registered holder to purchase one share of New Rigetti Common Stock at a price of $11.50 per whole share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of New Rigetti Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least four units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of New Rigetti Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of New Rigetti Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a share of New Rigetti Common Stock upon exercise of a warrant unless the share of New

Rigetti Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of New Rigetti Common Stock underlying such unit.

We have filed with the SEC a registration statement for the registration, under the Securities Act, of the shares of New Rigetti Common Stock issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of New Rigetti Common Stock until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if shares of New Rigetti Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per share of New Rigetti Common Stock equals or exceeds $18.00. Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the shares of New Rigetti Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—New Rigetti Public Warrants—Anti-Dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of New Rigetti Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of New Rigetti Common Stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the shares of New Rigetti Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of New Rigetti Common Stock equals or exceeds $10.00. Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at $0.10 per warrant;

•

upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our shares of New Rigetti Common Stock except as otherwise described below; and

•

if, and only if, the closing price of shares of New Rigetti Common Stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-Dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of New Rigetti Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of shares of New Rigetti Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of shares of New Rigetti Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value (as defined below) and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

	Fair Market Value of New Rigetti Common Stock
Redemption Date (period to expiration of warrants)	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New Rigetti Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our shares of New Rigetti Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of New Rigetti Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of shares of New Rigetti Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of New Rigetti Common Stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of New Rigetti Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of New Rigetti Common Stock.

This redemption feature differs from the typical warrant redemption features used in many other blank check companies, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the shares of New Rigetti Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of New Rigetti Common Stock are trading at or above $10.00 per public share, which may be at a time when the trading price of shares of New Rigetti Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of warrants when the price per share of New Rigetti Common Stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the shares of New Rigetti Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of New Rigetti Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of New Rigetti Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of New Rigetti Common Stock if and when such shares of New Rigetti Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of New Rigetti Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of New Rigetti Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of New Rigetti Common Stock pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of New Rigetti Common Stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption procedures. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of New Rigetti Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding shares of New Rigetti Common Stock is increased by a capitalization or share dividend payable in shares of New Rigetti Common Stock, or by a sub-division of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, sub-division or similar event, the number of shares of New Rigetti Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase shares of New Rigetti Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of New Rigetti Common Stock equal to the product of (i) the number of shares of New Rigetti Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of New Rigetti Common Stock) and (ii) one minus the quotient of (x) the price per share of New Rigetti Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of New Rigetti Common Stock, in determining the price payable for shares of New Rigetti Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of New Rigetti Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of New Rigetti Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the shares of New Rigetti Common Stock on account of such shares of New Rigetti Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of New Rigetti Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of New Rigetti Common Stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of shares of New Rigetti Common Stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Supernova shares in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to provide holders of Supernova shares the right to have their shares redeemed in connection with the initial business combination or to redeem 100% of Supernova public shares if it does not complete an initial business combination within 24 months from the closing of Supernova’s initial public offering or (B) with respect to any other provision relating to the rights of holders of our shares of New Rigetti Common Stock, or (e) in connection with the redemption of Supernova’s public shares upon its failure to complete an initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Rigetti Common Stock in respect of such event.

If the number of outstanding shares of New Rigetti Common Stock is decreased by a consolidation, combination or reclassification of shares of New Rigetti Common Stock or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of shares of New Rigetti Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New Rigetti Common Stock.

Whenever the number of shares of New Rigetti Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Rigetti Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of New Rigetti Common Stock so purchasable immediately thereafter.

In addition, if (x) we issue additional Supernova ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Supernova Board and, in the case of any such issuance to our Sponsor or its affiliates, without taking into account any founder shares held by our Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of shares of New Rigetti Common Stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “—Redemption of warrants when the price per share of New Rigetti Common Stock equals or exceeds $18.00” and “—Redemption of warrants when the price per shares of New Rigetti

Common Stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “—Redemption of warrants when the price per share of New Rigetti Common Stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of New Rigetti Common Stock (other than those described above or that solely affects the par value of such shares of New Rigetti Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of New Rigetti Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of New Rigetti Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of New Rigetti Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in the company’s amended and restated memorandum and articles of association or as a result of the redemption of shares of New Rigetti Common Stock by the company if a proposed initial business combination is presented to the shareholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of New Rigetti Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of New Rigetti Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the equityholders of New Rigetti in such a transaction is payable in the form of shares of New Rigetti Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants have been issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or defective provision (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive shares of New Rigetti Common Stock. After the issuance of shares of New Rigetti Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of New Rigetti Common Stock to be issued to the warrant holder. We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors—Our warrant agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. The private placement warrants (including the shares of New Rigetti Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except pursuant to limited exceptions, to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by us so long as they are held by our Sponsor or its permitted transferees. Our Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than our Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in Supernova’s initial public offering. Any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants will require a vote of holders of at least 50% of the number of the then outstanding private placement warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of New Rigetti Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Rigetti Common Stock underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported closing price of the shares of New Rigetti Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required.

Transfer Agent and Warrant Agent

The transfer agent for New Rigetti Common Stock and warrant agent for the New Rigetti public warrants and private placement warrants is American Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW RIGETTI COMMON STOCK

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Rigetti Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Rigetti at the time of, or at any time during the three months preceding, a sale and (ii) New Rigetti is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New Rigetti was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New Rigetti Common Stock shares for at least six months but who are affiliates of New Rigetti at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of New Rigetti Common Stock then outstanding; or

•	the average weekly reported trading volume of the New Rigetti Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Rigetti under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Rigetti.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our Initial Shareholders will be able to sell their Class B ordinary shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.

We anticipate that following the consummation of the Business Combination, New Rigetti will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

As of the date of this proxy statement/prospectus, there are 34,500,000 Class A ordinary shares outstanding. All such shares are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act.

As of the date of this proxy statement/prospectus, there are a total of 13,075,000 warrants outstanding, consisting of 8,625,000 public warrants and 4,450,000 private warrants. Each warrant is exercisable for one share of

New Rigetti Common Stock post-Business Combination, in accordance with the terms of the Supernova warrant agreement. The public warrants are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, pursuant to the Supernova warrant agreement we will be obligated to file, no later than 20 business days after the Closing, a registration statement under the Securities Act covering the shares of New Rigetti Common Stock that may be issued upon the exercise of remaining warrants post-Business Combination and use reasonable best efforts to cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of warrants.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

New Rigetti’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. New Rigetti’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the New Rigetti Board, (ii) otherwise properly brought before such meeting by or at the direction of the New Rigetti Board, or (iii) otherwise properly brought before such meeting by a stockholder who is a stockholder of record on the date of giving of the notice and on the record date for determination of stockholders entitled to vote at such meeting who has complied with the notice procedures specified in New Rigetti’s Proposed Bylaws. To be timely for New Rigetti’s annual meeting of stockholders, New Rigetti’s secretary must receive the written notice at New Rigetti’s principal executive offices:

•	not later than the 90th day; and

•	not earlier than the 120th day before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year (as would be the case for New Rigetti’s 2023 annual meeting) or New Rigetti holds its annual meeting of stockholders more than 30 days before or 60 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be received no later than the close of business on the later of the 90th day prior to the scheduled date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Nominations and proposals also must satisfy other requirements set forth in the bylaws. The Chairperson of the New Rigetti Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2023 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before New Rigetti begins to print and send out its proxy materials for such 2023 annual meeting (and New Rigetti will publicly disclose such date when it is known).

Stockholder Director Nominees

New Rigetti’s Proposed Bylaws permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by New Rigetti’s Proposed Bylaws. In addition, the stockholder must give timely notice to New Rigetti’s secretary in accordance with New Rigetti’s Proposed Bylaws, which, in general, require that the notice be received by New Rigetti’s secretary within the time periods described above under “—Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the Supernova Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Supernova Partners Acquisition Company II, Ltd., 4301 50th Street NW, Suite 300 PMB 1044, Washington, D.C. 20016. Following the Business Combination, such communications should be sent in care of New Rigetti, 775 Heinz Avenue, Berkeley, CA 94710. Each communication will be forwarded, depending on the subject matter, to the New Rigetti Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Latham & Watkins LLP will pass upon the validity of the New Rigetti Common Stock issued in connection with the Business Combination and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of Supernova Partners Acquisition Company II, Ltd. as of December 31, 2020 and for the period from December 22, 2020 (inception) through December 31, 2020 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Rigetti & Co, Inc. as of January 31, 2021 and 2020 and for the years then ended included in this proxy statement/prospectus and Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Supernova and services that Supernova employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Supernova’s annual report to shareholders and Supernova’s proxy statement. Upon written or oral request, Supernova will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that Supernova delivers single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that Supernova delivers single copies of such documents in the future. Shareholders may notify Supernova of their requests by calling or writing Supernova at its principal executive offices at 4301 50th Street NW, Suite 300 PMB 1044, Washington, D.C. 20016.

ENFORCEABILITY OF CIVIL LIABILITY

Supernova is a Cayman Islands exempted company. If Supernova does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon Supernova. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Supernova in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Supernova may be served with process in the United States with respect to actions against Supernova arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Supernova’s securities by serving Supernova’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Supernova has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

Supernova files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Supernova at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, Supernova’s corporate website at https://www.supernovaspac.com. Supernova’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to Supernova has been supplied by Supernova, and all such information relating to Rigetti has been supplied by Rigetti. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Morrow Sodali LLC

509 Madison Avenue, New York, New York 10022

(800) 662-5200

SNII.info@investor.morrowsodali.com

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than February 21, 2022.

SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD.

CONDENSED BALANCE SHEETS

	September 30, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash	$925,438	$—
Prepaid expenses	346,246	10,309

Total current assets	1,271,684	10,309
Deferred offering costs	—	33,000
Investments held in Trust Account	345,011,949	—

Total Assets	$346,283,633	$43,309

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$150,000	$—
Accrued expenses	845,252	33,000

Total current liabilities	995,252	33,000
Deferred underwriting commissions	12,075,000	—
Derivative warrant liabilities	10,460,000	—

Total Liabilities	23,530,252	33,000
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 34,500,000 and -0- at $10.00 per share as of September 30, 2021 and December 31, 2020, respectively	345,000,000	—
Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized as of September 30, 2021 and December 31, 2020	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 8,625,000 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	863	863
Additional paid-in capital	—	24,137
Accumulated deficit	(22,247,482)	(14,691)

Total Shareholders’ Equity (Deficit)	(22,246,619)	10,309

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Equity	$346,283,633	$43,309

The accompanying notes are an integral part of these unaudited condensed financial statements.

SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30, 2021	For the Nine Months Ended September 30, 2021
General and administrative expenses	$570,395	$1,195,288

Loss from operations	(570,395)	(1,195,288)
Other income (expense)
Change in fair value of derivative warrant liabilities	(5,230,000)	2,745,750
Offering costs associated with derivative warrant liabilities	—	(502,450)
Income from investments held in Trust Account	5,210	11,949

Net income	$4,664,815	$1,059,961

Weighted average shares outstanding of Class A ordinary shares	34,500,000	34,500,000

Basic and diluted net income per share, Class A ordinary shares	$0.11	$0.02

Weighted average number of Class B ordinary shares, basic	8,625,000	8,369,505

Weighted average number of Class B ordinary shares, diluted	8,625,000	8,625,000

Basic and diluted net income per share, Class B	$0.11	$0.02

The accompanying notes are an integral part of these unaudited condensed financial statements.

SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD.

UNAUDITED CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance - December 31, 2020	—	$—	8,625,000	$863	$24,137	$(14,691)	$10,309
Sale of private placement warrants to Sponsor in private placement, less allocation to derivative warrant liabilities	—	—	—	—	4,405,500	—	4,405,500
Accretion of Class A ordinary shares to redemption amount (restated, see Note 2)	—	—	—	—	(4,429,637)	(23,292,752)	(27,722,389)
Net loss	—	—	—	—	—	(1,159,117)	(1,159,117)

Balance - March 31, 2021 (restated, see Note 2)	—	$—	8,625,000	$863	$—	(24,466,560)	(24,465,697)
Net loss	—	—	—	—	—	(2,445,737)	(2,445,737)

Balance - June 30, 2021 (restated, see Note 2)	—	$—	8,625,000	$863	$—	$(26,912,297)	$(26,911,434)
Net income	—	—	—	—	—	4,664,815	4,664,815

Balance - September 30, 2021	—	$—	8,625,000	$863	$—	$(22,247,482)	$(22,246,619)

The accompanying notes are an integral part of these unaudited condensed financial statements.

SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD.

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021

Cash Flows from Operating Activities:
Net loss	$1,059,961
Adjustments to reconcile net loss to cash used in operating activities:
Change in fair value of derivative warrant liabilities	(2,745,750)
Offering costs associated with derivative liabilities	502,450
Income from investments held in Trust Account	(11,949)
Changes in operating assets and liabilities:
Prepaid expenses	(335,937)
Accounts payable	150,000
Accrued expenses	727,252

Net cash used in operating activities	(653,973)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(345,000,000)

Net cash used in investing activities	(345,000,000)

Cash Flows from Financing Activities:
Proceeds from note payable to related party	275,000
Repayment of note payable to related party	(275,000)
Proceeds received from initial public offering, gross	345,000,000
Proceeds received from private placement	8,900,000
Offering costs paid	(7,320,589)

Net cash provided by financing activities	346,579,411

Net change in cash	925,438
Cash - beginning of the period	—

Cash - end of the period	$925,438

Supplemental disclosure of noncash financing activities:
Offering costs included in accrued expenses	$85,000
Deferred underwriting commissions	$12,075,000

The accompanying notes are an integral part of these unaudited condensed financial statements.

SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Supernova Partners Acquisition Company II, Ltd. (the “Company”) was incorporated as a Cayman Islands exempted company on December 22, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

The Company’s sponsor is Supernova Partners II LLC, a Cayman Islands exempted company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on March 1, 2021. On March 4, 2021, the Company consummated its Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), which includes 4,500,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.5 million, of which approximately $12.1 million was for deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,450,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $2.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of $8.9 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $345.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with American Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in trust) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or March 4, 2023 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to complete its initial Business Combination within the Combination Period.

The Sponsor agreed to waive their liquidation rights with respect to the Founder Shares (as defined below) if the Company fails to complete a Business Combination within 24 months from the closing of the initial public offering, or March 4, 2023 (the “Combination Period”). However, if the Sponsor or members of the Company’s management team acquire Public Shares in or after the initial public offering, they will be entitled to liquidating distributions from the Trust Account (as defined below) with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, except the independent registered public accounting firm, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity

As of September 30, 2021, the Company had approximately $0.9 million in its operating bank account and working capital of approximately $0.3 million.

The Company has incurred and expects to incur significant costs in pursuit of its financing and acquisition plans. Management has determined that the Company has access to funds from the Sponsor that are sufficient to fund the working capital needs of the Company until the consummation of an initial Business Combination or for a minimum of one year from the date of issuance of these unaudited condensed financial statements. However, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board Accounting Standards Update 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company’s cash flow deficit raises substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. There is no assurance that the Company’s plans to consummate a Business Combination or raise additional funds will be successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three and nine months ended September 30, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021.

Restatement to Previously Reported Financial Statements

In preparation of the Company’s unaudited condensed financial statements as of and for quarterly period ended September 30, 2021, the Company concluded it should restate its previously issued financial statements to classify all Class A ordinary shares subject to possible redemption in temporary equity. The Company’s previously filed financial statements that contained the error were reported in the Company’s Form 8-K filed with the SEC on March 10, 2021 (the “Post-IPO Balance Sheet”) and the Company’s Form 10-Qs for the quarterly periods ended March 31, 2021, and June 30, 2021 (the “Affected Quarterly Periods”). In accordance with the SEC and its staff’s guidance on redeemable equity instruments, ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A ordinary shares in permanent equity, or total shareholders’ equity. Although the Company did not specify a maximum redemption threshold, its charter currently provides that, the Company will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable shares classified as temporary equity as part of net tangible assets. As a result, the Company restated its previously filed financial statements to present all Class A ordinary shares as temporary equity subject to possible redemption as temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering.

The impact of the restatement to the Post-IPO Balance Sheet is an increase to Class A ordinary shares subject to possible redemption of approximately $28.9 million, a decrease to additional paid-in capital of approximately $5.5 million an increase to the accumulated deficit of approximately $23.3 million, and the reclassification of 2,888,978 Class A ordinary shares from permanent equity to Class A ordinary shares subject to possible redemption as presented below.

As of March 4, 2021	As Reported	Adjustment	As Restated
Total assets	$346,880,911	—	$346,880,911
Total liabilities	$25,770,690	—	$25,770,690
Class A ordinary shares subject to redemption	316,110,220	28,889,780	$345,000,000
Preferred shares	—	—	—
Class A ordinary shares	289	(289)	—
Class B ordinary shares	863	—	863
Additional paid-in capital	5,543,115	(5,543,115)	—
Accumulated deficit	(544,266)	(23,346,376)	(23,890,642)
Total shareholders’ equity (deficit)	$5,000,001	$(28,889,780)	$(23,889,779)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Equity (Deficit)	$346,880,911	$—	$346,880,911

The impact of the restatement on the unaudited condensed balance sheets and unaudited condensed statements of operations for the Affected Quarterly Periods is presented below.

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported unaudited condensed balance sheet as of March 31, 2021:

As of March 31, 2021	As Reported	Adjustment	As Restated
Total assets	$346,801,623	—	$346,801,623
Total liabilities	$26,267,320	—	$26,267,320
Class A ordinary shares subject to redemption	315,534,300	29,465,700	$345,000,000
Preferred shares	—	—	—
Class A ordinary shares	294	(294)	—
Class B ordinary shares	863	—	863
Additional paid-in capital	6,172,654	(6,172,654)	—
Accumulated deficit	(1,173,808)	(23,292,752)	(24,466,560)
Total shareholders’ equity (deficit)	$5,000,003	$(29,465,700)	$(24,465,697)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Equity (Deficit)	$346,801,623	$—	$346,801,623

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported unaudited condensed statement of cash flows for the three months ended March 31, 2021:

Form 10-Q: Three Months Ended March 31, 2021
	As Reported	Adjustment	As Restated
Cash Flow from Operating Activities	$(476,570)	$—	$(476,570)
Cash Flows from Investing Activities	$(345,000,000)	$—	$(345,000,000)
Cash Flows from Financing Activities	$346,861,861	$—	$346,861,861
Supplemental Disclosure of Noncash Financing Activities:
Offering costs included in accounts payable	$65,450	$—	$65,450
Offering costs included in accrued expenses	$302,000	$—	$302,000
Deferred underwriting commissions in connection with the initial public offering	$12,075,000	$—	$12,075,000
Initial value of Class A ordinary shares subject to possible redemption	$316,110,220	$(316,110,220)	$—
Change in value of Class A ordinary shares subject to possible redemption	$(575,920)	$575,920	$—

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported unaudited condensed balance sheet as of June 30, 2021:

As of June 30, 2021	As Reported	Adjustment	As Restated
Total assets	$346,622,172	—	$346,622,172
Total liabilities	$28,533,605	—	$28,533,605
Class A ordinary shares subject to redemption	313,088,560	31,911,440	$345,000,000
Preferred shares	—	—	—
Class A ordinary shares	319	(319)	—
Class B ordinary shares	863	—	863
Additional paid-in capital	8,618,370	(8,618,370)	—
Retained earnings (accumulated deficit)	(3,619,545)	(23,292,752)	(26,912,297)
Total shareholders’ equity (deficit)	$5,000,007	$(31,911,441)	$(26,911,434)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Equity (Deficit)	$346,622,172	$— *	$346,622,172

*	de minimis rounding

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported unaudited condensed statement of cash flows for the six months ended June 30, 2021:

Form 10-Q: Six Months Ended June 30, 2021
	As Reported	Adjustment	As Restated
Cash Flow from Operating Activities	$(565,125)	$—	$(565,125)
Cash Flows from Investing Activities	$(345,000,000)	$—	$(345,000,000)
Cash Flows from Financing Activities	$346,796,412	$—	$346,796,412
Supplemental Disclosure of Noncash Financing Activities:
Offering costs included in accrued expenses	$302,000	$—	$302,000
Deferred underwriting commissions in connection with the initial public offering	$12,075,000	$—	$12,075,000
Initial value of Class A ordinary shares subject to possible redemption	$316,110,220	$(316,110,220)	$—
Change in value of Class A ordinary shares subject to possible redemption	$(3,021,660)	$3,021,660	$—

In connection with the change in presentation for the Class A ordinary shares subject to possible redemption, the Company also revised its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares share pro rata in the income and losses of the Company. The impact to the reported amounts of weighted averages shares outstanding and basic and diluted earnings per ordinary share is presented below for the Affected Quarterly Periods:

	EPS for Class A ordinary shares (redeemable)
	As Reported	Adjustment	As Adjusted
Form 10-Q (March 31, 2021) - three months ended March 31, 2021
Net loss	$(1,159,117)	$—	$(1,159,117)
Weighted average shares outstanding	31,608,965	2,891,035	34,500,000
Basic and diluted earnings per share	$0.00	$(0.03)	$(0.03)
Form 10-Q (June 30, 2021) - three months ended June 30, 2021
Net loss	$(2,445,737)	$—	$(2,445,737)
Weighted average shares outstanding	31,550,742	2,949,258	34,500,000
Basic and diluted earnings per share	$0.00	$(0.06)	$(0.06)
Form 10-Q (June 30, 2021) - six months ended June 30, 2021
Net loss	$(3,604,854)	$—	$(3,604,854)
Weighted average shares outstanding	31,564,442	2,935,558	34,500,000
Basic and diluted earnings per share	$0.00	$(0.08)	$(0.08)

	EPS for Class B ordinary shares (non- redeemable)
	As Reported	Adjustment	As Adjusted
Form 10-Q (March 31, 2021) - three months ended March 31, 2021
Net loss	$(1,159,117)	$—	$(1,159,117)
Weighted average shares outstanding	8,749,433	(899,433)	7,850,000
Basic and diluted earnings per share	$(0.13)	$0.10	$(0.03)
Form 10-Q (June 30, 2021) - three months ended June 30, 2021
Net loss	$(2,445,737)	$—	$(2,445,737)
Weighted average shares outstanding	11,574,258	(2,949,258)	8,625,000
Basic and diluted earnings per share	$(0.21)	$0.15	$(0.06)
Form 10-Q (June 30, 2021) - six months ended June 30, 2021
Net loss	$(3,604,854)	$—	$(3,604,854)
Weighted average shares outstanding	10,169,649	(1,930,008)	8,239,641
Basic and diluted earnings per share	$(0.36)	$0.28	$(0.08)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000, and investments held in Trust Account. As of September 30, 2021 and December 31, 2020, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of September 30, 2021 and December 31, 2020.

Investments Held in the Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income on investments held in the Trust Account in the accompanying unaudited condensed statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” equal or approximate the carrying amounts represented in the condensed balance sheets.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period until exercised. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model. Subsequent to the separate listing and trading of the Public Warrants the fair value of the Public Warrants has been measured based on the observable listed prices for such warrants and the fair value of the Private Warrants are measured using a Black-Scholes Option Pricing Model. Derivative warrant liabilities are classified as non-current as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Class A ordinary shares issued were charged to the carrying value of the Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at September 30, 2021 and December 31, 2020, the Company had 345,000,000 and 0, respectively of Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.

Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.

Income Taxes

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2021, and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income per ordinary share is calculated by dividing the net income by the weighted average ordinary shares outstanding for the respective period.

The calculation of diluted net income does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering and the private placement warrants to purchase an aggregate of 13,075,000 shares of Class A ordinary shares in the calculation of diluted income per share, because their inclusion would be anti-dilutive under the treasury stock method. The number of weighted average Class B ordinary shares for calculating basic net income per ordinary share was reduced for the effect of an aggregate of 1,125,000 Class B ordinary shares that were subject to forfeiture if the over-allotment option was not exercised in full or part by the underwriters (see Note 5). Since the contingency was satisfied as of September 30, 2021, the Company included these shares in the weighted average number as of the beginning of the period to determine the dilutive impact of these shares. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of ordinary shares:

	For the Three Months Ended September 30, 2021		For the Nine Months Ended September 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income	$3,731,852	$932,963	$853,023	$206,938
Denominator:
Basic weighted average ordinary shares outstanding	34,500,000	8,625,000	34,500,000	8,369,505
Diluted weighted average ordinary shares outstanding	34,500,000	8,625,000	34,500,000	8,625,000

Basic net income per ordinary share	$0.11	$0.11	$0.02	$0.02

Diluted net income per ordinary share	$0.11	$0.11	$0.02	$0.02

Income Taxes

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying unaudited condensed financial statements.

Note 3 — Initial Public Offering

On March 4, 2021, the Company consummated its Initial Public Offering of 34,500,000 Units, which includes 4,500,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.5 million, of which approximately $12.1 million was for deferred underwriting commissions.

Each Unit consists of one Class A ordinary share, and one-fourth of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4 — Related Party Transactions

Founder Shares

On December 22, 2020, the Sponsor paid $25,000 to cover certain expenses of the Company in consideration of 5,750,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). Shares and the associated amounts reflect: (i) the share dividend of Class B ordinary shares on January 14, 2021, resulting in an aggregate of 7,187,500 Class B ordinary shares outstanding on January 14, 2021; and (ii) the share dividend of Class B ordinary shares on March 1, 2021, resulting in 8,625,000 Class B ordinary shares outstanding. These unaudited condensed financial statements reflect the changes of these share dividends retroactively for all periods resented. On February 22, 2021, the Sponsor transferred 28,750 Founder Shares to each of the five independent director nominees. Following the share dividend effected on March 1, 2021, each of the independent director nominees owns 34,500 Class B Ordinary Shares. The initial shareholders agreed to forfeit up to 1,125,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder

Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On March 4, 2021, the underwriter fully exercised its over-allotment option; thus, these 1,125,000 Founder Shares were no longer subject to forfeiture.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination or (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after the initial Business Combination, the Founder Shares will be released from the lockup.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 4,450,000 Private Placement Warrants, at a price of $2.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of $8.9 million.

Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable except as described below in Note 6 and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On December 22, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This Note was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed $275,000 under the Note. The Company repaid the Note in full on March 4, 2021.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $2.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of September 30, 2021 and December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Note 5 — Commitments and Contingencies

Registration and Shareholder Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) were entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon consummation of the Initial Public Offering. These holders were entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provided that the Company would not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On March 4, 2021, the underwriter fully exercised its over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $6.9 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $12.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 6 — Warrants

As of September 30, 2021, the Company had 8,625,000 and 4,450,000 Public Warrants and Private Placement Warrants outstanding, respectively. There were no warrants outstanding as of December 31, 2020.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, the Company will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, except as described below, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part; and

•	at a price of $0.01 per warrant; and

•	upon a minimum of 30-days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price (the “closing price”) of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part; and

•	at a price of $0.10 per warrant; and

•

upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the fair market value of Class A ordinary shares; and

•

if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per Public Share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7 — Class A Ordinary Shares Subject to Possible Redemption

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 500,000,000 shares of Class A ordinary shares with a par value of $0.0001 per share. Holder of the Company’s Class A ordinary shares are entitled to one vote for each share. As of September 30, 2021, there were 34,500,000 shares of Class A ordinary shares outstanding, all of which were subject to redemption. There were no Class A shares outstanding as of December 31, 2020.

As of September 30, 2021, Class A ordinary shares reflected on the unaudited condensed balance sheet is reconciled on the following table:

As of September 30, 2021
Gross Proceeds	$345,000,000
Less:
Amount allocated to Warrants	(8,711,250)
Offering costs associated with Class A ordinary shares	(19,011,139)
Plus:
Accretion of carrying value to redemption value	27,722,389

Class A ordinary shares subject to possible redemption	$345,000,000

Note 8 — Shareholders’ Equity (Deficit)

Preference Shares—The Company is authorized to issue 5,000,000 preference shares, with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares—The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of September 30, 2021, there were 34,500,000 Class A ordinary shares issued and outstanding, all subject to possible redemption that were classified as temporary equity in the accompanying condensed balance sheets. See Note 7. There were no Class A ordinary shares issued or outstanding as of December 31, 2020.

Class B Ordinary Shares—The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of March 4, 2021, there were 8,625,000 Class B ordinary shares outstanding, which amount reflects: (i) the share dividend of Class B ordinary shares on January 14, 2021, resulting in an aggregate of 7,187,500 Class B ordinary shares outstanding on January 14, 2021; and (ii) the share dividend of Class B ordinary shares on March 1, 2021, resulting in 8,625,000 Class B ordinary shares outstanding. These unaudited condensed financial statements reflect the changes of these splits retroactively for all periods presented. As of September 30, 2021, there were 8,625,000 Class B ordinary shares issued and outstanding.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of shareholders, except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Class B ordinary shares will never occur on a less than one-for-one basis.

Note 9 — Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account - money market funds	$345,011,949	$—	$—
Liabilities:
Derivative warrant liabilities - Public warrants	$6,900,000	$—	$—
Derivative warrant liabilities - Private placement warrants	$—	$—	$3,560,000

As of December 31, 2020, there were no assets or liabilities that are measured at fair value on a recurring basis.

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of Public Warrants transferred from a Level 3 measurement to a Level 1 measurement as the Public Warrants were separately listed in trading beginning in April 2021. There were no other transfers to/from Levels 1, 2, and 3 in the three and nine months ended September 30, 2021.

Level 1 assets include investments in money market funds invested in government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model. Subsequent to the separate listing and trading of the Public Warrants the fair value of the Public Warrants has been measured based on the observable listed prices for such warrants, a Level 1 measurement, and the fair value of the Private Warrants are measured using a Black-Scholes Option Pricing Model. For the three and nine months ended September 30, 2021, the Company recognized a non-cash gain resulting from a decrease in the fair value of liabilities of approximately $5.2 million and $2.7 million, respectively, presented as change in fair value of derivative liabilities on the accompanying unaudited condensed statement of operations.

The estimated fair value of the Private Placement Warrants and the Public Warrants prior to being separately listed and traded, was determined using Level 3 inputs. Inherent in a Monte Carlo simulation and the Black-Scholes Option Pricing Model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary share warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s ordinary shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates for the warrants:

	September 30, 2021	Initial Measurement
Exercise price	$11.50	$11.50
Stock price	$9.77	$9.75
Volatility	13.8%	16.0%
Term (years)	5.35	5.33
Risk-free rate	1.02%	0.94%

The change in the fair value of the derivative liabilities utilizing Level 3 measurements for the three and nine months ended September 30, 2021 is summarized as follows:

Derivative liabilities at January 1, 2021	$—
Issuance of Public Warrants - Level 3	8,711,250
Issuance of Private Warrants - Level 3	4,494,500
Change in fair value of derivative liabilities - Level 3	523,000

Derivative liabilities at March 31, 2021 - Level 3	$13,728,750
Transfer of Public Warrants to Level 1 Measurement	(9,056,250)
Change in fair value of derivative liabilities - Level 3	667,500

Derivative liabilities at June 30, 2021 - Level 3	$5,340,000
Change in fair value of derivative liabilities - Level 3	(1,780,000)

Derivative liabilities at September 30, 2021 - Level 3	$3,560,000

Note 10 — Subsequent Events

On October 6, 2021, the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Supernova, Supernova Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Supernova (“First Merger Sub”), Supernova Romeo Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Supernova (“Second Merger Sub”), and Rigetti Holdings, Inc., a Delaware corporation (“Rigetti”).

Pursuant to the Merger Agreement, Supernova will become a Delaware corporation (the “Domestication”) and the parties will enter into a business combination transaction by which (i) First Merger Sub will merge with and into Rigetti, with Rigetti being the surviving entity in the merger (the “First Merger”), and (ii) immediately following the First Merger, Rigetti will merge with and into Second Merger Sub, with Second Merger Sub being the surviving entity in the merger (the “Second Merger” and, together with the First Merger, the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions” and the closing of the Transactions, the “Closing”). In connection with the Closing, Supernova will change its name to “Rigetti Computing, Inc.”

The value of the aggregate equity consideration to be paid to Rigetti’s stockholders and optionholders in the Transactions will be equal to (i) $1,041,000,000 plus (ii) the aggregate exercise price of in the money Rigetti Warrants (as defined below) and Rigetti Options (as defined below), in each case, outstanding prior to the effective time of the First Merger (the “Aggregate Equity Value”). At the Closing, each share of common stock and preferred stock of Rigetti that is issued and outstanding immediately prior to the effective time of the First Merger (other than “Excluded Shares”, as defined in the Merger Agreement) will be cancelled and converted into the right to receive a number of shares of New Rigetti Common Stock equal to an exchange ratio (the “Exchange Ratio”) determined by dividing (a) the Aggregate Equity Value by (b) the “Aggregate Fully Diluted Company Common Stock” (as defined in the Merger Agreement), and then dividing that quotient by $10.00.

At the Closing and as set forth in the Merger Agreement, (i) each warrant to purchase Rigetti common stock (“Rigetti Warrants”) will be converted into a warrant to purchase shares of New Rigetti Common Stock, (ii) each option to purchase Rigetti common stock (“Rigetti Options”), whether vested or unvested, will be assumed and converted into an option to purchase a number of shares of New Rigetti Common Stock, (iii) each restricted share of Rigetti common stock will be exchanged for shares of New Rigetti Common Stock subject to the same terms and conditions as were applicable to such restricted shares and (iv) each restricted stock unit award of Rigetti will be converted into the right to receive restricted stock units based on shares of New Rigetti Common Stock.

In connection with the execution of the Merger Agreement, the Company entered into subscription agreements with certain investors (the “Initial PIPE Investors”) pursuant to which the Initial PIPE Investors have committed to purchase in a private placement 10,251,000 shares of New Rigetti Common Stock (the “Initial PIPE Shares”) at a purchase price of $10.00 per share and an aggregate purchase price of $102.51 million. On December 23, 2021, the Company entered into subscription agreements with two “accredited investors” (as such term is defined in Rule 501 of Regulation D) (the “Subsequent PIPE Investors”, and together with the Initial PIPE Investors, the “PIPE Investors”) pursuant to which the Subsequent PIPE Investors have committed to purchase in a private placement an aggregate of 4,390,244 shares of New Rigetti Common Stock (the “Subsequent PIPE Shares,” and together with the Initial PIPE Shares, the “PIPE Shares”) at a price of $10.25 per share, for aggregate gross proceeds of $45,000,000 (the “Subsequent PIPE Financing, and together with the Initial PIPE Financing, the “PIPE Financing”). The purchase of the PIPE Shares is conditioned upon, among other things, the consummation of the Transactions and will be consummated concurrently with the Closing. The shares of common stock to be issued pursuant to the PIPE Subscription Agreements have not been registered under the Securities Act and will be issued in reliance on the availability of an exemption from such registration. The PIPE Subscription Agreements further provide that the Company will use commercially reasonable efforts to file a registration statement to register the resale of the PIPE Shares within fifteen (15) business days after the Closing.

In addition, in connection with the execution of the Merger Agreement, Supernova entered into a sponsor support agreement (the “Sponsor Support Agreement”) with the Sponsor, Rigetti and Supernova’s directors and officers. Pursuant to the Sponsor Support Agreement, the Sponsor and Supernova’s directors and officers have, among other things, agreed to vote all of their Supernova ordinary shares in favor of the approval of the Transactions. In addition, the Sponsor has agreed that (i) 2,479,000 shares of Class B common stock issued in connection with the IPO (the “Sponsor Shares”) will be unvested and subject to forfeiture as of the Closing and will only vest if, during the five year period following the Closing, the volume weighted average price of Supernova’s common stock equals or exceeds $12.50 for any twenty trading days within a period of thirty consecutive trading days, and (ii) up to an additional 1,000,000 Sponsor Shares will be unvested and subject to forfeiture as of the Closing based on the level of redemptions of Supernova Class A Ordinary Shares by holders thereof in connection with the transactions contemplated by the Merger Agreement (calculated in the manner set forth in the Sponsor Support Agreement), and any such additional Sponsor Shares will only vest if, during the five year period following the Closing, the volume weighted average price of Supernova’s common stock equals or exceeds $15.00 for any twenty trading days within a period of thirty consecutive trading days. Any Sponsor Shares that remain unvested after the fifth anniversary of the Closing will be forfeited. The Sponsor Support Agreement will terminate upon the termination of the Merger Agreement if the Closing does not occur.

The consummation of the Transactions is subject to customary closing conditions, including, among others: (i) approval by Supernova’s and Rigetti’s respective stockholders, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the obtaining of any consents required under antitrust laws in the jurisdictions specified on a schedule, (iii) no law or order enjoining or prohibiting the consummation of the Transactions being in force, (iv) Supernova having at least $5,000,001 of net tangible assets as of the Closing, (v) receipt of approval for listing on the Nasdaq of the shares of New Rigetti Common Stock to be issued in connection with the Transactions, (vi) completion of the Domestication, (vii) the effectiveness of the registration statement on Form S-4, (viii) the accuracy of the parties’ respective representations and warranties (subject to specified materiality thresholds) and the material performance of the parties’ respective covenants and other obligations, (ix) no material adverse effect on Rigetti having occurred since signing that is continuing at Closing and (x) solely as relates to Rigetti’s obligation to consummate the Transaction, Supernova having at least $165,000,000 of available cash at the Closing. For full details and the filed agreements, refer to the 8-K announcing the Merger Agreement filed with the SEC on October 6, 2021.

Management has evaluated subsequent events and transactions that occurred through the date condensed financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and Board of Directors of

Supernova Partners Acquisition Company II, Ltd.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Supernova Partners Acquisition Company II, Ltd. (the “Company”) as of December 31, 2020, the related statements of operations, shareholder’s equity and cash flows for the period from December 22, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for each of the period from December 22, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2 to the financial statements, the Company’s business plan is dependent upon its completion of the proposed initial public offering described in Note 3 to the financial statements. The Company has a working capital deficiency as of December 31, 2020 and lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1 and 2 of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

New York, NY

February 10, 2021, except for the second paragraph of Note 7 as to which the date is March 3, 2021

SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD.

BALANCE SHEET

December 31, 2020

Assets
Current assets:
Prepaid expenses	$10,309

Total current assets	10,309
Deferred offering costs associated with proposed public offering	33,000

Total Assets	$43,309

Liabilities and Shareholder’s Equity
Current liabilities:
Accrued expenses	$33,000

Total current liabilities	33,000

Commitments and Contingencies
Shareholder’s Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 8,625,000 shares issued and outstanding (1)(2)	863
Additional paid-in capital	24,137
Accumulated deficit	(14,691)

Total shareholder’s equity	10,309

Total Liabilities and Shareholder’s Equity	$43,309

(1)	This number includes up to 1,125,000 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. (Note 4).
(2)

Shares and the associated amounts have been retroactively restated to reflect: (i) the share dividend of Class B ordinary shares on January 14, 2021, resulting in an aggregate of 7,187,500 Class B ordinary shares outstanding on January 14, 2021; and (ii) the share dividend of Class B ordinary shares on March 1, 2021, resulting in 8,625,000 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share dividends (Notes 4 and 7).

The accompanying notes are an integral part of these financial statements.

SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD.

STATEMENT OF OPERATIONS

For the period from December 22, 2020 (inception) through December 31, 2020

General and administrative expenses	$14,291

Net loss	$(14,691)

Weighted average shares outstanding, basic and diluted (1)(2)	7,500,000

Basic and diluted net loss per ordinary share	$(0.00)

(1)	This number excludes up to 1,125,000 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. (Note 4.)
(2)

Shares and the associated amounts have been retroactively restated to reflect: (i) the share dividend of Class B ordinary shares on January 14, 2021, resulting in an aggregate of 7,187,500 Class B ordinary shares outstanding on January 14, 2021; and (ii) the share dividend of Class B ordinary shares on March 1, 2021, resulting in 8,625,000 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share dividends (Notes 4 and 7).

The accompanying notes are an integral part of these financial statements.

SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD.

STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY

For the period from December 22, 2020 (inception) through December 31, 2020

	Ordinary Shares				Additional Paid-in Capital		Total Shareholder’s Equity
	Class A		Class B			Accumulated Deficit
	Shares	Amount	Shares	Amount
Balance—December 22, 2020 (inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B ordinary shares to Sponsor (1)(2)	—	—	8,625,000	863	24,138	—	25,000
Net loss	—	—	—	—	—	(14,691)	(14,691)

Balance—December 31, 2020	—	$—	8,625,000	$863	$24,138	$(14,691)	$10,309

(1)	This number includes up to 1,125,000 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. (Note 4).
(2)

Shares and the associated amounts have been retroactively restated to reflect: (i) the share dividend of Class B ordinary shares on January 14, 2021, resulting in an aggregate of 7,187,500 Class B ordinary shares outstanding on January 14, 2021; and (ii) the share dividend of Class B ordinary shares on March 1, 2021, resulting in 8,625,000 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share dividends (Notes 4 and 7).

The accompanying notes are an integral part of these financial statements.

SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD.

STATEMENT OF CASH FLOWS

For the period from December 22, 2020 (inception) through December 31, 2020

Cash Flows from Operating Activities:
Net loss	$(14,691)
Changes in operating assets and liabilities:
Prepaid expenses	14,691

Net cash used in operating activities	—

Net change in cash	—
Cash—beginning of the period	—

Cash—end of the period	$—

Supplemental disclosure of noncash financing activities:
Deferred offering costs included in accrued expenses	$33,000
Prepaid expenses paid by Sponsor in exchange for issuance of Class B ordinary shares	$25,000

The accompanying notes are an integral part of these financial statements.

SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD.

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Organization and Business Operations

Supernova Partners Acquisition Company II, Ltd. (the “Company”) was incorporated as a Cayman Islands exempted company on December 22, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from December 22, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the proposed initial public offering described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Proposed Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Supernova Partners II LLC, a Cayman Islands exempted company (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering (the “Proposed Public Offering”) of 30,000,000 units (each, a “Unit” and collectively, the “Units”) at $10.00 per Unit (or 34,500,000 units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3, and the sale of 4,000,000 warrants (or 4,450,000 warrants if the underwriters’ over-allotment option is exercised in full) (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $2.00 per Private Placement Warrant in a private placement to the Sponsor that will close simultaneously with the Proposed Public Offering.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the amount of any deferred underwriting discount held in trust) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including the proceeds of the Private Placement Warrants, will be held in a trust account (“Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with American Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company will provide its holders (the “Public Shareholders”) of its Class A ordinary shares, par value $0.0001, sold in the Proposed Public Offering (the “Public Shares”), with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be classified as temporary equity upon the completion of the Proposed Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Proposed Public Offering in favor of a Business Combination. Subsequent to the consummation of the Proposed Public Offering, the Company will adopt an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Proposed Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “initial shareholders”) will agree not to propose an amendment to the Amended and Restated Memorandum and Articles of Association that would modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Public Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to complete its initial Business Combination within the Combination Period.

The Sponsor has agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or members of the Company’s management team acquire Public Shares in or after the Proposed Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, except the independent registered public accounting firm, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

The Company does not have sufficient liquidity to meet its anticipated obligations over the next year from the issuance of these financial statements. In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company has access to funds from the Sponsor that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Proposed Public Offering or one year from the issuance of these financial statements.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet due to their short-term nature.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Net Loss Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. Weighted average shares at December 31, 2020 were reduced for the effect of an aggregate of 1,125,000 shares of Class B ordinary shares that are subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 4). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per ordinary share is the same as basic loss per ordinary share for the period presented.

Deferred Offering Costs Associated with the Proposed Public Offering

Deferred offering costs consist of legal fees incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to shareholder’s equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for the period from December 22, 2020 (inception) through December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Recent Accounting Pronouncements

The Company’s management does not believe that there are any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3—Proposed Public Offering

Pursuant to the Proposed Public Offering, the Company intends to offer for sale 30,000,000 Units (or 34,500,000 Units if the underwriters’ over-allotment option is exercised in full) at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share, and one-fourth of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4—Related Party Transactions

Founder Shares

On December 22, 2020, the Sponsor paid $25,000 to cover certain expenses of the Company in consideration of 5,750,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). Shares and the associated amounts have been retroactively restated to reflect: (i) the share dividend of Class B ordinary shares on January 14, 2021, resulting in an aggregate of 7,187,500 Class B ordinary shares outstanding on January 14, 2021; and (ii) the share dividend of Class B ordinary shares on March 1, 2021, resulting in 8,625,000 Class B ordinary shares outstanding (Note 7). All shares and associated amounts have been retroactively restated to reflect the share dividends. On February 22, 2021, the Sponsor transferred 28,750 founder shares to each of the six independent director nominees. The initial shareholders have agreed to forfeit up to 1,125,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the underwriters so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Proposed Public Offering.

The initial shareholders will agree, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination or (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after the initial Business Combination, the Founder Shares will be released from the lockup.

Private Placement Warrants

The Sponsor will agree to purchase an aggregate of 4,000,000 Private Placement Warrants (or 4,450,000 Private Placement Warrants if the underwriters’ over-allotment option is exercised in full), at a price of $2.00 per Private

Placement Warrant ($8.0 million in the aggregate, or $8.9 million if the underwriters’ over-allotment option is exercised in full) in a private placement that will occur simultaneously with the closing of the Proposed Public Offering. Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable except as described below in Note 6 and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors will agree, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On December 22, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Proposed Public Offering pursuant to a promissory note (the “Note”). This Note is non-interest bearing and payable on the earlier of December 31, 2021 or the completion of the Proposed Public Offering. As of December 31, 2020, the Company had not borrowed any amount under the Note. Subsequent to December 31, 2020, the Company borrowed $125,000 under the Note.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the trust account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the trust account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans will be repaid upon consummation of a Business Combination. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Note 5—Commitments and Contingencies

Registration and Shareholder Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement to be signed upon consummation of the Proposed Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company will grant the underwriters a 45-day option from the final prospectus relating to the Proposed Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at the Proposed Public Offering price less the underwriting discounts and commissions.

The underwriters will be entitled to an underwriting discount of $0.20 per unit, or $6.0 million in the aggregate (or $6.9 million in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering. In addition, $0.35 per unit, or $10.5 million in the aggregate (or approximately $12.1 million in the aggregate if the underwriters’ over-allotment option is exercised in full) will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6—Shareholder’s Equity

Preference Shares—The Company is authorized to issue 5,000,000 preference shares, with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares—The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2020, there were no Class A ordinary shares issued or outstanding.

Class B Ordinary Shares—The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of December 31, 2020, there were 5,750,000 Class B ordinary shares outstanding. Shares and the associated amounts have been retroactively restated to reflect: (i) the share dividend of Class B ordinary shares on January 14, 2021, resulting in an aggregate of 7,187,500 Class B ordinary shares outstanding on January 14, 2021; and (ii) the share dividend of Class B ordinary shares on March 1, 2021, resulting in 8,625,000 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share dividends. Of the 8,625,000 Class B ordinary shares outstanding, up to 1,125,000 shares are subject to forfeiture to the Company by the initial shareholders on a pro rata basis for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the initial shareholders will collectively own 20% of the Company’s issued and outstanding ordinary shares after the Proposed Public Offering.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of shareholders, except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Class B ordinary shares will never occur on a less than one-for-one basis.

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, the Company will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Proposed Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, except as described below, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00: Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30-days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price (the “closing price”) of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00: Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•	at a price of $0.10 per warrant;

•

upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the fair market value of Class A ordinary shares;

•

if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per Public Share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust

Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7—Subsequent Events

Shares and the associated amounts have been retroactively restated to reflect the share dividend of Class B ordinary shares on January 14, 2021, resulting in an aggregate of 7,187,500 Class B ordinary shares outstanding on January 14, 2021.

Shares and the associated amounts have been retroactively restated to reflect the share dividend of Class B ordinary shares on March 1, 2021, resulting in 8,625,000 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share dividends.

Subsequent to December 31, 2020, the Company borrowed $125,000 under the Note.

Management has evaluated subsequent events to determine if events or transactions occurring through March 3, 2021, the date the financial statements were available for issuance, require potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

Rigetti Holdings, Inc.

Condensed Consolidated Balance Sheet as of October 31, 2021 and January 31, 2021

(unaudited)

	October 31, 2021	January 31, 2021
	(Unaudited)
Assets
Current assets:
Cash	$13,124,285	$22,202,388
Accounts receivable	1,469,557	479,374
Prepaid expenses and other current assets	1,388,626	1,035,703
Deferred offering costs	1,650,337	—

Total current assets	17,632,805	23,717,465
Property and equipment, net	22,396,418	20,140,872
Restricted cash	317,134	317,134
Other assets	881,487	129,363
Goodwill	5,377,255	5,377,255

Total assets	$46,605,099	$49,682,089

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	1,650,621	1,107,924
Accrued expenses and other current liabilities	3,062,382	1,603,299
Deferred revenue—current	630,993	491,827

Total current liabilities	5,343,996	3,203,050
Notes payable, net	18,198,250	—
Derivative warrant liabilities	4,243,120	—
Other liabilities	446,214	381,300

Total liabilities	28,231,580	3,584,350
Commitments and contingencies (Note 5)
Redeemable convertible preferred stock, par value $0.000001 per share. 102,891,847 shares authorized at October 31, 2021 and January 31, 2021, respectively; 98,726,505 shares issued and outstanding at October 31, 2021 and January 31, 2021, respectively (aggregate liquidation preference of $89,524,504 at October 31, 2021 and January 31, 2021, respectively)	81,523,141	81,523,141
Stockholders’ deficit:
Common stock, par value $0.000001 per share. 170,333,338 shares authorized at October 31, 2021 and January 31, 2021, respectively; 22,612,181 and 21,071,085 of shares issued and outstanding at October 31, 2021 and January 31, 2021, respectively	23	21
Additional paid-in capital	135,197,880	133,407,584
Accumulated other comprehensive gain	49,634	56,825
Accumulated deficit	(198,397,159)	(168,889,832)

Total stockholders’ deficit	(63,149,622)	(35,425,402)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$46,605,099	$49,682,089

The accompanying notes are an integral part of these condensed consolidated financial statements.

RIGETTI HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Nine Months Ended October 31,
	2021	2020
Revenue:	$6,939,981	$4,124,163
Cost of revenue	1,095,607	1,156,115

Total gross profit	$5,844,374	$2,968,048
Operating expenses:
Research and development	21,240,411	18,575,882
General and administrative	8,841,277	9,501,237
Sales and marketing	1,951,398	1,755,189

Total operating expenses	32,033,086	29,832,308

Operating Loss:	(26,188,712)	(26,864,260)

Other income (expense), net:
Interest Income (expense), net	(1,772,651)	5,023
Other income (expense)	6,582	50,359
Gain on extinguishment of debt	—	8,913,532
Change in fair value of derivative warrant liabilities	(1,552,546)	—

Total Other Income (Expense), net	(3,318,615)	8,968,914
Net loss before provision for income taxes	(29,507,327)	(17,895,346)
Provision for income taxes	—	—

Net loss	$(29,507,327)	$(17,895,346)

Net loss per share attribute to common stockholders - basic and diluted	$(1.34)	$(0.87)
Weighted average shares used in computing net loss per share attributable to common stockholders – basic and diluted	22,067,245	20,636,737

The accompanying notes are an integral part of these condensed consolidated financial statements.

RIGETTI HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	Nine Months Ended October 31,
	2021	2020
Net loss	$(29,507,327)	$(17,895,346)
Other comprehensive loss:
Foreign currency translation gain (loss)	(7,191)	23,075

Comprehensive loss	$(29,514,518)	$(17,872,271)

The accompanying notes are an integral part of these condensed consolidated financial statements.

RIGETTI HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(Unaudited)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Other Comprehensive Gain (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, February 1, 2020	14,154,064	$120,793,893	8,165,828	$8	$14,364,973	$(15,311)	$(142,762,336)	$(128,412,666)

Conversion of Series B/A Preferred Stock to Common Stock upon Equity Restructuring	(14,154,064)	(120,793,893)	3,538,484	4	120,793,889	—	—	120,793,893
Issuance of Common Stock upon Modification of Convertible Notes	—	—	6,874,309	7	1,443,598	—	—	1,443,605
Issuance of Series C Preferred Stock, Net	59,575,811	52,786,276	—	—	—	—	—	—
Issuance of Common Stock Warrants to Investors	—	—	—	—	1,236,600	—	—	1,236,600
Issuance of Series C-1 Preferred Stock to Participating Series B/A Preferred Stock Holders	11,415,620	7,734,083	—	—	(7,734,083)	—	—	(7,734,083)
Issuance of Series C, C-1, Common Stock and Warrants upon Conversion of Notes	26,131,870	19,812,252	2,036,617	2	489,875	—	—	489,877
Issuance of Series C and C-1 upon Conversion of SAFE	1,603,204	1,190,530	—	—	—	—	—	—
Issuance of Common Stock Warrants to Customer	—	—	—	—	154,330	—	—	154,330
Issuance of Common Stock upon Exercise of Stock Options	—	—	254,838	—	26,112	—	—	26,112
Issuance of Common Stock upon Release of Acquisition Escrow	—	—		—	—	—	—	—
Stock-Based Compensation	—	—	—	—	2,702,629	—	—	2,702,629
Foreign Currency Translation Gain	—	—	—	—	—	23,075		23,075
Net Loss	—	—	—	—	—	—	(17,895,346)	(17,895,346)

Balance, October 31, 2020	98,726,505	$81,523,141	20,870,076	$21	$133,477,923	$7,764	$(160,657,682)	$(27,171,974)

Balance, February 1, 2021	98,726,505	$81,523,141	21,071,085	$21	$133,407,584	$56,825	$(168,889,832)	$(35,425,402)

Issuance of Common Stock upon Exercise of Stock Options			1,378,561	1	260,063			260,064
Exercise of common stock warrants			162,535	1	30,662			30,663
Stock based compensation					1,499,571			1,499,571
Foreign Currency Translation Loss						(7,191)		(7,191)
Net Loss							(29,507,327)	(29,507,327)

Balance October 31, 2021	98,726,505	$81,523,141	22,612,181	$23	$135,197,880	$49,634	$(198,397,159)	$(63,149,622)

The accompanying notes are an integral part of these condensed consolidated financial statements.

RIGETTI HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended October 31,
	2021	2020
Cash flows from operating activities
Net loss	$(29,507,327)	$(17,895,346)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,705,006	3,184,045
Stock-based compensation	1,499,571	2,702,629
Gain on extinguishment of debt	—	(8,913,532)
Change in fair value of derivative warrant liabilities	1,552,546	—
Issuance of forward contract agreement liabilities	400,000	—
Amortization of debt issuance costs	183,333	—
Changes in operating assets and liabilities:
Accounts receivable	(990,183)	(389,239)
Prepaid expenses and other current assets	(352,924)	420,946
Other assets	(752,125)	(1,655)
Deferred revenue	139,166	(1,504,737)
Accounts payable	542,697	(2,301,430)
Accrued expenses and other current liabilities	(67,414)	569,923
Other liabilities	790,364	262,108

Net cash used in operating activities	(22,857,290)	(23,866,288)

Cash flows from investing activities
Purchase of property and equipment	(5,960,552)	(3,582,946)

Net cash used in investing activities	(5,960,552)	(3,582,946)

Cash flows from financing activities
Proceeds from issuance of convertible notes	—	2,200,000
Proceeds from issuance of notes payable	20,000,000	—
Payments on deferred offering costs	(543,797)	—
Proceeds from issuance of preferred stock and warrants, net	—	54,022,876
Proceeds from issuance of common stock upon exercise of stock options	260,064	51,384
Proceeds from issuance of common stock upon exercise of warrants	30,663	14,980

Net cash provided by financing activities	19,746,930	56,289,240

Effect of changes in exchange rate on cash and restricted cash	(7,191)	23,075
Change in cash and restricted cash	(9,078,103)	28,863,081
Cash and restricted cash at beginning of period	22,519,522	625,841

Cash and restricted cash at end of period	$13,441,419	$29,488,922

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$1,260,640	$51,666
Supplemental Disclosure of noncash financing activities:
Fair value of loan and security agreement warrant liability	$2,690,574	—
Unpaid deferred offering costs	$1,106,539	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

RIGETTI HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	DESCRIPTION OF BUSINESS

On October 5, 2021, pursuant to an Agreement and Plan of Merger (the “Holding Company Merger Agreement”) by and among Rigetti & Co, Inc., Rigetti Holdings, Inc. and Rigetti Intermediate Merger Sub, Inc., Rigetti Intermediate Merger Sub, Inc. merged with and into Rigetti & Co, Inc., with Rigetti & Co, Inc. surviving such merger as a wholly owned subsidiary of Rigetti Holdings, Inc., with all of the outstanding equity securities of Rigetti & Co, Inc. exchanged for identical equity securities of Rigetti Holdings, Inc. and (iii) on October 6, Rigetti & Co, Inc. was converted into a Delaware limited liability company and continues as “Rigetti & Co, LLC”. As the transactions described above were among entities under common control and the exchange was made on a one-for-one basis, this merger had no impact on the historical financial statements of Rigetti & Co, Inc. The financial results for the merged entities will be referred to as Rigetti Holdings, Inc. (“Rigetti”).

Rigetti and its subsidiaries (collectively, the “Company”), builds quantum computers and the superconducting quantum processors that power them. Through the Company’s Quantum Cloud Services (QCS) platform, the Company’s machines can be integrated into any public, private or hybrid cloud. The Company offers product types of Platform, Research and Software Tools usage in application areas of benchmarking, chemical simulation, education/entertainment, machine learning, and optimization. Rigetti was incorporated in the State of Delaware in 2013.

The Company is located and headquartered in Berkeley, CA. Other offices operated by the Company are in Fremont, California, London, United Kingdom and Adelaide, Australia. The Company’s revenue is derived primarily from operations in the United States.

On October 6, 2021, Rigetti, Supernova and Supernova Partners Acquisition Company II (Merger Sub) entered into the Merger Agreement. Pursuant to the Merger Agreement, if the Merger is consummated, the Merger Sub and Rigetti shall cause Merger Sub to be merged with and into Rigetti, with Rigetti continuing as the Surviving Corporation following the Merger, being a wholly owned subsidiary of Supernova and the separate corporate existence of Merger Sub shall cease. Upon completion of the Business Combination, which is subject to Supernova shareholder approval, Rigetti will become the successor registrant to an SEC-registered and Nasdaq-listed company and the surviving company will change its name to Rigetti Computing, Inc. meaning that Rigetti’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

Liquidity and Going Concern—The Company has incurred net losses since inception, experienced negative cash flows from operations, and has an accumulated deficit of $198,397,159 as of October 31, 2021. The Company has historically financed its operations primarily through the issuance of preferred stock, warrants and convertible notes. The Company expects operating losses and negative cash flows from operations to continue for the foreseeable future, but is focused on reducing operating expenses. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year from the issuance of these interim financial statements. There is no assurance that the Company’s plans to consummate a Business Combination or raise additional capital through financing will be available on terms acceptable to the Company, if at all. If sufficient funds on acceptable terms are not available when needed, it would have a negative impact on the Company’s financial condition and could force the Company to delay, limit, reduce, or terminate product development. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Rigetti’s Change in Fiscal Year—In October 2021, the board of directors of Rigetti approved a change to Rigetti’s fiscal year-end from January 31 to December 31, effective December 31, 2021 with a view to making its financial statements more readily comparable with its industry peers and also to align with

RIGETTI HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Supernova’s fiscal year end. As a result of this change, Rigetti’s fiscal year 2021 will cover a period of 11 months starting from February 1, 2021 and ending on December 31, 2021. Rigetti will first reflect the change in fiscal years for interim and annual filings for fiscal years beginning January 1, 2022.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as determined by the Financial Accounting Standards Board (“FASB”).

Unaudited Interim Financial Information—The interim condensed consolidated financial statements included in this quarterly report have been prepared by the Company and are unaudited, pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures contained within these interim condensed consolidated financial statements are adequate to make the information presented not misleading. The interim condensed consolidated financial statements included herein reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. These interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this registration statement for the year ended January 31, 2021. The Condensed Consolidated Statement of Operations and Comprehensive Loss for the nine months ended October 31, 2021 is not necessarily indicative of the results to be anticipated for the entire year ending January 31, 2022 or thereafter. All references to October 31, 2021 and 2020 in the notes to condensed consolidated financial statements are unaudited.

Emerging Growth Company—Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time the Company is no longer considered to be an emerging growth company. At times, the Company may elect to early adopt a new or revised standard.

Use of Estimates—The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements.

Such management estimates include, but are not limited to: the fair value of share-based awards, fair value of convertible notes, fair value of the convertible preferred stock warrants, goodwill and intangible assets, accrued liabilities and contingencies, depreciation and amortization periods, and accounting for income taxes. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as of the date of the condensed consolidated financial statements; therefore, actual results could materially differ from those estimates.

RIGETTI HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Principals of Consolidation—The condensed consolidated financial statements include the accounts of Rigetti and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Deferred Offering Costs —Deferred offering costs consist of legal, accounting and consulting fees incurred through the balance sheet date that are directly related to the Merger mentioned in Note 1 and that will be charged to shareholder’s equity upon the completion of the Merger mentioned in Note 1. Should the Merger prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Segments—Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the CODM. The Company’s Chief Executive Officer is its CODM. The Company’s CODM reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources and evaluating financial performance. As such, the Company has determined that it operates in one operating and one reportable segment.

Foreign Currency—The Company’s reporting currency is the US dollar. The functional currency of the Company’s foreign subsidiaries are the local currencies (UK pounds sterling and Australian dollars), as it is the monetary unit of account of the principal economic environment in which the Company’s foreign subsidiaries operate. All assets and liabilities of the foreign subsidiaries are translated at the current exchange rate as of the end of the period, and revenue and expenses are translated at average exchange rates in effect during the period. The gain or loss resulting from the process of translating foreign currency financial statements into US dollars is reflected as a foreign currency cumulative translation adjustment and reported as a component of accumulated other comprehensive gain (loss). Foreign currency transaction gains and losses resulting from or expected to result from transactions denominated in a currency other than the functional currency are recognized in other income (expense), net in the condensed consolidated statements of operations.

Comprehensive Loss—Comprehensive loss consists of two components, net loss and other comprehensive loss. The Company’s other comprehensive loss consists of foreign currency translation adjustments that result from consolidation of its foreign entities.

Cash and Restricted Cash—The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash. As of October 31, 2021, and January 31, 2021, cash consists primarily of checking and savings deposits. The Company’s restricted cash balance classifies all cash whose use is limited by contractual provisions. As of October 31, 2021 and January 31, 2021, restricted cash consists of cash secured as collateral for letters of credit in favor of the Company’s landlord and its corporate credit card program. The Company may not access these funds until it vacates this office space (leases expire in 2026).

The following table provides a reconciliation of cash and restricted cash in the condensed consolidated balance sheets to the total amount shown in the condensed consolidated statements of cash flows:

	October 31, 2021	January 31, 2021
Cash	$13,124,285	$22,202,388
Restricted cash	317,134	317,134

Total cash and restricted cash	$13,441,419	$22,519,522

Accounts Receivable—Accounts receivable are recorded at invoice value, net of allowance for doubtful accounts. On a periodic basis, management evaluates its accounts receivable and determines whether to

RIGETTI HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

provide an allowance or if any accounts should be written off based on a past history of write-offs, collections, and current credit conditions. A receivable is considered past due if the Company has not received payments based on agreed-upon terms. As of October 31, 2021, and January 31, 2021, the Company does not have any allowances for doubtful accounts.

Revenue Recognition—The Company generates revenue through its Quantum Cloud Services (QCaaS) and development contracts and other services. Access to Rigetti quantum computing systems can be purchased as a quantum computing subscription, or on a usage basis for a specified quantity of hours. Revenue related to subscription-based access to Rigetti quantum computing systems (QCaaS) is recognized over time as access to the systems is provided on a ratable basis over the subscription term, which can range from six months to two years. This time-based input measure of progress provides a faithful depiction of the transfer of the services because the customer obtains generally equal benefit from its access to the systems throughout the subscription term. Revenue related to usage-based access to Rigetti quantum computing systems is recognized over time as the systems are accessed using an output method based on compute credit hours expended. This output method provides a faithful depiction of the transfer of the services because the customer has purchased a specified quantity of hours of usage that diminishes each time an hour is expended and therefore each hour of access to the systems is considered a discrete delivery of underlying services in these arrangements.

Development contracts are generally multi-year, non-recurring arrangements in which the Company provides professional services regarding practical applications of quantum computing to technology and business problems within the customer’s industry or organization and assists the customer in developing quantum algorithms and applications that will provide commercial value to the customer in areas of business interest. Development contracts are typically fixed fee arrangements invoiced on a milestone basis, but may also be invoiced on a time and materials or cost reimbursement basis in certain cases. Revenue related to development contracts and other services is recognized over time as the services are provided using an input measure based on actual labor hours incurred to date relative to total estimated labor hours needed to complete the program or total contracted hours over the program period. This input measure of progress provides a faithful depiction of the transfer of the services because it closely depicts the Company’s efforts or inputs to the satisfaction of the performance obligation. Revenue related to the sale of custom quantum computing components is recognized at a point in time upon acceptance by the customer.

Net income (loss) per share—The Company has Class A Common Stock outstanding and no shares of Class B Common Stock outstanding. However, the Company’s Convertible Series C-1 Preferred Stock are convertible into Class B Common Stock. Basic net income (loss) per share of common shareholders is calculated by dividing net income (loss) attributable to the common shareholders (the numerator) by the weighted average number of common shares outstanding for the period (the denominator).

The Company uses the two-class method to calculate the diluted net income (loss) per share for each class of Common Stock. The two-class method determines net income (loss) per share for each class of Common Stock according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires all undistributed earnings for the period to be allocated among multiple classes of potential Common Stock as if all earnings for the period were distributed. Diluted net income (loss) is computed separately for each class of the potential Common Stock. Potential dilutive shares for Class A Common Stock include shares of convertible Series C Preferred Stock, common stock warrants, restricted stock units, and stock options. Potential dilutive shares for Class B Common Stock include shares of convertible Series C-1 Preferred Stock. Potential dilutive common shares are excluded from the computation of diluted net income (loss) per share, if the effect of including such potential dilutive shares would be anti-dilutive.

RIGETTI HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table sets forth the computation of the basic and diluted net loss per share in relation to the Class A Common Stock:

	October 31,
	2021	2020
Net Loss	$(29,507,327)	$(17,895,346)
Basic and diluted shares
Weighted-average Class A Common Stock outstanding	22,067,245	20,636,737
Loss per share for Class A Common Stock
— Basic	$(1.34)	$(0.87)
— Diluted	$(1.34)	$(0.87)

The number of shares outstanding underlying the potential dilutive Class A Common Stock at October 31, 2021 and 2020 are as follows:

	October 31,
	2021	2020
Convertible Series C Preferred Stock	69,223,658	69,223,658
Common Stock Warrants	10,952,096	10,197,532
Stock Options	14,986,512	17,296,199
Restricted Stock Units	6,736,961	—

	101,899,227	96,717,389

The number of shares outstanding underlying the potential dilutive Class B Common Stock at October 31, 2021 and 2020 are as follows:

	October 31,
	2021	2020
Convertible Series C-1 Preferred Stock	29,502,847	29,502,847

	29,502,847	29,502,847

Stock-Based Compensation—The Company’s stock-based compensation program grants awards that may include stock options, restricted and unrestricted stock awards and restricted stock units. The fair values of stock option grants are estimated as of the date of grant using a Black-Scholes option valuation model, which requires extensive use of accounting judgment and financial estimates, including estimates of the expected term participants will retain their vested stock options before exercising them, the estimated volatility of its common stock price over the expected term, the risk free rate, and expected dividend yield. The fair values of restricted stock awards are based on the fair value of the Company’s common stock on the date of grant. The estimated fair values of the employee stock awards are then expensed over the requisite service period, which is generally the awards’ vesting period, and uses the straight-line method to recognize stock-based compensation.

The accounting for awards granted to consultants and nonemployees is largely consistent with the accounting for such awards granted to employees, with the exception that the fair value of the awards may be measured based on the expected term or the contractual term of the award and the fair value is recognized in the same period and in the same manner the Company would if it had paid cash for the related services.

RIGETTI HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The Company has elected to account for forfeitures of employee stock awards as they occur. Upon any exercise of stock option awards, the Company issues new shares of common stock, unless there are treasury shares available for reissuance at that time.

Fair Value Measurements—Fair value accounting is applied for all assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company follows the established framework for measuring fair value and expanded disclosure requirements about fair value measurements.

As of October 31, 2021, the Company has recorded two financial liabilities subject to fair value measurements 1) Derivative warrant liabilities and 2) Forward Warrant Agreement and both are classified as Level III liabilities as they both include unobservable inputs. Derivative warrant liabilities were fair valued based on a Black Scholes option model with unobservable inputs which included stock price of Rigetti common stock, volatility and selected risk free rate. The Company estimated the fair value of the Forward Warrant Agreement using a forward analysis with unobservable inputs which included selected risk-free rate and probability outcomes.

Derivative Warrant Liabilities—The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”) at the initial recognition.

Certain of the warrants issued and outstanding are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period until exercised. The fair value of the warrant liabilities issued were initially measured using the Black Scholes model and will be subsequently remeasured at each reporting period with changes recorded as a component of other income in the Company’s consolidated statement of operations. Derivative warrant liabilities are classified as non-current as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Concentrations of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company invests its excess cash in low-risk, highly liquid money market funds and certificates of deposit with a major financial institution.

Significant customers are those which represent 10% or more of the Company’s revenue or accounts receivable balance at each balance sheet date. During the nine months ended October 31, 2021, five customers accounted for approximately 99% of the Company’s revenue. As of October 31, 2021, three customers accounted for approximately 99% of the Company’s accounts receivable. During the nine months ended October 31, 2020, three customers accounted for approximately 78% of the Company’s revenue. As of January 31, 2021, one customer accounted for 87% of the Company’s accounts receivable.

RIGETTI HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Customers accounting for 10% or more of the Company’s revenue during the nine months ended October 31, 2021 and 2020 were:

	October 31,
Customer	2021	2020
Customer A	29%	*
Customer B	19%	30%
Customer C	19%	*
Customer D	18%	34%
Customer E	14%	15%

*	Customer accounted for less than 10% of revenue in the respective year

Recent Accounting Pronouncements—Recently issued, but not yet effective accounting standards are discussed in Note 2 of our audited financial statements as of and for the years ended January 31, 2021 and 2020.

3.	REVENUE RECOGNITION

Revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these goods or services and excludes any government-assessed and imposed taxes on revenue- generating activities that are invoiced to customers.

The following tables depict the disaggregation of revenue according to the type of good or service and timing of transfer of goods or services:

	Nine Months Ended October 31,
Type of Goods or Service	2021	2020
Development contracts and other services	$5,029,105	$2,534,915
QCaaS	1,910,876	1,589,248

	$6,939,981	$4,124,163

Timing of Revenue Recognition
Revenue recognized at a point in time	$—	$—
Revenue recognized over time	6,939,981	4,124,163

	$6,939,981	$4,124,163

Selected condensed consolidated balance sheet line items that reflect accounts receivable, contract assets and liabilities as of October 31, 2021 and January 31, 2021 were as follows:

	October 31, 2021	January 31, 2021
Trade receivables, net	$1,274,181	$327,301
Unbilled receivables	$195,376	$152,073
Deferred revenue—current	$(630,993)	$(491,827)

The timing of revenue recognition may not align with the right to invoice the customer. The Company records accounts receivable when it has the unconditional right to issue an invoice and receive payment, regardless of whether revenue has been recognized. If revenue has not yet been recognized, a contract

RIGETTI HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

liability (deferred revenue) is also recorded. If revenue is recognized in advance of the right to invoice, a contract asset (unbilled receivable) is recorded. Deferred revenue is primarily composed of fees related to QCaaS, which are generally billed in advance and recognized as revenue over the related subscription term. Unbilled receivables primarily relate to revenue recognized for milestones completed under development services contracts for which the related milestone billing has not yet occurred.

Changes in deferred revenue from contracts with customers were as follows:

Nine Months Ended October 31, 2021
Balance at beginning of period	$(491,827)
Deferral of revenue	(5,488,426)
Recognition of deferred revenue	5,349,260

Balance at end of period	$(630,993)

Remaining performance obligations represent the portion of the transaction price that has not yet been satisfied or achieved. As of October 31, 2021, the aggregate amount of the transaction price allocated to remaining performance obligations was approximately $4,154,856. The Company expects to recognize estimated revenues related to performance obligations that are unsatisfied (or partially satisfied) in the amounts of approximately $836,200 during the remainder of year ended January 31, 2022, and $3,318,656 during the year ended January 31, 2023.

4.	Property and Equipment, Net

Property and equipment as of October 31, 2021 and January 31, 2021 are composed of the following:

	October 31, 2021	January 31, 2021
Quantum computing fridges	$16,792,691	$14,251,579
Process equipment	15,565,055	12,747,756
Leasehold improvements	4,253,506	4,077,646
IT Hardware	2,425,361	1,999,082
Furniture and other assets	1,246,068	1,246,067

Total property and equipment	$40,282,681	$34,322,130

Less: Accumulated depreciation	(17,886,263)	(14,181,258)

Property and equipment—net	$22,396,418	$20,140,872

As of October 31, 2021, 98% of the total gross property and equipment were located in the United States, and 2% of the total gross property and equipment were located in the United Kingdom. As of October 31, 2020, 100% of the total gross property and equipment were located in the United States. Total depreciation expense for the nine months ended October 31, 2021 and 2020 was $3,705,006 and $3,184,045, respectively. The Company has not acquired any property and equipment under capital leases.

5.	COMMITMENTS AND CONTINGENCIES

Leases—The Company leases office spaces under noncancelable operating lease agreements, which expire in 2026. The Company is required to pay property taxes, insurance, and normal maintenance costs for certain of these facilities and will be required to pay any increases over the base year of these expenses on the remainder of the Company’s facilities.

RIGETTI HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Rent expense for operating leases for the nine months ended October 31, 2021 and 2020, was $1,175,576 and $1,243,906, respectively. The Company also recognized $357,487 in deferred rent as of October 31, 2021 primarily relating to one of its office spaces, and $381,300 in deferred rent as of January 31, 2021 primarily relating to one of its office spaces. Deferred rent was recorded within other liabilities on the Company’s condensed consolidated balance sheets.

Future minimum lease payments under non-cancelable operating leases as of October 31, 2021 are as follows:

2022	$1,745,567
2023	745,034
2024	669,457
2025	689,541
2026	235,564

Total minimum future lease payments	$4,085,163

Litigation—From time to time, the Company may become involved in various legal proceedings in the ordinary course of its business and may be subject to third-party infringement claims.

In the normal course of business, the Company may agree to indemnify third parties with whom it enters into contractual relationships, including customers, lessors, and parties to other transactions with the Company, with respect to certain matters. The Company has agreed, under certain conditions, to hold these third parties harmless against specified losses, such as those arising from a breach of representations or covenants, other third-party claims that the Company’s products when used for their intended purposes infringe the intellectual property rights of such other third parties, or other claims made against certain parties. It is not possible to determine the maximum potential amount of liability under these indemnification obligations due to the Company’s limited history of prior indemnification claims and the unique facts and circumstances that are likely to be involved in each particular claim.

As of October 31, 2021, and 2020, the Company has not been subject to any pending litigation claims.

6.	FINANCING ARRANGEMENTS

In March 2021, the Company entered into an agreement (the “Loan and Security Agreement”) with a Venture Capital institution (“Venture Capital”) to secure a debt commitment of $12,000,000 (the “Tranche A”) which was drawn at the closing. The term loan is collateralized by substantially all of the company’s assets. In conjunction with the Loan Agreement, the Company issued Venture Capital a warrant to purchase shares of common stock (the “Initial Warrants”). The debt agreement does not include any financial covenants and is repayable over a period of 48 months from the original draw down date.

In May 2021, the debt agreement was modified to increase the overall debt commitment by $15,000,000 (the “Tranche B” or the “Amendment”) and $8,000,000 of the additional commitment was drawn at the closing and the remaining commitment of $7,000,000 is available at the Company’s option at any time through March 10, 2022 subject to certain conditions. The Company drew the $7,000,000 in November 2021. In conjunction with the Amendment, the Company cancelled the previously issued Initial Warrants and issued 995,099 warrant shares to purchase the common stock, see Note 7 for further information on these warrants. The Amendment to the debt agreement was considered a modification for accounting purposes. The Company capitalized $1,237,482 of debt issuance costs in conjunction with the origination of the term loan.

RIGETTI HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Under the Amendment, the maturity date was modified to be the date equal to 48 months from the first payment date of each specific cash advance. Subject to an interest only period of 19 months following each specific cash advance date, the term loan incurs interest at a rate of 11% per annum, payable monthly. The Term Loan includes certain negative covenants, primarily consisting of restrictions on the Company’s ability to incur indebtedness, pay dividends, execute fundamental change transactions, and other specified actions.

In addition, the Company is required to pay a final payment fee equal to 2.75% of the aggregate amount of all term loan advances. The final payment fee is being accreted and amortized into interest expense using the effective interest rate method over the term of the loan.

The Company has recorded interest expense of $1,597,744 and the amortization of the end of term fee was $88,727 for the period ended October 31, 2021. The unamortized issuance cost is offset against the carrying value of the term loan in the accompanying condensed consolidated balance sheet.

Scheduled principal payments on total outstanding debt, as of October 31, 2021, are as follows:

	Tranche A	Tranche B	Total
2023	$4,409,983	$2,427,365	$6,837,348
2024	4,920,301	3,220,881	8,141,182
2025	2,669,716	2,351,754	5,021,470

	$12,000,000	$8,000,000	$20,000,000

7.	WARRANTS

In connection with the Loan and Security Agreement (discussed in Note 6), 398,040 common stock warrants were initially issued in March of 2021. These warrants were subsequently cancelled as part of an agreement amendment in May of 2021 and 995,099 new common stock warrants were issued at an exercise price of $0.214. The grant fair value of the warrants was approximately $2.69 million. The change in fair value of the warrants from issuance date through October 31, 2021 of approximately $1.5 million was driven primarily by an increase in the fair value of the Company’s stock that occurred as a result of the merger agreement discussed in Note 1. The outstanding common stock warrants were recognized as liabilities on the consolidated balance sheet and were measured at their inception date fair value using the Black Scholes model and will be subsequently remeasured at each reporting period with changes recorded as a component of other income in the Company’s consolidated statement of operations. The Company did not have any Common stock warrants classified as liabilities as of January 31, 2021. See below for the October 31, 2021 balance summary:

Warrant Class	Shares	Issuance Date	Price per Share	Expiration Date
Common Stock Warrants	995,099	May 18, 2021	$0.214	May 18, 2031

The warrant as it relates to the drawn commitment under the Loan and Security Agreement meets the requirements for liability classification under ASC 480 Distinguishing Liabilities from Equity. As the warrant was considered to be a direct and incremental cost of the debt, it’s allocated between drawn and undrawn commitment. Any cost allocated to the drawn commitment, including the warrant, was recorded as a debt issuance cost and is being amortized based on an effective interest rate method over the term of the debt agreement. Any cost allocated to the undrawn commitment was recorded as commitment fee asset which is being amortized on a straight line basis over the term of the debt agreement.

RIGETTI HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The fair value of the common stock warrant liabilities presented above were measured using the Black Scholes model approach. Significant inputs into the respective models at October 31, 2021, are as follows:

Valuation Assumption	Common Stock Warrants
October 31, 2021
Stock price	$4.44
Strike price	$0.21
Volatility (annual)	51.90%
Risk-free rate	1.30%
Estimated time to expiration (years)	10
Dividend yield	0.00%

The company used the same assumptions to determine the fair value of the warrant liabilities as of the initial recognition of the liability other than the stock price of $2.87 and risk free rate of 1.63%

The Company recorded a total loss of $1,552,546 to Change in Fair Value of Warrant Liability as a component of other income in the consolidated statement of operations for the nine-month period ended October 31, 2021.

RIGETTI HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Immaterial Error Correction

The Company previously issued interim financial statements as of and for the period ended July 31, 2021 in the Form S-4 filed by SNII on November 3, 2021. The Company subsequently identified and has corrected an immaterial error as it did not properly record a liability for warrants issued in conjunction with the loan and security agreement, which resulted in a discount on the notes and an end of term asset in relation to the future loan commitment as well as amortization of the discount (see Note 6). The table below represents the corrected balances and subtotals for amounts related to the balance sheet and income statement as of and for the period ended July 31, 2021, respectively.

	As of July 31, 2021 As Originally Reported	Correction of Immaterial Error	As of July 31, 2021 As Corrected
Consolidated Balance Sheet
Other Assets	$164,341	$555,977	$720,318

Total Assets	53,575,458	555,977	54,131,435

Other Current Liabilities	19,959	184,000	203,959

Total Current Liabilities	4,404,060	184,000	4,588,060
Notes Payable, net	19,958,361	(2,038,948)	17,919,413
Derivative warrant liabilities	—	2,690,574	2,690,574
Other Liabilities	369,274	157,033	526,307

Total Liabilities	24,731,695	992,659	25,724,354
Accumulated Deficit	(187,370,442)	(436,682)	(187,807,124)
Total Stockholders’ deficit	(52,679,378)	(436,682)	(53,116,060)
Total Preferred Stock	81,523,141	—	81,523,141
Total Liabilities, Pref Stock and Stockholder’s deficit	53,575,458	555,977	54,131,435

Consolidated statement of operations
Interest income (expense), net	$(704,309)	$(436,682)	$(1,140,991)

Net Loss	(18,480,610)	(436,682)	(18,917,292)

Earnings per share	$(0.85)	$(0.02)	$(0.87)

Consolidated statement of Cashflows
Net Loss	(18,480,610)	(436,682)	(18,917,292)
Amortization of debt issuance costs	—	436,682	436,682

Net Cash used in operating activities	(18,480,610)	—	(18,480,610)

The increase in Other Assets reflects the net book value of the undrawn commitment fee asset that should have been recorded in connection with the Loan and security agreement.

The decrease in the notes payable balance is reflective of the debt issuance costs associated with the fair value of the warrants, less attributable amortization.

The increase in the Derivative warrant liability reflects the fair value of the warrant liability that should have been recorded in connection with the Loan and Security agreement. In addition, the increase in Other liabilities is attributable to the net book value of the End of Term charge attributable to the Loan and security agreement.

The increase in interest expense is a result of the amortization of the correct debt issuance costs.

RIGETTI HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

8.	SEGMENTS

The following table presents a summary of revenue by geography for the nine months ended October 31, 2021 and 2020:

	Nine Months Ended October 31,
	2021	2020
United States	$4,939,948	$3,941,415
United Kingdom	2,000,033	161,745
Australia	—	21,003

	$6,939,981	$4,124,163

Revenues from external customers are attributed to individual countries based on the physical location in which the services are provided or the particular customer location with whom the Company has contracted.

During the nine months ended October 31, 2021, 71% of revenues were derived from customers in the United States and 29% of revenues were derived from customers in United Kingdom. During the nine months ended October 31, 2020, 95% of revenues were derived from customers in the United States, 4% of revenues were derived from customers in United Kingdom, and 1% of revenues were derived from customers in Australia.

9.	EQUITY PLANS

Equity Incentive Plan—In 2013, the Board of Directors of Rigetti Holdings, Inc. adopted the Rigetti & Co., Inc. 2013 Equity Incentive Plan (the “Plan”), which provides for the grant of qualified incentive stock options and nonqualified stock options, restricted stock, restricted stock units or other awards to the Company’s employees, officers, directors, advisors, and outside consultants. The Plan currently allows for the issuance of up to 29,029,706 shares of the Company’s common stock. At October 31, 2021, there were 5,069,744 shares available for future grant under the Plan. Following the Business Combination as noted in Note 1, New Rigetti will grant equity incentive awards under the terms of the 2021 Plan.

In May 2020, the Board of Directors approved a reduction in the exercise price of eligible current employees’ outstanding options to purchase shares of the Company’s Common Stock (the “2020 Option Repricing”). The new exercise price per share for each repriced option was $0.214. All other terms set forth in original option agreements, including vesting schedules contained therein, remained unchanged. The Company determined that the 2020 Option Repricing resulted in $234,479 in incremental stock-based compensation expense, of which approximately $90,000 was immediately recognized related to options that had previously vested. The remainder of the incremental stock-based compensation expense will be recognized over the remaining requisite service period of the respective stock options.

The stock options awarded by the Company generally vest over a five-year period (unless such awards are immediately vested upon issuance); and expire 10 years from the date of grant. The Company granted 6,736,961 restricted stock units during the nine months ended October 31, 2021. Prior to that, the Company has not historically granted restricted stock units under the terms of the Plan. The fair value of the RSU’s granted for the nine-month period ended October 31, 2021 has been determined by the board of directors at each award grant date based upon the most recently completed third party valuation to be $2.87 for April 21, 2021 and for August 18, 2021 grants, and $4.44 for October 28, 2021 grants, respectively. The RSU’s have a dual vesting condition whereby vesting monthly over four-year term so long as the employee retains their status with the Company. There is an additional liquidity-event vesting requirement that is defined as a

RIGETTI HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

change in control, a successful IPO or a successful merger with a SPAC. As no units vest until such time a liquidity event occurs, no compensation expense has been recognized during the nine months ended October 31, 2021. The expected unrecognized compensation expense related to the RSU’s totaled $20,740,228 as of October 31, 2021.

A summary of activity related option grants to employees under the Plan as of October 31, 2021, and changes during the nine months ended October 31, 2021 are as follows:

	Number of Options	Weighted-Average Exercise Price	Average Remaining Contractual Term (In Years)
Outstanding—February 1, 2021	17,008,770	$0.27	9.0
Granted	62,500	$0.21
Exercised	(1,378,561)	$0.21
Forfeited	(706,197)	$0.21

Outstanding—October 31, 2021	14,986,512	$0.28	9.0

Exercisable—October 31, 2021	7,649,364	$0.31	7.8

The weighted-average grant date fair value of options granted during the nine months ended October 31, 2021 and 2020 was $2.70 and $0.09, respectively.

The intrinsic value of options outstanding and exercisable as of October 31, 2021 is approximately $59.7 million and $30.2 million, respectively. The intrinsic value of the options exercised during the period ended October 31, 2021 is approximately $4.1 million.

Stock-based compensation expense of $1,499,571 and $2,702,629 was recognized during the nine months ended October 31, 2021 and 2020, respectively, all of which relates to stock option awards. The Company recognized no income tax benefit in the condensed consolidated statements of operations for stock-based compensation arrangements during the nine months ended October 31, 2021 and 2020.

As of October 31, 2021, there was $3,514,982 of unrecognized compensation cost related to non-vested stock options granted under the Plan, which is expected to be recognized over a weighted-average period of approximately 2.7 years.

Stock-Based Compensation Expense—Stock-based compensation for the nine months ended October 31, 2021 and 2020, was as follows:

	Nine Months Ended October 31,
	2021	2020
Research and development	$836,037	$1,064,273
General and administrative	663,534	1,638,356

Total Stock-Based Compensation Expense	$1,499,571	$2,702,629

Fair Value of Common Stock and Options—The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model that uses the assumptions noted in the table below. Expected volatility for the Company’s common stock was determined based on an average of the historical volatility of a peer group of similar public companies. The expected term of options granted was calculated using the simplified method, which represents the average of the contractual term of the option and the

RIGETTI HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

weighted-average vesting period of the option. The Company uses the simplified method because it does not have sufficient historical option exercise data to provide a reasonable basis upon which to estimate expected term. The assumed dividend yield is based upon the Company’s expectation of not paying dividends in the foreseeable future. The risk-free rate is based upon the U.S. Treasury yield curve in effect at the time of grant for the period equivalent to the expected life of the option.

In determining the exercise prices for options granted, the Company’s board of directors has considered the fair value of the common stock as of the grant date. The fair value of the common stock has been determined by the board of directors at each award grant date based upon a variety of factors, including the results obtained from an independent third-party valuation, the Company’s financial position and historical financial performance, the status of technological developments within the Company’s products, the composition and ability of the current engineering and management team, an evaluation or benchmark of the Company’s competition, the current business climate in the marketplace, the illiquid nature of the common stock, arm’s-length sales of the Company’s capital stock (including redeemable convertible preferred stock), the effect of the rights and preferences of the preferred shareholders, and the prospects of a liquidity event, among others.

The range of assumptions used in the Black-Scholes option-pricing model for options issued to employees during the nine months ended October 31, 2021 and 2020, are as follows:

	2021	2020
Expected volatility	41.2%-43.1%	60.0%
Weighted-average risk-free interest rate	0.3%-0.6%	1.4%-2.6%
Expected dividend yield	0%	0%
Expected term (in years)	5.0-6.3 years	5.0-6.3 years
Exercise price	$0.21	$7.09

10.	FORWARD WARRANT AGREEMENT

In connection with the execution of the Merger Agreement in October 2021, Rigetti entered into a warrant subscription agreement (Forward Warrant Agreement) with a strategic partner for the purchase of a warrant for an aggregate purchase price (including amounts from exercise) of $10,000,000. The Forward Warrant Agreement provides for the issuance of a warrant for the purchase of an aggregate of 1,000,000 shares of Rigetti common stock at an exercise price of $0.0001. The purchase of the warrant is conditioned upon, among other things, the consummation of the Business Combination and the entry into a collaboration agreement between Rigetti and the strategic partner. The strategic partner is required to pay $5,000,000 to Rigetti no later than (i) the Closing and (ii) June 30, 2022, and upon such payment the warrant will vest and be exercisable by the strategic partner with respect to 500,000 shares of New Rigetti Common Stock pursuant to the terms of the warrant. The strategic partner is required to pay an additional $5,000,000 to Rigetti no later than the second anniversary of the date of the warrant subscription agreement, and upon such payment, the warrant will vest and be exercisable by the strategic partner with respect to the remaining 500,000 shares of New Rigetti Common Stock pursuant to the terms of the warrant. The Company evaluated the Forward Purcharse Agreement as a derivative in conjunction with the guidance of ASC 480. The Company calculated fair value of the Forward Purchase Agreement at inception and at the end of October 31, 2021. The fair value of the Forward Warrant Agreement was estimated based on the following key inputs and assumptions 1) Strike price 2) Purchase Price per Warrant 3) underlying value of share 4) assumed holding period and related risk free rate and 5) likelihood of the outcome of the various contingencies outlined above. Based on these inputs and assumption, the Company calculated the fair value of the derivative liability to be $400,000 as of October 31, 2021 and has included in other liabilities (current) in the accompanying consolidated balance sheet.

RIGETTI HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

11.	SUBSEQUENT EVENTS

The Company evaluated subsequent events through January 28, 2022, the date these condensed consolidated financial statements were reissued and did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements, except as follows:

Loan and Security Agreement Amendment — On January 27, 2022, Rigetti entered into a third amendment to the Loan Agreement, which modified certain financial covenants, including adding a tranche C to the Loan Agreement in an aggregate amount of $5.0 million (bringing the Maximum Credit Limit to $32.0 million) and providing for up to $8.0 million in additional loans (more than the Maximum Credit Limit) in the lender’s sole and absolute discretion, and providing for the payment of an exit fee.

RSU Grants — On January 25, 2022, Rigetti granted 4,963,063 RSUs to officers and executives of the company, half of which vest over twelve months and the other half vesting over 48 months from the date of grant.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Rigetti & Co, Inc.

Berkeley, CA

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Rigetti & Co, Inc. (the “Company”) as of January 31, 2021 and 2020, the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at January 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2021.

Spokane, Washington

June 23, 2021, except for certain Income Statement reclassifications discussed in Note 2 and Net Loss Per Share disclosures discussed in Note 2 and 12, as to which the date is November 2, 2021.

RIGETTI & CO, INC.

CONSOLIDATED BALANCE SHEETS

	January 31,
	2021	2020
Assets
Current assets:
Cash	$22,202,388	$308,707
Accounts receivable	479,374	188,975
Prepaid expenses and other current assets	1,035,703	1,126,305

Total current assets	23,717,465	1,623,987
Property and equipment, net	20,140,872	20,039,703
Restricted cash	317,134	317,134
Other assets	129,363	127,115
Goodwill	5,377,255	5,377,255

Total assets	$49,682,089	$27,485,194

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,107,924	$3,102,961
Accrued expenses and other current liabilities	1,603,299	1,074,467
Convertible notes	—	26,892,459
Deferred revenue - current	491,827	1,850,482
Simple agreement for future equity	—	1,882,397

Total current liabilities	3,203,050	34,802,766
Other liabilities	381,300	301,201

Total liabilities	3,584,350	35,103,967
Commitments and contingencies (Note 7)
Redeemable convertible preferred stock, par value $0.000001 per share. 102,891,847 and 14,457,554 shares authorized at January 31, 2021 and 2020, respectively; 98,726,505 and 14,154,064 shares issued and outstanding at January 31, 2021 and 2020, respectively (aggregate liquidation preference of $89,524,504 and $120,921,799 at January 31, 2021 and 2020, respectively)	81,523,141	120,793,893
Stockholders’ deficit:
Common stock, par value $0.000001 per share. 170,333,338 and 25,400,000 shares authorized at January 31, 2021 and 2020, respectively; 21,071,085 and 8,165,828 of shares issued and outstanding at January 31, 2021 and 2020, respectively	21	8
Additional paid-in capital	133,407,584	14,364,973
Accumulated other comprehensive gain (loss)	56,825	(15,311)
Accumulated deficit	(168,889,832)	(142,762,336)

Total stockholders’ deficit	(35,425,402)	(128,412,666)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$49,682,089	$27,485,194

The accompanying notes are an integral part of these consolidated financial statements.

RIGETTI & CO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Revenue	$5,542,598	$735,482
Cost of revenue	1,491,610	288,162

Total gross profit	4,050,988	447,320
Operating expenses:
Research and development	24,099,335	29,445,636
General and administrative	13,157,735	16,162,047
Sales and marketing	1,885,565	2,541,596

Total operating expenses	39,142,635	48,149,279

Loss from operations	(35,091,647)	(47,701,959)

Other income (expense), net:
Gain on extinguishment of debt	8,913,532	—
Change in fair value of convertible notes	—	(5,191,117)
Change in fair value of simple agreement for future equity	—	(382,397)
Interest income (expense), net	8,488	(670,848)
Other income	42,131	130,000

Total other income (expense), net	8,964,151	(6,114,362)

Net loss	$(26,127,496)	$(53,816,321)

Net loss per share attributable to common stockholders - basic and diluted	$(1.26)	$(7.18)

Weighted average shares used in computing net loss per share attributable to common stockholders – basic and diluted	20,719,085	7,495,071

The accompanying notes are an integral part of these consolidated financial statements.

RIGETTI & CO, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Year Ended January 31,
	2021	2020
Net loss	$(26,127,496)	$(53,816,321)
Other comprehensive loss:
Foreign currency translation gain (loss)	72,136	(15,311)

Comprehensive loss	$(26,055,360)	$(53,831,632)

The accompanying notes are an integral part of these consolidated financial statements.

RIGETTI & CO, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Gain (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, January 31, 2019	14,139,106	$120,671,893	6,729,852	$7	$5,881,857	$—	$(88,946,015)	$(83,064,151)

Common Stock Issued as Acquisition Consideration	—	—	1,325,473	1	5,572,453	—	—	5,572,454
Issuance of Common Stock upon Exercise of Stock Options	—	—	135,774	—	130,045	—	—	130,045
Forfeiture of Common Stock upon Cashless Exercise of Stock Options	—	—	(25,271)	—	—	—	—	—
Exercise of Series B-2 Preferred Stock Warrants	14,958	122,000	—	—	—	—	—	—
Stock-Based Compensation	—	—	—	—	2,780,618	—	—	2,780,618
Foreign Currency Translation Loss	—	—	—	—	—	(15,311)	—	(15,311)
Net Loss	—	—	—	—	—	—	(53,816,321)	(53,816,321)

Balance, January 31, 2020	14,154,064	$120,793,893	8,165,828	$8	$14,364,973	$(15,311)	$(142,762,336)	$(128,412,666)

Conversion of Series B/A Preferred Stock to Common Stock upon Equity Restructuring	(14,154,064)	(120,793,893)	3,538,484	4	120,793,889	—	—	120,793,893
Issuance of Common Stock upon Modification of Convertible Notes	—	—	6,874,309	7	1,443,598	—	—	1,443,605
Issuance of Series C Preferred Stock, Net	59,575,811	52,786,276	—	—	—	—	—	—
Issuance of Common Stock Warrants to Investors	—	—	—	—	1,236,600	—	—	1,236,600
Issuance of Series C-1 Preferred Stock to Participating Series B/A Preferred Stock Holders	11,415,620	7,734,083	—	—	(7,734,083)	—	—	(7,734,083)
Issuance of Series C, C-1, Common Stock and Warrants upon Conversion of Notes	26,131,870	19,812,252	2,036,617	2	489,875	—	—	489,877
Issuance of Series C and C-1 upon Conversion of SAFE	1,603,204	1,190,530	—	—	—	—	—	—
Issuance of Common Stock Warrants to Customer	—	—	—	—	154,330	—	—	154,330
Exercise of Common Stock Warrants	—	—	70,000	—	14,980	—	—	14,980
Issuance of Common Stock upon Exercise of Stock Options	—	—	238,576	—	51,384	—	—	51,384
Issuance of Common Stock upon Release of Acquisition Escrow	—	—	147,271	—	—	—	—	—
Stock-Based Compensation	—	—	—	—	2,592,038	—	—	2,592,038
Foreign Currency Translation Gain (Loss)	—	—	—	—	—	72,136		72,136
Net Loss	—	—	—	—	—	—	(26,127,496)	(26,127,496)

Balance, January 31, 2021	98,726,505	$81,523,141	21,071,085	$21	$133,407,584	$56,825	$(168,889,832)	$(35,425,402)

The accompanying notes are an integral part of these consolidated financial statements.

RIGETTI & CO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended January 31,
	2021	2020
Cash flows from operating activities
Net loss	$(26,127,496)	$(53,816,321)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	4,299,263	3,941,859
Stock-based compensation	2,592,038	2,780,618
Gain on extinguishment of debt	(8,913,532)	—
Change in fair value of convertible notes	—	5,191,117
Change in fair value of simple agreement for future equity	—	382,397
Changes in operating assets and liabilities:
Accounts receivable	(290,399)	312,304
Prepaid expenses and other current assets	244,932	(833,709)
Other assets	(2,248)	103,162
Deferred revenue	(1,659,856)	2,028,229
Accounts payable	(1,995,037)	1,919,491
Accrued expenses and other current liabilities	1,403,772	1,102,038
Other liabilities	381,300	—

Net cash used in operating activities	(30,067,263)	(36,888,815)

Cash flows from investing activities
Business Combination, net of cash acquired	—	149,484
Purchases of property and equipment	(4,400,432)	(3,093,840)

Net cash used in investing activities	(4,400,432)	(2,944,356)

Cash flows from financing activities
Proceeds from issuance of convertible notes	2,200,000	19,950,000
Proceeds from issuance of preferred stock and warrants, net	54,022,876	—
Repayment of debt	—	(2,839,261)
Proceeds from issuance of common stock upon exercise of stock options	51,384	130,045
Proceeds from issuance of common stock upon exercise of warrants	14,980	—
Simple agreement for future equity	—	1,500,000

Net cash provided by financing activities	56,289,240	18,740,784

Effect of changes in exchange rate on cash and restricted cash	72,136	(15,311)
Net increase (decrease) in cash and restricted cash	21,893,681	(21,107,698)
Cash and restricted cash at beginning of period	625,841	21,733,539

Cash and restricted cash at end of period	$22,519,522	$625,841

Supplemental disclosure of cash flow information:
Cash paid for interest	$51,666	$170,098

Supplemental disclosure of non-cash investing activity:
Fair value of common stock issued as consideration for Business Combinations	$—	$5,572,454

Supplemental disclosure of non-cash financing activity:
Exercise of series B-2 redeemable convertible preferred stock warrants	$—	$122,000
Conversion of redeemable convertible preferred stock to common stock upon equity recapitalization	$120,793,893	$—
Conversion of convertible notes to redeemable convertible preferred stock and warrants	$19,874,439	$—
Issuance of redeemable convertible preferred stock upon equity recapitalization	$7,734,083	$—
Issuance of common stock in connection with debt modification	$1,443,605	$—
Conversion of SAFE to redeemable convertible preferred stock	$1,190,530	$—
Conversion of convertible notes to common stock	$427,690	$—
Issuance of warrants to customer	$154,330	$—

The accompanying notes are an integral part of these consolidated financial statements.

1.	DESCRIPTION OF BUSINESS

Rigetti & Co, Inc. (“Rigetti”) and its subsidiaries (collectively, the “Company”), builds quantum computers and the superconducting quantum processors that power them. Through the Company’s Quantum Cloud Services (QCS) platform, the Company’s machines can be integrated into any public, private or hybrid cloud. The Company offers product types of Platform, Research and Software Tools usage in application areas of benchmarking, chemical simulation, education/entertainment, machine learning, and optimization. Rigetti was incorporated in the State of Delaware in 2013.

The Company is located and headquartered in Berkeley, CA. Other offices operated by the Company are in Fremont, California, London, United Kingdom and Adelaide, Australia. The Company’s revenue is derived primarily from operations in the United States.

Risks and Uncertainties—The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operating losses (see below), competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in information technology.

COVID-19—In March 2020, the World Health Organization declared the outbreak of COVID-19 as a global pandemic and the virus has continued to spread throughout the countries in which the Company operates. As a result of this outbreak, the Company temporarily closed all offices, but continued to provide services to customers through a remote workforce. The outbreak of COVID-19 may have various of potential implications on the Company’s research and development activities, which may impact revenue and cash flows. If the global economic impact of COVID-19 is long-term and significant, it may result in an impairment to the Company’s long-lived assets. As of January 31, 2021 and 2020, the Company’s financial position was not significantly impacted due to the effects of COVID-19.

On March 27, 2020, the “Coronavirus Aid, Relief and Economic Security (CARES) Act” (the “Act”) was signed into law. The Act includes provisions relating to refundable payroll tax credits, deferment of the employer portion of certain payroll taxes, net operating loss carryback periods, alternative minimum tax credit refunds, and modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The Company analyzed the provisions of the Act and determined there was no significant impact to its tax provision for the years ended January 31, 2021 and 2020.

Emerging Growth Company:    Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time the Company is no longer considered to be an emerging growth company. At times, the Company may elect to early adopt a new or revised standard.

Liquidity—The Company has incurred net losses since inception, experienced negative cash flows from operations, and has an accumulated deficit of $168,889,832 as of January 31, 2021. The Company has historically financed its operations primarily through the issuance of preferred stock, warrants and convertible notes. The Company expects operating losses and negative cash flows from operations to continue for the foreseeable future, but is focused on reducing operating expenses and has significantly reduced expenses in fiscal 2020 compared to fiscal 2019. The Company believes its current capital resources, together with additional debt financing secured in 2021 (for which $20,000,000 was drawn between March and May of 2021 – see Note 8) will be sufficient for the Company to continue as a going concern for at least one year from the issuance date of these consolidated financial statements. The Company will be required to raise additional capital, however, there can be no assurance as to whether additional financing will be available on terms acceptable to the Company, if at all. If sufficient funds on acceptable terms are not available when needed, it would have a negative impact on the Company’s financial condition and could force the Company to delay, limit, reduce, or terminate product development.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (US “GAAP”).

Prior Period Reclassifications—Certain prior period amounts have been reclassified to conform to the current period presentation. “Unbilled Receivables” were reclassified from “Other Current Assets” to “Accounts Receivable” on the Company’s consolidated balance sheets.

Income Statement Reclassifications—Certain payroll and other costs were reclassified among the three categories of operating expenses on the Company’s consolidated statements of operations to better align with detailed job and project allocation measures and to reflect appropriately the research and development stage of the company and the technology. The Company believes this will improve and enhance the presentation of our financial statements and related disclosures for users of our financial statements. Total reported operating expenses have not changed from the previously issued financial statements. As a result of this change, $3,133,808 (YE 1/31/20 -$ 5,531,056) & $1,040,831 (YE 1/31/20 - $1,802,274) of general and administration expenses were reclassified into the research and development and sales and marketing expenses respectively.

Use of Estimates—The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Such management estimates include, but are not limited to, the fair value of share based awards, fair value of convertible notes, fair value of the convertible preferred stock warrants, goodwill and intangible assets, accrued liabilities and contingencies, depreciation and amortization periods, and accounting for income taxes. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as of the date of the consolidated financial statements; therefore, actual results could materially differ from those estimates.

Principals of Consolidation—The consolidated financial statements include the accounts of Rigetti and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Segments—Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the CODM. The Company’s Chief Executive Officer is its CODM. The Company’s CODM reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources and evaluating financial performance. As such, the Company has determined that it operates in one operating and one reportable segment.

Foreign Currency—The Company’s reporting currency is the US dollar. The functional currency of the Company’s foreign subsidiaries are the local currencies (UK pounds sterling and Australian dollars), as it is the monetary unit of account of the principal economic environment in which the Company’s foreign subsidiaries operate. All assets and liabilities of the foreign subsidiaries are translated at the current exchange rate as of the end of the period, and revenue and expenses are translated at average exchange rates in effect during the period. The gain or loss resulting from the process of translating foreign currency financial statements into US dollars is reflected as a foreign currency cumulative translation adjustment and reported as a component of accumulated other comprehensive gain (loss). Foreign currency transaction gains and losses resulting from or expected to result from transactions denominated in a currency other than the functional currency are recognized in other income (expense), net in the consolidated statements of operations.

Comprehensive Loss—Comprehensive loss consists of two components, net loss and other comprehensive loss. The Company’s other comprehensive loss consists of foreign currency translation adjustments that result from consolidation of its foreign entities.

Cash and Restricted Cash—The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash. As of January 31, 2021 and 2020, cash consists primarily of checking and savings deposits. The Company’s restricted cash balance classifies all cash whose use is limited by contractual provisions. As of January 31, 2021 and 2020, restricted cash consists of cash secured as collateral for letters of credit in favor of the Company’s landlord and its corporate credit card program. The Company may not access these funds until it vacates this office space (leases expire in 2026).

The following table provides a reconciliation of cash and restricted cash in the consolidated balance sheets to the total amount shown in the consolidated statements of cash flows:

	January 31,
	2021	2020
Cash	$22,202,388	$308,707
Restricted cash	317,134	317,134

Total cash and restricted cash	$22,519,522	$625,841

Accounts Receivable—Accounts receivable are recorded at invoice value, net of allowance for doubtful accounts. On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance or if any accounts should be written off based on a past history of write-offs, collections, and current credit conditions. A receivable is considered past due if the Company has not received payments based on agreed-upon terms. As of January 31, 2021 and 2020, the Company does not have any allowances for doubtful accounts.

Property and Equipment, Net—Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets. The Company uses an estimated useful life of three years for furniture and information technology hardware (“IT hardware”), seven years for process equipment, and ten years for quantum computer and fridges. Leasehold improvements are amortized over the shorter of the lease-term or the estimated useful life of the related asset. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in other income (loss) in the consolidated statements of operations.

Goodwill—Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. The Company evaluates goodwill for impairment at least annually, or more frequently if events or changes in circumstances indicate that the asset may not be recoverable. Triggering events that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of goodwill or a significant decrease in expected cash flows. Goodwill is tested for impairment by comparing the reporting unit’s carrying value, including goodwill to the fair value of the reporting unit. The Company has one reporting unit and for its annual goodwill impairment test, the Company determined the fair value of our reporting unit based on our enterprise value. The Company may elect to utilize a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than it’s carrying value. If, after assessing the qualitative factors, the Company determines that it is more likely than not that the fair value of the reporting unit is less than it’s carrying value, an impairment analysis will be performed. There was no goodwill impairment recorded for the years ended January 31, 2021 and 2020.

Redeemable Convertible Preferred Stock Warrant Liability—Redeemable convertible preferred stock warrants are classified as liabilities on the consolidated balance sheet. The warrants are subject to remeasurement at each consolidated balance sheet date, and any change in fair value is recognized as a component of other income (expense). The fair value of these warrants is determined by the Company based on the Black-Scholes option-pricing valuation model, which requires the input of highly subjective assumptions, including the estimated fair value of the underlying redeemable convertible preferred stock at the valuation measurement date, the remaining contractual term of the warrant, risk-free interest rates, expected dividends, and expected volatility of the price of the underlying redeemable convertible preferred stock. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants or the completion of a liquidation event, at which time all redeemable convertible preferred stock warrants will be converted into warrants to purchase common stock and, accordingly, the liability will be reclassified into stockholders’ deficit.

Prior to the year ended January 31, 2020, the Company had issued a warrant to acquire 14,958 shares of series B-2 redeemable convertible preferred stock in conjunction with a revenue contract (see Revenue Recognition for additional details). The series B-2 redeemable convertible preferred stock warrants had a 10-year contractual term and an exercise price of $0.000001 per share. The Company had classified the series B-2 redeemable convertible preferred stock warrants as liabilities due to the contingently redeemable nature of the underlying series B-2 redeemable convertible preferred stock. In January 2020, the holder exercised the series B-2 redeemable convertible preferred stock warrant in full, with the Company receiving the nominal cash exercise price. As part of the exercise, the Company estimated that the fair value of the series B-2 redeemable convertible preferred stock warrant was $122,000 (no change in fair value identified), and this fair value was reclassified as a component of the carrying value of the series B-2 redeemable convertible preferred stock.

Revenue Recognition—The Company recognizes revenue in accordance with Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606) and accounts for certain contract costs in accordance with FASB’s Accounting Standards Codification (“ASC”) 340-40, Other Assets and Deferred Costs—Contracts with Customers.

The Company recognizes revenue from contracts with customers by applying the following five-step model:

•	Identify the contract with a customer

•	Identify the performance obligations in the contract

•	Determine the transaction price

•	Allocate the transaction price to the performance obligations in the contract

•	Recognize revenue when (or as) performance obligations are satisfied

The Company generates revenue through its Quantum Cloud Services (QCaaS) and development contracts and other services. Access to Rigetti quantum computing systems can be purchased as a quantum computing subscription, or on a usage basis for a specified quantity of hours. Revenue related to subscription-based access to Rigetti quantum computing systems (QCaaS) is recognized over time as access to the systems is provided on a ratable basis over the subscription term, which can range from six months to two years. This time-based input measure of progress provides a faithful depiction of the transfer of the services because the customer obtains generally equal benefit from its access to the systems throughout the subscription term. Revenue related to usage-based access to Rigetti quantum computing systems is recognized over time as the systems are accessed using an output method based on compute credit hours expended. This output method provides a faithful depiction of the transfer of the services because the customer has purchased a specified quantity of hours of usage that diminishes each time an hour is expended and therefore each hour of access to the systems is considered a discrete delivery of underlying services in these arrangements. Development contracts are generally multi-year, non-recurring arrangements in which the Company provides professional services regarding practical applications of quantum computing to technology and business problems within the customer’s industry or organization and assists the customer in developing quantum algorithms and applications that will provide commercial value to the customer in areas of business interest. Development contracts are typically fixed fee arrangements invoiced on a milestone basis, but may also be invoiced on a time and materials or cost reimbursement basis in certain cases. Revenue related to development contracts and other services is recognized over time as the services are provided using an input measure based on actual labor hours incurred to date relative to total estimated labor hours needed to complete the program or total contracted hours over the program period. This input measure of progress provides a faithful depiction of the transfer of the services because it closely depicts the Company’s efforts or inputs to the satisfaction of the performance obligation. Revenue related to the sale of custom quantum computing components is recognized at a point in time upon acceptance by the customer. The Company has elected to treat shipping and handling activities related to contracts with customers as fulfillment costs, and not as separate performance obligations, and accrues the related costs when the related revenue is recognized.

When the Company’s contracts with customers contain multiple performance obligations, the transaction price is allocated on a relative standalone selling price basis to each performance obligation. The Company typically determines standalone selling price based on observable selling prices of its products and services. In instances where standalone selling price is not directly observable, standalone selling price is determined using information that may include market conditions and other observable inputs. Standalone selling price is typically established as a range. In situations in which the stated contract price for a performance obligation is outside of the applicable standalone selling price range and has a different pattern of transfer to the customer than the other performance obligations in the contract, the Company will reallocate the total transaction price to each performance obligation based on the relative standalone selling price of each.

The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring goods and services to the customer. Revenue is recorded based on the transaction price, which includes fixed consideration and estimates of variable consideration. The amount of variable consideration included in the transaction price is constrained and is included only to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

The Company’s contracts with customers may include renewal or other options at fixed prices. Determining whether such options are considered distinct performance obligations that provide the customer with a material right and therefore should be accounted for separately requires significant judgment. Judgment is required to determine the standalone selling price for each renewal option to determine whether the renewal pricing is reflective of standalone selling price or is reflective of a discount that would provide the customer with a material right. Based on the Company’s assessment of standalone selling prices, the Company determined that there were no significant material rights provided to its customers requiring separate recognition.

The timing of revenue recognition may not align with the right to invoice the customer. The Company records accounts receivable when it has the unconditional right to issue an invoice and receive payment, regardless of whether revenue has been recognized. Deferred revenue is primarily composed of fees related to QCaaS, which are generally billed in advance and recognized as revenue over the related subscription term. Unbilled receivables relate to revenue recognized for milestones completed under development services contracts for which the related milestone billing has not yet occurred.

In instances where the timing of revenue recognition differs from the timing of the right to invoice, the Company has determined that a significant financing component generally does not exist. The primary purpose of the Company’s invoicing terms is to provide customers with simplified and predictable ways of purchasing the products and services and not to receive financing from or provide financing to the customer. Additionally, the Company has elected the practical expedient that permits an entity not to recognize a significant financing component if the time between the transfer of a good or service and payment is one year or less.

Payment terms on invoiced amounts are typically net 30 days. The Company does not offer rights of return for its products and services in the normal course of business, and contracts generally do not include service-type warranties that provide any incremental service to the customer beyond providing assurance that the goods and services conform to applicable specifications or customer-specific or subjective acceptance provisions. The Company also excludes from revenue government-assessed and imposed taxes on revenue-generating activities that are invoiced to customers.

Costs of Obtaining and Fulfilling Contracts—The Company has elected to apply the practical expedient to expense contract acquisition costs as incurred when the expected amortization period is one year or less. The Company capitalizes incremental costs incurred to fulfill its contracts that (i) relate directly to the contract, (ii) are expected to generate resources that will be used to satisfy the Company’s performance obligation(s) under the contract, and (iii) are expected to be recovered through revenue generated under the contract.

Cost of Revenue—Cost of revenue consists primarily of compensation, bonuses, employee taxes and benefit costs of program management and collaboration services personnel associated with the delivery of goods and services to customers and an allocation of facility costs and depreciation.

Research and Development—Research and development costs that do not meet the criteria for capitalization are expensed as incurred. Research and development expenses include compensation, employee benefits, and stock-based compensation for technology developers and product management employees as well as fees paid to outside consultants and the amortization of capitalized software costs for the Company’s proprietary technology. As of January 31, 2021 and 2020, no research and development costs have been capitalized.

General and Administrative—General and administrative expenses include compensation, employee benefits, and stock-based compensation for executive management, legal, insurance, finance administration and human resources, facility costs (including rent), bad debt costs, professional service fees, and other general overhead costs including depreciation to support the Company’s operations.

Sales and Marketing—Sales and marketing expenses consisted primarily of compensation, and employee benefits of sales and marketing employees, as well as fees paid to outside consultants, travel and marketing and promotion costs.

Capitalized Software—The Company capitalizes the costs to develop its internal-use software when preliminary development efforts are successfully completed, management has authorized and committed project funding, and it is probable that the project will be completed and the software will be used as intended. Such costs are included in property and equipment in the consolidated balance sheets and are amortized on a straight-line basis over the estimated useful life of the related asset. These capitalized costs are primarily related to the software infrastructure supporting the quantum computing services purchased by customers. Costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional features and functionality. Maintenance costs are expensed as incurred. During the years ended January 31, 2021 and 2020, no capitalized software has been recorded.

Impairment of Long-Lived Assets—Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. When such events or changes in circumstances occur, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through their undiscounted expected future cash flow. If the future undiscounted cash flow is less than the carrying amounts of these assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. During the years ended January 31, 2021 and 2020, no impairment charge has been recorded.

Income Taxes—Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of January 31, 2021 and 2020, the Company has recorded a full valuation allowance against its deferred tax assets.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company records interest related to unrecognized tax benefits in interest expense and penalties in income tax expense.

Net Income (Loss) Per Share: The Company has Class A Common Stock outstanding and no shares of Class B Common Stock outstanding. However, the Company’s Convertible Series C-1 Preferred Stock are convertible into Class B Common Stock. Basic net income (loss) per share of common shareholders is calculated by dividing net income (loss) attributable to the common shareholders (the numerator) by the weighted average number of common shares outstanding for the period (the denominator).

The Company uses the two-class method to calculate the diluted net income (loss) per share for each class of Common Stock. The two-class method determines net income (loss) per share for each class of Common Stock according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires all undistributed earnings for the period to be allocated among multiple classes of potential Common Stock as if all earnings for the period were distributed. Diluted net income (loss) is computed separately for each class of the potential Common Stock. Potential dilutive shares for Class A Common Stock include shares of convertible Series C Preferred Stock, common stock warrants and stock options. Potential dilutive shares for Class B Common Stock include shares of convertible Series C-1 Preferred Stock. Potential dilutive common shares are excluded from the computation of diluted net income (loss) per share, if the effect of including such potential dilutive shares would be anti-dilutive.

Stock-Based Compensation—The Company’s stock-based compensation program grants awards that may include stock options, restricted and unrestricted stock awards and restricted stock units. The fair values of stock option grants are estimated as of the date of grant using a Black-Scholes option valuation model, which requires extensive use of accounting judgment and financial estimates, including estimates of the expected term participants will retain their vested stock options before exercising them, the estimated volatility of its common stock price over the expected term, the risk free rate, and expected dividend yield. The fair values of restricted stock awards are based on the fair value of the Company’s common stock on the date of grant. The estimated fair values of the employee stock awards are then expensed over the requisite service period, which is generally the awards’ vesting period, and uses the straight-line method to recognize stock-based compensation.

The accounting for awards granted to consultants and nonemployees is largely consistent with the accounting for such awards granted to employees, with the exception that the fair value of the awards may be measured based on the expected term or the contractual term of the award and the fair value is recognized in the same period and in the same manner the Company would if it had paid cash for the related services.

The Company has elected to account for forfeitures of employee stock awards as they occur. Upon any exercise of stock option awards, the Company issues new shares of common stock, unless there are treasury shares available for reissuance at that time.

Fair Value Measurements—Fair value accounting is applied for all assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company follows the established framework for measuring fair value and expanded disclosure requirements about fair value measurements.

Concentrations of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company invests its excess cash in low-risk, highly liquid money market funds and certificates of deposit with a major financial institution.

Significant customers are those which represent 10% or more of the Company’s revenue or accounts receivable balance at each balance sheet date. During the year ended January 31, 2021, three customers accounted for approximately 78% of the Company’s revenue and one customer accounted for approximately 87% of the Company’s accounts receivable. During the year ended January 31, 2020, four customers accounted for approximately 82% of the Company’s revenue and 97% of the Company’s accounts receivable.

Customers accounting for 10% or more of the Company’s revenue during the years ended January 31, 2021 and 2020 were:

Customer	2021	2020
Customer A	32%	16%
Customer B	31%	*
Customer C	15%	32%
Customer D	*	24%
Customer E	*	10%

* Customer accounted for less than 10% of revenue in the respective year

All revenues derived from major customers noted above are included in the Americas region in Note 14.

Employee Benefit Plan—The Company sponsors a qualified 401(k) defined contribution plan covering eligible employees. Participants may contribute a portion of their annual compensation limited to a maximum annual amount set by Internal Revenue Service. There were no employer contributions under this plan during the years ended January 31, 2021 and 2020.

Business Combinations—The Company accounts for business combinations using the acquisition method of accounting. The Company allocates the purchase price of the acquisition to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over the fair values of identifiable assets and liabilities is recorded as goodwill. Acquisition-related expenses are recognized separately from the business combination and are expensed as incurred.

Recent Accounting Pronouncements—In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires recognition of a lease asset and lease liability for all leases with a term of greater than 12 months regardless of their classification. In May 2020, the FASB issued ASU 2020-05 which defers the effective date of ASU 2016-02 one year making it effective for annual reporting periods beginning after December 15, 2021. The Company is currently evaluating the impact the adoption of this guidance will have on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The FASB subsequently issued amendments to ASU 2016-13, which have the same effective date and transition date of January 1, 2023. These standards require that credit losses be reported using an expected losses model rather than the incurred losses model that is currently used, and establishes additional disclosures related to credit risks. For available-for-sale debt securities with unrealized losses, these standards now require allowances to be recorded instead of reducing the amortized cost of the investment. These standards limit the amount of credit losses to be recognized for available-for-sale debt securities to the amount by which carrying value exceeds fair value and requires the reversal of previously recognized credit losses if fair value increases. The Company is currently evaluating the impact the adoption of this guidance will have on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This ASU eliminates Step 2 of the goodwill impairment test, which required comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. This amendment will become effective for annual periods beginning after December 15, 2022. The Company is currently evaluating the impact the adoption of this guidance will have on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes. ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and by improving consistent application of other areas of Topic 740. The new standard is effective for annual reporting periods beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact the adoption of this guidance will have on its consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt–Debt with Conversion and Other Options (Subtopic 470-20 and Derivatives and Hedging–Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The objective of this update is to simplify the accounting for convertible preferred stock by removing the existing guidance in ASC 470-20, “Debt: Debt with Conversion and Other Options,” that requires entities to account for beneficial conversion features and cash conversion features in equity, separately from the host convertible debt or preferred stock. The guidance in ASC 470-20 applies to convertible instruments for which the embedded conversion features are not required to be bifurcated from the host contract and accounted for as derivatives. In addition, the amendments revise the scope exception from derivative accounting in ASC 815-40 for freestanding financial instruments and embedded features that are both indexed to the issuer’s own stock and classified in stockholders’ equity, by removing certain criteria required for equity classification. These amendments are expected to result in more freestanding financial instruments qualifying for equity classification (and, therefore, not accounted for as derivatives), as well as fewer embedded features requiring separate accounting from the host contract. This amendment also further revises the guidance in ASU 260, “Earnings per Share,” to require entities to calculate diluted earnings per share (EPS) for convertible instruments by using the if-converted method. In addition, entities must presume share settlement for purposes of calculating diluted EPS when an instrument may be settled in cash or shares. ASU 2020-06 is effective for annual reporting periods beginning after December 15, 2023, with early adoption permitted. The Company is currently evaluating the impact the adoption of this guidance will have on its consolidated financial statements.

In May 2021, the FASB issued ASU 2021-04, ‘Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. This ASU provides guidance for a modification or an exchange of a freestanding equity-classified written call option that is not within the scope of another Topic. It specifically addresses: (1) How an entity should treat a modification of the terms or conditions or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange; (2) How an entity should measure the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange; and (3) How an entity should recognize the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange. ASU 2021-04 is effective for annual reporting periods beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact the adoption of this guidance will have on its consolidated financial statements.

3.	REVENUE RECOGNITION

The following tables depict the disaggregation of revenue according to the type of good or service and timing of transfer of goods or services:

	Year Ended January 31,
Type of Goods or Service	2021	2020
Development contracts and other services	$2,919,507	$479,653
QCaaS	2,380,091	208,329
Quantum computing components	243,000	47,500

	$5,542,598	$735,482

Timing of Revenue Recognition
Revenue recognized at a point in time	$243,000	$47,500
Revenue recognized over time	5,299,598	687,982

	$5,542,598	$735,482

Selected consolidated balance sheet line items that reflect accounts receivable, contract assets and liabilities as of January 31, 2021 and 2020 were as follows:

	2021	2020
Trade receivables, net	$327,301	$165,225
Unbilled receivables	$152,073	$23,750
Deferred revenue - current	$(491,827)	$(1,850,482)
Deferred revenue - non-current	$—	$(301,201)

Changes in deferred revenue from contracts with customers were as follows:

	Year Ended January 31,
	2021	2020
Balance at beginning of period	$(2,151,683)	$(339,536)
Deferral of revenue	(364,545)	(2,062,773)
Recognition of deferred revenue	2,024,401	250,626

Balance at end of period	$(491,827)	$(2,151,683)

Remaining performance obligations represent the portion of the transaction price that has not yet been satisfied or achieved. As of January 31, 2021, the aggregate amount of the transaction price allocated to remaining performance obligations was approximately $7,097,948. The Company expects to recognize estimated revenues related to performance obligations that are unsatisfied (or partially satisfied) in the amounts of approximately $5,385,980 during the year ended January 31, 2022, $1,061,538 during the year ended January 31, 2023, and $650,430 during the year ended January 31, 2024.

Deferred Contract Acquisition and Fulfillment Costs—The Company has not identified any costs that are incremental to the acquisition of customer contracts that would be capitalized as deferred costs on the balance sheet in accordance with ASC 340-40. Incremental costs incurred to fulfill the Company’s contracts that meet the capitalization criteria in ASC 340-40 have historically been immaterial. Accordingly, the Company has not capitalized any contract fulfillment costs as of January 31, 2021 and 2020.

4.	BUSINESS COMBINATIONS

On July 29, 2019, Rigetti entered into an asset purchase agreement (the “Qx Branch Purchase Agreement”) and purchased select assets and assumed select liabilities from the members (the “QxBranch Sellers”) of

QxBranch UK Limited and QxBranch Australia Pty Ltd (collectively, “QxBranch”). QxBranch is a data analysis and quantum computing software company, which provided analytics services and research and development for quantum computing technology. The Company acquired QxBranch as a strategic acquisition to expand and complement the service offerings and expand the client base. The Company was not specifically positioned for direct customer engagement, and the service offering, and workforce provided by QxBranch would allow Rigetti to provide services directly to consumers.

In accordance with the Qx Branch Purchase Agreement, on July 29, 2019 (the “QxBranch Closing Date”), the Buyer completed the acquisition and obtained control of QxBranch and their related assets (the “QxBranch Acquisition”).

The aggregate purchase price consideration transferred from the Buyers to the QxBranch Sellers totaled $5,572,454 of equity in the form of Rigetti common stock.

At the QxBranch Acquisition closing, equity consideration of $569,196 was transferred to be held in escrow related to general representations and warranties indemnifications. Pursuant to the Qx Branch Purchase Agreement, the balance of the escrow funds was distributed to the QxBranch Sellers within 2 days after the 12 month anniversary of the QxBranch Acquisition.

Goodwill recorded as part of the acquisition is amortized for tax purposes over 15 years.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of the QxBranch Acquisition:

Cash	$149,484
Accounts receivable	96,279
Other current assets	20,910
Goodwill	5,377,255
Accounts payable	(8,842)
Accrued expenses and other current liabilities	(62,632)

$5,572,454

The consolidated financial statements include results of operations following the consummation of the QxBranch Acquisition for the period July 29, 2019 through January 31, 2020. Unaudited pro forma disclosures of revenue and net loss for fiscal 2020 have been omitted as the impact of QxBranch Acquisition as of the beginning of the prior fiscal year would be immaterial to the Company’s results for fiscal 2020.

Acquisition related expenses for the QxBranch Acquisition totaled of $10,409 and were expensed as incurred. These expenses were recognized as a component of general and administrative costs in the Company’s consolidated statements of operations.

5.	FAIR VALUE MEASUREMENTS

The Company reports all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1—Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2—Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

Level 3—Inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

At January 31, 2021, there were no assets or liabilities measured at fair value.

The fair value measurements of assets and liabilities that are measured at fair value at January 31, 2020 are as follows:

	Fair Value Hierarchy
Year Ended January 31, 2020	Level 1	Level 2	Level 3
Liabilities:
Convertible Notes	$—	$—	$26,892,459
Simple agreement for future equity	$—	$—	$1,882,397

Total Liabilities	$—	$—	$28,774,856

There were no transfers between Level 1 or Level 2, or transfers in or out of Level 3 of the fair value hierarchy during the years ended January 31, 2021 and 2020.

The Company has further discussed the key aspects of the fair value measurements described above in Note 8 to the financial statements. There have been no changes in fair value measurement techniques during the years ended January 31, 2021 and 2020.

A summary of the changes in the fair value of the Company’s Level 3 financial instruments as of January 31, 2021 and 2020 are as follows:

	Convertible Notes	Simple agreement for future equity	Redeemable Convertible Preferred Stock Warrant Liability
Balance - January 31, 2019	$1,751,342	$—	$122,000
Issuances	19,950,000	1,500,000	—
Settlement	—	—	(122,000)
Loss on change in fair value	5,191,117	382,397	—

Balance - January 31, 2020	$26,892,459	$1,882,397	$—

Issuances	—	—	—
Settlement	(26,892,459)	(1,882,397)	—
Loss on change in fair value	—	—	—

Balance - January 31, 2021	$—	$—	$—

6.	SUPPLEMENTAL FINANCIAL STATEMENTS INFORMATION

Property and Equipment, Net

Property and equipment as of January 31, 2021 and 2020 are composed of the following:

	2021	2020
Quantum computing fridges	$14,251,579	$13,009,936
Process equipment	12,747,756	10,705,887
Leasehold improvements	4,077,646	3,063,322
IT Hardware	1,999,082	1,896,486
Furniture and other assets	1,246,067	1,246,067

Total property and equipment	$34,322,130	$29,921,698
Less: Accumulated depreciation	(14,181,258)	(9,881,995)

Property and equipment - net	$20,140,872	$20,039,703

As of January 31, 2021 and 2020, all property and equipment were located in the United States. Total depreciation expense for the years ended January 31, 2021 and 2020 was $4,299,263 and $3,941,859, respectively. The Company has not acquired any property and equipment under capital leases.

Accrued Expenses and Other Current Liabilities

	January 31,
	2021	2020
Accrued Interest on Debt	$—	$823,274
Accrued Payroll and Other Payroll Costs	739,893	188,299
Accrued Taxes and Other Tax Costs	451,545	—
Accrued Professional Fees and Other	411,861	62,894

	$1,603,299	$1,074,467

7.	COMMITMENTS AND CONTINGENCIES

Leases—The Company leases office spaces under noncancelable operating lease agreements, which expire in 2026. The Company is required to pay property taxes, insurance, and normal maintenance costs for certain of these facilities and will be required to pay any increases over the base year of these expenses on the remainder of the Company’s facilities.

Rent expense for operating leases for the years ended January 31, 2021 and 2020, was $1,722,040 and $1,451,238, respectively. The Company also recognized $381,300 in deferred rent as of January 31, 2021 primarily relating to one of its office spaces, which was recorded within other liabilities on the Company’s consolidated balance sheets. No deferred rent was recognized as of January 31, 2020.

Future minimum lease payments under non-cancelable operating leases as of January 31, 2021 are as follows:

Years Ending January 31,
2022	$1,711,575
2023	1,477,694
2024	656,426
2025	676,118
2026	696,402

Total minimum future lease payments	$5,218,215

Litigation—From time to time, the Company may become involved in various legal proceedings in the ordinary course of its business and may be subject to third-party infringement claims.

In the normal course of business, the Company may agree to indemnify third parties with whom it enters into contractual relationships, including customers, lessors, and parties to other transactions with the Company, with respect to certain matters. The Company has agreed, under certain conditions, to hold these third parties harmless against specified losses, such as those arising from a breach of representations or covenants, other third-party claims that the Company’s products when used for their intended purposes infringe the intellectual property rights of such other third parties, or other claims made against certain parties. It is not possible to determine the maximum potential amount of liability under these indemnification obligations due to the Company’s limited history of prior indemnification claims and the unique facts and circumstances that are likely to be involved in each particular claim.

As of January 31, 2021 and 2020, the Company has not been subject to any pending litigation claims.

8.	FINANCING ARRANGEMENTS

Loan and Security Agreement

In October 2016, the Company entered into a loan and security agreement with a venture lender, providing for a non-revolving term loan credit facility. The original term loan drawn by the Company in October 2016 totaled $6,000,000 (the “Term Loan”) and was fully repaid as of January 31, 2020, of which $2,839,261 was repaid during the year ended January 31, 2020. The Term Loan incurred interest at a rate of 9.0% per annum, payable monthly.

The Term Loan included certain negative covenants, primarily consisting of restrictions on the Company’s ability to incur indebtedness, pay dividends, execute fundamental change transactions, and other specified actions. The Term Loan was collateralized by substantially all of the Company’s assets.

Convertible Notes

In November 2018, the Company entered into convertible promissory note arrangements pursuant to which the Company borrowed $1,500,000 (the “2018 Convertible Notes”). In June 2019 and August 2019, the Company entered into convertible promissory note arrangements pursuant to which the Company borrowed $19,700,000 and $250,000, respectively (collectively, the “2019 Convertible Notes”). The 2018 Convertible Notes and 2019 Convertible Notes are collectively referred to as the “Initial Convertible Notes.”

The 2018 Convertible Notes accrued interest at 4.0% per annum and the 2019 Convertible Notes accrued interest at 6.0% per annum, on the outstanding principal balance, payable at maturity. The Initial Convertible Notes were due and payable on the earlier of (i) when requested by a majority of the lenders on or after November 26, 2020 (for the 2018 Convertible Notes) or December 11, 2020 (for the 2019 Convertible Notes), or (ii) when, upon the occurrence of an event of default, such amounts are declared due and payable by the lenders or become automatically due and payable. The Initial Convertible Notes were not prepayable by the Company without the consent of a majority of the lenders.

The Initial Convertible Notes principal and accrued interest were automatically convertible upon a qualified financing event at a conversion price per share equal to the lesser of (i) an amount equal to 85% (2018 Convertible Notes) or 80% (2019 Convertible Notes) of the lowest price per share paid by other investors for the preferred stock sold in the qualified financing and (ii) the price obtained by dividing $600,000,000 (2018 Convertible Notes) or $300,000,000 (2019 Convertible Notes) by the number of fully diluted shares outstanding immediately prior to the qualified financing. In addition, the 2019 Convertible Notes were optionally convertible upon a non-qualified financing event under the same conversion terms as described above.

The Initial Convertible Notes principal and accrued interest were optionally convertible upon a change of control at a conversion price per share equal to the lesser of (i) an amount equal to 85% (2018 Convertible

Notes) or 80% (2019 Convertible Notes) of the per share consideration to be received by the holders of the Company’s common stock upon such change of control and (ii) the price obtained by dividing $600,000,000 (2018 Convertible Notes) or $300,000,000 (2019 Convertible Notes) by the number of fully diluted shares outstanding immediately prior to the change of control. The lenders may have also elected to redeem the Initial Convertible Notes principal and accrued interest without premium or penalty upon the occurrence of a change of control.

Upon the occurrence of certain events of default as defined in the Initial Convertible Notes, the Initial Convertible Notes principal and accrued interest would have automatically become due and payable or can become due and payable at the election of the lenders, without premium or penalty.

The Company has elected the fair value option to account for the Initial Convertible Notes, with changes in fair value recorded through the Company’s consolidated statements of operations as other income (expense), net in each report period.

In accordance with the Company’s election of the fair value option, the Company expensed all issuance costs related to the Convertible Notes as incurred.

The Company utilized an income approach valuation model to estimate the fair value of the Initial Convertible Notes as of their respective issuance dates and as of January 31, 2020. The valuation model captures the expected settlement value of the Convertible Notes based on the Company’s assumption that a qualified financing event occurring in February 2020 is the most likely settlement event. As described above, the qualified financing event represents a variable share, fixed value settlement based on the respective discounted per share conversion prices described above. The estimated settlement value of the Initial Convertible Notes has been discounted back to present value as of each measurement date utilizing a discount rate of 10.0%.

As of January 31, 2020, the fair value and principal value of the Initial Convertible Notes were:

Initial Convertible Notes	January 31, 2020
Fair value, in accordance with fair value option	$26,892,459
Principal value outstanding	$21,450,000

The Company recorded a loss from the change in fair value of the Initial Convertible Notes of $5,191,117 during the year ended January 31, 2020.

In February 2020, in conjunction with the Recapitalization transactions described in Note 9 the Company and the holders of the Initial Convertible Notes agreed to amend the terms of the Initial Convertible Notes. The primary impact of the amendment was to change the conversion terms previously described, such that upon the closing of the Series C Preferred Stock Financing and Recapitalization, the Initial Convertible Notes (principal and accrued interest) would convert into 6,766,614 shares of Series C Preferred Stock and 16,939,143 shares of Series C-1 Preferred Stock.

The Company determined that the modification of the Initial Convertible Notes represented an extinguishment for accounting purposes. The Company estimated the fair value of the Series C and Series C-1 Preferred Stock to be issued upon conversion to be $17,612,235. In addition, the Company issued 6,874,309 shares of Class A Common Stock to the majority holder of the Initial Convertible Notes as consideration for their agreement to the amendment terms. The Company included the fair value of these Class A Common Shares (estimated as $1,443,605) as part of the reacquisition price of the Initial Convertible Notes in the extinguishment calculation. Based on the carrying value of the Initial Convertible Notes (under the fair value option) of $27,767,399 at the date of the amendment, the Company recorded a gain on extinguishment associated with the amendment of $8,711,559, which is included as a component of other income (expense) in the consolidated statements of operations.

Simple Agreement for Future Equity

In October 2019, the Company entered into a simple agreement for future equity (“SAFE”) agreement with an investor in exchange for $1,500,000 in cash proceeds. The SAFE accrues dividends at a rate of 6.0% per annum while outstanding.

The SAFE principal and accrued interest are automatically convertible upon an equity financing event at a conversion price per share equal to the lesser of (i) an amount equal to 80% of the lowest price per share paid by other investors for the preferred stock sold in the equity financing and (ii) the price obtained by dividing $300,000,000 by the number of fully diluted shares outstanding immediately prior to the equity financing. In addition, the SAFE is optionally convertible upon a non-equity financing event under the same conversion terms as described above. The SAFE holder can also elect to receive a cash payment upon a change of control or initial public offering event and would be paid out its initial investment plus accrued dividends in the event of a liquidation of the Company.

The Company has elected the fair value option to account for the Convertible Notes and SAFE, with changes in fair value recorded through the Company’s consolidated statements of operations as other income (expense), net in each report period.

The Company utilized an income approach valuation model to estimate the fair value of the SAFE as of its issuance date and as of January 31, 2020. The valuation model captures the expected settlement value of the SAFE based on the Company’s assumption that an equity financing event occurring in February 2020 is the most likely settlement event. The estimated settlement value of the SAFE has been discounted back to present value as of each measurement date utilizing a discount rate of 10.0%.

As of January 31, 2020, the fair value and principal value of the SAFE was:

SAFE	January 31, 2020
Fair value, in accordance with fair value option	$1,882,397
SAFE principal value outstanding	$1,500,000

The Company recorded a loss from the change in fair value of the SAFE of $382,397 during the year ended January 31, 2020. Based on the carrying value of the SAFE (under the fair value option) of $1,822,397 at the date of the amendment in connection with the Recapitalization transactions described in Note 9, the Company recorded a gain on extinguishment associated with the amendment of $691,867, which is included as a component of other income (expense) in the consolidated statements of operations.

February 2020 Convertible Notes

In February 2020, just prior to the Recapitalization and Series C Preferred Stock Financing (see Note 9), the Company entered into convertible promissory note arrangements pursuant to which the Company borrowed $2,200,000 (the “2020 Convertible Notes”).

The 2020 Convertible Notes accrued interest at 6.0% per annum on the outstanding principal balance, payable at maturity. The 2020 Convertible Notes were due and payable on the earlier of (i) when requested by a majority of the lenders on or after December 11, 2020, (ii) when, upon the occurrence of an event of default, such amounts are declared due and payable by the lenders or become automatically due and payable, or (iii) if not converted, upon a change of control. The 2020 Convertible Notes were not prepayable by the Company without the consent of a majority of the lenders.

The 2020 Convertible Notes principal and accrued interest were automatically convertible upon a qualified financing event into a number of shares issued in the qualified financing event, at the per share price paid by the other investors in the financing. In addition, the holders of the 2020 Convertible Notes would receive a number of shares of Class A Common Stock (as specified in each respective agreement), and the same warrant coverage, as applicable, as the other investors in the qualified financing.

The 2020 Convertible Notes principal and accrued interest were optionally convertible upon a change of control at a conversion price per share equal to 80% of the per share consideration to be received by the holders of the Company’s common stock upon such change of control. The lenders may have also elected to redeem the Initial Convertible Notes principal and accrued interest without premium or penalty upon the occurrence of a change of control.

Upon the occurrence of certain events of default as defined in the 2020 Convertible Notes, the 2020 Convertible Notes principal and accrued interest would automatically become due and payable or would become due and payable at the election of the lenders, without premium or penalty.

In February 2020, upon the consummation of the Series C Preferred Stock Financing (a qualified financing event), the 2020 Convertible Notes were automatically converted into 2,426,113 shares of Series C Preferred Stock, 2,036,617 shares of Class A Common Stock and 310,937 warrants to purchase Class A Common Stock. The Company accounted for the conversion of the 2020 Convertible notes as an extinguishment of the debt instruments. The Company estimated the fair value of the Series C Preferred Stock issued upon conversion to be $2,200,017, the fair value of the Class A Common Stock issued upon conversion to be $427,690, and the fair value of the warrants to purchase Class A Common Stock to be $62,187. Based on the carrying value of the 2020 Convertible Notes of $2,200,000 at the date of the extinguishment, the Company recorded a loss on extinguishment of $489,894, which is included as a component of other income (expense) in the consolidated statements of operations.

9.	REDEEMABLE CONVERTIBLE PREFERRED STOCK

Recapitalization and Series C Preferred Stock Financing

In February 2020, the Company completed a recapitalization of its previously outstanding Preferred Stock (the “Recapitalization”). In accordance with the terms detailed in the Series C Stock Purchase Agreement, all outstanding shares of Series A-1, A-2, A-3, A-4, A-5, B, and B-2 Preferred Stock converted into shares of Class A Common Stock, at a ratio of one share of Class A Common Stock for every four shares of previously outstanding Preferred Stock. In total, 3,538,484 shares of Class A Common Stock were issued upon the conversion of the previously outstanding Preferred Stock.

Additionally in February 2020, the Company completed the initial closing of the Series C Preferred Stock Financing round, with subsequent closings occurring in March, April and May 2020. In total, the Company issued 59,575,811 shares of Series C Preferred Stock in exchange for $54,022,876 in gross cash proceeds, as well as 9,647,847 shares of Series C Preferred Stock upon the conversion of the Convertible Notes and SAFE (see Note 8). The cash investors, in addition to the February 2020 Convertible Note holders, received warrants to purchase Class A Common Stock based on the number of shares of Series C Preferred Stock acquired. The Company also allocated approximately $1,236,600 in proceeds from the Series C Preferred Stock to the value of the warrants on a relative fair value basis (see Note 10).

In accordance with the terms of the recapitalization and Stock Purchase Agreement, the holders of the previously outstanding Preferred Stock that participated in the Series C Preferred Stock Financing were eligible to receive additional shares of Series C-1 Preferred Stock, based on their total historical investments. In total, the holders of the previously outstanding Preferred Stock received 11,415,620 shares of Series C-1 Preferred Stock based on their participation in the Series C Preferred Stock Financing, which was also considered as part of the recapitalization described above. In addition, 18,087,227 shares of Series C-1 Preferred Stock were issued upon the conversion of the Convertible Notes and SAFE (see Note 8).

The Company accounted for the conversion of the previously outstanding Preferred Stock in exchange for the Class A Common Shares (and Series C-1 Preferred Stock to the extent the investors participated in the Series C Preferred Stock Financing) as an extinguishment of the previously outstanding Preferred Stock. The carrying value of the previously outstanding Preferred Stock, less the fair value of the Series C-1 Preferred Stock issued, was reclassified to additional paid in capital.

The holders of the redeemable convertible preferred stock (“Preferred Stock”) have various rights and preferences as described below:

Voting Rights— Each share of Preferred Stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible. As it is convertible into non-voting Class B Common Stock, the Series C-1 Preferred Stock does not have any voting rights. The holders of the voting Preferred Stock votes together as one class with the Class A Common Stock, except as below:

The holders of the Series C Preferred Stock are entitled to elect, voting as a separate class, three members to the Company’s board of directors. The holders of the Class A Common Stock are entitled to elect, voting as a separate class, two members to the Company’s board of directors. The holders of the Series C Preferred Stock and Class A Common Stock are entitled to elect, voting together as a separate class on an as-converted basis, any remaining directors.

Dividends— In any calendar year, the holders of the outstanding shares of Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Preferred Stock payable in preference and priority to any declaration of payment of any distribution of common stock in such calendar year. The holders of the outstanding shares of Series C Preferred Stock will have preference over the holders of Series C-1 Preferred Stock in relation to any such dividend payments. The Dividend Rates for each class of Preferred Stock are $0.054408 per share for Series C Preferred Stock and $0.054408 per share for Series C-1 Preferred Stock.

No distributions shall be made with respect to the common stock unless dividends on the Preferred Stock have been declared and paid or set aside for payment. The Preferred Stock dividend rights are not cumulative and do not accrue unless declared or paid.

As of January 31, 2021, no dividends have been declared or paid on the Company’s Preferred Stock.

Liquidation Preference— In the event of any liquidation, dissolution, or winding-up of the Company, either voluntary or involuntary, the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the assets or funds of the Company to the holders of the Series C-1 Preferred Stock and common stock, an amount equal to the greater of (i) the sum of (x) the liquidation preference per share for the Series C Preferred Stock and (y) all declared but unpaid dividends and (ii) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into shares of Class A Common Stock immediately prior to such liquidation event. The holders of the Series C-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the assets or funds of the Company to the holders of the common stock, an amount equal to the greater of (i) the sum of (x) the liquidation preference per share for the Series C-1 Preferred Stock and (y) all declared but unpaid dividends and (ii) such amount per share as would have been payable had all shares of Series C-1 Preferred Stock been converted into shares of Class B Common Stock immediately prior to such liquidation event.

The liquidation preferences for each class of Preferred Stock are $0.906793 per share for Series C Preferred Stock, $0.906793 per share for Series C-1 Preferred Stock, as adjusted for stock splits, stock dividends, combinations, recapitalizations, and similar transactions.

If the Company has insufficient assets to permit payment of the liquidation preference in full to all holders of the Preferred Stock, then the assets of the Company shall be distributed ratably to the holders of Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive. After payment of the liquidation preference in full to the holders of Preferred Stock, the remaining assets of the Company shall be distributed ratably to the holders of the common stock.

Redemption— The Preferred Stock is not mandatorily redeemable. The Preferred Stock may be redeemable upon the occurrence of certain deemed liquidation events, including (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including any stock acquisition, reorganization, merger, or consolidation, but excluding any sale of stock for capital raising purposes) other than a transaction where the holders of the voting securities of the Company retain a controlling interest after such transaction, or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company, unless waived by a majority of the holders of the Preferred Stock. The Preferred Stock redemption price would be equivalent to the liquidation preference described above.

Conversion— Each share of Preferred Stock is convertible, at the option of the holder, at any time after the date of issuance of such share, into shares of either Class A Common Stock (for the Series C Preferred Stock) or Class B Common Stock (for the Series C-1 Preferred Stock) as is determined by dividing the original issue price of the Preferred Stock by the conversion price in effect at the time of conversion for each such series of Preferred Stock. The original issue price and the conversion price per share for each class of Preferred Stock are $0.906793 per share for Series C Preferred Stock and $7.254344 per share for Series C-1 Preferred Stock. As of January 31, 2021, the conversion ratio for the Series C Preferred Stock was one-to-one and for Series C-1 Preferred Stock was eight-to-one.

Each share of Preferred Stock will automatically be converted into shares of either Class A Common Stock (for the Series C Preferred Stock) or Class B Common Stock (for the Series C-1 Preferred Stock) at the then-effective conversion rate of such shares upon the earlier of (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock of the Company to the public with aggregate gross proceeds to the Company in excess of $50,000,000 or (ii) the consent of holders of at least a majority of the then-outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis.

10.	COMMON STOCK

The Company’s certificate of incorporation, as amended in June 2020, authorized the Company to issue up to 140,830,491 shares of Class A Common Stock and 29,502,847 shares of Class B Common Stock. In the prior fiscal year, the Company’s common stock was comprised of one class with authorized shares totaling 25,400,000.

The holders of shares of Class A Common Stock are entitled to one vote for each share of common stock held. The Class B Common Stock is non-voting. No shares of Class B Common Stock were issued and outstanding as of January 31, 2021 and 2020.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, and after payment to the holders of shares of Preferred Stock of their liquidation preferences, the holders of the common stock are entitled to the entire remaining assets of the Company on a pro rata basis.

Series C Preferred Stock Financing Warrants

In conjunction with the Series C Preferred Stock Financing (see Note 9), the Company issued a total of 6,668,714 Warrants to purchase Class A Common Stock to the Series C investors. The Warrants have a $0.01 exercise price per share and have a 10 year term to expiration. The Warrants can be exercised for cash or on a cashless basis. The Company determined that the Warrants met the requirements for equity classification under ASC 480 and ASC 815. The Company estimated the fair value of the Warrants and allocated approximately $1,236,600 in proceeds from the Series C Preferred Stock to the value of the Warrants on a relative fair value basis, which was recorded to additional paid in capital.

During the year ended January 31, 2021, the Company issued a total of 70,000 shares of Class A Common Stock upon the exercise of 70,000 Warrants in exchange for cash proceeds of $14,980.

Customer Warrants

In February 2020, the Company issued a Warrant to purchase 3,406,156 shares of Class A Common Stock to a customer in conjunction with a revenue arrangement (the “Customer Warrant”). The Customer

Warrants have a $0.9067 exercise price per share and have a 10 year term to expiration. The Warrants vest upon the achievement of certain performance conditions defined in the agreement, and upon a change of control, either 50% or 100% of the then unvested Customer Warrants will become fully vested, dependent on the acquiring party in the change of control transaction. The Warrants can be exercised for cash or on a cashless basis.

The Company followed the guidance in ASC 718 and ASC 606 for the accounting of non-cash consideration payable to a customer. The Company determined that the Customer Warrants met the requirements for equity classification under ASC 718, and measured the Customer Warrants based on their grant date fair value, estimated to be $154,330. The Company recorded this amount as a deferred asset and additional paid in capital as of the issuance date, as the Company believes it is probable that all performance conditions in the Customer Warrants will be met. During the year ended January 31, 2021, the Company recorded a reduction of revenue related to the arrangement with the customer totaling $53,436. As of January 31, 2021, the deferred asset balance outstanding is $100,893, which will be recognized as a reduction in revenue in future periods.

The vesting status of the Customer Warrant is as follows at January 31, 2021:

Vested Customer Warrants	1,021,845
Unvested Customer Warrants	2,384,311

3,406,156

Escrow Distribution

In July 2020, pursuant to the Qx Branch Purchase Agreement, 147,271 shares of Class A Common Stock from the escrow funds were distributed to the QxBranch Sellers.

As of January 31, 2021, the Company has reserved the following shares of common stock for issuance upon the conversion, exercise or vesting of the underlying instruments:

	Class A Common Stock	Class B Common Stock
Series C Preferred Stock	69,223,658	—
Series C-1 Preferred Stock	—	3,687,836
Common Stock Warrants	10,127,532	—
Stock-based Awards Outstanding	17,015,965	—
Stock-Based Awards Available for Future Grant	11,149,918	—

	107,517,073	3,687,836

11.	EQUITY PLANS

Equity Incentive Plan—In 2013, the Board of Directors adopted the Rigetti & Co, Inc. 2013 Equity Incentive Plan (the “Plan”), which provides for the grant of qualified incentive stock options and nonqualified stock options, restricted stock, restricted stock units or other awards to the Company’s employees, officers, directors, advisors, and outside consultants. The Plan currently allows for the issuance of up to 29,011,572 shares of the Company’s common stock. At January 31, 2021, there were 11,149,918 shares available for future grant under the Plan.

In May 2020, the Board of Directors approved a reduction in the exercise price of eligible current employees’ outstanding options to purchase shares of the Company’s Common Stock (the “2020 Option Repricing”). The new exercise price per share for each repriced option was $0.214. All other terms set forth in original option agreements, including vesting schedules contained therein, remained unchanged. The

Company determined that the 2020 Option Repricing resulted in $234,479 in incremental stock-based compensation expense, of which approximately $90,000 was immediately recognized related to options that had previously vested. The remainder of the incremental stock-based compensation expense will be recognized over the remaining requisite service period of the respective stock options.

The stock options awarded by the Company generally vest over a five-year period (unless such awards are immediately vested upon issuance); and expire 10 years from the date of grant. The Company has historically granted restricted stock awards under the terms of the Plan; however, no such awards were granted during the years ended January 31, 2021 and 2020.

A summary of activity related option grants to employees under the Plan as of January 31, 2021 and 2020, and changes during the years then ended is as follows:

	Number of Options	Weighted-Average Exercise Price	Average Remaining Contractual Term (In Years)
Outstanding - February 1, 2020*	3,769,196	$5.92	8.5
Granted	15,758,489	$0.21
Exercised	(233,532)	$0.21
Forfeited	(2,285,383)	$1.15

Outstanding - January 31, 2021	17,008,770	$0.27	9.0

Exercisable - January 31, 2021	6,204,716	$0.31	8.7

* Does	not reflect the effects of the 2020 Option Repricing

The weighted-average grant date fair value of options granted during the years ended January 31, 2021 and 2020 was $0.09 and $4.08, respectively. The intrinsic value of options exercised during the years ended January 31, 2021 and 2020 was $0 and $654,254, respectively.

Stock-based compensation expense of $2,592,038 and $2,780,618 was recognized during the years ended January 31, 2021 and 2020, respectively, all of which relates to stock option awards. The Company recognized no income tax benefit in the consolidated statements of operations for stock-based compensation arrangements during the years ended January 31, 2021 and 2020.

As of January 31, 2021, there was $5,259,630 of unrecognized compensation cost related to non-vested stock options granted under the Plan, which is expected to be recognized over a weighted-average period of approximately 2.9 years.

Stock-Based Compensation Expense—Stock-based compensation for the years ended January 31, 2021 and 2020, was as follows:

	2021	2020
Research and development	$894,141	$1,020,383
General and administrative	1,697,897	1,760,235

Total Stock-Based Compensation Expense	$2,592,038	$2,780,618

Fair Value of Common Stock and Options— The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model that uses the assumptions noted in the table below. Expected volatility for the Company’s common stock was determined based on an average of the historical volatility of a peer group of similar public companies. The expected term of options granted was calculated using the simplified method, which represents the average of the contractual term of the option and the weighted-average vesting period of the option. The Company uses the simplified method because it does not have sufficient historical option exercise data to provide a reasonable basis upon which to estimate expected term. The assumed dividend yield is based upon the Company’s expectation of not paying dividends in the foreseeable future. The risk-free rate is based upon the U.S. Treasury yield curve in effect at the time of grant for the period equivalent to the expected life of the option.

In determining the exercise prices for options granted, the Company’s board of directors has considered the fair value of the common stock as of the grant date. The fair value of the common stock has been determined by the board of directors at each award grant date based upon a variety of factors, including the results obtained from an independent third-party valuation, the Company’s financial position and historical financial performance, the status of technological developments within the Company’s products, the composition and ability of the current engineering and management team, an evaluation or benchmark of the Company’s competition, the current business climate in the marketplace, the illiquid nature of the common stock, arm’s-length sales of the Company’s capital stock (including redeemable convertible preferred stock), the effect of the rights and preferences of the preferred shareholders, and the prospects of a liquidity event, among others.

The range of assumptions used in the Black-Scholes option-pricing model for options issued to employees during the years ended January 31, 2021 and 2020, are as follows:

	2021	2020
Expected volatility	41.2% - 43.1%	60.0%
Weighted-average risk-free interest rate	0.3% - 0.6%	1.4% - 2.6%
Expected dividend yield	0%	0%
Expected term (in years)	5.0 - 6.3 years	5.0 - 6.3 years
Exercise price	$ 0.21	$ 7.09

In connection with the QxBranch Acquisition during the year ended January 31, 2020 (See Note 4), the Company assumed 18,134 options to purchase common stock that had been previously granted to the QxBranch employees (the “Qx Assumed Options”). The Qx Assumed Options are not included in the options issuable under the Plan, but are exercisable for the Company’s Class A Common Stock. In May 2020, the remaining outstanding Qx Assumed Options were repriced in a manner similar to the repricing of the options under the Plan described above. The incremental stock compensation related to the repricing of the Qx Assumed Options and the total stock compensation for the years ended January 31, 2021 and 2020 was not material. During the year ended January 31, 2021, there were 5,044 shares of common stock issued upon the exercise of Qx Assumed Options. As of January 31, 2021, there are 7,195 Qx Assumed Options that remain outstanding.

12.	NET LOSS PER SHARE

The following table sets forth the computation of the basic and diluted net loss per share in relation to the Class A Common Stock:

	January 31,
	2021	2020
Net Loss	$(26,127,496)	$(53,816,321)

Basic and diluted shares
Weighted-average Class A Common Stock outstanding	20,719,085	7,495,071

Loss per share for Class A Common Stock
— Basic	$(1.26)	$(7.18)
— Diluted	$(1.26)	$(7.18)

The number of shares outstanding underlying the potential dilutive Class A Common Stock at January 31, 2021 and 2020 were summarized as below:

	January 31,
	2021	2020
Convertible Series C Preferred Stock	69,223,658	14,154,064
Common Stock Warrants	3,406,156	—
Stock Options	17,008,770	3,769,196

	89,638,584	17,923,260

The Company had Convertible Notes outstanding as of January 31, 2020, which were subsequently converted to 8,910,926 shares of Class A Common Stock in February 2020 upon the occurrence of a qualified financing event. See Note 8 for further information.

As of January 31, 2021, no Class B Common Stock has been issued, however the Series C-1 Preferred Stock shares are convertible into the Class B Common Stock in an eight-to-one ratio. As of January 31, 2021, 29,502,847 shares of Series C-1 Preferred Stock were outstanding and have been excluded from the dilutive net loss per share calculation since the effect would be anti-dilutive.

13.	INCOME TAXES

The following table presents domestic and foreign components of loss before income taxes for the years ended January 31, 2021 and 2020:

	2021	2020
Domestic	$(25,222,388)	$(53,088,950)
Foreign	(905,108)	(727,371)

	$(26,127,496)	$(53,816,321)

The Company did not pay any income taxes for the years ended January 31, 2021 and 2020.

Significant components of the Company’s deferred income tax assets and liabilities as of January 31, 2021 and 2020, are as follows:

Deferred Tax Assets:	2021	2020
Net operating loss carryforwards	$38,650,103	$36,165,188
Accruals and reserves	96,320	100,532
Stock-based compensation	278,581	189,254
Research and development credits	10,986	6,283

Gross deferred assets	39,035,990	36,461,257
Valuation allowance	(38,051,098)	(35,711,205)

Net Deferred Tax Assets	984,892	750,052
Deferred Tax Liabilities:
Property and equipment	$(1,020,408)	$ (740,321)
Intangible assets	35,516	(9,731)

Total Deferred Tax Liabilities	(984,892)	(750,052)

Total Net Deferred Tax Assets	$—	$—

The effective tax rate differs from the statutory rate, primarily due to the Company’s history of incurring losses, which have not been benefited, the foreign rate differential related to subsidiary earnings, and other permanent differences.

	Year Ended January 31, 2021			Year Ended January 31, 2020
Component	Gross	Tax Effected	Rate Impact	Gross	Tax Effected	Rate Impact
Total pre-tax book income	$(26,127,496)	$(5,486,531)	22%	$(53,816,321)	$(11,218,494)	21%
State and local income taxes	(145,832)	(115,207)	0%	(3,942,953)	(3,114,933)	5%
Permanent differences	2,049,631	430,423	-2%	8,081,437	1,697,102	-3%
Rate differential	(26,194,435)	(117,749)	0%	(53,174,838)	209,245	0%
Return to provision true up	2,949,170	2,949,170	-11%	—	—	0%
Change in valuation allowance	2,339,894	2,339,894	-9%	12,427,880	12,427,880	-23%

Total:		$—	0%		$800	0%

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net U.S. federal and state deferred tax assets have been fully offset by a valuation allowance. The net change in the total valuation allowance was an increase of approximately $2,339,894 and $12,427,880 for the years ended January 31, 2021 and 2020.

As of January 31, 2021, the Company had net operating loss carryforwards for federal income tax purposes of $153,292,553, which expire beginning in the year 2033, and federal research and development tax credits of $2,328,063, which expire beginning in the year 2035. There are $111,790,267 of indefinite-lived federal net operating loss carryforwards, which are included in the total federal net operating loss carryforwards as of January 31, 2021.

As of January 31, 2021, the Company had net operating loss carryforwards for state income tax purposes of $87,501,875, which expire beginning in the year 2033, and state research and development tax credits of $2,344,146, which do not expire.

Utilization of the net operating losses and credits may be subject to substantial annual limitation due to federal and state ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such annual limitations could result in the expiration of the net operating losses and credits before their utilization. The Company has not performed a Section 382 analysis to determine if a change occurred and whether the use of net operating loss carryforwards and credits carryforwards will be limited to offset future taxable income. For financial statement purposes, the Company has included the federal and state net operating losses and credits in the deferred tax assets with a full valuation allowance.

As of January 31, 2021, the Company had unrecognized tax benefits of $4,672,209. No amount of unrecognized tax benefits would affect the effective tax rate because any tax benefits that, if recognized, would result in adjustments to a related deferred tax asset that are offset by a valuation allowance.

Beginning balance at 2/1/2020	$4,672,209
Current year increase(decrease)	—
Prior year adjustment - increase(decrease)	—

Ending balance at 1/31/2021	$4,672,209

The Company files U.S. federal income tax returns as well as income tax returns in California, Australia, and the United Kingdom. As of January 31, 2021, the tax years 2013 through the current period remain open to examination by the major jurisdictions in which the Company is subject to tax. Fiscal years outside the normal statute of limitation remain open to audit by tax authorities due to tax attributes generated in those early years, which have been carried forward and may be audited in subsequent years when utilized. The Company is not currently subject to U.S. federal, state, or non-U.S. income tax examinations by any tax authorities.

14.	SEGMENTS

The following table presents a summary of revenue by geography for the years ended January 31, 2021 and 2020:

	2021	2020
United States	$5,108,847	$735,482
United Kingdom	412,747	—
Australia	21,004	—

	$5,542,598	$735,482

Revenues from external customers are attributed to individual countries based on the physical location in which the services are provided or the particular customer location with whom the Company has contracted.

During the year ended January 31, 2021, 92% of revenues were derived from customers in the United States, 7% of revenues were derived from customers in United Kingdom, and 1% of revenues were derived from customers in Australia. During the year ended January 31, 2020, 100% of revenues were derived from customers in the United States.

15.	RELATED-PARTY TRANSACTIONS

In 2017, the Company entered into an agreement with a customer, who also holds redeemable convertible preferred stock in the Company, for the deployment of the Company’s product as further discussed in Note 3. The Company has recorded revenue of $173,359 during the year ended January 31, 2020, related to this related party. No related party revenue was recognized during the year ended January 31, 2021.

16.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events occurring between the most recent balance sheet date and June 23, 2021, the date through which these financial statements were available to be issued.

Debt Financing – In March 2021, the Company entered into an agreement with a Venture Capital institution to secure a debt commitment of $12.0 million. The term loan is collateralized by substantially all of the company’s assets. The terms of the agreement include a warrant issuance of 398,040 shares and limited equity participation rights to the debt holders. The debt agreement does not include any financial covenants and is repayable over a period of 48 months from the draw down. The Company drew all of the $12.0 million in March 2021.

In May 2021, the debt agreement was modified to increase the overall debt commitment to $27.0 million, the total warrant issuance to 995,099 shares and modifications of other terms. The Company drew an additional $8.0 million of the total debt commitment of $27.0 million.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD.,

SUPERNOVA MERGER SUB, INC.,

SUPERNOVA ROMEO MERGER SUB, LLC

AND

RIGETTI HOLDINGS, INC.

dated as of

OCTOBER 6, 2021

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

A-iv

EXHIBITS

Exhibit A	–	Form of Domestication Certificate of Incorporation
Exhibit B	–	Form of Domestication Bylaws
Exhibit C	–	Form of Registration Rights Agreement
Exhibit D	–	Sponsor Support Agreement
Exhibit E	–	Form of FIRPTA Certificate
Exhibit F	–	Form of Incentive Equity Plan
Exhibit G	–	Form of Employee Stock Purchase Plan
Exhibit H	–	Company Holders Support Agreement

A-v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 6, 2021, by and among SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), SUPERNOVA MERGER SUB, INC., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“First Merger Sub”), SUPERNOVA ROMEO MERGER SUB, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Acquiror (“Second Merger Sub”), and Rigetti Holdings, Inc., a Delaware corporation (the “Company”). Acquiror, First Merger Sub, Second Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, prior to the execution of this Agreement, pursuant to an Agreement and Plan of Merger (the “Holding Company Merger Agreement”) by and among Rigetti & Co. Inc. (“Rigetti”), the Company and Rigetti Intermediate Merger Sub, Inc., a direct, wholly owned subsidiary of the Company (“Holdings Merger Sub”), dated as of October 5, 2021, Holdings Merger Sub merged with and into Rigetti (the “Holding Company Merger”), with Rigetti surviving such Holding Company Merger as a wholly owned subsidiary of the Company and will have its form changed to a Delaware limited liability company and will elect to be treated disregarded from the Company for U.S. federal income tax purposes, effective as of the date of its change in form;

WHEREAS, prior to (but no later than the day preceding) the Closing Date and subject to the conditions of this Agreement, Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and the applicable provisions of the Cayman Islands Companies Act (As Revised) (the “Companies Act”) (such deregistration and domestication, including all matters necessary or ancillary in order to effect such domestication, the “Domestication”);

WHEREAS, concurrently with and as part of the Domestication, Acquiror shall file a certificate of incorporation in substantially the form attached as Exhibit A hereto (the “Domestication Certificate of Incorporation”) with the Secretary of State of Delaware and adopt bylaws in substantially the form attached as Exhibit B hereto (the “Domestication Bylaws” and collectively with the Domestication Certificate of Incorporation, the “Domestication Organizational Documents”);

WHEREAS, in connection with and as part of the Domestication, (a) each then issued and outstanding Acquiror Class A Ordinary Share and each then issued and outstanding Acquiror Class B Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Common Stock, par value $0.0001 per share, of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Common Stock”); (b) each then issued and outstanding Acquiror Warrant shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Common Stock at an exercise price per share of $11.50 (“Domesticated Acquiror Warrant”), pursuant to the Warrant Agreement; (c) each then issued and outstanding Acquiror Unit shall convert automatically into a unit of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Units”), with each Domesticated Acquiror Unit representing one share of Domesticated Acquiror Common Stock and one-fourth of one Domesticated Acquiror Warrant; and (d) after its domestication as a corporation incorporated in the State of

Delaware and as a result of the filing of the Domestication Certificate of Incorporation with the Secretary of State of Delaware, Acquiror shall immediately be renamed “Rigetti Computing, Inc.” upon the First Effective Time;

WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the DGCL and other applicable Laws, the Parties intend to enter into a business combination transaction by which (i) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, is sometimes referred to as the “Surviving Entity”);

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Stockholders, the Company and Acquiror have each executed the Company Holders Support Agreement, a copy of which is attached hereto as Exhibit H, pursuant to which the Requisite Company Stockholders have agreed to, among other things, provide their written consent, within two (2) Business Days following the effectiveness of the Registration Statement, to (a) adopt and approve this Agreement, and the other documents contemplated hereby and the transactions contemplated hereby and thereby and (b) adopt and approve, in accordance with the terms and subject to the conditions of the Company’s Governing Documents, the Company Preferred Conversion and effect the Company Preferred Conversion;

WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax law that follows the U.S. federal income tax treatment of the Mergers), each of the Parties intends that (i) the Domestication (and the conversion of Acquiror Class A Ordinary Shares and Acquiror Class B Ordinary Shares into Domesticated Acquiror Common Stock in connection therewith) qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder, (ii) the Mergers, taken together, constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which Acquiror and the Company are parties under Section 368(b) of the Code, and (iii) this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement providing for the Mergers, (ii) approved this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions, including the Mergers, be adopted by the Company Stockholders;

WHEREAS, the board of directors of Acquiror has unanimously (i) determined that it is in the best interests of Acquiror and the Acquiror Shareholders, and declared it advisable, to enter into this Agreement providing for the Mergers, (ii) approved this Agreement and the Transactions, including the Domestication and the Mergers, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions, including the Mergers, and the Domestication be adopted by the Acquiror Shareholders (the “Acquiror Board Recommendation”);

WHEREAS, the board of directors of First Merger Sub has unanimously (i) determined that it is in the best interests of First Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement providing for the First Merger, (ii) approved this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this

Agreement and the Transactions, including the Mergers, be adopted by Acquiror in its capacity as the sole stockholder of First Merger Sub;

WHEREAS, the sole member of Second Merger Sub has (i) determined that it is in the best interests of Second Merger Sub, and declared it advisable, to enter into this Agreement providing for the Second Merger and (ii) approved this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions of this Agreement;

WHEREAS, in furtherance of the Mergers and in accordance with the terms hereof, Acquiror shall provide an opportunity to Acquiror Shareholders to have their outstanding Acquiror Ordinary Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, at the Closing, the Sponsor, Acquiror, the Company, certain of the Pre-Closing Holders and certain other parties will enter into an Amended and Restated Registration Rights Agreement, substantially in the form of Exhibit C attached hereto (as amended, restated, modified, supplemented or waived from time to time, the “Registration Rights Agreement”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Sponsor, the Company and Acquiror have entered into the Sponsor Support Agreement, a copy of which is attached hereto as Exhibit D pursuant to which, among other things: (i) Sponsor agreed to waive its anti-dilution rights in the Acquiror’s Governing Documents with respect to the Founder Shares; and (ii) certain Acquiror Shares held by the Sponsor at the Closing will be subject to certain vesting and forfeiture provisions as set forth in the Sponsor Support Agreement;

WHEREAS, on or prior to the date hereof, Acquiror has obtained commitments from certain investors for a private placement of shares of Domesticated Acquiror Common Stock (the “PIPE Investment”) pursuant to the terms of one or more subscription agreements (each, a “Subscription Agreement”), pursuant to which, among other things, such investors have agreed to subscribe for and purchase, and Acquiror has agreed to issue and sell to such investors, an aggregate number of shares of Domesticated Acquiror Common Stock set forth in the Subscription Agreements at a price per share equal to $10.00, in exchange for an aggregate purchase price of $102,510,000 on the Closing Date (as defined below), on the terms and subject to the conditions set forth therein, with such purchases to be consummated immediately prior to the consummation of the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Assumed Option” has the meaning specified in Section 3.06(b).

“Acquiror Assumed Restricted Stock Unit Award” has the meaning specified in Section 3.08.

“Acquiror Assumed Warrant” has the meaning specified in Section 3.05.

“Acquiror Board Recommendation” has the meaning specified in the Recitals hereto.

“Acquiror Change in Recommendation” has the meaning specified in Section 9.03(b)(i).

“Acquiror Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Ordinary Shares” means, the Class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Closing Statement” has the meaning specified in Section 4.02(a).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article VI.

“Acquiror Material Adverse Effect” means any effect, occurrence, development, fact, condition or change (“Effect”) that (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of Acquiror, First Merger Sub and Second Merger Sub, taken as a whole, or (b) would prevent, materially delay or materially impair any Acquiror Party from consummating the Transactions, including the Domestication and the Mergers; provided, however, that solely for purposes of clause (a), in no event will any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Acquiror Material Adverse Effect”:

(i) any change in applicable Laws or GAAP or any official interpretation thereof;

(ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally;

(iii) the announcement or the execution of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, licensors, distributors, partners, providers and employees (provided, that this clause (iii) shall not apply to any representation or warranty to the extent such representation or warranty addresses the consequences resulting from the execution and delivery of this Agreement, the performance of a Party’s obligations hereunder or the consummation of the transactions contemplated by this Agreement);

(iv) any Effect generally affecting other blank check companies;

(v) any Acquiror Party’s compliance with the terms of this Agreement or any Acquiror Party’s taking of any action required or contemplated by this Agreement or with the prior written consent of the Company or at the written request of the Company;

(vi) any earthquake, hurricane, epidemic, pandemic (including COVID-19), tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event;

(vii) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Acquiror operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel; or

(viii) COVID-19 or any COVID-19 Measures, or Acquiror’s compliance therewith;

provided further, that, in the case of clauses (i), (ii), (iv), (vi), (vii) and (viii), such Effects shall be taken into account to the extent (but only to the extent) that such Effects have had or are reasonably likely to have a disproportionate and adverse impact on Acquiror as compared to other blank check companies.

“Acquiror Ordinary Shares” means, collectively, the Acquiror Class A Ordinary Shares and the Acquiror Class B Ordinary Shares.

“Acquiror Parties” means Acquiror, including, after the consummation of the Domestication, the Delaware corporation resulting from the Domestication, First Merger Sub and Second Merger Sub.

“Acquiror Party Representations” means the representations and warranties of the Acquiror Parties expressly and specifically set forth in Article VI of this Agreement or in any certificate delivered hereunder, as qualified by the Acquiror Disclosure Letter.

“Acquiror Preference Shares” means (a) prior to the Domestication, the preference shares, par value $0.0001 per share, of Acquiror, and (b) immediately following the Domestication, shares of preferred stock, par value $0.0001 per share, of Acquiror.

“Acquiror Share Value” means $10.00.

“Acquiror Shareholder Approval” has the meaning specified in Section 6.02(b).

“Acquiror Shareholder Matters” has the meaning specified in Section 9.03(b)(i).

“Acquiror Shareholder Redemption” has the meaning specified in Section 9.03(b)(i).

“Acquiror Shareholders” means the holders of Acquiror Ordinary Shares.

“Acquiror Shares” means (a) prior to the Domestication, the Acquiror Ordinary Shares, and (b) immediately following the Domestication, shares of the Domesticated Acquiror Common Stock.

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Class A Ordinary Share per warrant.

“Acquisition Transaction” has the meaning specified in Section 9.04(a).

“Action” means any claim, action, suit, assessment, demand, litigation, investigation, review, grievance, citation, summons, subpoena, inquiry, audit, hearing, arbitration or other proceeding (whether at law, in equity or otherwise) by or before any Governmental Authority or arbitral body.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that, in no event shall the Company or any of the Company’s Subsidiaries be considered an Affiliate of any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Company nor shall any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any equityholder of the Company be considered to be an Affiliate of the Company or any of its Subsidiaries.

“Affiliate Agreement” means any Contract between the Company or any of its Subsidiaries, on the one hand, and a Related Party, on the other hand.

“Aggregate Equity Value” means the sum of (a) the Equity Value plus (b) the aggregate exercise price of (A) in the money Company Warrants that are issued and outstanding immediately prior to the First Effective Time (whether or not then vested or exercisable, but excluding the Designated Company Warrant) and (B) the Company Options that are issued and outstanding immediately prior to the First Effective Time (whether or not then vested or exercisable).

“Aggregate Fully Diluted Company Common Stock” means, without duplication, and in each case after giving effect to the Company Preferred Conversion, the sum of (a) the aggregate number of shares of Company Stock that are (i) issued and outstanding immediately prior to the First Effective Time (including Company Restricted Shares), (ii) issuable upon the exercise of in the money Company Warrants that are issued and outstanding immediately prior to the First Effective Time (whether or not then vested or exercisable, but excluding the Designated Company Warrant), (iii) issuable upon the settlement of Company Options that are issued and outstanding immediately prior to the First Effective Time (whether or not then vested or exercisable) and (iv) issuable upon the settlement of Company Restricted Stock Unit Award (whether or not then vested or exercisable), minus (b) any shares of Company Stock held by the Company or any Subsidiary of the Company issued and outstanding immediately prior to the First Effective Time.

“Agreement” has the meaning specified in the preamble hereto.

“Allocation Schedule” has the meaning specified in Section 4.02(b).

“Anti-Corruption Laws” means, collectively: (a) the U.S. Foreign Corrupt Practices Act (FCPA); (b) the UK Bribery Act 2010; and (c) any other applicable anti-bribery or anti-corruption Laws related to combating bribery, corruption and money laundering.

“Antitrust Law” means any antitrust, competition or trade regulation Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Clayton Act, the Federal Trade Commission Act, the Sherman Act and similar domestic, foreign and multilateral competition laws.

“Audited Financial Statements” has the meaning specified in Section 5.08(a).

“Available Closing Acquiror Cash” means an amount equal to (i) all amounts in the Trust Account, plus (ii) the aggregate amount of cash that has been funded to and remains with Acquiror pursuant to the Subscription Agreements as of immediately prior to the Closing, plus (iii) any other cash then held by Acquiror as of immediately prior to the Closing, minus (iv) the aggregate amount of payments required to be made by Acquiror in connection with the Acquiror Shareholder Redemption, minus (v) all Indebtedness of Acquiror, minus (vi) all fees, costs and expenses of Acquiror incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with by Acquiror at or before Closing, and the consummation of the Transactions, including deferred underwriting discounts or fees and the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Acquiror (the amounts in this clause (vi) being the “Acquiror Expenses”).

“Business Combination” has the meaning ascribed to such term in the Memorandum and Articles of Association.

“Business Combination Proposal” has the meaning specified in Section 9.04(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CARES Act” has the meaning specified in the definition of “COVID-19 Measures”.

“Certificate of Merger” has the meaning specified in Section 2.01.

“Certificates” has the meaning specified in Section 3.03(a).

“Closing” has the meaning specified in Section 4.01.

“Closing Date” has the meaning specified in Section 4.01.

“Closing Share Consideration” means the number of shares (rounded to the nearest whole share) of Domesticated Acquiror Common Stock determined by dividing (a) the Aggregate Equity Value by (b) $10.00.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 5.13(a).

“Company Class A Common Stock” means the shares of common stock, par value $0.000001 per share, of the Company, which shares have been designated as Class A Common Stock.

“Company Class B Common Stock” means the shares of common stock, par value $0.000001 per share, of the Company, which shares have been designated as Class B Common Stock.

“Company Closing Statement” has the meaning specified in Section 4.02(b).

“Company Common Stock” means, collectively, the Company Class A Common Stock and Company Class B Common Stock; provided that, immediately from and after the Company Preferred Conversion, “Company Common Stock” shall be deemed (including for all purposes under Article III) to include (a) the Company Common Stock issued in connection with the Company Preferred Conversion and (b) the Company Restricted Shares.

“Company Cure Period” has the meaning specified in Section 11.01(b).

“Company Disclosure Letter” has the meaning specified in the introduction to Article V.

“Company Employees” has the meaning specified in Section 5.13(a).

“Company Holders Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Requisite Company Stockholders, Acquiror and the Company, as amended or modified from time to time.

“Company Incentive Plan” means, collectively, that certain Rigetti & Co, Inc. 2013 Equity Incentive Plan, as amended, and that certain QxBranch, Inc. 2018 Equity Compensation Plan, as amended.

“Company Option” means an option to acquire shares of Company Common Stock granted under the Company Incentive Plan or any other agreement or plan.

“Company Preferred Conversion” means the conversion, effective as of immediately prior to the Closing, of all shares of Company Preferred Stock to Company Common Stock in accordance with Article V Section 3 of the Amended and Restated Certificate of Incorporation of the Company.

“Company Preferred Stock” means, collectively, the shares of preferred stock, par value $0.000001 per share, of the Company, of which shares have been designated as Series C Preferred Stock and Series C-1 Preferred Stock.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article V of this Agreement or in any certificate delivered hereunder, as qualified by the Company Disclosure Letter.

“Company Restricted Shares” shall mean outstanding Company Common Stock (including shares acquired by the early exercise of a Company Option) that are unvested or are subject to a repurchase option or a risk of forfeiture.

“Company Restricted Stock Unit Award” means an award of restricted stock units based on shares of Company Common Stock (whether to be settled in cash or shares), granted under the Company Incentive Plan or any other agreement or plan.

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stockholder Approval” means the approval of (a) this Agreement and the Transactions, including the Mergers and the making of any filings, notices or information statements in connection with the foregoing, by the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Class A Common Stock of the Company and outstanding Company Preferred Stock, voting together as a single class and on an as-converted basis, (b) the approval of the conversion of the Series C Preferred Stock of the Company as part of the Company Preferred Conversion by the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Series C Preferred Stock of the Company, voting as a single class, and (c) the approval of the conversion of the Series C-1 Preferred Stock of the Company as part of the Company Preferred Conversion by the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Series C-1 Preferred Stock of the Company, voting as a single class, in each of case, in accordance with the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Stockholders” means, collectively, the holders of shares of Company Stock as of any determination time prior to the First Effective Time.

“Company Subsidiary Securities” has the meaning specified in Section 5.07(b).

“Company Warrant” has the meaning set forth in Section 5.06(b).

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Contracts” means any legally binding contracts, agreements, subcontracts, instruments, conditional sales contracts, indentures, notes, bonds, loans, credit agreements, licenses, sublicenses, mortgages, deeds of trust, powers of attorney, guaranties, leases and subleases and all amendments, modifications, supplements, schedules, annexes and exhibits thereto.

“Counsel” has the meaning specified in Section 12.17.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, pronouncement, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention and the World Health Organization) in connection with, related to or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and the Families First Coronavirus Response Act, or any changes thereto.

“D&O Tail” has the meaning specified in Section 8.01(b).

“Defense Production Act” means the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

“Designated Company Warrant” means the Company Warrant designated on Section 5.06(c) of the Company Disclosure Letter as the “Designated Company Warrant” on such Company Disclosure Letter.

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.10.

“Domesticated Acquiror Common Stock” has the meaning specified in the Recitals hereto.

“Effective Time” has the meaning specified in Section 2.01.

“Enforceability Exceptions” has the meaning specified in Section 5.03.

“Environmental Laws” means any applicable Laws relating to pollution or protection of the environment, or the use, storage, emission, disposal or release of Hazardous Materials.

“Equity Proposals” has the meaning specified in Section 8.11.

“Equity Securities” means, with respect to any Person, any share, share capital, capital stock, partnership, membership, joint venture or similar interest in such Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $1,041,000,000.

“ERISA” has the meaning specified in Section 5.13(a).

“ERISA Affiliate” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or any Subsidiary or (ii) which together with the Company or any Subsidiary is treated as a single employer under Section 414(t) of the Code.

“ESPP” has the meaning specified in Section 8.11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.03(a).

“Exchange Agent Agreement” means a paying and exchange agent agreement, in form and substance reasonably acceptable to Acquiror and the Company.

“Exchange Fund” has the meaning specified in Section 3.03(b).

“Exchange Ratio” means the quotient obtained by dividing the Per Share Merger Consideration by the Acquiror Share Value.

“Excluded Share” has the meaning specified in Section 3.02(a).

“Export Control Laws” means (a) the U.S. Export Administration Regulations and all other Laws adopted by Governmental Authorities of the United States and other countries relating to import and export controls and (b) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and all anti-boycott Laws adopted by Governmental Authorities of other countries relating to prohibition of unauthorized boycotts.

“Final Prospectus” has the meaning specified in Section 6.06(a).

“Financial Statements” has the meaning specified in Section 5.08(a).

“First Certificate of Merger” has the meaning specified in Section 2.01.

“First Effective Time” has the meaning specified in Section 2.01.

“First Merger” has the meaning specified in the preamble hereto.

“First Merger Sub” has the meaning specified in the preamble hereto.

“Foreign Direct Investment Laws” means all foreign investment and national security laws in any jurisdiction that are designed or intended to permit the screening of investments.

“Founder Shares” means the 8,418,000 Acquiror Class B Ordinary Shares that were issued to the Sponsor prior to the Acquiror’s initial public offering and are described as “founder shares” in the Final Prospectus.

“Fraud” means an actual and intentional common law “fraud” under Delaware law committed by a Party with a specific intent to deceive another Party with respect to the making of any Acquiror Party Representations or Company Representations; provided, that, under no circumstances shall “Fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or any other fraud based on recklessness or negligence or torts based on recklessness or negligence. For clarity, a claim for Fraud may only be made against the Party committing such Fraud.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, in each case as amended, restated, modified or supplemented from time to time. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Government Contract” means any Contract (including any purchase, delivery or task order, basic ordering agreement, pricing agreement, letter contract, grant, cooperative agreement, or change order) between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority or any prime contractor or subcontractor (at any tier) of any Governmental Authority, on the other hand.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive”, or as a “pollutant” or “contaminant” or words of similar intent or meaning under any Environmental Laws, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides, in each case, which are regulated under Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Immediate Family” means, with respect to any natural person, such person’s spouse or domestic partner, lineal ancestor or descendant, or sibling, including any adoptive relationships and relationships through marriage.

“Incentive Equity Plan” has the meaning specified in Section 8.11.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (i) all indebtedness for borrowed money of such Person, together with all accrued but unpaid interest thereon and other payment obligations thereon, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (iii) all obligations in respect of letters of credit, bankers’ acceptances and similar facilities issued for the account of such Person (but solely to the extent drawn), (iv) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any indebtedness of such Person, in each case to the extent payable as a result of the consummation of the Transactions, (v) all obligations, liabilities or undertakings by such Person for capital leases or finance leases (as determined in accordance with GAAP) or to pay the deferred and unpaid purchase price of property, assets or equipment, or securities or services, including all earn-out payments, seller notes and other similar payments (whether contingent or otherwise), (vi) all indebtedness secured by a Lien on property or assets owned or acquired by such Person, (vii) in the case of Acquiror, any Working Capital Loans, and (viii) all indebtedness of the type referred to in clauses (i)—(vii) of this definition of any other Person, guaranteed directly or indirectly, jointly or severally, by such first Person. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary of such Person or between any two or more wholly owned Subsidiaries of such Person.

“Indemnitee Affiliates” has the meaning specified in Section 8.01(c).

“Intellectual Property” means all worldwide rights in and to (a) patents, published, or unpublished patent applications (and any patents that issue as a result of those patent applications), inventions (whether or not patentable or whether or not reduced to practice), invention disclosures, and industrial designs (“Patents”), (b) copyrights and rights in works of authorship and copyrightable subject matter, together with any moral rights related thereto, together with all other interests accruing by reason of international copyright conventions, (c) trade secrets, know-how and confidential information, (d) trademarks, trade names, logos, service marks, trade dress, business names (including any fictitious or “dba” names), Internet domain names, slogans, symbols, and other similar designations of source or origin together with the goodwill of the business symbolized by or associated with any of the foregoing, (e) Software, (f) technical data, and databases, compilations and collections of technical data and (g) any registrations or applications for registration for any of the foregoing, including any provisional, divisions, continuations, continuations-in-part, renewals, reissuances, revisions, re-examinations and extensions (as applicable).

“Intended Income Tax Treatment” has the meaning specified in Section 9.05(b).

“Interim Period” has the meaning specified in Section 7.01.

“IT Systems” means any information technology and computer systems, servers, networks, databases, computer hardware and equipment used to process, store, generate, analyze, maintain and operate data or information that are owned by, licensed or leased to or otherwise under the control of the Company.

“JOBS Act” has the meaning specified in Section 8.12.

“Law” means any constitution, statute, law, principle of common law, ordinance, rule, regulation, code, standard, ruling, requirement, directive or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” has the meaning specified in Section 5.19(b).

“Leases” has the meaning specified in Section 5.19(b).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, adverse right, other claim, charge, right of way, right of purchase, preemptive right, rights of a vendor under any title retention or conditional sale agreement, right of first refusal or similar right or restriction, or lease, security interest or other lien of any kind, whether voluntarily incurred or arising by operation of Law.

“LW” has the meaning specified in Section 12.17.

“M&C” has the meaning specified in Section 12.17.

“Material Adverse Effect” means any Effect that (a) has had a material adverse effect on the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (b) would prevent, materially delay or materially impair the Company from consummating the Transactions, including the Mergers; provided, however, that solely for purposes of clause (a), in no event will any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”:

(i) any change in applicable Laws or GAAP or any official interpretation thereof;

(ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally;

(iii) the announcement or the execution of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, licensors, distributors, partners, providers and employees (provided, that this clause (iii) shall not apply to any representation or warranty to the extent such representation or warranty addresses the consequences resulting from the execution and delivery of this Agreement, the performance of a Party’s obligations hereunder or the consummation of the transactions contemplated by this Agreement);

(iv) any Effect generally affecting other participants in any of the industries in which the Company or its Subsidiaries operate;

(v) the Company’s compliance with the terms of this Agreement or the Company’s taking of any action required or contemplated by this Agreement or with the prior written consent of Acquiror or at the written request of any Acquiror Party;

(vi) any earthquake, hurricane, epidemic, pandemic (including COVID-19), tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event;

(vii) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel;

(viii) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets (provided, that any Effect underlying such failure (except to the extent otherwise excluded by the other clauses in this definition) shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or

(ix) COVID-19 or any COVID-19 Measures, or the Company’s or any of its Subsidiaries’ compliance therewith;

provided further, that, in the case of clauses (i), (ii), (iv), (vi), (vii) and (ix), such Effects shall be taken into account to the extent (but only to the extent) that such Effects have had or are reasonably likely to have a disproportionate and adverse impact on the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated competitors or comparable entities operating in the industries or markets in which the Company and its Subsidiaries operate.

“Material Contracts” has the meaning specified in Section 5.12(b).

“Material Suppliers” has the meaning specified in Section 5.24(a).

“Memorandum and Articles of Association” means the Amended and Restated Memorandum and Articles of Association of Acquiror, dated March 1, 2021, as amended and in effect from time to time

“Mergers” has the meaning specified in the preamble hereto.

“Merger Consideration” has the meaning specified in Section 3.01.

“Merger Sub” has the meaning specified in the preamble hereto.

“Most Recent Balance Sheet” has the meaning specified in Section 5.08(a).

“Most Recent Balance Sheet Date” means July 31, 2021.

“NYSE” means the New York Stock Exchange.

“Offer Documents” has the meaning specified in Section 9.03(a)(i).

“Owned Intellectual Property” means all Intellectual Property that is owned by the Company or its Subsidiaries.

“Party” has the meaning specified in the preamble hereto.

“Per Share Merger Consideration” means the quotient obtained by dividing (i) the Aggregate Equity Value by (ii) Aggregate Fully Diluted Company Common Stock.

“Permits” has the meaning specified in Section 5.17.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, in each case, that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and that are not the result of delinquent payments, (iii) statutory Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) or zoning, building, entitlement and other land use and environmental regulations that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property or (C) do not materially impair the value or interfere with the present uses of such real property, (v) with respect to any Leased Real Property, (A) the interests and rights of the respective lessors with respect thereto under the related lease, including any statutory landlord liens and any Lien thereon that are not the result of delinquent payments, (B) any Lien permitted under a Lease, and (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part for which no amounts are due and payable, (vi) non-monetary Liens that do not, individually or in the aggregate, (A) materially and adversely affect, or materially disrupt or interfere with, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole, (B) detract in any material respect from the value of the assets or (C) impair the continued use or operation of the assets of the business as currently used or operated, as applicable, (vii) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (viii) Liens securing any Indebtedness of the Company and its Subsidiaries, (ix) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement and (xi) non-monetary Liens described on Section 1.01(b) of the Company Disclosure Letter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means, in addition to the definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, any information that identifies, could be used to identify, or is otherwise associated with an individual person.

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investment Amount” has the meaning specified in Section 6.14(a).

“PIPE Investor” means an investor party to a Subscription Agreement.

“Policies” has the meaning specified in Section 5.16.

“Pre-Closing Holders” means all Persons who hold one or more shares of Company Stock immediately prior to the First Effective Time.

“Privacy Laws” means all applicable Laws relating to the receipt, collection, compilation, use, storage, processing, sharing, security, disclosure or transfer of Personal Information, and all applicable Laws relating to breach notification in connection with Personal Information.

“Privileged Communications” has the meaning specified in Section 12.17.

“Proxy Statement” has the meaning specified in Section 9.03(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 9.03(a)(i).

“Registered Intellectual Property” has the meaning specified in Section 5.20(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 9.03(a)(i).

“Related Party” means, with respect to the Company or any of its Subsidiaries, (i) any Affiliate of the Company or any of its Subsidiaries or any Person who serves as a director, officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, officer, general partner or managing member of the Company or any of its Subsidiaries; (iii) any Person that beneficially owns, directly or indirectly, at least 5% of the Equity Securities of (A) the Company or any of its Subsidiaries (disregarding, for purposes of this clause (A), beneficial ownership of such Equity Securities by the Company or any of its Subsidiaries) or (B) to the knowledge of the Company as of the date of this Agreement, any Affiliate described in clause (i); or (iv) any Immediate Family of any Person described in clause (i), (ii) or (iii). For purposes of this definition, “Affiliate” shall not include the Company or any of its Subsidiaries.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, consultants and other agents of such Person.

“Requisite Company Stockholders” means those stockholders listed on Section 1.01(c) of the Company Disclosure Letter.

“Sanctions Laws” means any Law related to economic sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union or any of its Member States, the United Nations, or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means the registration statements, proxy statements, other statements, reports, schedules, forms, certifications and other documents required to be filed with or furnished to the SEC by Acquiror, including all notes, exhibits and schedules thereto, all other information incorporated by reference therein and all amendments and supplements thereto.

“Second Certificate of Merger” has the meaning specified in Section 2.01.

“Second Effective Time” has the meaning specified in Section 2.01.

“Second Merger” has the meaning specified in the preamble hereto.

“Second Merger Sub” has the meaning specified in the preamble hereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Seller Group” has the meaning specified in Section 12.17.

“Software” means any and all computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form.

“Special Meeting” has the meaning specified in Section 9.03(b)(i).

“Sponsor” means Supernova Partners II LLC, a Cayman Islands exempted company.

“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated as of the date hereof, by and among the Sponsor, the Company, Acquiror and the other parties signatory thereto, as amended, restated, modified or supplemented from time to time.

“Subscription Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Corporation” has the meaning specified in the Recitals hereto.

“Surviving Entity” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 11.02.

“Tax” means any federal, state, provincial, territorial, local, foreign or other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment related (including employee withholding or employer payroll), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, sales or use, windfall profits, environmental, withholding, social security (or similar, including FICA), unemployment, escheat, or other tax or like assessment or charge in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Termination Date” has the meaning specified in Section 11.01(b).

“Transaction Agreements” shall mean this Agreement, the Registration Rights Agreement, the Company Holders Support Agreement, the Sponsor Support Agreement, the Subscription Agreements, the Exchange Agent Agreement, the Domestication Certificate of Incorporation, the Domestication Bylaws, and all the other agreements, documents, instruments and certificates entered into in connection herewith and/or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated by this Agreement, including the Mergers and the Domestication.

“Transfer Taxes” has the meaning specified in Section 9.05(a).

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 6.06(a).

“Trust Agreement” has the meaning specified in Section 6.06(a).

“Trustee” has the meaning specified in Section 6.06(a).

“Unaudited Financial Statements” has the meaning specified in Section 5.08(a).

“Warrant Agreement” means that certain Warrant Agreement, dated March 1, 2021, by and between Acquiror and American Stock Transfer & Trust Company, as warrant agent.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Disclosure Letter”, “Exhibit” and “Annex” refer to the specified Article, Section, Disclosure Letter, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if), and (viii) references to “$” or dollar shall be references to United States dollars.

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of a Person’s business, consistent with past practice in all material respects (including, for the avoidance of doubt, in light of COVID-19).

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to (i) has been provided no later than 9:00 a.m. on the day that is immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (A) in the virtual “data room” set up by the Company in connection with this Agreement or (B) by delivery to such Party or its legal counsel via electronic mail or (ii) is publicly available on the Electronic Data Gathering, Analysis and Retrieval System (i.e., “EDGAR”) administered by the SEC by no later than 9:00 am on the day that is immediately prior to the date of this Agreement.

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge” (or phrases of similar import) shall mean the actual knowledge of, in the case of the Company, the individuals identified on Section 1.03(a) of the Company Disclosure Letter, none of whom shall have any personal liability or obligations regarding such knowledge, and, in the case of any or all of the Acquiror Parties, the individuals identified on Section 1.03(b) of the Acquiror Disclosure Letter, none of whom shall have any personal liability or obligations regarding such knowledge.

Section 1.04 Equitable Adjustments. Other than as contemplated by this Agreement, if between the date of this Agreement and the Closing the outstanding shares of Company Common Stock, shares of Company Preferred Stock, Acquiror Ordinary Shares or shares of Domesticated Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, shares of Company Preferred Stock, Acquiror Ordinary Shares or shares of Domesticated Acquiror Common Stock, as applicable, will be appropriately adjusted to provide to the holders of Company Common Stock, the holders of Company Preferred Stock, the holders of Acquiror Ordinary Shares or shares of Domesticated Acquiror Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit the Company or any Acquiror Party to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement and/or any other Transaction Agreement.

ARTICLE II

THE MERGER

Section 2.01 The Mergers.

(a) At the First Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, First Merger Sub and the Company shall consummate the First Merger, pursuant to which First Merger Sub shall be merged with and into the Company, following which the separate corporate existence of First Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the First Merger and as a direct, wholly owned subsidiary of Acquiror (provided that references to the Company for periods after the First Effective Time until the Second Effective Time shall include the Surviving Corporation).

(b) At the Second Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL and the Delaware Limited Liability Company Act, as amended (the “DLLCA”), the Surviving Corporation shall be merged with and into Second Merger Sub, following which the separate corporate existence of the Surviving Corporation shall cease and Second Merger Sub shall continue as the Surviving Entity after the Second Merger and as a direct, wholly owned subsidiary of Acquiror (provided that references to the Company or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).

Section 2.02 Effective Times. On the terms and subject to the conditions set forth herein, on the Closing Date, the Company and First Merger Sub shall cause the First Merger to be consummated by filing a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the Certificate of Merger, being the “First Effective Time”). As soon as practicable following the First Effective Time and in any case on the same day as the First Effective Time, the Surviving Corporation and Second Merger Sub shall cause the Second Merger to be consummated by filing a certificate of merger (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL and DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the Second Certificate of Merger, being the “Second Effective Time”). For the avoidance of doubt, the Closing and the First Effective Time shall occur after the completion of the Domestication.

Section 2.03 Effect of the Mergers.

(a) At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL.

(b) Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of First Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of First Merger Sub and the Company set forth in this Agreement to be performed after the First Effective Time.

(c) At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Second Merger Sub and the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Second Merger Sub and the Surviving Corporation set forth in this Agreement to be performed after the Second Effective Time.

Section 2.04 Governing Documents.

(a) Subject to Section 8.01, at the First Effective Time, (i) the certificate of incorporation of the Company as in effect immediately prior to the First Effective Time shall be the certificate of incorporation of the Surviving Corporation from and after the First Effective Time and (ii) the bylaws of the Company as in effect immediately prior to the First Effective Time shall be the bylaws of the Surviving Corporation from and after the First Effective Time. Subject to Section 8.02, at the Second Effective Time, the certificate of formation and operating agreement of Second Merger Sub shall be amended in the Second Merger at the Second Effective Time to be in the form of certificate of formation and operating agreement of Rigetti after the Holding Company Merger and to change the name of the Surviving Entity to “Rigetti Intermediate LLC.”

(b) The certificate of incorporation and bylaws of Acquiror as of immediately prior to the First Effective Time (which shall be substantially in the forms attached as Exhibits A and B hereto, respectively (with such changes as may be agreed in writing by Acquiror and the Company) upon effectiveness of the Domestication) shall be the certificate of incorporation and bylaws of Acquiror from and after the Second Effective Time, until thereafter amended as provided therein and under the DGCL, except that the name of the corporation set forth therein shall be changed to “Rigetti Computing, Inc.”

Section 2.05 Directors/Managers and Officers of the Surviving Corporation and the Surviving Entity. The directors and officers of the Company as of immediately prior to the First Effective Time shall be the directors and officers of the Surviving Corporation as of immediately following the First Effective Time, and shall continue as such until their respective successors are duly elected or appointed, subject to their earlier death, resignation or removal. Immediately after the Second Effective Time, the officers of the Surviving Entity shall be those individuals who are the officers of the Company as of immediately prior to the First Effective Time.

ARTICLE III

TOTAL PRE-CLOSING HOLDER CONSIDERATION; CONVERSION OF SECURITIES;

MERGER CONSIDERATION

Section 3.01 Merger Consideration. The aggregate consideration to be paid to the Pre-Closing Holders in respect of shares of Company Stock held immediately prior to the First Effective Time shall consist of the Closing Share Consideration, less the aggregate number of shares of Domesticated Acquiror Common Stock underlying Acquiror Assumed Options on a net exercise basis (i.e., the aggregate shares underlying such options less (x) the aggregate exercise price with respect to such Acquiror Assumed Options divided by (y) the Per Share Merger Consideration) (such shares, the “Net Acquiror Option Shares”), less the aggregate number of shares of Domesticated Acquiror Common Stock underlying Acquiror Assumed Warrants on a net exercise basis (i.e., the aggregate shares underlying such warrants less (x) the aggregate exercise price with respect to such Acquiror Assumed Warrants divided by (y) the Per Share Merger Consideration) (such shares, the “Net Acquiror Warrant Shares”), in each case as set forth herein (such aggregate consideration to be paid to the Pre-Closing Holders, the “Merger Consideration”). The Parties intend that the Merger Consideration payable to the Pre-Closing Holders pursuant to this Article III is entirely in consideration for their shares of Company Stock held immediately prior to the First Merger and agree to report the Merger Consideration for U.S. federal and applicable state income tax purposes entirely as consideration for such Company Stock, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

Section 3.02 Effect of First Merger on Company Stock. On the terms and subject to the conditions set forth herein, at the First Effective Time (and, for the avoidance of doubt, following the Company Preferred Conversion), by virtue of the First Merger and without any further action on the part of any Party or the holders of any securities of Acquiror, the following shall occur:

(a) Each share of Company Stock issued and outstanding immediately prior to the First Effective Time (including Company Common Stock resulting from the Company Preferred Conversion, but excluding any shares of Company Stock that are (i) subject to Company Options, which shall be subject to Section 3.05, (ii) held in the Company’s treasury or owned by any Acquiror Party or the Company or any Subsidiary of the Company immediately prior to the First Effective Time, or (iii) held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL (clauses (i), (ii) and (iii), collectively, the “Excluded Shares”)) will be cancelled and automatically be converted into and deemed for all purposes to represent the right to receive a number of shares of Domesticated Acquiror Common Stock equal to the Exchange Ratio. Each share of Domesticated Acquiror Common Stock issued in exchange for a share of Company Stock that, as of immediately prior to the First Effective Time, is subject to vesting or forfeiture terms and conditions shall continue to be governed by such terms and conditions as were applicable immediately prior to the First Effective Time.

(b) From and after the First Effective Time, each of the Pre-Closing Holders shall cease to have any other rights in and to the Company, the Surviving Corporation or the Surviving Entity, and each Certificate relating to the ownership of shares of Company Stock (other than Excluded Shares of the type contemplated by clause (iii) of the definition thereof) shall thereafter represent only the right to receive the applicable portion of the Merger Consideration as set forth in Sections 3.02(a) in accordance with and subject to the terms and conditions of this Agreement. At the First Effective Time, the stock transfer books of the Company shall be closed, and no transfer of the shares of Company Stock outstanding prior to the First Effective Time shall be made thereafter.

(c) Notwithstanding anything in this Agreement to the contrary, no fraction of a share of Domesticated Acquiror Common Stock will be issued by virtue of the First Merger, and any such fractional share (after aggregating all fractional shares of Domesticated Acquiror Common Stock that otherwise would be received by a Pre-Closing Holder) shall be rounded down to the nearest whole share.

(d) Each issued and outstanding share of common stock of First Merger Sub as of immediately prior to the First Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the First Effective Time, all certificates representing the common stock of First Merger Sub (if any) shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(e) Each share of Company Stock held in the Company’s treasury or owned by any Acquiror Party or the Company or any Subsidiary of the Company immediately prior to the First Effective Time shall be cancelled and no consideration shall be paid or payable with respect thereto.

Section 3.03 Company Stockholder Deliverables.

(a) At least three (3) Business Days prior to the Closing Date, Acquiror shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) (it being understood and agreed, for the avoidance of doubt, that Continental Stock Transfer & Trust Company (or any of its Affiliates) shall be deemed to be acceptable to the Company) and enter into an Exchange Agent Agreement for the purpose of exchanging certificates for Company Stock (collectively, the “Certificates”), if any, representing the Company Common Stock and each share of Company Stock held in book-entry form on the stock transfer books of the Company immediately prior to the First Effective Time, in either case, for the portion of the Per Share Merger Consideration issuable in respect of such Company Common Stock pursuant to Section 3.02(a) and on the terms and subject to the other conditions set forth in this Agreement. The Company shall reasonably cooperate with Acquiror and the Exchange Agent in connection with the appointment of the Exchange Agent, the entry into the Exchange Agent Agreement (including, if necessary or advisable, as determined in good faith by Acquiror, by also entering into the Exchange Agent Agreement in the form agreed to by Acquiror and the Exchange Agent) and the covenants and agreements in this Section 3.03 (including the provision of any information, or the entry into any agreements or documentation, necessary or advisable, as determined in good faith by Acquiror, or otherwise required by the Exchange Agent Agreement for the Exchange Agent to fulfill its duties as the Exchange Agent in connection with the transactions contemplated hereby).

(b) Prior to the First Effective Time, Acquiror shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 3.03 through the Exchange Agent, Acquiror shall deposit with the Exchange Agent the number of shares of Domesticated Acquiror Common Stock equal to the Merger Consideration. All shares in book-entry form representing the Merger Consideration deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

(c) Each Company Stockholder whose shares of Company Common Stock have been converted into the right to receive a portion of the Merger Consideration pursuant to Section 3.02(a) shall be entitled to receive the portion of the Merger Consideration to which he, she or it is entitled on the date provided in Section 3.03(d) upon delivery of the Allocation Schedule, certified by an officer of the Company (the “Certified Allocation Schedule”), together with digital certificates representing all Company Common Stock, along with digital assignments for transfer, free and clear of all Liens, of all Company Common Stock, in accordance with the customary procedures under the Company’s Carta platform, to the Exchange Agent.

(d) If the Certified Allocation Schedule is delivered to the Exchange Agent in accordance with Section 3.03(c) (i) at least two (2) Business Days prior to the Closing Date, then Acquiror and the Company shall take all necessary actions to cause the applicable portion of the Merger Consideration to be issued to the applicable Company Stockholder in book-entry form on the Closing Date, or (ii) less than two (2) Business Days prior to the Closing Date, then Acquiror and the Company shall take all necessary actions to cause the applicable portion of the Merger Consideration to be issued to the Company Stockholder in book-entry form within two (2) Business Days after such delivery.

(e) If any portion of the Merger Consideration is to be issued to a Person other than the Company Stockholder in whose name the surrendered Certificate or the transferred shares of Company Stock in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Merger Consideration that, in addition to any other requirements set forth in the Exchange Agent Agreement, (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such share of Company Stock in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer or similar Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or share of Company Stock in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

(f) No interest will be paid or accrued on the Merger Consideration (or any portion thereof). From and after the First Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.03, each shares of Company Stock (excluding any Dissenting Shares and the shares of Company Stock cancelled and extinguished pursuant to Section 3.02(e)) shall solely represent the right to receive a portion of the Merger Consideration to which such shares of Company Stock is entitled to receive pursuant to Section 3.02(a).

(g) At the First Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Common Stock that were outstanding immediately prior to the First Effective Time.

(h) Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to Acquiror or as otherwise instructed by Acquiror, and any Company Stockholder who has not exchanged his, her or its Company Common Stock for the applicable portion of the Merger Consideration in accordance with this Section 3.03 prior to that time shall thereafter look only to Acquiror for the issuance of the applicable portion of the Merger Consideration, without any interest thereon. None of Acquiror, the Surviving Corporation, the Surviving Entity or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Merger Consideration remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Acquiror free and clear of any claims or interest of any Person previously entitled thereto.

Section 3.04 Effect of Second Merger. On the terms and subject to the conditions set forth herein, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Party or the holders of any securities of Acquiror or the Surviving Corporation: (a) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) the limited liability company interests of Second Merger Sub outstanding immediately prior to the Second Effective Time shall be converted into and become the limited liability company interests of the Surviving Entity, which shall constitute one hundred percent (100%) of the outstanding equity of the Surviving Entity, all of which shall be owned by Acquiror, which shall continue as the sole member of the Surviving Entity. From and after the Second Effective Time, the limited liability company interests of Second Merger Sub as of immediately prior to the Second Effective Time shall be deemed for all purposes to represent the number of limited liability company interests of the Surviving Entity into which they were converted in accordance with the immediately preceding sentence.

Section 3.05 Treatment of Company Warrants. At the First Effective Time, by virtue of the First Merger and without any action on the part of the holders thereof, each Company Warrant that remains outstanding and unexercised immediately prior to the First Effective Time (and which is not automatically and fully exercised in accordance with its terms prior to the First Effective Time) shall automatically, without any action on the part of the holder thereof, be converted into a warrant to purchase shares of Domesticated Acquiror Common Stock (each, an “Acquiror Assumed Warrant”); provided, that the exercise price and the number of shares of Domesticated Acquiror Common Stock purchasable pursuant to such Acquiror Assumed Warrants shall be determined based on the Exchange Ratio; provided, that, notwithstanding the foregoing, the exercise price and the number of shares of Domesticated Acquiror Common Stock purchasable pursuant to the Acquiror Assumed Warrant issued with respect to the Designated Company Warrant shall be determined in accordance with the terms of such Designated Company Warrant. Except as specifically provided above, following the First Effective Time, each Acquiror Assumed Warrant shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Warrant immediately prior to the First Effective Time. At or prior to the First Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and use commercially reasonable efforts to take any actions that are necessary to effectuate the treatment of the Company Warrants pursuant to this Section 3.05.

Section 3.06 Treatment of Company Options.

(a) The Company shall take all actions necessary, including using reasonable best efforts to obtain any requisite consents of the holders of the Company Options and adopting resolutions, to give effect to the actions contemplated by this Section 3.06.

(b) As of immediately prior to the First Effective Time, by virtue of the First Merger and without any action on the part of the holders thereof, each Company Option shall be assumed and converted into an option to purchase a number of shares of Domesticated Acquiror Common Stock, as described in this Section 3.06(b) (each, an “Acquiror Assumed Option”). Each such Acquiror Assumed Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Option immediately prior to the First Effective Time (but taking into account any changes thereto by reason of this Section 3.06(b)). As of immediately prior to the First Effective Time, each such Acquiror Assumed Option as so assumed and converted shall be an option to acquire that number of whole shares of Domesticated Acquiror Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option and (ii) the Exchange Ratio, at an exercise price per share of Domesticated Acquiror Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Company Common Stock of such Company Option by (y) the Exchange Ratio. Notwithstanding anything in this Section 3.06(b) to the contrary, the exercise price and the number of shares of Domesticated Acquiror Common Stock subject to the Acquiror Assumed Options shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code and Treasury Regulation Section 1.424-1, consistent with the requirements of Section 424 of the Code, including that such conversion will not constitute a “modification” of such Company Options for purposes of Sections 409A or Section 424 of the Code.

Section 3.07 Treatment of Company Restricted Shares. If any shares of Company Common Stock outstanding immediately prior to the First Effective Time are Company Restricted Shares then the number of shares of Domesticated Acquiror Common Stock issued pursuant to Section 3.02(a) in exchange for such Company Restricted Shares will be subject to the same terms and conditions as were applicable to such Company Restricted Shares immediately prior to the First Effective Time (including with respect to vesting and termination-related provisions). The Company shall take all actions that may be necessary to ensure that, from and after the First Effective Time, Acquiror is entitled to exercise any such repurchase option or other right set forth in the applicable agreement governing such Company Restricted Shares.

Section 3.08 Treatment of Company Restricted Share Units. As of the First Effective Time, each Company Restricted Stock Unit Award that is outstanding immediately prior to the First Effective Time shall be converted into the right to receive restricted stock units based on shares of Domesticated Acquiror Common Stock (each, an “Acquiror Assumed Restricted Stock Unit Award”) with the same terms and conditions as were applicable to such Company Restricted Stock Unit Award immediately prior to the First Effective Time (including with respect to vesting and termination-related provisions, subject to the last sentence of this Section 3.08), except that such Acquiror Assumed Restricted Stock Unit Award shall relate to such number of shares of Domesticated Acquiror Common Stock as is equal to the product of (i) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit Award immediately prior to the First Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share. For purposes of any Company Restricted Stock Unit Awards with a liquidity vesting condition, the

Company shall be permitted to treat the occurrence of the First Effective Time as an initial public offering under the terms of any such award for purposes of the vesting of such award.

Section 3.09 Withholding Rights. Each Acquiror Party, the Company, the Surviving Corporation, the Exchange Agent and their respective Affiliates shall be entitled to deduct and withhold any amount required to be deducted and withheld under applicable Law with respect to the making of any payment pursuant to this Agreement. Prior to making any deduction or withholding in respect of amounts payable to any Pre-Closing Holder in connection with this Agreement (other than any deduction or withholding (i) in respect of any payroll withholding in connection with any payments that are compensatory in nature for U.S. federal income tax purposes or (ii) attributable to the Company’s failure to deliver the certification and notice required under Section 7.04), Acquiror shall use commercially reasonable efforts to provide or cause to be provided at least five (5) days prior notice of such deduction or withholding to the applicable Pre-Closing Holder, and all parties shall reasonably cooperate to reduce or eliminate any applicable withholding. To the extent that amounts are so withheld and duly paid over to the appropriate Governmental Authority consistent with the terms of this Section 3.09, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.10 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock issued and outstanding immediately prior to the First Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the First Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL such shares of Company Stock shall be treated as if they had been converted as of the First Effective Time into the right to receive shares of Domesticated Acquiror Common Stock in accordance with Section 3.02(a) without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the First Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Section 3.11 Certain Acknowledgments. The Company acknowledges and agrees that the Merger Consideration is being allocated among the Pre-Closing Holders pursuant to the Allocation Schedule to be delivered to Acquiror in connection with the Company Closing Statement pursuant to Section 4.02(b) and such allocation (i) will be in accordance with the Governing Documents of the Company and this Agreement; (ii) will set forth (A) the number and class of Equity Securities owned by each Pre-Closing Holder and (B) the portion of the Merger Consideration allocated to each Pre-Closing Holder in accordance with this Agreement; and (iii) notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate consideration payable in connection with the Transactions in respect of all outstanding shares of Company Stock, Company Warrants, Company Options and Company Restricted Share Units exceed a number of shares of Domesticated Acquiror Common Stock (including the Net Acquiror Warrant Shares and Net Acquiror Option Shares) equal to the Closing Share Consideration. Notwithstanding anything in this Agreement to the contrary, upon delivery, payment and issuance of the Merger Consideration on the Closing Date in accordance with Section 3.03(a) and completion of the transactions contemplated with respect to Company Options in Section 3.05, the Company acknowledges and agrees that Acquiror and its respective Affiliates shall be deemed to have satisfied all obligations with respect to the payment of the Closing Share Consideration, and none of them shall have (I) any further obligations to any Pre-Closing Holder with respect to the payment of any consideration under this Agreement (including with respect to the payment of the Merger Consideration), (II) any further obligations to any holder of Company Warrants with respect to the payment of any consideration under this Agreement (including with respect to the payment of the Net Acquiror Warrant Shares), (III) any further obligations to any holder of Company Options with respect to the payment of any consideration under this Agreement (including with respect to the payment of the Net Acquiror Option Shares), (IV) any further obligations to any holder of Company Restricted Share Units with respect to the payment of any consideration under this Agreement or (V) any liability with respect to the allocation of the consideration under this Agreement, and the Company hereby irrevocably waives and releases Acquiror and its Affiliates (including, on and after the Closing, the Surviving Corporation and its Affiliates) from all claims arising from or related to the allocation of the Merger Consideration among each Pre-Closing Holder.

ARTICLE IV

CLOSING TRANSACTIONS

Section 4.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article X (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided, that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing), or (b) at such other place, time or date as Acquiror and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 4.02 Closing Statements.

(a) Acquiror Closing Statement. On the date that is five (5) Business Days prior to the Closing Date, Acquiror shall prepare and deliver to the Company a written statement (the “Acquiror Closing Statement”) setting forth its good faith estimate and calculation of: (i) the Available Closing Acquiror Cash, including each of the components thereof; (ii) the aggregate number of Acquiror Ordinary Shares to be redeemed in the Acquiror Shareholder Redemption; and (iii) the aggregate number of shares of Domesticated Acquiror Common Stock to be issued pursuant to the Subscription Agreements, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor. The Acquiror Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Acquiror Closing Statement and through the Closing Date, (A) Acquiror shall promptly provide to the Company any changes to the Acquiror Closing Statement (including any component thereof) (the “Updated Acquiror Closing Statement”), and (B) the Company shall have the right to review and comment on such calculations and estimates, Acquiror shall consider in good faith any such comments made by the Company, and the Company and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated Acquiror Closing Statement (and any updates or revisions as may be agreed to by the Company and Acquiror shall be included in the Updated Acquiror Closing Statement). Acquiror shall, and shall cause its Representatives to, (I) reasonably cooperate with the Company and its Representatives to the extent related to the Company’s review of the Acquiror Closing Statement and Updated Acquiror Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (II) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Acquiror Closing Statement and Updated Acquiror Closing Statement and reasonably requested by the Company or its Representatives in connection with such review; provided, that the Company shall not, and shall cause its Representatives to not, unreasonably interfere with the business of Acquiror and its Subsidiaries in connection with any such access.

(b) Company Closing Statement. On the date that is five (5) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a written statement (the “Company Closing Statement”) setting forth (i) its good faith calculation of all fees, costs and expenses of the Company incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with by the Company at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company (the amounts in this clause (i) being the “Company Expenses”), and (ii) an allocation schedule setting forth, after giving effect to the Company Preferred Conversion, (A) the number and class of Equity Securities of the Company held by each Pre-Closing Holder (specifying for each Pre-Closing Holder the number and class of Equity Securities that constitute Company Restricted Shares and the terms of such Company Restricted Shares), (B) the portion of the Merger Consideration allocated to each Pre-Closing

Holder, (C) on a holder-by-holder and warrant-by-warrant basis, each Acquiror Assumed Warrant that will be outstanding as of the Closing, and, with respect to such Acquiror Assumed Warrant, the number of shares of Domesticated Acquiror Common Stock issuable upon exercise of such Acquiror Assumed Warrant and the exercise price of such Acquiror Assumed Warrant, (D) on a holder-by-holder and award-by-award basis, each Acquiror Assumed Option that will be outstanding as of the Closing, and, with respect to such Acquiror Assumed Option, the number of shares of Domesticated Acquiror Common Stock issuable upon exercise of such Acquiror Assumed Option and the exercise price of such Acquiror Assumed Option and (E) on a holder-by-holder and award-by-award basis, each Acquiror Assumed Restricted Stock Unit Award that will be outstanding as of the Closing, and, with respect to such Acquiror Assumed Restricted Stock Unit Award, the number of shares of Domesticated Acquiror Class A Common Stock issuable upon settlement of such Acquiror Assumed Restricted Stock Unit Award (the “Allocation Schedule”), in each case, including a detailed itemization of the components thereof, and determined pursuant to the definitions contained in this Agreement. Following Acquiror’s receipt of the Company Closing Statement and through the Closing Date, Acquiror shall have the right to review and comment on such calculations and estimates, the Company shall consider in good faith any such comments made by Acquiror, and the Company and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculation of the items set forth on the Company Closing Statement (and any updates or revisions as may be agreed to by the Company and Acquiror shall be included in the Company Closing Statement, with such Company Closing Statement and all items and amounts set forth therein being final, conclusive, and binding upon, and non-appealable by, the parties hereto). The Company shall, and shall cause its Representatives to, (1) reasonably cooperate with Acquiror and its Representatives to the extent related to Acquiror’s review of the Company Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (2) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Company Closing Statement and reasonably requested by Acquiror or its Representatives in connection with such review; provided, that Acquiror shall not, and shall cause its Representatives to not, unreasonably interfere with the business of the Company and its Subsidiaries in connection with any such access.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to the Acquiror Parties by the Company concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies (a) the correspondingly numbered representation or warranty in this Article V and (b) such other representations and warranties in this Article V where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on its face), the Company represents and warrants to the Acquiror Parties as follows:

Section 5.01 Corporate Organization of the Company. The Company is duly incorporated, is validly existing as a corporation and is in good standing under the Laws of the State of Delaware, except as would not be material to the Company. The copies of the certificate of incorporation of the Company certified by the Secretary of the State of Delaware and the bylaws, as in effect on the date hereof, previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement. The Company has the requisite corporate power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to have such corporate power and authority to own, operate and lease and to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.02 Subsidiaries. The Subsidiaries of the Company and their respective jurisdictions of incorporation or organization, in each case, as of the date of this Agreement are set forth on Section 5.02 of the Company Disclosure Letter. Such Subsidiaries are duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their respective businesses as they are now being conducted, except as would not be material to the Company and its Subsidiaries, taken as a whole. The copies of the Governing Documents of the Subsidiaries of the Company previously made available to Acquiror are true, correct and complete and are in effect as of the date hereof. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.03 Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and to perform all obligations to be performed by it hereunder and thereunder and, subject only to obtaining the Company Stockholder Approval by the Requisite Company Stockholders, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of the Company and other than execution and delivery of the Company Stockholder Approval by the Requisite Company Stockholders, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or such Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and general principles of equity, whether such principles are considered in a proceeding in equity or at Law (collectively, the “Enforceability Exceptions”). At a meeting duly called and held, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Mergers, (ii) approved this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions, including the Mergers, be adopted by the stockholders of the Company. The Company Stockholder Approval is the only vote or consent of holders of any class of Equity Securities of the Company or any of its Subsidiaries that is required to adopt this Agreement and approve the Transactions.

Section 5.04 No Conflict. The execution, delivery and performance of this Agreement and each other Transaction Agreement to which the Company is or will be a party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) subject to the receipt of the Company Stockholder Approval, conflict with or violate any provision of, or result in the breach of or default under, the Governing Documents of the Company or any of its Subsidiaries, (b) subject to the receipt of the consents, approvals, authorizations and other requirements contemplated by Sections 5.05 and 6.05, violate any provision of, or result in the breach of or default by the Company under, any applicable Law or Governmental Order, (c) except as set forth on Section 5.04(c) of the Company Disclosure Letter, require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of, any Material Contract or Lease, (d) result in the creation of any Lien (except for Permitted Liens) upon any of the material properties, rights or assets of the Company or any of its Subsidiaries, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien (except for Permitted Liens) or (f) subject to the receipt of the consents, approvals, authorizations and other requirements contemplated by Section 5.05, result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, in each case of clauses (b) through (f), for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.05 Governmental Authorities; Consents. No action or non-action by, notice to, consent, approval, waiver, permit or authorization of, expiration of any waiting period under applicable Law promulgated by, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution, delivery and performance of this Agreement and consummation of the Transactions, except for (i) applicable requirements of the HSR Act or other applicable Antitrust Laws, Foreign Direct Investment Laws and United States federal or state Securities Law, (ii) the filing of the Certificate of Merger in accordance with the DGCL, (iii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (iv) as otherwise disclosed on Section 5.05 of the Company Disclosure Letter.

Section 5.06 Current Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 140,830,491 shares of Class A Common Stock of the Company, of which 22,342,115 shares are outstanding, (ii) 29,502,847 shares of Class B Common Stock of the Company, of which 1,019 shares are outstanding, (iii) 73,389,000 shares of Series C Preferred Stock of the Company, of which 69,223,658 shares are outstanding, and (iv) 29,502,847 shares of Series C-1 Preferred Stock of the Company, of which 29,502,847 shares are outstanding. The outstanding shares of capital stock contemplated by the immediately preceding sentence (A) constitute, as of the date hereof, all of the outstanding shares of capital stock of the Company and (B) when combined with Interim Period issuances of shares of Company Common Stock pursuant to Company Options or upon conversion of Company Convertible Notes included in any Permitted Interim Financing or any Permitted Repurchase, will constitute, as of the Closing, all of the outstanding shares of capital stock of the Company. All of the outstanding shares of capital stock or other equity interests of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

(b) As of the date of this Agreement, warrants to purchase 10,952,096 shares of Class A Common Stock of the Company are authorized, all of which are issued and outstanding as of the date of this Agreement (the “Company Warrants”). All outstanding Company Warrants have been duly authorized and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions.

(c) As of the date of this Agreement, 15,376,314 shares of Company Common Stock are issuable pursuant to outstanding Company Options granted prior to the date of this Agreement and 5,841,961 shares of Company Common Stock are issuable pursuant to outstanding Company Restricted Stock Unit Awards granted prior to the date of this Agreement. Section 5.06(c) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date hereof, of (i) all of the holders of Company Stock and any other capital stock of the Company (including the number and class or series of shares owned by such person), Company Warrants (including the number and class or series of shares of Company Common Stock underlying such warrants and the exercise price thereof) and equity awards of the Company and (ii) all of the holders of outstanding Company equity awards (including Company Options, Company Restricted Shares and Company Restricted Stock Unit Awards), including, on an award-by-award basis, the type of award, the name of the holder, the number of shares of Company Common Stock underlying the award, including the cumulative number of shares underlying vested awards, the vesting schedule, where applicable, and the exercise price, where applicable.

(d) Other than as set forth in this Section 5.06 or on Section 5.06(c) of the Company Disclosure Letter, there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Company Stock, or other equity interests in the Company, or any other Contracts to which the Company is a party or by which the Company or any of its assets or properties are bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company, (iii) (A) no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company and (B) no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote, (iv) no shareholders agreements, voting agreements, proxies, registration rights agreements or other similar agreements relating to the Company’s equity interests to which the Company is a party or by which the Company is bound and (v) no shares of common stock, preferred stock or other equity interests of the Company issued and outstanding. Since the date of its formation through the date hereof, the Company has had no assets, liabilities or operations, other than (i) those incidental to its formation or the Holding Company Merger and (ii) Equity Securities of Rigetti.

Section 5.07 Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Section 5.07(a) of the Company Disclosure Letter, all of the outstanding ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable Securities Laws, transfer restrictions existing under the terms of the Governing Documents of such Subsidiary, and Permitted Liens) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights.

(b) Except as set forth on Section 5.07(b) of the Company Disclosure Letter, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for ownership interests in any Subsidiary of the Company, (ii) obligations, options, warrants or other rights (including preemptive rights), commitments or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, sell or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, any

Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, any Subsidiary of the Company (the items in clauses (i)-(iii), in addition to all ownership interests of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). There are no (x) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound with respect to the voting or transfer of any Company Subsidiary Securities , or (y) obligations or commitments of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities or make payments in respect of such Company Subsidiary Securities, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person.

Section 5.08 Financial Statements.

(a) Set forth on Section 5.08(a) of the Company Disclosure Letter are true and complete copies of (i) the audited consolidated balance sheets of Rigetti and its Subsidiaries as of January 31, 2021, January 31, 2020 and January 31, 2019, and the related audited consolidated statements of operations, cash flows and changes in stockholders’ equity for the years then ended, together with the auditor’s report thereon (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheets of Rigetti and its Subsidiaries as of July 31, 2021 (the “Most Recent Balance Sheet”), and the related unaudited consolidated statements of operations for the six months then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements (i) have been prepared from, and reflect in all material respects, the books and records of the Company and its Subsidiaries and have been prepared in accordance with GAAP and (ii) present fairly, in all material respects, the consolidated financial position, results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries as of the dates and for the periods indicated therein in conformity with GAAP consistently applied throughout the periods covered thereby subject, in the case of the Unaudited Financial Statements, to (A) normal year-end adjustments that will not, individually or in the aggregate, be material and (B) the absence of disclosures normally made in footnotes. The Audited Financial Statements comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act for financial statements required to be included in the Registration Statement, in effect as of the respective dates of such Audited Financial Statements.

(c) The Company and its Subsidiaries have established and maintain systems of internal controls over financial reporting sufficient to (i) provide reasonable assurance regarding the reliability of the Company’s and its Subsidiaries’ financial reporting and (ii) permit the preparation of financial statements for external purposes in accordance with GAAP. The books and records of the Company and its Subsidiaries have been kept and maintained in accordance with applicable Laws, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Since January 1, 2020 and through the date hereof, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, manager, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in unlawful accounting or auditing practices. Since January 1, 2020 and through the date hereof, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, or the board of directors of the Company or any committee thereof.

Section 5.09 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (a) reflected or reserved for on the Most Recent Balance Sheet or disclosed in the notes thereto, (b) that have arisen since the Most Recent Balance Sheet Date in the ordinary course of business of the Company and its Subsidiaries that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder, (d) disclosed on Section 5.09 of the Company Disclosure Letter or (e) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 Litigation and Proceedings. Except as set forth on Section 5.10 of the Company Disclosure Letter, as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened in writing Actions by or against the Company or any of its Subsidiaries or any of their respective properties, rights or assets which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 5.10 of the Company Disclosure Letter, as of the date of this Agreement, there is no Governmental Order imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their respective properties, rights or assets that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no unsatisfied judgment or any injunction binding upon the Company or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.11 Compliance with Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except (i) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.21) and compliance with Tax Laws (which are the subject of Section 5.15) and (ii) as set forth on Section 5.11 of the Company Disclosure Letter, the Company and its Subsidiaries are, and since January 31, 2019 have been, in compliance with all applicable Laws and Governmental Orders. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 31, 2019 through the date hereof, (a) neither the Company nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or Permits, and (b) no charge, claim, assertion or Action of or regarding any violation of any Law, Governmental Order or material Permit by the Company or any of its Subsidiaries has been threatened in writing against the Company or any of its Subsidiaries. As of the date hereof, (A) no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than those the outcome of which would not reasonably be expected to be, individually or in the aggregate, a Material Adverse Effect, and (B) no such investigations or reviews have been conducted by any Governmental Authority since January 31, 2019, other than those the outcome of which did not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries, taken as a whole.

Section 5.12 Contracts; No Defaults.

(a) Except for the Leases and Company Benefit Plans set forth on Section 5.13(a) of the Company Disclosure Letter, Section 5.12(a) of the Company Disclosure Letter sets forth a complete and accurate list of all of the following Contracts to which, as of the date of this Agreement, the Company and/or any of its Subsidiaries is a party or is otherwise bound:

(i) Contracts with any Material Supplier;

(ii) each Contract that (A) requires aggregate future payments to the Company and its Subsidiaries in excess of $1,000,000 in any calendar year and is not terminable by the counterparty with more than one hundred and twenty (120) days’ notice, and (B) grants to any Person (other than the Company or its Subsidiaries) (1) any “most favored nation” provisions or other price guarantees for a period greater than one (1) year with respect to such payments described in clause (A), or (2) material non-competition, non-solicitation or no-hire provisions imposed on the Company or its Subsidiaries;

(iii) (x) Contracts entered into during the one (1) year period prior to the date hereof with respect to mergers, acquisitions or sales of any Person or material business unit thereof by the Company or any of its Subsidiaries other than such Contracts solely between the Company and its wholly owned Subsidiaries (each an “M&A Contract”), or (y) M&A Contracts (whether or not entered into during the one (1) year period prior to the date hereof) pursuant to which the Company or any of its Subsidiaries have any ongoing material obligations or liabilities, including deferred purchase price payments, earn-out payments or indemnification obligations;

(iv) Contracts establishing or relating to (x) partnerships or (y) joint ventures, in each case, that are material to the Company and its Subsidiaries, taken as a whole (excluding, in the case of clause (x), any wholly owned Subsidiaries of the Company);

(v) each Contract with Governmental Authorities requiring aggregate future payments by or to the Company and its Subsidiaries in excess of $1,000,000 in any calendar year;

(vi) Contracts for indebtedness for borrowed money or any guarantee thereof, including any mortgage, indenture, note, installment obligation or other instrument or agreement related thereto, except any such Contract (A) with an aggregate outstanding principal amount not exceeding $1,000,000 or (B) solely between or among the Company and its wholly owned Subsidiaries;

(vii) Contracts that relate to the settlement or final disposition of any Action pursuant to which the Company or any of its Subsidiaries has material ongoing obligations or liabilities;

(viii) each material Contract to which the Company or any of its Subsidiaries is a party whereby the Company or any of its Subsidiaries has granted any Person any license under or rights in or to use any material Owned Intellectual Property or whereby the Company or any of its Subsidiaries is granted a license to or rights in or to use any material Intellectual Property (excluding, solely for purposes of the second and third sentences of Section 5.12(b), (A) non-exclusive licenses granted by or to customers in the ordinary course of business, (B) licenses to open source software, (C) nondisclosure agreements, (D) invention assignment agreements with current and former employees, consultants, and independent contractors of the Company and its Subsidiaries, (E) employment agreements with any current or former employee, (F) licenses in respect of commercially available off-the-shelf software and (G) non-exclusive licenses that are merely incidental to the transaction contemplated in such license, including: (i) a sales or marketing Contract that includes an incidental license to use the trademarks of the Company for the purposes of advertising and selling the Company services during the term of and in accordance with such Contract; and (ii) a Contract to purchase or lease equipment, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property);

(ix) each Affiliate Agreement, excluding those that are employee confidentiality and invention assignment agreements, equity or incentive equity documents, Governing Documents, employment agreements, Contracts set forth under Section 5.12(a)(x) or Section 5.13(a) of the Company Disclosure Letter and offer letters for at-will employment set forth on Section 5.13(a) of the Company Disclosure Letter (provided, that each such excluded Affiliate Agreement has been made available to Acquiror);

(x) employment, severance, consulting, and similar Contracts with each current executive, officer, director or current employee of the Company or its Subsidiaries providing for an annual base salary in excess of $250,000 (excluding Contracts for at-will employment that are terminable without any liability to the Company or any of its Subsidiaries);

(xi) each Government Contract; and

(xii) each employee collective bargaining agreement or similar Contract between the Company or any of the Company’s Subsidiaries, on the one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand.

(b) All of the foregoing Contracts set forth or required to be set forth on Section 5.12(a) of the Company Disclosure Letter, including all amendments, supplements and modifications thereto, are collectively referred to as “Material Contracts”. The Company has furnished or otherwise made available to Acquiror true, complete and correct copies of all Material Contracts. Each Material Contract sets forth the entire agreement and understanding between the Company and/or its Subsidiaries and the other parties thereto. Each Material Contract is legal, valid, binding and in full force and effect (subject only to the Enforceability Exceptions and assuming such Material Contract is a valid and legally binding obligation of the counterparty thereto). None of the Company, its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or violation of any Material Contract in any material respect. There is no event or condition that exists that constitutes or, with or without notice or the passage of time or both, would constitute any such default or violation in any material respect by the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto, or give rise to any acceleration of any obligation or loss of rights or any right of termination of a Material Contract. Since January 1, 2020, neither the Company nor any of its Subsidiaries has received any notice or request, in each case, in writing, from or on behalf of any other party to a Material Contract to terminate, cancel or not renew such Material Contract, or to renegotiate any material term thereof that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or alleging or disputing any breach or default under such Material Contract.

Section 5.13 Company Benefit Plans.

(a) Section 5.13(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any stock purchase, stock option, equity or equity-based or phantom equity compensation, severance, retirement, employment, individual consulting, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, provided, that for any such Company Benefit Plans that are employment agreements, offer letters, consulting agreement or similar agreements, that are terminable without penalty and without severance or change in control benefits, only forms thereof need be listed on Schedule 5.13(a) of the Company Disclosure Letter, and in each case, (a) which are contributed to (or required to be contributed to), sponsored by or maintained by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or individual consultant of the Company or its Subsidiaries (the “Company Employees”) or (b) pursuant to which the Company or any of its Subsidiaries could reasonably have any liability, other than any statutory plan, program or arrangement that is required under applicable Laws and maintained by any Governmental Authority.

(b) With respect to each Company Benefit Plan, the Company has made available to Acquiror copies of (i) each Company Benefit Plan and any current trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to each Company Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan; and (vi) all material communications received from or sent to the Internal Revenue Service or the Department of Labor or any other Governmental Authority (including a written description of any oral communication) within the last calendar year.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) each Company Benefit Plan has been administered in material compliance with its terms and all applicable Laws, including ERISA and the Code, and (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made. There is no material Action pending or, to the knowledge of the Company, threatened in writing against any Company Benefit Plan or the assets of any Company Benefit Plan (other than routine undisputed claims for benefits).

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, such arrangement has, at all times while subject to Section 409A of the Code, been operated in material compliance (including documentary compliance) with, Section 409A of the Code and all applicable guidance thereunder. Each Company Option was granted with a per share exercise price equal to or greater than the per share fair market value of Company Common Stock on the date of grant.

(e) No Company Benefit Plan or other Contract to which the Company or any Subsidiary is a party provides any Person with a “gross up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

(f) Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical, or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries, except as required under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(h) None of the Company, its Subsidiaries nor any of their respective ERISA Affiliates sponsors, maintains or is required to contribute to, and at no point during the six year period prior to the date hereof sponsored, maintained or was required to contribute to, (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code), (ii) a plan subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code, (iii) a defined benefit plan (as defined in Section 414 of the Code), whether or not subject to ERISA or (iv) a multiple employer plan, as defined in Section 413(c) of the Code or otherwise or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 or 4064 of ERISA. Neither the Company nor any of its Subsidiaries has, either directly or through an ERISA Affiliate, any liability pursuant to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code.

(i) Except as set forth on Section 5.13(i) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation of the Mergers will (whether alone or in connection with any subsequent event(s)) (i) result in the payment, acceleration, vesting, funding or creation of any compensatory rights of any Company Employee to payments or benefits or increases in any compensation or benefits under any Company Benefit Plan, (ii) result in severance pay or any increase in severance pay upon any termination of employment, or (iii) require any contributions or payments to fund any obligations under any

Company Benefit Plan, or cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any Company Benefit Plan.

(j) No amount or benefit that could be, or has been, received by any Company Employee who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of or in connection with the consummation of the Transactions.

Section 5.14 Labor Matters.

(a) Prior to the date of this Agreement, the Company has provided the Acquiror with a complete and accurate list of each employee of the Company and its Subsidiaries as of a date no more than five (5) Business Days prior to the date of this Agreement, together with (i) each such employee’s respective base salary or wage rate, (ii) current annual bonus opportunity, (iii) current title and work location, and (iv) status as exempt or non-exempt from overtime requirements.

(b) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreements with a labor organization. None of the Company Employees are represented by any labor organization or works council with respect to their employment with the Company or any of its Subsidiaries. To the knowledge of the Company, as of the date of this Agreement, (i) there are no activities or proceedings of any labor organization to organize any of the Company Employees, and (ii) there is no, and since January 31, 2019 has been no, material labor dispute or strike, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries, in each case, pending or threatened.

(c) Except as set forth in Section 5.14(c) of the Company Disclosure Letter, since January 31, 2019, neither the Company nor any of its Subsidiaries has implemented any plant closings or employee layoffs that would trigger notice obligations under the WARN Act.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company and its Subsidiaries are in material compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, “whistle blower” rights, sexual harassment policies, employee leave issues, the proper classification of employees and independent contractors, the proper payment of overtime and minimum wage, classification of employees as exempt and non-exempt, and unemployment insurance, and (ii) the Company and its Subsidiaries have not since January 31, 2019 committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid in all cases since January 31, 2019.

(f) As of the date hereof, the Company has not received written notice that any of the executive officers identified on Section 5.14(f) of the Company Disclosure Letter presently intends to terminate his or her employment with the Company and its Subsidiaries.

(g) In the past three years, neither the Company nor any of its Subsidiaries has been party to a material settlement agreement with a current or former officer, employee or independent contractor resolving allegations of sexual harassment by any Company Employee.

Section 5.15 Taxes.

(a) All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, and since the Most Recent Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any material Tax liability outside the ordinary course of business other than any liabilities incurred in connection with the Transactions.

(c) Each of the Company and its Subsidiaries has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) timely remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Neither the Company nor any of its Subsidiaries is engaged in any audit, administrative proceeding or judicial proceeding with respect to material Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute or claim with respect to material Taxes, other than disputes or claims that have since been resolved, and no such claims have been threatened in writing. No written claim has been made, since January 31, 2018, by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to material Taxes by, or is required to file a Tax Return in respect of material Taxes in, that jurisdiction that would be the subject of such Tax Return, in each case, that has not since been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries and no written request for any such waiver or extension is currently pending.

(e) Within the past two years, neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f) Neither the Company nor any of its Subsidiaries (i) has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), (ii) has executed or entered into any “closing agreement” or other binding written agreement with respect to material Taxes with a Governmental Authority that created obligations that will bind the Company or its Subsidiaries after the Closing or (iii) has, or has ever had, a permanent establishment or branch in a jurisdiction outside the country of its organization.

(g) There are no Liens with respect to material Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(h) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(i) Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(j) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing, (ii) installment sale or open transaction disposition made prior to the Closing, (iii) prepaid amount received prior to the Closing, other than in respect of such amounts received in the ordinary course of business, (iv) any election under Section 108(i) of the Code or (v) any election under Section 965(h) of the Code.

(k) Neither the Company nor any of its Subsidiaries had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to income Tax jurisdiction in a country other than the country of its formation.

(l) Section 5.15(l) of the Company Disclosure Schedule sets forth the classification of each of the Company and its Subsidiaries for U.S. federal income tax purposes.

(m) Neither the Company nor any of its Subsidiaries have taken any action or agreed to take any action, or are aware of any fact or circumstance, that would prevent or impede, or would reasonably be expected to prevent or impede, the Mergers from qualifying for the Intended Income Tax Treatment.

Section 5.16 Insurance. Section 5.16 of the Company Disclosure Letter sets forth a list of all material policies of property, fire and casualty, product liability, workers’ compensation, directors and officers and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date hereof (collectively, the “Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) all of the Policies with respect to policy periods that include the date of this Agreement are in full force and effect and all premiums due and payable for such Policies have been duly paid, (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of such Policies and (c) except as set forth on Section 5.16 of the Company Disclosure Letter, there is no material claim by the Company or any of its Subsidiaries under any Policy. The Company and its Subsidiaries have reported to their respective insurers all material claims and circumstances known by Company and Subsidiary employees with such reporting responsibilities that would reasonably be likely to give rise to a material claim by the Company or any of its Subsidiaries under any Policy.

Section 5.17 Permits. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) as of the date of this Agreement, each of the Company and its Subsidiaries has all licenses, approvals, consents, registrations, franchises and permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.21), the “Permits”) and all Permits are in full force and effect and (b) none of the Company or its Subsidiaries are (i) in default or violation of such Permits or (ii) is the subject of any pending action by a Governmental Authority seeking the revocation, suspension or impairment of any Permit.

Section 5.18 Personal Property and Assets. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, the Company and/or its Subsidiaries owns and has good title to or a valid leasehold, license or similar interest in each item of material tangible personal property reflected on the books of the Company and its Subsidiaries as owned by the Company and/or its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 5.19 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property and the Leased Real Property constitutes all interests of the Company and any Subsidiary in and to any real property.

(b) Section 5.19(b) of the Company Disclosure Letter sets forth the address of each interest in real property leased by the Company or any of its Subsidiaries (the “Leased Real Property”) and each Contract pursuant to which the Company or any of its Subsidiaries lease such property, except for any Contract for which the aggregate rental payments in the most recent annual period did not exceed $250,000 and except for any Contracts which arrange for a temporary occupancy arrangement (such Contracts, the “Leases”). The Company has made available to Acquiror true, correct and complete copies of the Leases. Each Lease sets forth the entire agreement and understanding between the Company and/or its Subsidiaries and the other parties thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (A) none of the Company, its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or violation of any Lease, and (B) to the knowledge of the Company, there is no event or condition that exists that constitutes or, with or without notice or the passage of time or both, would constitute any such default or violation by the Company, its Subsidiaries or any other party thereto, so as to give rise to any acceleration of any obligation or loss of rights or any right of termination of a Lease.

(c) To the knowledge of the Company, none of the Leases with respect to the Leased Real Property nor the Company’s and its Subsidiaries’ use of the Leased Real Property is in violation in any material respect of any applicable Law.

Section 5.20 Intellectual Property and IT Security.

(a) Section 5.20(a) of the Company Disclosure Letter lists all Owned Intellectual Property for which applications have been filed or registrations have been obtained, whether in the United States or internationally as of the date of this Agreement (“Registered Intellectual Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each item of Registered Intellectual Property is subsisting and unexpired, and, to the knowledge of the Company, valid and enforceable and has not been abandoned, canceled or otherwise terminated except in the ordinary course of business and (ii) all necessary registration, maintenance, renewal and other relevant filing fees due through the date hereof have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining the Registered Intellectual Property in full force and effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, the Company or one of its Subsidiaries (A) solely and exclusively owns all Owned Intellectual Property free and clear of any Liens other than Permitted Liens and (B) has the right to use all other Intellectual Property used in the operation of the business of the Company and its Subsidiaries, as presently conducted (provided, however, that the foregoing shall not be interpreted to be a representation regarding non-infringement).

(b) Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, (i) the conduct and operation of the business of the Company and its Subsidiaries as currently conducted is not infringing upon, misappropriating or otherwise violating any Intellectual Property rights other than Patents of any Person or, to the knowledge of the Company, any Patents of any Person, and have not infringed upon, misappropriated or otherwise violated any Intellectual Property rights other than Patents of any Person or, to the knowledge of the Company, any Patents of any Person, in each case at any time after January 31, 2020, (ii) to the knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any material Owned Intellectual Property, (iii) the Company and its Subsidiaries have not received from any Person at any time after January 31, 2020 (or earlier, for matters that are or become unresolved) any written notice that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, and (iv) the Company and its Subsidiaries have not since January 31, 2020 received any written notice, and no Action is currently pending, that challenges the validity or enforceability of any material Owned Intellectual Property or the Company’s or its Subsidiaries’ right to use or otherwise exploit any Owned Intellectual Property.

(c) The Company and its Subsidiaries have taken commercially reasonable efforts to protect the confidentiality of any material confidential or proprietary information pertaining to the Company or its

Subsidiaries or their business from unauthorized disclosure and use and, to the knowledge of the Company there has been no unauthorized access to or disclosure of such material confidential or proprietary information. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have required employees, consultants, contractors, agents and other Persons who have contributed to or participated in the conception or development of any material Owned Intellectual Property on behalf of the Company or any of its Subsidiaries, as part of such Person’s employment, consultancy or engagement to assign in writing all such material Owned Intellectual Property to the Company or a Subsidiary to the extent that such material Owned Intellectual Property was not assigned to the Company or one of its Subsidiaries by operation of applicable Law. Except as set forth in Section 5.20(c) of the Company Disclosure Letter, (i) no funding, facilities or resources of any Governmental Authority, university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development or creation of any material Owned Intellectual Property and (ii) no such entity has any claim or right (including license rights) to any material Owned Intellectual Property.

(d) No material Software that is owned by the Company or any of its Subsidiaries (the “Company Software”) incorporates, has been incorporated into or combined with any open source software in a manner which requires that such Company Software be licensed under any license that (A) requires the distribution of source code in connection with the distribution of such Company Software in object code form; (B) limits the Company’s or any of its Subsidiaries’ freedom to seek full compensation in connection with marketing, licensing, and distributing such applications; or (C) allows a customer, or requires that a customer have the right, to decompile, disassemble or otherwise reverse engineer the Company Software. All use and distribution of Company Software by or through the Company or any of its Subsidiaries is in full compliance with all licenses applicable thereto, including all copyright notice and attribution requirements except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Subsidiary has disclosed, licensed, made available or delivered to any escrow agent or any Person other than (i) third party service providers for the purpose of performing services for the Company or a Subsidiary, (ii) employees, consultants, agents and contractors of the Company and its Subsidiaries, any of the source code for any material Company Software, or (iii) source code to certain applications that the Company intentionally makes available to users as part of its business model, and no event has occurred that legally required the Company or a Subsidiary to do any of the foregoing. Neither this Agreement, nor any other Transaction Agreement to which the Company or a Subsidiary is a party, nor the consummation of the Transactions will result in the disclosure to a third Person of any source code included in the material Company Software other than to Acquiror or its Representatives in connection with their due diligence of the Company and its Subsidiaries as part of the Transactions.

(e) The Company and its Subsidiaries take, and have taken, commercially reasonable actions and measures to protect and maintain the security of their IT Systems and Company Software (and all data stored therein or transmitted thereby).

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries owns or has a valid right to access and use all IT Systems necessary for the conduct of their respective businesses as currently conducted. The material IT Systems operate in all material respects in accordance with their documentation and functional specifications. Neither the IT Systems nor any Company Software contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of data) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the IT Systems nor any Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” or any other code designed or intended to have any of the following functions: (X) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (Y) damaging or destroying any data or file without the user’s consent except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) The Company and its Subsidiaries and, to the knowledge of the Company, any Person acting for or on their behalf has, since January 31, 2020, materially complied with (i) all applicable Privacy Laws, (ii) the Company’s published policies and notices regarding Personal Information, and (iii) the Company’s contractual obligations with respect to Personal Information, in each case of clauses (i)-(iii) above other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have implemented and maintained one or more privacy policies consistent in all material respects with generally accepted practices in the industry in which the Company and its Subsidiaries operate regarding the handling and security of Personal Information in connection with the operation of its business (the “Privacy Policies”), and (i) the Company’s and its Subsidiaries’ privacy practices are and have been in material compliance with all such Privacy Policies, and (ii) the Company’s and its Subsidiaries’ information security practices are and have been in material compliance with any information security statements in its Privacy Policies at all times such Privacy Policies have been in effect, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have implemented and maintained reasonable technical and organizational safeguards, consistent in all material respects with generally accepted practices in the industry in which the Company and its Subsidiaries operate, to protect Personal Information in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure and have taken reasonable steps to ensure that any third party with access to Personal Information collected by or on behalf of the Company and its Subsidiaries has implemented and maintained the same, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, any third party who has provided Personal Information to the Company and its Subsidiaries has done so in compliance in all material respects with applicable Privacy Laws other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There have been no material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company or collected, used or processed by or on behalf of the Company and its Subsidiaries. No Person (including any Governmental Authority) has made any written claim or commenced any written Action, and to the knowledge of the Company, no claim or Action is threatened (i) alleging a violation of any Person’s privacy or confidentiality rights under any Privacy Policy, the Company’s or its Subsidiaries’ contractual obligations with respect to Personal Information or a Privacy Law or (ii) with respect to the security, use, transfer or disclosure of Personal Information specifically, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse effect.

Section 5.21 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) the Company and its Subsidiaries are and, except for matters which have been fully resolved, since January 31, 2019 have been, in compliance with all Environmental Laws;

(b) the Company and its Subsidiaries hold all Permits required under applicable Environmental Laws to permit the Company and its Subsidiaries to operate and maintain their assets in a manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted;

(c) there are no Actions pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, nor to the knowledge of the Company is there any reasonable basis for such claims; and

(d) there is no Governmental Order relating to any Environmental Law or Hazardous Materials that is unresolved (or, if resolved, has any outstanding obligations) imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their properties, rights or assets.

Section 5.22 Absence of Changes.

(a) Since the Most Recent Balance Sheet Date, no Material Adverse Effect has occurred and is continuing.

(b) Since the Most Recent Balance Sheet Date and through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business, except (i) for the incurrence and performance by the Company of its obligations hereunder, (ii) the consummation of the Holding Company Merger in accordance with the Holding Company Merger Agreement or (iii) as disclosed on Section  5.22 of the Company Disclosure Letter.

Section 5.23 Brokers’ Fees. Except as set forth on Section 5.23 of the Company Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is or will become entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf of the Company, any of its Subsidiaries or any of their respective Affiliates.

Section 5.24 Business Relationships.

(a) Section 5.24(a) of the Company Disclosure Letter sets forth a true and correct list of the ten (10) largest vendors, suppliers and service providers to the Company and its Subsidiaries (measured by aggregate spend during the fiscal year ended January 31, 2021) (collectively, the “Material Suppliers”).

(b) The Company has not received any notice or threat in writing from any Material Supplier since January 1, 2020 of any intention to terminate or not renew its business dealings with the Company or its Subsidiaries, or to materially decrease purchasing or selling (as the case may be) services or products to the Company and its Subsidiaries, or to adversely modify its business dealings with the Company and its Subsidiaries in a way that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.25 Related Party Transactions. (a) Except for the Contracts set forth on Section 5.25 of the Company Disclosure Letter, there are no Contracts (excluding Contracts related to (i) employee compensation and other ordinary incidents of employment (including participation in Company Benefit Plans) set forth on Section 5.13(a) of the Company Disclosure Letter and (ii) equity ownership made available to Acquiror) between the Company or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand, and (b) none of the Related Parties owns any asset or property (intellectual, real or personal) used in and material to the business of the Company and its Subsidiaries, taken as a whole.

Section 5.26 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of the Company’s Subsidiaries in writing specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) the Proxy Statement will, at the time it is first mailed to the Acquiror Shareholders, at the time it is supplemented or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding anything to the contrary herein, the Company makes no representation or warranty (including under this Section 5.26 or otherwise) with respect to statements made or incorporated by reference in the Proxy Statement/Registration Statement to the extent such statements are based on information supplied by or on behalf of any Acquiror Party in writing specifically for inclusion or incorporation by reference therein.

Section 5.27 Regulatory Compliance.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or any of its Subsidiaries, or, to the knowledge of the Company, any of their Representatives or any other Persons, in each case to the extent acting or purporting to act for and on behalf of any of the Company or any of its Subsidiaries, is or has been, since January 31, 2016, (i) a Person named on any Sanctions Laws-related or Export Control Laws-related list of designated Persons; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, fifty percent or more by one or more Persons described in clauses (i) or (ii); (iv) transacting business with or on behalf of any Person described in clauses (i) – (iii) or any country or territory described in clause (ii) in violation of Sanctions Laws; or (v) otherwise in violation of Sanctions Laws or Export Control Laws.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or any of its Subsidiaries, or, to the Company’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting or purporting to act for and on behalf of the Company or any of its Subsidiaries has, since January 31, 2016, (i) made, offered, promised, paid or received any bribes, kickbacks or other similar improper payments to or from any Person or (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, in each case of clause (i) or (ii), in violation of the Anti-Corruption Laws.

(c) Since January 31, 2016 and through the date hereof, there have been no Actions, filings, Governmental Orders, inquiries or governmental investigations pending or, to the knowledge of the Company, threatened in writing alleging any such violations of Anti-Corruption Laws, Sanctions Laws or Export Control Laws by the Company, any of its Subsidiaries or any of their Representatives or any other Persons, in each case to the extent acting or purporting to act for and on behalf of the Company or any of its Subsidiaries.

Section 5.28 Government Contracts.

(a) With respect to each Government Contract and any proposals or bids submitted for any Government Contract, during the six (6) years prior to the date hereof: (i) neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, principals, or, to the knowledge of the Company, current employees is or has been suspended or debarred, proposed for debarment or suspension, declared ineligible or determined non-responsive from holding, performing or bidding on any Government Contract, and no such proceeding regarding suspension, debarment, ineligibility or non-responsibility has been commenced or threatened; (ii) no Governmental Authority, nor any prime contractor or subcontractor, has notified the Company or any of its Subsidiaries, as applicable, in writing of any breach or violation of any applicable Law; (iii) neither the Company nor any of its Subsidiaries has received any written notice of termination for default or cause, cure notice, or show cause notice; (iv) neither the Company nor any of its Subsidiaries has received any written notice of any audits or investigations by any Governmental Authority; (v) neither the Company nor any of its Subsidiaries has been notified of any other material claim or other material dispute relating to any Government Contract; (vi) neither the Company nor any of its Subsidiaries has conducted an internal investigation nor made any voluntary or mandatory disclosure to any Governmental Authority with respect to any irregularity, misstatement, significant overpayment, or actual, alleged or potential violation of Law; and (vii) the Company and each of its Subsidiaries have complied, in all material respects, with all Laws applicable to Government Contracts and the terms and conditions of (including all representations and certifications relating to) each Government Contract.

(b) Neither the Company nor any of its Subsidiaries holds a facility security clearance as defined in the National Industrial Security Program Operating Manual or any similar security clearance issued by any non-U.S. Governmental Authority.

(c) The Company and all of its Subsidiaries’ accounting systems and procurement systems with respect to the Government Contracts are in material compliance with applicable regulations and legal requirements.

(d) For the past six (6) years, each representation and certification made by the Company or any of its Subsidiaries regarding small business status or any other preferential status programs was current, accurate, and complete as of the date given. To the knowledge of the Company, no Government Contract in the past six (6) years was dependent on any inaccurate representation regarding size status or other preferential status of the Company or any of its Subsidiaries.

Section 5.29 No “Interested Stockholder”. None of the Company or, to the knowledge of the Company, the Company’s stockholders or any of its or their respective “affiliates” or “associates” (each, as defined in Section 203 of the DGCL) is as of the date of this Agreement, or has been at any time during the three year period prior to the date hereof, an “interested stockholder” (as defined in Section 203 of the DGCL) of Acquiror (the representation and warranty in this Section 5.28, the “Interested Stockholder Rep”).

Section 5.30 No Additional Representations or Warranties. Except as provided in this Article V or in any certificate delivered hereunder, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or Representatives, has made, or is making, any representation or warranty whatsoever to the Acquiror Parties or their Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Acquiror Parties or their Affiliates except to the extent such information is set forth in a representation or warranty contained in this Article V or in any certificate delivered hereunder (and then only to the extent provided in Section 11.02).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR PARTIES

Except as set forth in the disclosure letter delivered by the Acquiror Parties to the Company concurrently with the execution of this Agreement (the “Acquiror Disclosure Letter”) (each section of which qualifies (i) the correspondingly numbered representation or warranty in this Article VI and (ii) such other representations and warranties in this Article VI where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on its face) or in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature, in each case, other than any specific factual information contained therein), each Acquiror Party represents and warrants to the Company as follows:

Section 6.01 Corporate Organization. Each of Acquiror and First Merger Sub (i) is duly incorporated or formed, as applicable, and is validly existing as a corporation or exempted company in good standing under the Laws of its jurisdiction of incorporation or formation and (ii) has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Second Merger Sub (i) is duly formed and is validly existing as a limited liability company in good standing under the Laws of the State of Delaware and (ii) has the requisite limited liability company power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the Governing Documents of each of the Acquiror Parties previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of the Acquiror Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 6.02 Due Authorization.

(a) Each of the Acquiror Parties has all requisite corporate or entity power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and, assuming the accuracy of the Interested Stockholder Rep, and subject only to obtaining the Acquiror Shareholder Approval and the Merger Sub Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors or equivalent governing body of the applicable Acquiror Party and, except for the Acquiror Shareholder Approval and the Merger Sub Stockholder Approval, no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder. Promptly following the execution and delivery of this Agreement, the Acquiror will execute and deliver written consents duly adopting this Agreement in its capacity as the sole stockholder of First Merger Sub and sole member of Second Merger Sub, respectively (collectively, the “Merger Sub Stockholder Approval”), following which Acquiror will have provided all approvals on behalf of equityholders of First Merger Sub and Second Merger Sub required for the Transactions. This Agreement has been, and each Transaction Agreement to which an Acquiror Party is or will be a party has been or will be, duly and validly executed and delivered by such Acquiror Party and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such Acquiror Party is or will be a party constitutes or will constitute, a legal, valid and binding obligation of such Acquiror Party, enforceable against such Acquiror Party in accordance with its terms, subject only to the Enforceability Exceptions.

(b) Assuming a quorum is present at the Special Meeting, as may be adjourned or postponed from time to time in accordance with this Agreement, the only votes of the holders of any of Acquiror’s share capital necessary in connection with the entry into this Agreement by Acquiror, the consummation by Acquiror of the Transactions, including the Closing, the Domestication and the approval of the Acquiror Shareholder Matters are as set forth on Section 6.02(b) of the Acquiror Disclosure Letter (such votes, collectively, the “Acquiror Shareholder Approval”).

(c) At a meeting duly called and held, the board of directors of Acquiror has unanimously (i) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof, (ii) determined that it is in the best interests of Acquiror and the Acquiror Shareholders, and declared it advisable, to enter into this Agreement providing for the Mergers and the Domestication, (iii) approved this Agreement and the Transactions, including the Mergers and the Domestication, on the terms and subject to the conditions of this Agreement, and (iv)  made the Acquiror Board Recommendation.

Section 6.03 No Conflict. The execution, delivery and performance of this Agreement and any other Transaction Agreement to which any Acquiror Party is or will be a party by such Acquiror Party and the consummation of the transactions contemplated hereby or by any other Transaction Agreement do not and will not (a) assuming the accuracy of the Interested Stockholder Rep, and subject to the receipt of the Acquiror Shareholder Approval and the Merger Sub Stockholder Approval, conflict with or violate any provision of, or result in the breach of the Governing Documents of any Acquiror Party or the Domestication Organizational Documents, (b) assuming the accuracy of the Interested Stockholder Rep, and subject to the receipt of the Acquiror Shareholder Approval and the Merger Sub Stockholder Approval and the consents, approvals, authorizations and other requirements contemplated by Sections 5.05 and 6.05, conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Acquiror, any Subsidiaries of Acquiror or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror or any Subsidiaries of Acquiror is a party or by which any of their respective assets or properties is bound, or (d) result in the creation of any Lien (except for Permitted Liens) upon any of the properties or assets of Acquiror or any Subsidiaries of Acquiror, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 6.04 Litigation and Proceedings. As of the date hereof, there are no pending or, to the knowledge of Acquiror, threatened in writing Actions by or against any Acquiror Party or any of their respective properties, rights or assets which would, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. As of the date hereof, there is no Governmental Order imposed upon or, to the knowledge of Acquiror, threatened in writing against any Acquiror Party or any of their respective properties, rights or assets which would, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon any Acquiror Party which would, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 6.05 Governmental Authorities; Consents. No action or non-action by, notice to, consent, approval, waiver, permit or authorization of, expiration of any waiting period under applicable Law promulgated by, or designation, declaration or filing with, any Governmental Authority is required on the part of any Acquiror Party with respect to such Acquiror Party’s execution, delivery and performance of this Agreement and consummation of the Transactions, except for (i) applicable requirements of the HSR Act or applicable Antitrust Laws, Foreign Direct Investment Laws and United States federal or state Securities Laws, (ii) the filing of the First Certificate of Merger, the filing of the Second Certificate of Merger and the Domestication Certificate of Incorporation in accordance with the DGCL and DLLCA, (iii) in connection with the Domestication, the applicable requirements of the Companies Act and required approval of the Registrar of Companies in the Cayman Islands, (iv) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect and (v) as otherwise disclosed on Section 6.05 of the Acquiror Disclosure Letter.

Section 6.06 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $345,000,000 invested in a trust account (the “Trust Account”), maintained by American Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, effective as of March 1, 2021, by and between Acquiror and the Trustee on file with the SEC Reports as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror’s Governing Documents and Acquiror’s final prospectus dated March 1, 2021 (the “Final Prospectus”). Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since March 1, 2021, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the First Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents will terminate, and, as of the First Effective Time, Acquiror will have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. To Acquiror’s knowledge, as of the date hereof, following the First Effective Time, no shareholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to tender its Acquiror Ordinary Shares for redemption pursuant to the Acquiror Shareholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than Acquiror Shareholders who shall have elected to redeem their Acquiror Ordinary Shares pursuant to the Acquiror Shareholder Redemption or the underwriters of Acquiror’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c) As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness other than any Indebtedness incurred by Acquiror in order to fund the payment of Acquiror Expenses or otherwise satisfy the Acquiror Parties’ obligations under this Agreement or in connection with the Transactions.

Section 6.07 Brokers’ Fees. Except as set forth on Section 6.07 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is or will become entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the

Transactions based upon arrangements made by or on behalf of Acquiror or any of its Affiliates, including the Sponsor. Upon the payment of the fees set forth on Section 6.07 of the Acquiror Disclosure Letter, no Person shall have the right to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment for any other transaction involving Acquiror following the Closing, in each case based on arrangements made by or on behalf of Acquiror or any of its Affiliates, including the Sponsor, prior to the Closing.

Section 6.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Except as set forth on Section 6.08(a) of the Acquiror Disclosure Letter, Acquiror has filed in a timely manner all SEC Reports required to be filed by it with the SEC since March 1, 2021. Except as set forth on Section 6.08(a) of the Acquiror Disclosure Letter, none of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Section 6.08(a) of the Acquiror Disclosure Letter the audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No Acquiror Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the knowledge of Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintains a system of internal controls. To the knowledge of Acquiror, such internal controls are sufficient to (i) provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and (ii) permit the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d) To the knowledge of Acquiror, each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) As of the date hereof, neither Acquiror (including any employee thereof) nor, to the knowledge of Acquiror, Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror that have not been remediated, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f) As of the date hereof, there are no outstanding comments from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.09 Business Activities.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination and the filing of SEC Reports. Except as set forth in Acquiror’s Governing Documents or as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, as of the date hereof, there is no agreement, commitment or Governmental Order binding upon any Acquiror Party or to which any Acquiror Party is a party which has or would reasonably be expected to have the effect of prohibiting or impairing (i) any business practice of any Acquiror Party, (ii) any acquisition of property by any Acquiror Party or (iii) the conduct of business by any Acquiror Party. First Merger Sub and Second Merger Sub were formed solely for the purpose of engaging in the Transactions, have not conducted any business prior to the date hereof and will not conduct any business prior to the Closing except for matters incidental to engaging in the Transactions, and have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is or will be a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.

(b) Except for Acquiror’s ownership of Equity Securities of First Merger Sub and Second Merger Sub and the transactions contemplated by this Agreement, no Acquiror Party owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Acquiror nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement, the other Transaction Agreements and the agreements expressly contemplated hereby and thereby (including any agreements permitted by Section 8.02) or as set forth on Section 6.09(c) of the Acquiror Disclosure Letter, no Acquiror Party is, and at no time has been, party to any Contract with any other Person that (i) would require payments by any Acquiror Party after the Closing Date in excess of $10,000 monthly, $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts (other than this Agreement, the other Transaction Agreements and the agreements expressly contemplated hereby and thereby (including any agreements permitted by Section 8.02) and Contracts set forth on Section 6.09(c) of the Acquiror Disclosure Letter) or (ii) grants to any Person any material non-competition, non-solicitation, no-hire or similar restrictive covenant provisions imposed on any Acquiror Party other than non-solicitation, no-hire or similar restrictive covenants with respect to employees, consultants or independent contractors pursuant to confidentiality agreements entered into in the ordinary course of business.

(d) There is no liability, debt or obligation of or claim or judgment against Acquiror or any of its Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the quarter ended March 31, 2021 or disclosed in the notes thereto, (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the quarter ended March 31, 2021 in the ordinary course of the operation of business of Acquiror and its Subsidiaries and that are not, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole, (iii) disclosed in the Acquiror Disclosure Letter or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

(e) Since March 1, 2021, no Acquiror Material Adverse Effect has occurred and is continuing.

Section 6.10 Employees. Other than any officers as described in the SEC Reports, Acquiror and Merger Sub have never employed any employees or retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Acquiror’s officers and directors in connection with activities on Acquiror’s behalf in an aggregate amount not in excess of the amount of cash held by Acquiror outside of the Trust Account, Acquiror has no unsatisfied material liability with respect to any employee, officer or director of Acquiror. Acquiror and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct or material liability under any employee benefit plan.

Section 6.11 Tax Matters.

(a) All material Tax Returns required by Law to be filed by any Acquiror Party have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by any Acquiror Party have been paid, and since the date of Acquiror’s consolidated balance sheet for the quarter ended March 31, 2021, no Acquiror Party has incurred any material Tax liability outside the ordinary course of business other than any liabilities incurred in connection with the Transactions.

(c) Each Acquiror Party has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) timely remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Within the past two years, neither Acquiror nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(e) No claims for a material amount of additional Taxes have been asserted in writing that remain unresolved and no proposals or deficiencies for any material Taxes of each Acquiror Party are being asserted, proposed or, to the knowledge of Acquiror, threatened in writing, and no audit or investigation of any material Tax Return of each Acquiror Party is currently underway, pending or, to the knowledge of Acquiror, threatened in writing, in each case with respect to any taxable period for which the period of assessment or collection remains open.

(f) There are no Liens with respect to material Taxes on any of the assets of any Acquiror Party, other than Permitted Liens.

(g) No Acquiror Party has any material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for liabilities pursuant to commercial contracts with persons that are not the Sponsor or its direct or indirect equityholders or their Affiliates that do not primarily relate to Taxes).

(h) No Acquiror Party is a party to, is bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts with persons that are not the Sponsor or its direct or indirect equityholders or their Affiliates not primarily relating to Taxes).

(i) No Acquiror Party is or has been a party to any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(j) No Acquiror Party has taken any action or agreed to take any action, or is aware of any fact or circumstance, that would prevent or impede, or would reasonably be expected to prevent or impede, the Mergers from qualifying for the Intended Income Tax Treatment.

(k) All of the limited liability company interests in Second Merger Sub are owned by Acquiror, and Second Merger Sub is, and has been since formation, disregarded as an entity (within the meaning of Treasury Regulations Section 301.7701-3) separate from Acquiror for U.S. federal income tax purposes.

Section 6.12 Capitalization.

(a) The authorized share capital of Acquiror consists of 550,000,000 Acquiror Ordinary Shares, composed of (i) 500,000,000 Acquiror Class A Ordinary Shares, (ii) 50,000,000 Acquiror Class B Ordinary Shares and (iii) 5,000,000 Acquiror Preference Shares, of which (A) 34,500,000 Acquiror Class A Ordinary Shares are issued and outstanding as of the date of this Agreement, (B) 8,625,000 Acquiror Class B Ordinary Shares are issued and outstanding as of the date of this Agreement and (C) no Acquiror Preference Shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding Acquiror Class A Ordinary Shares and Acquiror Class B Ordinary Shares (I) have been duly authorized and validly issued and are fully paid and nonassessable, (II) were issued in compliance in all material respects with applicable Law, (III) were not issued in breach or violation of any preemptive rights or Contract and (IV) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain Acquiror Shares held by the Sponsor.

(b) As of the date of this Agreement, 13,075,000 Acquiror Warrants are issued and outstanding. Subject to the terms of conditions of the Warrant Agreement, each whole Acquiror Warrant will be exercisable after giving effect to the Mergers for one share of Domesticated Acquiror Common Stock at an exercise price of $11.50 per share. The Acquiror Warrants are not exercisable until thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to the Enforceability Exceptions; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(c) Except for this Agreement, the Acquiror Warrants and the Subscription Agreements, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Shares or any other equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares in the share capital of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, share appreciation rights, phantom share ownership interests or similar rights in Acquiror. Except as disclosed in the SEC Reports, Acquiror’s Governing Documents or in the Sponsor Support Agreement, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s shareholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Shares or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any Person other than First Merger Sub or Second Merger Sub or have any right, option, warrant, conversion right, stock appreciation right, restricted share, phantom equity, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

Section 6.13 NYSE Listing. The issued and outstanding units of the Acquiror, each such unit comprised of one Acquiror Class A Ordinary Share and one-fourth of one Acquiror Warrant (an “Acquiror Unit”), are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “SNII.U”. The issued and outstanding Acquiror Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “SNII”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “SNII.WS”. Acquiror is in compliance in all material respects with the rules of the NYSE and, as of the date hereof, there is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Shares or Acquiror Warrants or terminate the listing of Acquiror Shares or Acquiror Warrants on the NYSE. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Shares or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement. As of the date hereof, Acquiror has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Acquiror Shares or Acquiror Warrants from the NYSE or the SEC, other than notice from the NYSE regarding the late filing of the Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

Section 6.14 PIPE Investment.

(a) Acquiror has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Acquiror with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide equity financing to Acquiror solely for purposes of consummating the Transactions for an aggregate gross purchase price of $102,510,000 (the “PIPE Investment Amount”). As of the date hereof, to the knowledge of Acquiror, with respect to each PIPE Investor, the Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. As of the date hereof, each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each PIPE Investor, and neither the execution or delivery by Acquiror or, to the knowledge of Acquiror, any other party thereto nor the performance by Acquiror or, to the knowledge of Acquiror, any other party thereto of its obligations under any such Subscription Agreement violates or will violate any Laws. As of the date hereof, there are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor that modifies the economic terms of such Subscription Agreement or that could reasonably be expected to affect the obligation of such PIPE Investor to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investor, and, as of the date hereof, to the knowledge of Acquiror, there are no facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Acquiror, on the Closing Date. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition to closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein, subject to the Enforceability Exceptions.

(b) As of the date hereof, no fees, consideration or other discounts are payable or have been agreed by Acquiror or any of its Subsidiaries (including, from and after the Closing, the Surviving Corporation and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements.

Section 6.15 Related Party Transactions. Except as described in the SEC Reports or in connection with the PIPE Investment, there are no transactions, Contracts, side letters, arrangements or understandings between any Acquiror Party, on the one hand, and any director, officer, employee, shareholder, warrant holder or Affiliate of such Acquiror Party, on the other hand.

Section 6.16 Investment Company Act. Neither the Acquiror nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.17 Information Supplied. None of the information supplied or to be supplied by or on behalf of any Acquiror Party in writing specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) the Proxy Statement will, at the time it is first mailed to the Acquiror Shareholders, at the time it is supplemented or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding anything to the contrary herein, no Acquiror Party makes any representation or warranty (including under Section 6.08, this Section 6.17 or otherwise) with respect to statements made or incorporated by reference in the Proxy Statement/Registration Statement to the extent such statements are based on information supplied by or on behalf of the Company in writing specifically for inclusion or incorporation by reference therein.

Section 6.18 No Additional Representations or Warranties. Except as provided in this Article VI or in any certificate delivered hereunder, neither Acquiror nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or Representatives, has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates except to the extent such information is set forth in a representation or warranty contained in this Article VI or in any certificate delivered hereunder (and then only to the extent provided in Section 11.02).

ARTICLE VII

COVENANTS OF THE COMPANY

Section 7.01 Conduct of Business. From the date of this Agreement through the earlier of the Closing and the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except (i) as required by, or otherwise expressly permitted by, this Agreement, (ii) as required by applicable Law, (iii) as set forth on Section 7.01 of the Company Disclosure Letter, (iv) as consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or (v) for actions that are reasonably required to comply with COVID-19 Measures, use reasonable best efforts to operate its business only in the ordinary course of business. Without limiting the generality of the foregoing, except (A) as required by this Agreement, (B) as required by applicable Law, (C) as set forth on Section 7.01 of the Company Disclosure Letter or (D) as consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change, waive or amend the Governing Documents of the Company;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiaries of the Company;

(c) (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on, or enter into any Contract with respect to the voting of, any shares of capital stock or any other Equity Securities or voting securities of the Company or any of its Subsidiaries or (ii) issue, grant or agree to provide any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity or equity-based or voting securities of the Company, except, in any case, for (A) the issuance of shares of Company Stock in connection with the exercise of Company Options or Company Warrants outstanding and exercisable as of the date hereof or otherwise issued in compliance with this Agreement, (B) the issue of any Company Options or Company Restricted Stock Unit Awards to any Company Employee hired after the date hereof in the ordinary course of business consistent with past practice; provided that the total number of shares of Company Stock underlying such grants shall not exceed the amount set forth on Section 7.01(c)(ii)(B) of the Company Disclosure Letter, (C) the issue of promissory notes that convert into shares of Domesticated Acquiror Class A Common Stock upon the consummation of the Closing (“Company Convertible Notes”) having the terms and subject to the maximum aggregate purchase price set forth on Section 7.01(c)(ii)(C) of the Company Disclosure Letter, (D) the entry by the Company into any joinder necessary to reflect any disposition, transfer or sale of shares of Company Stock solely by and among any holder of Company Stock, Company Options or Company Warrants as of the date hereof or any of their respective Affiliates and (E) any Permitted Repurchases, subject to the terms of the Company Holders Support Agreement and so long as such transfers would not result in, together with the Transactions, a change of control in respect of the Company or delay, impair or prevent the Transactions (any such financing referred to in clause (A) through (E), a “Permitted Interim Equity Financing”);

(d) sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets or properties of the Company and its Subsidiaries, taken as a whole, other than (i) the sale of goods and services to customers, or the sale or other disposition of assets or equipment deemed by the Company in its good faith reasonable business judgment to be obsolete or no longer material to the business of the Company and its Subsidiaries, taken as a whole, in each such case, in the ordinary course of business and (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(e) settle any pending or threatened Action (A) if such settlement would require payment by the Company and/or its Subsidiaries in an amount greater than $500,000 or (B) to the extent such settlement is adverse to the Company and/or its Subsidiaries and involves an Action brought by a Governmental Authority or alleged criminal wrongdoing;

(f) except as required by applicable Law or the terms of any existing Company Benefit Plans as in effect on the date hereof and set forth on Section 5.13(a) of the Company Disclosure Letter, (i) materially increase the compensation or benefits of any Company Employee except for increases in salary or hourly wage rates made in the ordinary course of business to Company Employees with annual base salary less than $250,000 or for ordinary course annual salary increases (and corresponding bonus opportunity increases) for 2021 for all employees that do not exceed, in the aggregate, 4% of the aggregate salary paid by the Company and its Subsidiaries in calendar year 2020, (ii) make any grant or promise of any severance, retention, incentive, bonus or termination payment to any Person, except (A) severance or termination payments in connection with the termination of any employee with an annual base salary less than $250,000 in the ordinary course of business or (B) bonus payments that do not exceed $100,000 for any individual, (iii) make any change in the key management structure of the Company or any of its Subsidiaries, including the hiring of additional officers or the termination (other than for “cause” or due to death or disability) of existing officers, (iv) hire any employee of the Company or its Subsidiaries or any other individual who is providing or will provide services to the Company or its Subsidiaries other than any employee with an annual base salary of less than $250,000 in the ordinary course of business that would not otherwise violate subsection (iii) or (v) except in the ordinary course of business and as would not otherwise violate subsections (i)-(iv), establish, adopt, enter into, amend in any material respect or terminate any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement;

(g) split, combine, subdivide, reclassify, redeem, purchase or otherwise acquire any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries, except for (i) acquisitions of shares of capital stock of the Company in connection with the “net-settlement” exercise of Company Options, (ii) the acquisition by the Company or any of its Subsidiaries of any shares of restricted stock (other than pursuant to subsection (i)) of the Company or its Subsidiaries in connection with the forfeiture or cancellation thereof, (iii) acquisitions of Company Stock in connection with the termination of the employment of any service provider of the Company or its Subsidiaries and (iv) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company (clauses (i)-(iv), “Permitted Repurchases”);

(h) make any change in its accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by applicable Law or GAAP;

(i) adopt or enter into a plan of, or otherwise effect, a complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(j) except in the ordinary course of business consistent with past practice, make, change or revoke any material Tax election, adopt or change (or request any Governmental Authority to change) any material accounting method or accounting period with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability or claim for a refund of a material amount of Taxes, enter into any closing agreement or other binding written agreement with respect to any material Tax, or enter into any Tax sharing or Tax indemnification agreement or similar agreement (excluding commercial Contracts not primarily relating to Taxes), in each case, to the extent such action could reasonably be expected to have an adverse impact on Acquiror, the Company or any of its Subsidiaries;

(k) issue any debt securities or otherwise incur any Indebtedness or assume, guarantee or endorse or otherwise become responsible for the obligations of any other Person for Indebtedness (other than any Person that is a wholly owned subsidiary of the Company as of the date hereof or becomes a wholly owned Subsidiary after the date hereof in accordance with the terms of this Agreement), except (x) the issue of Company Convertible Notes having the terms and subject to the maximum aggregate purchase price set forth on Section 7.01(c)(ii)(C) of the Company Disclosure Letter and (y) any equipment financing entered into by the

Company or its Subsidiaries so long as (A) the amount financed is equal to the lesser of the fair market value or cost of the relevant equipment being financed and (B) the aggregate amount of equipment financed under all such equipment financing does not exceed the amount set forth on Item 3 of Section 7.01(k)(y) of the Company Disclosure Letter (any such financing referred to in clause (x) through (y), a “Permitted Interim Debt Financing” and together with any Permitted Interim Equity Financing, a “Permitted Interim Financing”);

(l) terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, any material insurance policy covering the Company, its Subsidiaries or their respective properties, assets and businesses;

(m) enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business or enter into a new line of business, except where such restriction does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(n) enter into, assume, assign, partially or completely amend any material term of or terminate (excluding any expiration in accordance with its terms) any collective bargaining or similar agreement, other than as required by applicable Law;

(o) enter into, modify in any material respect or terminate any Contract that is (or would be if entered into prior to the date of this Agreement) a Material Contract of the type described in clauses (iii), (iv), (viii) or (xii) of Section 5.12(a), other than in the ordinary course of business;

(p) (A) enter into or modify in any material respect any Affiliate Agreement or (B) make any payment, distribution, loan or other transfer of value to any Related Party, other than (I) payments to employees in the ordinary course of business and (II) payments pursuant to Affiliate Agreements set forth on Section 7.01(p) of the Company Disclosure Letter;

(q) fail to maintain, dedicate to the public, allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any material Owned Intellectual Property, excluding any failures, dedications, or allowances made by the Company or its Subsidiaries in the ordinary course of business, or for any Owned Intellectual Property that is not used or useful in the business of the Company and its Subsidiaries or is not in the Company’s reasonable business judgment, commercially practical to maintain;

(r) acquire, directly or indirectly, by merger, consolidation, acquisition of stock or assets or otherwise, any business, Person or assets from any other Person with a fair market value or purchase price in excess of $12,500,000 in any individual transaction or series of related transactions or $50,000,000 in the aggregate;

(s) make any loans, advances, guarantees or capital contributions to or investments in any Person that is not as of the date hereof a wholly owned subsidiary of the Company, except in the ordinary course of business;

(t) make or authorize any payment of, or accrual or commitment for, capital expenditures in excess of $5,000,000 for any individual capital expenditure or series of related capital expenditures or $25,000,000 in the aggregate, except in the ordinary course of business;

(u) cancel, modify or waive any debts or claims held by or owed to the Company or any of its Subsidiaries having in each case a value in excess of $250,000 individually or $1,000,000 in the aggregate, except in the ordinary course of business; or

(v) enter into any agreement, or otherwise become obligated, to do any of the foregoing.

Notwithstanding the foregoing, nothing contained in this Section 7.01 shall give to Acquiror, directly or indirectly, the right to control or direct the operations of the Company in a manner which may violate the HSR Act or other Antitrust Law.

Section 7.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to (A) interactions prior to May 14, 2021 with prospective buyers of the Company or (B) the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, during the Interim Period the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during normal business hours and with reasonable advance notice, in such manner as to not unreasonably interfere with the normal operation of the Company and its Subsidiaries, to their respective properties, assets, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its and their reasonable best efforts to furnish Acquiror and such Representatives with financial and operating data and other information concerning the business and affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as Acquiror and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that Acquiror shall not be permitted to perform any environmental sampling or testing at any Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions; provided, further, however, that remote access may be provided by the Company and its Subsidiaries in lieu of physical access in response to COVID-19 to the extent reasonably necessary (1) to protect the health and safety of such officers and employees or (2) in order to comply with any applicable COVID-19 Measures. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request, and the provision of access or information, in each case pursuant to this Section 7.02, shall be made in a time and manner so as not to materially delay the Closing. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 7.03 No Claim Against the Trust Account. The Company acknowledges that it has read the Final Prospectus and other SEC Reports, Acquiror’s Governing Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by March 1, 2023 or such later date as approved by the shareholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, for and in consideration of the Acquiror Parties entering into this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company (on behalf of itself, its Subsidiaries, its Affiliates and its and their respective Representatives) hereby irrevocably waives any past, present or future Action of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. Notwithstanding the foregoing, this Section 7.03 shall not serve to limit or prohibit the Company’s rights to pursue a claim against Acquiror for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than the one contemplated by this Agreement) or pursuant to Section 12.13 for specific performance or other injunctive relief. This Section 7.03 shall survive the termination of this Agreement for any reason. In the event that the Company, any of its Subsidiaries, any of its Affiliates or any of its or their respective Representatives commences any Action against or involving the Trust Account, Acquiror shall be entitled to recover from such Person its legal fees and costs in connection with any such Action.

Section 7.04 FIRPTA. At the Closing, the Company shall deliver to Acquiror the certification and notice attached hereto as Exhibit E; provided, however, that notwithstanding anything to the contrary, the sole remedy under this Agreement for any failure of the Company to deliver a certification and notice pursuant to this Section 7.04 shall be for Acquiror Parties, the Company, the Surviving Corporation, the Exchange Agent or their respective Affiliates, as applicable, to withhold from payments pursuant to this Agreement in accordance with

Section 3.06 any Taxes that are required to be withheld by such Person pursuant to Section 1445 of the Code by reason of such failure.

Section 7.05 Approval by the Company’s Stockholders.

(a) The Company shall (i) obtain and deliver to Acquiror the Company Stockholder Approval in the form of a written consent executed by each of the Requisite Company Stockholders (pursuant to the Company Holders Support Agreement), as soon as reasonably practicable (and in any event no later than three (3) Business Days) after the Registration Statement is declared effective under the Securities Act, and (ii) take all other action necessary or advisable to secure the Company Stockholder Approval and, if applicable, any additional consents or approvals of its stockholders related thereto.

(b) Without limiting the generality of subsection (a) above, the Company shall use its reasonable best efforts to obtain and deliver to Acquiror, prior to the Closing, the approval of this Agreement and the Transactions, including the Mergers, the Company Preferred Conversion and the making of any filings, notices or information statements in connection with the foregoing, from all of the holders of Company Stock (including those that did not execute the Company Holders Support Agreement), in the same manner contemplated by subsection (a) above (without regard to the three (3) Business Day deadline specified therein).

Section 7.06 Affiliate Agreements. Prior to the Closing, the Company shall terminate, or cause to be terminated, without liability to or any payment by Acquiror, the Company or any of the Company’s Subsidiaries, all Affiliate Agreements other than those set forth on Section 7.06 of the Company Disclosure Letter and provide evidence to Acquiror that such Affiliate Agreements have been terminated effective prior to the Closing.

Section 7.07 Conversion. Prior to the Closing, the Company shall use reasonable best efforts to cause the consummation, effective prior to the Closing, of (a) the Company Preferred Conversion and (b) the conversion of all Company Convertible Notes outstanding as of immediately prior to the Closing.

ARTICLE VIII

COVENANTS OF ACQUIROR

Section 8.01 Indemnification and Insurance.

(a) From and after the First Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director, manager and officer of the Company and Acquiror and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective Governing Documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall cause the Surviving Entity and each of its Subsidiaries to (i) maintain for a period of not less than six years from the First Effective Time provisions in its Governing Documents concerning the indemnification, exculpation and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such Governing Documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) Acquiror shall use reasonable best efforts to cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Effective Time (a “D&O Tail”); provided, however, that (i) if Acquiror is unable to obtain such D&O Tail, then for a period of six years from the First Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.01 shall be continued in respect of such claim until the final disposition thereof. Notwithstanding the foregoing, in no event shall Acquiror be required to expend an annual premium for such D&O Tail in excess of 500% of the last annual payment made by Acquiror for such directors’ and officers’ liability insurance policies currently in effect as of the date hereof and, in such event, Acquiror shall purchase the maximum coverage available given the foregoing limitation.

(c) For a period of six years from the First Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or Representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year D&O Tail containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.01 shall be continued in respect of such claim until the final disposition thereof. Notwithstanding the foregoing, in no event shall Acquiror be required to expend an annual premium for such D&O Tail in excess of 500% of the last annual payment made by the Company or any of its Affiliates for such directors’ and officers’ liability insurance policies currently in effect as of the date hereof and, in such event, Acquiror shall purchase the maximum coverage available given the foregoing limitation.

(d) Acquiror and the Company hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the indemnified Persons under this Section 8.01 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current shareholders, members, or other Affiliates of such shareholders or members (“Indemnitee Affiliates”) separate from the indemnification obligations of Acquiror, the Company and their respective Subsidiaries hereunder. The Parties hereby agree (i) that Acquiror, the Company and their respective Subsidiaries are the indemnitors of first resort (i.e., their obligations to the indemnified Persons under this Section 8.01 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnified Persons under this Section 8.01 are secondary), (ii) that Acquiror, the Company and their respective Subsidiaries shall be required to advance the full amount of expenses incurred by the indemnified Persons under this Section 8.01 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by Acquiror’s, the Company’s and their respective Subsidiaries’ Governing Documents or any director or officer indemnification agreements, without regard to any rights the indemnified Persons under this Section 8.01 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(e) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.01 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror, the Surviving Corporation and the Surviving Entity and all successors and assigns of Acquiror and the Surviving Corporation and the Surviving Entity. In the event that Acquiror, the Surviving Corporation, the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 8.01.

(f) Acquiror and the Company shall use their commercially reasonable efforts to ensure that Acquiror shall, with effectiveness as of the First Effective Time, obtain directors’ and officers’ liability insurance covering the Persons who will be directors and officers of Acquiror and its Subsidiaries as of the First Effective Time and thereafter on terms that are consistent with market standards.

Section 8.02 Conduct of Acquiror During the Interim Period. During the Interim Period, except as set forth on Section 8.02 of the Acquiror Disclosure Letter, as required by this Agreement, as required by applicable Law, in connection with the Domestication, or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of as (a), (b), (d), (f) and (g) below, as to which the Company’s consent may be granted or withheld in its sole discretion), Acquiror shall not, and shall cause each of its Subsidiaries not to:

(a) change, modify, supplement, restate or amend the Trust Agreement or the Governing Documents of any Acquiror Party, other than as necessary to consummate the Domestication;

(b) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding share capital of, or other equity interests in, Acquiror; (B) split, combine or reclassify any share capital of, or other equity interests in, Acquiror; or (C) other than in connection with the Acquiror Shareholder Redemption or as otherwise required by Acquiror’s Governing Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities in, any Acquiror Party;

(c) make, change or revoke any material Tax election, adopt or change (or request any Governmental Authority to change) any material accounting method or accounting period with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability or claim for a refund of a material amount of Taxes, enter into any closing agreement or other binding written agreement with respect to any material Tax, or enter into any Tax sharing or Tax indemnification agreement or similar agreement (excluding commercial Contracts not primarily relating to Taxes);

(d) enter into, renew, modify, supplement or amend any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, the Sponsor, and, where applicable, (x) anyone related by blood, marriage or adoption to the Sponsor or (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(e) amend, modify or waive any of the terms or rights set forth in any Acquiror Warrant, including any amendment, modification or reduction of the exercise price of any Acquiror Warrant, in a way that is adverse to the Company;

(f) waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any liability in excess of $500,000 individually or $2,500,000 in the aggregate;

(g) (A) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than any Indebtedness incurred by Acquiror in order to fund the payment of Acquiror Expenses or otherwise satisfy the Acquiror Parties’ obligations under this Agreement or in connection with the Transactions (provided, that any such Indebtedness that is incurred after the date hereof must be paid off or otherwise extinguished at or prior to the Closing and all outstanding Working Capital Loans shall be paid in cash at Closing), (B) make any advances or capital contributions to, or investments in, any Person other than advances to Acquiror’s directors, officers or employees in the ordinary course of business or (C) amend or modify in any material respect any Indebtedness for borrowed money;

(h) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any share capital of, other equity interests, equity equivalents, share appreciation rights, phantom share ownership interests or similar rights in, Acquiror or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such share capital or equity interests, other than (x) the issuance of Domesticated Acquiror Common Stock in connection with the exercise of any Domesticated Acquiror Warrants outstanding on the date hereof or (y) the issuance of Domesticated Acquiror Common Stock, in each case on the terms set forth in the Subscription Agreements, or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(i) (A) enter into, materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Contracts to which any Acquiror Party is party (including engagement letters with financial advisors) in a manner that would materially and adversely affect any Acquiror Party after the Closing, that would impose material liabilities on any Acquiror Party after the Closing or (B) enter into any Contract that would entitle any third party to any bonuses, payments or other fees upon or conditioned upon the consummation of the Closing, if and to the extent that such bonuses, payments or other fees with respect to all such Contracts entered into after the date hereof exceed, in the aggregate, the amount set forth in Section 8.02(i) of the Acquiror Disclosure Letter, other than any services providers engaged by Acquiror prior to the Closing for printing and filing services with respect to the PIPE Investment or printing, mailing and solicitation services with respect to the Proxy Statement and the Registration Statement; or

(j) enter into any agreement, or otherwise become obligated, to do any of the foregoing.

Section 8.03 PIPE Investment.

(a) During the Interim Period, Acquiror shall use reasonable best efforts to take, or cause to be taken, all reasonable actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements, including maintaining in effect such Subscription Agreements and shall use its reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in such Subscription Agreements and otherwise comply with its obligations thereunder, and (ii) in the event that all conditions in such Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, enforce the rights of Acquiror under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms and consummate the transactions contemplated by such Subscription Agreements at or prior to Closing and the Company shall cooperate with Acquiror in such efforts.

(b) Acquiror acknowledges and agrees that, following satisfaction of the conditions to such obligations set forth therein, the Company shall be entitled to cause Acquiror to specifically enforce the obligations of the PIPE Investors under the Subscription Agreements executed by such PIPE Investors (including to fund the subscription amounts set forth in such Subscription Agreements), in each case, subject to the terms and conditions set forth in each such Subscription Agreement. Acquiror shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), (A) decrease or otherwise adversely modify the PIPE Investment or the subscription amount under any Subscription Agreement or reduce or impair in any material respect the rights of Acquiror under any Subscription Agreement, or (B) permit or consent to any amendment, supplement or modification to, or waiver under, any Subscription Agreement or any replacement thereof (including (i) the price, terms, timing and conditions of the funding of the PIPE Investment, (ii) the identity of any PIPE Investor (other than assignments to permitted assignees), the representations of the PIPE Investors and/or of Acquiror, (iii) the covenants of the PIPE Investors that apply prior to the consummation of the PIPE Investment or the termination of the Subscription Agreements, (iv) the registration rights of the PIPE Investor, (v) the indemnification obligations of Acquiror thereunder, (vi) the termination provisions of the Subscription Agreements, (vii) any covenants, obligations or liabilities set forth in the Subscription Agreements that survive the consummation of the PIPE Investment and (viii) any amendments, side letters or other Contracts related to the foregoing matters), in each case in this clause (B), in a manner adverse to the interests of the Company, and in each case in the foregoing clauses (A) – (B), other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Domesticated Acquiror Common Stock contemplated thereby.

(c) Acquiror shall give the Company prompt notice of any breach by any party to the Subscription Agreements of which Acquiror has become aware and of any termination (or alleged or purported termination) of the Subscription Agreements.

Section 8.04 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which (x) relates to (A) interactions prior to May 14, 2021 with prospective counterparties to a Business Combination or (B) the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, Acquiror shall, and shall cause its Subsidiaries to, afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not unreasonably interfere with the normal operation of Acquiror and its Subsidiaries, to their respective properties and assets, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and its Subsidiaries, and shall use its and their reasonable best efforts to furnish the Company and such Representatives with all financial and operating data and other information concerning the business and affairs of Acquiror and its Subsidiaries that are in the possession of Acquiror or its Subsidiaries, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that remote access may be provided by Acquiror lieu of physical access in response to COVID-19 to the extent reasonably necessary (a) to protect the health and safety of such officers and employees or (b) in order to comply with any applicable COVID-19 Measures. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request, and the provision of access or information, in each case pursuant to this Section 8.04, shall be made in a time and manner so as not to materially delay the Closing. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement (treating the Company as the “Receiving Party” thereunder) prior to the Second Effective Time.

Section 8.05 Acquiror NYSE Listing. From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for Acquiror Shares and Acquiror Warrants (but, in the case of Acquiror Warrants, only to the extent issued as of the date hereof) to be listed on, NYSE. Prior to the Closing, Acquiror shall prepare and submit to NYSE a listing application, if required under NYSE rules, covering the Acquiror Shares issuable in the Mergers, and shall obtain approval for the listing of such Acquiror Shares and the Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 8.06 Acquiror Public Filings. From the date hereof through the Closing, Acquiror shall use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and to otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 8.07 Section 16 Matters. Prior to the First Effective Time, Acquiror shall take all reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Acquiror Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 8.08 Acquiror Board of Directors, Committees and Officers.

(a) The Parties shall take all actions necessary to ensure that the individuals listed on Section 8.08(a) of the Company Disclosure Letter (so long as, with respect to any such individual, he or she is able and willing to serve) are elected and appointed as directors of Acquiror effective at the Closing.

(b) The Parties shall take all actions necessary to ensure that the officers of the Company as of immediately prior to the Closing shall be the officers of Acquiror effective at the Closing.

Section 8.09 Domestication.

(a) Subject to receipt of the Acquiror Shareholder Approval, prior to the First Effective Time, Acquiror shall use its reasonable best efforts to take all actions necessary to cause the Domestication to become effective in accordance with the applicable provisions of the DGCL and the Companies Act, including by (i) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Domestication Certificate of Incorporation, in each case, in accordance with the provisions thereof and applicable Law, and (ii) completing and making and procuring all those filings required to be made under the Companies Act with the Registrar of Companies in the Cayman Islands in connection with the Domestication.

(b) In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror shareholder:

(i) (A) each then issued and outstanding Acquiror Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock, and (B) the transfer books of Acquiror shall record such conversion; provided, however, that each holder of Acquiror Class A Ordinary Shares that has validly elected to redeem its shares in connection with the Acquiror Shareholder

Redemption shall, in lieu of such conversion, be entitled to receive only cash in an amount equal to the redemption price provided for in the Trust Agreement and the Acquiror’s Governing Documents;

(ii) (A) each then issued and outstanding Acquiror Class B Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock, and (B) the transfer books of Acquiror shall record such conversion;

(iii) each then issued and outstanding Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Warrant Agreement;

(iv) each then issued and outstanding Acquiror Unit shall convert automatically into a Domesticated Acquiror Unit; and

(v) each authorized Acquiror Preference Share shall continue to exist as a share of preferred stock of Acquiror in accordance with the Domestication Certificate of Incorporation.

(c) Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree that the Domestication will occur, and will be completed, immediately prior to (but no later than the day preceding) the Closing Date for Tax and all other purposes.

Section 8.10 Domestication Bylaws. On or effective as of the Closing Date, Acquiror shall cause the Domestication Bylaws to be adopted.

Section 8.11 Incentive Equity Plan and ESPP. Prior to the Closing Date, Acquiror shall approve, and subject to approval of the shareholders of Acquiror, adopt, (i) an incentive equity plan in the form attached hereto as Exhibit F (with such changes as may be agreed upon by Acquiror and the Company prior to the Closing Date) (the “Incentive Equity Plan”), and (ii) an employee stock purchase plan in the form attached hereto as Exhibit G (with such changes as may be agreed upon by Acquiror and the Company prior to the Closing Date) (the “ESPP”) (the proposals in clauses (i) and (ii) the “Equity Proposals”). Within five (5) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Domesticated Acquiror Common Stock issuable under the Incentive Equity Plan and the ESPP, and Acquiror shall use reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan and the ESPP remain outstanding.

Section 8.12 Qualification as an Emerging Growth Company. Acquiror shall, at all times during the period from the date hereof until the Closing: use reasonable best efforts to (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

ARTICLE IX

JOINT COVENANTS

Section 9.01 General Antitrust and Regulatory

(a) In connection with the Transactions, Acquiror and the Company shall promptly, and in any event no later than ten Business Days after the date hereof, comply with the notification and reporting requirements of the HSR Act. Acquiror and the Company agree to respond as promptly as reasonably practicable to requests for information and documentary material by any Governmental Authority pursuant to Antitrust Law.

(b) Acquiror and the Company shall request early termination of any waiting period under the HSR Act and use their reasonable best efforts to undertake promptly any and all action required to (i) obtain termination or expiration of the waiting period under the HSR Act and termination or expiration of any waiting period and any consent required or advisable under any other Antitrust Law or Foreign Direct Investment Laws, (ii) prevent the entry in any Action brought by any Governmental Authority of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Acquiror and the Company shall each, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law or Foreign Direct Investment Laws, use its reasonable best efforts to: (i) cooperate in all respects with the other in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other promptly informed of any communications received by such party from, or given by such party to, any Governmental Authority, in each case regarding any of the Transactions; (iii) to the extent not prohibited under applicable Antitrust Law, permit the other party to review in advance any communication given by it to any Governmental Authority concerning the Transactions, consider in good faith the views of the other in connection with any proposed written communications by such party to any Governmental Authority concerning the Transactions, and consult with each other in advance of any meeting or telephone or video conference with, any Governmental Authority, and to the extent not prohibited by such Governmental Authority, give the other the opportunity to attend and participate in such meetings and conferences; (iv) cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications regarding the Transactions; and (v) not pull and refile any HSR filing, extend any waiting period, enter into any timing agreement, or agree not to consummate the Transactions for any period of time, with any Governmental Authority, without the consent of the other; provided, that materials required to be provided pursuant to this Section 9.01(c) may be restricted to outside counsel and redacted to (A) remove references concerning the valuation of the Company, (B) comply with contractual arrangements, and (C) preserve attorney-client privilege.

(d) Except as required by this Agreement, neither Acquiror nor the Company shall, nor shall they permit any of their respective Subsidiaries to, engage in any action or enter into any merger, acquisition or other transaction or agree to any merger, acquisition or other transaction that would reasonably be expected to prevent, materially impair or materially delay Acquiror’s or the Company’s, as applicable, ability to consummate the Transactions or perform its obligations hereunder.

(e) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require Acquiror or Merger Sub to (i) take, or cause to be taken, any action with respect to the Sponsor or any of its Affiliates, including any affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) of the Sponsor or any of its Affiliates, including selling, divesting or otherwise disposing of, or conveying, licensing, holding separate or otherwise restricting or limiting its freedom of action with respect to, any assets, business, products, rights, licenses or investments, or interests therein, in each case other than with respect to the Sponsor’s or any of its Affiliates’ investment in the Acquiror and its Subsidiaries, or (ii) provide, or cause to be provided, nonpublic or other confidential financial or sensitive personally identifiable information of Sponsor, its Affiliates or its or their respective directors, officers, employees, managers or partners, or its or their respective control persons’ or direct or indirect equityholders’ and their respective directors’, officers’, employees’, managers’ or partners’ (each of the foregoing Persons, a “Sponsor Related Person”) nonpublic or other confidential financial or sensitive personally identifiable information (in each case, other than such information which may be provided (i) to a Governmental Authority on a confidential basis or (ii) in connection with the Registration Statement to the extent requested by the SEC).

Section 9.02 Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 9.01, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.02, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of the Acquiror Parties, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, and (c) use reasonable best efforts to take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall any Acquiror Party, the Company or any of their respective Subsidiaries be obligated to pay any material consent fees or grant any material concession to any non-governmental third Person in connection with obtaining any consents, authorizations or approvals of such Person pursuant to the terms of any Contract to which any Party or any of its Subsidiaries is a party with such Person.

Section 9.03 Proxy Statement/Registration Statement; Acquiror Special Meeting.

(a) Proxy Statement/Registration Statement.

(i) As promptly as practicable following the execution and delivery of this Agreement, (x) Acquiror and the Company shall, in accordance with this Section 9.03(a), jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement/prospectus to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Shareholders relating to the Special Meeting (such proxy statement/prospectus, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and Representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Domesticated Acquiror Common Stock that constitute the Closing Share Consideration, (B) the shares of Domesticated Acquiror Common Stock that are subject to Acquiror Assumed Options, (C) the shares of Domesticated Acquiror Common Stock that are subject to Acquiror Assumed Warrants and (D) the shares of Domesticated Acquiror Common Stock that are subject to Acquiror Assumed Restricted Stock Unit Awards (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state Securities Law or “Blue Sky” Permits required to carry out the Transactions, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, any Current Report on Form 8-K pursuant to the Exchange Act that includes the “Form 10” information required under applicable SEC rules and regulations in connection with the Mergers and the other transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including NYSE) in connection with the Mergers and the other Transactions (collectively, the “Offer Documents”). Acquiror will cause the Proxy Statement to be mailed to the Acquiror Shareholders as of the record date for determining the Acquiror Shareholders entitled to notice of the Special Meeting promptly after the Registration Statement is declared effective under the Securities Act and the Proxy Statement is cleared of any comments under the Exchange Act. Notwithstanding the foregoing, in the absence of obtaining the board approvals for the Equity Proposals as set forth herein, the Company and Acquiror shall discuss reasonable modifications to the Equity Proposals to obtain such board approvals.

(ii) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any other Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or other Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including, if practicable, by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of Acquiror and the Company shall use its reasonable best efforts to ensure that none of the information supplied by it or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (B) the Proxy Statement will, at the time it is first mailed to the Acquiror Shareholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the First Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror that is required or is otherwise reasonably desirable to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact required to be stated therein (in the case of the Registration Statement) or necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

(b) Acquiror Special Meeting.

(i) Acquiror shall, prior to or as promptly as practicable after the Registration Statement is declared effective under the Securities Act, establish a record date (which date shall be mutually agreed with the Company, acting reasonably) for, give notice of and duly call a meeting of the Acquiror Shareholders (the

“Special Meeting”), which meeting shall be held not more than 40 days after the date on which the Registration Statement is declared effective nor more than 30 days following the date on which Acquiror mails the Proxy Statement to the Acquiror Shareholders, for the purpose of, among other things: (A) providing Acquiror Shareholders with the opportunity to redeem Acquiror Ordinary Shares by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Special Meeting (the “Acquiror Shareholder Redemption”); and (B) soliciting proxies from holders of Acquiror Ordinary Shares to vote at the Special Meeting, as may be adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the issuance of shares of Domesticated Acquiror Common Stock in connection with the First Merger as may be required under NYSE; (3) the adoption of the Domestication Organizational Documents; (4) the appointment of the individuals to the Acquiror’s board of directors in accordance with Section 8.08, and the designation of the classes of such appointees to the Acquiror’s board of directors; (5) the approval of the adoption of the Incentive Equity Plan and the ESPP; (6) the issuance of shares of Domesticated Acquiror Common Stock pursuant to the Subscription Agreements with the applicable PIPE Investors; (7) the Domestication; (8) any other proposals as either the SEC or NYSE (or the respective staff members thereof) may indicate are necessary in its comments to the Proxy Statement/Registration Statement or in correspondence related thereto, or any other proposals the Parties agree are necessary or desirable to consummate the Transactions; (9) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions; and (10) the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “Acquiror Shareholder Matters”). Acquiror shall include the Acquiror Board Recommendation in the Proxy Statement. The board of directors of Acquiror shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation for any reason (an “Acquiror Change in Recommendation”); provided, that if, at any time prior to obtaining the Acquiror Shareholder Approval, the board of directors of Acquiror determines in good faith, solely in response to an Acquiror Intervening Event, after consultation with its outside legal counsel, that the failure to make an Acquiror Change in Recommendation would result in a breach of its fiduciary duties under applicable Law, Acquiror or the board of directors of Acquiror may, prior to obtaining the Acquiror Shareholder Approval, make an Acquiror Change in Recommendation; provided, further, that Acquiror will not be entitled to make, or agree or resolve to make, an Acquiror Change in Recommendation unless (i) Acquiror delivers to the Company a written notice (an “Acquiror Change in Recommendation Notice”) advising the Company that the board of directors of Acquiror proposes to take such action in response to an Acquiror Intervening Event and containing the material facts underlying the board of directors of Acquiror’s determination that an Acquiror Intervening Event has occurred (in each case, it being acknowledged that such Acquiror Change in Recommendation Notice shall not itself constitute a breach of this Agreement), and (ii) at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which Acquiror delivered the Acquiror Change in Recommendation Notice (such period from the time the Acquiror Change in Recommendation Notice is provided until 5:00 p.m. New York City time on the fifth (5th) Business Day immediately following the day on which Acquiror delivered the Acquiror Change in Recommendation Notice (it being understood that any material development with respect to an Acquiror Intervening Event, in each case, shall require a new notice but with an additional two (2) Business Day (instead of five (5) Business Day) period from the date of such notice), the “Acquiror Change in Recommendation Notice Period”)), the board of directors of Acquiror reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make an Acquiror Change in Recommendation would result in a breach of its fiduciary duties under applicable Law. If requested by the Company, Acquiror will, and will use its reasonable best efforts to cause its Representatives to, during the Acquiror Change in Recommendation Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for an Acquiror Change in Recommendation. To the fullest extent permitted by applicable Law, (A) Acquiror agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking the Acquiror Shareholder Approval shall not be affected by any Acquiror Change in Recommendation and (B) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its shareholders the Acquiror Shareholder

Matters, in each case in accordance with this Agreement, regardless of any Acquiror Change in Recommendation.

(ii) For purposes of this Agreement, an “Acquiror Intervening Event” means any material event, fact, development, circumstance or occurrence (but specifically excluding any changes in capital markets, any declines or improvements in financial markets or the timing of any approval or clearance of any Governmental Authority required for the consummation of the Mergers and any other Effect to the extent that such Effect would not be deemed to constitute, or be taken into account in determining whether there has been or will be, an Acquiror Material Adverse Effect or a Material Adverse Effect, as applicable, pursuant to the definitions of such terms (including the final provisos thereof)) that was not known and was not reasonably foreseeable to Acquiror or the board of directors of Acquiror as of the date hereof (or the consequences of which were not reasonably foreseeable to the board of directors of Acquiror as of the date hereof), and that becomes known to Acquiror or the board of directors of Acquiror after the date of this Agreement but prior to obtaining the Acquiror Shareholder Approval.

(iii) The Special Meeting shall not be postponed, recessed or adjourned by Acquiror without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned, delayed or denied); provided that Acquiror may (and in the case of the following clauses (B) and (C), at the request of the Company, Acquiror shall) postpone, recess or adjourn the Special Meeting (A) to the extent, in the good faith judgment of the Acquiror’s board of directors (after consultation with Acquiror’s outside legal counsel), doing so is required by applicable Law or necessary to ensure that any required supplement or amendment to the Proxy Statement is delivered to the shareholders of Acquiror for the amount of time required by applicable Law in advance of the Special Meeting, (B) if Acquiror or the Company reasonably believes there will be insufficient shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting or (C) to solicit additional proxies to obtain the Acquiror Shareholder Approval; provided further, that in no event shall the Special Meeting be postponed, recessed or adjourned pursuant to clauses (B) and (C), taken together, for a period longer than fifteen (15) days or to a date that is later than five (5) Business Days prior to the Termination Date.

Section 9.04 Exclusivity.

(a) During the Interim Period, the Company shall not take, and it shall direct its Affiliates and Representatives not to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, or provide information to, any Person (other than Acquiror and/or any of its Affiliates or Representatives) concerning any merger, recapitalization or similar business combination transaction, or any sale of substantially all of the stock or assets of the Company and its Subsidiaries, taken as a whole (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”) or (ii) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.04(a). The Company shall, and shall direct its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, Acquiror shall not take, and it shall direct its Affiliates and Representatives not to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning or relating to any Business Combination involving Acquiror or which is otherwise intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination involving Acquiror (a

“Business Combination Proposal”) other than with the Company, its shareholders and their respective Affiliates and Representatives or (ii) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal other than with the Company; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.04(b). Acquiror shall, and shall direct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 9.05 Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, following the Closing, Acquiror shall cause to be paid, from the Trust Account, all transfer, documentary, sales, use, stamp, registration, value-added or other similar Taxes incurred in connection with the Transactions (collectively “Transfer Taxes”) that are imposed on Acquiror, the Company or any of its Subsidiaries. Acquiror shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Company will join in the execution of any such Tax Returns.

(b) For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax law that follows the U.S. federal income tax treatment of the Mergers), each of the Parties intends that (i) the Domestication (and the conversion of Acquiror Class A Ordinary Shares and Acquiror Class B Ordinary Shares into Domesticated Acquiror Common Stock in connection therewith) qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder and (ii) the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which each of the Acquiror and the Company are parties under Section 368(b) of the Code (collectively, the “Intended Income Tax Treatment”). The Parties will prepare and file all Tax Returns consistent with the Intended Income Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a change in applicable Law after the date hereof or a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Income Tax Treatment by any Governmental Authority. The Parties shall cooperate with each other and their respective counsel to document and support the Intended Income Tax Treatment. In the event either Acquiror or the Company seeks a tax opinion from its respective tax advisor regarding the Intended Income Tax Treatment, or the SEC requests or requires a tax opinion regarding the Intended Income Tax Treatment, each Party shall execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor upon which such advisor shall be entitled to rely.

(c) No Party shall take or cause to be taken any action, or fail to take or cause to be failed to be taken any action, which action or failure to act would reasonably be expected to prevent or impede the First Merger and Second Merger from qualifying for the Intended Income Tax Treatment.

(d) The Company, Acquiror, First Merger Sub and Second Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

Section 9.06 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated hereby and thereby. The Company acknowledges that, in connection with the PIPE Investment, Acquiror shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include Evaluation Material (as defined in the Confidentiality Agreement); provided, that, Acquiror provides the Company with a reasonable opportunity to review and provide comments to such presentation and the Company consents to the contents thereof (such consent not to be unreasonably withheld, conditioned, delayed or denied).

(b) The Company and the Acquiror shall reasonably cooperate to create and implement a communications plan regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, none of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned, delayed or denied), except (i) if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their reasonable efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; and (ii) subject to this Section 9.06, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential, without the consent of any other Party; provided, further, that subject to Section 7.02 and this Section 9.06, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in the foregoing in this Section 9.06(b) (a) public announcements and communications that are consistent with public announcements and communications previously approved pursuant to this Section 9.06(b) shall not require approval by either Party, and (b) subject to compliance with Section 9.06(a), communications by the Company with its customers, employees and other existing or prospective business relationships will not be considered public announcements or communications for purposes of this Section 9.06(b); provided, further, that, notwithstanding anything to the contrary in this Section 9.06(b), nothing herein shall modify or affect Acquiror’s obligations pursuant to Section 9.01.

(c) The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form mutually agreed by the Company and Acquiror prior to the execution of this Agreement, and such initial press release shall be released as promptly as practicable after the execution of this Agreement.

Section 9.07 Shareholder Litigation.

(a) In the event that any litigation related to this Agreement, the other Transaction Agreements or any or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the board of directors of Acquiror by any of the Acquiror Shareholders prior to the Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned, delayed or denied.

(b) In the event that any litigation related to this Agreement, the other Transaction Agreements or any or the transactions contemplated hereby or thereby is brought, or, to the knowledge of the Company, threatened in writing, against the Company or the board of directors of the Company by any of the holders of the Company’s Equity Securities prior to the Closing, the Company shall promptly notify Acquiror of any such litigation and keep Acquiror reasonably informed with respect to the status thereof. The Company shall provide Acquiror the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to Acquiror’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of Acquiror, such consent not to be unreasonably withheld, conditioned, delayed or denied.

ARTICLE X

CONDITIONS TO OBLIGATIONS

Section 10.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the Company and Acquiror:

(a) Governmental Approvals. The applicable waiting period(s) under the HSR Act and consents required under Antitrust Laws or Foreign Direct Investment Laws in the jurisdictions specified in Schedule 10.01 of the Acquiror Disclosure Letter, in respect of the Transactions (and any extension thereof, or any timing agreements entered into by both the Company and Acquiror with the U.S. Federal Trade Commission, the U.S. Department of Justice and/or other Governmental Authority), shall have expired or been terminated or obtained, as applicable.

(b) No Prohibition. There shall not be in force any Law adopted following the date hereof or Governmental Order enjoining or prohibiting the consummation of the Transactions.

(c) Net Tangible Assets. Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining upon the consummation of the Closing (after giving effect to the Acquiror Shareholder Redemption, the receipt of the PIPE Investment Amount, and the other transactions contemplated to occur on the Closing Date, including the payment of the Acquiror Expenses and Company Expenses).

(d) Acquiror Shareholder Approval. The Acquiror Shareholder Approval shall have been duly obtained in accordance with the DGCL, the Acquiror’s Governing Documents and the rules and regulations of NYSE.

(e) Company Stockholder Approval. The Company Stockholder Approval shall have been duly obtained in accordance with the DGCL and the Company’s Governing Documents.

(f) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(g) Listing Approval. Acquiror’s initial listing application with NYSE in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the First Effective Time, Acquiror shall satisfy any applicable initial and continuing listing requirements of NYSE, and Acquiror shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following, the First Effective Time, and the Domesticated Acquiror Common Stock to be issued in connection with the Transactions shall have been approved for listing on NYSE.

(h) Domestication. The Domestication shall have been completed as provided in Section 8.09; provided that, the Acquiror Parties shall not be permitted to assert a failure of the satisfaction of the condition set forth in this Section 10.01(h) if such failure arises solely from a failure of any of the Acquiror Parties or its Representatives to reasonably promptly undertake any action solely within the control of any of the Acquiror Parties or its Representatives and necessary to consummate the Domestication, including making the filings pursuant to Section 8.09.

Section 10.02 Additional Conditions to Obligations of Acquiror Parties. The obligations of the Acquiror Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in the first and second sentences of Section 5.01 (Corporate Organization of the Company), Section 5.03 (Due Authorization), clause (a) of Section 5.04 (No Conflict), Section 5.06(d) (Current Capitalization) and Section 5.23 (Brokers’ Fees) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date).

(ii) The representations and warranties of the Company contained in Section 5.06(a), Section 5.06(b) and Section 5.06(c) (Current Capitalization) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all respects other than de minimis inaccuracies on and as of such earlier date) (other than solely as required pursuant to the Company Preferred Conversion, any Permitted Interim Financing, any Permitted Repurchase or the exercise of outstanding Company Options or Company Warrants as of the date hereof, in each case, in accordance with the terms of the Company’s Governing Documents, the Company Incentive Plan or Company Warrant, as applicable, in effect as of the date hereof).

(iii) The representations and warranties of the Company contained in Article V (other than the representations described in Section 10.02(a)(i) or Section 10.02(a)(ii)) shall be true and correct in all respects (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 10.02(b), a covenant of the Company shall only be deemed to have not been performed if the Company has breached such covenant in any material respect and failed to cure such breach within thirty (30) days after written notice of such breach has been delivered to the Company by Acquiror (or if earlier, the Termination Date).

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.

(d) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying, solely in such person’s capacity as an officer of the Company, that the conditions specified in Section 10.02(a), Section 10.02(b) and Section 10.02(c) have been fulfilled.

Section 10.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Acquiror Parties contained in clause (i) of the first sentence of Section 6.01 and the second sentence of Section 6.01 (Corporate Organization), Section 6.02 (Due Authorization), clause (a) of Section 6.03 (No Conflict), Section 6.07 (Brokers’ Fees), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date).

(ii) The representations and warranties of the Acquiror Parties contained in Section 6.11 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date).

(iii) The representations and warranties of the Acquiror Parties set forth in Section 6.09(e) (Business Activities) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date.

(iv) The representations and warranties of the Acquiror Parties contained in Article VI (other than the representations described in Section 10.03(a)(i), Section 10.03(a)(ii) or Section 10.03(a)(iii)) shall be true and correct in all respects (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, an Acquiror Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of the Acquiror Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 10.03(b), a covenant of an Acquiror Party shall only be deemed to have not been performed if such Acquiror Party has breached such covenant in any material respect and failed to cure such breach within thirty (30) days after written notice of such breach has been delivered to such Acquiror Party by the Company (or if earlier, the Termination Date).

(c) Available Closing Acquiror Cash. The Available Closing Acquiror Cash shall not be less than $165,000,000.

(d) Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying, solely in such person’s capacity as an officer of Acquiror, that the conditions specified in Section 10.03(a), Section 10.03(b) and Section 10.03(c) have been fulfilled.

Section 10.04 Frustration of Conditions. None of the Acquiror Parties or the Company may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s breach of a covenant or agreement contained herein.

ARTICLE XI

TERMINATION/EFFECTIVENESS

Section 11.01 Termination. This Agreement may be terminated and the Transactions abandoned prior to the Closing:

(a) by mutual written consent of the Company and Acquiror;

(b) by Acquiror, by providing written notice to the Company, if (i) none of the Acquiror Parties is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause the conditions specified in Section 10.03(a) or Section 10.03(b) not to be satisfied at the Closing and there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing if the Closing were then to occur, and such breach either (A) is not capable of being cured prior to the Termination Date (as defined below) or (B) if curable, is not cured within the earlier of (I) 30 days after Acquiror provides the Company with written notice of such breach and (II) two Business Days prior to the Termination Date; (ii) the Closing has not occurred on or before the date that is eight months following the date hereof (the “Termination Date”); provided, that the right to terminate this Agreement under this subsection (ii) shall not be available if any Acquiror Party’s failure to fulfill any of its obligations under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before Termination Date; (iii) the consummation of any Merger is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable (A) Law adopted following the date hereof or (B) Governmental Order; or (iv) the Company does not deliver the Company Stockholder Approval to Acquiror within seven days after the Registration Statement is declared effective under the Securities Act;

(c) by the Company, by providing written notice to Acquiror, if (i) the Company is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause the conditions specified in Section 10.02(a) or Section 10.02(b) not to be satisfied at the Closing and there is any breach of any representation, warranty, covenant or agreement on the part of any Acquiror Party set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing if the Closing were then to occur, and such breach either (A) is not capable of being cured prior to the Termination Date or (B) if curable, is not cured within the earlier of (I) 30 days after the Company provides Acquiror with written notice of such breach and (II) two Business Days prior to the Termination Date; (ii) the Closing has not occurred on or before the Termination Date; provided, that the right to terminate this Agreement under this subsection (ii) shall not be available if the Company’s failure to fulfill any of its obligations under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before Termination Date; (iii) the consummation of any Merger is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable (A) Law adopted following the date hereof or (B) Governmental Order; or (iv) in the event of any Acquiror Change in Recommendation; or

(d) by either the Company or Acquiror, by providing written notice to the other, if the Special Meeting has been held, Acquiror Shareholders have duly voted, and the Acquiror Shareholder Approval has not been obtained (subject to any adjournment, postponement or recess of the meeting).

Section 11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02 or Section 12.13, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or shareholders, other than (subject to Section 7.03) liability of any Party for any Fraud. The provisions of Section 7.03 (No Claim Against the Trust Account), Section 9.06 (Confidentiality; Publicity), this Section 11.02 (Effect of Termination) and Article XII (MISCELLANEOUS) (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which is required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 12.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Acquiror, First Merger Sub or Merger Sub to:

Supernova Partners Acquisition Company II, Ltd.

4301 50th Street NW

Suite 300 PMB 1044

Washington, D.C. 20016

Attention: Robert Reid, CEO; Michael Clifton, CFO

Email: robert@supernovaspac.com; michael@supernovaspac.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, NW

Suite 1000

Washington, D.C. 20004

Attn: Nicholas P. Luongo; Ryan J. Maierson; Patrick H. Shannon

E-mail: nick.luongo@lw.com; ryan.maierson@lw.com;

patrick.shannon@lw.com

(b)	If to the Company, to:

Rigetti & Co, Inc.

775 Heinz Avenue

Berkeley, CA 94710

Attention: Rick Danis, General Counsel

E-mail: rick@rigetti.com

with copies (which shall not constitute notice) to:

Cooley LLP

55 Hudson Yards

New York, NY 10001

Attention: Adam Dinow, David Silverman, Rupa Briggs

E-mail: adinow@cooley.com, dsilverman@cooley.com, rbriggs@cooley.com

(c)	If to the Surviving Corporation, to:

Rigetti & Co, Inc.

775 Heinz Avenue

Berkeley, CA 94710

Attention: Rick Danis, General Counsel

E-mail: rick@rigetti.com

with copies (which shall not constitute notice) to:

Cooley LLP

55 Hudson Yards

New York, NY 10001

Attention: Adam Dinow, David Silverman, Rupa Briggs

E-mail: adinow@cooley.com, dsilverman@cooley.com, rbriggs@cooley.com or to such other address or addresses as the Parties may from time to time designate in writing.

Section 12.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the Company and Acquiror. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

Section 12.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and Representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce, Section 8.01, (b) the past, present and future directors, officers, employees, incorporators, members, partners, shareholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 12.14 and Section 12.15, and (c) Counsel are intended third-party beneficiaries of, and may enforce, Section  12.17.

Section 12.05 Expenses. The Company and Acquiror shall split evenly the HSR Act filing fee and any filing fees in connection with any other filings required under Antitrust Laws in the jurisdictions specified in Schedule 10.01 of the Acquiror Disclosure Letter. Except as provided in the immediately preceding sentence or as otherwise provided herein, each Party shall bear its own costs and expenses incurred in connection with this Agreement, the other Transaction Agreements and the transactions herein and therein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, then Acquiror shall pay or cause to be paid any such costs and expenses, including the Company Expenses and the Acquiror Expenses; provided, that, all Working Capital Loans shall be repaid in cash and shall not be converted into Equity Securities of Acquiror. For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 12.05 shall be paid upon consummation of the Mergers and release of proceeds from the Trust Account.

Section 12.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement and/or the Transactions, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws or statute of limitations of another jurisdiction.

Section 12.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.08 Schedules and Exhibits. The Disclosure Letters and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Disclosure Letters and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Disclosure Letters with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply to the extent the relevance of such disclosure is reasonably apparent on the face of such disclosure in such Disclosure Letter.

Section 12.09 Entire Agreement. This Agreement (together with the Disclosure Letters and Exhibits to this Agreement and the other Transaction Agreements) and that certain Non-Disclosure Agreement, dated as of April 21, 2021, by and between the Company and Acquiror (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement and understanding among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement, the other Transaction Agreements and the Confidentiality Agreement.

Section 12.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the shareholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 11.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 12.10. Notwithstanding anything to the contrary herein, no amendment or other modification to this Agreement following the Second Effective Time shall be effective against the third-party beneficiaries referenced in Section  12.04 except to the extent such Persons consent in writing thereto.

Section  12.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may only be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state and federal courts in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any other Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any other Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, this being in addition to any other remedy to which they are entitled under this Agreement or any other Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any other Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any other Transaction Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction.

Section 12.14 Non-Recourse. Subject in all respects to the last sentence of this Section 12.14, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, or any Acquiror Party under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions, and each Party hereby waives and releases all claims, causes of actions and liabilities against any such non-recourse Person related thereto. Notwithstanding the foregoing, nothing in this Section 12.14 shall limit, amend or waive any rights or obligations of any party to any other Transaction Agreement for any claim based on, in respect of or by reason of such rights or obligations.

Section 12.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and each shall terminate and expire upon the occurrence of the Second Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing, and then only with respect to any breaches occurring at or after the Closing, and (b) this Article XII.

Section 12.16 Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and, to its knowledge, has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations are solely made by the Company and constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (iii) the Acquiror Party Representations are solely made by the Acquiror Parties and constitute the sole and exclusive representations and warranties of the Acquiror Parties in connection with the Transactions; and (iv) except for the Company Representations by the Company and the Acquiror Party Representations by the Acquiror Parties and any representations or warranties made by a Party in any other Transaction Agreement, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries). The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, each Party understands and agrees that any assets, properties and business of each other Party and its Subsidiaries are furnished “as is”, “where is” and subject to and except for the Company Representations by the Company or the Acquiror Party Representations by the Acquiror Parties (as applicable), or as provided in any certificate delivered in accordance with Section 10.02(c) or Section 10.03(c) (as applicable), with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section 12.16 shall relieve any Party of liability in the case of Fraud committed by such Party.

Section 12.17 Provisions Respecting Representation by Counsel. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees, shareholders and Affiliates, that Cooley LLP (“Cooley”) may serve as counsel to the Company and its Subsidiaries and their respective directors, managers, partners, officers, shareholders, employees, equityholders, members or Representatives (individually and collectively, the “Seller Group”) and Latham & Watkins LLP (“LW”) and Maples and Calder (Cayman) LLP (“M&C”), and, together with Cooley and LW, “Counsel”) may serve as counsel to Acquiror, the Sponsor and their respective directors, managers, partners, officers, shareholders, employees, equityholders, members or Representatives (individually and collectively, the “Sponsor Group”), in each case in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the Transactions, and that, following consummation of the Transactions, Cooley (or any of its respective successors) may serve as counsel to the Seller Group or any director, manager, member, partner, shareholder, officer, employee or Affiliate of any member of the Seller Group and LW and M&C (or any of their respective successors) may serve as counsel to the Sponsor Group or any director, manager, member, partner, shareholder, officer, employee or Affiliate of any member of the Sponsor Group, in each case in connection with any Action or obligation arising out of or relating to this Agreement or the Transactions notwithstanding such representation or any continued representations of the Seller Group (in the case of Cooley) or the Sponsor Group (in the case of LW and M&C), and each of the Parties (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. The Parties agree to take all reasonable steps necessary to ensure that any privilege attaching as a result of Cooley representing the Company or any of its Subsidiaries in connection with the Transactions survives the Closing and remains in effect. As to any privileged attorney-client communications between Cooley and the Company or Cooley and any of the Company’s Subsidiaries in connection with the Transactions prior to the Closing Date (collectively, the “Privileged Communications”), Acquiror, the Company and each of its Subsidiaries, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the Seller Group after the Closing.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD.

By:	/s/ Michael Clifton
Name:	Michael Clifton
Title:	Director

SUPERNOVA MERGER SUB, INC.

By:	/s/ Michael Clifton
Name:	Michael Clifton
Title:	Director

SUPERNOVA ROMEO MERGER SUB, LLC

By:	/s/ Michael Clifton
Name:	Michael Clifton
Title:	Director

SIGNATURE PAGE TO MERGER AGREEMENT

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

RIGETTI HOLDINGS, INC.

By:	/s/ Rick Danis
Name:	Rick Danis
Title:	Secretary

SIGNATURE PAGE TO MERGER AGREEMENT

CERTIFICATE OF DOMESTICATION

OF

SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD.

Pursuant to Sections 103 and 388 of the General

Corporation Law of the State of Delaware

Supernova Partners Acquisition Company II, Ltd., a Cayman Islands exempted company, which intends to domesticate as a Delaware corporation pursuant to this Certificate of Domestication (upon such domestication to be renamed “Rigetti Computing, Inc.” and referred to herein after such time as the “Company”), does hereby certify to the following facts relating to the domestication of the Corporation in the State of Delaware:

1. The Company was originally incorporated on the 22nd day of December, 2020 under the laws of the Cayman Islands.

2. The name of the Company immediately prior to the filing of this Certificate of Domestication is Supernova Partners Acquisition Company II, Ltd.

3. The name of the Company as set forth in the Certificate of Incorporation is Rigetti Computing, Inc.

4. The jurisdiction that constituted the seat, siege social or principal place of business or central administration of the Company immediately prior to the filing of this Certificate of Domestication is the Cayman Islands.

5. The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of Supernova Partners Acquisition Company II, Ltd. and the conduct of its business or by applicable non-Delaware law, as appropriate.

IN WITNESS WHEREOF, the Company has caused this Certificate of Domestication to be executed in its name this [ • ] day of [ • ], 2021.

SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD., a Cayman Islands company

By:
Name:
Title:

CERTIFICATE OF INCORPORATION

OF

RIGETTI COMPUTING, INC.

The undersigned, a natural person (the “Sole Incorporator”), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:

I.

The name of this corporation is Rigetti Computing, Inc. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is 1013 Centre Road, Suite 403-B, Wilmington, New Castle County, DE 19805. The name of its registered agent at that address is Vcorp Services, LLC.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

IV.

A. This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 1,010,000,000 shares. 1,000,000,000 shares of which shall be Common Stock, having a par value per share of $0.0001. 10,000,000 shares of which shall be Preferred Stock, having a par value per share of $0.0001.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, privileges, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase (but not above the authorized number of shares of Preferred Stock) or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, or Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

C. Except as provided above, the designations, powers, preferences, privileges and relative participating, optional, or other rights, and qualifications, limitations, or restrictions of the Common Stock are as follows:

1. DEFINITIONS.

a. “Acquisition” means (A) any consolidation or merger of the Company with or into any other Entity, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving Entity in substantially the same proportions (or, if the surviving Entity is a wholly owned subsidiary of another Entity, the surviving Entity’s Parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

b. “Asset Transfer” means a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

c. “Certificate of Incorporation” means the certificate of incorporation of the Company, as amended or restated from time to time, including the terms of any certificate of designation filed with respect to any series of Preferred Stock.

d. “Entity” means any corporation, partnership, limited liability company or other legal entity.

e. “Liquidation Event” means (i) any Asset Transfer or Acquisition in which cash or other property is, pursuant to the express terms of the Asset Transfer or Acquisition, to be distributed to the stockholders in respect of their shares of capital stock in the Company or (ii) any liquidation, dissolution and winding up of the Company; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Common Stock.

f. “Parent” of an Entity means any Entity that directly or indirectly owns or controls a majority of the voting power of the voting securities or interests of such Entity.

g. “Securities Act” means the Securities Act of 1933, as amended.

2. RIGHTS RELATING TO DIVIDENDS, SUBDIVISIONS AND COMBINATIONS.

a. Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Company legally available therefor. Except as permitted in Section 2(b) of this Article IV(C), any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis.

b. The Company shall not declare or pay any dividend or make any distribution to the holders of Common Stock payable in securities of the Company unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock.

3. VOTING RIGHTS. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

4. LIQUIDATION RIGHTS. In the event of a Liquidation Event, upon the completion of the distributions required with respect to each series of Preferred Stock that may then be outstanding, the remaining assets of the Company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Common Stock; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Common Stock.

V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. MANAGEMENT OF BUSINESS. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

B. ELECTION OF BOARD OF DIRECTORS.

1. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a certificate of designation with respect to any series of Preferred Stock, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following such initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification of the Board of Directors, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification of the Board of Directors, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

2. At any time that applicable law prohibits a classified board as described in Section B.1. of this Article V, all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting.

3. No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

4. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

5. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

6. Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C. REMOVAL OF DIRECTORS.

1. Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause.

2. Subject to any limitation imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

D. VACANCIES. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

VI.

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

The name and the mailing address of the Sole Incorporator is:

[Name of Sole Incorporator]

[Address]

[Address]

VIII.

A. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative claim or cause of action brought on behalf of the Company; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company, to the Company or the Company’s stockholders; (iii) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, arising out of or pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VIII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

B. Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

C. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article VIII.

IX.

A. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66

2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

B. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent or electronic transmission.

X.

A. The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article X, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of applicable law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Company required by law or by this Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VIII, IX and X.

I, THE UNDERSIGNED, being the Sole Incorporator herein before named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this [☐] day of [☐], 2021.

By:
[Name]
Sole Incorporator

BYLAWS

OF

RIGETTI COMPUTING, INC.

(A DELAWARE CORPORATION)

TABLE OF CONTENTS—(Continued)

BYLAWS

OF

RIGETTI COMPUTING, INC.

(A DELAWARE CORPORATION)

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of Rigetti Computing, Inc. (the “corporation”) shall be located in such place as may be provided from time to time in the corporation’s certificate of incorporation (the “Certificate of Incorporation”).

Section 2. Other Offices. The corporation may also have and maintain an office or principal place of business at such place as may be fixed by the corporation’s board of directors (the “Board of Directors”), and may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

CORPORATE SEAL

Section 3. Corporate Seal. The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 4. Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (the “DGCL”). For the avoidance of doubt, the Board of Directors may, in its sole discretion, determine that a meeting of stockholders of the corporation may be held both in a place and by means of remote communication. For any meeting of stockholders to be held by remote communication, the corporation shall (i) implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by remote communication is a stockholder or proxy holder, (ii) implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.

Section 5. Annual Meetings.

(a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors and stated in the corporation’s notice of meeting of stockholders. Nominations of persons for election to the Board of Directors and proposals of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders (with respect to business other than nominations); (ii) brought specifically by or at the direction of the Board of Directors; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.

(b) At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting in accordance with Section 5(a) and the procedures below.

(i) For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the corporation that are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors; and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) the information required by Section 5(b)(iv). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee. The notice in this paragraph must also be accompanied by (X) a completed written questionnaire (in a form provided by the corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the corporation in connection with such annual or special meeting and (Y) a written representation and agreement (in form provided by the corporation) that such nominee (i) if elected as director of the corporation, intends to serve the entire term until the next meeting at which such nominee would face re-election and (ii) consents to being named as a nominee in the corporation’s proxy statement pursuant to Rule 14a-4(d) under the 1934 Act and any associated proxy card of the corporation and agrees to serve if elected as a director.

(ii) Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv).

(iii) To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received (A) not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and (B) not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later than later of the ninetieth (90th) day prior to such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

(iv) The written notice required by Section 5(b)(i) or 5(b)(ii) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class, series and number of shares of the corporation that are owned beneficially and of record by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under Section 5(b)(ii)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

For purposes of this Section 5, a “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:

(w) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation,

(x) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation,

(y) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or

(z) which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation,

which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member.

(c) A stockholder providing the written notice required by Section 5(b)(i) or (ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five (5) Business Days (as defined below) prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) Business Days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five (5) Business Days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two (2) Business Days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) Business Days prior to such adjourned or postponed meeting.

(d) Notwithstanding anything herein to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 5(b)(iii) and there is no public announcement by the corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 5 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.

(e) A person shall not be eligible for election or re-election as a director, unless the person is nominated in accordance with either clause (ii) or (iii) of Section 5(a). Except as otherwise required by law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws of the corporation (“Bylaws”) and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received.

(f) Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a)(iii).

(g) For purposes of this Section 5,

(i) “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”);

(ii) “Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York; and

(iii) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.

Section 6. Special Meetings.

(a) Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

(b) The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at such special meeting otherwise than specified in the notice of meeting.

(c) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 5(b)(i). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which the corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

(d) Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 6(c).

Section 7. Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, the record date for determining the stockholders entitled notice of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. . If delivered by courier service, notice is given at the earlier of when the notice is received or left at such stockholder’s address as it appears on the records of the corporation. If sent via electronic transmission, notice is given when directed to such stockholder’s electronic mail address as it appears on the records of the corporation unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8. Quorum; Voting. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat and entitled to vote thereon, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of the voting power of the outstanding shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

Section 9. Adjournment And Notice Of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the person(s) who called the meeting, the chairperson of the meeting, or by the vote of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, and means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

Section 11. Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his or her act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; and (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12. List of Stockholders. The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.

Section 13. Action Without Meeting.

Unless otherwise provided in the Certificate of Incorporation, no action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent or by electronic transmission.

Section 14. Organization.

(a) At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent or refuses to act, the Chief Executive Officer, or, if no Chief Executive Officer is then serving, is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairperson. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

(b) The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, with consultation by the Lead Independent Director (as defined below), rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

(c) The corporation shall, in advance of any meeting of stockholders, appoint one (1) or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one (1) or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one (1) or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspectors shall: (1) ascertain the number of shares outstanding and the voting power of each; (2) determine the shares represented at a meeting and the validity of proxies and ballots; (3) count all votes and ballots; (4) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (5) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the DGCL, or any information provided pursuant to Sections 211(a)(2)b.(i) or (iii) of the DGCL, ballots and the regular books and records of the corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to Section 231(b)(5) of the DGCL shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

ARTICLE IV

DIRECTORS

Section 15. Number And Term Of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws. Each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 16. Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 17. Classes of Directors. The directors shall be divided into classes as and to the extent provided in the Certificate of Incorporation, except as otherwise required by applicable law.

Section 18. Board of Directors. Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 19. Vacancies. Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

Section 20. Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, the resignation shall be deemed effective at the time of delivery to the Secretary. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his or her successor shall have been duly elected and qualified.

Section 21. Removal.

(a) Subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances neither the Board of Directors nor any individual director may be removed without cause.

(b) Subject to any limitation imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.

Section 22. Meetings.

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairperson of the Board, the Chief Executive Officer or a majority of the authorized number of directors.

(c) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, charges prepaid, at least three (3) days before the date of the meeting. Notice of any meeting may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting. Notice of any meeting will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 23. Quorum and Voting.

(a) Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 46 for which a quorum shall be one-third of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 24. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 25. Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 26. Committees.

(a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one (1) or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.

(b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c) Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 26, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 26 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any Director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 27. Duties of Chairperson of the Board of Directors. The Chairperson of the Board of Directors, if appointed and when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

Section 28. Lead Independent Director. The Chairperson of the Board of Directors, or if the Chairperson is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director to serve until replaced by the Board of Directors (“Lead Independent Director”). The Lead Independent Director will: (a) serve as chairperson of meetings of the Board of Directors in the absence of the Chairperson of the Board of Directors; (b) establish the agenda for meetings of the independent directors; (c) coordinate with the committee chairs regarding meeting agendas and informational requirements; (d) preside over meetings of the independent directors; (e) preside over any portions of meetings of the Board of Directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; (f) preside over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; and (g) coordinate the activities of the other independent directors and perform such other duties as may be established or delegated by the Chairperson of the Board of Directors.

Section 29. Organization. At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Lead Independent Director, or if the Lead Independent Director is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer or director or other person directed to do so by the Chairperson of the Board, the Lead Independent Director or the President, shall act as secretary of the meeting.

ARTICLE V

OFFICERS

Section 30. Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

Section 31. Tenure And Duties Of Officers.

(a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b) Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders (subject to Section 14) and at all meetings of the Board of Directors, unless the Chairperson of the Board of Directors or the Lead Independent Director has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c) Duties of President. The President shall preside at all meetings of the stockholders (subject to Section 14) and at all meeting of the Board of Directors, unless the Chairperson of the Board of Directors, the Lead Independent Director, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(d) Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e) Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(f) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(g) Duties of Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

Section 32. Delegation Of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 33. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 34. Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officer upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION

Section 35. Execution Of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.

All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

Unless (i) authorized or ratified by the Board of Directors or (ii) within the agency power of an officer or any designee of any such officer (each, an “Authorized Employee”), no officer, agent or employee other than an Authorized Employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 36. Voting Of Securities Owned By The Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

SHARES OF STOCK

Section 37. Form And Execution Of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated. Certificates for the shares of stock, if any, of the corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by certificate in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairperson of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 38. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 39. Transfers.

(a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 40. Fixing Record Dates.

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 41. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Section 42. Lock-Up.

(a) Subject to Section 42(b) below, the holders (the “Lock-Up Holders”) of any shares of common stock, par value $0.0001 per share, of the corporation issued to the Pre-Closing Holders (as defined in the Merger Agreement) in connection with the transactions contemplated by that certain Agreement and Plan of Merger entered into by and among (1) the corporation, (2) Supernova Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of the corporation, (3) Supernova Romeo Merger Sub Inc., a Delaware limited liability company and direct, wholly owned subsidiary of the corporation and (4) Rigetti Holdings, Inc., a Delaware corporation (as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time the “Merger Agreement”), as such shares of common stock may be subsequently designated as Common Stock (as defined in the Certificate of Incorporation), may not Transfer any Lock-Up Shares until the end of the Lock-Up Period (the “Lock-Up”).

(b) Notwithstanding the provisions set forth in Section 42(a) above, the Lock-Up Holders may, so long as such transferee pursuant to a Transfer in accordance with any of clauses (i)-(iii) agrees to be bound by the provisions hereof until the end of the Lock-Up Period in form and substance reasonably satisfactory to the independent members of the Board of Directors, Transfer the Lock-Up Shares during the Lock-Up Period (i) as a bona fide gift or charitable contribution; (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Lock-Up Holder or any other person with whom such Lock-Up Holder has a relationship by blood, marriage or adoption not more remote than first cousin; (iii) by will or intestate succession upon the death of the Lock-Up Holder; (iv) pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (v) if such Lock-Up Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Lock-Up Holder, or (B) to partners, limited liability company members or stockholders of the Lock-Up Holder, including, for the avoidance of doubt, where the Lock-Up Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (C) by virtue of the laws of the state or jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (vi) if such Lock-Up Holder is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vii) pursuant to transactions in the event of completion of a liquidation, merger, consolidation, stock exchange, reorganization, tender offer or other similar transaction which results in all of the corporation’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property; (viii) to the corporation in connection with the repurchase of such Lock-Up Holder’s shares in connection with the termination of the Lock-Up Holder’s employment with the corporation pursuant to contractual agreements with the corporation; (ix) to satisfy tax withholding obligations in connection with the exercise of options or warrants to purchase shares of Common Stock of the corporation or the vesting of stock-based awards; (x) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options or warrants to purchase shares of Common Stock of the corporation; (xi) pursuant to transactions relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the Closing (as defined in the Merger Agreement), provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period, or (xii) transfers of any shares of Common Stock or other securities acquired in connection with the Subscription Agreements (as defined in the Merger Agreement) or issued in exchange for, or on conversion or exercise of, any securities issued in connection with the Subscription Agreements. Notwithstanding the provisions set forth in Section 42(a) above, the Lock-Up Holders may also establish a trading plan pursuant to Rule 10b5-1 promulgated under the 1934 Act during the Lock-Up Period; provided, however, that (A) such plan shall not provide for the Transfer of Lock-Up Shares during the Lock-Up Period and (B) no public announcement or filing shall be made voluntarily regarding such plan during the Lock-Up Period, or if any public announcement is required of or voluntarily made by or on behalf of the Lock-Up Holder or the corporation regarding such plan, then such announcement or filing shall include a statement to the effect that no Transfer may be made under such plan during the Lock-Up Period.

(c) For purpose of this Section 42:

(i) the term “Lock-Up Period” means the period beginning on the Closing Date (as defined in the Merger Agreement) and ending on the earlier to occur of (a) six months after the Closing Date, (b) such date that the closing price of Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any period of 30 consecutive trading days commencing at least 90 calendar days following the Closing Date and (c) the date on which the corporation consummates a sale, merger, liquidation, exchange offer or other similar transaction after the Closing Date that results in the stockholders of Acquiror immediately prior to such transaction having beneficial ownership of less than 50% of the outstanding voting securities of the corporation, directly or indirectly, immediately following such transaction which results in its stockholders having the right to exchange their shares of Common Stock for cash, securities or other property having a value that equals or exceeds $12.00 per share;

(ii) the term “Lock-Up Shares” means shares of Common Stock of the corporation beneficially owned (as such term is used in Rule 13d-3 of the 1934 Act), by a Lock-Up Holder immediately following the First Effective Time (as defined in the Merger Agreement) or any other securities so owned convertible into or exercisable or exchangeable for such Common Stock of the corporation immediately following the Closing Date (other than shares of Common Stock of the corporation acquired in the public market or pursuant to a transaction exempt from registration under the 1933 Act pursuant to a subscription agreement where the issuance of Common Stock of the corporation occurs on or after the Closing Date); provided, that, for clarity, Common Stock issued in connection with the PIPE Investment (as defined in the Merger Agreement) shall not constitute Lock-up Shares; and

(iii) the term “Transfer” means, with respect to a Lock-Up Share, to, (1) directly or indirectly sell, transfer, hypothecate, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, any of its Subject Securities, (2) enter into any Contract or option with respect to any transaction specified in clause (1) or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (3) publicly announce any intention to effect any transaction specified in clause (1) or (2) during the Lock-Up Period.

(d) Notwithstanding anything herein to the contrary, this Section 42 shall not apply (i) with respect to a Lock-Up Holder to the extent such Lock-Up Holder had already been bound prior to the effectiveness of these amended and restated bylaws by a contractual obligation by and between such Lock-Up Holder and the corporation in respect of the subject matter of this Section 42.

ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

Section 43. Execution Of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 37), may be signed by the Chairperson of the Board of Directors, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX

DIVIDENDS

Section 44. Declaration Of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 45. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

FISCAL YEAR

Section 46. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI

INDEMNIFICATION

Section 47. Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

(a) Directors and Executive Officers. The corporation shall indemnify its directors and executive officers (for the purposes of this Article XI, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d).

(b) Other Officers, Employees and Other Agents. The corporation shall have power to indemnify its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as the Board of Directors shall determine.

(c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to subsection (e), no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this section to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this section or otherwise shall be on the corporation.

(e) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

(f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or executive officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this section.

(h) Amendments. Any repeal or modification of this section shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

(j) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(i) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(iv) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(v) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

ARTICLE XII

NOTICES

Section 48. Notices.

(a) Notice To Stockholders. Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by US mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.

(b) Notice To Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in these Bylaws, or by overnight delivery service, facsimile, telex or telegram, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c) Affidavit Of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice To Person With Whom Communication Is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under DGCL, any notice given under the provisions of DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within sixty (60) days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE XIII

AMENDMENTS

Section 49. Amendments. Subject to the limitations set forth in Section 47(h) or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIV

LOANS TO OFFICERS

Section 50. Loans To Officers. Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a Director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

RIGETTI COMPUTING, INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: [DATE]

APPROVED BY THE STOCKHOLDERS: [DATE]

1. GENERAL; PURPOSE.

(a) The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.

(b) The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

(c) The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2. ADMINISTRATION.

(a) The Board or the Committee will administer the Plan. References herein to the Board shall be deemed to refer to the Committee except where context dictates otherwise.

(b) The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii) To designate from time to time (A) which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations, and (C) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iii) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv) To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v) To suspend or terminate the Plan at any time as provided in Section 12.

(vi) To amend the Plan at any time as provided in Section 12.

(vii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.

(viii) To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Corporation, do not have to comply with the requirements of Section 423 of the Code.

(c) The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references to the Board in this Plan and in any applicable Offering Document will thereafter be to the Committee or subcommittee, as applicable, except where context dictates otherwise), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d) All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3. SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

(a) Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed [•] shares of Common Stock1, plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of ten years, commencing on January 1, 20[23] and ending on (and including) January 1, 20[32], in an amount equal to the lesser of (i) [1]2% of the total number of shares of Capital Stock outstanding on a fully diluted basis on December 31st of the preceding calendar year, and (ii) [•] shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.

(b) If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c) The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

[1]	NTD: Share reserve to be agreed upon mutually by the parties.
[2]	NTD: Customary annual evergreen to be agreed upon mutually by the parties.

4. GRANT OF PURCHASE RIGHTS; OFFERING.

(a) The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b) If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c) The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5. ELIGIBILITY.

(a) Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company or the Related Corporation or an Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may (unless prohibited by Applicable Law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.

(b) The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i) the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii) the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c) No Employee will be eligible for the grant of any Purchase Rights under the 423 Component, if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d) As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds 25,000 USD of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e) Officers of the Company and any designated Related Corporation, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

(f) Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.

6. PURCHASE RIGHTS; PURCHASE PRICE.

(a) On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board, but in either case not exceeding 15% of such Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b) The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c) In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

(d) The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be specified by Board prior to the commencement of an Offering and will not be less than the lesser of:

(i) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7. PARTICIPATION; WITHDRAWAL; TERMINATION.

(a) An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified for the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering and to extent permitted by Section 423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.

(b) During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c) Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.

(d) Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.

(e) During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(f) Unless otherwise specified in the Offering or required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8. EXERCISE OF PURCHASE RIGHTS.

(a) On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b) Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock and such remaining amount is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be held in such Participant’s account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from or is not eligible to participate in such next Offering, in which case such amount will be distributed to such Participant after the final Purchase Date without interest (unless the payment of interest is otherwise required by Applicable Law). If the amount of Contributions remaining in a Participant’s account after the purchase of shares of Common Stock is at least equal to the amount required to purchase one (1) whole share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless the payment of interest is otherwise required by Applicable Law).

(c) No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).

9. COVENANTS OF THE COMPANY.

The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

10. DESIGNATION OF BENEFICIARY.

(a) The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b) If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11. ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.

(a) In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b) In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

12. AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.

(a) The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.

(b) The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(c) Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the

Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws.

Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13. TAX QUALIFICATION; TAX WITHHOLDING.

(a) Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

(b) Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

(c) The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

14. EFFECTIVE DATE OF PLAN.

The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

15. MISCELLANEOUS PROVISIONS.

(a) Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

(b) A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c) The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.

(d) The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

(e) If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

(f) If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.

16. DEFINITIONS.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a) “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(b) “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c) “Applicable Law” means shall mean the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market, the New York Stock Exchange or the Financial Industry Regulatory Authority).

(d) “Board” means the Board of Directors of the Company.

(e) “Business Combination Agreement” means that certain Agreement and Plan of Merger, dated as of October 6, 2021, by and among the Rigetti Holdings, Inc., a Delaware corporation; Supernova Partners Acquisition Company II, Ltd., a Cayman Islands exempted company and Supernova Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror, Supernova Romeo Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Acquiror.

(f) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(g) “Capital Stock” means each and every class of common stock of the Company, regardless of the number of votes per share.

(h) “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(i) “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(j) “Common Stock” means the [the common stock]3 of the Company.

(k) “Company” means Rigetti & Co, Inc., a Delaware corporation.

(l) “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions and, with respect to the 423 Component, to the extent permitted by Section 423 of the Code..

(m) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

(ii) a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(n) “Designated 423 Corporation” means any Related Corporation selected by the Board to participate in the 423 Component.

[3]	NTD: To be updated to reflect applicable class of stock.

(o) “Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.

(p) “Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board to participate in the Non-423 Component.

(q) “Director” means a member of the Board.

(r) “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Business Combination Agreement, provided that this Plan is approved by the Company’s stockholders prior to such date.

(s) “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation, or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(t) “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(u) “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation, or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(v) “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(w) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(x) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Section 409A of the Code

(y) “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the NASDAQ Stock Market, the New York Stock Exchange and the Financial Industry Regulatory Authority).

(z) “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(aa) “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(bb) “Offering Date” means a date selected by the Board for an Offering to commence.

(cc) “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(dd) “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(ee) “Plan” means this Rigetti & Co, Inc. 2021 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.

(ff) “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(gg) “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(hh) “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(ii) “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(jj) “Securities Act” means the Securities Act of 1933, as amended.

(kk) “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.

(ll) “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

RIGETTI COMPUTING, INC.

2021 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: [DATE]

APPROVED BY THE STOCKHOLDERS: [DATE]

1. GENERAL.

(a) Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

(b) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.

(c) Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2. SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed [•] shares of Common Stock.1 In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 20[23] and ending on (and including) January 1, 20[32], in an amount equal to [5]2% of the total number of shares of the Company’s Capital Stock outstanding on a fully diluted basis on December 31 of the preceding year; provided, however that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

(b) Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is [•] shares.3

(c) Share Reserve Operation.

(i) Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(ii) Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued; (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock); (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.

[1]	NTD: To equal 10% of the Surviving Company’s fully-diluted outstanding stock immediately after Closing or such other amount as may be reasonably proposed by the Company per LOI.
[2]	NTD: Customary evergreen provision to be agreed upon by parties.
[3]	NTD: To equal 3x the Share Reserve.

(iii) Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

3. ELIGIBILITY AND LIMITATIONS.

(a) Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.

(b) Specific Award Limitations.

(i) Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(iii) Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (i) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (ii) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv) Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company (as such term is defined in Rule 405) unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A because the Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Awards otherwise comply with the distribution requirements of Section 409A.

(c) Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).

(d) Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any period commencing on the date of the Company’s Annual Meeting of Stockholders for a particular year and ending on the day immediately prior to the date of the Company’s Annual Meeting of Stockholders for the next subsequent year (the “Annual Period”), including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i) $[•] in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such Annual Period, $[•] in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 3(d) shall apply commencing with the Annual Period that begins on the Company’s first Annual Meeting of Stockholders following the Effective Date.

4. OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated, or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a) Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b) Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c) Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:

(i) by cash or check, bank draft or money order payable to the Company;

(ii) pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv) if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

(v) in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

(d) Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.

(e) Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:

(i) Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f) Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g) Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.

(h) Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i) three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

(ii) 12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii) 18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv) 18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

(i) Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

(j) Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(k) Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5. AWARDS OTHER THAN OPTIONS AND STOCK APPRECIATION RIGHTS.

(a) Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i) Form of Award.

(1) RSAs: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2) RSUs: A RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of a RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

(ii) Consideration.

(1) RSA: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration (including future services) as the Board may determine and permissible under Applicable Law.

(2) RSU: Unless otherwise determined by the Board at the time of grant, a RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.

(iii) Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv) Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (i) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and (ii) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

(v) Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement).

(vi) Settlement of RSU Awards. A RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

(b) Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.

(c) Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

6. ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a); (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(a); and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

(b) Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.

(i) Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the

Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(ii) Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement or unless otherwise provided by the Board, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction in which the Awards are not assumed in accordance with Section 6(c)(i). With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required by Section 409A of the Code.

(iii) Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

(d) Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e) No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7. ADMINISTRATION.

(a) Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.

(b) Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

(v) To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.

(vi) To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii) To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii) To submit any amendment to the Plan for stockholder approval.

(ix) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(x) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi) To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).

(xii) To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(e) Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common

Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

8. TAX WITHHOLDING

(a) Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.

(b) Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; or (vi) by such other method as may be set forth in the Award Agreement.

(c) No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.

(d) Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

9.	MISCELLANEOUS.

(a) Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

(b) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(c) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(d) Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.

(e) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(f) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(g) Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(h) Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(i) Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(j) Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(k) Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock Awards and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l) Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m) Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals by will be made in accordance with the requirements of Section 409A.

(n) Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(o) CHOICE OF LAW. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

10.	COVENANTS OF THE COMPANY.

(a) Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11.	ADDITIONAL RULES FOR AWARDS SUBJECT TO SECTION 409A.

(a) Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.

(b) Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.

(i) If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.

(ii) If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iii) If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

(c) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.

(i) Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:

(1) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.

(2) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(ii) Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.

(1) In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.

(2) If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

(3) The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.

(d) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors. The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.

(i) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.

(ii) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.

(e) If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:

(i) Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

(ii) The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(iii) To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation from Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a Separation from Service such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iv) The provisions in this subsection (e) for delivery of the shares in respect of the settlement of a RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

12.	SEVERABILITY.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13. TERMINATION OF THE PLAN.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14.	DEFINITIONS.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a) “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

(b) “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

(c) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(d) “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

(e) “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a RSU Award, a SAR, a Performance Award or any Other Award).

(f) “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.

(g) “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.

(h) “Business Combination Agreement” means that certain Agreement and Plan of Merger, dated as of October 6, 2021, by and among the Rigetti Holdings, Inc., a Delaware corporation; Supernova Partners Acquisition Company II, Ltd., a Cayman Islands exempted company and Supernova Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror and Supernova Romeo Merger Sub, LLC, a direct, wholly owned subsidiary of Acquiror.

(i) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(j) “Capital Stock” means each and every class of common stock of the Company, regardless of the number of votes per share.

(k) “Cause” has the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (ii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iii) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (iv) such Participant’s gross or willful misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(l) “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events; provided, however, to the extent necessary to avoid adverse personal income tax consequences to the Participant in connection with an Award, also constitutes a Section 409A Change in Control:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv) individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(m) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(n) “Committee” means the Compensation Committee and any other committee of Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(o) “Common Stock” means [the common stock]4 of the Company [after the filing of the Company’s Amended and Restated Certificate of Incorporation in connection with the consummation of the transactions contemplated by the Business Combination Agreement.]

[4]	NTD: To be updated to reflect applicable class of stock.

(p) “Company” means Rigetti & Co, Inc., a Delaware corporation.

(q) “Compensation Committee” means the Compensation Committee of the Board.

(r) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(s) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(t) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clauses (i), (ii), (iii) or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(u) “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

(v) “Director” means a member of the Board.

(w) “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(x) “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Business Combination Agreement, provided that this Plan is approved by the Company’s stockholders prior to such date.

(y) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(z) “Employer” means the Company or the Affiliate of the Company that employs the Participant.

(aa) “Entity” means a corporation, partnership, limited liability company or other entity.

(bb) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(cc) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(dd) “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii) If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(ee) “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

(ff) “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(gg) “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(hh) “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option that may be exercised; (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.

(ii) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(jj) “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company, (ii) the terms of any Non-Exempt Severance Agreement.

(kk) “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.

(ll) “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.

(mm) “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

(nn) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(oo) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(pp) “Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.

(qq) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(rr) “Other Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 5(c).

(ss) “Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(tt) “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(uu) “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(vv) “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.

(ww) “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.

(xx) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Award.

(yy) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(zz) “Plan” means this Rigetti & Co, Inc. 2021 Equity Incentive Plan, as amended from time to time.

(aaa) “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.

(bbb) “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(ccc) “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(ddd) “Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(eee) “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(fff) “RSU Award Agreement” means a written or electronic agreement between the Company and a holder of a RSU Award evidencing the terms and conditions of a RSU Award grant. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.

(ggg) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(hhh) “Rule 405” means Rule 405 promulgated under the Securities Act.

(iii) “SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.

(jjj) “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(kkk) “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(lll) “Securities Act” means the Securities Act of 1933, as amended.

(mmm) “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).

(nnn) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.

(ooo) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(ppp) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(qqq) “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

(rrr) “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.

(sss) “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

Execution Version

FIRST AMENDMENT

TO

AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of December 23, 2021 (the “First Amendment Date”), is made and entered into by and among SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), SUPERNOVA MERGER SUB, INC., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“First Merger Sub”), SUPERNOVA ROMEO MERGER SUB, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Acquiror (“Second Merger Sub” and together with First Merger Sub, “Merger Subs”), and Rigetti Holdings, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, Acquiror, Merger Subs, and the Company are each a party to that certain Agreement and Plan of Merger, dated as of October 6, 2021 (the “Merger Agreement”), pursuant to which, among other things, on the terms and subject to the conditions set forth therein, (i) First Merger Sub will merge with and into the Company, with the Company being the surviving corporation of the First Merger, and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger; and

WHEREAS, in accordance with and as permitted by Section 12.10 of the Merger Agreement, the parties hereto desire to amend the Merger Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

AMENDMENT

1.    Merger Agreement Amendments. The Merger Agreement is hereby amended as follows:

(a)    Recitals.

(i)    Original Subscription Agreements. The sixteenth paragraph of the Recitals of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, on or prior to the date hereof, Acquiror has obtained commitments from certain investors for a private placement of shares of Domesticated Acquiror Common Stock (the “Original PIPE Investment”) pursuant to the terms of one or more subscription agreements (each, an “Original Subscription Agreement”), pursuant to which, among other things, such investors have agreed to subscribe for and purchase, and Acquiror has agreed to issue and sell to such investors, an aggregate number of shares of Domesticated Acquiror Common Stock set forth in the Original Subscription Agreements at a price per share equal to $10.00, in exchange for an aggregate purchase price of $102,510,000 on the Closing Date (as defined below), on the terms and subject to the conditions set forth therein, with such purchases to be consummated immediately prior to the consummation of the Mergers.

(ii)    Additional Subscription Agreements. The following paragraph shall be inserted as a new seventeenth paragraph of the Recitals of the Merger Agreement:

WHEREAS, on December 23, Acquiror has obtained additional commitments from certain investors for a private placement of shares of Domesticated Acquiror Common Stock (the “Additional PIPE Investment”) pursuant to the terms of one or more subscription agreements (each, an “Additional Subscription Agreement”), pursuant to which, among other things, such investors have agreed to subscribe for and purchase, and Acquiror has agreed to issue and sell to such investors, an aggregate number of shares of Domesticated Acquiror Common Stock set forth in the Additional Subscription Agreements at a price per share equal to $10.25, in exchange for an aggregate purchase price of $45,000,000 on the Closing Date, on the terms and subject to the conditions set forth therein, with such purchases to be consummated immediately prior to the consummation of the Mergers.

(b)    Definitions.

(i)    PIPE Investment. The definition of “PIPE Investment” in Section 1.01 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“PIPE Investment” means any investment in shares of Domesticated Acquiror Common Stock pursuant to a Subscription Agreement.

(ii)    Subscription Agreement. The definition of “Subscription Agreement” in Section 1.01 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Subscription Agreement” means an Original Subscription Agreement, an Additional Subscription Agreement or an Incremental Subscription Agreement.

(iii)    Incremental Subscription Agreement. Section 1.01 of the Merger Agreement is hereby amended to add the following definition in alphabetical order:

“Incremental Subscription Agreement” means any subscription agreement with respect to a private placement of shares of Domesticated Acquiror Common Stock to be consummated immediately prior to the consummation of the Mergers, that is entered into by Acquiror pursuant to and in accordance with Section 8.02(h) and Section 8.03, excluding for the avoidance of doubt, all Original Subscription Agreements and Additional Subscription Agreements.

(i)    First Amendment Date. Section 1.01 of the Merger Agreement is hereby amended to add the following definition in alphabetical order:

“First Amendment Date” means December 23, 2021.

(c)    PIPE Investment. Section 6.14(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

(a)     As of the First Amendment Date, Acquiror has delivered to the Company true, correct and complete copies of each of the Original Subscription Agreements and Additional Subscription Agreements entered into by Acquiror with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide equity financing to Acquiror solely for purposes of consummating the Transactions for an aggregate gross purchase price of $147,510,000 (the “Investment Amount”). As of the First Amendment Date, to the knowledge of Acquiror, with respect to each PIPE Investor, the Original Subscription Agreement or Additional Subscription Agreement, as applicable, with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. As of the First Amendment Date, each

Original Subscription Agreement and Additional Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each PIPE Investor, and neither the execution or delivery by Acquiror or, to the knowledge of Acquiror, any other party thereto nor the performance by Acquiror or, to the knowledge of Acquiror, any other party thereto of its obligations under any such Subscription Agreement violates or will violate any Laws. As of the First Amendment Date, there are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor that modifies the economic terms of such Original Subscription Agreement or Additional Subscription Agreement or that could reasonably be expected to affect the obligation of such PIPE Investor to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Original Subscription Agreement or Additional Subscription Agreement of such PIPE Investor, and, as of the First Amendment Date, to the knowledge of Acquiror, there are no facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Original Subscription Agreement or Additional Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Acquiror, on the Closing Date. As of the First Amendment Date, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Original Subscription Agreement or Additional Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition to closing to be satisfied by it contained in any Original Subscription Agreement or Additional Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein, subject to the Enforceability Exceptions.

(b)     As of the First Amendment Date, no fees, consideration or other discounts are payable or have been agreed by Acquiror or any of its Subsidiaries (including, from and after the Closing, the Surviving Corporation and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Original Subscription Agreements and the Additional Subscription Agreements.

2.    Interpretation. References to “this Agreement” in the Merger Agreement or words of similar import mean the Merger Agreement as amended by this Amendment.

3.    Other Provisions Unaffected. Except as expressly amended by this Amendment, the Merger Agreement shall remain unchanged and in full force and effect in accordance with its terms.

4.    Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.    Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement and/or the Transactions, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws or statute of limitations of another jurisdiction.

6.    Consent. The Company hereby irrevocably consents to the entry by Acquiror into the Additional Subscription Agreements and the consummation of the transactions contemplated thereby, including the issuance of Domesticated Acquiror Common Stock to the investors party thereto in accordance with the terms thereof, for all purposes of the Merger Agreement, including, for the avoidance of doubt, under Sections 8.02 and 8.03 thereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD.

By:	/s/ Michael Clifton
Name:	Michael Clifton
Title:	Director

SUPERNOVA MERGER SUB, INC.

By:	/s/ Michael Clifton
Name:	Michael Clifton
Title:	Secretary

SUPERNOVA ROMEO MERGER SUB, LLC

By:	/s/ Michael Clifton
Name:	Michael Clifton
Title:	Secretary

[Signature Page to Merger Agreement Amendment]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

RIGETTI HOLDINGS, INC.

By:	/s/ Rick Danis
Name:	Rick Danis
Title:	Secretary

[Signature Page to Merger Agreement Amendment]

SECOND AMENDMENT

TO

AGREEMENT AND PLAN OF MERGER

THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of January 10, 2022 (the “Second Amendment Date”), is made and entered into by and among SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), SUPERNOVA MERGER SUB, INC., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“First Merger Sub”), SUPERNOVA ROMEO MERGER SUB, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Acquiror (“Second Merger Sub” and together with First Merger Sub, “Merger Subs”), and Rigetti Holdings, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, Acquiror, Merger Subs, and the Company are each a party to that certain Agreement and Plan of Merger, dated as of October 6, 2021 (as amended, the “Merger Agreement”), pursuant to which, among other things, on the terms and subject to the conditions set forth therein, (i) First Merger Sub will merge with and into the Company, with the Company being the surviving corporation of the First Merger, and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger; and

WHEREAS, in accordance with and as permitted by Section 12.10 of the Merger Agreement, the parties hereto desire to amend the Merger Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

AMENDMENT

1. Merger Agreement Amendments. The Merger Agreement is hereby amended as follows:

(a) Definitions

(i)	Nasdaq. Section 1.01 of the Merger Agreement is hereby amended to add the following definition in alphabetical order:

“Nasdaq” means the Nasdaq Stock Market.

(ii)	Second Amendment Date. Section 1.01 of the Merger Agreement is hereby amended to add the following definition in alphabetical order:

“Second Amendment Date” means January 10, 2022.

(b) NYSE Listing. Section 6.13 is hereby deleted in its entirety and replaced with the following:

NYSE Listing. The issued and outstanding units of Acquiror, each such unit comprised of one Acquiror Class A Ordinary Share and one-fourth of one Acquiror Warrant (an “Acquiror Unit”), are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “SNII.U”. The issued and outstanding Acquiror Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “SNII”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “SNII.WS”. Acquiror is in compliance in all material respects with the rules of the NYSE and Nasdaq and, as of the date hereof and as of the Second Amendment Date, there is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE, Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Shares or Acquiror Warrants or terminate the listing of Acquiror Shares or Acquiror Warrants on the NYSE or Nasdaq. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Shares or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement. As of the date hereof, Acquiror has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Acquiror Shares or Acquiror Warrants from the NYSE or the SEC, other than notice from the NYSE regarding the late filing of the Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, except in reference to the Acquiror’s request to seek such de-listing in accordance with Section 8.05.

(c) Acquiror NYSE Listing. References to “NYSE” in the second sentence of Section 8.05 of the Merger Agreement shall be replaced with references to “Nasdaq”. Additionally, the following sentence shall be added as the third sentence of Section 8.05 of the Merger Agreement:

Acquiror shall use respective reasonable best efforts to cause Acquiror Shares and Acquiror Warrants to be delisted from NYSE and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act as of the Closing Date or as soon as practicable thereafter.

(d) Acquiror Special Meeting. Section 9.03(b)(i)(B)(8) is hereby deleted in its entirety and replaced with the following:

(8) any other proposals as any of the SEC, NYSE or Nasdaq (or the respective staff members thereof) may indicate are necessary in its comments to the Proxy Statement/Registration Statement or in correspondence related thereto, or any other proposals the Parties agree are necessary or desirable to consummate the Transaction;

(e) Listing Approval. Section 10.01(g) is hereby deleted in its entirety and replaced with the following:

Listing Approval. Acquiror’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the First Effective Time, Acquiror shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and Acquiror shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following, the First Effective Time, and the Domesticated Acquiror Common Stock and the Domesticated Acquiror Warrants to be issued in connection with the Transactions shall have been approved for listing on Nasdaq.

2. Interpretation. References to “this Agreement” in the Merger Agreement or words of similar import mean the Merger Agreement as amended by this Amendment.

3. Other Provisions Unaffected. Except as expressly amended by this Amendment, the Merger Agreement shall remain unchanged and in full force and effect in accordance with its terms.

4. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement and/or the Transactions, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws or statute of limitations of another jurisdiction.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD.

By:	/s/ Michael Clifton
Name: Michael Clifton
Title: Director

SUPERNOVA MERGER SUB, INC.

By:	/s/ Michael Clifton
Name: Michael Clifton
Title: Secretary

SUPERNOVA ROMEO MERGER SUB, LLC

By:	/s/ Michael Clifton
Name: Michael Clifton
Title: Secretary

[Signature Page to Merger Agreement Amendment]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

RIGETTI HOLDINGS, INC.

By:	/s/ Rick Danis
Name: Rick Danis
Title: Secretary

[Signature Page to Merger Agreement Amendment]

ANNEX B

Execution Version

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD.

(ADOPTED BY SPECIAL RESOLUTION DATED MARCH 1, 2021 AND EFFECTIVE ON MARCH 1, 2021)

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD.

(ADOPTED BY SPECIAL RESOLUTION DATED MARCH 1, 2021 AND EFFECTIVE ON MARCH 1, 2021

1	The name of the Company is Supernova Partners Acquisition Company II, Ltd.

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5

The share capital of the Company is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7

Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD.

(ADOPTED BY SPECIAL RESOLUTION DATED MARCH 1, 2021 AND EFFECTIVE ON MARCH 1, 2021)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.
“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination”	means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the New York Stock Exchange, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“IPO”	means the Company’s initial public offering of securities.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.
“Nominating Committee”	means the nominating committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.

“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Representative”	means a representative of the Underwriters.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Article 29.4, Article 47.1 and Article 47.2, has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	means Supernova Partners II LLC, a Cayman Islands limited liability company, and its successors or assigns.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”	means the trust account established by the Company upon the consummation of the IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock

Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Ordinary Share Conversion set out in the Articles.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares

7.1

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

7.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public

Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)

Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Ordinary Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid- up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1

If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Ordinary Share Conversion

17.1

The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Article.

17.2

Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof; or (b) automatically on the day of the consummation of a Business Combination.

17.3

Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the consummation of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the consummation of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as- converted basis, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor, its Affiliates, a Director or an Officer upon conversion of working capital loans made to the Company.

17.4

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6

Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7

References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3

Subject to the provisions of the Statute the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, Article 47.1 and Article 47.2, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3

The Directors, the chief executive officer or the chairman or co-chairmen of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21	Notice of General Meetings

21.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings

22.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman or co-chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman or co-chairman, if any, of the board of Directors shall preside as chairman or co-chairman at such general meeting. If there is no such chairman or co-chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman or co-chairman of the meeting.

22.6

If no Director is willing to act as chairman or co-chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman or co-chairman of the meeting.

22.7

The chairman or co-chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9

If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10

When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11	A resolution put to the vote of the meeting shall be decided on a poll.

22.12	A poll shall be taken as the chairman or co-chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13

A poll demanded on the election of a chairman or co-chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman or co-chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14	In the case of an equality of votes the chairman or each of the co-chairman shall be entitled to a second or casting vote.

23	Votes of Members

23.1

Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, Article 47.1 and Article 47.2, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman or co-chairman whose decision shall be final and conclusive.

23.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies

24.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3

The chairman or co-chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman or co-chairman, shall be invalid.

24.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members

25.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors

27.1	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2

The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

28	Powers of Directors

28.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors

29.1

Prior to the consummation of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the consummation of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3	After the consummation of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4

Prior to the consummation of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least two-thirds of such Members (which shall include a simple majority of the holders of Class B Shares) as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors

31.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman or each of the co-chairmen shall have a second or casting vote.

31.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman or one of the co-chairmen is located at the start of the meeting.

31.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5

A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7

The Directors may elect a chairman or co-chairman of their board and determine the period for which he is to hold office; but if no such chairman or co-chairman is elected, or if at any meeting the chairman or co-chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman or co-chairman of the meeting.

31.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman, co-chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33	Directors’ Interests

33.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	Delegation of Directors’ Powers

35.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3

The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6

The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

42.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43	Notices

43.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2	Where a notice is sent by:

(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)

cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)

e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

47.1

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands. For the purposes of a Special Resolution to be passed pursuant to this Article, a holder of Class B Shares shall have ten votes for every Class B Share of which he is the holder and a holder of Class A Shares shall have one vote for every Class A Share of which he is the holder.

47.2	Prior to the closing a Business Combination, Article 47.1 may only be amended by a Special Resolution which shall include the affirmative vote of a simple majority of the Class B Shares.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49	Business Combination

49.1

Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2	Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets, after payment of the deferred underwriting commissions, to be less than US$5,000,001 prior to or upon consummation of such Business Combination. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

49.3

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5

Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets, after payment of the deferred underwriting commissions, to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6

A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7

In the event that the Company does not consummate a Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

49.8	In the event that any amendment is made to the Articles:

(a)

to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles; or

(b)	with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)	vote as a class with Public Shares on a Business Combination.

49.11

A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.12

As long as the securities of the Company are listed on the New York Stock Exchange, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

49.13

The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to consummate a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

50	Business Opportunities

50.1

To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

50.2

Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

50.3

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

ANNEX C

CERTIFICATE OF INCORPORATION

OF

RIGETTI COMPUTING, INC.

The undersigned, a natural person (the “Sole Incorporator”), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:

I.

The name of this corporation is Rigetti Computing, Inc. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is 1013 Centre Road, Suite 403-B, Wilmington, New Castle County, DE 19805. The name of its registered agent at that address is Vcorp Services, LLC.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (as it now exists or may hereafter be amended and supplemented, the “DGCL”).

IV.

A.    This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 1,010,000,000 shares. 1,000,000,000 shares of which shall be a class of Common Stock, having a par value per share of $0.0001. 10,000,000 shares of which shall be a class of Preferred Stock, having a par value per share of $0.0001.

B.    The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, privileges, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. Subject to the rights of the holders of any series of Preferred Stock, the Board of Directors is also expressly authorized to increase (but not above the authorized number of shares of Preferred Stock) or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, or Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

C.    Except as provided above, the designations, powers, preferences, privileges and relative participating, optional, or other rights, and qualifications, limitations, or restrictions of the Common Stock are as follows:

1.    DEFINITIONS.

a.    “Acquisition” means (A) any consolidation or merger of the Company with or into any other Entity, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving Entity in substantially the same proportions (or, if the surviving Entity is a wholly owned subsidiary of another Entity, the surviving Entity’s Parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

b.    “Asset Transfer” means a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company, considered on a consolidated basis.

c.    “Certificate of Incorporation” means the certificate of incorporation of the Company, as amended or restated from time to time, including the terms of any certificate of designation filed with respect to any series of Preferred Stock.

d.    “Entity” means any corporation, partnership, limited liability company or other legal entity.

e.    “Liquidation Event” means (i) any Asset Transfer or Acquisition in which cash or other property is, pursuant to the express terms of the Asset Transfer or Acquisition, to be distributed to the stockholders in respect of their shares of capital stock in the Company or (ii) any liquidation, dissolution and winding up of the Company; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Common Stock.

f.    “Parent” of an Entity means any Entity that directly or indirectly owns or controls a majority of the voting power of the voting securities or interests of such Entity.

g.    “Securities Act” means the Securities Act of 1933, as amended.

2.    RIGHTS RELATING TO DIVIDENDS, SUBDIVISIONS AND COMBINATIONS.

a.     Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Company legally available therefor. Except as permitted in Section 2(b) of this Article IV(C), any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis.

b.    The Company shall not declare or pay any dividend or make any distribution to the holders of Common Stock payable in securities of the Company unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock.

3.    VOTING RIGHTS. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter on which stockholders of the Company generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

4.    LIQUIDATION RIGHTS. In the event of a Liquidation Event, upon the completion of the distributions required with respect to each series of Preferred Stock that may then be outstanding, the remaining assets of the Company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Common Stock; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Common Stock.

V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.    MANAGEMENT OF BUSINESS. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. Subject to the rights of the holders of any series of Preferred Stock, the number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

B.    ELECTION OF BOARD OF DIRECTORS.

1.    Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a certificate of designation with respect to any series of Preferred Stock, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III at the time the classification becomes effective. At the first annual meeting of stockholders following the effectiveness of this Certificate of Incorporation, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the effectiveness of this Certificate of Incorporation, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the effectiveness of this Certificate of Incorporation, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a certificate of designation with respect to any series of Preferred Stock, if the number of directors that constitute the Board of Directors is changed, any increase or decrease shall be apportioned by the Board of Directors among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors constituting the Board of Directors shorten the term of any incumbent director.

2.    The names and mailing addresses of the persons who are to serve initially as directors of the Corporation, until their successors are elected and qualified, or their earlier death, removal or resignation, are:

NAME	MAILING ADDRESS
Robert D. Reid	c/o Rigetti Computing, Inc. 4301 50th Street NW, Suite 300 PMB 1044, Washington, D.C. 20016
Spencer M. Rascoff	c/o Rigetti Computing, Inc. 4301 50th Street NW, Suite 300 PMB 1044, Washington, D.C. 20016
Alexander M. Klabin	c/o Rigetti Computing, Inc. 4301 50th Street NW, Suite 300 PMB 1044, Washington, D.C. 20016
Michael S. Clifton	c/o Rigetti Computing, Inc. 4301 50th Street NW, Suite 300 PMB 1044, Washington, D.C. 20016
Katie Curnette	c/o Rigetti Computing, Inc. 4301 50th Street NW, Suite 300 PMB 1044, Washington, D.C. 20016
Ken Fox	c/o Rigetti Computing, Inc. 4301 50th Street NW, Suite 300 PMB 1044, Washington, D.C. 20016
Damien Hooper-Campbell	c/o Rigetti Computing, Inc. 4301 50th Street NW, Suite 300 PMB 1044, Washington, D.C. 20016
Jim Lanzone	c/o Rigetti Computing, Inc. 4301 50th Street NW, Suite 300 PMB 1044, Washington, D.C. 20016
Gregg Renfrew	c/o Rigetti Computing, Inc. 4301 50th Street NW, Suite 300 PMB 1044, Washington, D.C. 20016
Rajeev Singh	c/o Rigetti Computing, Inc. 4301 50th Street NW, Suite 300 PMB 1044, Washington, D.C. 20016

3.    At any time that applicable law prohibits a classified board as described in Section B.1. of this Article V, all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting.

4.    No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

5.    The directors of the Company need not be elected by written ballot unless the Bylaws of the Company so provide.

6.    Subject to the rights of the holders of any series of Preferred Stock, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

7.    Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C.    REMOVAL OF DIRECTORS.

1.    Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause.

2.    Subject to any limitation imposed by applicable law, and subject to the rights of the holders of any series of Preferred Stock, any individual director or directors may be removed with cause only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

D.    VACANCIES. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise required by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

VI.

A.    The liability of the directors for monetary damages (including liability to the Company or its stockholders for monetary damages for breach of fiduciary duty pursuant to Section 102(b)(7) of the DGCL) shall be eliminated to the fullest extent under applicable law.

B.    To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C.    Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

The name and the mailing address of the Sole Incorporator is:

[Name of Sole Incorporator]

[Address]

[Address]

VIII.

A.    Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative claim or cause of action brought on behalf of the Company; (ii) any claim or cause of action based upon a violation of a duty by any current or former director, officer or other employee or stockholder of the Company, to the Company or the Company’s stockholders; (iii) any claim or cause of action against the Company or any current or former director, officer or other employee or stockholder of the Company, arising out of or pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against the Company or any current or former director, officer or other employee or stockholder of the Company, governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VIII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

B.    Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, and to the fullest extent permitted by law, this provision is intended to benefit and may be enforced by the Company, the Company’s officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

C.    Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article VIII.

IX.

A.    The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

B.    Subject to the rights of the holders of any series of Preferred Stock, no action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent or electronic transmission.

X.

A.    The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article X, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B.    Notwithstanding any other provisions of this Certificate of Incorporation or any provision of applicable law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Company required by law or by this Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal, or adopt any provision inconsistent with, Articles V, VI, VIII, IX and X.

I, THE UNDERSIGNED, being the Sole Incorporator herein before named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this [☐] day of [☐], 2021.

By:
[Name]
Sole Incorporator

ANNEX D

BYLAWS

OF

RIGETTI COMPUTING, INC.

(A DELAWARE CORPORATION)

i

(continued)

ii

BYLAWS

OF

RIGETTI COMPUTING, INC.

(A DELAWARE CORPORATION)

ARTICLE I

OFFICES

Section 1.    Registered Office. The registered office of Rigetti Computing, Inc. (the “corporation”) shall be located in such place as may be provided from time to time in the corporation’s certificate of incorporation (the “Certificate of Incorporation”).

Section 2.    Other Offices. The corporation may also have and maintain an office or principal place of business at such place as may be fixed by the corporation’s board of directors (the “Board of Directors”), and may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

CORPORATE SEAL

Section 3.    Corporate Seal. The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 4.    Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (the “DGCL”). For the avoidance of doubt, the Board of Directors may, in its sole discretion, determine that a meeting of stockholders of the corporation may be held both in a place and by means of remote communication. For any meeting of stockholders to be held by remote communication, the corporation shall (i) implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by remote communication is a stockholder or proxy holder, (ii) implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.

Section 5.    Annual Meetings.

(a)    The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors and stated in the corporation’s notice of meeting of stockholders. Nominations of persons for election to the Board of Directors and proposals of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders (with respect to business other than nominations); (ii) brought specifically by or at the direction of the Board of Directors; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.

(b)    At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting in accordance with Section 5(a) and the procedures below.

(i)    For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the corporation that are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors; and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) the information required by Section 5(b)(iv). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee. The notice in this paragraph must also be accompanied by (X) a completed written questionnaire (in a form provided by the corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the corporation in connection with such annual or special meeting and (Y) a written representation and agreement (in form provided by the corporation) that such nominee (i) if elected as director of the corporation, intends to serve the entire term until the next meeting at which such nominee would face re-election and (ii) consents to being named as a nominee in the corporation’s proxy statement pursuant to Rule 14a-4(d) under the 1934 Act and any associated proxy card of the corporation and agrees to serve if elected as a director.

(ii)    Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv).

(iii)    To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received (A) not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and (B) not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later than later of the ninetieth (90th) day prior to such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

(iv)    The written notice required by Section 5(b)(i) or 5(b)(ii) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class, series and number of shares of the corporation that are owned beneficially and of record by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under Section 5(b)(ii)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

For purposes of this Section 5, a “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:

(w)    the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation,

(x)     which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation,

(y)     the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or

(z)     which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation,

which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member.

(c)    A stockholder providing the written notice required by Section 5(b)(i) or (ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five (5) Business Days (as defined below) prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) Business Days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five (5) Business Days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two (2) Business Days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) Business Days prior to such adjourned or postponed meeting.

(d)    Notwithstanding anything herein to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 5(b)(iii) and there is no public announcement by the corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 5 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.

(e)    A person shall not be eligible for election or re-election as a director, unless the person is nominated in accordance with either clause (ii) or (iii) of Section 5(a). Except as otherwise required by law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws of the corporation (“Bylaws”) and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received.

(f)    Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a)(iii).

(g)    For purposes of this Section 5,

(i)    “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”);

(ii)    “Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York; and

(iii)    “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.

Section 6.    Special Meetings.

(a)    Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

(b)    The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at such special meeting otherwise than specified in the notice of meeting.

(c)    Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 5(b)(i). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which the corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

(d)    Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 6(c).

Section 7.    Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, the record date for determining the stockholders entitled notice of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If delivered by courier service, notice is given at the earlier of when the notice is received or left at such stockholder’s address as it appears on the records of the corporation. If sent via electronic transmission, notice is given when directed to such stockholder’s electronic mail address as it appears on the records of the corporation unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8.    Quorum; Voting. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat and entitled to vote thereon, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of the voting power of the outstanding shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

Section 9.    Adjournment And Notice Of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the person(s) who called the meeting, the chairperson of the meeting, or by the vote of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, and means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 10.    Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

Section 11.    Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his or her act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; and (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12.    List of Stockholders. The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.

Section 13.    Action Without Meeting.

Unless otherwise provided in the Certificate of Incorporation, no action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent or by electronic transmission.

Section 14.    Organization.

(a)    At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent or refuses to act, the Chief Executive Officer, or, if no Chief Executive Officer is then serving, is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairperson. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

(b)    The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, with consultation by the Lead Independent Director (as defined below), rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

(c)    The corporation shall, in advance of any meeting of stockholders, appoint one (1) or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one (1) or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one (1) or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspectors shall: (1) ascertain the number of shares outstanding and the voting power of each; (2) determine the shares represented at a meeting and the validity of proxies and ballots; (3) count all votes and ballots; (4) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (5) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the DGCL, or any information provided pursuant to Sections 211(a)(2)b.(i) or (iii) of the DGCL, ballots and the regular books and records of the corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to Section 231(b)(5) of the DGCL shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

ARTICLE IV

DIRECTORS

Section 15.    Number And Term Of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws. Each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 16.    Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 17.    Classes of Directors. The directors shall be divided into classes as and to the extent provided in the Certificate of Incorporation, except as otherwise required by applicable law.

Section 18.    Board of Directors. Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 19.    Vacancies. Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

Section 20.    Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, the resignation shall be deemed effective at the time of delivery to the Secretary. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his or her successor shall have been duly elected and qualified.

Section 21.    Removal.

(a)    Subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances neither the Board of Directors nor any individual director may be removed without cause.

(b)    Subject to any limitation imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.

Section 22.    Meetings.

(a)    Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

(b)    Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairperson of the Board, the Chief Executive Officer or a majority of the authorized number of directors.

(c)    Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)    Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, charges prepaid, at least three (3) days before the date of the meeting. Notice of any meeting may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e)    Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting. Notice of any meeting will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 23.    Quorum and Voting.

(a)    Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 46 for which a quorum shall be one-third of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b)    At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 24.    Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 25.    Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 26.    Committees.

(a)    Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one (1) or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.

(b)    Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c)    Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 26, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d)    Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 26 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any Director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 27.    Duties of Chairperson of the Board of Directors. The Chairperson of the Board of Directors, if appointed and when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

Section 28.    Lead Independent Director. The Chairperson of the Board of Directors, or if the Chairperson is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director to serve until replaced by the Board of Directors (“Lead Independent Director”). The Lead Independent Director will: (a) serve as chairperson of meetings of the Board of Directors in the absence of the Chairperson of the Board of Directors; (b) establish the agenda for meetings of the independent directors; (c) coordinate with the committee chairs regarding meeting agendas and informational requirements; (d) preside over meetings of the independent directors; (e) preside over any portions of meetings of the Board of Directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; (f) preside over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; and (g) coordinate the activities of the other independent directors and perform such other duties as may be established or delegated by the Chairperson of the Board of Directors.

Section 29.    Organization. At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Lead Independent Director, or if the Lead Independent Director is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer or director or other person directed to do so by the Chairperson of the Board, the Lead Independent Director or the President, shall act as secretary of the meeting.

ARTICLE V

OFFICERS

Section 30.    Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

Section 31.    Tenure And Duties Of Officers.

(a)    General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b)    Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders (subject to Section 14) and at all meetings of the Board of Directors, unless the Chairperson of the Board of Directors or the Lead Independent Director has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c)    Duties of President. The President shall preside at all meetings of the stockholders (subject to Section 14) and at all meeting of the Board of Directors, unless the Chairperson of the Board of Directors, the Lead Independent Director, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(d)    Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e)    Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(f)    Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(g)    Duties of Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

Section 32.    Delegation Of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 33.    Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 34.    Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officer upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION

Section 35.    Execution Of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.

All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

Unless (i) authorized or ratified by the Board of Directors or (ii) within the agency power of an officer or any designee of any such officer (each, an “Authorized Employee”), no officer, agent or employee other than an Authorized Employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 36.    Voting Of Securities Owned By The Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

SHARES OF STOCK

Section 37.    Form And Execution Of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated. Certificates for the shares of stock, if any, of the corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by certificate in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairperson of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 38.    Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 39.    Transfers.

(a)    Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b)    The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 40.    Fixing Record Dates.

(a)    In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b)    In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 41.    Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Section 42.    Lock-Up.

(a)    Subject to Section 42(b) below, the holders (the “Lock-Up Holders”) of any shares of common stock, par value $0.0001 per share, of the corporation issued to the Pre-Closing Holders (as defined in the Merger Agreement) in connection with the transactions contemplated by that certain Agreement and Plan of Merger entered into by and among (1) the corporation, (2) Supernova Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of the corporation, (3) Supernova Romeo Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the corporation and (4) Rigetti Holdings, Inc., a Delaware corporation (as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time the “Merger Agreement”), as such shares of common stock may be subsequently designated as Common Stock (as defined in the Certificate of Incorporation), may not Transfer any Lock-Up Shares until the end of the Lock-Up Period (the “Lock-Up”).

(b)    Notwithstanding the provisions set forth in Section 42(a) above, the Lock-Up Holders may, so long as such transferee pursuant to a Transfer in accordance with any of clauses (i)-(iii) agrees to be bound by the provisions hereof until the end of the Lock-Up Period in form and substance reasonably satisfactory to the independent members of the Board of Directors, Transfer the Lock-Up Shares during the Lock-Up Period (i) as a bona fide gift or charitable contribution; (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Lock-Up Holder or any other person with whom such Lock-Up Holder has a relationship by blood, marriage or adoption not more remote than first cousin; (iii) by will or intestate succession upon the death of the Lock-Up Holder; (iv) pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (v) if such Lock-Up Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Lock-Up Holder, or (B) to partners, limited liability company members or stockholders of the Lock-Up Holder, including, for the avoidance of doubt, where the Lock-Up Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (C) by virtue of the laws of the state or jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (vi) if such Lock-Up Holder is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vii) pursuant to transactions in the event of completion of a liquidation, merger, consolidation, stock exchange, reorganization, tender offer or other similar transaction which results in all of the corporation’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property; (viii) to the corporation in connection with the repurchase of such Lock-Up Holder’s shares in connection with the termination of the Lock-Up Holder’s employment with the corporation pursuant to contractual agreements with the corporation; (ix) to satisfy tax withholding obligations in connection with the exercise of options or warrants to purchase shares of Common Stock of the corporation or the vesting of stock-based awards; (x) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options or warrants to purchase shares of Common Stock of the corporation; (xi) pursuant to transactions relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the Closing (as defined in the Merger Agreement), provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period, or (xii) transfers of any shares of Common Stock or other securities acquired in connection with the Subscription Agreements (as defined in the Merger Agreement) or issued in exchange for, or on conversion or exercise of, any securities issued in connection with the Subscription Agreements. Notwithstanding the provisions set forth in Section 42(a) above, the Lock-Up Holders may also establish a trading plan pursuant to Rule 10b5-1 promulgated under the 1934 Act during the Lock-Up Period; provided, however, that (A) such plan shall not provide for the Transfer of Lock-Up Shares during the Lock-Up Period and (B) no public announcement or filing shall be made voluntarily regarding such plan during the Lock-Up Period, or if any public announcement is required of or voluntarily made by or on behalf of the Lock-Up Holder or the corporation regarding such plan, then such announcement or filing shall include a statement to the effect that no Transfer may be made under such plan during the Lock-Up Period.

(c)    For purpose of this Section 42:

(i)    the term “Lock-Up Period” means the period beginning on the Closing Date (as defined in the Merger Agreement) and ending on the earlier to occur of (a) six months after the Closing Date, (b) such date that the closing price of Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any period of 30 consecutive trading days commencing at least 90 calendar days following the Closing Date and (c) the date on which the corporation consummates a sale, merger, liquidation, exchange offer or other similar transaction after the Closing Date that results in the stockholders of the corporation immediately prior to such transaction having beneficial ownership of less than 50% of the outstanding voting securities of the corporation, directly or indirectly, immediately following such transaction which results in its stockholders having the right to exchange their shares of Common Stock for cash, securities or other property having a value that equals or exceeds $12.00 per share;

(ii)    the term “Lock-Up Shares” means shares of Common Stock of the corporation beneficially owned (as such term is used in Rule 13d-3 of the 1934 Act), by a Lock-Up Holder immediately following the First Effective Time (as defined in the Merger Agreement) or any other securities so owned convertible into or exercisable or exchangeable for such Common Stock of the corporation immediately following the Closing Date (other than shares of Common Stock of the corporation acquired in the public market or pursuant to a transaction exempt from registration under the 1933 Act pursuant to a subscription agreement where the issuance of Common Stock of the corporation occurs on or after the Closing Date); provided, that, for clarity, Common Stock issued in connection with the PIPE Investment (as defined in the Merger Agreement) shall not constitute Lock-up Shares; and

(iii)    the term “Transfer” means, with respect to a Lock-Up Share, to, (1) directly or indirectly sell, transfer, hypothecate, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law (as defined in the Merger Agreement) or otherwise), either voluntarily or involuntarily, any of its Lock-Up Shares (2) enter into any Contract (as defined in the Merger Agreement) or option with respect to any transaction specified in clause (1) or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (3) publicly announce any intention to effect any transaction specified in clause (1) or (2) during the Lock-Up Period.

(d)    Notwithstanding anything herein to the contrary, this Section 42 shall not apply (i) with respect to a Lock-Up Holder to the extent such Lock-Up Holder had already been bound prior to the effectiveness of these amended and restated bylaws by a contractual obligation by and between such Lock-Up Holder and the corporation in respect of the subject matter of this Section 42.

ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

Section 43.    Execution Of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 37), may be signed by the Chairperson of the Board of Directors, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX

DIVIDENDS

Section 44.    Declaration Of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 45.    Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

FISCAL YEAR

Section 46.    Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI

INDEMNIFICATION

Section 47.    Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

(a)    Directors and Executive Officers. The corporation shall indemnify its directors and executive officers (for the purposes of this Article XI, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d).

(b)    Other Officers, Employees and Other Agents. The corporation shall have power to indemnify its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as the Board of Directors shall determine.

(c)    Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to subsection (e), no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d)    Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this section to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this section or otherwise shall be on the corporation.

(e)    Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

(f)    Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or executive officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g)    Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this section.

(h)    Amendments. Any repeal or modification of this section shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i)    Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

(j)    Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(i)    The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii)    The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii)    The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(iv)    References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(v)    References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

ARTICLE XII

NOTICES

Section 48.    Notices.

(a)    Notice To Stockholders. Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by US mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.

(b)    Notice To Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in these Bylaws, or by overnight delivery service, facsimile, telex or telegram, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c)    Affidavit Of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d)    Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e)    Notice To Person With Whom Communication Is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f)    Notice to Stockholders Sharing an Address. Except as otherwise prohibited under DGCL, any notice given under the provisions of DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within sixty (60) days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE XIII

AMENDMENTS

Section 49.    Amendments. Subject to the limitations set forth in Section 47(h) or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIV

LOANS TO OFFICERS

Section 50.    Loans To Officers. Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a Director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

ANNEX E

FORM OF SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into as of October 6, 2021 by and between Supernova Partners Acquisition Company II, Ltd., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (the “Issuer”), and the undersigned (“Subscriber”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).

WHEREAS, the Issuer and Rigetti & Co., Inc., a Delaware corporation (“Rigetti”), are entering into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which (i) prior to the Closing and subject to the conditions of this Agreement, the Issuer shall domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”) and the applicable provisions of the Cayman Islands Companies Act (2021 Revision) (the “Companies Act”) (such deregistration and domestication, including all matters necessary or ancillary in order to effect such domestication, the “Domestication”) and (ii) the Issuer will acquire 100% of the outstanding equity and equity equivalents of Rigetti (including options, warrants, preferred stock or other securities that have the right to acquire or convert into equity securities of Rigetti) (the “Acquisition”);

WHEREAS, in connection with the Acquisition, Subscriber desires to subscribe for and purchase from the Issuer the number of shares of common stock, par value $0.0001 per share, of the Issuer (after the Domestication) (the “Domesticated Issuer Common Stock”), set forth on Subscriber’s signature page hereto (the “Shares”) for a purchase price of $10.00 per share (the “Per Share Price”) and an aggregate purchase price as set forth on Subscriber’s signature page hereto (the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Shares in consideration of the payment of the Purchase Price therefor by or on behalf of Subscriber to the Issuer, all on the terms and conditions set forth herein; and

WHEREAS, certain other investors (each, an “Other Subscriber”) are entering into separate subscription agreements with the Issuer (each, an “Other Subscription Agreement”), pursuant to which such investors have agreed or will agree to purchase Domesticated Issuer Common Stock at the Per Share Price (collectively with the Shares to be purchased hereunder, the “PIPE Securities”) on the Closing Date (as defined below) for a total aggregate investment of $102,510,000;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

For ease of administration, this single Subscription Agreement is being executed so as to enable each Subscriber identified on the signature page to enter into a Subscription Agreement, severally, but not jointly. The parties agree that (i) the Subscription Agreement shall be treated as if it were a separate agreement with respect to each Subscriber listed on the signature page, as if each Subscriber entity had executed a separate Subscription Agreement naming only itself as Subscriber, and (ii) no Subscriber listed on the signature page shall have any liability under the Subscription Agreement for the obligations of any other Subscriber so listed.

1.

Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Shares (such subscription and issuance, the “Subscription”).

2.	Representations, Warranties and Agreements.

2.1.

Subscriber’s Representations, Warranties and Agreements. To induce the Issuer to issue the Shares to Subscriber, Subscriber hereby represents and warrants to the Issuer and the Placement Agents (as defined below) and acknowledges and agrees with the Issuer and the Placement Agents as follows:

2.1.1.

If Subscriber is not an individual, Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement. If Subscriber is an individual, Subscriber has the authority to enter into, deliver and perform its obligations under this Subscription Agreement.

2.1.2.

If Subscriber is not an individual, this Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. If Subscriber is an individual, the signature on this Subscription Agreement is genuine, and Subscriber has legal competence and capacity to execute the same. Assuming that this Subscription Agreement constitutes the valid and binding agreement of the Issuer, this Subscription Agreement is the valid and binding obligation of Subscriber and is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

2.1.3.

The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or, if applicable, any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the legal authority or ability of Subscriber to enter into or timely perform its obligations under this Subscription Agreement (a “Subscriber Material Adverse Effect”), (ii) if Subscriber is not an individual, result in any breach or violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or Governmental Authority, domestic or foreign, having jurisdiction over Subscriber or, if applicable, any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect.

2.1.4.

Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) of Regulation D under the Securities Act) satisfying the applicable requirements set forth on Schedule I hereto, (ii) is acquiring the Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer, and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule I hereto).

2.1.5.

Subscriber understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. Subscriber understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares shall contain a legend, or each register for the Shares in book entry form shall contain a notation, to such effect. Subscriber acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber acknowledges and agrees that the Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the date that the Issuer files a Current Report on Form 8-K following the Closing Date that includes the “Form 10” information required under applicable SEC rules and regulations. Subscriber understands and agrees that the Shares will be subject to the foregoing transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

2.1.6.

Subscriber understands and agrees that Subscriber is purchasing the Shares directly from the Issuer. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, and has not relied upon, any statements, representations, warranties, covenants or agreements made to Subscriber by Deutsche Bank Securities Inc. (“Deutsche Bank”) or Morgan Stanley & Co. LLC (“Morgan Stanley” and together with Deutsche Bank, the “Placement Agents”), the Issuer, Rigetti, or any of their respective affiliates or any control persons, officers, directors, partners, agents or representatives, any other party to the Acquisition or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Issuer expressly set forth in this Subscription Agreement. Subscriber understands and acknowledges that (i) Deutsche Bank or its affiliate is also acting as a financial advisor to Rigetti in relation to the Acquisition and (ii) Morgan Stanley is also acting as capital markets advisor to the Issuer. Subscriber understands and acknowledges (i) that Deutsche Bank’s role as financial advisor to Rigetti and (ii) Morgan Stanley’s role as capital markets advisor to the Issuer, in each case, may give rise to potential conflicts of interest or the appearance thereof.

2.1.7.

Subscriber’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

2.1.8.

In making its decision to purchase the Shares, Subscriber has relied solely upon independent investigation made by Subscriber and the Issuer’s representations, warranties and agreements herein. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by anyone other than the Issuer and its representatives concerning the Issuer or the Shares or the offer and sale of the Shares. Subscriber acknowledges and agrees that Subscriber has received access to, and has had an adequate opportunity to review, such information as Subscriber deems necessary in order to make an investment decision with respect to the Shares, including with respect to the Issuer, Rigetti and the Acquisition, and made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to Subscriber’s investment in the Shares. Without limiting the generality of the foregoing, Subscriber acknowledges that, as the Subscriber deems necessary, it has reviewed (i) the Issuer’s filings with the Securities and Exchange Commission (the “Commission”), (ii) a presentation with respect to Rigetti provided to Subscriber by the Issuer, (iii) summary key risks related to the Issuer, Rigetti and the Acquisition provided to Subscriber by the Issuer and (iv) the financial statements of Rigetti as of January 31, 2020 and 2021 and the years then ended. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. Subscriber acknowledges and agrees that (i) neither of the Placement Agents, nor any affiliate of the Placement Agents, has provided Subscriber with any information or advice with respect to the Shares nor is such information or advice necessary or desired and (ii) neither of the Placement Agents nor any of their respective affiliates has prepared any disclosure or offering document in connection with the offer and sale of the Shares. Neither of the Placement Agents nor any of their respective affiliates has made or makes any representation, express or implied, as to the Issuer, Rigetti, their credit quality, the quality or value of the Shares, the Acquisition or the other transactions contemplated hereby, or the Subscriber’s purchase of the Shares. In connection with the issuance of the Shares to Subscriber and the purchase of the Shares by Subscriber, neither of the Placement Agents nor any of their respective affiliates has acted as a financial advisor or fiduciary to Subscriber. Subscriber acknowledges that neither of the Placement Agents shall have any liability or any obligation to the Subscriber in respect of this Subscription Agreement or the transactions contemplated hereby including, but not limited to, any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Subscriber’s purchase of the Shares. The Subscriber hereby understands and acknowledges that none of the Placement Agents, nor any of their respective affiliates, nor any control persons, officers, directors, employees, agents or representatives of any of the foregoing has made any independent investigation with respect to the Issuer, Rigetti or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Subscriber by the Issuer.

2.1.9.

The Subscriber acknowledges that it has not relied on the Placement Agents in connection with its determination as to the legality of its acquisition of the Shares or as to the other matters referred to herein and the Subscriber has not relied on any investigation that the Placement Agents, any of their respective affiliates or any person acting on their behalf have conducted with respect to the Shares, Rigetti or the Issuer. The Subscriber further acknowledges that it has not relied on any information contained in any research reports prepared by the Placement Agents or any of their respective affiliates.

2.1.10.

Subscriber became aware of this offering of the Shares solely by means of direct contact between Subscriber and the Issuer or Rigetti or a representative of the Issuer, including the Placement Agents. Subscriber has a pre-existing substantive relationship (as interpreted in guidance from the Commission under the Securities Act) with the Issuer or its representatives, and the Shares were offered to Subscriber solely by direct contact between Subscriber and the Issuer or Rigetti or a representative of the Issuer. Subscriber did not become aware of this offering of the Shares, nor were the Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Issuer represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

2.1.11.

Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and Subscriber has sought such accounting, legal and tax advice as

Subscriber has considered necessary to make an informed investment decision. Subscriber (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. Subscriber understands and acknowledges that the purchase and sale of the Shares hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

2.1.12.

Alone, or together with any professional advisor(s), Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

2.1.13.

Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of an investment in the Shares.

2.1.14.

Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law; provided that Subscriber is permitted to do so under applicable laws. If Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), Subscriber, directly or indirectly through a third-party administrator, maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, Subscriber, directly or indirectly through a third-party administrator, maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it, directly or indirectly through a third-party administrator, maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Shares were legally derived.

2.1.15.

If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, Subscriber represents and warrants that it has not relied on the Issuer or any of its affiliates (the “Acquisition Parties”) for investment advice as the Plan’s fiduciary with respect to its decision to acquire and hold the Shares, and none of the Acquisition Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Shares.

2.1.16.	[Reserved.]

2.1.17.

No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Issuer as a result of the purchase and sale of Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Issuer from and after the Closing as a result of the purchase and sale of Shares hereunder.

2.1.18.

On the date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3.1, Subscriber will have sufficient, immediately available funds to pay the Purchase Price pursuant to Section 3.1.

2.1.19.	Subscriber was not formed for the purpose of acquiring the Shares.

2.1.20.

No broker, finder or other financial consultant has acted on behalf of Subscriber in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Issuer.

2.1.21.

If Subscriber is an individual, then Subscriber resides in the state or province identified in the address of Subscriber set forth on the signature page hereto. If Subscriber is not an individual, then the office or offices of Subscriber where its principal place of business is located is identified in the address or addresses of Subscriber set forth on the signature page hereto.

2.1.22.	[Reserved.]

2.1.23.	If Subscriber is a resident or subject to the laws of Canada, Subscriber hereby declares, represents, warrants and agrees as set forth in the attached Schedule II.

2.2.

Issuer’s Representations, Warranties and Agreements. To induce Subscriber to purchase the Shares, the Issuer hereby represents and warrants to Subscriber and Placement Agents and agrees with Subscriber and Placement Agents as follows:

2.2.1.

The Issuer is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction), with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, Issuer will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware.

2.2.2.

The Shares have been duly authorized and, when issued and delivered to Subscriber against full payment for the Shares in accordance with the terms of this Subscription Agreement and registered with the Issuer’s transfer agent, the Shares will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under applicable securities laws) and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s organizational documents, under the Companies Act, the DGCL or pursuant to any agreement or other instrument to which the Issuer is a party or by which it is otherwise bound.

2.2.3.

This Subscription Agreement has been duly authorized, validly executed and delivered by the Issuer and, assuming that this Subscription Agreement constitutes the valid and binding obligation of Subscriber, is the valid and binding obligation of the Issuer and is enforceable against the Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

2.2.4.

The execution, delivery and performance by the Issuer of this Subscription Agreement, issuance and sale of the Shares and the consummation of the certain other transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Issuer or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, shareholders’ equity or results of operations of the Issuer or to have a material adverse effect on the legal authority or ability of the Issuer to enter into or timely perform its obligations under this Subscription Agreement (an “Issuer Material Adverse Effect”), (ii) result in any breach or violation of the provisions of the organizational documents of the Issuer or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or Governmental Authority, domestic or foreign, having jurisdiction over the Issuer or any of its subsidiaries or any of their respective properties that would reasonably be expected to have an Issuer Material Adverse Effect.

2.2.5.

Neither the Issuer, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Issuer security or solicited any offers to buy any Issuer security under circumstances that would adversely affect reliance by the Issuer on Section 4(a)(2) of the Securities Act for the exemption from registration under the Securities Act of the Shares to be issued as contemplated hereby.

2.2.6.

Neither the Issuer nor any person acting on its behalf has conducted any general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act, in connection with the offer or sale of any of the Shares and neither the Issuer nor any person acting on its behalf offered any of the Shares in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

2.2.7.

Concurrently with the execution and delivery of this Subscription Agreement, the Issuer is entering into the Other Subscription Agreements providing for the sale of certain PIPE Securities. Neither Issuer nor any of its affiliates has entered into any side letter agreements or other agreements or understandings (including written summaries of any oral understandings) with any Other Subscriber or any other investor in connection with such Other Subscriber’s or investor’s direct or indirect equity investment in the Issuer, other than (a) Other Subscription Agreements, or (b) the Merger Agreement (or as expressly contemplated by the Merger Agreement). The Other Subscription Agreements reflect the same Per Share Price and terms and conditions that are not more advantageous to any Other Subscriber thereunder than the terms and condition hereunder (other than terms particular to the regulatory requirements of such Subscriber or its affiliates or related funds). The Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement.

2.2.8.

The authorized capital stock of the Issuer as of the date of this Subscription Agreement consists of 550,000,000 shares as follows: (a) 500,000,000 Class A Ordinary Shares, par value $0.0001 per share, (b) 50,000,000 Class B Ordinary Shares, par value $0.0001 per share (“Authorized Class B Shares”) and (c) 5,000,000 Preference Shares, par value $0.0001 per share (“Authorized Preference Shares”). Following the Domestication, the authorized capital stock of the Issuer will consist of 10,000,000 shares of preferred stock, par value $0.0001 per share and 1,000,000,000 shares of Domesticated Issuer Common Stock. As of the date hereof, and as of immediately prior to the completion of the Acquisition (prior to giving effect to (x) any redemption of any Class A Ordinary Shares held by the Issuer’s public shareholders in connection with the consummation of the Acquisition and (y) the issuance of the PIPE Securities): (i) 34,500,000 Class A Ordinary Shares are and will be issued and outstanding; (ii) 8,625,000 Authorized Class B Shares are and will be issued and outstanding; and (iii) no Authorized Preference Shares are or will be issued or outstanding; (iv) 4,450,000 warrants to purchase an aggregate of 4,450,000 Class A Ordinary Shares (the “Private Placement Warrants”) are and will be outstanding; and (v) 8,625,000 warrants to purchase an aggregate of 8,625,000 Class A Ordinary Shares (the “Public Warrants,” and together with the Private Placement Warrants, the “Warrants”) are and will be outstanding. All (A) issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares have been duly authorized and validly issued, are fully paid and are non-assessable and (B) outstanding Warrants have been duly authorized and validly issued. Except as set forth above and pursuant to the Other Subscription Agreements, the Merger Agreement and the other agreements and arrangements referred to therein, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Issuer any Class A Ordinary Shares, Class B Ordinary Shares or other equity interests in Issuer or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, Issuer has no subsidiaries, other than First Merger Sub and Second Merger Sub (each as defined in the Merger Agreement), and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which Issuer is a party or by which it is bound relating to the voting of any securities of Issuer, other than (1) as set forth in the SEC Documents and (2) as contemplated by the Merger Agreement.

2.2.9.

Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1 of this Subscription Agreement, (x) no registration under the Securities Act is required for the offer and sale of the Shares by the Issuer to Subscriber contemplated by this Subscription Agreement and (y) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority is required on the part of the Issuer in connection with such offer and sale of Shares contemplated by this Subscription Agreement.

2.2.10.

The Issuer has made available to Subscriber (including via the Commission’s EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Issuer with the Commission of this Subscription Agreement (the “SEC Documents”), which SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) applicable to the SEC Documents and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents at the time of filing, except as to the historical accounting treatment of the Warrants. Except as to the historical accounting treatment of Warrants in the Issuer’s 8-K dated March 10, 2021, each of the financial statements (including, in each case, any notes thereto) contained in the SEC Documents was prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of the Issuer as at the respective dates thereof and for the respective periods indicated therein. None of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except for the Issuer’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, the Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception. There are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.

2.2.11.

There are no pending or, to the knowledge of the Issuer, threatened, actions, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon the Issuer which would, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect.

2.2.12.	Except for the Placement Agents, the Issuer has not paid, and is not obligated to pay, any brokerage, finder or other commission or similar fee in connection with the issuance and sale of the Shares.

2.2.13.

The Issuer is in compliance with all applicable laws, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect. The Issuer has not received any written communication that alleges that the Issuer is not in compliance with, or is in default or violation of, any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have an Issuer Material Adverse Effect.

2.2.14.

The issued and outstanding Issuer’s Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange (the “NYSE”) under the symbol “SNII.” The Issuer is in compliance in all material respects with the rules of the NYSE and there is no action pending or, to the knowledge of the Issuer, threatened against the Issuer by the NYSE or the Commission with respect to any intention by such entity to deregister the Issuer’s Class A Ordinary Shares or terminate the listing of the Issuer’s ordinary shares on the NYSE, except as disclosed in the SEC Documents relating to the late filing of the Issuer’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021. None of the Issuer or its affiliates has taken any action in an attempt to terminate the registration of the Issuer’s Class A Ordinary Shares under the Exchange Act except as contemplated by the Merger Agreement. The Issuer has not received any notice from the NYSE or the Commission regarding the revocation of such listing or otherwise regarding the delisting of the Issuer’s Class A Ordinary Shares from the NYSE or the Commission, except as disclosed in the SEC Documents relating to the late filing of the Issuer’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021.

2.2.15.

There are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Shares or (ii) the shares of Domesticated Issuer Common Stock to be issued pursuant to any Other Subscription Agreement.

2.2.16.	Neither the Issuer nor any of its subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

2.2.17.

Issuer acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged by Subscriber in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Shares hereunder, and Issuer effecting a pledge of Shares shall not be required to provide Issuer with any notice thereof or otherwise make any delivery to Issuer pursuant to this Subscription Agreement. Issuer hereby agrees to execute and deliver such documentation as a pledgee of the Shares may reasonably request in connection with a pledge of the Shares to such pledgee by Subscriber.

3.	Settlement Date and Delivery.

3.1.	Closing. The closing of the Subscription contemplated hereby (the “Closing”) shall occur following the Domestication and immediately prior to, or substantially concurrently with, the consummation of the Acquisition (the “Closing Date”). Upon written notice from (or on behalf of) the Issuer to Subscriber (the “Closing Notice”) at least five (5) Business Days prior to the date that the Issuer reasonably expects the closing of the Acquisition to occur (the “Expected Closing Date”), Subscriber shall deliver to the Issuer no later than two (2) Business Days prior to the Closing, the Purchase Price, by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice, such funds to be held by the Issuer in escrow until the Closing. At the Closing, upon satisfaction (or, if applicable, waiver) of the conditions set forth in Sections 3.2 and 3.3, the Issuer shall deliver to Subscriber the Shares in book entry form in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable. As promptly as practicable after the Closing, upon request of the Subscriber, the Issuer shall provide Subscriber updated book-entry statements from the Issuer’s transfer agent reflecting the change in name of the Issuer to occur in connection with the Closing. If (i) the Subscription Agreement terminates following the delivery by Subscriber of the Purchase Price but prior to the Closing having been consummated or the Acquisition is not consummated on or prior to the second (2nd) Business Day after the Expected Closing Date, the Issuer shall promptly (but no later than two (2) Business Days thereafter) return the Purchase Price to Subscriber, without any deduction for or on account of any tax withholding, charges or set-off, by wire transfer of United States dollars in immediately available funds to an account specified by Subscriber. Notwithstanding the immediately preceding sentence, (i) a failure to close on or within two (2) Business Days after the Expected Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in Sections 3.2 and 3.3 to be satisfied or waived on or prior to the Closing Date, and (ii) Subscriber shall remain obligated to consummate the Closing upon satisfaction of the conditions set forth in Sections 3.2 and 3.3. For purposes of this Subscription Agreement, “Business Day” means a day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to close. Each register and book entry for the Shares shall contain a notation with a legend substantially to the effect described in Section 2.1.5 hereof.

3.2.	Conditions to Closing of the Issuer.

The Issuer’s obligations to sell and issue the Shares at the Closing are subject to the fulfillment or waiver by Issuer, on or prior to the Closing Date, of each of the following conditions:

3.2.1.

Representations and Warranties Correct. The representations and warranties made by Subscriber in Section 2.1 hereof (i) shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and (ii) shall be true and correct in all material respects on and as of the Closing Date, unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date (in each case, other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) with the same force and effect as if they had been made on and as of said date.

3.2.2.

Compliance with Covenants. Subscriber shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by Subscriber at or prior to the Closing; provided that this condition shall be deemed satisfied unless written notice of such non-compliance is provided by Issuer to the Subscriber prior to the Closing, and the Subscriber fails to cure such non-compliance in all material respects within ten (10) Business Days of receipt of such notice.

3.2.3.	Closing of the Acquisition. All conditions precedent to the Issuer’s obligations to consummate, or cause to be consummated, the Acquisition set forth in the Merger Agreement shall have been satisfied (as determined by the parties to the Merger Agreement) or waived by the party entitled to the benefit thereof under the Merger Agreement (other than those conditions that may only be satisfied at the consummation of the Acquisition, but subject to satisfaction (as determined by the parties to the Merger Agreement) or waiver by such party of such conditions as of the consummation of the Acquisition), and such Acquisition is consummated substantially concurrently with the Closing.

3.2.4.

Legality. There shall not be in force any order, judgment or injunction entered by or with any Governmental Authority enjoining or prohibiting the issuance and sale of the Shares under this Subscription Agreement.

3.2.5.

Listing. Issuer’s initial listing application with NYSE in connection with the Acquisition contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Issuer shall satisfy any applicable initial and continuing listing requirements of NYSE, and Issuer shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following, the Effective Time, and the Domesticated Issuer Common Stock shall have been approved for listing on NYSE.

3.2.6.	Domestication. The Domestication shall have been completed.

3.3.	Conditions to Closing of Subscriber.

Subscriber’s obligation to purchase the Shares at the Closing is subject to the fulfillment or waiver in writing by Subscriber, on or prior to the Closing Date, of each of the following conditions:

3.3.1.

Representations and Warranties Correct. The representations and warranties made by the Issuer in Section 2.2 hereof (i) shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and (ii) shall be true and correct in all material respects on and as of the Closing Date, unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date (in each case, other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Acquisition.

3.3.2.

Compliance with Covenants. The Issuer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Issuer at or prior to the Closing.

3.3.3.

Closing of the Acquisition. (i) All conditions precedent to the consummation of the Acquisition set forth in the Merger Agreement shall have been satisfied (as determined by the parties to the Merger Agreement) or waived by the party entitled to the benefit thereof under the Merger Agreement (other than those conditions that may only be satisfied at the consummation of the Acquisition, but subject to satisfaction (as determined by the parties to the Merger Agreement) or waiver by such party of such conditions as of the consummation of the Acquisition) and (ii) the terms of the Merger Agreement (as in effect on the date hereof) shall not have been amended, and no waiver thereunder shall have occurred, in a manner that would reasonably be expected to materially and adversely affect the economic benefits the Subscriber would reasonably expect to receive under this Subscription Agreement without having received Subscriber’s prior written consent (it being understood Section 10.03(c) of the Merger Agreement shall be satisfied, without giving effect to any amendment, modification or waiver thereto or to any related definition, from and after the date hereof, unless such waiver, modification or amendment has been consented to in advance in writing by Subscribers investing at least two-thirds of the aggregate Purchase Price under the Subscription Agreements).

3.3.4.

No Material Adverse Event. There shall not have occurred, in the reasonable judgment of Subscribers investing at least a majority of the aggregate Purchase Price under the Subscription Agreements, any Material Adverse Effect or Acquiror Material Adverse Effect (each as defined in the Merger Agreement).

3.3.5.

Legality. There shall not be in force any order, judgment or injunction entered by or with any Governmental Authority enjoining or prohibiting the issuance and sale of the Shares under this Subscription Agreement, and no Governmental Authority shall have instituted or threatened in writing a proceeding seeking to impose any such injunction or prohibition.

3.3.6.

Other Subscription Agreements. No Other Subscription Agreement shall have been amended, modified or waived in any manner that materially benefits any Other Subscriber unless Subscriber shall have been offered substantially similar benefits in writing.

3.3.7.

Listing. Issuer’s initial listing application with NYSE in connection with the Acquisition contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Issuer shall satisfy any applicable initial and continuing listing requirements of NYSE, and Issuer shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following, the Effective Time, and the Shares shall have been approved for listing on NYSE.

4.	Registration Rights Agreement.

4.1.

The Issuer agrees that it will use commercially reasonable efforts to file with the Commission (at the Issuer’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Shares, including additional shares issued pursuant to any stock split, stock dividend or similar transaction (the “Registrable Securities”) within fifteen (15) business days after the Closing (the “Filing Deadline”), and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the consummation of the Acquisition, but no later than the earlier of (i) the 65th calendar day (or 90th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the consummation of the Acquisition and (ii) the 10th Business Day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that if the Commission is closed for operations due to a government shutdown, the Effectiveness Date shall be extended by the same amount of days that the Commission remains closed for operations; provided further, that the Issuer’s obligations to include the Registrable Securities in the Registration Statement are contingent upon Subscriber furnishing a completed and executed selling shareholder questionnaire in customary form to the Issuer that contains the information required by Commission rules for a Registration Statement regarding Subscriber, the securities of the Issuer held by Subscriber and the intended method of disposition of the Registrable Securities to effect the registration of the Registrable Securities, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling shareholder in similar situations. For the avoidance of doubt, the Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Securities. Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Shares to the Issuer (or its successor) upon request to assist the Issuer in making the determination described above. The Issuer shall provide a draft of the Registration Statement to Subscriber for review at least two (2) Business Days in advance of the date of filing the Registration Statement with the Commission (the “Filing Date”), and Subscriber shall provide any comments on the Registration Statement to the Issuer no later than the day immediately preceding the Filing Date. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided that if the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw from the Registration Statement. Notwithstanding the foregoing it is expressly understood that the Issuer shall include the following in the Registration Statement, “In offering the securities covered by this prospectus, the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.” The Issuer may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form S-3 at such time after the Issuer becomes eligible to use such Form S-3. Notwithstanding the foregoing, if the Commission prevents the Issuer from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the shares of Domesticated Issuer Common Stock by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of shares of Domesticated Issuer Common Stock which is equal to the maximum number of shares as is permitted to be registered by the Commission. In such event, the number of Registrable Securities to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional shares under Rule 415 under the Securities Act, the Issuer shall amend the Registration Statement or file a new Registration Statement to register such additional shares and cause such amendment or Registration Statement to become effective as promptly as practicable. For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 4.

4.2.

In the case of the registration effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration. At its expense the Issuer shall:

4.2.1.

except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions through the date the earliest of (i) three (3) years from the date the initial Registration Statement covering the Registrable Securities is declared effective, (ii) the date on which Subscriber no longer owns any Shares or (iii) the first date on which Subscriber can sell all of its Shares (or shares received in exchange therefor) without any condition or limitation under Rule 144;

4.2.2.	advise Subscriber within five (5) Business Days (or such earlier date as otherwise indicated):

(a) when a Registration Statement or any amendment thereto has been filed with the Commission and when a Registration Statement or any post-effective amendment thereto has become effective, in each case within two (2) Business Days;

(b) within two (2) Business Days after it shall have received notice or obtained knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(c) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(d) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein do not include any untrue statements of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth in this Section 4.2.2, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (a) through (d) above may constitute material, nonpublic information regarding the Issuer;

4.2.3.	use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

4.2.4.

upon the occurrence of any event contemplated in Section 4.2.2(d), except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

4.2.5.	use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Issuer’s Domesticated Issuer Common Stock is then listed.

4.3.

Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the filing, effectiveness or continued use of any Registration Statement would require the Issuer to make any public disclosure of material non-public information, which disclosure, in the good faith determination of the board of directors of the Issuer, after consultation with external counsel to the Issuer, (a) would be required to be made in any Registration Statement in order for the applicable Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading or to comply with applicable disclosure requirements, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Issuer has a bona fide business purpose for not making such information public (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement on more than two (2) occasions or for more than forty-five (45) consecutive calendar days, or more than ninety (90) total calendar days, in each case in any twelve (12)-month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event (which notice shall not contain material non-public information) during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Shares under the Registration Statement until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer except (A) for disclosure to Subscriber’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

4.4.

Subscriber may deliver written notice (including via email in accordance with this Subscription Agreement) (an “Opt-Out Notice”) to the Issuer requesting that Subscriber not receive notices from the Issuer otherwise required by this Section 4; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the Issuer shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify the Issuer in writing at least three (3) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 4.4) and the related suspension period remains in effect, the Issuer will so notify Subscriber, within one (1) Business Day of Subscriber’s notification to the Issuer, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability.

4.5.

The Issuer shall indemnify and hold harmless Subscriber (to the extent a seller under the Registration Statement), the officers, directors, members, managers, partners, agents, investment advisors and employees of Subscriber, each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, managers, partners, agents and employees of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”) that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, except to the extent that untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Issuer by or on behalf of Subscriber expressly for use therein or Subscriber has omitted a material fact from such information. The Issuer shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 4 of which the Issuer is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party. Notwithstanding the forgoing, the Issuer’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Issuer.

4.6.

Subscriber shall, severally and not jointly with any Other Subscriber in the offering contemplated by this Subscription Agreement or selling shareholder named in the Registration Statement, indemnify and hold harmless the Issuer, its directors, officers, agents and employees, each person who controls the Issuer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act),

and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Issuer by or on behalf of Subscriber expressly for use therein. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Shares giving rise to such indemnification obligation. Notwithstanding the forgoing, Subscriber indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of Subscriber.

4.7.

Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), which settlement shall not include a statement or admission of fault and culpability on the part of such indemnified party, and which settlement shall include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.8.

The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

4.9.

If the indemnification provided under Section 4.5 or Section 4.6 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of Subscriber hereunder (and including any amounts paid pursuant to Section 4.6) shall be limited to the net proceeds received by such Subscriber from the sale of Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 4, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.9 from any person or entity who was not guilty of such fraudulent misrepresentation.

5.

Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms, (ii) the mutual written agreement of the Issuer and Subscriber to terminate this Subscription Agreement, (iii) if any of the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied or waived by the party entitled to grant such waiver on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing or (iv) June 6, 2022, if the Closing has not occurred on or before such date; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover reasonable and documented out-of-pocket losses, liabilities or damages arising from such willful breach. The Issuer shall promptly notify Subscriber of the termination of the Merger Agreement promptly (and in any event within one (1) Business Day) after the termination of such agreement.

6.	Miscellaneous.

6.1.

Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional reasonable actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

6.1.1. Subscriber and the Issuer acknowledge that Subscriber, the Issuer and the Placement Agents (as third party beneficiaries with respect to Section 2, Section 6 and Section 9 hereof) will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber and Issuer contained in this Subscription Agreement. Prior to the Closing, each of Subscriber and the Issuer agrees to promptly notify the other party and the Placement Agents if any of its acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects. The Subscriber acknowledges and agrees that the purchase by the Subscriber of Shares hereunder will constitute a reaffirmation to the Issuer and the Placement Agents of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Subscriber as of the time of such purchase. The Subscriber further acknowledges and agrees, and the Issuer acknowledges and agrees, that each Placement Agent is a third-party beneficiary of the representations and warranties of the Subscriber and the Issuer contained in this Subscription Agreement.

6.1.2. Each of the Issuer, the Subscriber and the Placement Agents (with respect to Section 2, Section 6 and Section 9 hereof), is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal action or official inquiry with respect to the matters covered hereby.

6.1.3. Each of Subscriber and the Issuer shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein. The Issuer shall be responsible for the fees of the Transfer Agent, the escrow agent, stamp taxes and all of the fees of the Depository Trust Company (“DTC”) associated with the issuance of the Shares.

6.1.4. The Issuer may request from Subscriber such additional information as the Issuer may deem necessary to evaluate the eligibility of Subscriber to acquire the Shares, and Subscriber shall promptly provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided that, to the extent Subscriber identifies any such additional information as confidential, the Issuer agrees to keep any such information provided by Subscriber confidential (except to the extent required to be disclosed by applicable law, including in connection with any filings required to be made to the SEC or a stock exchange, in which case, Issuer shall provide prior written notice to Subscriber of such disclosure).

6.2.

Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i) if to Subscriber, to such address or addresses set forth on the signature page hereto; and

(ii) if to the Issuer, to:

Supernova Partners Acquisition Company II, Ltd.

4301 50th Street NW

Suite 300, PMB 1044

Washington, DC 20016

Attention: Robert Reid and Michael Clifton

Email: robert@supernovaspac.com and michael@supernovaspac.com with a required copy (which copy shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, D.C. 20004

Attention: Patrick Shannon and Nicholas Luongo

Email: Patrick.Shannon@lw.com and Nick.Luongo@lw.com

6.3.

Entire Agreement. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.

6.4.

Modifications and Amendments. This Subscription Agreement may not be amended, modified, supplemented or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought; provided that any rights (but not obligations) of a party under this Subscription Agreement may be waived, in whole or in part, by such party on its own behalf without the prior consent of any other party. Notwithstanding anything to the contrary herein, Section 2, Section 6.1.1, Section 6.1.2, this Section 6.4 and Section 9 may not be modified, waived or terminated in a manner that is adverse to the Placement Agents without the prior written consent of the Placement Agents.

6.5.

Assignment. Neither this Subscription Agreement nor any rights, interests or obligations that may accrue to the parties hereunder (including Subscriber’s rights to purchase the Shares) may be transferred or assigned without the prior written consent of the other party hereto (other than the Shares acquired hereunder, if any, and the Subscriber’s rights under Section 4 hereof, and then only in accordance with this Subscription Agreement); provided that Subscriber’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as Subscriber or an affiliate of Subscriber, without the prior consent of the Issuer, provided that such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by a Subscriber(s), the assignee(s) shall become Subscriber(s) hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein to the extent of such assignment; provided further that, no assignment without the other party’s prior written consent shall relieve the assigning party of any of its obligations hereunder.

6.6.

Benefit. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

6.7.

Governing Law. This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

6.8.

Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of any state court located in The City and County of New York (the “New York State Courts”), provided that if subject matter jurisdiction over the matter that is the subject of the action is vested exclusively in the U.S. federal courts, such action shall be heard in the U.S. District Court for the Southern District of New York (together with the New York State Courts, the “Chosen Courts”), in connection with any matter based upon or arising out of this Subscription Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such action may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such action is brought in an inconvenient forum or (v) the venue of such action is improper. Each party hereby consents to service of process in any such action in any manner permitted by New York law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.2 and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 6.8, a party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

6.9.

Severability. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

6.10.

No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

6.11.	Remedies.

6.11.1.

The parties agree that irreparable damage would occur if this Subscription Agreement was not performed or the Closing is not consummated in accordance with its specific terms or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 6.8, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 6.11 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

6.11.2.

The parties acknowledge and agree that this Section 6.11 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.

6.12.

Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Subscription Agreement shall survive the Closing until the expiration of any statute of limitations under applicable law. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Acquisition, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Acquisition and remain in full force and effect until the expiration of any statute of limitations under applicable law.

6.13.	[Reserved.]

6.14.

Headings and Captions. The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

6.15.

Counterparts. This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Subscription Agreement or any document to be signed in connection with this Subscription Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

6.16.

Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant. All references in this Subscription Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.

6.17.

Mutual Drafting. This Subscription Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto by virtue of the authorship of any of the provisions of this Subscription Agreement.

7.	Cleansing Statement; Disclosure.

7.1.

The Issuer shall, by 9:00 a.m., Eastern time, on the first (1st) Business Day immediately following the date of this Subscription Agreement (the time of such filing, “Disclosure Time”), issue one or more press releases or file with the Commission a Current Report on Form 8-K disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby and by any Other Subscription Agreements executed and delivered at such time and the Acquisition. From and after the Disclosure Time, the Issuer represents to the Subscriber that it shall have publicly disclosed all material, non-public information delivered to the Subscriber by the Issuer or Rigetti or any of its respective officers, directors, employees or agents in connection with the transactions contemplated by the Subscription Agreement and the Merger Agreement, and the Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with Issuer, Placement Agents or any of their affiliates, relating to the transactions contemplated by this Subscription Agreement.

7.2.

Subscriber hereby consents to the publication and disclosure in (x) the Current Report on Form 8-K filed by the Issuer with the Commission in connection with the execution and delivery of the Merger Agreement, the Proxy Statement or any other filing with the Commission pursuant to applicable securities laws and (y) any other documents or communications provided by the Issuer to any Governmental Authority or to securityholders of the Issuer, in each case, (i) as and to the extent required by applicable law or the Commission or any other Governmental Authority, and (ii) in the filing of this Subscription Agreement with the Commission and in the related Current Report on Form 8-K, of Subscriber’s name and identity and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed required or appropriate by the Issuer, a copy of this Subscription Agreement. Other than as set forth in the immediately preceding sentence, without Subscriber’s prior written consent, the Issuer will not publicly disclose or use the name of Subscriber or of its affiliates or advisers (including, for the avoidance of doubt, in any press release or marketing materials), other than to the Issuer’s lawyers, independent accountants and to other advisors and service providers who reasonably require such information in connection with the provision of services to such person, are advised of the confidential nature of such information and are obligated to keep such information confidential. Subscriber will promptly provide any information reasonably requested by the Issuer for any regulatory application or filing made or approval required in connection with the Acquisition (including filings with the Commission).

8.

Trust Account Waiver. Notwithstanding anything to the contrary set forth herein, Subscriber acknowledges that the Issuer has established a trust account containing the proceeds of its initial public offering and from certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). Subscriber agrees that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case, in connection with this Subscription Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Subscription Agreement; provided, however, that nothing in this Section 8 (x) shall serve to limit or prohibit the Subscriber’s right to pursue a claim against Issuer for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, (y) shall serve to limit or prohibit any claims that the Subscriber may have in the future against Issuer’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or (z) shall be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Issuer acquired by any means other than pursuant to this Subscription Agreement, including, but not limited to, any redemption right with respect to any such securities of the Issuer. In the event Subscriber has any Claim against the Issuer under this Subscription Agreement, Subscriber shall pursue such Claim solely against the Issuer and its assets outside the Trust Account and not against the property or any monies in the Trust Account. Subscriber agrees and acknowledges that such waiver is material to this Subscription Agreement and has been specifically relied upon by the Issuer to induce the Issuer to enter into this Subscription Agreement and Subscriber further intends and understands such waiver to be valid, binding and enforceable under applicable law. In the event Subscriber, in connection with this Subscription Agreement, commences any action which seeks, in whole or in part, relief against the funds held in the Trust Account or distributions therefrom or any of the Issuer’s shareholders, whether in the form of monetary damages or injunctive relief, Subscriber shall be obligated to pay to the Issuer all of its legal fees and costs in connection with any such action in the event that the Issuer prevails in such action.

9.

Non-Reliance. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents (or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives)), other than the representations and warranties of the Issuer expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Issuer. Subscriber agrees that none of the Sponsor, Rigetti, the Placement Agents (and their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives) or any subscriber hereunder or Other Subscriber shall be liable to Subscriber for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares hereunder.

10.	Additional Covenants.

10.1.

Rule 144. From and after such time as the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may allow Subscriber to sell securities of the Issuer to the public without registration may be available to holders of the Issuer’s common stock and until the earlier of (x) the date on which Subscriber no longer owns any Shares and (y) the time Subscriber can sell the Shares under Rule 144 without any condition or limitation, the Issuer agrees to:

10.1.1.	make and keep public information available, as those terms are understood and defined in Rule 144;

10.1.2.

file with the Commission in a timely manner all reports and other documents required of the Issuer under the Securities Act and the Exchange Act so long as the Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

10.1.3.

furnish to Subscriber, promptly upon request, (x) a written statement by the Issuer, if true, that it has complied with the reporting requirements of the Exchange Act as required under Rule 144, (y) a copy of the most recent annual or quarterly report of the Issuer and such other reports and documents so filed by the Issuer and (z) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.

10.2.

Legend Removal. Subject to receipt from the Subscriber by the Issuer and the Issuer’s transfer agent of customary representations and other documentation reasonably acceptable to the Issuer in connection therewith, the Subscriber may request that the Issuer remove any legend from the book entry position evidencing its Shares and the Issuer will, if required by the Issuer’s transfer agent, use its commercially reasonable efforts cause an opinion of the Issuer’s counsel be provided, in a form reasonably acceptable to the Issuer’s transfer agent to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, following the earliest of such time as the Shares (1) are subject to or have been or are about to be sold or transferred pursuant to an effective registration statement, (2) have been or are about to be sold pursuant to Rule 144, or (3) are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for the Issuer to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Shares, or another exemption from registration. If restrictive legends are no longer required for the Shares pursuant to the foregoing, the Issuer shall, in accordance with the provisions of this section and within three (3) trading days of any request therefor from the Subscriber accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Issuer’s transfer agent irrevocable instructions to make a new, unlegended entry in book-entry form or by electronic delivery through DTC for such Shares. The Issuer shall be responsible for the fees of its transfer agent, its legal counsel and all DTC fees associated with such issuance.

11.

Tax Matters. Subscriber agrees to complete and return with this Subscription Agreement, upon request of the Issuer (and no later than two (2) Business Days prior to Closing), and to update as necessary, a valid and properly executed Internal Revenue Service (“IRS”) Form W-9 or W-8, as applicable. Subscriber further agrees that, in the event that (i) the information contained on such IRS Form W-9 or W-8 is no longer true and correct or (ii) upon reasonable request of the Issuer, Subscriber will provide a new IRS Form W-9 or W-8 to the Issuer.

12.

Separate Obligations. The obligations of the Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber under the Other Subscription Agreements, and the Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber. The decision of the Subscriber to purchase the Shares has been made by the Subscriber independently of any Other Subscriber and independently of any information, materials, statements, opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Issuer, Rigetti or any of their respective subsidiaries which may have been made or given by any Other Subscriber or by any agent or employee of any Other Subscriber, and neither the Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber (or to any other person) relating to or arising from any such information, materials, statements or opinions. The Subscriber acknowledges that no Other Subscriber has acted as agent for the Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of the Subscriber in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first written above.

ISSUER:

SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD.

By:
Name:	Michael S. Clifton
Title:	Chief Financial Officer

[Signature Page – Subscription Agreement]

Accepted and agreed:

SUBSCRIBER:

Signature of Subscriber:	Signature of Joint Subscriber, if applicable:

By:	By:
Name:	Name:
Title:	Title:

Name of Subscriber:	Name of Joint Subscriber, if applicable:

(Please print. Please indicate name and capacity of person signing above)	(Please Print. Please indicate name and capacity of person signing above)

Name in which securities are to be registered (if different from the name of Subscriber listed directly above):

Email Address:

If there are joint investors, please check one:

☐ Joint Tenants with Rights of Survivorship

☐ Tenants-in-Common

☐ Community Property

Subscriber’s EIN:	Joint Subscriber’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:

[Signature Page – Subscription Agreement]

Aggregate Number of Shares subscribed for:

Aggregate Purchase Price: $ ._______________

You must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds, to be held in escrow until the Closing if required, to the account specified by the Issuer in the Closing Notice.

[Signature Page – Subscription Agreement]

Schedule I

ELIGIBILITY REPRESENTATIONS OF THE SUBSCRIBER

FOR ENTITIES:

1.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐	We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)).

** OR **

2.	INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

☐	We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) for one or more of the following reasons (Please check the applicable subparagraphs):

☐

We are a bank, as defined in Section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in an individual or a fiduciary capacity.

☐	We are a broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended.

☐	We are an insurance company, as defined in Section 2(13) of the Securities Act.

☐	We are an investment company registered under the Investment Company Act of 1940 or a business development company, as defined in Section 2(a)(48) of that act.

☐	We are a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

☐

We are a plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if the plan has total assets in excess of $5 million.

☐

We are an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is being made by a plan fiduciary, as defined in Section 3(21) of such act, and the plan fiduciary is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, or if the employee benefit plan has total assets in excess of $5 million.

☐	We are a private business development company, as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

☐

We are a corporation, Massachusetts or similar business trust, or partnership, or an organization described in Section 501(c) (3) of the Internal Revenue Code of 1986, as amended, that was not formed for the specific purpose of acquiring the Shares, and that has total assets in excess of $5 million.

☐

We are a trust with total assets in excess of $5 million not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

☐	We are an entity in which all of the equity owners are accredited investors.

☐	We are an entity, of a type not listed above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5 million.

* * AND * *

3.	AFFILIATE STATUS

(Please check the applicable box)

THE SUBSCRIBER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

This page should be completed by the Subscriber and constitutes a part of the Subscription Agreement.

Schedule II

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR (Canadian Investors Only)

1.	We hereby declare, represent and warrant that:

(a)

we are purchasing the Shares as principal for our own account, or are deemed to be purchasing the Shares as principal for our own account in accordance with applicable Canadian securities laws, and not as agent for the benefit of another investor;

(b)	we are residents in or subject to the laws of one of the provinces or territories of Canada;

(c)

we are entitled under applicable securities laws to purchase the Shares without the benefit of a prospectus qualified under such securities laws and, without limiting the generality of the foregoing, are both:

a.

an “accredited investor” as defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or section 73.3(2) of the Securities Act (Ontario) by virtue of satisfying the indicated criterion in Section 11 below, and we are not a person created or used solely to purchase or hold securities as an “accredited investor” as described in paragraph (m) of the definition of “accredited investor” in section 1.1 of NI 45-106; and

b.

a “permitted client” as defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations (“NI 31-103”) by virtue of satisfying the indicated criterion in Section 12 below;

(d)

we have received, reviewed and understood, this Subscription Agreement and certain disclosure materials relating to the placing of Shares in Canada and, are basing our investment decision solely on this Subscription and the materials provided by the Issuer and not on any other information concerning the Issuer or the offering of the Shares;

(e)

the acquisition of Shares does not and will not contravene any applicable Canadian securities laws, rules or policies of the jurisdiction in which we are resident and does not trigger (i) any obligation to prepare and file a prospectus or similar document or (ii) any registration or other similar obligation on the part of any person;

(f)

we will execute and deliver within the applicable time periods all documentation as may be required by applicable Canadian securities laws to permit the purchase of the Shares on the terms set forth herein and, if required by applicable Canadian securities laws, will execute, deliver and file or assist the Issuer in obtaining and filing such reports, undertakings and other documents relating to the purchase of the Shares as may be required by any applicable Canadian securities laws, securities regulator, stock exchange or other regulatory authority; and

(g)

neither we nor any party on whose behalf we are acting has been established, formed or incorporated solely to acquire or permit the purchase of Shares without a prospectus in reliance on an exemption from the prospectus requirements of applicable Canadian securities laws.

2.

We are aware of the characteristics of the Shares, the risks relating to an investment therein and agree that we must bear the economic risk of its investment in the Shares. We understand that we will not be able to resell the Shares under applicable Canadian securities laws except in accordance with limited exemptions and compliance with other requirements of applicable law, and we (and not the Issuer) are responsible for compliance with applicable resale restrictions or hold periods and will comply with all relevant Canadian securities laws in connection with any resale of the Shares.

3.

We hereby undertake to notify the Issuer immediately of any change to any declaration, representation, warranty or other information relating to us set forth herein which takes place prior to the closing of the purchase of the Shares applied for hereby.

4.

We understand and acknowledge that (i) the Issuer is not a reporting issuer in any province or territory in Canada and its securities are not listed on any stock exchange in Canada and there is currently no public market for the Shares in Canada; and (ii) the Issuer currently has no intention of becoming a reporting issuer in Canada and the Issuer is not obligated to file and has no present intention of filing a prospectus with any securities regulatory authority in Canada to qualify the resale of the Shares to the public, or listing the Issuer’s securities on any stock exchange in Canada and thus the applicable restricted period or hold period may not commence and the Shares may be subject to an unlimited hold period or restricted period in Canada and in that case may only be sold pursuant to limited exemptions under applicable securities legislation.

5.	We confirm we have reviewed applicable resale restrictions under relevant Canadian legislation and regulations.

6.

It is acknowledged that we should consult our own legal and tax advisors with respect to the tax consequences of an investment in the Shares in our particular circumstances and with respect to the eligibility of the Shares for investment by us and resale restrictions under relevant Canadian legislation and regulations, and that we have not relied on the Issuer or on the contents of the disclosure materials provided by the Issuer, for any legal, tax or financial advice.

7.

If we are a resident of Quebec, we acknowledge that it is our express wish that all documents evidencing or relating in any way to the sale of the Shares be drawn in the English language only. Si nous sommes résidents de la province de Québec, nous reconnaissons par les présentes que c’est notre volonté expresse que tous les documents faisant foi ou se rapportant de quelque manière à la vente des engagements soient rédigés en anglais seulement.

8.

We understand and acknowledge that we are making the representations, warranties and agreements contained herein with the intent that they may be relied upon by the Issuer and the agents in determining our eligibility to purchase the Shares, including the availability of exemptions from the prospectus requirements of applicable Canadian securities laws in connection with the issuance of the Shares.

9.

We consent to the collection, use and disclosure of certain personal information for the purposes of meeting legal, regulatory, self-regulatory, security and audit requirements (including any applicable tax, securities, money laundering or anti-terrorism legislation, rules or regulations) and as otherwise permitted or required by law, which disclosures may include disclosures to tax, securities or other regulatory or self-regulatory authorities in Canada and/or in foreign jurisdictions, if applicable, in connection with the regulatory oversight mandate of such authorities.

10.

If we are an individual resident in Canada, we acknowledge that: (A) the Issuer or the agents may be required to provide personal information pertaining to us as required to be disclosed in Schedule I of Form 45-106F1 Report of Exempt Distribution (“Form 45-106F1”) under NI 45-106 (including its name, email address, address, telephone number and the aggregate purchase price paid by the purchaser) (“personal information”) to the securities regulatory authority or regulator in the local jurisdiction (the “Regulator”); (B) the personal information is being collected indirectly by the Regulator under the authority granted to it in securities legislation; and (C) the personal information is being collected for the purposes of the administration and enforcement of the securities legislation; and by purchasing the securities, we shall be deemed to have authorized such indirect collection of personal information by the Regulator. Questions about the indirect collection of information should be directed to the Regulator in the local jurisdiction, using the contact information set out below:

(a)	in Alberta, the Alberta Securities Commission, Suite 600, 250—5th Street SW, Calgary, Alberta T2P 0R4, Telephone: (403) 297-6454, toll free in Canada: 1-877-355-0585;

(b)

in British Columbia, the British Columbia Securities Commission, P.O. Box 10142, Pacific Centre, 701 West Georgia Street, Vancouver, British Columbia V7Y 1L2, Inquiries: (604) 899-6581, toll free in Canada: 1-800-373-6393, Email: inquiries@bcsc.bc.ca;

(c)	in Manitoba, The Manitoba Securities Commission, 500—400 St. Mary Avenue, Winnipeg, Manitoba R3C 4K5, Telephone: (204) 945-2548, toll free in Manitoba 1-800-655-5244;

(d)

in New Brunswick, Financial and Consumer Services Commission (New Brunswick), 85 Charlotte Street, Suite 300, Saint John, New Brunswick E2L 2J2, Telephone: (506) 658-3060, toll free in Canada: 1-866-933-2222, Email: info@fcnb.ca;

(e)

in Newfoundland and Labrador, Government of Newfoundland and Labrador, Financial Services Regulation Division, P.O. Box 8700, Confederation Building, 2nd Floor, West Block, Prince Philip Drive, St. John’s, Newfoundland and Labrador, A1B 4J6, Attention: Director of Securities, Telephone: (709) 729-4189,

(f)

in the Northwest Territories, the Government of the Northwest Territories, Office of the Superintendent of Securities, P.O. Box 1320, Yellowknife, Northwest Territories X1A 2L9, Attention: Deputy Superintendent, Legal & Enforcement, Telephone: (867) 920-8984;

(g)	in Nova Scotia, the Nova Scotia Securities Commission, Suite 400, 5251 Duke Street, Duke Tower, P.O. Box 458, Halifax, Nova Scotia B3J 2P8, Telephone: (902) 424-7768;

(h)	in Nunavut, Government of Nunavut, Department of Justice, Legal Registries Division, P.O. Box 1000, Station 570, 1st Floor, Brown Building, Iqaluit, Nunavut X0A 0H0, Telephone: (867) 975-6590;

(i)

in Ontario, the Inquiries Officer at the Ontario Securities Commission, 20 Queen Street West, 22nd Floor, Toronto, Ontario M5H 3S8, Telephone: (416) 593-8314, toll free in Canada: 1-877-785-1555, Email: exemptmarketfilings@osc.gov.on.ca;

(j)	in Prince Edward Island, the Prince Edward Island Securities Office, 95 Rochford Street, 4th Floor Shaw Building, P.O. Box 2000, Charlottetown, Prince Edward Island C1A 7N8, Telephone: (902) 368-4569;

(k)

in Québec, the Autorité des marchés financiers, 800, Square Victoria, 22e étage, C.P. 246, Tour de la Bourse, Montréal, Québec H4Z 1G3, Telephone: (514) 395-0337 or 1-877-525-0337, Email: financementdessocietes@lautorite.qc.ca (For corporate finance issuers), fonds_dinvestissement@lautorite.qc.ca (For investment fund issuers);

(l)	in Saskatchewan, the Financial and Consumer Affairs Authority of Saskatchewan, Suite 601—1919 Saskatchewan Drive, Regina, Saskatchewan S4P 4H2, Telephone: (306) 787-5879; and

(m)	in Yukon, Government of Yukon, Department of Community Services, Law Centre, 3rd Floor, 2130 Second Avenue, Whitehorse, Yukon Y1A 5H6, Telephone: (867) 667-5314.

11.

We hereby represent, warrant, covenant and certify that we are, or any party on whose behalf we are acting is, an “accredited investor” as defined in NI 45-106 or section 73.3(1) of the Securities Act (Ontario) by virtue of satisfying the indicated criterion below:

Please check the category that applies:

☐		a Canadian financial institution or a Schedule III bank of the Bank Act (Canada),

☐		the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada),

☐		a subsidiary of any person or company referred to in paragraphs (a) or (b) if the person or company owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary,

☐		a person or company registered under the securities legislation of a province or territory of Canada as an adviser or dealer, except as otherwise prescribed by the regulations,

[omitted]

	(e.1)	[omitted]

☐		the Government of Canada, the government of a province or territory of Canada, or any Crown corporation, agency or wholly owned entity of the Government of Canada or of the government of a province or territory of Canada,

☐		a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’île de Montréal or an intermunicipal management board in Québec,

☐		any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government,

☐	(i)	a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions (Canada) or a pension commission or similar regulatory authority of a province or territory of Canada,

[omitted]

☐	(j.1)	an individual who beneficially owns financial assets having an aggregate realizable value that before taxes, but net of any related liabilities, exceeds CAD$5,000,000,

[omitted]

[omitted]

☐		a person, other than an individual or investment fund, that has net assets of at least $5,000,000 as shown on its most recently prepared financial statements,

☐		an investment fund that distributes or has distributed its securities only to a person that is or was an accredited investor at the time of the distribution,

a person that acquires or acquired securities in the circumstances referred to in sections 2.10 of NI 45-106 [Minimum amount investment], or 2.19 of NI 45-106 [Additional investment in investment funds], or a person described in paragraph (i) or (ii) that acquires or acquired securities under section 2.18 of NI 45-106 [Investment fund reinvestment],

☐		an investment fund that distributes or has distributed securities under a prospectus in a jurisdiction of Canada for which the regulator or, in Québec, the securities regulatory authority, has issued a receipt,

☐		a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a fully managed account managed by the trust company or trust corporation, as the case may be,

☐		a person acting on behalf of a fully managed account managed by that person, if that person is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction,

☐		a registered charity under the Income Tax Act (Canada) that, in regard to the trade, has obtained advice from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity to give advice on the securities being traded,

☐		an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) through (d) or paragraph (i) in form and function,

☐		a person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons that are accredited investors,

☐	an investment fund that is advised by a person registered as an adviser or a person that is exempt from registration as an adviser,

☐	a person that is recognized or designated by the Commission as an accredited investor,

☐	a trust established by an accredited investor for the benefit of the accredited investor’s family members of which a majority of the trustees are accredited investors and all of the beneficiaries are the accredited investor’s spouse, a former spouse of the accredited investor or a parent, grandparent, brother, sister, child or grandchild of that accredited investor, of that accredited investor’s spouse or of that accredited investor’s former spouse.

12.	We hereby represent, warrant, covenant and certify that we are, or any party on whose behalf we are acting is, a “permitted client” by virtue of the criterion indicated below,

Please check the category that applies:

☐	(a)	a Canadian financial institution or a Schedule III bank;

☐	(b)	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada);

☐	(c)	a subsidiary of any person or company referred to in paragraph (a) or (b), if the person or company owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of the subsidiary;

☐	(d)	a person or company registered under the securities legislation of a jurisdiction of Canada as an adviser, investment dealer, mutual fund dealer or exempt market dealer;

☐	(e)	a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions or a pension commission or similar regulatory authority of a jurisdiction of Canada or a wholly-owned subsidiary of such a pension fund;

☐	(f)	an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) through (e);

☐	(g)	the Government of Canada or a jurisdiction of Canada, or any Crown corporation, agency or wholly-owned entity of the Government of Canada or a jurisdiction of Canada;

☐	(h)	any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government;

☐	(i)	a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’île de Montréal or an intermunicipal management board in Quebec;

☐	(j)	a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a managed account managed by the trust company or trust corporation, as the case may be;

☐	(k)	a person or company acting on behalf of a managed account managed by person or company, if the person or company is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction;

☐	(l)

an investment fund if one or both of the following apply:

(i) the fund is managed by a person or company registered as an investment fund manager under the securities legislation of a jurisdiction of Canada;

(ii) the fund is advised by a person or company authorized to act as an adviser under the securities legislation of a jurisdiction of Canada;

☐	(m)	in respect of a dealer, a registered charity under the Income Tax Act (Canada) that obtains advice on the securities to be traded from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity;

☐	(n)	in respect of an adviser, a registered charity under the Income Tax Act (Canada) that is advised by an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity;

☐	(o)	a registered charity under the Income Tax Act (Canada) that obtains advice on the securities to be traded from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity;

☐	(p)	an individual who beneficially owns financial assets having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds $5 million;

☐	(q)	a person or company that is entirely owned by an individual or individuals referred to in paragraph (o), who holds the beneficial ownership interest in the person or company directly or through a trust, the trustee of which is a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction;

☐	(r)	a person or company, other than an individual or an investment fund, that has net assets of at least C$25,000,000 as shown on its most recently prepared financial statements; or

☐	(s)	a person or company that distributes securities of its own issue in Canada only to persons or companies referred to in paragraphs (a) through (r).

ANNEX F

FORM OF AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [            ], 2021, is made and entered into by and among Rigetti Computing, Inc., a Delaware corporation (the “Company”) (formerly known as Supernova Partners Acquisition Company II, Ltd., a Cayman Islands exempted company), Supernova Partners II LLC, a Cayman Islands limited liability company (the “Sponsor”), the Individual Holders (as defined below), certain former stockholders of Rigetti Holdings, Inc., a Delaware corporation (“Rigetti”), identified on the signature pages hereto, (such stockholders, the “Rigetti Holders” and, collectively with the Sponsor, the Individual Holders, the Rigetti Holders, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company, the Sponsor and certain individuals (the “Individual Holders”) are party to that certain Registration Rights Agreement, dated as of March 1, 2021 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of [October 6], 2021 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Supernova Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company, Supernova Romeo Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquiror and Rigetti;

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Rigetti Holders received shares of Domesticated Acquiror Common Stock, par value $0.0001 per share (the “Common Stock”), of the Company;

WHEREAS, on the date hereof, certain other investors (such other investors, collectively, the “Third Party Investor Stockholders”) purchased an aggregate of [•] shares of Common Stock (the “Investor Shares”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreement, each dated as of [October 6], 2021, entered into by and between the Company and each of the Third Party Investor Stockholders (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);

WHEREAS, pursuant to Section 5.8 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is the Holder of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) as of the date hereof; and

WHEREAS, the Company, the Sponsor and the Individual Holders desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.10.

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“Additional Holder Common Stock” shall have the meaning given in Section 5.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Charter” shall mean the certificate of incorporation of the Company, as it may be amended from time to time.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Individual Holders” shall have the meaning given in the Recitals hereto.

“Investor Shares” shall have the meaning given in the Recitals hereto.

“Joinder” shall have the meaning given in Section 5.10.

“Lock-up Period” shall mean (a) with respect to the Sponsor, the Individual Holders and their respective Permitted Transferees, the Lock-up Periods as defined in that certain Sponsor Support Agreement, dated as of

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October 6, 2021, by and among the Company, Rigetti, the Sponsor and the other parties thereto (the “Sponsor Support Agreement”) and (b) with respect to the Rigetti Holders and their respective Permitted Transferees, the Lock-up Period as defined in the Bylaws of the Company.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Rigetti” shall have the meaning given in the Preamble hereto.

“Rigetti Holders” shall have the meaning given in the Preamble hereto.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” shall mean, (a) with respect to the Sponsor and its respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 2.1(b) of the Sponsor Support Agreement and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is not prohibited from transferring such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; (b) with respect to the Rigetti Holders and their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 42 of the Bylaws of the Company and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is not prohibited from transferring such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; (c) with respect to the Individual Holders and their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 2.1(b) of the Sponsor Support Agreement, as applicable, and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is not prohibited from transferring such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; and (d) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is not prohibited from such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

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“Registrable Security” shall mean (a) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement); (b) any Additional Holder Common Stock; and (c) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a) or (b) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred (other than to Permitted Transferees), (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) fees and disbursements of counsel for the Company;

(E) fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration including the expenses of any special audits and/or “cold comfort” letters required by or incident to such performance and compliance;

(F) reasonable and documented fees and disbursements of counsel (including local and special counsel, to the extent necessary) incurred in connection with any registration statement or registered offering (including any Registration) covering Registrable Securities; and

(G) in an Underwritten Offering or Other Coordinated Offering, reasonable and documented fees and expenses not to exceed $50,000 in the aggregate for each Registration of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement,

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amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof

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if the Commission notifies the Company that it will “review” the Registration Statement and (b) the fifth (5th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to (i) convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf or (ii) file a Form S-3 Shelf, as the case may be, in each case, as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Sponsor or a Rigetti Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor and the Rigetti Holders.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor or a Rigetti Holder (any of the Sponsor or a Rigetti Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an

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“Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with an anticipated gross aggregate offering price of at least $10 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor may demand not more than one (1) Underwritten Shelf Takedown and the Rigetti Holders may demand not more than two (2) Underwritten Shelf Takedowns, in each case, pursuant to this Section 2.1.4 in any twelve (12) month period (such rights, in each such case, a “Demand”). Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the Underwriter in an Underwritten Shelf Takedown advises the Demanding Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Demanding Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting (such maximum number of such securities, the “Maximum Number of Securities”) shall be allocated among all participating Holders thereof, including the Demanding Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor or the Rigetti Holders, as applicable, may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Rigetti Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor or the Rigetti Holders, as applicable, elect to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor or such Rigetti Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.

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2.2.1 Piggyback Rights. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for holders of capital stock other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than (i) a registration relating solely to the sale of securities to participants in a Company stock or other benefit plan, (ii) a transaction covered by Rule 145 under the Securities Act, (iii) a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, (iv) for a dividend reinvestment plan or (v) any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Piggyback Registration. If the total amount of securities, including Registrable Securities, requested by holders of Registrable Securities to be included in such offering exceeds the amount of securities sold other than by the Company that the Underwriters determine in their reasonable discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their reasonable discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling security holders according to the total amount of securities entitled to be included therein owned by each selling security holder or in such other proportions as shall mutually be agreed to by such selling security holders. For purposes of the preceding parenthetical concerning apportionment, for any selling security holder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and holders of capital stock of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling security holder,” and any pro-rata reduction with respect to such “selling security holder” shall be based upon the aggregate number of Registrable Securities owned by all entities and individuals included in such “selling security holder,” as defined in this sentence.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities

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pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is an executive officer, director or Holder in excess of five percent (5%) of the outstanding Common Stock (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the forty-five (45)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent; provided, however, with respect to the first Underwritten Offering following the Closing, if the managing Underwriters, in their reasonable discretion, advise the Company in writing that a lock-up restriction of a period of forty-five (45) or fewer days would have a material adverse impact on such Underwritten Offering, then such lock-up restrictions shall be for the number of days such managing Underwriters so advise, not to exceed a period of ninety (90) days from the date of the pricing of any such Underwritten Offering. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, with an anticipated aggregate offering price of, either (x) at least $50 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

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2.4.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 A Holder may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, securityholders or partners), and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities, in each case, in accordance with Section 2.1.1;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate

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the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing

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the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, as applicable;

3.1.13 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or broker, sales agent or placement agent if such Underwriter or broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities

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until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (c) in the good faith judgment of the Board, be seriously detrimental to the Company and its holders of capital stock and it is therefore essential to defer such filing, initial effectiveness or continued use at such time, the Company shall have the right, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 (a) During the period starting with the date ninety (90) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of Underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4 for not more than ninety (90) consecutive calendar days or more than one hundred twenty (120) total calendar days in each case during any twelve (12)-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

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ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, managers, directors, affiliates, and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) caused by, resulting from, arising out of or based upon any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus or preliminary Prospectus in the light of the circumstances under which they were made, not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by or on behalf of such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement, Prospectus or preliminary Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its officers, managers, directors, affiliates and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus or preliminary Prospectus in the light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any

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indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

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ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Rigetti Computing, Inc., 775 Heinz Avenue, Berkeley, CA 94710, Attention: General Counsel, Email: rick@rigetti.com, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided, that, with respect to the Rigetti Holders and the Sponsor, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (w) each of the Rigetti Holders shall be permitted to transfer its rights hereunder as such Rigetti Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Rigetti Holder (it being understood that no such transfer shall reduce any rights of such Rigetti Holder or such transferees) and (x) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more Permitted Transferees of the Sponsor (it being understood that no such transfer shall reduce any rights of the Sponsor or such transferees.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this

F-16

Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5 TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Holder so long as such Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7 Other Registration Rights. Other than (i) the Third Party Investor Stockholders who have registration rights with respect to their Investor Shares pursuant to their respective Subscription Agreements and (ii) as provided in the Warrant Agreement, dated as of March 1, 2021, between the Company and American Stock Transfer & Trust Company, LLC, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as any Rigetti Holder and such Holder’s affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) under the Securities Act pursuant to which such grantee would have more favorable Demands or treatment with respect to pro rata reduction than those granted to the Rigetti Holders hereunder without the prior written consent of such Rigetti Holder.

5.8 Term. This Agreement shall terminate on the earlier of (a) the fifth anniversary of the date of this Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

F-17

5.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of each of the Holders of a majority of the total Registrable Securities (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.11 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.12 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

F-18

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

Rigetti Computing, Inc. a Delaware corporation

By:
Name: [•]
Title: [•]

HOLDERS:

Supernova Partners II LLC a Cayman Islands limited liability company

By:
Name: Michael Clifton
Title: Chief Financial Officer

By:
Name: [•]
Title: [•]

[•]

By:
Name: [•]
Title: [•]

[•]

By:
Name: [•]
Title: [•]

[Signature Page to Amended and Restated Registration Rights Agreement]

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [                ] (as the same may hereafter be amended, the “Registration Rights Agreement”), among Rigetti Computing, Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [ ].

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of

____________, 20__

[________]

By:
Name:
Its:

Annex G

PROXY

SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD.

4301 50th Street, N.W

Suite 300, PMB 1044

Washington, D.C. 20016

Tel. (202) 918-7050

EXTRAORDINARY GENERAL MEETING

YOUR VOTE IS IMPORTANT

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE EXTRAORDINARY GENERAL MEETING TO BE HELD ON

[●], 2022

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement/Consent Solicitation/Prospectus in connection with the extraordinary general meeting to be held at [ ● ] on [●], 2022 in virtual format, and hereby appoints Robert D. Reid and Michael S. Clifton, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all ordinary shares, of Supernova Partners Acquisition Company II, Ltd. (“Supernova”) registered in the name provided, which the undersigned is entitled to vote at the extraordinary general meeting, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in this Proxy Statement/Prospectus.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 (THE BUSINESS COMBINATION PROPOSAL) BELOW, “FOR” PROPOSAL 2 (THE DOMESTICATION PROPOSAL) BELOW, “FOR” PROPOSAL 3 (THE PROPOSED CHARTER AND BYLAWS PROPOSAL) BELOW, “FOR” EACH OF PROPOSALS 4A THROUGH 4D (THE ADVISORY GOVERNING DOCUMENTS PROPOSALS) BELOW, “FOR” PROPOSAL 5 (THE STOCK EXCHANGE PROPOSAL) BELOW, “FOR” THE ELECTION OF ALL OF THE DIRECTORS IN PROPOSAL 6 BELOW, “FOR” PROPOSAL 7 (THE EQUITY INCENTIVE PLAN PROPOSAL) BELOW, “FOR” PROPOSAL 8 (THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL) BELOW AND “FOR” PROPOSAL 9 (THE ADJOURNMENT PROPOSAL) BELOW.

THE SUPERNOVA BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 (THE BUSINESS COMBINATION PROPOSAL) BELOW, “FOR” PROPOSAL 2 (THE DOMESTICATION PROPOSAL) BELOW, “FOR” PROPOSAL 3 (THE PROPOSED CHARTER AND BYLAWS PROPOSAL) BELOW, “FOR” EACH OF PROPOSALS 4A THROUGH 4D (THE ADVISORY GOVERNING DOCUMENTS PROPOSALS) BELOW, “FOR” PROPOSAL 5 (THE STOCK EXCHANGE PROPOSAL) BELOW, “FOR” THE ELECTION OF ALL OF THE DIRECTORS IN PROPOSAL 6 BELOW, “FOR” PROPOSAL 7 (THE EQUITY INCENTIVE PLAN PROPOSAL) BELOW, “FOR” PROPOSAL 8 (THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL) BELOW AND “FOR” PROPOSAL 9 (THE ADJOURNMENT PROPOSAL) BELOW.

THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL, THE DOMESTICATION PROPOSAL, THE PROPOSED CHARTER AND BYLAWS PROPOSAL, THE STOCK EXCHANGE PROPOSAL, THE DIRECTOR ELECTION PROPOSAL, THE EQUITY INCENTIVE PLAN PROPOSAL AND THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL IS A CONDITION TO THE CONSUMMATION OF THE BUSINESS COMBINATION.

PLEASE RETURN THIS PROXY AS SOON AS POSSIBLE.

PROXY

1.	To approve and adopt Supernova’s entry into the Merger Agreement, dated as of October 6, 2021, by and among Supernova, Supernova Merger Sub, Inc., Supernova Romeo Merger Sub, LLC and Rigetti Holdings, Inc.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

2.	To approve that Supernova be de-registered in the Cayman Islands and continued and domesticated as a corporation under the laws of the State of Delaware, and that the name Supernova be changed from “Supernova Partners Acquisition Company II, Ltd.” to “Rigetti Computing, Inc.”	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

3.	To approve that the amended and restated memorandum and articles of association of Supernova currently in effect be amended and restated by the deletion in their entirety and substitution in their place with the with the certificate of incorporation and bylaws of Supernova which be approved as the certificate of incorporation and bylaws of Rigetti Computing, Inc., effective upon the effectiveness of the Domestication.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

4.	To approve the following four (4) separate advisory governing documents proposals:

4a.	to authorize the change in the authorized share capital of Supernova from (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to 1,000,000,000 shares of New Rigetti Common Stock and 10,000,000 shares of New Rigetti Preferred Stock.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

4b.	to authorize the New Rigetti Board to issue any or all shares of New Rigetti Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Rigetti Board and as may be permitted by the DGCL.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

4c.	to authorize the removal of the ability of New Rigetti stockholders to take action by written consent in lieu of a meeting unless such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the directors then in office.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

4d.	to approve to amend and restate the Existing Governing Documents and authorize all other changes necessary or, as mutually agreed in good faith by Supernova and Rigetti, desirable in connection with the replacement of Existing Governing Documents with the Proposed Governing Documents as part of the Domestication.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

5.	To approve the issuance of shares of New Rigetti Common Stock for purposes of complying with the applicable provisions of Rule 312. 03 of the New York Stock Exchange Listed Company Manual.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

6.	To approve the election of each of the following directors to serve staggered terms, who, upon consummation of the Business Combination, will be the directors of New Rigetti.

	Chad Rigetti	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

	Alissa Fitzgerald	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

	Gen. Peter Pace	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

	Ray Johnson	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

	David Cowan	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

	Cathy McCarthy	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

	Michael Clifton	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

	H. Gail Sandford	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

7.	To approve and adopt the New Rigetti 2022 Equity Incentive Plan.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

8.	To approve and adopt the New Rigetti Employee Stock Purchase Plan.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

9.	To approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

[ ] MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT

PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY. ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED.

Dated: , 2022
Shareholder’s Signature
Shareholder’s Signature

Signature should agree with name printed hereon. If shares are held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

ANNEX H

RIGETTI COMPUTING, INC.

2022 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: [DATE]

APPROVED BY THE STOCKHOLDERS: [DATE]

H-i

1.    GENERAL.

(a)    Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

(b)    Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.

(c)    Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2.    SHARES SUBJECT TO THE PLAN.

(a)    Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed [●] shares of Common Stock.1 In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 20[23] and ending on (and including) January 1, 20[32], in an amount equal to [5]2% of the total number of shares of the Company’s Capital Stock outstanding on a fully diluted basis on December 31 of the preceding year; provided, however that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

(b)    Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is [●] shares.3

(c)    Share Reserve Operation.

(i)    Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(ii)    Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued; (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock); (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.

[1]	NTD: To equal 12% of the Surviving Company’s fully-diluted outstanding stock immediately after Closing.
[2]	NTD: To equal 5% of the total number of shares of New Rigetti’s capital stock outstanding on a fully diluted basis.
[3]	NTD: To equal 3x the Share Reserve.

(iii)    Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

3.    ELIGIBILITY AND LIMITATIONS.

(a)    Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.

(b)    Specific Award Limitations.

(i)    Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii)    Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(iii)    Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (i) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (ii) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv)    Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company (as such term is defined in Rule 405) unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A because the Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Awards otherwise comply with the distribution requirements of Section 409A.

(c)    Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).

(d)    Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any period commencing on the date of the Company’s Annual Meeting of Stockholders for a particular year and ending on the day immediately prior to the date of the Company’s Annual Meeting of Stockholders for the next subsequent year (the “Annual Period”), including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i) $[●] in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such Annual Period, $[●] in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 3(d) shall apply commencing with the Annual Period that begins on the Company’s first Annual Meeting of Stockholders following the Effective Date.

4.    OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated, or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a)    Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b)    Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c)    Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:

(i)    by cash or check, bank draft or money order payable to the Company;

(ii)    pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii)    by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv)    if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

(v)    in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

(d)    Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.

(e)    Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:

(i)    Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

(ii)    Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f)    Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g)    Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.

(h)    Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i)    three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

(ii)    12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii)    18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv)    18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

(i)    Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

(j)    Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(k)    Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5.    AWARDS OTHER THAN OPTIONS AND STOCK APPRECIATION RIGHTS.

(a)    Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award

Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i)    Form of Award.

(1)    RSAs: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2)    RSUs: A RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of a RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

(ii)    Consideration.

(1)    RSA: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration (including future services) as the Board may determine and permissible under Applicable Law.

(2)    RSU: Unless otherwise determined by the Board at the time of grant, a RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.

(iii)    Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv)    Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (i) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and (ii) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

(v)    Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement).

(vi)    Settlement of RSU Awards. A RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

(b)    Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.

(c)    Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

6.    ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a)    Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a); (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(a); and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

(b)    Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)    Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.

(i)    Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(ii)    Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement or unless otherwise provided by the Board, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction in which the Awards are not assumed in accordance with Section 6(c)(i). With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required by Section 409A of the Code.

(iii)    Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv)    Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

(d)    Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e)    No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.    ADMINISTRATION.

(a)    Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.

(b)    Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)    To determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.

(ii)    To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

(iii)    To settle all controversies regarding the Plan and Awards granted under it.

(iv)    To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

(v)    To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.

(vi)    To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii)    To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii)    To submit any amendment to the Plan for stockholder approval.

(ix)    To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(x)    Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi)    To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).

(xii)    To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(c)    Delegation to Committee.

(i)    General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)    Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

(d)    Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(e)    Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

8.    TAX WITHHOLDING

(a)    Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.

(b)    Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; or (vi) by such other method as may be set forth in the Award Agreement.

(c)    No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.

(d)    Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

9.    MISCELLANEOUS.

(a)    Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

(b)    Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(c)    Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(d)    Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.

(e)    No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(f)    Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-

time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(g)    Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(h)    Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(i)    Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(j)    Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(k)    Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock Awards and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l)    Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m)    Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals by will be made in accordance with the requirements of Section 409A.

(n)    Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(o)    CHOICE OF LAW. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

10.    COVENANTS OF THE COMPANY.

(a)    Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11.    ADDITIONAL RULES FOR AWARDS SUBJECT TO SECTION 409A.

(a)    Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.

(b)    Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.

(i)    If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.

(ii)    If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iii)    If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

(c)    Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.

(i)    Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:

(1)    If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.

(2)    If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(ii)    Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.

(1)    In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.

(2)    If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

(3)    The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.

(d)    Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors. The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.

(i)    If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.

(ii)    If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.

(e)    If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:

(i)    Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

(ii)    The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(iii)    To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation from Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a Separation from Service such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iv)    The provisions in this subsection (e) for delivery of the shares in respect of the settlement of a RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

12.    SEVERABILITY.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13.    TERMINATION OF THE PLAN.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14.     DEFINITIONS.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a)    “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

(b)    “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

(c)    “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(d)    “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

(e)    “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a RSU Award, a SAR, a Performance Award or any Other Award).

(f)    “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.

(g)    “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.

(h)    “Business Combination Agreement” means that certain Agreement and Plan of Merger, dated as of October 6, 2021, by and among Rigettin Holdings, Inc., a Delaware corporation, Supernova Partners Acquisition Company II, Ltd., a Cayman Islands exempted company and Supernova Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror and Supernova Romeo Merger Sub, LLC, a direct, wholly owned subsidiary of Acquiror.

(i)     “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(j)    “Capital Stock” means each and every class of common stock of the Company, regardless of the number of votes per share.

(k)     “Cause” has the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (ii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iii) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (iv) such Participant’s gross or willful misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to

Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(l)    “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events; provided, however, to the extent necessary to avoid adverse personal income tax consequences to the Participant in connection with an Award, also constitutes a Section 409A Change in Control:

(i)    any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)    there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)    there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv)    individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(m)    “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(n)    “Committee” means the Compensation Committee and any other committee of Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(o)     “Common Stock” means [the common stock]4 of the Company [after the filing of the Company’s Amended and Restated Certificate of Incorporation in connection with the consummation of the transactions contemplated by the Business Combination Agreement.]

(p)    “Company” means Rigetti & Co, Inc., a Delaware corporation.

(q)    “Compensation Committee” means the Compensation Committee of the Board.

(r)    “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(s)    “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(t)    “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

[4]	NTD: To be updated to reflect applicable class of stock.

(ii)    a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii)    a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)    a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clauses (i), (ii), (iii) or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(u)     “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

(v)    “Director” means a member of the Board.

(w)    “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(x)    “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Business Combination Agreement, provided that this Plan is approved by the Company’s stockholders prior to such date.

(y)    “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(z)    “Employer” means the Company or the Affiliate of the Company that employs the Participant.

(aa)    “Entity” means a corporation, partnership, limited liability company or other entity.

(bb)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(cc)    “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the

Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(dd)    “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii)    If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii)    In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(ee)    “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

(ff)    “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(gg)    “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(hh)    “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option that may be exercised; (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.

(ii)    “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(jj)    “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company, (ii) the terms of any Non-Exempt Severance Agreement.

(kk)    “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.

(ll)    “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.

(mm)    “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

(nn)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(oo)    “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(pp)    “Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.

(qq)    “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(rr)    “Other Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 5(c).

(ss)    “Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(tt)    “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(uu)    “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(vv)    “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.

(ww)    “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.

(xx)     “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Award.

(yy)    “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(zz)    “Plan” means this Rigetti & Co, Inc. 2022 Equity Incentive Plan, as amended from time to time.

(aaa)    “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.

(bbb)    “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(ccc)    “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(ddd)    “Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(eee)    “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(fff)    “RSU Award Agreement” means a written or electronic agreement between the Company and a holder of a RSU Award evidencing the terms and conditions of a RSU Award grant. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.

(ggg)    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(hhh)    “Rule 405” means Rule 405 promulgated under the Securities Act.

(iii)    “SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.

(jjj)     “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(kkk)    “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(lll)    “Securities Act” means the Securities Act of 1933, as amended.

(mmm)    “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).

(nnn)    “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.

(ooo)     “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(ppp)    “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(qqq)    “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

(rrr)    “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.

(sss)    “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

ANNEX I

RIGETTI COMPUTING, INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: [DATE]

APPROVED BY THE STOCKHOLDERS: [DATE]

1.    GENERAL; PURPOSE.

(a)    The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.

(b)    The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

(c)    The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2.    ADMINISTRATION.

(a)    The Board or the Committee will administer the Plan. References herein to the Board shall be deemed to refer to the Committee except where context dictates otherwise.

(b)     The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)    To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii)    To designate from time to time (A) which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations, and (C) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iii)    To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv)    To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v)    To suspend or terminate the Plan at any time as provided in Section 12.

(vi)    To amend the Plan at any time as provided in Section 12.

(vii)    Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.

(viii)    To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Corporation, do not have to comply with the requirements of Section 423 of the Code.

(c)    The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references to the Board in this Plan and in any applicable Offering Document will thereafter be to the Committee or subcommittee, as applicable, except where context dictates otherwise), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d)    All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.    SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

(a)    Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed [●] shares of Common Stock1, plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of ten years, commencing on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to the lesser of (i) 1% of the total number of shares of Capital Stock outstanding on a fully diluted basis on December 31st of the preceding calendar year, and (ii) [●]2 shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.

[1]	NTD: To be a number that represents approximately 2% of the New Rigetti outstanding capital stock on a fully-diluted basis immediately after the closing of the Business Combination.
[2]	NTD: To equal the initial share reserve.

(b)    If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c)    The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.    GRANT OF PURCHASE RIGHTS; OFFERING.

(a)    The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b)    If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c)    The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5.    ELIGIBILITY.

(a)    Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company or the Related Corporation or an Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may (unless prohibited by Applicable Law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.

(b)    The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i)    the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii)    the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii)    the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c)    No Employee will be eligible for the grant of any Purchase Rights under the 423 Component, if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d)    As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds 25,000 USD of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e)    Officers of the Company and any designated Related Corporation, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

(f)    Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.

6.    PURCHASE RIGHTS; PURCHASE PRICE.

(a)    On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board, but in either case not exceeding 15% of such Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b)    The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c)    In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

(d)    The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be specified by Board prior to the commencement of an Offering and will not be less than the lesser of:

(i)    an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii)    an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7.    PARTICIPATION; WITHDRAWAL; TERMINATION.

(a)    An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified for the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering and to extent permitted by Section 423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.

(b)    During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c)    Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.

(d)    Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a

Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.

(e)    During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(f)    Unless otherwise specified in the Offering or required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8.    EXERCISE OF PURCHASE RIGHTS.

(a)    On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b)    Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock and such remaining amount is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be held in such Participant’s account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from or is not eligible to participate in such next Offering, in which case such amount will be distributed to such Participant after the final Purchase Date without interest (unless the payment of interest is otherwise required by Applicable Law). If the amount of Contributions remaining in a Participant’s account after the purchase of shares of Common Stock is at least equal to the amount required to purchase one (1) whole share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless the payment of interest is otherwise required by Applicable Law).

(c)    No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).

9.    COVENANTS OF THE COMPANY.

The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant

Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

10.    DESIGNATION OF BENEFICIARY.

(a)    The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b)        If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.    ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.

(a)    In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b)    In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

12.    AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.

(a)    The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.

(b)    The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(c)    Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws.

Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13.    TAX QUALIFICATION; TAX WITHHOLDING.

(a)    Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

(b)    Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

(c)    The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

14.    EFFECTIVE DATE OF PLAN.

The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

15.    MISCELLANEOUS PROVISIONS.

(a)    Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

(b)    A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c)    The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.

(d)    The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

(e)    If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

(f)    If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.

16.    DEFINITIONS.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a)    “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(b)    “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c)    “Applicable Law” means shall mean the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market, the New York Stock Exchange or the Financial Industry Regulatory Authority).

(d)     “Board” means the Board of Directors of the Company.

(e)    “Business Combination Agreement” means that certain Agreement and Plan of Merger, dated as of October 6, 2021, by and among the Rigetti Holdings, Inc., a Delaware corporation, Supernova Partners Acquisition Company II, Ltd., a Cayman Islands exempted company, Supernova Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror, Supernova Romeo Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Acquiror.

(f)     “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(g)    “Capital Stock” means each and every class of common stock of the Company, regardless of the number of votes per share.

(h)     “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(i)    “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(j)    “Common Stock” means the the common stock of the Company.

(k)    “Company” means Rigetti & Co, Inc., a Delaware corporation.

(l)    “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions and, with respect to the 423 Component, to the extent permitted by Section 423 of the Code..

(m)    “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

(ii)    a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii)    a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)    a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(n)    “Designated 423 Corporation” means any Related Corporation selected by the Board to participate in the 423 Component.

(o)    “Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.

(p)    “Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board to participate in the Non-423 Component.

(q)     “Director” means a member of the Board.

(r)    “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Business Combination Agreement, provided that this Plan is approved by the Company’s stockholders prior to such date.

(s)    “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation, or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(t)     “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(u)    “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation, or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(v)     “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(w)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(x)    “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii)    In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Section 409A of the Code

(y)    “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the NASDAQ Stock Market, the New York Stock Exchange and the Financial Industry Regulatory Authority).

(z)    “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(aa)    “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(bb)    “Offering Date” means a date selected by the Board for an Offering to commence.

(cc)    “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(dd)    “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(ee)    “Plan” means this Rigetti & Co, Inc. 2022 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.

(ff)    “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(gg)    “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(hh)    “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(ii)    “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(jj)    “Securities Act” means the Securities Act of 1933, as amended.

(kk)    “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.

(ll)     “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.